As filed with the Securities and Exchange Commission on February 1, 2011

Registration No. 333-171378

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

VERIGY LTD.

(Exact name of Registrant as specified in its charter)

Singapore	3825	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

And

PRE-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

VERIGY HOLDING CO. LTD.

(Exact name of Registrant as specified in its charter)

Singapore	3825	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 1 Yishun Ave 7,

Singapore 768923

+65 6755-2033

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Margo Smith, Esq.

Vice President & General Counsel

Verigy Ltd.

c/o Verigy US Inc.

10100 North Tantau Avenue

Cupertino, California 95014

(408) 864-2900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Aaron Alter, Esq. Anthony Jeffries, Esq. Michael S. Ringler, Esq. WILSON SONSINI GOODRICH & ROSATI PROFESSIONAL CORPORATION 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Jorge Titinger President and Chief Executive Officer VERIGY LTD. c/o Verigy US Inc. 10100 North Tantau Avenue Cupertino, California 95014 (408) 864-2900	David Tacelli, Chief Executive Officer and President LTX-CREDENCE CORPORATION 1355 California Circle Milpitas, California 95035 (408) 635-4300	Hal J. Leibowitz, Esq. Jeffrey Hermanson, Esq. WILMER CUTLER PICKERING HALE AND DORR LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000

Approximate date of commencement of proposed sale to the public: Upon completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Offering Price	Amount of Registration Fee
Ordinary Shares of Verigy Ltd.	49,068,850(1)	N/A	$373,413,949(2)	$26,624.41(3)
Ordinary Shares of Verigy Holding Co. Ltd.	49,068,850(1)	N/A	$373,413,949(2)	$26,624.41(3)

(1)	Based upon the estimated maximum number of ordinary shares of Verigy Ltd. or Verigy Holding Co. Ltd., as applicable, issuable in connection with the merger described herein, including (i) ordinary shares issuable in exchange for outstanding shares of LTX-Credence Corporation common stock and (ii) ordinary shares issuable upon the exercise of options and other equity-based awards with respect to LTX-Credence Corporation common stock that will be converted into options and other equity-based awards with respect to Verigy Ltd. or Verigy Holding Co. Ltd. ordinary shares.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price of the ordinary shares was calculated based on the market value of shares of LTX-Credence Corporation common stock (the securities being cancelled in the merger) as follows: the product of (x) $7.61, the average of the high and low sales prices of LTX-Credence common stock, as quoted on the NASDAQ Global Market, on December 21, 2010, multiplied by (y) 49,068,850, the estimated maximum number of shares of LTX-Credence common stock that may be exchanged for ordinary shares of Verigy Ltd. or Verigy Holding Co. Ltd., as applicable, in the merger.
(3)	This fee has been previously paid.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is subject to completion or amendment. No securities may be sold until a registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.

SUBJECT TO COMPLETION, DATED FEBRUARY    , 2011

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The boards of directors of each of Verigy Ltd. and LTX-Credence Corporation have approved a merger between Verigy and LTX-Credence. On November 17, 2010, the two companies entered into a merger agreement providing that if the merger is completed, LTX-Credence shareholders would receive 0.960 ordinary shares of either Verigy or of Holdco (if the reorganization being proposed by Verigy in connection with the merger is completed), as applicable, for each share of LTX-Credence common stock they own.

Verigy ordinary shares trade on the NASDAQ Global Select Market under the symbol “VRGY.” If the reorganization is approved, the shares of Holdco will also be registered on the NASDAQ Global Select Market, under the same symbol. As of January 31, 2011, the last trading day before the date of this joint proxy statement/prospectus, the last reported sales price of an ordinary share of Verigy at the end of regular trading hours, as reported on the NASDAQ Global Select Market, was $13.34.

Verigy and LTX-Credence cannot complete the merger unless Verigy shareholders approve the issuance of ordinary shares of Verigy in the merger and LTX-Credence shareholders approve the merger agreement. Verigy’s shareholders will also be voting on several other items of business. The obligations of Verigy and LTX-Credence to complete the merger are also subject to the satisfaction or waiver of a number of conditions to the merger. More information about Verigy, LTX-Credence, the merger and the other Verigy proposals is contained in this joint proxy statement/prospectus. We encourage you to read carefully this joint proxy statement/prospectus before voting, including the section entitled “Risk Factors” beginning on page 17.

The proposals described in this joint proxy statement/prospectus are being presented to the respective shareholders of each company at their meetings. The dates, times and places of the meetings are as follows:

For Verigy shareholders:	For LTX-Credence shareholders:

2011 Annual General Meeting	Special Meeting of Shareholders
—, 2011, — local time	—, 2011, — local time

Court Meeting	825 University Avenue
—, 2011, — local time	Norwood, Massachusetts 02062

10100 North Tantau Avenue
Cupertino, California 95014-2540

The LTX-Credence board of directors recommends that LTX-Credence shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting.

The Verigy board of directors recommends that Verigy shareholders vote “FOR” the proposal to approve the issuance of ordinary shares of Verigy in the merger and “FOR” the other matters of ordinary and special business to be voted on at Verigy’s shareholder meetings. Verigy has received an unsolicited, written proposal to acquire Verigy for $15 per ordinary share in cash from Advantest Corporation. Verigy recently received a draft definitive agreement from Advantest. The Verigy board and the independent Transaction Committee are evaluating the Advantest proposal and have commenced discussions with Advantest regarding the draft definitive agreement. The Verigy board of directors has not determined that the Advantest proposal is superior to the LTX-Credence transaction.

Your vote is very important. Whether or not you plan to attend your respective company’s meeting, please take the time to vote by completing and returning the enclosed proxy card(s) to your respective company or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone. If your shares are held in “street name,” you must instruct your broker in order to vote.

Sincerely,

/s/ Jorge Titinger	/s/ David Tacelli
Jorge Titinger President and Chief Executive Officer	David Tacelli Chief Executive Officer and President
Verigy Ltd.	LTX-Credence Corporation

None of the Securities and Exchange Commission, any state securities regulator or any regulatory authority has approved or disapproved of these transactions or the securities to be issued under this joint proxy statement/prospectus or determined if the disclosure in this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated —, and is first being mailed to shareholders of Verigy and LTX-Credence on or about —.

INTRODUCTION

This joint proxy statement/prospectus contains information on a number of important topics. Below is an introduction to this document, which you might find helpful before you begin your review of it.

The Basics. Verigy and LTX-Credence are proposing to merge with each other. Both Verigy and LTX-Credence need their shareholders to approve various aspects of the transaction, so both will hold shareholder meetings where their respective shareholders will vote on the merger. This joint proxy statement/prospectus is part of a registration statement on Form S-4 that Verigy has filed with the Securities and Exchange Commission. It is called a “joint proxy statement/prospectus” because it is a combined proxy statement that will be used by both companies to solicit shareholder votes for their shareholder meetings, and a prospectus because it is the document used by Verigy to offer the new shares that will be issued to the LTX-Credence shareholders if the merger happens.

The LTX-Credence Shareholder Actions. The only actions to be considered at this time by shareholders of LTX-Credence are approval of the merger agreement with Verigy and adjournment of the special meeting to a later date, if necessary, to solicit additional proxies in the event there are not enough votes in favor of approval of the merger agreement at the time of the special meeting.

The Holdco Reorganization. Verigy is a Singapore corporation and, for Singapore tax reasons, Verigy wants to reorganize itself. Verigy has a subsidiary called Verigy Holding Co. Ltd. that is a Singapore public holding company with no assets or operations. Verigy is proposing that all of Verigy’s shareholders exchange their Verigy shares for shares of Verigy Holding Co. Ltd., with the result that Verigy Holding Co. Ltd. would end up owning Verigy and Verigy’s shareholders would end up owning Verigy Holding Co. Ltd. Verigy would then become a subsidiary of Verigy Holding Co. Ltd. This action, where Verigy would switch places with its subsidiary Verigy Holding Co. Ltd., is a reorganization that we refer to in this joint proxy statement/prospectus as the “Holdco Reorganization.” After the reorganization, since Verigy Holding Co. Ltd. would own Verigy, it can be thought of as “Holdco” or “New Verigy,” and its shares will be listed on NASDAQ and will trade under the symbol “VRGY.”

The Verigy Shareholder Actions. Verigy would typically be planning at this time for its 2011 annual general meeting. Verigy must also obtain shareholder approval for the issuance of Verigy ordinary shares in connection with the proposed merger with LTX-Credence. In addition, the Holdco Reorganization also needs the approval of Verigy’s shareholders before it can happen. Since the Verigy shareholders have these three reasons to get together to vote, it makes sense to get everything done at the same time, and it is more efficient to include all of these actions in one proxy statement.

Alternative Transaction Structures. Verigy’s shareholders will vote on both the issuance of shares in connection with the merger and the Holdco Reorganization at the same time, but both events won’t happen at exactly the same time. Depending on how the Verigy shareholders vote, one or both of the events may not happen at all. The Verigy shareholders can vote for both the merger and the Holdco Reorganization, vote against both, vote for the merger and against the Holdco Reorganization, or vote against the merger and for the Holdco Reorganization. Each option has a slightly different result:

•

For the issuance of shares in the merger and for the Holdco Reorganization means that the Holdco Reorganization will happen first and the merger will happen second. The LTX-Credence shareholders will get shares of Holdco in the merger because Verigy will have become a subsidiary of Holdco. Once the merger happens, LTX-Credence will also become a subsidiary of Holdco and shareholders of both companies will hold shares of Holdco. Keep in mind that LTX-Credence shareholders also need to be for the merger for it to happen.

•

Against the merger and against the Holdco Reorganization means that Verigy and LTX-Credence won’t merge, and Verigy will carry on as before – as original Verigy, with Verigy Holding Co. Ltd. as its subsidiary.

•

For the merger and against the Holdco Reorganization means that there will be no reorganization of Verigy and Holdco, so LTX-Credence shareholders will get shares of Verigy in the merger. LTX-Credence will end up as a subsidiary of Verigy, and the shareholders of both companies will hold shares of Verigy. Again, keep in mind that LTX-Credence shareholders also need to be for the merger for it to happen.

•

Against the merger and for the Holdco Reorganization means that Verigy and LTX-Credence won’t merge. Verigy and Holdco will reorganize and the Verigy shareholders will exchange their Verigy shares for shares of Holdco.

The Verigy board of directors recommends that Verigy shareholders vote FOR both the issuance of shares in the merger and the Holdco Reorganization. However, Verigy has received an unsolicited, written proposal to acquire Verigy for $15 per ordinary share in cash from Advantest Corporation. Verigy recently received a draft definitive agreement from Advantest. The Verigy board of directors, the independent Transaction Committee and Verigy’s outside legal and financial advisors are evaluating the Advantest proposal, and have commenced discussions with Advantest regarding the draft definitive agreement. The Verigy board of directors has not determined that the Advantest proposal is superior to the LTX-Credence transaction. The LTX-Credence board of directors recommends that LTX-Credence shareholders vote FOR the approval of the merger agreement.

A Roadmap Always Helps. Even though this joint proxy statement/prospectus includes a table of contents, an overview of the sections can be useful. Here is an introduction to the sections of this document:

•	To start, an introductory letter from the chief executive officers of Verigy and LTX-Credence.

•

The official notices of the shareholder meetings are next. LTX-Credence only has one notice, for its special meeting. Verigy has two official notices because the 2011 annual general meeting and the meeting to vote on the Holdco Reorganization are technically two different meetings due to legal requirements in Singapore.

•	The Question and Answer section is next, and this section includes questions and answers about the merger and general questions and answers about the shareholder meetings of both companies.

•	Next is a summary of the merger – that’s the part of this joint proxy statement/prospectus that is in the “box.”

•	Summary financial information, pro forma financial information, and data about the share prices of both companies follows.

•	Next are risk factors about the merger and risks that Verigy and LTX-Credence may face as a combined company.

•	A section with details about the merger, including the reasons for the merger and how it all came about, follows.

•	Next is a description of the U.S. federal tax aspects of the merger.

•	The next section is a summary of the actual merger agreement that Verigy and LTX-Credence have signed.

•	A table comparing the rights of being a shareholder of a Massachusetts corporation (LTX-Credence) with the rights of being shareholder of a Singapore corporation (Verigy or Holdco) is next.

•	Next is a description of the LTX-Credence special meeting.

•

A description of the Verigy 2011 annual general meeting follows. This part of the joint proxy statement/prospectus looks like the proxy statements that Verigy shareholders receive every year from Verigy for its annual general meetings. There are many subsections in this part because Verigy has many proposals on the agenda for the annual meeting. Each proposal is explained, and other information about Verigy that you are used to seeing in the annual proxy statement, such as corporate governance, executive and director compensation and reports from the Audit and Compensation Committees, is included.

•

Then a whole separate section just about the Holdco Reorganization. This section includes a summary, a question and answer section, a detailed description of the Holdco Reorganization, and details about the separate meeting that Verigy will conduct where the Verigy shareholders will vote on the Holdco Reorganization.

•

Finally, enclosed with this joint proxy statement/prospectus are the proxy cards. Your vote on all of the proposals is very important, and we encourage you submit your proxy card (or cards, if you are a Verigy shareholder) as soon as possible so that your vote will count.

This introduction is intended to give you a brief overview of all of the information contained in this joint proxy statement/prospectus, and is qualified in its entirety by all of the sections of this joint proxy statement/prospectus. Please carefully review the entire document, and be sure to vote today!

LTX-Credence Corporation

1355 California Circle

Milpitas, California 95035

NOTICE OF SPECIAL MEETING OF LTX-CREDENCE SHAREHOLDERS

To be Held on —, 2011

A Special Meeting of Shareholders of LTX-Credence Corporation will be held at the offices of LTX-Credence at 825 University Avenue, Norwood, Massachusetts 02062 on —, 2011, beginning at —, local time, for the following purposes:

1.	To consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of November 17, 2010, by and among Verigy Ltd., Alisier Limited, Lobster-1 Merger Corporation, Lobster-2 Merger Corporation and LTX-Credence Corporation;

2.	To approve any motion to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting; and

3.	To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

The LTX-Credence board of directors has unanimously approved the merger agreement, and recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting, which proposals are described in detail in the joint proxy statement/prospectus.

Holders of record of LTX-Credence common stock at the close of business on —, 2011 are entitled to vote at the meeting.

By Order of the Board of Directors,

/s/ Colin J. Savoy

COLIN J. SAVOY

Secretary

—, 2011

Verigy Ltd.

(Incorporated in the Republic of Singapore)

(Company Registration Number 200601091C)

NOTICE OF 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To be Held on —, 2011

To the Shareholders of Verigy Ltd.:

You are cordially invited to attend, and NOTICE IS HEREBY GIVEN of, the 2011 Annual General Meeting of Shareholders of Verigy Ltd., which will be held at the offices of Verigy’s principal U.S. subsidiary, Verigy US, Inc., 10100 North Tantau Avenue, Cupertino, California 95014-2540, U.S., on —, 2011 at — Pacific Time (or as soon thereafter following the conclusion or adjournment of the Verigy court convened meeting of to be held at — Pacific Time on the same day and at the same place), for the following purposes:

As Special Business Related to the Proposed Merger

Merger Proposal 1

To pass the following resolution as an Ordinary Resolution:

RESOLVED THAT pursuant to the provisions of Section 161 of the Singapore Companies Act, Chapter 50, authority be and is hereby given for the allotment and issuance of ordinary shares in the capital of Verigy in connection with a merger of LTX-Credence Corporation with and into Lobster-1 Merger Corporation, a wholly-owned subsidiary of Verigy pursuant to, and in accordance with, the Agreement and Plan of Merger dated as of November 17, 2010 among Verigy, LTX-Credence Corporation, Lobster-1 Merger Corporation, Lobster-2 Merger Corporation and Alisier Limited, and which provides for the merger of LTX-Credence Corporation with a wholly-owned subsidiary of Verigy or Verigy Holding Co. Ltd. (formerly Alisier Limited), and the directors of the Company be and are hereby authorized to do all acts and to execute and deliver all instruments or documents as they may deem necessary or desirable in connection with, or to give effect to, the issuance of the ordinary shares.

Merger Proposal 2 (Merger-Related Charter Amendments)

Merger Proposal 2.A: To pass the following resolution as a Special Resolution:

RESOLVED THAT existing Article 39 be altered in the manner set forth in Annex E attached to the Proxy Statement to shareholders dated as of — (the “Proxy Statement”).

Merger Proposal 2.B: To pass the following resolution as a Special Resolution:

RESOLVED THAT existing Article 67 be altered in the manner set forth in Annex E attached to the Proxy Statement.

As Special Business Related to the Annual General Meeting

Special Business—Proposal 1 (The Non-Merger-Related Charter Amendments)

To pass the following resolution as a Special Resolution:

“RESOLVED THAT (i) the existing Articles 2, 4(a), 4(b), 9, 10(a), 10(d), 10(e), 10(f), 11(a), 12(a), 12(b), 12(c), 12(d), 13, 14(a), 14(d), 15, 20, 22, 23, 24(a), 24(c), 25, 26, 28(a), 28(c), 30, 32(b), 35, 36, 42, 43-46, 47, 48-51, 53-56, 57(a), 60, 61, 65, 68-71, 74, 75, 78, 80, 81, 82(a), 82(d), 83, 84, 85, 86, 87, 90, 91(a), 92, 93 be altered; (ii) new Articles 24(b), 35 and 87 be included in our Articles of Association; (iii) the existing Articles 11(b), 29, 32(a) and 52 be deleted in their entirety; and (iv) the existing articles 11(c), 11(d), 30, 31, 32(b), 33, 34, 35, 53-56, 57(a), 57(b), 58–66, 68-87 and 90 be renumbered, collectively as set forth in Annex E attached to the Proxy Statement.”

Special Business—Proposal 2 (The Selective Capital Reduction)

To pass the following resolution as a Special Resolution:

RESOLVED THAT, subject to the approval and confirmation by the High Court of the Republic of Singapore, the issued and paid-up share capital of the Company be reduced in the following manner:

(a)	in the event that the Holdco Reorganization is approved and is implemented in accordance with its terms, by:

(i)	cancelling an amount of $35 million (or such lesser amount resulting from the Tax Reduction) constituting part of the total issued share capital of the Company; and

(ii)	without any cancellation in the number of issued ordinary shares in the capital of the Company,

and the sum of $35 million (or such lesser amount resulting from the Tax Reduction) arising from such reduction of the share capital of the Company be returned to Verigy Holding Co. Ltd., the sole holder of all the issued ordinary shares in the capital of the Company following the implementation of the Holdco Reorganization; or

(b)	in the event that the Holdco Reorganization is not approved or is otherwise not implemented in accordance with its terms, by:

(i)	cancelling an amount of up to $35 million (or such lesser amount resulting from the Tax Reduction) constituting part of the total issued share capital of the Company; and

(ii)	cancelling up to the number of Odd-Lot Maximum Shares constituting part of the total issued share capital of the Company held by the Odd-Lot Shareholders, with such cancellation of ordinary shares to be effected in a progressive manner, whereby the Odd-Lot Shares held by Odd-Lot Shareholders holding one Odd-Lot Share each will be cancelled first, followed by the cancellation of the Odd-Lot Shares held by Odd-Lot Shareholders holding two Odd-Lot Shares each and so on, until such time as:

1.	the Company has cancelled an aggregate number of Odd-Lot Maximum Shares or returned an aggregate amount of $35 million (or such lesser amount resulting from the Tax Reduction) for such Odd-Lot Shares cancelled, whichever occurs first, and returning to each Odd-Lot Shareholder the Odd-Lot Price Per Share for each Odd-Lot Share so cancelled; and

2.	provided always that no Odd-Lot Shareholder will be entitled to participate in the Selective Capital Reduction if any other Odd-Lot Shareholder holding the same number of shares is not also participating in the selective capital reduction pursuant to the application of the abovementioned parameters; and

(c)	the Directors and each of them be and are hereby authorized to cause to be completed and done all such acts and things (including executing all such documents as may be required in connection with the selective capital reduction as described in paragraphs (a) and (b) above) as they or he may consider desirable, necessary or expedient to give full effect to this Special Resolution and the selective capital reduction.

For the purposes of this Special Resolution:

“Holdco Reorganization” means the proposed reorganization of the Company by way of a scheme of arrangement between the Company, its shareholders and Verigy Holding Co. Ltd., pursuant to Section 210 of the Singapore Companies Act, Chapter 50, whereby shareholders will exchange their shares in the Company for shares of Verigy Holding Co. Ltd.;

“Odd-Lot Price Per Share” means the average of the three highest closing prices of the Company’s ordinary shares for the ten trading days ending three business days prior to the date of the 2011 Annual General Meeting;

“Odd-Lot Maximum Shares” means the number of ordinary shares resulting from the quotient of 35,000,000 (or such lesser amount resulting from the Tax Reduction) divided by the Odd-Lot Price Per Share, rounded down to the nearest whole number of ordinary shares;

“Odd-Lot Shareholder” means a shareholder who holds ninety-nine ordinary shares or fewer in the issued share capital of the Company as of the Record Date;

“Odd-Lot Shares” means the ordinary shares in the issued share capital of the Company held by an Odd-Lot Shareholder;

“Record Date” means the record date to be announced on which the Transfer Books and the Register of Members of the Company will be closed in order to determine the entitlements of Odd-Lot Shareholders whose shares will be cancelled pursuant to the selective capital reduction; and

“Tax Reduction” means the amount by which the selective capital reduction amount of $35 million shall be reduced, if the merger is approved, to the extent necessary:

(i)	if the Holdco Reorganization does not occur, to prevent the proposed merger between Lobster-1 Merger Corporation and LTX-Credence Corporation from being subject to tax as a result of the application of Section 367(a) of the Internal Revenue Code of 1986 (the “Code”) or from failing to qualify as a reorganization within the meaning of Section 368(a) of the Code; or

(ii)	if the Holdco Reorganization occurs, to prevent the proposed merger between Lobster-2 Merger Corporation and LTX-Credence Corporation and the Holdco Reorganization from being subject to tax as a result of the application of Section 367(a) of the Code, in each case as reasonably determined by Wilson Sonsini Goodrich & Rosati P.C., counsel to the Company, and Wilmer Cutler Pickering Hale and Dorr LLP, counsel to LTX-Credence Corporation.

Special Business—Proposal 3 (2011 Director Compensation Matters)

To pass the following resolution as an Ordinary Resolution:

RESOLVED THAT, approval be, and hereby is, given for the following matters in relation to director compensation:

(a)	to provide for the approximately one year period commencing (x) if the merger is not approved but the Holdco Reorganization has been implemented, the day following the effective date of the Holdco Reorganization, or (y) if the merger is approved and completed, the day following the effective date of the merger, whether or not the Holdco Reorganization has been implemented or (z) if neither the merger nor the Holdco Reorganization is approved, then on the date of our 2011 Annual General Meeting of Shareholders (which we refer to as the Compensation Commencement Date) and ending on the day immediately prior to our 2012 Annual General Meeting of Shareholders, and for each period between annual general meetings thereafter:

(i)	annual cash compensation of $55,000 to each of our non-employee directors (other than the non-Executive Chairman) for service on our board of directors and for service as a member of any committee on which a director serves;

(ii)	annual cash compensation of $110,000 to our non-Executive Chairman for services rendered in that capacity;

(iii)	additional annual cash compensation of $15,000 to the Lead Independent Director of the board of directors for services rendered in that capacity;

(iv)	additional annual cash compensation of $20,000 to the chairperson of the Audit Committee for services rendered in that capacity;

(v)	additional annual cash compensation of $10,000 to the chairperson of the Compensation Committee for services rendered in that capacity;

(vi)	additional annual cash compensation of $5,000 to the chairperson of the Nominating and Governance Committee for services rendered in that capacity;

(vii)	appropriate pro rata cash compensation, based on our annual cash compensation, to any new non-employee director for their services rendered as a director, non-Executive Chairman, Lead Independent Director or committee chairperson for any period less than 12 months; and

(viii)	tax equalization payments, covering Singapore taxes and U.S. taxes on our payments of Singapore taxes related to all cash director compensation and related to the release or termination of previously granted restricted share units and exercise or termination of outstanding options (based on an estimate of the portion of a non-employee director’s tax payments for the fiscal year); and

(b)	to approve, confirm and ratify the payment of the following aggregate amounts to our non-employee directors, being the tax equalization payments for the financial years set forth below:

(i)	for the fiscal year ended October 31, 2007, an aggregate of $99,708;

(ii)	for the fiscal year ended October 31, 2008, an aggregate of $163,024;

(iii)	for the fiscal year ended October 31, 2009, an aggregate of $122,861; and

(iv)	for the fiscal year ended October 31, 2010, an aggregate of $125,613.

Special Business—Proposal 4 (The Allotment and Issuance of Shares)

To pass the following resolution as an Ordinary Resolution:

RESOLVED THAT, pursuant to the provisions of Section 161 of the Singapore Companies Act, Cap. 50, and without prejudice to the authority conferred pursuant to Ordinary Resolution set forth in Merger Proposal 1 in the Notice dated —, 2011 convening this Annual General Meeting (if such aforementioned Ordinary Resolution has been approved at this Annual General Meeting), but subject otherwise to the provisions of that Act and our Articles of Association, authority be, and hereby is, given to our directors to:

(a)	at any time to and/or with such persons and upon such terms and conditions and for such consideration as our directors may in their sole discretion deem fit, and with such rights or restrictions as our directors may think fit to impose, to:

(i)	allot and issue ordinary shares in our capital; and/or

(ii)	make or grant offers, agreements, options or other instruments that might or would require ordinary shares to be allotted and issued, whether such allotment or issuance would occur during or after the expiration of this authority (including, but not limited to, the creation and issuance of warrants, debentures or other instruments convertible into ordinary shares); and

(b)	allot and issue ordinary shares in our capital pursuant to any offer, agreement, option or other agreement made, granted or authorized by our directors while this resolution was in effect, regardless of whether the authority conferred by this resolution may have ceased to be in effect at the time of the allotment and issuance and that such authority, if approved by our shareholders, shall continue in effect until the earlier of the conclusion of our next Annual General Meeting of Shareholders or the expiration of the period within which our next Annual General Meeting of Shareholders is required by law to be held.

Special Business—Proposal 5 (The Share Purchase Mandate)

To pass the following resolution as an Ordinary Resolution:

RESOLVED THAT, pursuant to the provisions of Sections 76C and 76E of the Singapore Companies Act, Cap. 50, and also subject to the provisions of that Act and our Articles of Association, authority be, and hereby is, given to our board of directors to:

(a)	cause to be purchased or otherwise acquired, issued ordinary shares in the capital of Verigy, not exceeding in aggregate the number of issued ordinary shares representing 10% (or such other higher percentage as the Minister may by notification prescribe pursuant to the Singapore Companies Act) of the total number of ordinary shares in the capital of Verigy outstanding as of (a) April 6, 2010 (the date of our last Annual General Meeting of Shareholders held before this resolution to approve the renewal of the authority to repurchase shares is passed) or (b) —, 2011 (the date of the passing of this resolution), whichever is greater and excluding any ordinary shares, which are held as treasury shares, at such price or prices as may be determined by our board of directors from time to time up to the maximum purchase price described in paragraph (c) below, whether by way of:

(i)	market purchases on the NASDAQ Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted; and/or

(ii)	off-market purchases (if effected other than on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with any equal access scheme(s) as may be determined or formulated by our board of directors as they consider fit, which scheme(s) shall satisfy all the conditions prescribed by the Singapore Companies Act, and otherwise in accordance with all other laws and regulations and rules of the NASDAQ Global Select Market, or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted as may for the time being by applicable, be, and hereby is, authorized and approved generally and unconditionally;

(b)	unless varied or revoked by our shareholders in a general meeting, the authority conferred on our directors pursuant to the mandate contained in paragraph (a) above may be exercised by our directors at any time and from time to time during the period commencing from the date of the passing of this resolution and expiring on the earlier of:

(i)	the date on which our next Annual General Meeting of Shareholders is held; or

(ii)	the date by which our next Annual General Meeting of Shareholders is required by law to be held;

(c)	the maximum purchase price (excluding brokerage, commission, applicable goods and services tax and other related expenses) which may be paid for an ordinary share purchased or acquired by us pursuant to the mandate contained in paragraph (a) above, shall not exceed:

(i)	in the case of a market purchase of an ordinary share, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the NASDAQ Global Select Market at the time the purchase is effected; and

(ii)	in the case of an off-market purchase pursuant to an equal access scheme, 150% of the Prior Day Close Price, and for the above purposes, the term Prior Day Close Price means the closing price of our ordinary shares as quoted on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may, for the time being, be listed and quoted on the day immediately preceding the date of the making of the offer pursuant to the off-market purchase. The date of the making of the offer refers to the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase; and

(d)	our directors and/or any of them be and are hereby authorized to complete and do, or cause to be completed or done, all such acts and things (including executing such documents as may be required) as one or more may consider expedient or necessary to give effect to the transactions contemplated and/or authorized by this resolution.

Special Business—Proposal 6 (Advisory Executive Compensation)

To pass the following resolution as a non-binding Advisory Resolution:

RESOLVED THAT, our shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the joint proxy statement/prospectus for the 2011 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

Special Business—Proposal 7 (Advisory Executive Compensation—Timing)

To pass the following resolution as a non-binding Advisory Resolution:

RESOLVED THAT, the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which we are to hold a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).

As Ordinary Business Related to the Annual General Meeting

Ordinary Business—Proposal 1:	To approve the re-appointment of PricewaterhouseCoopers LLP to serve as the independent Singapore auditor for the fiscal year ending October 31, 2011, and to authorize the board of directors to fix PricewaterhouseCoopers LLP’s remuneration.

Ordinary Business—Proposal 2:	To re-elect Mr. C. Scott Gibson as a director of the board of directors.

Ordinary Business—Proposal 3:	To re-elect Mr. Edward C. Grady as a director of the board of directors.

Ordinary Business—Proposal 4:	To re-elect Mr. Ernest L. Godshalk as a director of the board of directors.

After careful consideration, the Verigy board of directors recommends that you vote “FOR” each of the proposals being submitted to the Verigy shareholders in this joint proxy statement/prospectus. However, Verigy has received an unsolicited, written proposal to acquire Verigy for $15 per ordinary share in cash from Advantest Corporation. Verigy recently received a draft definitive agreement from Advantest. The Verigy board of directors, the independent Transaction Committee and Verigy’s outside legal and financial advisors are evaluating the Advantest proposal and have commenced discussions with Advantest regarding the draft definitive agreement. The Verigy board of directors has not determined that the Advantest proposal is superior to the LTX-Credence transaction.

VERIGY LTD.

NOTICE OF COURT MEETING

IN THE HIGH COURT OF THE REPUBLIC OF SINGAPORE

Originating Summons	)

Number — of —)

In the Matter of

Verigy Ltd.

(RC No. 200601091C)

and

In the Matter of Section 210 of

the Companies Act, Chapter 50

SCHEME OF ARRANGEMENT

under Section 210 of the Companies Act, Chapter 50

between

Verigy Ltd.

and

the Scheme Shareholders (as defined herein)

and

Verigy Holding Co. Ltd.

NOTICE OF MEETING

NOTICE IS HEREBY GIVEN that by an Order of Court dated — made in the above matter, the High Court of the Republic of Singapore has directed a Meeting to be convened of the Scheme Shareholders (as defined in the Schedule below) of Verigy Ltd., and such Meeting shall be held at the offices of Verigy Ltd.’s U.S. subsidiary, located at 10100 North Tantau Avenue, Cupertino, California USA 95014-2540 on —, 2011 at — local time, for the purpose of considering and, if thought fit, approving (with or without modification) the following resolution:

“That the Scheme of Arrangement dated — proposed to be made pursuant to Section 210 of the Companies Act, Chapter 50 of Singapore, between (a) Verigy Ltd., (b) the Scheme Shareholders and (c) Verigy Holding Co. Ltd., a copy of which has been circulated with the Notice convening this Meeting, be and is hereby approved.”

A copy of the Scheme of Arrangement and the information required to be furnished pursuant to Section 211 of the Companies Act, Chapter 50 of Singapore, are incorporated in the printed document of which this Notice forms a part.

A Scheme Shareholder may vote in person at the Meeting or may appoint one (and not more than one) person, whether a member of Verigy Ltd. or not, as his or her proxy to attend and vote in his or her stead.

NOTICE OF COURT MEETING

A form of proxy applicable for the Meeting is enclosed with the joint proxy statement/prospectus of which this Notice forms a part.

It is requested that forms appointing proxies be lodged at —, not later than —, and if the forms are not so lodged, they must be handed to the Chairman of the Meeting.

In the case of joint Scheme Shareholders, any one of such persons may vote, but if more than one of such persons are present at the Meeting, the person whose name stands first on the Register of Members of Verigy Ltd. shall alone be entitled to vote.

By the said Order of Court, the Court has appointed Keith Barnes, or failing him, Jorge Titinger, to act as Chairman of the said Meeting and has directed the Chairman to report the results thereof to the Court.

The Scheme of Arrangement will be subject to the subsequent approval of the Court.

THE SCHEDULE

Expression	Meaning
“Scheme Shareholders”	Persons who are registered as holders of ordinary shares in the capital of Verigy Ltd., in the Register of Members of Verigy Ltd.

Dated this —

ALLEN & GLEDHILL LLP

One Marina Boulevard #28-00

Singapore 018989

Solicitors for

Verigy Ltd.

Notes about the Verigy Shareholders’ Meetings

Proposals at the Annual General Meeting. The Verigy shareholders are being asked to vote on many proposals at the 2011 Annual General Meeting. As described in this Notice, the proposals are organized with the proposals relating to the merger described first, followed by the special business that is unrelated, although tangential to, the merger: approval of the non-merger-related amendments to Verigy’s articles of association, which, together with the merger-related amendments, we refer to as the Charter Amendments; and approval of the Selective Capital Reduction. Next there are several items of special business that are routinely voted on at Verigy’s Annual General Meetings: approval of annual directors’ compensation; approval of the issuance and allotment of shares; and approval of the share purchase mandate. Next, two new items of special business relating to executive compensation are proposed. Last, the ordinary business of the Annual General Meeting: the election of directors and approval of the re-appointment of PricewaterhouseCoopers LLP. The proposed merger and the merger agreement are described in detail throughout this joint proxy statement/prospectus, and each of the other proposals is described in detail in the section entitled “The Verigy 2011 Annual General Meeting of Shareholders,” beginning on page 153.

The Verigy Court Meeting. Throughout this joint proxy statement/prospectus, the proposed transaction between Verigy and Verigy Holding Co. Ltd., which we refer to as Holdco, where the shareholders of Verigy would exchange their Verigy ordinary shares for ordinary shares of Holdco, is referred to as the Holdco Reorganization. The Holdco Reorganization, if approved by the Verigy shareholders, will be implemented by an administrative procedure involving the Singapore court known as a “scheme.” The governing document of a scheme is called a “scheme of arrangement.” These technical terms are used in this Notice and throughout the section of this joint proxy statement/prospectus called “The Verigy Court Meeting,” beginning on page 240. We call this meeting “the Verigy Court Meeting” because the shareholder meeting to approve of the scheme is convened, or called by, the Singapore court rather than by Verigy. The Verigy Court Meeting is not held in the Singapore court; for the convenience of all, the Verigy Court Meeting will be held consecutively with Verigy’s Annual General Meeting.

Singapore Financial Statements. At the 2011 Annual General Meeting of Shareholders, our shareholders will have the opportunity to discuss and ask questions regarding our Singapore audited accounts for the fiscal year ended October 31, 2010, together with the reports of the directors and auditors thereon, in compliance with the laws of Singapore. Shareholder approval of our audited accounts is not being sought by this joint proxy statement/prospectus and will not be sought at the Annual General Meeting.

Eligibility to Vote at the 2011 Annual General Meeting and the Verigy Court Meeting; Receipt of Notice. The board of directors has fixed the close of business on —, 2011 as the record date for determining those shareholders who will be entitled to receive copies of these notices and accompanying joint proxy statement/prospectus. Only shareholders of record, that is, shareholders whose names are registered on the register of members of Verigy on the date of the Annual General Meeting and the Verigy Court Meeting, will be entitled to vote at both the Annual General Meeting of Shareholders and at the Verigy Court Meeting. Pursuant to an order of the court dated —, for purposes of voting on the Holdco Reorganization at the Verigy Court Meeting, all book entry shares registered in the name of CEDE & Co., as nominee of The Depository Trust Company and holder of record in the register of members of Verigy, will be treated as follows: (i) for purposes of determining the number of Verigy shareholders present and voting at the Verigy Court Meeting, CEDE & Co. will be treated as a single Verigy shareholder; and (ii) for purposes of voting at the Verigy Court Meeting, all votes represented by The Depository Trust Company shares will be: (x) voted as an entire block “FOR” the approval and adoption of the scheme if a majority in number of The Depository Trust Company voting beneficiaries, holding not less than 75% in value of The Depository Trust Company shares held by The Depository Trust Company voting beneficiaries, vote FOR the approval and adoption of the scheme; or (y) voted as an entire block AGAINST the approval and adoption of the scheme if the thresholds set out in clause (x) above are not met.

Quorum. The attendance, in person or by proxy, of at least a majority of our outstanding ordinary shares at each of the Annual General Meeting and the Verigy Court Meeting is required to constitute a quorum. Accordingly, it is important that your shares be represented at both meetings, either in person or by proxy.

Proxies. A registered shareholder whose name is registered on the register of members of Verigy and is therefore entitled to attend and vote at both meetings is entitled to appoint a proxy to attend both meetings and vote on his or her behalf. A proxy need not also be a shareholder. Whether or not you plan to attend either or both meetings, please complete, date and sign the enclosed proxy cards and return them in the enclosed envelope. If not delivered in person at either the Annual General Meeting or the Verigy Court Meeting, a proxy card for each meeting must be received by us not less than 48 hours before the time appointed for holding the Annual General Meeting or the Court Meeting, as the case may be. If you are a beneficial holder (a shareholder whose ordinary shares are held by a brokerage firm, a bank or a trustee) you may vote by proxy, by telephone, over the internet, or by mail. In accordance with Singapore law, our registered shareholders may not vote their shares over the internet and so must return a proxy card by mail or in person at the meeting to vote their shares.

Mandatory Disclosure regarding Share Purchase Mandate Funds. Only funds legally available for purchasing or acquiring ordinary shares in accordance with Verigy’s articles of association and applicable laws of Singapore will be used to repurchase Verigy’s ordinary shares if the proposal regarding the share purchase mandate is approved. We intend to use our internal sources of funds to finance any purchase or acquisition of our ordinary shares. We do not intend to borrow money to finance any purchase or acquisition of our ordinary shares. The amount of funds required for us to purchase or acquire our issued ordinary shares, and the impact on our financial position, will depend on the number of ordinary shares we purchase or acquire and the price at which we make such purchases. Our directors do not propose to exercise the share purchase mandate in a manner and to such an extent that would materially affect our working capital requirements and those of our subsidiaries.

The 2011 Annual General Meeting of Shareholders will begin promptly at — a.m., Pacific Time. Check-in will begin at —, Pacific Time, and you should allow ample time for the check-in procedures. The Verigy Court Meeting will begin promptly at —, Pacific Time.

In addition to the joint proxy statement/prospectus and proxy cards, Verigy shareholders are receiving a copy of the Verigy 2010 annual report on Form 10-K.

Your vote is very important. Whether or not you plan to attend the 2011 Annual General Meeting of Shareholders or the Verigy Court Meeting, we encourage you to read the joint proxy statement/prospectus and submit your proxy or voting instructions for both meetings as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “The Verigy 2011 Annual General Meeting of Shareholders” beginning on page 153, and to the section entitled “The Verigy Court Meeting” beginning on page 240 of this joint proxy statement/prospectus.

By Order of the Board of Directors,

/s/ Jorge Titinger

Jorge Titinger

President and Chief Executive Officer

—, 2011

i

Page
SPECIAL BUSINESS—PROPOSALS 6 AND 7—ADVISORY VOTES REGARDING EXECUTIVE COMPENSATION	182
ORDINARY BUSINESS—PROPOSAL 1—APPROVAL OF THE RE-APPOINTMENT OF INDEPENDENT SINGAPORE AUDITOR FOR FISCAL YEAR 2011 AND AUTHORIZATION OF OUR DIRECTORS TO FIX ITS RENUMERATION	184
Principal Accountant Fees and Services	184
Audit Committee Pre-Approval Policy	185
ORDINARY BUSINESS—PROPOSALS 2 THROUGH 4—RE-ELECTION OF DIRECTORS	186
Verigy’s Board of Directors	186
OTHER MATTERS	190
CORPORATE GOVERNANCE	190
DIRECTOR COMPENSATION	199
EXECUTIVE OFFICERS	202
COMPENSATION DISCUSSION AND ANALYSIS	204
COMPENSATION COMMITTEE REPORT	218
EXECUTIVE COMPENSATION	219
AUDIT COMMITTEE REPORT	235
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	236
DIRECTORS’ REPORT	238
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	239
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	239
THE VERIGY COURT MEETING	240
QUESTIONS AND ANSWERS ABOUT THE SCHEME AND THE COURT MEETING	240
SUMMARY—THE SCHEME OF ARRANGEMENT	243
Parties to the Scheme	243
The Scheme	243
Recommendation of Verigy’s Board of Directors	244
Appraisal Rights	245
Tax Consequences of the Scheme	245
Regulatory Matters	246
PARTIES TO THE SCHEME	247
SPECIAL FACTORS REGARDING THE SCHEME	248
Reasons for the Scheme	248
Recommendation of Verigy’s Board of Directors	248
Effects of the Scheme	248
Plans Following the Scheme	249
Effects on Verigy if the Scheme Does Not Become Effective	249
Implementation of the Scheme	249
Closure of Books	250
Settlement and Registration Procedures	250
Shareholders Outside the U.S. or the Republic of Singapore	250
U.S. Federal Income Tax Consequences of the Scheme	251
Appraisal Rights	255
Regulatory Matters	256
DESCRIPTION OF ORDINARY SHARES OF HOLDCO	257
THE SCHEME OF ARRANGEMENT	258
Structure of the Scheme	258
Effective Date of the Scheme	258
Share Exchange	258
Share Transfer	258
Share Exchange Entitlement	259
Ranking of Holdco Shares	259

v

This joint proxy statement/prospectus incorporates important business and financial information about Verigy and LTX-Credence from documents that each company has filed with the Securities and Exchange Commission but that may not have been included in or delivered with this joint proxy statement/prospectus. For a listing of documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 262 of this joint proxy statement/prospectus.

Verigy will provide you with copies of this information relating to Verigy, without charge, upon written or verbal request to:

Innisfree M&A Incorporated

50 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll-Free: (877) 456-3510

Banks and Brokers May Call Collect: (212) 750-5833

Registered holders of Verigy ordinary shares who have questions regarding their share ownership may write Verigy’s transfer agent, Computershare Trust Company, N.A., at 250 Royall Street, Canton, Massachusetts, 02021. Registered holders may call toll-free (800) 431-7723 or non toll-free (312) 360-5193.

LTX-Credence will provide you with copies of this information relating to LTX-Credence, without charge, upon written or verbal request to:

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, New York 10017

Shareholders May Call Toll-Free: (888) 33 PROXY, or (888) 337-7699

In order for you to receive timely delivery of the documents in advance of the LTX-Credence Special Meeting, LTX-Credence should receive your request no later than —.

In order for you to receive timely delivery of the documents in advance of Verigy’s 2011 Annual General Meeting of Shareholders and the Verigy Court Meeting, Verigy should receive your request no later than —.

QUESTIONS AND ANSWERS—THE MERGER AND THE MEETINGS

The following questions and answers briefly address some commonly asked questions about the proposed merger and the other matters to be considered at LTX-Credence’s special meeting of shareholders and Verigy’s 2011 Annual General Meeting of Shareholders. For questions and answers regarding Verigy’s proposed reorganization, referred to as the Holdco Reorganization or the “scheme,” and the Verigy Court Meeting, please see the section entitled “The Verigy Court Meeting” beginning on page 240.

This section may not address every question you have or include all the information that is important to you. Verigy and LTX-Credence urge shareholders to carefully read this entire joint proxy statement/prospectus, including the annexes and the other documents referred to herein.

The Merger

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Verigy and LTX-Credence have agreed to combine their businesses under the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. This joint proxy statement/prospectus contains important information about the merger and the shareholder meetings of each of Verigy and LTX-Credence, and you should read it carefully. For Verigy shareholders, the enclosed voting materials (proxy card) for the 2011 Annual General Meeting of Shareholders allow Verigy shareholders to vote ordinary shares of Verigy without attending the Annual General Meeting. For LTX-Credence shareholders, the enclosed voting materials (proxy card) for the LTX-Credence special meeting allow LTX-Credence shareholders to vote shares of LTX-Credence common stock without attending the LTX-Credence special meeting.

Shareholder votes are important. Verigy and LTX-Credence encourage shareholders of each company to vote as soon as possible. For more specific information on how to vote, please see the questions and answers for each of the LTX-Credence shareholders and the Verigy shareholders below.

Q:	Why are Verigy and LTX-Credence proposing the merger?

A:	After reviewing strategic alternatives to address the opportunities and challenges facing our companies, the boards of directors of both Verigy and LTX-Credence reached the same conclusion—this merger represents the best strategic alternative for our respective companies.

Specifically, Verigy and LTX-Credence believe the merger will provide certain strategic and financial benefits, including the following:

•	an increase in product development capabilities;

•	greater depth of relationships with customers;

•	an enhanced intellectual property portfolio; and

•	a reduction in operating costs.

Q:	When do Verigy and LTX-Credence expect to complete the merger?

A:	Verigy and LTX-Credence currently plan to complete the merger as soon as possible following the Verigy 2011 Annual General Meeting and the LTX-Credence special meeting. However, neither Verigy nor LTX-Credence can predict the exact timing of the completion of the merger because the merger is subject to governmental and regulatory review processes and other conditions. As described in detail in this joint proxy statement/prospectus, if Verigy’s proposed Holdco Reorganization is approved, the merger will not be completed until the Holdco Reorganization is implemented.

Questions and Answers about the Merger for Verigy Shareholders

Q:	Why are Verigy shareholders receiving this joint proxy statement/prospectus?

A:	Verigy’s shareholders must approve of the issuance of Verigy ordinary shares to the LTX-Credence shareholders in connection with the merger. This approval is required pursuant to NASDAQ rules, because the percentage of ordinary shares that Verigy proposes to issue to the LTX-Credence shareholders will result in the LTX-Credence shareholders owning approximately 44% of the combined company after the merger is complete. Verigy shareholders are also receiving this joint proxy statement/prospectus because it describes the items of business to be voted on at Verigy’s 2011 Annual General Meeting.

Q:	Will the rights of Verigy’s shareholders change as a result of the merger?

A:	The rights of Verigy shareholders will not change as a result of the merger with LTX-Credence. However, certain of the other proposed transactions to be voted on at Verigy’s Annual General Meeting, and at the Verigy Court Meeting, may impact Verigy’s shareholders, as discussed in detail in other sections of this joint proxy statement/prospectus.

Q:	What vote is required for the approval of the issuance of the ordinary shares in the merger?

A:	The required vote for the approval of the issuance of the shares is an affirmative vote of a majority of holders of Verigy ordinary shares, present or represented and entitled to vote on the share issuance at the 2011 Annual General Meeting.

Q:	The Holdco Reorganization and potential issuance of Holdco ordinary shares to LTX-Credence shareholders in the merger is discussed in this joint proxy statement/prospectus a lot. Am I being asked to approve these actions too?

A:	The Verigy shareholders are being asked to approve of the exchange of Verigy ordinary shares for Holdco ordinary shares, which we refer to as the Holdco Reorganization (or more formally for Singapore court purposes, the “scheme”), but they are not being asked to approve the issuance of Holdco ordinary shares to the LTX-Credence shareholders. The shareholders of Holdco, of which there are currently only two, acting as nominees for Verigy, will approve the issuance of Holdco ordinary shares to the LTX-Credence shareholders. The approvals work this way because if the Holdco Reorganization is not approved, Verigy and LTX-Credence can still complete the merger by issuing Verigy ordinary shares to LTX-Credence. If the Holdco Reorganization is approved by the Verigy shareholders and implemented, the issuance of Holdco ordinary shares will have already been approved, without the need for Holdco shareholders (the former Verigy shareholders) to convene another shareholder meeting.

The Advantest Proposal

Q:	What are the material terms of the Advantest Proposal?

A:	On December 22, 2010, Verigy received an unsolicited, written proposal from Advantest Corporation to acquire Verigy for $15 per ordinary share in cash. The Advantest proposal revised Advantest’s previous unsolicited proposal to acquire Verigy for $12.15 per ordinary share in cash. The revised Advantest proposal states that it is subject to the conditions to be set forth in any subsequent offer, confirmatory due diligence, execution of mutually acceptable definitive documentation and termination of Verigy’s merger agreement with LTX-Credence. The revised Advantest proposal further acknowledges that it would be premature for Verigy to make a determination that Advantest’s proposal is superior to Verigy’s proposed merger with LTX-Credence.

On January 26, 2011, Verigy received a draft definitive agreement from Advantest. The Verigy board of directors, the independent Transaction Committee and Verigy’s outside legal and financial advisors are evaluating the terms and conditions of the draft agreement and have commenced discussions with Advantest regarding the proposed terms and conditions. The Verigy board of directors has not determined that the Advantest proposal is superior to the LTX-Credence transaction.

Q:	Why is Verigy soliciting shareholder approval for the LTX-Credence merger in light of its receipt of an unsolicited acquisition proposal from Advantest?

A:	The December 22 Advantest proposal states that it is subject to the conditions to be set forth in any subsequent offer, confirmatory due diligence, execution of mutually acceptable definitive documentation and termination of Verigy’s merger agreement with LTX-Credence. Advantest continues to conduct its due diligence review of Verigy and only recently, on January 26, 2011, delivered a draft definitive agreement. In addition, under the terms of the merger agreement with LTX-Credence, Verigy cannot unilaterally terminate the merger agreement. The Verigy board of directors and its advisors are evaluating the terms and conditions of the proposed agreement that Advantest recently delivered and have commenced discussions with Advantest regarding the proposed terms and conditions. The Verigy board of directors has not determined that the Advantest proposal is superior to Verigy’s proposed merger with LTX-Credence.

Questions and Answers about the Merger for LTX-Credence Shareholders

Q:	Why are LTX-Credence shareholders receiving this joint proxy statement/prospectus?

A:	In order to complete the merger, LTX-Credence shareholders must adopt the merger agreement.

In addition, LTX-Credence shareholders are being asked to grant to the proxies identified in the attached proxy card discretionary authority to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting.

This joint proxy statement/prospectus contains important information about the proposed merger, the merger agreement and the LTX-Credence special meeting, which should be read carefully. The enclosed voting materials allow LTX-Credence shareholders to vote shares without attending the LTX-Credence special meeting. The vote of LTX-Credence shareholders is very important. LTX-Credence shareholders are encouraged to vote as soon as possible.

Q:	What will LTX-Credence shareholders receive in the merger?

A:	If the proposed merger is completed, at the effective time of the merger, LTX-Credence shareholders will be entitled to receive 0.96 ordinary shares of Verigy or Holdco, as applicable, for each share of LTX-Credence common stock that they own. LTX-Credence shareholders will receive cash for any fractional shares they would otherwise receive in the merger, in an amount equal to the product of the fractional shares multiplied by the average closing sale price of one Verigy ordinary share for the ten most recent trading days that Verigy ordinary shares have traded, ending on the trading day prior to the effective time of the merger. Following the completion of the merger, former LTX-Credence shareholders are expected to own approximately 44% of the combined company, based on the number of shares of Verigy and LTX-Credence outstanding as of the date of the signing of the merger agreement.

Q:	When will LTX-Credence shareholders know whether they will be receiving shares of Verigy or shares of Holdco in the merger?

A:	Verigy’s shareholders will be voting on the Holdco Reorganization and on the issuance of the shares in the merger at two shareholder meetings scheduled to be held on the same day. LTX-Credence shareholders will vote on the approval of the merger agreement on the same day as the Verigy shareholder meetings. The results of the voting at both Verigy shareholder meetings will be publicly announced as soon as practicable after the meetings have concluded, but in no event later than four days after the meetings. Accordingly, if the Verigy shareholders have approved both the Holdco Reorganization and the issuance of shares in the merger, LTX-Credence shareholders will know that the shares to be issued in the merger will likely be shares of Holdco, except that the Holdco Reorganization must then be approved by the Singapore court. The hearing of the Singapore court on the Holdco Reorganization is expected to be held approximately two weeks after the Verigy shareholder meetings and LTX-Credence shareholder meeting. The outcome of the court hearing will be publicly announced as soon as practicable following the conclusion of the hearing. If the Holdco Reorganization is not approved by the Verigy shareholders and the Singapore court, the LTX-Credence shareholders will receive shares of Verigy in the merger.

Q:	What if I hold LTX-Credence stock options or restricted share units?

A:	Each outstanding stock option to acquire LTX-Credence common stock, as well as LTX-Credence restricted share units, will be assumed by Verigy or Holdco, as applicable; provided, however, no stock option to purchase LTX-Credence common stock will be assumed to the extent that (i) a holder of such option is an employee of LTX-Credence or its subsidiaries at the effective time of the merger, and the option has a remaining term (commencing from the effective time of the merger and ending on the original expiration date of the term of the option) in excess of 10 years, or (ii) with respect to a LTX-Credence optionholder who is a non-employee of LTX-Credence or its subsidiaries at the effective time of the merger, the option has a remaining term, as defined in (i) above, in excess of 5 years. Each stock option will be converted into an option to acquire that number of ordinary shares of Verigy or Holdco, as applicable, equal to the product of the number of shares of LTX-Credence common stock that were subject to the original LTX-Credence stock option multiplied by the exchange ratio of 0.960, rounded down to the nearest whole share, at a per share exercise price equal to the exercise price per share of the original LTX-Credence stock option divided by 0.960 and rounded up to the nearest whole cent.

Each restricted share unit will be converted into the right to receive ordinary shares of Verigy or Holdco, as applicable, or an amount in respect thereof for cash settled LTX-Credence restricted share units, with the number of ordinary shares of Verigy or Holdco, as applicable, subject to such award equal to the number of shares of LTX-Credence common stock subject to the award multiplied by 0.960 and rounded down to the nearest whole share.

The converted LTX-Credence stock options and restricted share units will have the same terms and conditions as were in effect immediately prior to the merger; provided, however, after the effective time of the merger, in order to comply with applicable law, holders of LTX-Credence options will not have the ability to pay the exercise price of such LTX-Credence option with previously owned shares of issuer stock. The assumed options and restricted share units will be subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable LTX-Credence share plan or of any applicable individual agreements.

Q:	I know that the Holdco Reorganization proposed by Verigy is a transaction separate from the merger, but if the Holdco Reorganization is approved, how will it affect me?

A:	If Verigy’s shareholders and the Singapore court approve of Verigy’s proposed Holdco Reorganization, Holdco will become the parent company of Verigy. The Holdco Reorganization would be implemented prior to the completion of the merger, so LTX-Credence shareholders would receive ordinary shares of Holdco rather than of Verigy as consideration in the merger. However, the Holdco ordinary shares will have the same rights and privileges as Verigy ordinary shares and will trade on the NASDAQ Global Select Market under the same symbol, so there will be no appreciable difference in the securities.

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Q:	What are the material U.S. federal income tax consequences of the merger to LTX-Credence shareholders?

A:	The merger is expected to be a tax-free transaction for U.S. federal income tax purposes pursuant to which LTX-Credence shareholders will not recognize any gain or loss, for U.S. federal income tax purposes, with respect to the ordinary shares of Verigy or Holdco, as applicable, they receive in the merger. However, LTX-Credence shareholders will recognize gain or loss on any fractional ordinary shares of Verigy or Holdco, as applicable, for which cash is received.

Q:	Are LTX-Credence shareholders entitled to appraisal rights?

A:	Yes. Under Part 13 of the Massachusetts Business Corporation Act, LTX-Credence shareholders have appraisal rights in connection with the merger. Please see “Dissenters’ Appraisal Rights” beginning on page 145 for a detailed description of these rights.

Q:	Should LTX-Credence stock certificates be sent in now?

A:	No. If the merger is completed, LTX-Credence shareholders will receive written instructions for sending in any stock certificates they may have.

Q:	What vote is required to approve the merger agreement?

A:	The required vote to adopt the merger agreement is two-thirds of the outstanding shares of LTX-Credence common stock, present in person or represented by proxy at the LTX-Credence special meeting.

Q:	What vote is required to adjourn the special meeting to a later date or dates, if necessary or appropriate, in order to solicit additional proxies in the event there are not sufficient votes in favor of the merger agreement?

A:	Approval of the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, in order to solicit additional proxies in the event there are not sufficient votes in favor of the merger agreement requires the affirmative vote of the holders of a majority of the shares of LTX-Credence common stock present or represented by proxy at the special meeting.

The Amendments to Verigy’s Articles of Association

Q:	Why is Verigy amending its articles of association?

A:	Verigy is proposing to amend its articles of association, or the charter, for two main reasons: first, certain changes are required in connection with the merger; and second, certain other changes were deemed advisable to modernize and streamline the charter generally. There are two merger-related changes to the charter, as described in “Merger Proposal 2 – The Merger-Related Charter Amendments,” beginning on page 158 of this joint proxy statement / prospectus. Merger Proposal 2.A proposes to amend the number of members on Verigy’s board of directors. The charter currently provides that a maximum of nine directors are permitted on Verigy’s board. If the merger is completed, the board of directors of Verigy will be expanded. There will be a twelve-member board of directors, with seven directors designated by Verigy and five directors designated by LTX-Credence. The proposed amendment would remove the current limit on the number of directors, and would instead provide that the board of directors would be authorized to set the permissible number of directors by resolution. Merger Proposal 2.B proposes to replace the current concept of “managing director” with Chief Executive Officer and provide that, consistent with the merger agreement, the office of Chief Executive Officer may be held by two people, and if the merger is consummated, neither of the two people holding this office could be removed without the consent of two-thirds of the board for a period of two years after closing of the merger. Verigy shareholders will vote separately on each of Proposal 2.A and Proposal 2.B.

There are also many other proposed amendments to the charter, which are intended to, among other things, streamline the charter generally. These other proposed amendments will be voted on separately from the merger-related charter amendments. For more details on these proposed non-merger-related amendments to the charter, please see “Special Business Proposal 1—The Amendments to the Articles of Association of Verigy,” beginning on page 159.

Q:	What vote of the Verigy shareholders is required to approve the charter amendments?

A:	The required vote for the approval of the charter amendments in each of the proposals is an affirmative vote of not less than 75% of the Verigy ordinary shares, present or represented and entitled to vote on the charter amendments at the 2011 Annual General Meeting.

The Selective Capital Reduction

Q:	Why is Verigy proposing the selective capital reduction?

A:	Verigy has determined that a significant percentage of its shareholders are “odd-lot” holders, or holders of 99 or fewer ordinary shares each. The large percentage of odd-lot holders is primarily attributable to Verigy’s history as a spin-out from Agilent Technologies, which was, in turn, a spin-out from Hewlett-Packard. Having a large number of odd-lot shareholders can be administratively burdensome, and significantly increases the costs of shareholder communications, such as distribution of proxy statements and the convening of general meetings of shareholders. The selective capital reduction would therefore enable Verigy to achieve a more efficient capital structure and to efficiently return an aggregate sum of up to $35 million to the odd-lot shareholders, thereby unlocking the value of the odd-lot shares held by such shareholders and allowing them to realize their investments in Verigy, which may otherwise not be easily disposed of on the NASDAQ Global Select Market without incurring significant transaction costs, relative to the value of such odd-lot shares.

Q:	What vote of the Verigy shareholders is required to approve the selective capital reduction?

A:	In order for the selective capital reduction to be approved, the affirmative vote of not less than 75% of the Verigy ordinary shares, voting in person or by proxy, is required. If this voting threshold is met, the selective capital reduction must then be approved by the Singapore court.

If Verigy’s proposed Holdco Reorganization is approved and implemented, then Verigy will make an application to seek the approval of the Singapore court for a capital reduction only after the Holdco Reorganization is implemented, to return a cash distribution to Holdco, as the sole shareholder of Verigy following the implementation of the Holdco Reorganization. Thereafter, subject to this application becoming effective, Holdco will then make a separate application to seek the approval of the Singapore court for the selective capital reduction, to cancel the Holdco ordinary shares held by odd-lot holders. These odd-lot holders would consist of former Verigy shareholders, who received shares of Holdco as a result of the implementation of the Holdco Reorganization, and former LTX-Credence shareholders, who received ordinary shares of Holdco as a result of the merger (which would not be completed until after the Holdco Reorganization).

If Verigy’s proposed Holdco Reorganization is not approved or is otherwise not implemented, then Verigy will make an application to seek the approval of the Singapore court for the selective capital reduction as soon as practicable following either (i) the completion of the merger, if the merger is approved, or (ii) the 2011 Annual General Meeting, if the merger is not approved.

If Verigy’s board of directors determines in its discretion that it is not in the best interests of Verigy to effect the selective capital reduction (due to the then prevailing market or economic conditions or for any other reason), Verigy will not be obliged or required to proceed to make the selective capital reduction effective, and will make an announcement to that effect, and take all necessary steps and action to terminate the selective capital reduction exercise. The selective capital reduction is therefore subject to and conditional on Verigy’s board of directors deciding, following the satisfaction of various conditions, to effect the selective capital reduction. For a detailed description of the selection capital reduction, see “Special Business—Proposal 2—The Selective Capital Reduction,” beginning on page 161 of this joint proxy statement/prospectus.

The selective capital reduction, once approved by the requisite shareholders and by the Singapore court, will be mandatory for all affected odd-lot holders. There is no opt-out option, and once implemented, the ordinary shares held by such odd-lot holders will be cancelled on the effective date of the selective capital reduction.

If the merger is approved, then the merger will also be completed before the selective capital reduction is effected, and so the odd-lot holders whose shares may be cancelled pursuant to the selective capital reduction will also then include some former LTX-Credence shareholders.

Q:	How will the selective capital reduction work?

A:	If the selective capital reduction is approved by the Verigy shareholders and the Singapore court, then odd-lot holders will receive a cash distribution for each ordinary share that they hold and which is cancelled pursuant to the selective capital reduction.

Q:	How is the amount to be distributed for each share calculated?

A:	The price per share will be calculated by taking the average of the three highest closing prices of the Verigy ordinary shares, as traded on the NASDAQ Global Select Market, for the period of ten trading days ending on the third business day prior to the date of Verigy’s 2011 Annual General Meeting. Verigy will make an announcement to inform shareholders of such price, once it has been calculated. For more details, see the section entitled “Special Business—Proposal 2—The Selective Capital Reduction” beginning on page 161 of this joint proxy statement/prospectus.

Q:	When will the selective capital reduction be implemented?

A:	If it is approved by the Verigy shareholders and by the Singapore court, the selective capital reduction will not be implemented until the books closure date for the selective capital reduction, which will be after the completion of the merger (if the merger is approved). This books closure date will be announced by Verigy once all the conditions for the selective capital reduction have been satisfied.

Q:	What are the material U.S. federal income tax consequences of the selective capital reduction?

A:	The sale of ordinary shares by a U.S. shareholder pursuant to the selective capital reduction generally will result in capital gain or loss for U.S. federal income tax purposes equal to the difference between the shareholder’s basis in the shares and the amount of cash received, subject to certain special rules applicable to “passive foreign investment companies” discussed below. Such gain will be long-term capital gain if the shares were held for more than one year at the time the selective capital reduction is effected. Long-term capital gains of non-corporate taxpayers are taxed at preferential rates under current law. The deductibility of capital losses is subject to limitation.

The Shareholder Meetings of LTX-Credence and Verigy

Questions and Answers for LTX-Credence Shareholders

Q:	What matters will LTX-Credence shareholders vote on at the special meeting?

A:	LTX-Credence shareholders will vote on a proposal to approve the merger agreement. In addition, LTX-Credence shareholders are being asked to grant to the proxies identified in the enclosed proxy card discretionary authority to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting. There are currently no other proposals for LTX-Credence shareholders to consider.

Q:	How does the LTX-Credence board of directors recommend that LTX-Credence shareholders vote?

A:	The LTX-Credence board of directors unanimously has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the LTX-Credence shareholders and recommends that LTX-Credence shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” approval of the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit proxies in the event there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting. For a more complete description of the recommendation of the LTX-Credence board of directors, see the section entitled “The Merger—Recommendation of the LTX-Credence Board of Directors,” beginning on page 55.

Q:	When and where will the LTX-Credence special meeting be held?

A:	The special meeting is scheduled to be held at 825 University Avenue, Norwood, Massachusetts 02062, on —, 2011, at —, local time.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of LTX-Credence common stock at the close of business on —, 2011, the record date, are entitled to vote at the special meeting. On the record date, —, shares of LTX-Credence common stock were outstanding and entitled to vote.

Q:	How do LTX-Credence shareholders vote?

A:	Most shareholders can vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying this joint proxy statement/prospectus. You can also vote by completing and returning a proxy card or, if you hold your shares in street name, a voting instruction form.

The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Standard Time, on —, 2011. Please be aware that LTX-Credence shareholders who vote over the Internet may incur costs such as telephone and Internet access charges for which they will be responsible.

The method by which LTX-Credence shareholders vote will in no way limit their right to vote at the meeting if such shareholders later decide to attend in person. If shares are held in street name, LTX-Credence shareholders must obtain a proxy, executed in their favor, from a broker or other holder of record, to be able to vote at the meeting.

All shares entitled to vote and represented by properly completed proxies received prior to the LTX-Credence special meeting and not revoked will be voted at the meeting in accordance with stockholder instructions. If a signed proxy card is returned without indicating how shares should be voted on a matter and the proxy is not revoked, the shares represented by the proxy will be voted as the LTX-Credence board of directors recommends, and therefore “FOR” the approval of the merger agreement and “FOR” approval of the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit proxies in the event there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting. If an LTX-Credence shareholder abstains from voting or does not vote, it will have the same effect as a vote against the proposal to approve the merger agreement.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. LTX-Credence shareholders may revoke a proxy (including an Internet or telephone vote) at any time before it is exercised by timely delivery of a properly executed, later-dated proxy or by voting in person at the meeting.

Q:	What do LTX-Credence shareholders need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference in this joint proxy statement/prospectus, including its annexes. In order for shares to be represented at the LTX-Credence special meeting, LTX-Credence shareholders can (1) vote over the Internet or by telephone by following the instructions included on the proxy card, (2) indicate on the enclosed proxy card how they would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope or (3) attend the LTX-Credence special meeting in person.

Q:	Who can answer my questions?

A:	LTX-Credence shareholders with questions about the merger, or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

The Proxy Advisory Group

18 East 41st Street, Suite 2000

New York, New York 10017

(888) 33 PROXY, or (888) 337-7699

Questions and Answers about Verigy’s 2011 Annual General Meeting of Shareholders

Q:	When and where is the 2011 Annual General Meeting of Shareholders?

A:	Verigy’s 2011 Annual General Meeting of Shareholders will be held at —, local time, on —, 2011 at 10100 North Tantau Avenue, Cupertino, California 95014. Check-in will begin at —, local time. Please allow ample time for the check-in procedures.

Q:	How can I attend the Annual General Meeting?

A:	Verigy shareholders as of the close of business on —, 2011 are entitled to attend the Annual General Meeting. Beneficial holders are not permitted to vote unless such beneficial holder’s broker is registered as a member in the Register of Members, and has appointed the beneficial holder as the broker’s proxy. Verigy shareholders should be prepared to present photo identification for admittance. In addition, names of members will be verified against the Register of Members prior to being admitted to the meeting. If Verigy shareholders do not provide photo identification or comply with the other procedures outlined above upon request, they will not be admitted to the meeting.

Q:	What matters will Verigy shareholders vote on at the Annual General Meeting?

A:	The Verigy shareholders will vote on special business and on ordinary business. Special business includes each of the proposed transactions that are discussed in this joint proxy statement/prospectus as well as other items of special business commonly on the agenda at Verigy’s annual general meetings:

•	approval of the issuance of the ordinary shares in the merger;

•	approval of the amendments to Verigy’s articles of association;

•	approval of the selective capital reduction;

•

approval of non-employee director annual cash compensation, annual cash compensation for the Chairpersons of the Audit, Compensation and Nominating and Governance Committees, annual cash compensation for the Lead Independent Director and the tax equalization payments;

•	approval of authorization of ordinary share issuances;

•	approval of a share purchase mandate;

•	consideration of a non-binding advisory resolution to approve Verigy’s executive compensation; and

•	consideration of a non-binding advisory resolution to determine the frequency of holding an advisory vote on executive compensation.

Ordinary business includes:

•

approval of the re-appointment of PricewaterhouseCoopers LLP to serve as the independent Singapore auditor for the fiscal year ending October 31, 2011, and authorization the board of directors to fix PricewaterhouseCoopers LLP’s remuneration;

•	re-election of Mr. C. Scott Gibson as a director of the board of directors;

•	re-election of Mr. Edward C. Grady as a director of the board of directors; and

•	re-election of Mr. Ernest L. Godshalk as a director of the board of directors.

Q:	How can I vote?

A:	Shareholders of whose names are registered on the Register of Members of Verigy as of the 2011 Annual General Meeting and the Verigy Court Meeting may vote in person by attending the Annual General Meeting and the Verigy Court Meeting, or by proxy, by completing and returning a proxy card or, if you hold your shares in street name (as a beneficial holder), a voting instruction form. Most beneficial owners may also submit their voting instructions to their bank or broker custodian by telephone or by Internet.

The method by which Verigy shareholders vote will in no way limit the right to vote at the Annual General Meeting if you later decide to attend in person. If shares are held in street name, Verigy shareholders must obtain a proxy, executed in their favor, from their broker or other holder of record, to be able to vote at the Annual General Meeting.

All shares entitled to vote and represented by properly completed proxies received prior to the Annual General Meeting and not revoked will be voted at the meeting in accordance with your instructions. If a signed proxy card is returned without indicating how shares should be voted on a matter and the proxy is not revoked, the shares represented by such proxy will be voted as the Verigy board of directors recommends and therefore:

•	“FOR” the issuance of shares in connection with the merger;

•	“FOR” the amendments to Verigy’s articles of association;

•	“FOR” the selective capital reduction;

•

“FOR” the non-employee director annual cash compensation, annual cash compensation for the Chairpersons of the Audit, Compensation and Nominating and Governance Committees, annual cash compensation for the Lead Independent Director and the tax equalization payments;

•	“FOR” the authorization of ordinary share issuances;

•	“FOR” the share purchase mandate;

•	“FOR” the non-binding advisory resolution to approve Verigy’s executive compensation;

•	“FOR” the non-binding advisory resolution to hold an advisory vote on executive compensation every three years;

•	“FOR” the re-appointment of PricewaterhouseCoopers LLP to serve as the independent Singapore auditor for the fiscal year ending October 31, 2011; and

•	“FOR” the re-election of the nominees to the board of directors.

For a more detailed explanation of the voting procedures, please see the section entitled “The Verigy 2011 Annual General Meeting of Shareholders” beginning on page 153 of this joint proxy statement/prospectus. For a description of the board’s recommendation regarding the proposals please see the section entitled “Recommendation of the Verigy Board of Directors” beginning on page 52 of this joint proxy statement/prospectus.

Q:	Why do I have two proxy cards, and what happens if I do not submit a proxy card?

A:	Two proxy cards are enclosed with this joint proxy statement/prospectus because Verigy is technically holding two separate shareholder meetings, the 2011 Annual General Meeting and the Verigy Court Meeting, which will be held back-to-back on the same day. Singapore law requires us to put the proposal to approve the Holdco Reorganization, the subject of the Verigy Court Meeting, on a separate proxy card. Failure to submit a proxy card could make it more difficult for us to achieve a quorum at the Annual General Meeting. Therefore, we urge Verigy shareholders to vote, and we request that you return both proxy cards.

Q:	May I change my vote after I have submitted a proxy card or voting instructions?

A:	Yes. Verigy shareholders may revoke a previously granted proxy or voting instructions at any time prior to the Annual General Meeting by:

•	signing and returning a later dated proxy or voting instructions for the meeting; or

•

attending the Annual General Meeting and voting in person in the case of a registered member, as described in the section entitled “The Verigy 2011 Annual General Meeting of Shareholders” beginning on page 153 of this joint proxy statement/prospectus.

Only the last submitted proxy or voting instructions will be considered. Please submit a proxy or voting instructions for the 2011 Annual General Meeting as soon as possible.

If you hold shares in street name (i.e., through a bank, broker, trustee or other nominee) and would like to change your vote instruction, you should follow the directions provided by your custodian. Most custodians provide means by which beneficial owners may vote by telephone or by Internet, as well as by signing and returning voting instructions.

Q:	What do Verigy shareholders need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes. In order for Verigy ordinary shares to be represented at the Annual General Meeting, Verigy shareholders can (1) indicate on the enclosed proxy cards how they would like to vote and return the proxy cards in the accompanying pre-addressed postage paid envelope or (2) attend the meetings in person.

Q:	Who can answer questions?

A:	Verigy shareholders with questions about the merger or the other matters to be voted on at the Annual General Meeting or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll-Free: (877) 456-3510

Banks and Brokers May Call Collect: (212) 750-5833

Registered holders of Verigy ordinary shares who have questions regarding their share ownership may write Verigy’s transfer agent, Computershare Trust Company, N.A., 250 Royall Street, Canton Massachusetts 02021, (800) 736-3001. Registered holders may call toll-free (800) 431-7723 or non toll-free (312) 360-5193.

SUMMARY—THE MERGER

The following is a summary of the information contained in this joint proxy statement/prospectus relating to the merger. This summary may not contain all of the information about the merger that is important to you. For a more complete description of the merger, Verigy and LTX-Credence encourage you to read carefully this entire joint proxy statement/prospectus, including the attached annexes. In addition, Verigy and LTX-Credence encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Verigy and LTX-Credence. Shareholders of Verigy and LTX-Credence may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 262 of this joint proxy statement/prospectus.

The Merger

Each of the boards of directors of Verigy and LTX-Credence has unanimously approved a strategic merger, combining Verigy and LTX-Credence. Verigy and LTX-Credence have entered into an agreement and plan of merger pursuant to which Verigy and LTX-Credence will combine their businesses through either the merger of a newly formed, wholly-owned subsidiary of Verigy with and into LTX-Credence, with LTX-Credence becoming a wholly-owned subsidiary of Verigy, or through the merger of a newly formed, wholly-owned subsidiary of Verigy Holding Co. Ltd., which we refer to as Holdco, with and into LTX-Credence, with LTX-Credence becoming a wholly-owned subsidiary of Holdco. In the proposed merger, LTX-Credence shareholders will receive 0.96 ordinary shares of Verigy or Holdco, as applicable, for each share of LTX-Credence common stock.

Parties to the Merger

Verigy Ltd.

Verigy provides advanced semiconductor test systems and solutions used by leading companies worldwide in design validation, characterization, and high-volume manufacturing test. Verigy offers scalable platforms for a wide range of system-on-chip (SOC) test solutions, and memory test solutions for Flash, DRAM including high-speed memories, and multi-chip packages (MCP). Verigy also provides advanced analysis tools that accelerate design debug and yield ramp processes.

Verigy was incorporated in Singapore on January 23, 2006. Verigy’s principal offices are located at No. 1 Yishun Ave 7, Singapore 768923, and the address of its principal U.S. subsidiary is 10100 North Tantau Avenue, Cupertino, California 95014. Verigy’s telephone number at its U.S. location is (408) 864-2900. Verigy’s home page on the Internet is www.verigy.com.

LTX-Credence Corporation

LTX-Credence is a global provider of automated test equipment (ATE) solutions designed to deliver value through innovation enabling customers to implement best-in-class test strategies to maximize their profitability. LTX-Credence addresses the broad, divergent test requirements of the wireless, computing, automotive and entertainment market segments, offering a comprehensive portfolio of technologies, the largest installed base in the Asia-Pacific region, and a global network of strategically deployed applications and support resources.

LTX-Credence was incorporated in Massachusetts in 1976. LTX-Credence’s principal offices are located at 1355 California Circle, Milpitas, California 95035 and its telephone number is (408) 635-4300.

Verigy Holding Co. Ltd. (Holdco)

Verigy Holding Co. Ltd. was incorporated in Singapore on March 12, 2010, originally under the name Alisier Limited. Verigy Holding Co. Ltd.’s principal offices are located at No. 1 Yishun Ave 7, Singapore 768923. Verigy Holding Co. Ltd.’s issued share capital is held by two nominee shareholders for the benefit of Verigy. Verigy Holding Co. Ltd. has no assets or business operations, and will not conduct any business as a subsidiary of Verigy prior to the reorganization. We refer to Verigy Holding Co. Ltd. as Holdco throughout this joint proxy statement/prospectus.

Lobster-1 Merger Corporation

Lobster-1 Merger Corporation is a newly-formed, wholly-owned subsidiary of Verigy. Verigy formed Lobster-1 Merger Corporation solely to effect the merger in the event that Verigy’s reorganization with Holdco is not implemented. Lobster-1 Merger Corporation has not conducted and will not conduct any business during any period of its existence.

Lobster-2 Merger Corporation

Lobster-2 Merger Corporation is a newly-formed, wholly-owned subsidiary of Holdco. Holdco formed Lobster-2 Merger Corporation solely to effect the merger, in the event that the Verigy’s reorganization with Holdco is implemented. Lobster-2 Merger Corporation has not conducted and will not conduct any business during any period of its existence.

The Merger Agreement

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see “The Merger Agreement” beginning on page 99.

Consideration to be Received in the Merger

If the proposed merger is completed, LTX-Credence shareholders will be entitled to receive 0.96 ordinary shares of Verigy or Holdco, as applicable, for each share of LTX-Credence common stock that they own. LTX-Credence shareholders will receive cash for any fractional shares they would otherwise receive in the merger, in an amount equal to the product of the fractional shares multiplied by the average closing sale price of one Verigy ordinary share for the ten most recent trading days that Verigy ordinary shares have traded, ending on the trading day prior to the effective time of the merger.

Treatment of LTX-Credence Stock Options

Each outstanding option to acquire LTX-Credence common stock will be assumed by Verigy or Holdco, as applicable, and converted into an option to acquire ordinary shares of Verigy or Holdco, as applicable; provided however, no stock option to purchase LTX-Credence common stock will be assumed to the extent that (i) a holder of such option is an employee of LTX-Credence or its subsidiaries at the effective time of the merger, and the option has a remaining term (commencing from the effective time of the merger and ending on the original expiration date of the term of the option) in excess of 10 years, or (ii) with respect to a LTX-Credence optionholder who is a non-employee of LTX-Credence or its subsidiaries at the effective time of the merger, the option has a remaining term, as defined in (i) above, in excess of 5 years. Each stock option will be converted to equal to the product of the number of shares of LTX-Credence common stock that were subject to the original LTX-Credence stock option multiplied by 0.960, rounded down to the nearest whole share, at a per share exercise price equal to the exercise price per share of the original LTX-Credence stock option divided by 0.960, rounded up to the nearest whole cent. Each converted LTX-Credence stock option will have the same terms and conditions as were in effect immediately prior to the merger; provided, however, after the effective time of the merger, in order to comply with applicable law, holders of LTX-Credence options will not have the ability to pay the exercise price of such LTX-Credence option with previously owned shares of issuer stock. The assumed options will be, subject to any accelerated vesting as a result of the merger, to the extent provided by the terms of the applicable LTX-Credence share plan or of any applicable individual agreements.

Treatment of LTX-Credence Restricted Share Units

Each LTX-Credence restricted share unit will be assumed by Verigy or Holdco, as applicable, and converted into the right to receive ordinary shares of Verigy or Holdco, as applicable, or an amount in respect thereof for cash settled LTX-Credence restricted share units, with the number of ordinary shares of Verigy or Holdco, as applicable, subject to such award equal to the number of shares of LTX-Credence common stock subject to the award multiplied by the exchange ratio of 0.960, rounded down to the nearest whole share. The converted LTX-Credence restricted share units will have the same terms and conditions as were in effect immediately prior to the effective time of the merger, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable LTX-Credence share plan or of any applicable individual agreements.

Treatment of LTX-Credence Share Plans

Verigy or Holdco, as applicable, will assume the 2010 LTX-Credence Stock Incentive Plan, including the right to issue awards remaining available for grant under such plan. Following the merger, all references to a number of shares of LTX-Credence common stock will be changed to reference ordinary shares of Verigy or Holdco, as applicable, and converted to a number of ordinary shares of Verigy or Holdco, as applicable, equal to the product of the number of shares of LTX-Credence common stock multiplied by the exchange ratio of 0.960, rounded down to the nearest whole share. After the transaction, Verigy or Holdco, as applicable, will be able to grant equity awards under the 2010 LTX-Credence Stock Incentive Plan, to the extent shares are available for grant under the plan, subject to limits under NASDAQ rules.

Recommendation of the Verigy Board of Directors

After careful consideration, the Verigy board of directors unanimously determined that the merger agreement and the consummation of the transactions contemplated by the merger agreement are advisable and in the best interests of the Verigy shareholders, and has unanimously approved the merger agreement. The Verigy board of directors recommends that the Verigy shareholders vote “FOR” the proposal to approve the issuance of Verigy ordinary shares in connection with the merger. However, Verigy has received an unsolicited, written proposal to acquire Verigy for $15 per ordinary share in cash from Advantest Corporation. Verigy recently received a draft definitive agreement from Advantest. The Verigy board of directors, the independent Transaction Committee and Verigy’s outside legal and financial advisors are evaluating the Advantest proposal. The Verigy board of directors has not determined that the Advantest proposal is superior to the LTX-Credence transaction.

Recommendation of the LTX-Credence Board of Directors

After careful consideration, the LTX-Credence board of directors unanimously determined that the merger is advisable and in the best interests of LTX-Credence and its shareholders, and approved the merger agreement. The LTX-Credence board of directors recommends that the LTX-Credence shareholders vote “FOR” the proposal to approve the merger agreement.

Opinion of Verigy Financial Advisor Regarding the Merger

On November 17, 2010, Morgan Stanley delivered its oral opinion, subsequently confirmed by delivery of its written opinion dated November 17, 2010, to the Verigy board of directors that, as of that date and subject to the assumptions, considerations and limitations set forth in its opinion, the exchange ratio of 0.960 provided for in the merger agreement was fair, from a financial point of view, to Verigy. Morgan Stanley provided its opinion for the information and assistance of the Verigy board of directors in connection with the board’s consideration of the merger. The Morgan Stanley opinion is not a recommendation as to how any Verigy shareholder should vote or take any other action with respect to the proposal to approve the issuance of Verigy ordinary shares in connection with the merger. Verigy has agreed to pay Morgan Stanley a transaction fee equal to approximately 1.25% of the value of the consideration paid per share of LTX-Credence common stock multiplied by the total number of shares of LTX-Credence common stock outstanding (including the number of shares of LTX-Credence common stock which would be outstanding upon exercise of any in-the-money securities, including among others, options and convertible debt), $1.0 million of which was paid on the date the parties entered into the merger agreement and the rest of which is payable upon consummation of the merger.

The full text of the written opinion of Morgan Stanley, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached to this joint proxy statement/prospectus as Annex B. Shareholders of Verigy are urged to read the opinion carefully and in its entirety. Verigy shareholders should also carefully consider the discussion of Morgan Stanley’s analysis in the section entitled “The Merger—Opinion of Verigy Financial Advisor” beginning on page 57 of this joint proxy statement/prospectus.

Opinion of LTX-Credence Financial Advisor Regarding the Merger

On November 17, 2010, J.P. Morgan Securities LLC rendered its oral opinion, subsequently confirmed by delivery of its written opinion dated November 17, 2010, to LTX-Credence’s board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of LTX-Credence common stock. LTX-Credence has agreed to pay J.P. Morgan a fee of approximately $4.5 million, a substantial portion of which is dependent on consummation of the merger.

The full text of the written opinion of J.P. Morgan, dated November 17, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus. LTX-Credence shareholders should carefully consider the discussion of J.P. Morgan’s analysis in the section entitled “The Merger—Opinion of LTX-Credence Financial Advisor” beginning on page 64 of this joint proxy statement/prospectus. LTX-Credence shareholders are also urged to read the opinion carefully and in its entirety. J.P. Morgan provided its opinion for the information and assistance of LTX-Credence’s board of directors in connection with its consideration of the merger. J.P. Morgan’s opinion is not a recommendation as to how any holder of LTX-Credence common stock should vote with respect to the merger.

Interests of Directors and Executive Officers in the Merger

You should be aware that some of the directors and officers of Verigy and LTX-Credence have interests in the merger that are different from, or are in addition to, the interests of shareholders generally. For a detailed discussion of interests of directors and executive officers in the merger, see “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 71.

Dissenters’ Appraisal Rights

Massachusetts law provides holders of common stock of LTX-Credence with the right to dissent from the merger and to receive a cash payment equal to the fair market value of their shares. Holders electing to exercise their dissenters’ rights must comply with the provisions of Part 13 of the Massachusetts Business Corporation

Act; a copy of which is attached to this joint proxy statement/prospectus as Annex D. If you are a LTX-Credence shareholder and you wish to exercise your appraisal rights you will need to deliver written notice of your intent to demand payment for your shares, not vote for the approval of the merger agreement, and comply with the other procedures as required by the Massachusetts Business Corporation Act. Please see “Dissenters’ Appraisal Rights” beginning on page 145 for more detailed instructions. Strict compliance with Part 13 of the Massachusetts Business Corporation Act is required. A shareholder who does not comply with the procedural rules may not be entitled to exercise dissenters’ rights to which such shareholder would otherwise be entitled.

Conditions to Completion of the Merger

We expect to complete the merger after all the conditions to the merger in the merger agreement are satisfied or waived, including after we receive shareholder approvals at the meetings of Verigy and LTX-Credence and receive all required Singapore court and regulatory approvals. We currently expect to complete the merger in the first half of calendar 2011. However, it is possible that factors outside of our control could require us to complete the merger at a later time or not to complete it at all.

The obligation of each party to complete the merger is subject to the satisfaction or waiver of several conditions set forth in the merger agreement, which are summarized below:

•

if the Holdco Reorganization receives the requisite approvals from the Verigy shareholders and the Singapore court, the Holdco Reorganization will have been consummated prior to consummation of the merger of Lobster-2 Merger Corporation with LTX-Credence;

•	the issuance of ordinary shares of Verigy or Holdco, as applicable, will have been approved by the shareholders of Verigy or Holdco, as applicable;

•	the merger agreement shall have been approved by LTX-Credence’s shareholders;

•	the absence of certain governmental orders or proceedings that make the transaction illegal or otherwise prohibit the consummation of the transaction;

•

the registration statement (of which this joint proxy statement/prospectus forms a part) will have been declared effective by the Securities and Exchange Commission, or SEC, and there will be no stop orders or proceedings initiated or threatened to suspend the effectiveness of the registration statement;

•	Verigy and LTX-Credence will have received opinions from their respective tax counsel regarding the tax-free nature of the merger; and

•	any waiting periods under any regulatory bodies will have expired or been terminated and satisfaction of any other material foreign antitrust requirements will have been obtained.

The obligation of LTX-Credence to consummate the transaction is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties Verigy, Holdco, Lobster-1 Merger Corporation and Lobster-2 Merger Corporation, which we refer to collectively as the Verigy Parties, contained in the merger agreement shall be true and correct on and as of the date of the closing of the merger except for failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Verigy and its subsidiaries, taken as a whole;

•

the Verigy Parties shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the date of the closing of the merger; and

•	no material adverse effect on Verigy shall have occurred since the date of the merger agreement and be continuing.

The obligation of the Verigy Parties to consummate the transaction is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of LTX-Credence contained in the merger agreement shall be true and correct on and as of the date of the closing of the merger except for failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on LTX-Credence and its subsidiaries, taken as a whole;

•

LTX-Credence shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the date of the closing of the merger; and

•	no material adverse effect on LTX-Credence shall have occurred since the date of the merger agreement and be continuing.

The merger agreement provides that any or all of the additional conditions described above may be waived, in whole or in part, by Verigy or LTX-Credence, to the extent legally allowed. Neither Verigy nor LTX-Credence currently expects to waive any material condition to the completion of the merger. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 108.

No Solicitation of Other Offers

The merger agreement contains customary “no solicitation” provisions, subject to a “fiduciary exception,” requiring each of Verigy and LTX-Credence not to, and not to permit its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents or other representatives to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal;

•

participate or engage in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to or for the purpose of facilitating, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any acquisition proposal;

•

terminate, amend, release or authorize the release of any person or entity from or expressly waive any confidentiality, “standstill” or similar agreement under which it has any rights, or fail to enforce in all material respects each such agreement at the request of Verigy, in the case of an agreement under which LTX-Credence has any rights, or LTX-Credence, in the case of an agreement under which Verigy has any rights;

•

take any action to render inapplicable, or to exempt any third person from, any legal requirement that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock;

•	publicly approve, endorse or recommend any acquisition proposal relating to LTX-Credence or Verigy, respectively;

•

enter into any letter of intent or similar contract contemplating or otherwise relating to any acquisition proposal or transaction contemplated thereby, other than a confidentiality agreement in connection with a superior offer; or

•	propose publicly or agree to any of the foregoing with respect to an acquisition proposal relating to LTX-Credence or Verigy, respectively.

The merger agreement does not, however, prohibit either party from considering a bona fide acquisition proposal from a third party if certain specified conditions are met. For a discussion of the prohibition on solicitation of acquisition proposals from third parties, see “The Merger Agreement—No Solicitation” beginning on page 110.

Termination of the Merger Agreement

Each of Verigy or LTX-Credence has the right to terminate the merger agreement at any time prior to the completion of the merger if:

•	the parties mutually agree in writing;

•

the closing of the merger does not occur on or before July 15, 2011, except that a party may not terminate under this provision if the party was the principal cause of the failure of the merger to occur on or before such date;

•	a nonappealable final governmental order or ruling permanently prevents or makes illegal the consummation of the merger despite reasonable best efforts by the terminating party;

•	LTX-Credence’s shareholders do not approve the merger agreement despite a duly convened meeting of LTX-Credence’s shareholders; or

•	Verigy’s shareholders do not approve the issuance of ordinary shares of Verigy or Holdco, as applicable, and the Charter Amendments, despite a duly convened meeting of Verigy’s shareholders.

Verigy may terminate the merger agreement if:

•	a triggering event, as described below, with respect to LTX-Credence shall have occurred; or

•

LTX-Credence breaches any of its representations, warranties, covenants or agreements in a manner that causes the closing conditions regarding its representations, warranties and covenants not to be satisfied after a 30-day cure period.

LTX-Credence may terminate the merger agreement if:

•	a triggering event with respect to Verigy shall have occurred; or

•

any of the Verigy Parties breaches any of its representations, warranties, covenants or agreements in a manner that causes the closing conditions regarding its representations, warranties and covenants not to be satisfied after a 30-day cure period.

Under the merger agreement, a triggering event with respect to Verigy or LTX-Credence, as the case may be, includes among other things, a change of recommendation of its board of directors regarding the shareholder approvals required to complete the merger, the failure of its board of directors to include in this joint proxy statement/prospectus the recommendation of its board of directors in favor of, in the case of Verigy, approval of the issuance of ordinary shares of Verigy, and the Charter Amendments, or in the case of LTX-Credence, the approval of the merger agreement, its board of directors approval or recommendation of any competing acquisition proposal, the company entering into a letter of intent or similar agreement relating to any competing acquisition proposal or a material breach by the company of its no solicitation obligations under the merger agreement.

For a discussion of the termination of the merger agreement, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 113.

Termination Fees

LTX-Credence will be required to pay Verigy a termination fee of $15 million if the merger agreement is terminated:

•	by Verigy as a result of a triggering event (as described above) with respect to LTX-Credence; or

•

by LTX-Credence or Verigy as a result of the failure to close the merger on or before July 15, 2011 or the failure to obtain the approval of LTX-Credence’s shareholders and, after the date of the merger agreement and prior to the termination of the merger agreement, any acquisition proposal with respect to LTX-Credence has been made known to LTX-Credence or publicly disclosed and not withdrawn and an acquisition of LTX-Credence is consummated or LTX-Credence enters into an agreement providing for an acquisition of LTX-Credence within 12 months following the termination of the merger agreement.

Verigy will be required to pay LTX-Credence a termination fee of $15 million if the merger agreement is terminated:

•	by LTX-Credence as a result of a triggering event (as described above) with respect to Verigy; or

•

by Verigy or LTX-Credence as a result of the failure to close the merger on or before July 15, 2011 or the failure to obtain the approval of Verigy’s shareholders and, after the date of the merger agreement and prior to the termination of the merger agreement, any acquisition proposal with respect to Verigy has been made known to Verigy or publicly disclosed and not withdrawn and an acquisition of Verigy is consummated or Verigy enters into an agreement providing for an acquisition of Verigy within 12 months following the termination of the merger agreement.

For a discussion of the termination fees see “The Merger Agreement—Termination Fees” beginning on page 114.

Board of Directors and Executive Officers of the Combined Company Following the Merger

Verigy or Holdco, as applicable, will initially have a board of directors consisting of seven Verigy designees and five LTX-Credence designees. The Co-Chief Executive Officers will be on the board of directors, as well as six of Verigy’s current directors and four of LTX-Credence’s current directors. However, if neither the Charter Amendments nor the Holdco Reorganization is approved by the Verigy shareholders, Verigy will initially have a board of directors consisting of nine members, two of whom will be the Co-Chief Executive Officers, four of whom will be current Verigy directors designated by Verigy and three of whom will be current LTX-Credence directors designated by LTX-Credence.

Effective upon completion of the merger, Jorge Titinger, Verigy’s current President and Chief Executive Officer, and David G. Tacelli, LTX-Credence’s Chief Executive Officer, will be appointed to serve as Co-Chief Executive Officers of Verigy or Holdco, as applicable. Robert J. Nikl, Verigy’s Chief Financial Officer, will serve as the Chief Financial Officer of Verigy or Holdco, as applicable. Keith Barnes, Verigy’s Chairman and former Chief Executive Officer, will be appointed as the Chairman of the board of directors of Verigy or Holdco, as applicable, and Roger W. Blethen, LTX-Credence’s Chairman, will be appointed as the “Lead Independent Director” of the board of directors of Verigy or Holdco, as applicable.

Material U.S. Federal Income Tax Consequences of the Merger

The merger is expected to qualify as a reorganization within the meaning of the Code or, if the Holdco Reorganization is implemented, the merger and the Holdco Reorganization taken together (referred to as the Combined Transaction) are expected to qualify as an exchange governed by Section 351 of the Code, for U.S. federal income tax purposes. Accordingly, except with respect to cash received in lieu of a fractional share of Verigy or Holdco, as applicable, an LTX-Credence shareholder will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the shareholder’s shares of LTX-Credence common stock for ordinary shares of Verigy or Holdco, as applicable, pursuant to the merger. It is a condition to each of Verigy’s and LTX-Credence’s respective obligations to complete the merger that it receives a legal opinion from its tax counsel, at the effective time of the merger, that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, or, if the Holdco Reorganization is implemented, that the Combined Transaction will be treated as an exchange governed by Section 351 of the Code for U.S. federal income tax purposes, and, in either case, U.S. holders will not be subject to tax on the exchange of their LTX-Credence common stock for ordinary shares of Verigy or Holdco, as applicable, in the merger, including as a result of the application of Section 367(a) of the Code, which is relevant because neither Verigy nor Holdco is a U.S. corporation.

For a more complete description of the material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 94.

The tax consequences of the merger to you may depend on your own situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not addressed in this joint proxy statement/prospectus. You are urged to consult with your own tax advisor for a full understanding of the tax consequences of the merger to you.

Regulatory Approvals to Complete the Merger

The merger is subject to certain antitrust laws. Verigy and LTX-Credence have made filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, referred to as the HSR Act, with the United States Department of Justice and the United States Federal Trade Commission. Verigy and LTX-Credence will also make a voluntary antitrust filing with antitrust regulators in Singapore. Verigy and LTX-Credence are not permitted to complete the merger until the applicable waiting period under the HSR Act has expired.

SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VERIGY

The following table sets forth certain of Verigy’s historical consolidated financial data as of and for each of the periods indicated. The historical consolidated statement of operations data for the fiscal years ended October 31, 2010, 2009 and 2008 and the historical consolidated balance sheet data as of October 31, 2010 and 2009 are derived from Verigy’s audited consolidated financial statements that are incorporated by reference into this joint proxy statement/prospectus. The historical consolidated statement of operations data for the fiscal years ended October 31, 2006 and 2007 and the historical consolidated balance sheet data as of October 31, 2008, 2007 and 2006 has been derived from Verigy’s audited consolidated financial statements that are not included or incorporated by reference into this joint proxy statement/prospectus. Because Holdco was created for the purpose of implementing the Holdco Reorganization, there are no historical financial statements for Holdco.

Verigy’s historical financial data may not be indicative of its results of operations or financial position to be expected in the future.

The selected historical financial data below should be read in conjunction with Verigy’s consolidated financial statements and the related notes to those financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in Verigy’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010, which has been filed with the SEC and are incorporated by reference into this joint proxy statement/prospectus. The following summary selected historical consolidated financial data may not be indicative of Verigy’s future performance.

	Fiscal Year Ended October 31,
	2010	2009	2008	2007	2006
	(In millions, except share and per share amounts)
Consolidated Statements of Operations Data:
Net revenue	$539	$323	$691	$761	$778
Income (loss) from operations	24	(109)	48	99	16
Net income (loss)	16	(127)	28	97	—
Net income (loss) per share:
Basic	$0.26	$(2.17)	$0.48	$1.63	$—
Diluted	$0.26	$(2.17)	$0.47	$1.61	$—
Weighted average shares (in thousands) used in computing net income (loss) per share:
Basic	59,567	58,437	59,574	59,190	53,356
Diluted	59,905	58,437	60,360	59,883	53,356

Consolidated Balance Sheet Data:
Working capital	$485	$390	$342	$378	$300
Total assets	817	713	734	771	674
Total debt	138	138	—	—	—
Shareholders’ equity	429	402	489	498	389

SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

OF LTX-CREDENCE

The following table sets forth certain of LTX-Credence’s consolidated financial data as of and for each of the periods indicated. The financial data for the fiscal years ended July 31, 2010, 2009 and 2008 is derived from LTX-Credence’s audited consolidated financial statements that are incorporated by reference into this joint proxy statement/prospectus. The financial data for the fiscal years ended July 31, 2006 and 2007 is derived from LTX-Credence’s audited consolidated financial statements that are not included or incorporated by reference into this joint proxy statement/prospectus.

LTX-Credence’s historical financial data may not be indicative of its results of operations or financial position to be expected in the future.

The selected historical financial data below should be read in conjunction with LTX-Credence’s consolidated financial statements and the related notes to those financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in LTX-Credence’s Annual Report on Form 10-K for the fiscal year ended July 31, 2010, which has been filed with the SEC and are incorporated by reference into this joint proxy statement/prospectus.

	Fiscal Year Ended July 31,
	2010	2009	2008	2007	2006
	(In millions, except shares and per share amounts)
Consolidated Statements of Operations Data:
Net revenue	$219	$137	$136	$148	$217
Income (loss) from operations	16	(142)	(5)	(10)	15
Net income (loss)	18	(137)	(1)	(11)	12
Net income (loss) per share:
Basic	$0.40	$(3.38)	$(0.03)	$(0.52)	$0.60
Diluted	$0.39	$(3.38)	$(0.03)	$(0.52)	$0.59
Weighted average common shares used in computing net income (loss) per share:
Basic	45,198	40,646	20,870	20,710	20,561
Diluted	46,036	40,646	20,870	20,710	20,736
Consolidated Balance Sheet Data:
Working capital	$111	$47	$86	$87	$143
Total assets	248	275	170	201	328
Total debt	1	86	18	47	148
Shareholders’ equity	177	105	117	113	118

SUMMARY OF SELECTED UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL DATA

The following summary of unaudited pro forma condensed combined financial data is designed to show how the merger of Verigy and LTX-Credence might have affected historical financial statements if the merger had been completed at an earlier time and was prepared based on the historical financial results reported by Verigy and LTX-Credence. The following should be read in connection with “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 118 and the Verigy and LTX-Credence audited consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus.

The unaudited pro forma balance sheet data assumes that the merger took place on October 31, 2010 and combines Verigy’s consolidated balance sheet as of October 31, 2010 with LTX-Credence’s consolidated balance sheet as of July 31, 2010. The unaudited pro forma statement of operations data for the fiscal year ended October 31, 2010 gives effect to the merger as if it occurred on November 1, 2009. The statement of operations of LTX-Credence used for the fiscal year ended October 31, 2010 pro forma presentation is based on LTX-Credence’s operating results for the year ended July 31, 2010.

The pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single company during these periods.

Fiscal Year Ended October 31, 2010
(In millions, except share and per share amounts)
Consolidated Statement of Operations Data:
Net revenue	$758
Income from operations	3
Net loss	(3)
Net loss per share:
Basic	$(0.03)
Diluted	$(0.03)
Weighted average common shares used in computing net loss per share (in thousands):
Basic	106,991
Diluted	106,991

As of October 31, 2010
(In millions)
Consolidated Balance Sheet Data:
Working capital	$600
Total assets	1,537
Total debt	138
Shareholders’ equity	1,058

COMPARATIVE PER SHARE DATA (UNAUDITED)

The following table shows per share data regarding net income per share and book value per share for Verigy and LTX-Credence on a historical, pro forma combined basis. The pro forma book value per share information was computed as if the merger had been completed on October 31, 2010. The pro forma loss from continuing operations information was computed as if the merger had been completed on November 1, 2009. The statement of operations of LTX-Credence used for the fiscal year ended October 31, 2010 pro forma presentation is based on LTX-Credence’s operating results for the year ended July 31, 2010. The LTX-Credence pro forma equivalent information was calculated by multiplying the corresponding pro forma combined data by an assumed exchange ratio of 0.96 ordinary shares of Verigy to 1.0 share of LTX-Credence common stock. This information shows how each share of LTX-Credence common stock would have participated in the combined companies’ loss from continuing operations and book value per share if the merger had been completed on the relevant dates. These amounts do not necessarily reflect future per share amounts of income (loss) from continuing operations and book value per share of the combined company.

The following unaudited comparative per share data is derived from the historical consolidated financial statements of Verigy and LTX-Credence. Because Holdco was created for the purpose of implementing the Holdco Reorganization, there are no historical financial statements for Holdco. The information below should be read in conjunction with the audited consolidated financial statements and accompanying notes of Verigy and LTX-Credence, which are incorporated by reference into this joint proxy statement/prospectus. You are also encouraged to read “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 118 of this joint proxy statement/prospectus.

Year Ended October 31, 2010
Verigy Historical Financial Data:
Net income per ordinary share—basic	0.26
Net income per ordinary share—diluted	0.26
Book value per ordinary share (1)	7.20

LTX-Credence Historical Financial Data:
Net income per common share—basic	0.40
Net income per common share—diluted	0.39
Book value per common share (1)	3.89

Verigy Pro Forma Combined Financial Data:
Net loss per ordinary share—basic	(0.03)
Net loss per ordinary share—diluted	(0.03)
Book value per common share	9.88

LTX-Credence Pro Forma Combined Financial Data (2):
Net loss per common share—basic	(0.03)
Net loss per common share—diluted	(0.03)
Book value per common share	9.48

(1)	The historical book value per ordinary share or per share of common stock is computed by dividing shareholders’ equity at the end of the period by the basic number of shares outstanding at the end of the period.
(2)	LTX-Credence pro forma equivalent amounts are calculated by multiplying pro forma combined per share amounts by the exchange ratio of 0.960.

HISTORICAL MARKET PRICES

Market Prices

The tables below set forth, for the fiscal quarters indicated, the intraday high and low sales prices per share of Verigy ordinary shares, which trade on the NASDAQ Global Select Market under the symbol “VRGY,” and LTX-Credence common stock, which trades on the NASDAQ Global Market under the symbol “LTXC.”

	Verigy Ordinary Shares
	High	Low
Fiscal Year 2010
November 1, 2009 through January 31, 2010	$13.75	$8.95
February 1, 2010 through April 30, 2010	$13.29	$9.57
May 1, 2010 through July 31, 2010	$12.45	$7.50
August 1, 2010 through October 31, 2010	$9.56	$7.48

Fiscal Year 2009
November 1, 2008 through January 31, 2009	$14.80	$7.35
February 1, 2009 through April 30, 2009	$11.43	$6.14
May 1, 2009 through July 31, 2009	$13.38	$9.60
August 1, 2009 through October 31, 2009	$13.46	$9.65

Fiscal Year 2008
November 1, 2007 through January 31, 2008	$27.96	$19.46
February 1, 2008 through April 30, 2008	$22.17	$17.04
May 1, 2008 through July 31, 2008	$26.11	$20.13
August 1, 2008 through October 31, 2008	$22.87	$11.81

	LTX-Credence Common Stock
	High	Low
Fiscal Year 2010
August 1, 2009 through October 31, 2009	$5.70	$2.25
November 1, 2009 through January 31, 2010	$5.67	$3.63
February 1, 2010 through April 30, 2010	$11.34	$5.34
May 1, 2010 through July 31, 2010	$11.04	$7.26

Fiscal Year 2009
August 1, 2008 through October 31, 2008	$6.60	$1.44
November 1, 2008 through January 31, 2009	$2.19	$0.27
February 1, 2009 through April 30, 2009	$1.68	$0.54
May 1, 2009 through July 31, 2009	$2.79	$1.11

Fiscal Year 2008
August 1, 2007 through October 31, 2007	$12.87	$9.78
November 1, 2007 through January 31, 2008	$9.99	$6.84
February 1, 2008 through April 30, 2008	$11.13	$7.65
May 1, 2008 through July 31, 2008	$9.90	$6.12

COMPARATIVE PER SHARE MARKET PRICE DATA

The following table shows the high and low sales prices per share of Verigy ordinary shares as reported on the NASDAQ Global Select Market and LTX-Credence common stock as reported on the NASDAQ Global Market on (1) November 17, 2010, the last full trading day preceding public announcement that Verigy and LTX-Credence had entered into the merger agreement, and January 28, 2011, the last full trading day for which high and low sales prices were available as of the date of this joint proxy statement/prospectus. Holdco was created for the purpose of implementing the Holdco Reorganization and is not yet listed on the NASDAQ Global Select Market; however, Verigy’s historical trading information is attributable to Holdco for purposes of this comparison.

The table also includes the equivalent high and low sales prices per share of LTX-Credence common stock on those dates. These equivalent high and low sales prices per share reflect the fluctuating value of Verigy ordinary shares or Holdco ordinary shares, as applicable, that LTX-Credence shareholders would receive in exchange for each share of LTX-Credence common stock if the merger were completed on either of these dates, applying the exchange ratio of 0.960 ordinary shares of Verigy or Holdco, as applicable, for each share of LTX-Credence common stock.

	Verigy Ordinary Shares		LTX-Credence Common Stock		Equivalent Price per share
	High	Low	High	Low	High	Low
November 17, 2010	$9.08	$8.77	$6.09	$5.95	$8.72	$8.42
January 31, 2011	$13.35	$13.08	$8.90	$8.60	$12.82	$12.56

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Verigy shareholders in determining whether to approve the issuance of ordinary shares of Verigy in connection with the merger or to LTX-Credence shareholders in determining whether to approve the merger agreement. Verigy shareholders and LTX-Credence shareholders are urged to obtain current market quotations for Verigy ordinary shares and LTX-Credence common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the issuance of ordinary shares of Verigy in the merger in the case of Verigy shareholders, and whether to approve the merger agreement in the case of LTX-Credence shareholders. See the section entitled “Where You Can Find More Information” beginning on page 262 of this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of Verigy, on the one hand, or LTX-Credence, on the other hand, to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements about future financial and operating results; benefits of the transaction to customers, shareholders and employees; potential synergies and cost savings resulting from the transaction; the ability of the combined company to drive growth and expand customer and partner relationships and other statements regarding the proposed transaction, and any statements regarding future economic conditions or performance; any statements of belief; any statements related to Advantest; and any statements of assumptions underlying any of the foregoing.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: failure of Verigy shareholders to approve the issuance of Verigy ordinary shares in the merger or the failure of LTX-Credence shareholders to approve the merger agreement; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of Verigy and LTX-Credence generally, including other risks that are described in the section entitled “Risk Factors,” which follows on the next page, and in the documents that are incorporated by reference into this joint proxy statement/prospectus.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, results of Verigy, LTX-Credence and the combined company could differ materially from the expectations in these statements. Verigy and LTX-Credence are not under any obligation (and expressly disclaim any such obligation) to update their respective forward-looking statements, except as required by law.

RISK FACTORS

In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Information,” Verigy shareholders should carefully consider the following risks before deciding whether to vote for approval of the issuance of the ordinary shares of Verigy in the merger, and LTX-Credence shareholders should carefully consider the following risks before deciding whether to vote for approval of the merger agreement. In addition, shareholders of Verigy and shareholders of LTX-Credence should read and consider the risks associated with each of the businesses of Verigy and LTX-Credence because these risks will relate to the combined company. Certain of these risks can be found in Verigy’s annual report on Form 10-K for the fiscal year ended October 31, 2010, which is incorporated by reference into this joint proxy statement/prospectus, and in LTX-Credence’s annual report on Form 10-K for the fiscal year ended July 31, 2010 and quarterly report on Form 10-Q for the fiscal quarter ended October 31, 2010, each of which is incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 262.

Risk Factors Relating to the Merger

LTX-Credence shareholders will receive a fixed ratio of 0.960 ordinary shares of either Holdco, if the Holdco Reorganization is consummated, or Verigy, if the Holdco Reorganization is not consummated, for each share of LTX-Credence common stock, regardless of any changes in market value of LTX-Credence common stock or the ordinary shares of Holdco or Verigy before the completion of the merger.

Upon completion of the merger, each share of LTX-Credence common stock will be converted into the right to receive 0.960 ordinary shares of either Holdco, if the Holdco Reorganization is consummated, or Verigy, if the Holdco Reorganization is not consummated. There will be no adjustment to the exchange ratio (except for adjustments to reflect the economic effect of any stock split, dividend or other recapitalization of Verigy ordinary shares, Holdco ordinary shares or LTX-Credence common stock), and the parties do not have a right to terminate the merger agreement based upon changes in the market price of Verigy ordinary shares, Holdco ordinary shares or LTX-Credence common stock. Accordingly, the dollar value of the ordinary shares of Verigy or Holdco, as applicable, that LTX-Credence shareholders will receive upon completion of the merger will depend upon the market value of the ordinary shares of Verigy or Holdco, as applicable, at the time of completion of the merger, which may be different from, and lower than, the closing price of Verigy ordinary shares on the last full trading day preceding public announcement that Verigy and LTX-Credence entered into the merger agreement, the last full trading day prior to the date of this joint proxy statement/prospectus or the date of the shareholder meetings. Moreover, completion of the merger may occur some time after the requisite shareholder approvals have been obtained. The market values of the ordinary shares of Verigy and LTX-Credence common stock have varied since Verigy and LTX-Credence entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of Verigy and LTX-Credence, market assessments of the merger, third party acquisition proposals, regulatory considerations, market and economic considerations, and other factors both within and beyond the control of Verigy and LTX-Credence.

The issuance of the ordinary shares of Verigy or Holdco to LTX-Credence shareholders in the merger will substantially reduce the percentage interests of Verigy shareholders.

If the merger is completed, Verigy and LTX-Credence expect that approximately 47 million ordinary shares of Verigy or 47 million ordinary shares of Holdco, as applicable, would be issued to holders of LTX- Credence shares outstanding on the closing date. Based on the number of ordinary shares of Verigy and LTX-Credence common stock outstanding on the date of the merger agreement, LTX-Credence shareholders would own, in the aggregate, approximately 44% of the ordinary shares of Verigy or Holdco, as applicable, immediately after the merger. The issuance the ordinary shares of Verigy or Holdco, as applicable, to LTX-Credence shareholders in the merger will cause a significant reduction in the relative percentage interest of current Verigy shareholders in voting, liquidation value and book and market value.

Even if the required regulatory approvals are obtained to complete the merger, governmental authorities could still seek to block or challenge the merger.

The merger is subject to review by the Antitrust Division of the Department of Justice and the Federal Trade Commission, or FTC, under the HSR Act. Under the HSR Act, Verigy and LTX-Credence are required to make pre-merger notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the merger. The merger is also subject to review by certain other governmental authorities under the antitrust laws of various other jurisdictions where Verigy or LTX-Credence conducts business. Verigy and LTX-Credence have made all of the required regulatory filings and the scheduled waiting periods are expected to expire in early 2011, assuming the relevant authorities do not require additional information. Assuming the receipt of all regulatory clearances, consents and approvals required to complete the merger, which cannot be guaranteed, even after the statutory waiting periods have expired, and after completion of the merger, governmental authorities could still seek to block or challenge the merger as they deem necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Verigy, LTX-Credence or the combined company may not prevail, or may incur significant costs, in defending or settling any action under the antitrust laws.

Uncertainty about the merger may adversely affect the relationships of Verigy, LTX-Credence or the combined company with their respective customers, suppliers and employees, whether or not the merger is completed.

In response to the announcement of the merger, existing or prospective customers or suppliers of Verigy, LTX-Credence or the combined company may:

•	delay, defer or cease purchasing goods or services from or providing goods or services to Verigy, LTX-Credence or the combined company;

•	delay or defer other decisions concerning Verigy, LTX-Credence or the combined company, or refuse to extend credit to Verigy, LTX-Credence or the combined company; or

•	otherwise seek to change the terms on which they do business with Verigy, LTX-Credence or the combined company.

Any such delays or changes to terms could seriously harm the business of each company or, if the merger is completed, the combined company.

In addition, as a result of the merger, current and prospective employees could experience uncertainty about their future with Verigy, LTX-Credence or the combined company. These uncertainties may impair each company’s or the combined company’s ability to retain, recruit or motivate key personnel.

Provisions of the merger agreement may deter alternative business combinations and could negatively impact the stock prices of Verigy and LTX-Credence if the merger agreement is terminated in certain circumstances.

The merger agreement prohibits Verigy, LTX-Credence and their respective subsidiaries from soliciting, initiating, encouraging or facilitating certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. The merger agreement also provides for the payment by Verigy or LTX-Credence of a termination fee of $15 million if the merger agreement is terminated in certain circumstances in connection with a competing third-party acquisition proposal for one of the companies. These provisions limit Verigy’s and LTX-Credence’s ability to pursue offers from third parties that could result in greater value to the

Verigy shareholders or the LTX-Credence shareholders, as the case may be. The obligation to pay the termination fee also may discourage a third party from pursuing an alternative acquisition proposal. If the merger is terminated and Verigy or LTX-Credence determine to seek another business combination, neither Verigy nor LTX-Credence can assure its security holders that they will be able to negotiate a transaction with another company on terms comparable to the terms of the merger, or that they will avoid incurrence of any fees associated with the termination of the merger agreement.

In the event the merger agreement is terminated by Verigy or LTX-Credence in circumstances that obligate either party to pay the termination fee to the other party, including where either party terminates the merger agreement because the other party’s board of directors withdraws its support of the merger, Verigy’s and/or LTX-Credence’s stock prices may decline.

The unsolicited proposal by Advantest Corporation has required Verigy to incur significant additional costs, has caused fluctuations in Verigy’s share price, may be disruptive to Verigy’s business and may be distracting for Verigy’s management, employees, customers, shareholders and vendors. Any future unsolicited proposals would likely have similar effects and may impact the proposed transaction with LTX-Credence.

On December 6, 2010, Verigy’s board of directors announced that it had received an unsolicited proposal from Advantest to acquire all of its outstanding ordinary shares for $12.15 per share in cash and on December 23, 2010, Verigy announced that it had received an updated proposal from Advantest, pursuant to which Advantest increased its proposed price to $15.00 per ordinary share in cash. On January 26, 2011, Advantest delivered a draft definitive agreement containing proposed terms and conditions. The board of directors believes the Advantest proposal might lead to a superior transaction, and Verigy has engaged in, and intends to continue engaging in, discussions with Advantest. There can be no assurances that a transaction will result from the Advantest proposal or discussions with Advantest.

Following the announcement of the unsolicited proposal, the market price of Verigy’s ordinary shares increased significantly. Fluctuations in Verigy’s share price are likely to continue for as long as there is uncertainty with respect to the Advantest proposal, or any other unsolicited proposal. Further, responding to Advantest’s unsolicited proposal has caused and is expected to continue to cause Verigy to incur additional expenses in the form of legal and advisory fees related to the evaluation of the unsolicited proposal, which may negatively impact our financial position and results of operations. The review and consideration of the Advantest proposal is a significant distraction for Verigy’s management and employees and requires the expenditure of significant time and resources. Advantest’s proposal also creates uncertainty for Verigy’s employees, and for Verigy’s current and potential customers, suppliers and business partners, which could cause them to terminate, or not to renew or enter into, arrangements with Verigy. Additionally, Advantest’s proposal and related actions could impact the way Verigy’s shareholders view the proposed transaction with LTX-Credence and Verigy’s ability to obtain the required shareholder approvals. To the extent discussions with Advantest continue and no transaction is announced, or another third party makes an unsolicited proposal, these effects would likely continue or worsen. These foregoing effects, alone or in combination, may harm Verigy’s business, have a material adverse effect on Verigy’s results of operations and impact Verigy’s ability to complete the proposed transaction with LTX-Credence.

Litigation relating to the merger or to Verigy’s discussions regarding unsolicited proposals may impact the ability of Verigy or LTX-Credence to obtain the shareholder approvals required to implement the merger, and may negatively impact the financial condition of Advantest, Verigy or the combined company.

LTX-Credence and Verigy are currently a party to various claims and litigation related to the merger. In addition, it is possible that Verigy could become party to similar matters related to the merger or arising from discussions Verigy holds in connection with unsolicited proposals, including the unsolicited proposal from Advantest Corporation. The results of complex legal proceedings are difficult to predict. The existence of litigation relating to the merger or Verigy’s discussions with Advantest could impact the likelihood of obtaining the required shareholder approvals from either Verigy or LTX-Credence. Moreover, the pending litigation is, and any future additional litigation could be, time consuming and expensive, could divert LTX-Credence’s and Verigy’s management’s attention away from their regular business, and if any one of these lawsuits is adversely resolved against either LTX-Credence or potentially Verigy, could have a material adverse effect on their respective financial condition. For additional information regarding the pending litigation matters, please see the section entitled “Litigation Related to the Merger” beginning on page 92 of this joint proxy statement/prospectus.

If the proposed merger is not completed, Verigy and LTX-Credence will have incurred substantial costs that may adversely affect Verigy’s and LTX-Credence’s financial results and operations and the market price of Verigy ordinary shares and LTX-Credence common stock.

If the merger is not completed, the price of Verigy ordinary shares and LTX-Credence common stock may decline. In addition, Verigy and LTX-Credence have incurred and will incur substantial costs in connection with the proposed merger. These costs are primarily associated with the fees of attorneys, accountants and Verigy’s and LTX-Credence’s financial advisors. In addition, Verigy and LTX-Credence have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of its business. If the merger is not completed, Verigy and LTX-Credence will have incurred significant costs, including the diversion of management resources, for which each will have received little or no benefit. Also, if the merger is not completed under certain circumstances specified in the merger agreement, Verigy or LTX-Credence may be required to pay a termination fee of $15 million. See “The Merger Agreement—Expenses”, beginning on page 115.

In addition, if the merger is not completed, Verigy and LTX-Credence may experience negative reactions from the financial markets and Verigy’s and LTX-Credence’s suppliers, customers and employees. Each of these factors may adversely affect the trading price of Verigy’s ordinary shares and/or LTX-Credence common stock and Verigy’s and/or LTX-Credence’s financial results and operations.

Certain directors and executive officers of Verigy and LTX-Credence have interests in the merger that may be different from, or in addition to, the interests of Verigy shareholders and LTX-Credence shareholders.

Executive officers of Verigy and LTX-Credence negotiated the terms of the merger agreement under the direction of the boards of directors of Verigy and LTX-Credence, respectively. The board of directors of Verigy approved the merger agreement and unanimously recommended that Verigy shareholders vote in favor of the issuance of the ordinary shares of Verigy in the merger, and the board of directors of LTX-Credence unanimously approved the merger agreement and unanimously recommended that LTX-Credence shareholders vote in favor of approval of the merger agreement. These directors and executive officers may have interests in the merger that are different from, or in addition to or may be deemed to conflict with, your interests. These interests include the continued employment of certain executive officers of Verigy and LTX-Credence by the combined company, the continued positions of certain directors of Verigy and LTX-Credence as directors of the combined company and the indemnification of former Verigy and LTX-Credence directors and officers by the combined company. With respect to LTX-Credence directors and executive officers, these interests also include the treatment in the merger of employment agreements, severance policies, stock options, restricted stock units and other rights held by these directors and executive officers. Verigy shareholders should be aware of these interests when they consider the Verigy board of directors’ recommendation that Verigy shareholders vote in favor of the proposal to issue ordinary shares of Verigy in the merger, and LTX-Credence shareholders should be aware of these interests when they consider the LTX-Credence board of directors’ recommendation that they vote in favor of the proposal to approve the merger agreement. For a discussion of the interests of directors and executive officers in the merger, see “The Merger—Interests of the Directors and Officers in the Merger” beginning on page 71.

Sales of substantial amounts of Verigy or Holdco ordinary shares, as applicable, in the open market by former LTX-Credence shareholders could depress the share price of Verigy or Holdco, as applicable.

Other than shares held by affiliates of LTX-Credence or Verigy, ordinary shares of Verigy or Holdco, as applicable, that are issued to shareholders of LTX-Credence will be freely tradable by the former shareholders of LTX-Credence without restrictions or further registration under the Securities Act.

As of —, the record date, Verigy had approximately — ordinary shares outstanding and approximately — ordinary shares subject to outstanding options and other rights to purchase or acquire its shares. Verigy currently expects that it or Holdco, as applicable, will issue approximately 47 million ordinary shares in connection with the merger. In addition, upon completion of the merger, Verigy will assume outstanding options and restricted stock units issued under LTX-Credence stock option plans that will relate to approximately — ordinary shares of Verigy or Holdco, as applicable.

If the merger is completed and if Verigy’s or LTX-Credence’s shareholders sell substantial amounts of ordinary shares of Verigy or Holdco, as applicable, in the public market following the completion of the merger, including shares issued upon the exercise of outstanding stock options or restricted stock units, the market price of the ordinary shares of Verigy or Holdco, as applicable, may decrease. These sales might also make it more difficult for Verigy or Holdco, as applicable, to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

Any delay in completing the merger may significantly reduce the benefits expected to be obtained from the merger.

In addition to the required regulatory clearances and approvals, the merger is subject to a number of other conditions, including approvals of the Verigy shareholders and the LTX-Credence shareholders, that are beyond the control of Verigy and LTX-Credence and that may prevent, delay or otherwise materially adversely affect its completion. Verigy and LTX-Credence cannot predict whether and when these other conditions will be satisfied. Further, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger may significantly reduce the synergies and other benefits that Verigy and LTX-Credence expect to achieve if they successfully complete the merger within the expected timeframe and integrate their respective businesses. Further, each company would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees.

The market price of Verigy’s ordinary shares and LTX-Credence’s common stock may reflect various market assumptions as to whether and when the merger will be completed. Consequently, the completion of, the failure to complete, or any delay in the completion of the merger could result in a significant change in the trading price of Verigy’s ordinary shares or LTX-Credence’s common stock.

Risk Factors Relating to the Combined Company Following the Merger

The combined company may fail to realize the benefits expected from the merger, which could adversely affect the value of ordinary shares of Verigy or Holdco.

The merger involves the integration of Verigy and LTX-Credence, two companies that have previously operated independently. Verigy and LTX-Credence entered into the merger agreement with the expectation that, among other things, the merger would enable the combined company to consolidate support functions, leverage its research and development, patents and services across a larger base, and integrate its workforce to create opportunities to achieve cost savings and to become a stronger and more competitive company. Although Verigy and LTX-Credence expect significant benefits to result from the merger, there can be no assurance that the combined company will actually realize these or any other anticipated benefits of the merger.

The value of ordinary shares of Verigy or Holdco, as applicable, following completion of the merger may be affected by the ability of the combined company to achieve the benefits expected to result from the merger. Verigy and LTX-Credence currently operate in a total of 17 countries, with a combined workforce of approximately 2,145 employees. Achieving the benefits of the merger will depend in part upon meeting the challenges inherent in the successful combination and integration of global business enterprises of the size and scope of Verigy and LTX-Credence. The challenges involved in this integration include the following:

•

demonstrating to customers of Verigy and LTX-Credence that the merger will not result in adverse changes to the ability of the combined company to address the needs of customers or the loss of attention or business focus;

•	coordinating and integrating independent research and development teams across technologies and product platforms to enhance product development while reducing costs;

•	combining product offerings;

•	consolidating and integrating corporate, information technology, finance and administrative infrastructures;

•	managing effectively an expanded board and new management structure, such as having Co-Chief Executive Officers and an Executive Committee;

•	coordinating sales and marketing efforts to effectively position the capabilities of the combined company and the direction of product development; and

•	minimizing the diversion of management attention from important business objectives.

If the combined company does not successfully manage these issues and the other challenges inherent in integrating businesses of the size and complexity of Verigy and LTX-Credence, then the combined company may not achieve the anticipated benefits of the merger and the revenue, expenses, operating results and financial condition of the combined company could be materially adversely affected. For example, goodwill and other intangible assets could be determined to be impaired which could adversely impact the company’s financial results. The successful integration of the Verigy and LTX-Credence businesses is likely to require significant management attention both before and after the completion of the merger, and may divert the attention of management from business and operational issues of Verigy, LTX-Credence and the combined company.

Uncertainties associated with the merger may cause a loss of employees and may otherwise materially adversely affect the businesses of Verigy and LTX-Credence, and the future business and operations of the combined company.

The combined company’s success after the merger will depend in part upon the ability of the combined company to retain executive officers and key employees of Verigy and LTX-Credence. In some of the fields in which Verigy and LTX-Credence operate, there are only a limited number of people in the job market who possess the requisite skills and it may be increasingly difficult for the combined company to hire personnel over time. The combined company will operate in several geographic locations, including parts of Asia and Silicon Valley, where the labor markets, especially for application engineers, are particularly competitive. Each of Verigy and LTX-Credence has experienced difficulty in hiring and retaining sufficient numbers of qualified management, manufacturing, technical, application engineering, marketing, sales and support personnel in parts of their respective businesses.

Current and prospective employees of Verigy and LTX-Credence may experience uncertainty about their post-merger roles with the combined company following the merger. This may materially adversely affect the ability of each of Verigy and LTX-Credence to attract and retain key management, sales, marketing, technical and other personnel. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger. The loss of services of any key personnel or the inability to hire new personnel with the requisite skills could restrict the ability of Verigy, LTX-Credence and the combined company to develop new products or enhance existing products in a timely matter, to sell products to customers or to manage the business of Verigy, LTX-Credence and the combined company effectively. Also, the business, financial condition and results of operations of the combined company could be materially adversely affected by the loss of any of its key employees, by the failure of any key employee to perform in his or her current position, or by the combined company’s inability to attract and retain skilled employees, particularly engineers.

The business and operating results of the combined company could be harmed by the highly cyclical nature of the semiconductor industry.

Verigy and LTX-Credence operate in the semiconductor industry, selling capital equipment to companies that design, manufacture, assemble, and test semiconductor devices. The business and operating results of Verigy and LTX-Credence depend in significant part upon capital expenditures of semiconductor designers and manufacturers, which in turn depend upon the current and anticipated market demand for products incorporating semiconductors from these designers and manufacturers. Historically, the semiconductor industry has been highly cyclical with recurring periods of diminished product demand. During these periods, semiconductor designers and manufacturers, facing reduced demand for their products, have significantly reduced their capital and other expenditures, including expenditures for semiconductor equipment and services such as those the combined company will offer. Significant downturns in the semiconductor industry are often experienced in connection with, or in anticipation of, excess manufacturing capacity worldwide, maturing product cycles and declines in general economic conditions. Even if demand for the products and solutions of Verigy and LTX-Credence remains constant after the completion of the merger, a slow down in the semiconductor industry may create competitive pressures that can degrade pricing levels and reduce revenues of the combined company. Any failure to expand in cycle upturns to meet customer demand and delivery requirements or contract in cycle downturns at a pace consistent with cycles in the industry could have an adverse effect on the business of the combined company.

Furthermore, because Verigy historically has a high proportion of customers that are subcontractors, which during market downturns tend to reduce or cancel orders for new test systems and test services more quickly and dramatically than other customers, any downturn may cause a quicker and more significant adverse impact on the business of the combined company, as a result of the Verigy customers, than on the broader semiconductor industry. As a consequence, during these periods, the combined company may experience significant reductions in new orders for its products and services, postponement or cancellation of existing customer orders, erosion of selling prices and write-offs of excess and obsolete inventory and related charges for liabilities to contract manufacturing partners.

The downturn experienced by Verigy and LTX-Credence in 2009 went beyond the normal cycles of the semiconductor industry, and seemed to be driven by the overall global economic conditions. Industry order rates declined significantly in 2009. Although industry conditions have recently improved, the timing and level of a sustained industry recovery is uncertain at this time. The business of the combined company is expected to continue to be subject to cyclical downturns even when the overall economic conditions improve.

General economic weakness and volatility of the U.S. and global economies may harm the combined company’s operating results and financial condition.

The results of operations of the combined company will be dependent to a large extent upon the global economy. Throughout 2009, the semiconductor industry experienced a severe downturn fueled by the deteriorating global economic climate that drove companies to reassess their use of cash. As a result, many of Verigy’s and LTX-Credence’s customers undertook restructuring activities and significantly reduced costs and capital spending, which adversely affected their respective operating results. Continued improvement of market conditions is uncertain. It is also uncertain as to whether the combined company will be able to sustain the aggregate level of revenue currently attained by Verigy and LTX-Credence individually. The lack of visibility regarding whether or when there will be sustained growth periods for the sale of electronic goods and information technology equipment, and uncertainty regarding the amount of sales, underscores the need for caution in predicting growth in the semiconductor industry in general and in the revenues and profits of the combined company specifically. Slow or negative growth in the domestic economy may continue to materially and adversely affect the business, financial condition and results of operations of the combined company for the foreseeable future. If the market conditions deteriorate, it may negatively affect sales of the combined company’s products and services, and the combined company may experience increased collection times and a potentially greater allowance for doubtful accounts, either of which could have a material adverse effect on its operating results, cash flow and liquidity.

The market for semiconductor test equipment is highly concentrated, and the combined company will have limited opportunities to sell its products.

The semiconductor industry is highly concentrated in that a small number of semiconductor designers and manufacturers and subcontractors account for a substantial portion of the purchases of semiconductor test equipment and services generally, including the combined company’s test equipment and services. Consolidation in the semiconductor industry is increasing this concentration. As a result of the concentration in the industry, Verigy’s and LTX-Credence’s revenue is typically concentrated among a relatively small number of customers in any given period. For Verigy’s most recent fiscal year ended October 31, 2010, revenue from Verigy’s top ten customers accounted for approximately 57.7% of its total net revenue, with one customer individually accounting for more than 10% of its total net revenue. For LTX-Credence’s most recent fiscal year ended July 31, 2010, revenue from LTX-Credence’s top ten customers accounted for approximately 77% of its total net revenues, with three customers individually accounting for more than 10% of its total net revenue. If a major customer of Verigy or LTX-Credence were to decide to significantly reduce or cancel orders for any reason, revenue, operating results, and financial condition of the combined company would be adversely affected. Because many of the products of the combined company will have long product design and development cycles, it may be difficult for the combined company to replace key customers who reduce or cancel existing business.

Sales of the combined company’s products are expected to continue to be concentrated with a limited number of large customers for the foreseeable future. The combined company’s financial results will depend in large part on this concentrated base of customers’ sales and business results. The combined company’s relationships with its significant customers, who will frequently evaluate competitive products prior to placing new orders, could be adversely affected by a number of factors, including:

•	a decision by other customers to purchase test equipment and services from its competitors;

•	a decision by its customers to pursue the development and implementation of self-testing integrated circuits or other strategies that reduce their need for its products;

•	the loss of market share by its customers in the markets in which they operate;

•	the shift by its IDM customers to out-sourced manufacturing models;

•	its ability to keep pace with changes in semiconductor technology;

•	its ability to maintain quality levels of our equipment and services that meet customer expectations;

•	its ability to produce and deliver sufficient quantities of our test equipment in a timely manner; and

•	its ability to provide quality customer service and support.

In addition, the global economic downturn in fiscal year 2009 caused significant disruption among the semiconductor manufacturing companies, including Verigy’s customers. Two customers, Qimonda and Spansion, filed for protection under applicable bankruptcy laws. The loss of a significant customer, whether as a result of a failure or consolidation, will further concentrate, and could adversely impact, the market for the combined company’s products.

The combined company will operate in intensely competitive markets.

Each of Verigy and LTX-Credence derive significant revenue from the sale of test systems. The test equipment industry is highly competitive in all areas of the world. Many other domestic and foreign companies participate in the markets for each of the combined company’s products, and competition is expected to increase as existing competitors enhance their product offerings and as new participants enter the market. The competitors of Verigy and LTX-Credence include many large domestic and foreign companies that have substantially greater financial resources and more extensive engineering, manufacturing, marketing and customer support capabilities than Verigy or LTX-Credence. The most significant competitors of Verigy and LTX-Credence historically have included Advantest Corporation, Teradyne, Inc. and Yokogawa Electric Corporation.

Increased competition may negatively affect the pricing, margins and revenues of the combined company. The combined company’s competitors are expected to enhance their current products and to introduce new products with comparable or better price and performance, thereby adversely affecting sales of the combined company’s current and future test equipment and services. In addition, new competitors, including semiconductor manufacturers themselves, may offer new testing technologies, which may in turn reduce the value of the combined company’s product lines. They may also make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to gain market share. In addition, competitors may sell commercial quantities of products before the combined company does so, establishing market share and creating a market position that the combined company may not be able to overcome once it introduces similar products in commercial quantities. Increased competition could also lead to intensified price-based competition, which would hurt the business and results of operations of the combined company. Unless the combined company is able to invest significant financial resources in developing products and maintaining customer support centers worldwide, it may not be able to compete effectively.

Some of the combined company’s competitors have substantially greater financial resources, broader product offerings, more extensive engineering, manufacturing, marketing and customer support capabilities or a greater presence in certain countries than the combined company does. The combined company may have less leverage with component vendors than some of its competitors. Also, some of its competitors have greater resources and may be more willing or able than it is to put capital at risk to win business. Price reductions by the combined company’s competitors may force it to lower its prices. Additionally, current and future competitors may introduce testing technologies, equipment and services, which may in turn reduce the value of the combined company’s own test equipment and services. Any of these circumstances may limit the combined company’s opportunities for growth and negatively impact its financial performance.

The combined company’s ability to increase its sales will depend in part upon its ability to obtain orders from new customers. Semiconductor manufacturers select a particular vendor’s test system for testing the manufacturer’s new generations of devices and make substantial investments to develop related test program applications and interfaces. Once a manufacturer has selected a test system vendor for a generation of devices, that manufacturer is more likely to purchase test systems from that vendor for that generation of devices, and, possibly, subsequent generations of devices as well. Therefore, the opportunities to obtain orders from new customers may be limited.

Order or shipment cancellations or deferrals could cause the combined company’s revenue to decline or fluctuate.

Each of Verigy and LTX-Credence sell, and the combined company is expected to sell, a significant amount of products pursuant to purchase orders that customers may cancel or defer on short notice without incurring a significant penalty. Cancellations or deferrals could cause the combined company to hold excess inventory, which could adversely affect its results of operations. If a customer cancels or defers product shipments or refuses to accept shipped products, the combined company may incur unanticipated reductions or delays in revenue. If a customer does not pay for products in a timely manner, the combined company could incur significant charges against income, which could materially and adversely affect its results of operations.

The combined company will design and develop highly complex products that will require significant investments.

The products of LTX-Credence and Verigy are, and the products of the combined company will be, highly complex, and significant time and expense are expected to be associated with the design, development and manufacture of the products of the combined company. The combined company is expected to incur substantial research and development costs to confirm the technical feasibility and commercial viability of products, which in the end may not be successful.

The combined company’s products may contain defects.

The products of Verigy, LTX-Credence and the combined company may contain undetected defects, errors or failures. These products can only be fully tested when deployed in commercial applications and other equipment. Consequently, customers may discover errors after the products have been deployed. The occurrence of any defects, errors or failures could result in:

•	cancellation of orders;

•	product returns, repairs or replacements;

•	diversion of resources of the combined company;

•	legal actions by customers or customers’ end users;

•	increased insurance costs; and

•	other losses to the combined company or to customers or end users.

Any of these occurrences could also result in the loss of or delay in market acceptance of products and loss of sales, which could negatively affect the business and results of operations of the combined company. As the combined company’s products become even more complex in the future, this risk may intensify over time and may result in increased expenses.

The combined company will depend to a certain extent upon third-party subcontractors to assemble, obtain packaging materials for and test certain products.

Third-party subcontractors located in Asia assemble, obtain packaging materials for and test certain products of Verigy. LTX-Credence relies on third-party subcontractors to manufacture its test systems and many of the components and subassemblies for its products. Therefore, the combined company will continue to depend upon third-party subcontractors to manufacture, assemble and test some of the combined company’s semiconductor products or to perform other services for the combined company. To the extent that the combined company does rely upon third-party subcontractors to perform these functions, it will not be able to directly control product delivery schedules and quality assurance. This lack of control may result in product shortages or quality assurance problems that could delay shipments of products or increase manufacturing, assembly, testing or other costs.

Moreover, because the combined company’s products will be complex to manufacture, transitioning manufacturing activities from one location to another, or from one manufacturing partner to another, is complicated. Therefore, if these third-party subcontractors are unable to obtain sufficient packaging materials for products in a timely manner, the combined company may experience product shortages or delays in product shipments, which could materially and adversely affect customer relationships and results of operations. If any of these subcontractors experiences capacity constraints or financial difficulties, suffers any damage to its facilities, experiences power outages or any other disruption of assembly or testing capacity, the combined company may not be able to obtain alternative assembly and testing services in a timely manner. Furthermore, although Verigy has contracts with its contract manufacturers, those contracts do not require them to manufacture Verigy’s products on a long-term basis in any specific quantity or at any specific price. The combined company also may be unable to engage alternative production and testing services on a timely basis or upon terms favorable to the combined company, if at all. If the combined company is required for any reason to seek a new manufacturer of its test systems, an alternate manufacturer may not be available and, in any event, transitioning to a new manufacturer would require a significant lead time of nine months or more and would involve substantial expense and disruption of its business. Therefore, if the combined company fails to effectively manage its third-party manufacturer relationships or if one or more of them should experience delays, disruptions or quality control problems, or if the combined company has to change or add additional contract manufacturers or contract manufacturing sites, the combined company’s ability to ship products to our customers could be delayed.

The combined company’s dependence on sole source suppliers may prevent it from delivering its products on a timely basis.

Verigy and LTX-Credence rely, and the combined company is expected to rely, on sole source suppliers, some of whom are relatively small in size, for many of the components they use in their products, including custom integrated circuits, relays and other electronic components. In the past, both companies have experienced, and in the future the combined company may experience, delays in shipping products due to dependence on sole source suppliers. Failure of the combined company’s sole source suppliers to meet its requirements in a timely manner could impair its ability to ship products and to realize the related revenue when anticipated, which could adversely affect its business and operating results.

The combined company may be required to qualify new or additional suppliers due to capacity constraints, competitive or quality concerns or other risks that may arise, including as a result of a change in control of, or deterioration in the financial condition of, a supplier or subcontractor. The process of qualifying suppliers is a lengthy process. Moreover, the manufacture of certain of these components and subassemblies is an extremely complex process. If a supplier became unable to provide parts in the volumes needed or at an acceptable price, the combined company would have to identify and qualify acceptable replacements from alternative sources of supply, or manufacture such components internally. The failure to qualify acceptable replacements quickly would delay the manufacturing and delivery of the combined company’s products, which could cause it to lose revenue and customers.

If the combined company’s new product development and expansion efforts are not successful, results of operations may be adversely affected.

Each of Verigy and LTX-Credence is currently developing, and each of Verigy and LTX-Credence expects that the combined company will continue to develop, products in new areas and the combined company may seek to expand into additional areas in the future. The efforts of the combined company to develop products and expand into new areas may not result in sales that are sufficient to recoup its investment, and it may experience higher costs than anticipated. For example, the combined company may not be able to manufacture products at a competitive cost, may need to rely on new suppliers or may find that the development efforts are more costly or time consuming than anticipated. Development of new products often requires long-term forecasting of market trends, development and implementation of new or changing technologies and a substantial capital commitment. There can be no assurance that the products that the combined company selects for investment of its financial and engineering resources will be developed or acquired in a timely manner or will enjoy market acceptance. In addition, the combined company’s products may support protocols that are not widely adopted and it may have difficulties entering markets where competitors have strong market positions.

If the combined company fails to accurately estimate its customers’ demands and plan the production of new and existing products or is incapable of delivering custom options and applications, inventory levels and income may be adversely affected.

Given the cyclical nature of the semiconductor industry, the combined company will be incapable of reliably forecasting the timing and size of its customers’ orders. Historically, in order to meet anticipated demand, each of Verigy and LTX-Credence would order components and build some inventory before they actually received purchase orders, which includes inventory at their contract manufacturers and suppliers where they had non-cancelable purchase commitments. The combined company’s results could be harmed if it does not accurately estimate its customers’ product demands and is unable to adjust its purchases with market fluctuations, including those caused by the cyclical nature of the semiconductor industry. During a market upturn, the combined company’s results could be materially and adversely affected if it cannot increase its purchases of components, parts and services quickly enough to meet increasing demand for its products, including securing sufficient capacity from its contract manufacturers. During a market downturn, the combined company could have excess inventory that it would not be able to sell, resulting in inventory write-downs and in potential related liabilities to its contract manufacturing partners. Having insufficient or excess inventory could have a material adverse effect on the business, financial condition and results of operations of the combined company.

Additionally, the combined company must develop and deliver customized hardware and applications to meet its customers’ specific test requirements. The combined company’s test equipment may fail to meet its customers’ technical or cost requirements and may be replaced by competitive equipment or an alternative technology solution. The combined company’s inability to provide a test system that meets requested performance criteria when required by a device manufacturer would severely damage its reputation with that customer. This loss of reputation may make it substantially more difficult for the combined company to sell test systems to that manufacturer for a number of years. Each of Verigy and LTX-Credence has, in the past, experienced delays in introducing some of their products and enhancements.

Further, if the combined company does not successfully manage the introduction of its new products and estimate customer demand for such products, its ability to sell existing inventory may be adversely affected. If demand for the combined company’s new products exceeds our projections, it might have insufficient quantities of products for sale to its customers, which could cause it to miss opportunities to increase revenues during market upturns. If the projections for the combined company exceed demand for its new products or if some of its customers cancel their current orders with Verigy or LTX-Credence for their old products in anticipation of the combined company’s new products, the combined company may have excess and obsolete inventories of its products, which could result in material future inventory write-downs that would adversely affect the financial condition and results of operations of the combined company.

The combined company may engage in acquisitions and alliances giving rise to financial and technological risks.

The combined company may explore strategic acquisitions that build upon or expand its library of intellectual property, human capital and engineering talent, and increase its ability to fully address the needs of its customers. In addition, the combined company may make investments in companies, products and technologies through strategic alliances and otherwise. For example, in 2009 Verigy acquired substantially all of the assets of Touchdown Technologies, Inc. and in 2008, LTX Corporation merged with Credence Systems Corporation. Mergers and acquisitions and investment activities in high-technology companies bear inherent risks. The proposed merger and any future acquisitions or investments could be accompanied by risks such as:

•	difficulties in assimilating the operations, personnel, technologies, products and systems of the acquired companies;

•	difficulties in managing growth effectively following mergers, acquisitions or investments;

•	diversion of management’s attention from ongoing business concerns;

•	uncertainties concerning the intellectual property rights the combined company purports to acquire;

•	the combined company’s potential inability to maximize its financial and strategic position through the successful incorporation of acquired technology and rights into its products and services;

•	potential difficulties in completing projects associated with purchased in-process research and development;

•	additional expense associated with amortization of acquired intangible assets;

•	difficulty in maintaining uniform standards, controls, procedures and policies;

•	impairment of existing relationships with employees, suppliers and customers as a result of the integration of new management personnel;

•	dilution to the combined company’s shareholders in the event it issues shares as consideration to finance an acquisition;

•	unanticipated costs or liabilities associated with the mergers and acquisitions or investments;

•	impairment of goodwill associated with the acquisition or investment, requiring the combined company to record a significant charge to earnings;

•	difficulty integrating and implementing the accounting controls necessary to comply with regulatory requirements such as Section 404 of the Sarbanes-Oxley Act; and

•	increased leverage and related interest expense, if the combined company incurs debt to finance an acquisition.

Any of these events could have an adverse effect on the business, financial condition and results of operations of the combined company and could cause the price of its ordinary shares to decline. No assurance can be given that previous acquisitions by Verigy or LTX-Credence or future acquisitions by the combined company will be successful and will not materially adversely affect the combined company’s business, operating results or financial condition. Further, no assurance can be given that the combined company will realize any benefit from the integration of any business, products or technologies that it might acquire in the future.

Third parties may claim that the combined company is infringing their intellectual property, and the combined company could suffer significant litigation or licensing expenses or be prevented from selling its products or services.

The semiconductor industry is characterized by uncertain and conflicting intellectual property claims and vigorous protection and pursuit of these rights. Each of Verigy and LTX-Credence is frequently involved in disputes regarding patent and other intellectual property rights. Each of Verigy and LTX-Credence has in the past received, and the combined company may in the future receive, communications from third parties asserting that certain of its products, processes or technologies infringe upon their patent rights, copyrights, trademark rights or other intellectual property rights. The combined company may also receive claims of potential infringement if it attempts to license intellectual property to others. Third parties may claim that the combined company is infringing their intellectual property rights, and the combined company may be unaware of intellectual property rights of others that may cover some of its technology, products and services. Defending these claims may be costly and time consuming, and may divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require the combined company to enter into costly royalty or license agreements. The combined company may be unable to obtain royalty or license agreements on acceptable terms, or at all. Similarly, changing its products or processes to avoid infringing the rights of others may be costly or impractical. The combined company may also be subject to significant damages or injunctions against development and sale of certain of its products and services. Resolution of whether any of the products or intellectual property of the combined company has infringed on valid rights held by others could have a material adverse effect on results of operations or financial condition and may require material changes in production processes and products.

The combined company may not be able to adequately protect or enforce its intellectual property rights, which could harm its competitive position.

The combined company’s success and future revenue growth will depend, in part, on its ability to obtain and protect intellectual property rights and licenses and to preserve other intellectual property rights covering its products and development and testing tools. The process of seeking intellectual property protection can be ineffective, time consuming and expensive. Any of Verigy’s or LTX-Credence’s existing patents, and any future patents issued to the combined company, may be challenged, invalidated or circumvented. If the combined company’s patents do not adequately protect its technology, competitors may be able to offer products similar to the combined company’s products. The combined company’s competitors may also be able to develop similar technology independently or design around its patents. It is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose proprietary technologies and processes, despite efforts by the combined company to protect its proprietary technologies and processes. Other parties may not comply with the terms of their agreements with the combined company, and the combined company may not be able to adequately enforce its rights against these parties. If the combined company fails to protect its intellectual property rights, its competitive position could suffer, which could harm its operating results. The combined company may be required to spend significant resources to monitor and protect its intellectual property rights and there can be no assurance that, even with significant expenditures, the combined company will be able to protect its intellectual property rights.

Furthermore, the laws of some countries do not offer the same level of protection of proprietary rights as the laws of the United States, and the combined company may be subject to unauthorized use of its products or technologies in those countries, particularly in Asia, where the combined company expects its business to continue to expand in the foreseeable future. In addition, Verigy’s agreements with Agilent, and in particular the intellectual property matters agreement, set forth the terms and provisions under which Verigy received the intellectual property rights necessary to operate its business. Under Verigy’s agreements with Agilent, Verigy does not have the right to enforce against third parties intellectual property rights it licensed from Agilent, and Agilent is under no obligation to enforce such rights on Verigy’s behalf. The combined company will be bound by these terms.

The combined company will conduct a significant amount of activity outside of the United States, and will be exposed to legal, business, political and economic risks associated with its international operations.

Each of Verigy and LTX-Credence derive, and it is expected that the combined company will derive, a substantial portion of its revenue from sales of products shipped to locations outside of the United States. For example, international sales accounted for 89.6% of Verigy’s revenue for fiscal year 2010 and 81.7% of Verigy’s revenue for fiscal year 2009. International sales accounted for 76% of LTX-Credence’s revenue for fiscal year 2010 and 64% of LTX-Credence’s revenue for fiscal year 2009. In addition, each of Verigy and LTX-Credence manufacture, and the combined company will manufacture, a significant portion of products outside of the United States and will be dependent on non-U.S. suppliers for many parts and services. For example, both Verigy and LTX-Credence outsource a significant amount of manufacturing to Jabil in Malaysia. In addition to using Jabil, LTX-Credence also outsources a significant amount of manufacturing to Plexus in Malaysia. The combined company may also pursue growth opportunities in sales, design and manufacturing outside of the United States. As a result, a major part of the combined company’s revenue and the ability to manufacture its products will be subject to the risks associated with international commerce. A reduction in revenue or a disruption or increase in the cost of manufacturing materials could hurt the operating results of the combined company.

Operations outside of the United States are subject to a number of risks and potential costs that could adversely affect revenue and results of operations, including:

•

difficulties in protecting intellectual property rights, particularly in countries where the laws and practices do not protect proprietary rights to as great an extent as do the laws and practices of the United States;

•	fluctuations in currency exchange rates;

•

changing laws and policies affecting economic liberalization, foreign investment, currency, convertibility or exchange rates, taxation, tariffs, restrictions, embargoes, export license requirements or employment;

•	nationalization of business and blocking of cash flows;

•	imposition of governmental controls and restrictions;

•	exposure to different legal standards and burdens of complying with a variety of foreign laws;

•	difficulties in enforcing agreements through non-U.S. legal systems;

•	import and export license requirements and trade and other restrictions;

•	potentially adverse tax consequences.

•	foreign technical standards;

•	difficulties in staffing and managing geographically disparate operations;

•	international trade disputes;

•	difficulties in collecting receivables from foreign entities or delayed revenue recognition; and

•	political, social and economic instability, civil unrest or war in the combined company’s target international markets; and

•	terrorist activities, natural disasters and public health emergencies and health risks such as the “flu epidemic” and SARS that impact international commerce and travel.

In addition, each of Verigy and LTX-Credence is exposed, and it is expected that the combined company will be exposed, to foreign currency exchange movements versus the U.S. dollar, particularly the euro and the Japanese yen. Foreign sales of each of Verigy and LTX-Credence are typically invoiced and collected in U.S. dollars. A strengthening in the dollar relative to the currencies of those countries where the combined company will conduct business would increase the prices of its products as stated in those currencies and could hurt its sales in those countries. Significant fluctuations in the exchange rates between the U.S. dollar and foreign currencies could cause the combined company to lower its prices and thus reduce its revenue and profitability. These fluctuations could also cause prospective customers to push out or delay orders because of the increased relative cost of the combined company’s products. In the past, there have been significant fluctuations in the exchange rates between the dollar and the currencies of countries in which Verigy and LTX-Credence do business. Historically, a large majority of Verigy’s revenue comes from the economies of Asia, which have been highly volatile and recessionary in the past, resulting in significant fluctuations in local currencies. While a significant portion of each of Verigy’s and LTX-Credence’s purchase orders to date have been denominated in U.S. dollars, competitive conditions may require the combined company to enter into an increasing number of purchase orders denominated in foreign currencies. Each of Verigy and LTX-Credence incur a variety of costs in foreign currencies, including some of their manufacturing costs, component costs and sales costs. Therefore, as the combined company expands its operations in Asia, it may become more exposed to a strengthening of currencies in the region against the U.S. dollar. The combined company cannot assure you that any hedging transactions it may enter into will be effective or will not result in foreign exchange hedging gains or losses. As a result, the combined company is exposed to greater risks in currency fluctuations.

The trading price of the combined company’s ordinary shares may be affected by factors different from those currently affecting the prices of Verigy ordinary shares and LTX-Credence common stock.

Upon completion of the merger, holders of LTX-Credence common stock will become holders of ordinary shares of either Verigy or Holdco, as applicable. The results of operations of the combined company, as well as the trading price of Verigy’s or Holdco’s ordinary shares, as applicable, after the merger, may be affected by factors different from those currently affecting LTX-Credence’s results of operations and the trading price of LTX-Credence’s common stock. For a discussion of the businesses of Verigy and LTX-Credence and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” on page 262.

The trading price of the combined company’s ordinary shares may be subject to wide fluctuations.

The ordinary shares of Verigy and the common stock of LTX-Credence have experienced substantial price volatility, particularly as a result of quarterly variations in results and the published expectations of analysts and announcements by Verigy, LTX-Credence and their respective competitors. The semiconductor market is highly cyclical, and the combined company may experience declines in its revenue related to industry conditions. Accordingly, the trading price of the ordinary shares of Verigy or Holdco, as applicable, after completion of the merger is likely to be subject to similar volatility. For example, during the three months ended September 30, 2010, the trading price of Verigy’s ordinary shares ranged from a low of $7.48 to a high of $9.19. During the same three month period, LTX-Credence’s stock price ranged from a low of $4.98 to a high of $9.54. For the twelve months ended September 30, 2010, the trading price of Verigy’s ordinary shares ranged from a low of $7.48 to a high of $13.75, while the trading price of LTX-Credence’s stock price ranged from a low of $3.63 to a high of $11.34 for the same twelve-month period. Effective after the market closed on September 30, 2010, LTX-Credence conducted a one-for-three reverse stock split of its outstanding shares of common stock. The trading prices of LTX-Credence’s common stock, discussed here and elsewhere in this joint proxy statement/prospectus, have been adjusted to reflect post-split numbers for all trades transacted prior to the effective time of the reverse stock split.

Fluctuations have occurred and may continue to occur in response to various factors, many of which the combined company cannot control, including:

•	general economic and political conditions and specific conditions in the semiconductor industry;

•	changes in expectations as to the future financial performance of the combined company, including financial estimates or publication of research reports by securities analysts;

•	quarterly variations in operating results;

•	variances of quarterly results of operations from securities analysts’ estimates;

•	strategic moves by the combined company or its competitors, such as acquisitions or restructurings;

•	announcements of new products or technical innovations by the combined company or its competitors;

•	actions by institutional shareholders; and

•	speculation in the press or investment community.

Accordingly, you may not be able to resell your ordinary shares at or above the price you paid.

In addition, the stock market in general, and the market prices for semiconductor-related companies in particular, have experienced significant price and volume fluctuations that often have been unrelated to the operating performance of the companies affected by these fluctuations. These broad market fluctuations may adversely affect the trading price of the combined company’s ordinary shares, regardless of our operating performance.

In the past, securities class action litigation often has been brought against a company following periods of volatility in the trading price of its securities. Companies in technology industries are particularly vulnerable to this kind of litigation due to the high volatility of their share prices. Accordingly, the combined company may in the future be the target of securities litigation. Any securities litigation could result in substantial costs and could divert the attention and resources of the combined company’s management.

The combined company may not be able to pay its debt and other obligations.

If the combined company’s cash flow is inadequate to meet its obligations, the combined company could face substantial liquidity problems. Verigy owes approximately $138 million on its 5.25% Convertible Notes which are due July 2014, and LTX-Credence owes approximately $0.9 million on its Convertible Senior Subordinated Notes which are due May 2011. If the combined company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make the required payments on the remaining balances of this indebtedness, or certain of its other obligations, the combined company would be in default under the terms thereof, which could permit the holders of those obligations to accelerate their maturity and also could cause default under future indebtedness the combined company may incur. In addition, the combined company may not be able to repay amounts due in respect of its obligations, if payment of those obligations were to be accelerated following the occurrence of any other event of default, as defined in the instruments creating those obligations.

Verigy’s and LTX-Credence’s revenue and operating results have fluctuated significantly from period to period, including from one quarter to another, and the combined company’s may continue to do so, resulting in a decline in the share price.

In the past, each of Verigy and LTX-Credence has experienced, and in the future the combined company expects to continue to experience, fluctuations in revenue and operating results from quarter to quarter for a variety of reasons. This may be caused by a combination of factors, including the following:

•

sales of a limited number of test systems account for a substantial portion of the combined company’s net sales in any particular fiscal quarter, and a small number of transactions could therefore have a significant impact;

•	order cancellations or delays by customers;

•	lower gross margins in any particular period due to changes in product mix, the configurations of test systems sold, the customers to whom the combined company sells these systems, or volume;

•

a long sales cycle, due to the high selling price of the combined company’s test systems, the significant investment made by its customers and the time required to incorporate its systems into its customers’ design or manufacturing process; and

•

changes in the timing of product orders due to: unexpected delays in the introduction of products by the combined company’s customers; shorter than expected lifecycles of the combined company’s customers’ semiconductor devices; uncertain market acceptance of products developed by the combined company’s customers; or the combined company’s own research and development.

The impact of these and other factors on revenue and operating results in any future period cannot be predicted. Results of operations in any period, therefore, should not be considered indicative of the results of operations to be expected for any future period. Because of this difficulty in predicting future performance, the combined company’s operating results may fall below expectations of securities analysts or investors in some future quarter or quarters. The combined company’s failure to meet these expectations would likely adversely affect the trading price of its ordinary shares.

The combined company may face competition from Agilent.

Pursuant to the intellectual property matters agreement between Verigy and Agilent that was entered into in connection with Verigy’s separation from Agilent, Agilent transferred all of the intellectual property rights Agilent held that relate exclusively to Verigy’s products to Verigy and agreed that, prior to October 31, 2009, it would not develop, manufacture, distribute, support or service automated test equipment for providing high-volume functional test of integrated circuits, referred to as ICs,” (including memory and high-speed memory devices and SOCs) or SIPs, or components for automated semiconductor test systems. There were certain exceptions to Agilent’s agreement not to compete, and Agilent retained and only licensed to Verigy the intellectual property rights to underlying technologies used in both Verigy’s products and the products of Agilent.

With the expiration of the agreement not to compete on October 31, 2009, Agilent is free to compete with any portion or all of Verigy’s business without restriction, and in doing so will be free to use the retained underlying technologies. Agilent will not be permitted to use the intellectual property rights transferred to Verigy, and licensed from Verigy back to Agilent, to compete with the combined company with respect to its core business of developing, manufacturing, selling and supporting automated semiconductor test systems.

Agilent will, however, be able to use such intellectual property rights to develop and sell components for such systems, including systems developed and sold by the combined company as well as those developed and sold by the combined company’s competitors. While selling components has not represented a material portion of the business of either Verigy or LTX-Credence in the past and is not expected to be an area of focus for the near future, the combined company’s business could be adversely affected if systems offered by its competitors become more competitive as a result of Agilent supplying components for its competitors’ systems or if, by buying components from Agilent, the combined company’s customers are able to delay or bypass altogether purchasing newer systems from the combined company.

Third parties may compete with the combined company by using intellectual property that Agilent licensed to Verigy under the intellectual property matters agreement.

Under the intellectual property matters agreement, Agilent retained and only licensed to Verigy the intellectual property rights to underlying technologies used in both Verigy’s products and the products of Agilent. Under the agreement, Agilent remains free to license the intellectual property rights to the underlying technologies to any party, including Verigy’s competitors. The intellectual property that Agilent retained and that can be licensed in this manner does not relate solely or primarily to one or more of its products, or groups of products, rather, the intellectual property that Agilent licensed to Verigy is generally used broadly across its entire product portfolio. Competition by third parties using the underlying technologies retained by Agilent could harm the combined company’s business and operating results.

It may be difficult to enforce a judgment of U.S. courts for civil liabilities under U.S. federal securities laws against the combined company, its directors or officers in Singapore.

The combined company will be incorporated in Singapore, and certain of its officers and directors are or will be residents outside the United States. A substantial portion of its assets will be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon the combined company. Similarly, investors may be unable to enforce judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States against the combined company in U.S. courts. Judgments of U.S. courts based upon the civil liability provisions of the federal securities laws of the United States are not directly enforceable in Singapore courts and are not given the same effect in Singapore as judgments of a Singapore court. Accordingly, there can be no assurance as to whether Singapore courts will enter judgments in actions brought in Singapore courts based upon the civil liability provisions of the federal securities laws of the United States.

If the combined company were to be classified as a passive foreign investment company, there would be adverse tax consequences to U.S. holders of its ordinary shares.

If the combined company were to be classified as a “passive foreign investment company” or “PFIC” under section 1297 of the Code, for any taxable year during which a U.S. holder holds ordinary shares, such U.S. holder generally would be taxed at ordinary income tax rates on any gain realized on the sale or exchange of the ordinary shares and on any “excess distributions” (including constructive distributions) received on the ordinary shares. Such U.S. holder could also be subject to a special interest charge with respect to any such gain or excess distribution.

The combined company could be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of the combined company’s gross income is passive income or (ii) on average, the percentage of the combined company’s assets that produce passive income or are held for the production of passive income is at least 50% (determined on a gross value basis). Verigy has not been classified as a PFIC for fiscal year 2010 or in any prior taxable year. However, whether the combined company would be classified as a PFIC for the current or any subsequent taxable year depends on its assets and income over the course of the relevant taxable year and, as a result, cannot be predicted with certainty. In particular, because the total value of the combined company’s assets for purposes of the asset test will be calculated based upon the trading price of the combined company’s ordinary shares, a significant and sustained decline in the trading price of the ordinary shares and corresponding market capitalization relative to the combined company’s passive assets could result in its being classified as a PFIC. There can be no assurance that the combined company will not be classified as a PFIC for the current or any subsequent taxable year or the Internal Revenue Service will not challenge Verigy’s determination concerning PFIC status for any prior period.

THE MERGER

The following is a description of the material aspects of the merger, including the merger agreement. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex  A, for a more complete understanding of the merger.

Background of the Merger

Each of Verigy’s and LTX-Credence’s board of directors has from time to time in recent years engaged with its own senior management in strategic reviews and considered ways to enhance its company’s performance and prospects in light of the business and economic environment. For each company these reviews have included consideration of potential transactions with third parties that would further its strategic objectives, and the potential benefits and risks of those transactions. With respect to both Verigy and LTX-Credence, these strategic reviews have on several occasions related to informal exploratory discussions regarding potential strategic transactions, including possible business combinations with other companies in the automated test equipment industry. In fact, LTX-Credence was formed through the merger of LTX Corporation and Credence Systems Corporation in 2008. Verigy had, from time to time, engaged in exploratory discussions with other parties around a possible business combination transaction, including with LTX-Credence and Advantest Corporation. Until the discussions initiated in May 2010 between Verigy and LTX-Credence, no proposals resulted from prior discussions with LTX-Credence or Advantest.

In May 2010, executive officers of Verigy met to discuss 2010 strategic planning. Among other possible growth opportunities, the executive officers of Verigy discussed LTX-Credence’s recent investor presentation and the potential benefits and risks of combining the two companies.

On May 20, 2010, Keith Barnes, Verigy’s Chief Executive Officer at the time, contacted Dave Tacelli, Chief Executive Officer of LTX-Credence, to inquire whether there was any interest in holding a meeting to discuss a potential strategic transaction. Mr. Tacelli indicated that he would be interested in having discussions with Mr. Barnes and suggested a meeting in early June. Later that same day, Mr. Barnes sent Mr. Tacelli a copy of Verigy’s form of mutual Confidentiality Disclosure Agreement, which was executed several days later. Also on May 20, 2010, Bob Nikl, Verigy’s Chief Financial Officer, contacted Morgan Stanley to request a preliminary analysis of a potential business combination transaction with LTX-Credence.

On May 24, 2010, Mr. Tacelli updated the LTX-Credence board of directors concerning the inquiry from Mr. Barnes, and advised them of the meeting scheduled for early June.

On May 27, 2010, Mr. Nikl and Morgan Stanley reviewed Morgan Stanley’s preliminary analysis of a potential business combination transaction with LTX-Credence, and the next day Morgan Stanley sent Messrs. Barnes and Nikl an updated preliminary analysis of the potential business combination transaction with LTX-Credence.

On June 6, 2010, Messrs. Barnes and Tacelli spoke by telephone during which they each expressed interest in further exploring a potential business combination of the two companies.

On June 7, 2010, Messrs. Barnes and Nikl, and Jorge Titinger, Verigy’s President and Chief Operating Officer at the time, met with Mr. Tacelli and Mark Gallenberger, the Chief Financial Officer of LTX-Credence, to discuss a potential business combination of the two companies. The parties subsequently determined to follow up with one another after a period of review and discussion of a proposed transaction.

On June 9, 2010, Mr. Tacelli provided the LTX-Credence board of directors with an update concerning the June 7, 2010 discussions.

On June 9 and 10, 2010, Verigy’s board of directors and executive management team met for a regularly scheduled board meeting. Among other things, the board and the executive management team discussed a potential business combination transaction with LTX-Credence, and later, the board met in executive session with Mr. Barnes and, subsequently, without Mr. Barnes, and discussed the possible benefits and risks of combining with LTX-Credence.

On June 10, 2010, the Nominating and Governance Committee of the Verigy board held a meeting. Mr. Barnes and Margo Smith, Vice President and General Counsel of Verigy, also attended the meeting, at which the committee members, among other things, reviewed and discussed the background and experience of each of the LTX-Credence directors.

On June 16, 2010, the LTX-Credence board of directors convened a meeting. Also present at the meeting were Messrs. Tacelli and Gallenberger and Colin Savoy, General Counsel of LTX-Credence. At the meeting, Messrs. Tacelli and Gallenberger provided an update on discussions with Verigy. The board reviewed and discussed the potential business combination transaction with Verigy and instructed management to continue investigating the relative merits and potential terms of a potential business combination with Verigy.

On June 17, 2010, Messrs. Barnes and Tacelli had a conference call to discuss product and operational matters.

On June 18, 2010, Messrs. Barnes and Tacelli had a conference call to discuss LTX-Credence’s June 16, 2010 board meeting. They concurred that sufficient interest existed on both sides to explore further the possibility of a combination of the two companies. Mr. Barnes agreed to meet with LTX-Credence on July 1, 2010 in Boston to discuss product, market, distribution and operational matters.

On June 21, 2010, Mr. Tacelli provided the LTX-Credence board of directors with an update concerning the conference call held June 18, 2010 between Messrs. Barnes and Tacelli.

On June 22, 2010, Messrs. Barnes and Nikl and Ms. Smith held a telephonic meeting with Verigy directors Scott Gibson and Ed Grady to brief them further on Mr. Barnes’ June 18th discussion with Mr. Tacelli. A plan for a face-to-face meeting in Boston and matters relating to exclusivity were also discussed during the telephonic meeting.

On July 1, 2010, Messrs. Barnes and Nikl and Pascal Rondé, Vice President, Sales, Service and Support of Verigy, met with Messrs. Tacelli and Gallenberger, Bruce MacDonald, Chief Technical Officer of LTX-Credence, and Steve Wigley, Vice President of Marketing of LTX-Credence, in Boston. The executives from each company reviewed their respective businesses and discussed a potential business combination of the companies.

On July 2, 2010, Mr. Tacelli provided the LTX-Credence board of directors with an update concerning the meetings held July 1, 2010.

On July 7 and 8, 2010, Messrs. Barnes and Nikl and Ms. Smith updated Messrs. Grady and Gibson on the status of the discussions with LTX-Credence.

On July 10, 2010, the Verigy board convened a regularly scheduled meeting. Mr. Nikl, Ms. Smith and Mr. Titinger also attended the meeting, along with representatives from Morgan Stanley. At the meeting, Mr. Barnes provided an update regarding collaborative opportunities for Verigy, including an update on discussions with LTX-Credence. Mr. Barnes reported that after the recent meetings and internal analysis, the management of Verigy had determined that a combination of the two companies could be compelling. The Verigy board then discussed the respective product lines, customers and possible synergies of the combined company. Following this discussion, representatives of Morgan Stanley led the Verigy board through a discussion of materials relating to the potential business combination, including economic, governance and operational issues to be considered in connection with the proposed transaction. The Morgan Stanley representatives and the Verigy board and management then discussed some of the possible strategic benefits and financial synergies of the combination of the companies, and Morgan Stanley representatives then reviewed the preliminary exchange ratio analysis for the potential transaction and relevant financial data. After the Verigy board discussed the financial data and asked questions of the Morgan Stanley representatives, Ms. Smith reviewed the proposed terms of the mutual exclusivity agreement for a period of approximately eight weeks. The board then met in executive session without the representatives from Morgan Stanley, and after discussion, the board determined that agreeing to a period of mutual exclusivity was in the best interests of Verigy and its shareholders and adopted resolutions authorizing the officers of Verigy to execute an exclusivity agreement and a revised confidentiality agreement on behalf of Verigy. The board also adopted resolutions authorizing Verigy officers to present an indication of interest for a business combination transaction to LTX-Credence.

At this same meeting, the Verigy board also discussed establishing a Transaction Committee in connection with the possible LTX-Credence transaction. It was determined that Scott Gibson, Ed Grady and Steve Berglund should serve as members of the Transaction Committee. After discussion, the Verigy board adopted resolutions establishing a Transaction Committee and appointing Messrs. Gibson, Grady and Berglund as members of the committee. Representatives of Morgan Stanley were excused from this portion of the meeting, and Mr. Nikl and Ms. Smith then reviewed the terms of the engagement letter with Morgan Stanley in connection with the possible transaction. This engagement letter, which was distributed to the board prior to the meeting, was then discussed by the board and resolutions were adopted approving the execution of such engagement letter. The engagement letter was executed on July 20, 2010.

On July 13, 2010, Mr. Barnes sent Mr. Tacelli a non-binding letter of interest summarizing the key terms of the potential business combination. The proposed terms included an exchange ratio, the governance structure and the management structure. On July 14, 2010, Messrs. Tacelli and Titinger discussed the proposed terms of a potential business combination.

On July 16, 2010, the LTX-Credence board of directors held an update conference call meeting to review the status of the transaction. Messrs. Tacelli, Gallenberger and Savoy were also present at this meeting. At this meeting, the board discussed the potential strategic benefits and risks in combining the two companies, the economic value of the potential transaction for the LTX-Credence’s shareholders, the proposed governance and management structure of the combined company, and risks associated with obtaining shareholder value for LTX-Credence shareholders in the transaction. The board and management also discussed the likely next steps and timing of negotiations and due diligence. Following thorough discussion, the board directed management to continue investigating the relative merits and potential terms of a combination with Verigy.

On July 19, 2010, Mr. Tacelli updated the LTX-Credence board of directors concerning the discussions with Mr. Barnes. The board unanimously approved the execution of a mutual exclusivity agreement and confidentiality agreement with Verigy.

On July 20, 2010, Verigy and LTX-Credence executed a mutual exclusivity letter and confidentiality agreement. Also on July 20, 2010, Morgan Stanley and Verigy executed an engagement letter whereby Morgan Stanley would provide financial advisory services to Verigy in connection with the proposed transaction. The engagement letter between Morgan Stanley and Verigy was subsequently amended on December 21, 2010.

On July 21, 2010, the Verigy Transaction Committee convened a meeting. Messrs. Barnes, Nikl and Titinger and Ms. Smith were also at the meeting, along with representatives from Morgan Stanley. At the meeting, committee members first discussed their desire to appoint a chairman of the committee. After discussion, the committee members unanimously elected Ed Grady to serve as Chairman of the committee. Next, Mr. Barnes provided an update on the proposed transaction with LTX-Credence. The committee members discussed the strategic rationale and timing of the proposed transaction. Mr. Barnes advised the Acquisition

Committee that he and Mr. Titinger, along with Messrs. Gibson and Grady, planned to meet with certain of LTX-Credence’s directors in Massachusetts. The Morgan Stanley representatives then discussed recent conversations with J.P. Morgan, LTX-Credence’s financial advisor. The Transaction Committee also met in executive session, without management or the Morgan Stanley representatives, and further discussed the proposed transaction.

On July 22, 2010, Mr. Tacelli updated the LTX-Credence board of directors by email concerning the status of the discussions with Verigy, and the scheduled meetings in Massachusetts with the various members of Verigy’s management team and directors.

On July 30, 2010, Messrs. Barnes, Titinger, Gibson and Grady met with Messrs. Tacelli and Gallenberger, and Roger Blethen, LTX-Credence’s Chairman, in Massachusetts to discuss the proposed transaction, including strategic rationale, valuation and leadership and governance of the combined company.

Between August 2, 2010 and August 11, 2010, Messrs. Titinger and Tacelli had multiple telephone conversations to discuss the proposed transaction.

On August 4, 2010, Mr. Tacelli updated the LTX-Credence board of directors by email concerning the meetings held on July 30, 2010 with various members of Verigy’s management and Verigy’s directors, including a discussion of the strategic value of the combination and the discussions concerning management of the combined entity.

On August 12, 2010, the Verigy Transaction Committee convened a telephonic meeting with Messrs. Barnes, Titinger and Nikl, Ms. Smith and representatives of Morgan Stanley to receive an update on ongoing discussions with LTX-Credence and to discuss options available to Verigy to pursue a transaction with LTX-Credence. The committee discussed with management and the representatives of Morgan Stanley, and, later in executive session of only committee members, tactics, the range of proposed exchange ratios and the management and governance structure associated with a revised proposal.

On August 12, 2010, the LTX-Credence board of directors held a special meeting to discuss the proposed business combination with Verigy. At the meeting, the board discussed the strategic rationale for the transaction and the proposed exchange ratio. The LTX-Credence board also voted to establish a committee of the board, which is referred to as the Transaction Committee, to oversee the negotiation of the terms of the proposed combination and to approve the terms of any transaction with Verigy within parameters set by the full board, and to, among other things, approve the initiation of formal due diligence investigations. The board appointed Roger Blethen, Stephen Jennings, Mark Ain and Bruce Wright as members of the Transaction Committee.

On August 13, 2010, representatives of Morgan Stanley contacted LTX-Credence’s advisors to discuss the terms of a revised proposal.

On August 16, 2010, the LTX-Credence Transaction Committee held a meeting in which representatives of J.P. Morgan, and Messrs. Tacelli, Gallenberger and Savoy were also present. The committee discussed and reviewed the material terms of the transaction, including the proposed exchange ratio and governance and management structure, and reviewed information presented by management and J.P. Morgan. The Transaction Committee directed management to submit a further revised proposal to Verigy.

On August 24, 2010, Mr. Tacelli and the members of the Transaction Committee of the LTX-Credence board discussed terms to propose to Verigy in a revised offer, including exchange ratios, governance structure, and management and operating structure of the combined entity.

On August 25, 2010, Mr. Tacelli delivered a revised proposal to Mr. Barnes and Mr. Titinger, outlining LTX-Credence’s position on the various terms and conditions. Mr. Barnes sent the LTX-Credence proposal to the Verigy Transaction Committee on August 25, 2010.

On August 27, 2010, the Verigy Transaction Committee convened a meeting. Also present for portions of the meeting were Messrs. Barnes and Titinger, Ms. Smith and representatives of Morgan Stanley. At the meeting, Messrs. Barnes and Titinger provided an update on conversations with LTX-Credence regarding leadership structure and deal consideration. The Morgan Stanley representatives discussed potential exchange ratios and reviewed the leadership structure and other related issues to be considered in a “merger of equals” type of transaction. After discussion, the Morgan Stanley representatives reviewed the proposed exchange ratio and related post-transaction implications for ownership and value to Verigy’s shareholders given any change in the consideration mix and the potentially significant synergy opportunities of the combination of the companies. The board then authorized Verigy management and Morgan Stanley to continue discussions with LTX-Credence, and to continue to explore alternative structures that would be in the best interest of Verigy shareholders.

On August 30, 2010, Messrs. Barnes, Titinger and Nikl met with Messrs. Tacelli and Gallenberger in California to discuss the current status of the discussions as well as the management structure.

On August 31, 2010, representatives of Morgan Stanley discussed a counter-proposal to LTX-Credence’s August 25, 2010 proposal with the Verigy Transaction Committee and Messrs. Barnes and Titinger, and Ms. Smith. Subsequently, representatives of Morgan Stanley communicated a counter-proposal to LTX-Credence’s advisors.

On September 3, 2010, the Transaction Committee of the LTX-Credence board convened a meeting to discuss the Verigy counter-proposal. Also present at this meeting were Messrs. Tacelli, Gallenberger and Savoy. The Transaction Committee determined that the Verigy counter-proposal did not meet the minimum parameters discussed by the full board, and therefore was not acceptable. The Transaction Committee instructed Mr. Tacelli to communicate this determination to Verigy. Subsequently, representatives from J.P. Morgan and Morgan Stanley had a telephone conference call to discuss Verigy’s August 31, 2010 proposal, where J.P. Morgan indicated that there was not agreement from LTX-Credence on valuation.

On September 9, 2010, the Verigy board convened a regularly scheduled meeting. Also present for portions of the meeting were Messrs. Nikl, Rondé and Titinger, Ms. Smith and representatives from Morgan Stanley. At the meeting, Mr. Barnes updated the board on the ongoing discussions with LTX-Credence. Mr. Barnes and Morgan Stanley reported that the focus of the discussions was currently around the economics of the deal, noting that the governance and leadership issues were also still open. Morgan Stanley representatives then reviewed the proposed transaction terms and compared them to the terms initially proposed by Verigy in July 2010. The board members discussed the terms and issues in the proposed transaction with LTX-Credence. The board asked questions of Morgan Stanley, and a discussion ensued. Next, the board discussed at length the proposed governance of the combined company. Following an executive session of only non-executive directors, the directors of Verigy expressed their support of the transaction on the terms discussed at the meeting and directed management to continue discussions with LTX-Credence.

Later in the week, Messrs. Barnes and Tacelli spoke by telephone to discuss the proposed business combination, including the exchange ratio, board composition and management structure.

On September 14, 2010 and September 18, 2010, Morgan Stanley had discussions with J.P. Morgan about the various terms of the proposal, including valuation, governance and leadership matters. Morgan Stanley subsequently reported their discussions with J.P. Morgan to Messrs. Barnes, Titinger and Nikl and Ms. Smith, and J.P. Morgan reported its discussions to Messrs. Tacelli and Gallenberger.

On September 16, 2010, the Verigy Transaction Committee convened a meeting. Also in attendance for portions of the meeting were Messrs. Barnes and Titinger, Ms. Smith and representatives from Morgan Stanley. At the meeting Mr. Barnes reported that he had a lengthy discussion with Mr. Tacelli regarding, among other things, leadership structure and deal economics. Mr. Barnes also discussed the proposed exchange ratio. Mr. Barnes reported that the parties had reached a tentative understanding on the size and composition of the board of the combined company. A representative of Morgan Stanley then reported that Verigy’s financial advisors at Morgan Stanley had exchanged contribution analyses with LTX-Credence. The Morgan Stanley representative noted that they had shared their respective share price impact analysis and discussed changing the mix of consideration to add some cash with J.P. Morgan and LTX-Credence, but that LTX-Credence had indicated a strong preference for an all stock deal. The Transaction Committee directed Verigy’s management to continue discussions with LTX-Credence and to report back to the committee as appropriate.

On September 17, 2010, Messrs. Titinger and Tacelli had a telephone conference to discuss the status of negotiations regarding the terms of the proposed transaction.

Between September 18 and September 21, 2010, the representatives from Morgan Stanley and J.P. Morgan held several telephone meetings during which they discussed matters relating to the proposed transaction, including valuation metrics, governance and management structure.

On September 22, 2010, the Verigy Transaction Committee convened a meeting. Also in attendance for portions of the meeting were Ernest Godshalk, a Verigy director, Messrs. Barnes and Titinger, Ms. Smith, and representatives from Morgan Stanley. At the meeting, Mr. Barnes presented an update on his recent discussions with LTX-Credence. Morgan Stanley then noted that, based on its discussions with J.P. Morgan, LTX-Credence’s full board of directors had not yet discussed a key open issue: the management structure of the combined company. The committee members then discussed at length various structures. The members then asked questions regarding products, synergies between the two companies and the status of the due diligence review.

On September 22, 2010, representatives of Morgan Stanley contacted J.P. Morgan to discuss a revised proposal.

On September 27, 2010, the LTX-Credence board of directors held a special meeting. Also in attendance at the board meeting were Messrs. Gallenberger and Savoy of LTX-Credence and representatives from J.P. Morgan. At the meeting, representatives of J.P. Morgan reviewed the revised Verigy proposal, including the revised proposed exchange ratio, management structure, board composition, and the risks of capturing operational synergies and shareholder value. The LTX-Credence board weighed the potential return to shareholders if LTX-Credence continued operations as a stand alone company through the next business cycle and beyond, compared to the potential short term and long term return to shareholders through a combination of Verigy on the currently proposed terms. After review and discussion of all relevant factors, including the strategic value of the proposed transaction, the economic value to LTX-Credence shareholders in the current proposal, and the risks of obtaining the potential operational synergies, the LTX-Credence board determined that continuing operations as a stand alone company was in the best interests of the LTX-Credence shareholders.

On September 29, 2010, the board of directors of LTX-Credence held a special meeting to review the status of the transaction. Also attending the meeting were Messrs. Gallenberger and Savoy of LTX-Credence. Mr. Tacelli noted that discussions with Verigy had lead to revised transaction terms that had improved the proposed exchange ratio and provided for a greater role for LTX-Credence’s current leadership in the continued operation of the combined company, with board representation of the combined company consistent with shareholder ownership. At this meeting, J.P. Morgan also presented a comparison of the proposals that had been made since July 13, 2010 and certain other financial analyses related to a potential transaction. Following thorough discussion and analysis of the strategic value of the transaction, the economic value of the transaction presented to the shareholders, and the execution risk of obtaining the potential synergies, the board of directors of LTX-Credence unanimously agreed to direct management to continue discussions with Verigy, and approved the execution of a non-binding term sheet consistent with the transaction terms discussed at the meeting, initiating reciprocal due diligence investigations, and all other necessary and appropriate actions to facilitate the proposed transaction.

On September 30, 2010, the Verigy Transaction Committee convened a meeting. Also in attendance for portions of the meeting were Messrs. Barnes, Godshalk, Titinger and Nikl, Ms. Smith and representatives from

Morgan Stanley. At the meeting, Mr. Barnes presented an update on his recent discussions with LTX-Credence. The committee discussed with Mr. Barnes the proposed management structure of the combined company as well as the board structure given the post-acquisition ownership percentage of each company’s shareholders. The committee members confirmed that Verigy’s Chairman of the Board, Mr. Barnes, would remain as Chairman of the combined company, while the LTX-Credence Chairman would become the Lead Independent Director of the combined company. The committee members then recommended proposing that, after the transaction was complete, an executive committee be created by the board of directors of the combined company for the purpose of advising and supervising the combined company’s Co-Chief Executive Officers. Mr. Barnes then discussed with the committee members the scheduled expiration of the exclusivity period with LTX-Credence. The committee members determined that it was advisable and in the best interest of Verigy to extend the exclusivity period to November 16, 2010. Mr. Barnes next reviewed the current proposed terms of the transaction. The committee members and management discussed the strategic rationale and the potential significant financial synergy opportunities for the proposed transaction, the risks associated in combining Verigy and LTX-Credence and realizing the potential synergies, the deal structure considerations and operational issues. Subsequently, the committee unanimously resolved to authorize Verigy to amend the existing Exclusivity Agreement with LTX-Credence to extend the expiration date to November 16, 2010. By unanimous resolution, the committee members also authorized Verigy officers to execute and deliver a revised non-binding indication of interest with respect to the proposed transaction, and to proceed to negotiate on behalf of Verigy a definitive agreement for such a transaction, as well as any documents and instruments pertaining to such transaction, with final approval of the transaction to be obtained from the Verigy board once such negotiations have been substantially completed. Messrs. Barnes and Blethen held several calls regarding the proposed terms of the transaction after the meeting.

Later in the day on September 30, 2010, representatives of Verigy and LTX-Credence executed a mutual exclusivity agreement, Verigy delivered to LTX-Credence a term sheet and the parties agreed to continue discussions based on the proposed terms.

On October 6, 2010, Messrs. Titinger and Nikl met in California with Messrs. Tacelli and Gallenberger to discuss tax strategy, cash usage, due diligence matters and possible synergies of a combined company.

On October 8, 2010, Verigy’s legal advisor, Wilson Sonsini Goodrich and Rosati, Professional Corporation, which we refer to as Wilson Sonsini, delivered a draft merger agreement to Verigy for Verigy management to review. Also on October 8, 2010, Messrs. Titinger and Nikl held a telephone conference with Messrs. Tacelli and Gallenberger to discuss due diligence matters.

On October 13, 2010, Verigy, through its legal advisor Wilson Sonsini, delivered a draft merger agreement to LTX-Credence through LTX-Credence’s legal advisor Wilmer Cutler Pickering Hale and Dorr LLP, which we refer to as WilmerHale.

On October 14, 2010, the Verigy board convened a regularly scheduled meeting. Also present for portions of the meeting were Messrs. Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley. At the meeting, Mr. Barnes provided an update on Verigy’s ongoing discussions with LTX-Credence. The representatives from Morgan Stanley reviewed the potential strategic benefits of the combination of the two companies and the expected financial impact of the proposed transaction, and discussed the preliminary potential synergy opportunities in more detail. They next reviewed a potential dividend and odd lot targeted repurchase program intended to return cash to shareholders and simplify Verigy’s capital structure. Ms. Smith and Messrs. Nikl and Titinger then gave due diligence updates. A discussion ensued, after which Ms. Smith presented a proposed transaction timeline. Representatives from Verigy management then presented Verigy’s preliminary communications plan and the Verigy board continued its discussion on the dividend and odd lot programs.

On October 15, 2010, Messrs. Titinger and Nikl held a telephone conference with Messrs. Tacelli and Gallenberger to discuss the companies’ respective financial positions.

On October 18, 2010, Mr. Barnes received a voice message from a representative from the financial advisory firm GCA Savvian requesting a return call. The voice message did not identify the subject matter of the call, nor did the representative state that GCA Savvian was representing Advantest. Since there was uncertainty about the specific purpose of the call, and Verigy was restricted under the exclusivity letter with LTX-Credence from discussing other potential transactions, Mr. Barnes did not return the call.

On October 19, 2010, representatives of Verigy and Morgan Stanley discussed diligence matters with representatives of LTX-Credence and J.P. Morgan on a telephone call.

On October 20, 2010, LTX-Credence, through its legal advisor WilmerHale, delivered a revised draft of the merger agreement to Verigy through Verigy’s legal advisor, Wilson Sonsini.

On October 22, 2010, the Verigy Compensation Committee convened a meeting. Also in attendance for portions of the meeting were Messrs. Barnes and Godshalk, Ms. Smith and representatives from Fred Cook & Company, the committee’s independent compensation consultant. The primary purpose of the meeting was to review the initial proposals for Chief Financial Officer and co-Chief Executive Officer compensation for the combined company. A representative from Fred Cook & Company explained the basis for their recommendations on base salary and long-term incentive grants. After discussion regarding the co-CEO compensation package, the committee approved the compensation package for the co-CEOs, as presented to the committee, upon the completion of the proposed transaction. After further discussion regarding the Chief Financial Officer compensation package, the committee approved the compensation package for the Chief Financial Officer, as presented to the committee, upon the completion of the proposed transaction. The committee members then discussed compensation for Verigy’s Lead Independent Director and Chairman of the Board. A representative from Fred Cook & Company provided general benchmarks and data.

On October 25, 2010, the board of directors of LTX-Credence held a special meeting to review the proposed terms of the transaction, the status of the due diligence investigation of Verigy, the proposed management structure of the combined company, the strategic aspects of the transaction, and a competitive overview of the automatic test equipment market.

On October 26, 2010, representatives of Verigy and Morgan Stanley discussed diligence matters with representatives of LTX-Credence and JP Morgan on a telephone call.

On October 27, 2010, Messrs. Barnes, Titinger and Nikl met in person in California with Messrs. Tacelli and Gallenberger to discuss terms of the merger agreement, issues relating to the management structure of the combined company and various due diligence items. Also on October 27, 2010, representatives from Wilson Sonsini and WilmerHale negotiated the terms of the merger agreement on a telephone call.

On October 29, 2010, the Verigy Compensation Committee convened a meeting. Also in attendance for portions of the meeting were Ms. Smith and directors Steve Berglund, Bobby Cheng and Ernest Godshalk. At the meeting, the committee first discussed the proposed terms of the compensation package for Mr. Barnes, relating to transition and non-compete agreements in connection with the proposed transaction with LTX-Credence. The discussion continued with a comparison of the existing terms of Mr. Barnes’ change of control agreement and proposed terms of the non-compete agreement. Mr. Barnes’ responsibilities would include helping to close the proposed transaction with LTX-Credence and integration planning. After a lengthy discussion of the proposed terms, the committee discussed the timing of Mr. Barnes’ transition to Chairman of the Board. The committee then reviewed the communication plan regarding Mr. Barnes’ transition and the public announcement of the proposed transaction with LTX-Credence. After further discussion, the committee agreed on the terms for incremental consideration to be paid to Mr. Barnes’ with respect to his non-compete agreement. The committee then discussed the proposal for non-executive chairman’s compensation and the recommendation from Fred Cook, the committee’s independent compensation consultant. After further discussion, the committee resolved that upon the completion of the proposed transaction with LTX-Credence, the annual base cash compensation for the non-executive Chairman would be $110,000, which represents 2 times the annual cash retainer for non-Chairman directors.

Later in the evening on October 29, 2010, Verigy, through Verigy’s legal advisor Wilson Sonsini, delivered a revised draft of the merger agreement to LTX-Credence through its legal advisor, WilmerHale.

On October 29, 2010, Mr. Nikl met with Bruce Wright, the chairperson of the LTX-Credence Audit Committee, to discuss management structure. Around the same time, Mr. Gallenberger met with Mr. Godshalk, the chairperson of the Verigy Audit Committee, to discuss management structure.

On November 1, 2010, representatives of Verigy and Morgan Stanley discussed diligence matters with representatives of LTX-Credence and JP Morgan on a telephone call. Also on November 1, 2010, Messrs. Barnes and Grady had a telephone call with LTX-Credence director Steve Jennings regarding governance of the combined company.

On November 2, 2010, LTX-Credence, through its legal advisor WilmerHale, delivered a revised draft of the merger agreement to Verigy through Verigy’s legal advisor, Wilson Sonsini. Representatives from each of the law firms negotiated the merger agreement during a telephone call on November 3, 2010.

On November 4, 2010, the Verigy board held a special telephone meeting to discuss the proposed transaction. Also in attendance for portions of the meeting were Messrs. Titinger and Nikl, Ms. Smith, representatives from Morgan Stanley and representatives from Wilson Sonsini. The board received an update on the status of discussions with LTX-Credence. Representatives from Morgan Stanley presented updates on certain of its financial analyses. The board members and management discussed the updates. Also on November 4, 2010, Mr. Titinger and Mr. Rondé had a telephone call with Mr. Tacelli to discuss product and operational matters.

On November 5, 2010, Verigy, through Verigy’s legal advisor Wilson Sonsini, delivered a revised draft of the merger agreement to LTX-Credence through its legal advisor, WilmerHale.

During the week of November 7, 2010, and through November 17, 2010, Verigy and LTX-Credence and their respective representatives and advisors completed their due diligence reviews, continued to negotiate and exchange drafts of the merger agreement and held meetings to prepare for the announcement of the transaction.

On November 12, 2010, the board of directors of LTX-Credence held a special meeting to discuss the proposed transaction. Also in attendance for portions of the meeting were Messrs. Gallenberger and Savoy of LTX-Credence, representatives from WilmerHale and representatives from J.P. Morgan. At the meeting, the LTX-Credence board received updates on the status of the discussions with LTX-Credence, including remaining diligence matters and the terms of the merger agreement. WilmerHale reviewed with the LTX-Credence directors their fiduciary duties and summarized the terms of the proposed merger agreement. J.P. Morgan presented certain financial analyses based on the proposed terms of the transaction.

On November 13, 2010, the board of directors of Verigy convened a special meeting to discuss the proposed transaction. Also in attendance for portions of the meeting were Messrs. Titinger and Nikl, Ms. Smith, representatives from Morgan Stanley and representatives from Wilson Sonsini. At the meeting, the Verigy board received updates on the status of the discussions with LTX-Credence, the resolution of open items since the last meeting, remaining diligence matters and the terms of the merger agreement. Ms. Smith and Wilson Sonsini reviewed with the Verigy directors their fiduciary duties and summarized the terms of the proposed merger agreement and open diligence issues. Representatives of Wilson Sonsini and Morgan Stanley responded to a number of questions from the Verigy board. Morgan Stanley reviewed its analysis of the financial terms of the proposed transaction. The board determined to reconvene after resolution of the remaining diligence matters.

Over the next several days, Verigy and LTX-Credence continued to conduct due diligence.

On November 17, 2010, the board of directors of Verigy convened a special meeting to consider the proposed transaction. Also in attendance for portions of the meeting were Messrs. Titinger and Nikl, Ms. Smith, representatives from Morgan Stanley and representatives from Wilson Sonsini. At the meeting, the Verigy board received updates on the status of the discussions with LTX-Credence, the resolution of open items since the last meeting and the terms of the merger agreement. Ms. Smith and Wilson Sonsini reviewed with the Verigy directors their fiduciary duties and summarized the terms of the proposed merger agreement and results of due diligence issues previously discussed. Representatives of Wilson Sonsini and Morgan Stanley responded to a number of questions from the Verigy board. At the meeting, Morgan Stanley reviewed its analysis of the financial terms of the proposed transaction and rendered to the board its oral opinion, subsequently confirmed in writing, that subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the exchange ratio pursuant to the merger agreement, substantially in the form of the draft dated November 17, 2010, was fair, from a financial point of view, to Verigy. The written opinion of Morgan Stanley is attached to this joint proxy statement/prospectus as Annex B. Following these discussions, and review and discussion among the Verigy board and its advisors, the Verigy board unanimously determined, among other things, that the merger agreement and the merger contemplated thereby are advisable and in the best interest of Verigy and its shareholders, authorized the issuance of shares in the merger and resolved to recommend that Verigy shareholders approve the share issuance and the charter amendments.

On November 17, 2010, the board of directors of LTX-Credence convened a special meeting to consider the proposed transaction. At the meeting, the LTX-Credence board received updates on the status of the discussions with Verigy. WilmerHale again reviewed with the LTX-Credence directors their fiduciary duties and summarized the terms of the proposed merger agreement. Representatives of WilmerHale and J.P. Morgan responded to a number of questions from the LTX-Credence board. At the meeting, J.P. Morgan reviewed its analysis of the financial terms of the proposed transaction and rendered to the board its oral opinion, subsequently confirmed by delivery of its written opinion dated November 17, 2010, that as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of LTX-Credence common stock. The written opinion of J.P. Morgan is attached to this proxy statement/prospectus as Annex C. Following these discussions, and review and discussion among the LTX-Credence board and its advisors, the LTX-Credence board unanimously determined, among other things, that the merger agreement and the merger contemplated thereby were advisable and in the best interest of LTX-Credence and its shareholders and resolved to recommend that the LTX-Credence shareholders approve the merger agreement.

Following the meetings of the board of directors of each of Verigy and LTX-Credence and following the closing of trading, Verigy and LTX-Credence executed the merger agreement. Verigy and LTX-Credence jointly announced the transaction before the U.S. stock markets opened the next day.

Following execution of the merger agreement on November 17, 2010, but before Verigy and LTX-Credence had publicly announced the proposed merger, Advantest, through a representative of its financial advisor, GCA Savvian, sent Verigy an unsolicited letter expressing Advantest’s interest in discussing a potential strategic transaction with Verigy. The letter stated in relevant part:

We are writing to express Advantest Corporation’s interest in re-initiating discussions regarding a potential acquisition of, or combination with, Verigy Limited. Following several productive conversations with [Verigy’s] management team throughout 2009, [Advantest] remains enthusiastic about the opportunity to explore a transaction with [Verigy], and believes that there may be substantial benefits to a transaction between the two companies. Base on our internal evaluation, East believes that a combination between the two companies could create significant value for both companies’ shareholders.

As an immediate next step, [Advantest] would propose to engage in discussions with [Verigy’s] management and Board of Directors to discuss a potential transaction. [Advantest]’s senior management team is prepared to meet [Verigy’s]’s representatives at a location of your preference to initiate discussions as soon as possible.

This letter has been provided in good faith for the confidential use of the Board of Directors of [Verigy] and shall not be disclosed to any third party.

Verigy promptly notified LTX-Credence it had received the foregoing letter, and, since Verigy was prohibited under the merger agreement from responding to the letter, it did not respond to GCA Savvian or Advantest at this time.

Subsequently, on November 26, 2010, Advantest sent Verigy a written unsolicited non-binding proposal to acquire all the outstanding shares of Verigy for $12.15 per share in cash. Verigy filed the letter as Exhibit 99.3 to its Current Report on Form 8-K it filed with the SEC on December 6, 2010. As required under the merger agreement, Verigy promptly provided LTX-Credence a copy of the unsolicited Advantest proposal. Over the next several days, representatives of Verigy management, the Transaction Committee, Morgan Stanley, Wilson Sonsini and Verigy’s Singapore counsel, Allen & Gledhill, discussed and evaluated a potential transaction between Advantest and Verigy, including valuation, regulatory, due diligence and other related matters. Shortly thereafter, Mr. Barnes notified GCA Savvian by email that the Verigy board would be discussing Advantest’s non-binding proposal at the regularly scheduled Verigy board meeting on December 2, 2010.

From November 27, 2010 to December 2, 2010, Morgan Stanley prepared a preliminary financial analysis of the Advantest proposal in light of Verigy’s stand-alone prospects and its pending merger transaction with LTX-Credence.

On December 2, 2010, Verigy held a regularly scheduled board meeting. Also present for portions of the meeting were Messrs. Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley, Wilson Sonsini and Allen & Gledhill. The board members and its advisors discussed, among other things, the Advantest proposal. Ms. Smith and the representatives from Wilson Sonsini and Allen & Gledhill, Verigy’s legal counsel in Singapore, reviewed with the Verigy board its fiduciary duties in the context of the Advantest letter. Morgan Stanley reviewed a preliminary financial analysis of a potential Advantest transaction at the price proposed by Advantest and at other hypothetical prices in light of Verigy’s stand-alone prospects and Verigy’s pending merger with LTX-Credence. Representatives of Morgan Stanley and the Verigy board compared a potential transaction with Advantest to both the proposed transaction with LTX-Credence and to a possible Verigy stand alone path, and also reviewed Advantest’s financial ability to increase its price. Ms. Smith and a representative from Wilson Sonsini reviewed potential regulatory considerations in the context of an Advantest-Verigy transaction. After discussion, the Verigy board determined that the Advantest proposal was not a superior transaction to Verigy’s pending merger with LTX-Credence, but was reasonably likely to lead to a superior transaction, and that it was in the best interest of Verigy and its stakeholders for Verigy to enter into exploratory discussions with Advantest. Accordingly, the board authorized management to enter into a confidentiality agreement with Advantest on terms substantially the same as the confidentiality agreement with LTX-Credence. The Verigy board also authorized its Transaction Committee to take the lead in further discussions and related decision-making with respect to the Advantest proposal, but the committee was not empowered to authorize Verigy to terminate the LTX-Credence merger or enter into any agreement with Advantest.

On December 3, 2010, the Verigy Transaction Committee convened a meeting. Also present for portions of the meeting were Messrs. Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini. Messrs. Barnes and Titinger updated the committee members on their respective discussions with members of LTX-Credence management about the unsolicited Advantest proposal, and a representative of Wilson Sonsini updated the committee members about its discussion with WilmerHale on the same topic. The committee members and Wilson Sonsini reviewed a proposed notice to LTX-Credence in respect of the unsolicited Advantest proposal and the related terms of the merger agreement, including the timing and other restrictions around discussions with Advantest. After discussion, the Verigy Transaction Committee approved the form of notice to LTX-Credence, and shortly thereafter, Verigy notified LTX-Credence of its determination regarding the unsolicited Advantest proposal.

After waiting the mandatory 48-hours required under the merger agreement, late in the evening (Pacific time) on December 5, 2010, representatives of Verigy management contacted Advantest management, and Verigy’s legal and financial advisors contacted Advantest’s legal and financial advisors, in each case to facilitate preliminary discussions of Advantest’s unsolicited proposal. The parties determined to have an in-person meeting as promptly as reasonably practicable to discuss preliminary valuation, regulatory and other important considerations associated with the Advantest proposal.

On December 5, 2010, the Verigy Transaction Committee convened a meeting to discuss the unsolicited Advantest proposal, the public announcement of the proposal and the intent to enter into discussions with Advantest. Also present for portions of the meeting were Messrs. Barnes, Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini. The committee members, management and Verigy’s advisors discussed the Advantest proposal, including valuation, regulatory considerations and due diligence matters, and the public announcement plan.

On December 6, 2010, Verigy issued a press release announcing receipt of the unsolicited Advantest proposal and Verigy’s intent to enter into discussions with Advantest, and LTX-Credence issued a press release announcing that it believed the proposed Verigy-LTX-Credence transaction was superior to a potential Advantest-Verigy transaction. Thereafter, on December 7, 2010, Advantest issued a press release announcing its proposal, as well as its intention to have discussions with Verigy. Also on December 7, 2010, Verigy and Advantest entered into a mutual confidentiality agreement.

Throughout the week, Verigy management and its advisors continued to evaluate a possible transaction with Advantest and prepared for the upcoming meeting with Advantest. On December 9, 2010, Messrs. Barnes, Titinger, Grady and Nikl had a day-long meeting with representatives of Advantest in California. Present for portions of the meeting were Ms. Smith, and financial and outside legal advisors to both companies. The parties discussed a potential transaction, including valuation, Advantest’s strategic rationale for the transaction, regulatory considerations, due diligence and other related matters.

Over the next several days, representatives of Morgan Stanley had discussions with representatives of GCA Savvian about a potential Advantest-Verigy transaction, including Verigy’s desire for an increased valuation and the need to further understand Advantest’s analysis of the regulatory risks and plans for such a transaction.

During this same period, representatives of Morgan Stanley also had preliminary and tentative discussions with J.P. Morgan regarding a potential restructuring of the pending Verigy-LTX-Credence merger. Although valuation considerations were discussed, no proposals resulted from these discussions between Morgan Stanley and J.P. Morgan regarding such matters.

On December 13, 2010, the Verigy Transaction Committee convened a meeting to discuss the status of the Advantest and LTX-Credence transactions. Also present for portions of the meeting were Messrs. Barnes, Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini. Representatives of Morgan Stanley provided an update on their recent discussions with both GCA Savvian and J.P. Morgan. The meeting participants discussed the unsolicited Advantest proposal, including valuation, regulatory considerations, due diligence and other matters. The Transaction Committee authorized a second meeting of Verigy and Advantest management to provide Advantest with additional diligence information intended to supplement Advantest’s views on valuation, provided that Advantest understood Verigy’s expectation of a meaningfully increased price, additional discussion around regulatory considerations and clarification of other transaction terms after the second management meetings took place. The Transaction Committee also authorized Wilson Sonsini to further explore potential regulatory considerations associated with a potential Advantest-Verigy transaction.

Later that day, representatives of Morgan Stanley communicated Verigy’s proposed next steps of engagement to Advantest, including a willingness to schedule additional management meetings and Verigy’s expectation of a meaningfully increased price, additional discussion around regulatory considerations and clarification of other transaction terms after the second management meetings took place. Morgan Stanley also again conveyed that Verigy continued to believe that the Advantest proposal undervalued Verigy and its prospects. In response, Advantest requested broader access to more detailed due diligence information regarding Verigy in order to substantiate any price increase. Advantest declined to revise its previous proposal and did not provide details about regulatory considerations or other potential transaction terms at this time.

Subsequently, on December 14, 2010, and again on December 15, 2010, Mr. Nikl spoke to Yuichi Kurita, Advantest’s Chief Financial Officer, to discuss a potential transaction between Advantest and Verigy. During this same time, representatives of Morgan Stanley continued to speak with a representative of GCA Savvian to discuss potential next steps to further discussions regarding a potential Advantest-Verigy transaction.

On December 16, 2010, the Verigy Transaction Committee convened a meeting to discuss the status of the pending LTX-Credence merger and Verigy’s discussions with Advantest. Also present for portions of the meeting were Messrs. Barnes, Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini. Mr. Barnes provided an overall update on Verigy’s discussions with Advantest, and thereafter, representatives of Morgan Stanley provided an update on their recent discussions with GCA Savvian, and Mr. Nikl provided an update on his conversations with Mr. Kurita. A representative of Morgan Stanley presented additional preliminary financial analyses of a potential transaction with Advantest. Discussion about the Advantest proposal, the due diligence process and Morgan Stanley’s financial analyses followed.

On December 17, 2010, Advantest orally informed Verigy and GCA Savvian orally informed Morgan Stanley that Advantest intended to withdraw its proposal and discontinue discussions regarding a possible transaction with Verigy in light of the parties’ inability to reach agreement on valuation and other issues. Subsequently, however, on December 19, 2010, a representative from GCA Savvian contacted Morgan Stanley and indicated Advantest’s desire to make a revised proposal. GCA Savvian indicated orally, but did not submit a written proposal, that Advantest would be willing to increase the per share price for Verigy ordinary shares it had proposed to $15.00, provided that Advantest promptly received access to due diligence materials.

On December 20, 2010, the Verigy board convened a meeting. Messrs. Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini also attended the meeting. At this meeting, Mr. Barnes and Morgan Stanley updated the board on the December 19, 2010 Advantest proposal conveyed by GCA Savvian. The meeting participants discussed matters relating to a potential business combination between Verigy and Advantest, including, among others, valuation, regulatory considerations, due diligence, governance issues and employee matters. Morgan Stanley then reviewed its financial and economic analysis of the potential $15.00 price from Advantest, discussing the analysis both with and without giving effect to the anticipated benefits of the merger with LTX-Credence. The meeting participants also discussed disclosure requirements of a revised Advantest proposal and the potential impact on the existing LTX-Credence transaction. After discussion, the Verigy board determined to further explore the revised proposal with Advantest, and directed Wilson Sonsini to work with Advantest’s legal counsel to clarify relevant regulatory considerations and Advantest’s view thereof, as well as other significant transaction terms.

Throughout the day on December 20 and 21, 2010, Morgan Stanley had discussions with GCA Savvian to discuss management meetings between Verigy and Advantest and to discuss other transaction related matters. Also on December 20 and 21, 2010, Wilson Sonsini and Advantest’s legal advisor discussed regulatory considerations associated with the potential transaction. No specific proposals were made and no materials were exchanged during these meetings.

On December 21, 2010 and December 23, 2010, Mr. Tacelli provided the LTX-Credence board with a status update of Advantest’s revised offer to purchase.

On December 22, 2010, representatives from Verigy management and Morgan Stanley met with representatives from Advantest management and GCA Savvian in Hawaii to discuss a potential transaction. The parties determined to continue discussions regarding a potential transaction, including clarification of regulatory considerations and other significant transaction terms. After this meeting, Advantest delivered Verigy a written proposal reflecting the $15.00 per ordinary share price. The non-binding proposal stated that it was subject to a number of conditions, including confirmatory due diligence, execution of mutually acceptable definitive documentation and termination of the LTX-Credence merger agreement. The proposal also stated that $15.00 was Advantest’s best and final proposal.

On December 24, 2010, the Verigy board convened a meeting to consider Advantest’s revised written proposal. Messrs. Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini also attended this meeting. Mr. Barnes and representatives of Morgan Stanley summarized the details of Advantest’s written proposal and their ongoing discussions with Advantest and GCA Savvian regarding the proposed transaction. Morgan Stanley reviewed its financial and economic analysis of the Advantest proposal in relation to potential strategic alternatives, including Verigy’s pending merger transaction with LTX-Credence. Representatives of Wilson Sonsini reviewed a preliminary regulatory analysis of the Advantest proposal and described their recent discussions with Advantest’s legal advisors regarding regulatory analyses of a potential business combination between Advantest and Verigy. Representatives of Morgan Stanley also described their most recent discussions with J.P. Morgan regarding a potential restructuring of the pending Verigy-LTX-Credence merger in light of the Advantest proposal. After these presentations, the Verigy board discussed the relative merits of Verigy’s pending merger with LTX-Credence and the Advantest proposal, noting that the board was unable to fully evaluate the Advantest proposal because Advantest had not yet provided a draft definitive agreement or other terms and conditions of its proposal. The Verigy board considered the relative valuation of each transaction, the potential regulatory risks and regulatory review process of each transaction, as well as the impact of each transaction on Verigy’s customers and employees. After discussion, the Verigy board concluded that it could not determine that the Advantest proposal was superior to Verigy’s pending merger transaction with LTX-Credence, in large part because Advantest had not delivered a draft definitive agreement or other terms and conditions that would enable the Verigy board to fully evaluate the Advantest proposal. The Verigy board discussed the regulatory analyses presented by Wilson Sonsini and determined that it could not fully evaluate the risk of closing a transaction with Advantest absent proposed transaction terms and conditions regarding regulatory review. Based on the price offered, discussions held to date, Advantest’s interest in pursuing a transaction and Advantest’s articulated position that the parties would be able to satisfactorily resolve any regulatory concerns, the Verigy board determined that the Advantest proposal was reasonably likely to lead to a transaction that would be superior to the pending merger transaction with LTX-Credence. Accordingly, the Verigy board instructed the Verigy management team, as well as Morgan Stanley and Wilson Sonsini, to continue discussions with Advantest with a view to determining the additional terms and conditions of Advantest’s proposal, particularly around “deal certainty” and Advantest’s strategy to clear regulatory review and close the transaction. The Verigy board also instructed management, Morgan Stanley and Wilson Sonsini to continue their efforts to consummate Verigy’s pending merger with LTX-Credence consistent with its contractual obligations to LTX-Credence, and to concurrently further explore the possibility of a potential restructuring of the pending Verigy-LTX-Credence merger in light of the Advantest proposal.

From December 25, 2010 through January 5, 2011, Verigy management, representatives of Morgan Stanley and representatives of Wilson Sonsini had numerous discussions with Advantest and its financial and legal advisors regarding Advantest’s proposal and regulatory analyses of the proposal. During the same period, Verigy management, representatives of Morgan Stanley and representatives of Wilson Sonsini continued to work with LTX-Credence and its financial and legal advisors on the pending merger between Verigy and LTX-Credence. Morgan Stanley also continued to explore a potential restructuring of the pending Verigy-LTX-Credence merger in light of the Advantest proposal, and to discuss these matters with J.P. Morgan from time to time.

On or about December 28, 2010, Mr. Godshalk, a director of Verigy, and Mr. Blethen, chairman of the board of LTX-Credence, discussed the status of the discussions between Verigy and Advantest, and explored the opportunity for a potential restructuring of the pending Verigy-LTX-Credence merger.

On January 5, 2011, Verigy management and Advantest management held an all-day due diligence meeting in Palo Alto, California during which the parties discussed various strategic, operational and financial matters. On the same day, the Verigy Transaction Committee convened a meeting to receive reports on the status of these discussions. Messrs. Titinger, Barnes and Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini also attended the meeting and generally described their discussions with Advantest and its advisors as constructive. They noted, however, that Advantest had yet to deliver a draft definitive agreement for a transaction or otherwise provided further details regarding the terms and conditions of its proposal. During the meeting, representatives of Wilson Sonsini also described their recent discussions with Advantest’s legal advisors regarding their respective regulatory analysis of the potential business combination of Verigy and Advantest. Representatives of Morgan Stanley also apprised the members of the Transaction Committee of their discussions with J.P. Morgan regarding a potential restructuring of the pending Verigy-LTX-Credence merger.

On January 7, 2011, Mr. Tacelli provided the LTX-Credence board with an update to the status of the pending merger with Verigy, and an update to the investigations concerning the implications of restructuring the pending merger with Verigy.

On January 8, 2011, the Verigy board convened a meeting to discuss the progress of Verigy’s pending merger with LTX-Credence and the status of Verigy’s discussions with Advantest. Messrs. Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley and Wilson Sonsini also attended the meeting. Representatives of Wilson Sonsini provided an update on the status of the pending LTX-Credence merger, and representatives of Morgan Stanley described their discussions with J.P. Morgan regarding a potential restructuring of the pending Verigy-LTX-Credence merger. Morgan Stanley also presented a preliminary financial and economic analysis of a potential restructured transaction with LTX-Credence.

Messrs. Titinger and Nikl, Ms. Smith and representatives from Morgan Stanley next described their ongoing discussions with Advantest regarding the Advantest proposal, noting that Advantest continued to conduct due diligence on Verigy but had not delivered a draft definitive agreement for a transaction or otherwise provided further details regarding the terms and conditions of its proposal. Morgan Stanley reviewed its financial and economic analysis of the Advantest proposal in relation to potential strategic alternatives, including Verigy’s pending merger transaction with LTX-Credence and a possible restructured transaction with LTX-Credence. Representatives of Wilson Sonsini reviewed a preliminary regulatory analysis of the Advantest proposal and described their recent discussions with Advantest’s legal advisors regarding their respective regulatory analysis of a potential business combination between Advantest and Verigy. After these presentations, the Verigy board discussed the relative merits of Verigy’s pending merger with LTX-Credence and the Advantest proposal, noting that the board was unable to fully evaluate the Advantest proposal because Advantest had not yet provided a draft definitive agreement or other terms and conditions of its proposal. The Verigy board considered the relative valuation of each transaction, the potential regulatory risks and regulatory review process of each transaction based on the information it had, as well as the impact of each transaction on Verigy’s customers and employees. The Verigy board was unable to fully evaluate the likelihood or timing of a potential transaction with Advantest in large part because Verigy had not received a draft definitive agreement from Advantest. As a result, the board concluded that it was unable to determine that the Advantest proposal was superior to the pending LTX-Credence merger. The Verigy board further determined, however, that Advantest appeared to have a strong interest in pursuing a transaction and during discussions had expressed confidence in the parties’ ability to satisfactorily resolve any potential regulatory concerns. Accordingly, the board instructed management, Morgan Stanley and Wilson Sonsini to continue their discussions with Advantest and its financial and legal advisors, while also working to progress the LTX-Credence merger.

Following the January 8 Verigy board meeting, Verigy informed Advantest that the Verigy board could not make a determination that Advantest’s proposal was superior to the LTX-Credence merger without a clear and comprehensive understanding of the terms and conditions of the proposed transaction, including terms and conditions relating to regulatory clearance. The week of January 10, Verigy, Advantest and their respective financial advisors met in Germany to conduct further management and due diligence meetings. During the following two weeks, Verigy management and Advantest management, as well as the respective financial and legal advisors, continued to discuss various strategic, operational and other aspects of a potential transaction, but Advantest did not propose any specific terms or conditions for a transaction.

On January 18, 2011, the LTX-Credence Board convened a meeting. Also present at the meeting were Messrs. Gallenberger and Savoy of LTX-Credence. Mr. Tacelli updated the Board on the discussions he had with Mr. Titinger of Verigy concerning the status of the discussions Verigy was holding with Advantest. Mr. Tacelli also provided the Board a status update on the progress of the Verigy-LTX-Credence transaction. Messrs. Blethen and Tacelli each updated the Board concerning their discussions with various representatives of Verigy concerning the possibility of restructuring of the Verigy-LTX-Credence transaction. The LTX-Credence board then discussed the potential terms and the impact to the LTX-Credence shareholders.

On January 19, 2011, Verigy received a letter from Advantest stating that Advantest had submitted a notification form with the U.S. Federal Trade Commission and the U.S. Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Advantest letter stated Advantest’s intention to acquire 100% of the voting securities of Verigy. Verigy promptly notified LTX-Credence of the Advantest notice.

On January 23, 2011, the Verigy board convened a meeting for a progress report on Verigy’s pending merger with LTX-Credence and the status of Verigy’s discussions with Advantest. Representatives of Morgan Stanley informed the board that GCA Savvian had recently conveyed Advantest’s continued interest in acquiring Verigy for $15 per ordinary share, but that Advantest had not yet delivered a draft definitive agreement with potential terms of a transaction. A representative of Wilson Sonsini informed the board of the recent letter Verigy had received from Advantest in which Advantest had informed Verigy of its HSR filing. Wilson Sonsini discussed the implications of this letter and certain timing considerations associated with Advantest’s HSR filing. Wilson Sonsini noted, however, that Verigy still had not received a draft definitive agreement from Advantest. The Verigy board discussed these matters and instructed management, Morgan Stanley and Wilson Sonsini to continue discussions with Advantest, while also working to progress the LTX-Credence merger.

On January 26, 2011, the LTX-Credence Board convened a meeting. Also present at the meeting were Messrs. Gallenberger and Savoy of LTX-Credence, and representatives from J.P. Morgan and WilmerHale. The LTX-Credence board discussed the status of the pending merger with Verigy, and LTX-Credence’s rights and obligations under the merger agreement.

During the evening of January 26, 2011, Verigy’s outside legal counsel received a draft definitive agreement from Advantest’s outside legal counsel. Verigy promptly notified LTX-Credence and provided LTX-Credence a copy of the proposed agreement. The Verigy board of directors, the independent Transaction Committee and Verigy’s outside financial and legal advisors are reviewing and evaluating the proposed agreement and have commenced discussions with Advantest and its financial and legal advisors regarding the agreement and the transactions contemplated by the agreement.

Reasons for the Merger

Verigy and LTX-Credence believe the merger presents a unique opportunity to create a combined semiconductor test company with the scale and presence to provide comprehensive solutions to customers across most major semiconductor market segments. The Verigy and LTX-Credence boards of directors and their respective management teams each analyzed various alternative strategies to address their respective risks and challenges as stand-alone entities. See the section above entitled “Background of the Merger.” After reviewing and debating their respective strategic alternatives and the opportunity for the combined company presented by the merger, as more fully described below, the Verigy and LTX-Credence boards of directors each determined to pursue the merger in lieu of the other alternatives because each believes the merger will create a combined company that will be able to achieve the strategic and financial benefits described below.

The Verigy and LTX-Credence boards of directors each identified the following anticipated strategic and financial benefits of the merger:

•

Enhanced Shareholder Value: Verigy and LTX-Credence believe that the combined company will provide significant, realizable cost synergies and strong financial performance in consumer-driven market segments. These benefits are expected to provide enhanced value for shareholders.

•	Complementary Businesses. The combined company will feature a comprehensive product offering with enhanced integration capabilities. Its portfolio of leading semiconductor test systems will consist of innovative and cost-optimized test platforms that address the broad, divergent requirements of the wireless, graphics, computing, automotive, industrial, and entertainment markets.

•

Broader Customer Base. The combined company will have a strong presence at market-leading fabless companies, integrated device manufacturers (IDMs) and outsourced semiconductor assembly and test (OSAT) companies. Verigy and LTX-Credence expect to improve their existing ability to expand current customer relationships, and expect to increase the penetration of new customer accounts. Verigy and LTX-Credence believe that the combination of the two companies’ product lines and engineering resources should enable the combined company to meet customer needs more effectively and to deliver more complete solutions to our customers. In addition, Verigy and LTX-Credence believe the organization’s enhanced sales and support capabilities, broader product portfolio and financial strength of the combined company will position the combined company for market leadership.

•

Extensive Industry Knowledge: Verigy and LTX-Credence expect that the combined company will have a highly experienced management team assembled from both companies, with extensive industry knowledge. In addition, enhanced sales and technical support will equate to a worldwide presence that would provide increased support and resources to the combined company’s customers and partners.

•

Innovative Engineering and Technical Resources: Verigy and LTX-Credence expect that the combined company will have extensive research and development resources that will allow for a rapid pace of innovation, as well as an industry-leading product offering.

•

Intellectual Property Portfolio. The combined company will have over 591 pending and issued U.S. patents, which will be one of the largest intellectual property portfolios in the semiconductor industry. This portfolio is expected to provide the combined company with additional licensing opportunities.

•

Reduction in Operating Costs. The combined company is expected to realize substantial cost savings beginning in 2011, with annual cost savings expected to reach at least $25 million from increased efficiencies in manufacturing and operating expenses. Verigy and LTX-Credence expect the combined company to achieve benefits from exercising greater purchasing power with its suppliers; consolidation and reduction of areas of overlap in operating expenses; and elimination of redundant expenses, including the expenses of maintaining two separate public companies.

•

Stronger Financial Position. The combined company will have greater scale and financial resources, including total net cash and cash equivalents of approximately $370 million on a pro forma basis. Verigy and LTX-Credence expect that this stronger financial position will improve the combined company’s overall growth, including support of product development strategies; ability to respond more quickly and effectively to customer needs, technological change, increased competition and shifting market demand; and pursuit of strategic growth opportunities in the future, including acquisitions.

•

Stock-for-Stock Transaction with Fixed Exchange Ratio. The shareholders of each company will share in the benefits expected from the synergies the combined company is expected to generate. The fact that the merger consideration is based on a fixed exchange ratio provides certainty as to the number of ordinary shares of Verigy that will be issued to LTX-Credence shareholders.

There can be no assurance that the anticipated strategic and financial benefits of the merger will be achieved, including that the anticipated synergies resulting from the merger will be achieved and/or reflected in the trading price of Verigy’s ordinary shares following the completion of the merger.

Recommendation of the Verigy Board of Directors

At a meeting held on November 17, 2010, the Verigy board of directors unanimously (among other things):

•	determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the Verigy shareholders;

•	approved the merger agreement;

•	directed that the issuance of ordinary shares of Verigy in connection with the merger be submitted for consideration by Verigy shareholders at the Verigy Annual General Meeting of Shareholders; and

•	resolved to recommend that the Verigy shareholders vote “for” the proposal to approve the issuance of ordinary shares of Verigy in connection with the merger.

Among other things considered by the Verigy board of directors in making this recommendation, the Verigy board of directors requested and considered the written opinion of Morgan Stanley, described below in the section entitled “Opinion of Verigy Financial Advisor” beginning on page 57, that as of November 17, 2010, and subject to the assumptions, considerations and limitations set forth in its opinion, the exchange ratio provided for in the merger agreement is fair, from a financial point of view, to Verigy. The Morgan Stanley opinion addresses only the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to Verigy. The Verigy board of directors has determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of the Verigy shareholders, based upon its consideration of the Morgan Stanley opinion and numerous other factors described below.

In reaching its decision to approve the merger agreement, the Verigy board of directors consulted with Verigy’s management, Verigy’s legal counsel regarding the legal terms of the merger and Verigy’s financial advisors regarding the financial aspects of the merger and the fairness, from a financial point of view, of the exchange ratio to Verigy. The factors that the Verigy board of directors considered in reaching its determination include, but were not limited to, the following:

•	the strategic benefits of the merger, as described in the section entitled “Reasons for the Merger” beginning on page 51 of this joint proxy statement/prospectus;

•

historical information concerning Verigy’s and LTX-Credence’s respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC;

•	management’s view of the financial condition, results of operations and businesses of Verigy and LTX-Credence before and after giving effect to the merger;

•

the fact that the merger agreement allows the Verigy board of directors to change or withdraw its recommendation of the merger proposal if a superior proposal is received from a third party, or if there is an intervening event, and the Verigy board of directors determines that the failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law, subject to the payment of a termination fee upon termination under certain circumstances;

•	current financial market conditions and historical market prices, volatility and trading information with respect to the ordinary shares of Verigy and the common stock of LTX-Credence;

•	the relationship between the market value of the common stock of LTX-Credence and the consideration to be paid to shareholders of LTX-Credence in connection with the merger;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	management’s view of the prospects of Verigy as an independent company;

•	other strategic alternatives for Verigy, including the potential to enter into strategic relationships with third parties or acquire or combine with third parties;

•

detailed financial analyses and pro forma and other information with respect to Verigy and LTX-Credence presented by Morgan Stanley, including Morgan Stanley’s opinion to the effect that, as of the date of the written opinion, and based upon and subject to the considerations and limitations set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Verigy. A copy of Morgan Stanley’s written opinion is attached to this joint proxy statement/prospectus as Annex B;

•	the impact of the merger on Verigy’s customers, suppliers and employees; and

•	reports from management and legal advisors as to the results of the due diligence investigation of LTX-Credence.

In addition, the Verigy board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	the risk that the potential benefits sought in the merger, including anticipated synergies, might not be fully realized;

•	the possibility that the merger might not be completed, or that completion might be unduly delayed;

•	the effect of public announcement of the merger on Verigy’s sales and operating results, and Verigy’s ability to attract and retain key management, marketing and technical personnel;

•	the risk that the announcement of the proposed merger might cause either Verigy or LTX-Credence to be viewed as a potential target for a take-over bid;

•	the substantial charges to be incurred in connection with the merger, including costs of integrating Verigy and LTX-Credence and transaction expenses arising from the merger;

•	the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company; and

•

various other risks associated with the merger and the businesses of Verigy and the combined company described in the section entitled “Risk Factors” beginning on page 17 of this joint proxy statement/prospectus.

The Verigy board of directors concluded, however, that these negative factors could be managed or mitigated by Verigy or by the combined company or were unlikely to have a material impact on the merger or the combined company, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

The above discussion of the material factors considered by the Verigy board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the Verigy board of directors. The Verigy board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the Verigy board of directors felt were appropriate. In view of the wide variety of factors considered by the Verigy board of directors in connection with its evaluation of the merger and the complexity of these matters, the Verigy board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Verigy board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

On December 22, 2010, Verigy received an unsolicited, written proposal from Advantest Corporation to acquire Verigy for $15 per ordinary share in cash. The Advantest proposal revised Advantest’s previous unsolicited proposal to acquire Verigy for $12.15 per ordinary share in cash. The revised Advantest proposal states that it is subject to the conditions to be set forth in any subsequent offer, confirmatory due diligence, execution of mutually acceptable definitive documentation and termination of Verigy’s merger agreement with LTX-Credence. The December 22 Advantest proposal further acknowledges that it would be premature for Verigy to make a determination that Advantest’s proposal is superior to Verigy’s proposed merger with LTX-Credence. Advantest continues to conduct its due diligence review of Verigy and only recently, on

January 26, 2011, delivered a draft definitive agreement. In addition, Verigy cannot unilaterally terminate the merger agreement with LTX-Credence. As a result, the Verigy board has been unable to determine that the Advantest proposal is superior to Verigy’s proposed merger with LTX-Credence.

The Verigy board of directors, the independent Transaction Committee and Verigy’s outside legal and financial advisors are evaluating the terms and conditions of the draft definitive agreement that Advantest recently delivered and have commenced discussions with Advantest regarding the proposed terms and conditions.

The Verigy board of directors believes that the LTX-Credence merger is advisable and in the best interests of the Verigy shareholders.

Recommendation of the LTX-Credence Board of Directors

At a meeting held on November 17, 2010, the LTX-Credence board of directors unanimously:

•

determined that the merger agreement and the transactions contemplated by the merger agreement, including without limitation the merger, are advisable and fair to and in the best interests of, the LTX-Credence shareholders;

•	approved the merger agreement and the transactions contemplated thereby, including the merger;

•	directed that the merger agreement be submitted to the shareholders of LTX-Credence for their approval at the LTX-Credence special meeting; and

•	resolved to recommend that the LTX-Credence shareholders vote “for” the proposal to approve the merger agreement in accordance with applicable law.

Among other things considered by the LTX-Credence board of directors in making this recommendation, the LTX-Credence board of directors requested and considered the written opinion of J.P. Morgan, described below in the section entitled “Opinion of LTX-Credence Financial Advisor” beginning on page 64, that as of November 17, 2010, and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of LTX-Credence common stock. The J.P. Morgan opinion addresses only the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement to the holders of LTX-Credence common stock. The LTX-Credence board of directors has determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the LTX-Credence shareholders, based upon its consideration of the J.P. Morgan opinion and numerous other factors described below.

In reaching its decision to approve the merger agreement, the LTX-Credence board of directors consulted with LTX-Credence’s management, LTX-Credence’s legal counsel regarding the legal terms of the merger, LTX-Credence’s business consultants regarding the strategic aspects of the merger, and LTX-Credence’s financial advisors regarding the financial aspects of the merger and the fairness, from a financial point of view, of the exchange ratio to LTX-Credence shareholders. The factors that the LTX-Credence board of directors considered in reaching its determination include, but were not limited to, the following:

•	the strategic benefits of the merger, as described in the section entitled “Reasons for the Merger” beginning on page 51 of this joint proxy statement/prospectus;

•

historical information concerning LTX-Credence’s and Verigy’s respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the Securities and Exchange Commission;

•

the fact that the implied value of the merger consideration, based on the closing price of Verigy’s ordinary shares on November 17, 2010 (the last trading day prior to announcement of the merger) represented a premium of approximately 43.0% to the closing price of LTX-Credence’s common stock on such date, and that the proposed exchange ratio represented an approximately 24.6% premium to the average implied historical exchange ratio for the 90 day period ended November 17, 2010 and a premium over other recent historical periods;

•

the expectation that LTX-Credence shareholders, immediately after completion of the merger, would hold approximately 44% of the outstanding shares of common stock of the combined company, and will have the opportunity to share in the expected future growth and expected synergies of the combined company while retaining the flexibility of selling all or a portion of those shares;

•	the strong commitment on the part of both parties to complete the merger pursuant to their respective obligations under the terms of the merger agreement;

•

the terms of the merger agreement, including the termination fee, which, in the view of the LTX-Credence board of directors, does not preclude a proposal for an alternative acquisition transaction involving LTX-Credence;

•

the fact that the merger agreement allows the LTX-Credence board of directors to change or withdraw its recommendation of the merger proposal if a superior proposal is received from a third party, or if there is an intervening event, and the LTX-Credence board of directors determines that the failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law, subject to the payment of a termination fee upon termination under certain circumstances;

•	management’s view of the financial condition, results of operations and businesses of LTX-Credence and Verigy before and after giving effect to the merger;

•	current financial market conditions and historical market prices, volatility and trading information with respect to the common stock of LTX-Credence and the ordinary shares of Verigy;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	management’s view of the prospects of LTX-Credence as an independent company;

•	other strategic alternatives for LTX-Credence, including the potential to enter into strategic relationships with third parties or acquire or combine with third parties;

•

detailed financial analyses and pro forma and other information with respect to LTX-Credence and Verigy presented by J.P. Morgan, including J.P. Morgan’s written opinion to the effect that, as of the date of its opinion, and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of LTX-Credence common stock. A copy of J.P. Morgan’s written opinion is attached to this joint proxy statement/prospectus as Annex C;

•	the impact of the merger on LTX-Credence’s customers, suppliers and employees; and

•	reports from management, legal and financial advisors as to the results of the due diligence investigation of Verigy.

In addition, the LTX-Credence board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	the risk that the potential benefits sought in the merger, including anticipated synergies, might not be fully realized;

•	the possibility that the merger might not be completed, or that completion might be unduly delayed;

•	the risk that the Verigy shareholders may not approve the issuance of ordinary shares of Verigy or Holdco, as applicable, or the charter amendments;

•	the effect of public announcement of the merger on LTX-Credence’s sales and operating results, and LTX-Credence’s ability to attract and retain key management, marketing and technical personnel;

•	the substantial charges to be incurred in connection with the merger, including costs of integrating LTX-Credence and Verigy and transaction expenses arising from the merger;

•	the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company; and

•

various other risks associated with the merger and the businesses of LTX-Credence and the combined company described in the section entitled “Risk Factors” beginning on page 17 of this joint proxy statement/prospectus.

The LTX-Credence board of directors concluded, however, that these negative factors could be managed or mitigated by LTX-Credence or by the combined company or were unlikely to have a material impact on the merger or the combined company, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

The above discussion of the material factors considered by the LTX-Credence board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the LTX-Credence board of directors. The LTX-Credence board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the LTX-Credence board of directors felt were appropriate. In view of the wide variety of factors considered by the LTX-Credence board of directors in connection with its evaluation of the merger and the complexity of these matters, the LTX-Credence board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the LTX-Credence board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

The LTX-Credence board of directors believes that the merger agreement and the transactions contemplated by the merger agreement, including without limitation the merger, are advisable, fair to and in the best interests of the LTX-Credence shareholders.

Opinion of Verigy Financial Advisor

Verigy retained Morgan Stanley & Co. Incorporated to provide it with financial advisory services and a financial opinion in connection with the transaction with LTX-Credence. The Verigy board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Verigy. At the meeting of the Verigy board of directors on November 17, 2010, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of November 17, 2010, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the exchange ratio pursuant to the merger agreement, substantially in the form of the draft dated November 17, 2010, was fair, from a financial point of view, to Verigy.

The full text of the written opinion of Morgan Stanley, dated as of November 17, 2010, is attached to this joint proxy statement/prospectus as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Verigy shareholders are encouraged to read the opinion carefully and in its entirety. In addition, Verigy shareholders should carefully consider the following description of the analysis performed by Morgan Stanley in connection with rendering its opinion when Verigy shareholders determine whether to approve the issuance of Verigy’s ordinary shares in connection with the merger. Morgan Stanley’s opinion is directed to the Verigy board of directors and addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to Verigy as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of ordinary shares of Verigy as to how to vote at any shareholders’ meeting held in connection with the merger or whether to take any other action with respect to the merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Verigy and LTX-Credence, respectively;

•

reviewed certain internal financial statements and other financial and operating data concerning Verigy and LTX-Credence, respectively, prepared by the managements of Verigy and LTX-Credence, respectively;

•	reviewed certain financial projections concerning Verigy and LTX-Credence, respectively, prepared by the managements of Verigy and LTX-Credence, respectively;

•	discussed the past and current operations and financial condition and the prospects of Verigy and LTX-Credence, respectively, with senior executives of Verigy and LTX-Credence, respectively;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of Verigy and LTX-Credence, respectively;

•	reviewed the pro forma impact of the merger on Verigy’s earnings per share, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for Verigy ordinary shares and LTX-Credence common stock, respectively;

•

compared the financial performance of Verigy and LTX-Credence, respectively, and the prices and trading activity of Verigy ordinary shares and LTX-Credence common stock, respectively, with that of certain other publicly-traded companies comparable with Verigy and LTX-Credence, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Verigy and LTX-Credence and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Verigy and LTX-Credence and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Verigy and LTX-Credence of the future financial performance of Verigy and LTX-Credence, respectively. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Verigy and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters.

Morgan Stanley relied upon, without independent verification, the assessment by the managements of Verigy and LTX-Credence of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of Verigy and LTX-Credence; (iii) their ability to retain key employees of Verigy and LTX-Credence, respectively and (iv) the validity of, and risks associated with, Verigy’s and LTX-Credence’s existing and future intellectual property, products, services and business models. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Verigy and LTX-Credence, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, November 17, 2010. Events occurring after November 17, 2010, may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated November 17, 2010. The various analyses summarized below were based on closing prices for the ordinary shares of Verigy and the common stock of LTX-Credence as of November 16, 2010, the last full trading day prior to the day of the special meeting of the board of directors of Verigy to consider and approve the merger agreement and authorize the merger. Although each analysis was provided to the Verigy board of directors, in connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

On November 17, 2010, Verigy and LTX-Credence entered into the merger agreement whereby each share of LTX-Credence common stock would be converted into the right to receive 0.960 ordinary shares of Verigy. Based on the closing price of Verigy’s ordinary shares as of November 16, 2010, this exchange ratio represented an implied price of $8.66 per share of LTX-Credence common stock. Based on the exchange ratio and shares, restricted share units and options outstanding as of October 31, 2010, Morgan Stanley calculated that as a result of the merger, on a fully diluted basis using the treasury stock method, Verigy’s shareholders would own approximately 56% of the combined company and LTX-Credence’s shareholders would own approximately 44%.

Historical Exchange Ratio Range Analysis. Morgan Stanley reviewed the ratios of the range of closing prices of LTX-Credence common stock divided by the corresponding closing prices of Verigy’s ordinary shares over various periods ended on November 16, 2010. For each of the periods reviewed, Morgan Stanley observed the relevant range of low and high exchange ratios.

Morgan Stanley calculated a range of implied ownership of LTX-Credence shareholders on a fully diluted basis, using the treasury stock method, based on observed relevant range of low and high exchange ratios. The following table summarizes Morgan Stanley’s analysis:

Period Ending November 16, 2010	Range of Exchange Ratios	Implied LTX-Credence Ownership Range
Last 30 Trading Days	0.644x - 0.836x	35% - 41%
Last 60 Trading Days	0.627x - 0.836x	34% - 41%
Last 90 Trading Days	0.627x - 1.060x	34% - 47%
Last 12 Months	0.365x - 1.060x	23% - 47%

Morgan Stanley noted that the exchange ratio pursuant to the merger agreement was 0.960x and that based on the prices of ordinary shares of Verigy and shares of LTX-Credence common stock on November 16, 2010, the exchange ratio as of that date was 0.661x.

Relative Contribution Analysis. Morgan Stanley compared LTX-Credence shareholders’ and Verigy shareholders’ respective percentage ownership of the combined company to LTX-Credence’s and Verigy’s respective percentage contribution (and the implied ownership and the implied exchange ratio based on such contribution) to the combined company using estimated fiscal years ending October 31, 2010 and October 31, 2011 EBITDA, operating income, and net income, adjusted to reflect Verigy’s estimated future tax rate, based on publicly available equity research analysts’ estimates. Morgan Stanley also performed a similar analysis for the twelve months ended July 31, 2011 EBITDA, operating income and net income, adjusted to reflect Verigy’s estimated future tax rate, based on financial projections prepared by the managements of Verigy and LTX-Credence, respectively. Morgan Stanley compared the EBITDA, operating income, and net income, adjusted to reflect Verigy’s estimated future tax rate, of LTX-Credence and Verigy. Based on Verigy’s per share price of $9.02 and LTX-Credence’s common stock price per share of $5.96 as of November 16, 2010, Morgan Stanley calculated an implied exchange ratio and corresponding range of implied ownership for LTX-Credence’s shareholders. The following table summarizes Morgan Stanley’s analysis:

Based on Securities Research Analysts’ Estimates

Fiscal Year 2010 - 2011, Ending October 31	Range of Implied Exchange Ratios	Implied LTX-Credence Ownership Range
EBITDA	0.584x - 0.747x	33% - 38%
Operating Income	0.603x - 0.774x	33% - 39%
Adjusted Net Income	0.931x - 1.496x	44% - 55%

Based on Verigy and LTX-Credence Management Projections

Twelve Months Ended July 31, 2011	Implied Exchange Ratio	Implied LTX-Credence Ownership
EBITDA	0.570x	32%
Operating Income	0.614x	34%
Adjusted Net Income	0.926x	43%

Morgan Stanley noted that the exchange ratio pursuant to the merger agreement was 0.960x and that based on the prices of ordinary shares of Verigy and LTX-Credence common stock on November 16, 2010, the exchange ratio as of that date was 0.661x.

Relative Securities Research Analysts’ Price Targets Analysis. Morgan Stanley reviewed and analyzed the exchange ratio implied by the range of future public market trading price targets for LTX-Credence common stock divided by the range of future public market trading price targets for ordinary shares of Verigy, in each case prepared and published by equity research analysts. The range of exchange ratios implied by such undiscounted analyst price targets for LTX-Credence and Verigy was 0.750x to 1.500x, resulting in an implied range of LTX-Credence ownership of the surviving company of 39% to 55%. Morgan Stanley noted that the exchange ratio pursuant to the merger agreement was 0.960x and that based on the prices of ordinary shares of Verigy and LTX-Credence common stock on November 16, 2010, the exchange ratio as of that date was 0.661x.

Analysis of Precedent Transactions. Morgan Stanley performed a precedent transaction analysis, which is designed to imply a value of a company based on publicly available financial terms and premiums of selected transactions that share some characteristics with the merger. In connection with its analysis, Morgan Stanley compared publicly available statistics for 18 selected merger transactions in the technology sector between January 1, 2003 and November 16, 2010, in which the target company was publicly traded and the target shareholders’ implied pro forma fully diluted ownership was greater than 20%. The following is a list of these transactions:

Selected Technology Merger Transactions with Target Ownership >20% (Target / Acquiror)

•	Agere Systems Inc. / LSI Logic Corporation

•	AMIS Holdings, Inc. / ON Semiconductor Corporation

•	Andrew Corporation / ADC Telecommunications, Inc.

•	ChipPAC, Inc. / ST Assembly Test Services Ltd

•	Computer Network Technology Corporation / McDATA Corporation

•	Credence Systems Corporation / LTX Corporation

•	Genus, Inc. / Aixtron AG

•	Gemplus International S.A. / Axalto N.V.

•	GlobespanVirata, Inc. / Conexant Systems, Inc.

•	Integrated Circuit Systems, Inc. / Integrated Device Technology, Inc.

•	Helix Technology Corporation / Brooks Automation, Inc.

•	Lucent Technologies, Inc. / Alcatel S.A.

•	Mykrolis Corporation / Entegris, Inc.

•	Oak Technology, Inc. / Zoran Corporation

•	Optium Corporation / Finisar Corporation

•	McDATA Corporation / Brocade Communications Systems, Inc.

•	SiRF Technology Holdings, Inc. / CSR plc

•	VERITAS Software Corporation / Symantec Corporation

For each transaction noted above, Morgan Stanley noted the implied exchange ratio premium to the spot exchange ratio, 30 trading day average exchange ratio and 60 trading day average exchange ratio for the constituent companies, where available.

For the transactions noted above, Morgan Stanley selected a representative range of implied exchange ratio premiums to the spot, 30 trading day average and 60 trading day average exchange ratios and compared such representative ranges to the average exchange ratio of LTX-Credence common stock and Verigy ordinary shares over the respective periods ended November 16, 2010. The following table summarizes Morgan Stanley’s analysis:

Period Ending November 16, 2010	Reference Range	Range of Exchange Ratios	Implied LTX-Credence Ownership Range
Spot Exchange Ratio Premium	15% - 40%	0.760x - 0.925x	39% - 43%
30 Trading Day Exchange Ratio Premium	15% - 40%	0.815x - 0.993x	40% - 45%
60 Trading Day Exchange Ratio Premium	15% - 40%	0.821x - 0.999x	40% - 45%

Morgan Stanley noted that the exchange ratio pursuant to the merger agreement was 0.960x and that based on the prices of ordinary shares of Verigy and LTX-Credence common stock on November 16, 2010, the exchange ratio as of that date was 0.661x.

Morgan Stanley also compared publicly available statistics for 18 selected transactions in the semiconductor capital equipment sector between January 1, 2001 and November 16, 2010, in which the target company was publicly traded and transaction values were greater than $100 million. The following is a list of these transactions:

Selected Semiconductor Capital Equipment Transactions (Target / Acquiror)

•	Nextest Systems Corporation / Teradyne, Inc.

•	ADE Corporation / KLA-Tencor Corporation

•	AMIS Holdings, Inc. / ON Semiconductor Corporation

•	Mykrolis Corporation / Entegris, Inc.

•	Credence Systems Corporation / LTX Corporation

•	PRI Automation, Inc. / Brooks Automation, Inc.

•	Applied Films Corporation / Applied Materials, Inc.

•	Axcelis Technologies, Inc. / Sumitomo Heavy Industries Ltd.

•	Helix Technology Corporation / Brooks Automation, Inc.

•	SEZ Group / Lam Research Corporation

•	Semitool, Inc. / Applied Materials, Inc.

•	NPTest, Inc. / Credence Systems Corporation

•	Genus, Inc. / Aixtron AG

•	Integrated Measurement Systems, Inc. / Credence Systems Corporation

•	August Technology Corporation / Rudolph Technologies, Inc.

•	SpeedFam-IPEC, Inc. / Novellus Systems, Inc.

•	Eagle Test Systems, Inc. / Teradyne, Inc.

•	ICOS Vision Systems Corporation NV / KLA-Tencor Corporation

For each transaction noted above Morgan Stanley noted the following financial ratios where available: (1) aggregate value of the transaction to last twelve months estimated revenue; (2) aggregate value of the transaction to next twelve months estimated revenue; (3) price of the acquired company’s stock to last twelve months estimated earnings per share; and (4) price of the acquired company’s stock to next twelve months estimated earnings per share. Based on the analysis of the relevant multiples for each of the precedent transactions, Morgan Stanley selected representative ranges of financial multiples of the precedent transactions and applied these ranges of multiples to the relevant LTX-Credence financial statistic. For purposes of next twelve months estimated revenue and earnings per share, Morgan Stanley utilized publicly available equity research analysts’ estimates available as of November 16, 2010. Based on Verigy’s per share price of $9.02 and LTX-Credence’s common stock price per share of $5.96 as of November 16, 2010, Morgan Stanley calculated a range of implied exchange ratios and a range of implied ownership for LTX-Credence’s shareholders as follows:

Period Ending November 16, 2010	Reference Range	Range of Implied Exchange Ratios	Implied LTX- Credence Ownership Range
Aggregate Value / Last Twelve Months Revenue	0.2x - 2.3x	0.311x - 1.463x	21% - 55%
Aggregate Value / Next Twelve Months Revenue	0.5x - 1.8x	0.515x - 1.328x	30% - 52%
Price / Last Twelve Months Earnings	15.0x - 20.0x	1.482x - 1.977x	55% - 62%
Price / Last Twelve Months Earnings	13.5x - 18.5x	1.661x - 2.276x	58% - 65%

Morgan Stanley noted that the exchange ratio pursuant to the merger agreement was 0.960x and that based on the prices of ordinary shares of Verigy and LTX-Credence common stock on November 16, 2010, the exchange ratio as of that date was 0.661x.

No company or transaction utilized in the precedent transaction analysis is identical to Verigy, LTX-Credence or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Verigy and LTX-Credence, such as the impact of competition on the business of Verigy, LTX-Credence or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Verigy, LTX-Credence or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared.

Pro Forma Merger Analysis. Morgan Stanley analyzed the potential pro forma impact of the transaction on Verigy’s earnings per share for the fiscal year ending October 31, 2011, excluding the impact of one-time and non-cash acquisition-related expenses. Morgan Stanley calculated such pro forma earnings per share on the basis of an assumed closing date for the merger of November 1, 2010, the transaction exchange ratio provided for by the merger agreement, publicly available equity research estimates of earnings per share for Verigy and LTX-Credence, as adjusted to reflect Verigy’s tax rate, as of November 17, 2010 and synergies resulting from the merger estimated by Verigy management. Morgan Stanley noted that on the basis of these assumptions the transaction would be accretive to Verigy’s earnings per share for fiscal year 2011.

In connection with the review of the merger by the Verigy board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of LTX-Credence common stock or Verigy ordinary shares. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of LTX-Credence or Verigy. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to Verigy and in connection with the delivery of its opinion dated November 17, 2010, to the Verigy board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of LTX-Credence or ordinary shares of Verigy might actually trade. The exchange ratio was determined by Verigy and LTX-Credence through arm’s length negotiations between Verigy and LTX-Credence and was approved by the Verigy board of directors. Morgan Stanley provided advice to Verigy during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to Verigy or its board of directors or that any specific merger consideration constituted the only appropriate merger consideration for the merger. Furthermore, Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Verigy’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid by Verigy in the transaction.

In addition, Morgan Stanley’s opinion and its presentation to the Verigy board of directors was one of many factors taken into consideration by the Verigy board of directors in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Verigy board of directors with respect to the exchange ratio or of whether the Verigy board of directors would have been willing to agree to a different exchange ratio. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

The Verigy board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. In the ordinary course of Morgan Stanley’s trading, brokerage, investment management and financing activities, Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions and may trade or otherwise effect transactions, for their own account or for the accounts of customers in the debt or equity securities or senior loans of LTX, Verigy or any other parties, commodities or currencies that may be involved in the transactions contemplated by the Merger Agreement or any related derivative instrument. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Verigy and Verigy’s affiliates and received fees for such services.

Under the terms of its amended engagement letter, Morgan Stanley provided Verigy financial advisory services and a financial opinion in connection with the merger. Verigy has agreed to pay Morgan Stanley a transaction fee equal to approximately 1.25% of the value of the consideration paid per share of LTX-Credence common stock multiplied by the total number of LTX-Credence common stock outstanding (including the number of shares of LTX-Credence common stock which would be outstanding upon exercise of any in-the-money securities, including among others, options and convertible debt), $1.0 million of which was paid on the date the parties entered into the merger agreement and the rest of which is payable upon consummation of the merger.

Opinion of LTX-Credence Financial Advisor

At the meeting of the board of directors of LTX-Credence on November 17, 2010, J.P. Morgan rendered its oral opinion to the board of directors of LTX-Credence that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of LTX-Credence common stock. J.P. Morgan subsequently confirmed its oral opinion by delivering its written opinion, dated November 17, 2010, to the board of directors of LTX-Credence. No limitations were imposed by LTX-Credence’s board of directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of J.P. Morgan, dated November 17, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex C. The summary of J.P. Morgan’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Stockholders should read this opinion carefully and in its entirety. J.P. Morgan’s opinion is directed to the board of directors of LTX-Credence, addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of LTX-Credence common stock as of the date of the opinion, and does not address any other aspect of the merger. J.P. Morgan provided its advisory services and opinion for the information and assistance of the board of directors of LTX-Credence in connection with its consideration of the proposed merger. The opinion of J.P. Morgan does not constitute a recommendation as to how any stockholder should vote with respect to the proposed merger. In addition, this opinion does not in any manner address the prices at which LTX-Credence common stock, Verigy ordinary shares or Holdco ordinary shares will trade following the consummation of the merger. The J.P. Morgan opinion was approved by J.P. Morgan’s fairness committee.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated November 17, 2010 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning LTX-Credence and Verigy and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of LTX-Credence and Verigy with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the LTX-Credence common stock and Verigy ordinary shares and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of LTX-Credence and Verigy relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger, which we refer to as the Synergies; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of LTX-Credence and Verigy with respect to certain aspects of the merger, and the past and current business operations of LTX-Credence and Verigy, the financial condition and future prospects and operations of LTX-Credence and Verigy, the effects of the merger on the financial condition and future prospects of LTX-Credence, Verigy and Holdco, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry. In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by LTX-Credence and Verigy or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did J.P. Morgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of LTX-Credence, Verigy or Holdco under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best then-available estimates and judgments by management of LTX-Credence and Verigy as to the expected future results of operations and financial condition of LTX-Credence and Verigy to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the merger agreement, and that the definitive merger agreement does not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by LTX-Credence, Verigy, Holdco, Lobster-1 Merger Corporation and Lobster-2 Merger Corporation in the merger agreement and the related agreements are and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to LTX-Credence with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on LTX-Credence, Verigy or Holdco or on the contemplated benefits of the merger. The J.P. Morgan opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the J.P. Morgan opinion. Subsequent developments may affect the J.P. Morgan opinion and J.P. Morgan does not have any obligation to update, revise, or reaffirm the J.P. Morgan opinion. The J.P. Morgan opinion is limited to the fairness, from a financial point of view, to the holders of LTX-Credence common stock of the exchange ratio in the proposed merger and J.P. Morgan expressed no opinion as to the fairness of the merger to the holders of any other class of securities, creditors or other constituencies of LTX-Credence or as to the underlying decision by LTX-Credence to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the exchange ratio applicable to the holders of LTX-Credence common stock in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the LTX-Credence common stock, Verigy ordinary shares or Holdco ordinary shares will trade at any future time. In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of certain of the financial analyses undertaken by J.P. Morgan and delivered to the board of directors of LTX-Credence on November 17, 2010, which analyses were among those considered by J.P. Morgan in connection with delivering the J.P. Morgan opinion.

Projections

In performing its analysis of LTX-Credence, J.P. Morgan relied upon estimates provided by the management of LTX-Credence prepared in connection with the proposed transaction for the fiscal year ending July 31, 2011, plus an extension of such estimates for fiscal years 2012 through 2020 prepared by J.P. Morgan and reviewed and approved by the management of LTX-Credence, which we refer to in this joint proxy statement/prospectus as the LTX-Credence Case. In performing its analysis of Verigy, J.P. Morgan relied on projections prepared in connection with the proposed transaction by the management of LTX-Credence based on estimates provided by the management of Verigy for the fiscal year ending October 31, 2011, plus an extension of such estimates for fiscal years 2012 through 2020 prepared by J.P. Morgan and reviewed and approved by the management of LTX-Credence, which we refer to in this joint proxy statement/prospectus as the Verigy Case. The Verigy management and Verigy board did not prepare, review or approve the estimates for fiscal years 2012 through 2020. In each of the LTX-Credence Case and the Verigy Case, EBITDA refers to earnings before interest, taxes, depreciation and amortization (and excluding non-recurring items) and EBIT refers to earnings before interest and taxes (and excluding amortization of intangibles and non-recurring items), and Unlevered Free Cash Flow, which was prepared for all periods by J.P. Morgan and approved by LTX-Credence management, refers to earnings before interest and after taxes, plus depreciation and amortization, less capital expenditures, less the decrease in net working capital.

The projections furnished to J.P. Morgan for the fiscal year ending July 31, 2011 in respect of LTX-Credence and the fiscal year ending October 31, 2011 in respect of Verigy were prepared by the managements of LTX-Credence and Verigy in connection with the proposed transaction. Neither LTX-Credence nor Verigy publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such projections were prepared in connection with the proposed transaction and were not prepared with a view toward public disclosure. These 2011 projections were based on numerous variables and assumptions that are subjective, are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions including expectations of continued growth in demand in 2011 for each company’s test equipment and services, prevailing interest rates and constantly evolving customer preferences. Further, because of the volatility and uncertainty in semiconductor capital equipment spending, each of Verigy and LTX-Credence provides financial guidance in its quarterly earnings releases and during its earnings conference call only for the following quarter. The projections furnished to J.P. Morgan, which relate to fiscal year 2011, are less reliable and more uncertain than each company’s quarterly financial guidance and are not intended to be used in the same manner as Verigy’s or LTX-Credence’s quarterly guidance. In addition, these projections were prepared on a stand-alone basis for each company and without reference to the Synergies. Accordingly, there can be no assurance that the projected results would be realized and actual results could vary significantly from those set forth in such projections, whether or not the merger is consummated.

The projections furnished to J.P. Morgan were not prepared with a view toward public disclosure or with a view toward complying with GAAP, the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements. Neither Verigy’s nor LTX-Credence’s independent registered public accounting firm has examined or compiled the projections, expressed any conclusion or provided any form of assurance with respect to them and, accordingly, neither assumes any responsibility for them. The PricewaterhouseCoopers LLP report incorporated by reference in this joint proxy statement/prospectus relates to Verigy historical financial information. It does not extend to any prospective financial information and should not be read to do so. The projections furnished to J.P. Morgan have not been updated since the date of preparation and do not take into account any circumstances or events occurring after the date they were prepared. In light of the foregoing and uncertainties inherent in any financial projections, shareholders are cautioned not to rely on them.

LTX-Credence Case (fiscal year-end July 31):

(millions)	2011E	2012E*	2013E*	2014E*	2015E*	2016E*	2017E*	2018E*	2019E*	2020E*
Revenue	$306	$340	$347	$354	$361	$368	$375	$383	$391	$398
EBITDA	79	92	94	95	96	100	104	107	111	115
EBIT	67	81	82	84	85	89	92	96	100	104
Unlevered Free Cash Flow*	38	58	54	55	55	57	60	62	64	66

*	Prepared by J.P. Morgan and reviewed and approved by LTX-Credence management.

Verigy Case (fiscal year-end October 31):

(millions)	2011E	2012E*	2013E*	2014E*	2015E*	2016E*	2017E*	2018E*	2019E*	2020E*
Revenue	$717	$797	$813	$830	$846	$863	$880	$898	$916	$934
EBITDA	138	156	162	168	174	181	187	194	201	208
EBIT	113	128	134	140	146	152	158	165	172	178
Unlevered Free Cash Flows*	82	103	114	119	123	128	133	139	144	149

*	Prepared by J.P. Morgan and reviewed and approved by LTX-Credence management. Verigy management and the Verigy board did not prepare, review or approve these numbers.

Historical Exchange Ratio Analysis

J.P. Morgan calculated (1) the daily implied historical exchange ratios during the two years ending November 15, 2010 by dividing the daily closing prices per share of LTX-Credence common stock by those of Verigy ordinary shares and (2) the average of those implied historical exchange ratios for the one-day, ten-day, thirty-day, sixty-day, ninety-day, six-month, one-year and two-year periods ending November 15, 2010. J.P. Morgan also noted the median, low and high exchange ratios for the two-year period ending November 15, 2010. The analysis resulted in the following implied exchange ratios for the periods indicated:

Exchange ratio
1-day	0.716x
10-day average	0.698x
30-day average	0.713x
60-day average	0.714x
90-day average	0.779x
6-month average	0.832x
1-year average	0.742x
2-year average	0.467x
2-year median	0.421x
2-year high	1.060x
2-year low	0.033x

J.P. Morgan noted that a historical exchange ratio analysis is not a valuation methodology and that such analysis was presented merely for informational purposes.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly-traded companies, J.P. Morgan reviewed and compared specific financial and operating data relating to LTX-Credence, Verigy and two other companies in the semiconductor test equipment industry, Advantest and Teradyne. None of the selected companies used in this analysis as a comparison is identical to LTX-Credence or Verigy. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of LTX-Credence and Verigy. Using publicly available information, J.P. Morgan calculated and analyzed the ratios of each company’s firm value to equity research analyst projections for calendar year 2010 EBITDA and EBIT. The firm value of each company was obtained by adding its short- and long-term debt to, and subtracting its cash from, the market value of its diluted common equity as of November 15, 2010. The following presents the results of this analysis:

	FV/EBITDA CY2010	FV/EBIT CY2010
LTX-Credence	3.9x	5.2x
Verigy	3.7x	4.9x
Advantest	18.2x	30.5x
Teradyne	3.7x	4.3x

However, given the inherent differences between the business, operations and prospects of LTX-Credence and Verigy and the business, operations and prospects of the companies included in the comparable company analysis, J.P. Morgan believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of LTX-Credence and Verigy and the companies included in the comparable company analysis that would affect the public trading values of each. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between LTX-Credence, Verigy and the selected comparable companies. Based on its analysis, J.P. Morgan selected reference ranges of 3.7x-3.9x calendar year 2010 EBITDA and 4.3x-5.2x calendar year 2010 EBIT for each of the LTX-Credence Case and Verigy Case. These reference ranges yielded the following ranges of implied equity values per share:

		EBITDA	EBIT
LTX-Credence	High	$6.80	$7.10
	Low	6.55	6.19

Verigy	High	9.21	8.87
	Low	8.98	8.16

J.P. Morgan compared the results of the implied equity values per share for LTX-Credence and Verigy. For each comparison, J.P. Morgan compared the highest equity value per share for LTX-Credence to the lowest equity value per share for Verigy to derive the highest exchange ratio implied by each pair of estimates. J.P. Morgan also compared the lowest equity value per share for LTX-Credence to the highest equity value per share for Verigy to derive the lowest exchange ratio implied by each pair of estimates. The implied exchange ratios were:

Exchange Ratio
	EBITDA	EBIT
Highest LTX-Credence equity value per share to lowest Verigy equity value per share	0.757x	0.870x
Lowest LTX-Credence equity value per share to highest Verigy equity value per share	0.711x	0.698x

Relative Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for each of LTX-Credence and Verigy for the purpose of determining their respective fully diluted equity value per share on a stand-alone basis (i.e., without Synergies).

J.P. Morgan calculated the unlevered free cash flows that LTX-Credence and Verigy are expected to generate during fiscal years 2011 through 2020 based upon financial projections as described above under

“—Projections.” J.P. Morgan also calculated a range of terminal values of both LTX-Credence and Verigy at the end of the 10-year period ending 2020 by applying a perpetual growth rate ranging from 1.75% to 2.25%. The unlevered free cash flows and the range of terminal values for LTX-Credence were then discounted to present values using a range of discount rates from 15.5% to 18.5%, which were chosen by J.P. Morgan based upon an analysis of the cost of capital of LTX-Credence. The unlevered free cash flows and the range of terminal values for Verigy were discounted to present values using two ranges of discount rates (11.5% to 14.5% and 15.5% to 18.5%), which were chosen by J.P. Morgan based upon an analysis of the cost of capital of Verigy and LTX-Credence, respectively. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for LTX-Credence and Verigy estimated net debt as of October 31, 2010, to obtain fully diluted equity value. As part of the total equity value calculated for LTX-Credence, J.P. Morgan calculated the present value of the tax benefit from LTX-Credence’s estimated net operating loss carry-forwards (referred to as NOLs) balance as of October 31, 2010.

The analysis yielded the following implied equity value per share:

	LTX-Credence	Verigy (11.5%-14.5% discount rate)	Verigy (15.5%-18.5% discount rate)
High	$11.50	$23.71	$18.52
Low	9.89	19.31	16.23

J.P. Morgan compared the results for the LTX-Credence Case to the Verigy Case using both a range of discount rates from 11.5% to 14.5% and a range of discount rates from 15.5% to 18.5%. For each comparison, J.P. Morgan compared the highest equity value per share for LTX-Credence to the lowest equity value per share for Verigy to derive the highest exchange ratio implied by each pair of estimates. J.P. Morgan also compared the lowest equity value per share for LTX-Credence to the highest equity value per share for Verigy to derive the lowest exchange ratio implied by each pair of estimates. The following implied exchange ratios were:

Exchange Ratio
LTX-Credence Case to Verigy Case (11.5%-14.5% discount rate)
Highest LTX-Credence equity value per share to lowest Verigy equity value per share	0.595x
Lowest LTX-Credence equity value per share to highest Verigy equity value per share	0.417x

Exchange Ratio
LTX-Credence Case to Verigy Case (15.5%-18.5% discount rate)
Highest LTX-Credence equity value per share to lowest Verigy equity value per share	0.708x
Lowest LTX-Credence equity value per share to highest Verigy equity value per share	0.534x

Contribution Analysis

J.P. Morgan analyzed the contribution of each of LTX-Credence and Verigy to the pro forma combined company with respect to revenue, EBITDA, EBIT and net income (excluding amortization of intangibles and non-recurring items), referred to as non-GAAP net income, for the fiscal year ending October 31, 2011. The relative contribution analyses were prepared comparing the LTX-Credence Case and Verigy Case. For purposes of the contribution analysis, J.P. Morgan assumed that the contributions with respect to revenue, EBITDA and EBIT reflected each company’s contribution to the combined company’s pro forma firm value. Equity value contributions and relative ownership interests were then derived by adjusting firm value contributions for outstanding net debt of both companies. J.P. Morgan further assumed that the contributions with respect to non-GAAP net income reflected each company’s contribution to the combined company’s pro forma equity value and relative ownership interests. The analyses yielded the following pro forma diluted equity value contributions and ownership interests and implied exchange ratios.

Revenue	2011
LTX-Credence contribution / ownership	28%
Implied exchange ratio	0.461x

EBITDA	2011
LTX-Credence contribution / ownership	31%
Implied exchange ratio	0.548x

EBIT	2011
LTX-Credence contribution / ownership	32%
Implied exchange ratio	0.561x

Non-GAAP Net Income	2011
LTX-Credence contribution / ownership	39%
Implied exchange ratio	0.784x

Value Creation Analysis

J.P. Morgan prepared a value creation analysis that compared the public market equity value of LTX-Credence as of November 15, 2010 to the equity value of the pro forma combined company. The pro forma combined company equity value was equal to: (1) the public market equity value of LTX-Credence, plus (2) the public market equity value of Verigy, plus (3) the value of expected Synergies calculated by applying a multiple of 5.1x to LTX-Credence management’s estimate of $25 million of run-rate synergies, less (4) a cost of $10 million after tax to achieve such Synergies, less (5) the mid-point of the present value of NOLs expected to no longer be available as a result of the merger ($24 million). There can be no assurance that the Synergies will not be substantially greater or less than the LTX-Credence management estimate described above. The value creation analysis yielded accretion to the holders of LTX-Credence common stock of 32%.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected on the basis of such experience and its familiarity with LTX-Credence to advise LTX-Credence in connection with the merger and to deliver a fairness opinion to the board of directors of LTX-Credence addressing only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of LTX-Credence common stock as of the date of such opinion.

For services rendered in connection with the merger (including the delivery of its opinion), LTX-Credence has agreed to pay J.P. Morgan $4.5 million, a substantial portion of which is dependent on consummation of the transaction. In addition, LTX-Credence has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of its opinion, J.P. Morgan and its affiliates had commercial or investment banking relationships with LTX-Credence and Verigy, for which J.P. Morgan and its affiliates received customary compensation. J.P. Morgan’s services have included: (1) acting as financial advisor to LTX Corporation with respect to its merger with Credence Systems Corporation in August 2008 and (2) acting as joint lead arranger in the placement of Verigy’s convertible senior notes in July 2009. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of LTX-Credence and Verigy for their own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities.

Interests of the Directors and Executive Officers in the Merger

Interests of Directors and Executive Officers of LTX-Credence in the Merger

In considering the recommendations of LTX-Credence’s board of directors with respect to its approval of the merger agreement and its unanimous recommendation that LTX-Credence shareholders vote “FOR” the approval of the merger agreement, LTX-Credence shareholders should be aware that LTX-Credence’s executive officers and directors have interests in the merger that are different from, or in addition to, those of LTX-Credence shareholders generally.

Existing LTX-Credence Executive Agreements

Each of David G. Tacelli, Mark J. Gallenberger, Peter S. Rood and Bruce MacDonald, who are all LTX-Credence’s executive officers, has previously entered into a change of control employment agreement with LTX-Credence. The change of control employment agreements have three year terms, which terms extend for one year upon each anniversary unless a notice not to extend is given by LTX-Credence. The agreements of Messrs. Tacelli and Gallenberger were expressly amended in part by new agreements with Verigy (as described below in the section “New Verigy Agreements with Certain Existing LTX-Credence Named Executive Officers and Directors”). In addition to the change of control agreement, LTX-Credence entered into a retention agreement with Mr. Gallenberger in July 2008 in connection with LTX’s merger with Credence. This retention agreement was superseded in its entirety by Mr. Gallenberger’s agreement with Verigy as described below.

Under these agreements, if a change of control of LTX-Credence occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period (except, that as a result of the amendments to their agreements entered into in connection with the merger, (i) for Mr. Tacelli, the relevant period is 24 months following a change of control and (ii) for Mr. Gallenberger, the relevant period is 13 months following the merger) (the “change of control protection period”). The agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the change of control protection period. If LTX-Credence terminates the executive’s employment (other than for cause, death or disability) or if the executive terminates for good reason during such change of control protection period (or upon certain terminations prior to a change of control or in connection with or in anticipation of a change of control) or for any reason during the 30-day period following the first anniversary of the change of control, the executive is entitled to receive severance compensation as described below, except that (x) for Mr. Tacelli, the relevant period in which he is eligible for the severance benefits on a qualifying termination is during the period from 3 months before to 24 months following a change of control (as defined in the Tacelli Letter and described below) of the combined company, or at any time more than 3 months prior to a change of control of the combined company if the termination or triggering event is at the request of an acquirer, and (y) for Mr. Gallenberger, the three-year period following a change of control is replaced with the 13-month period following the merger. For purposes of the change of control employment agreements of LTX-Credence executive officers, the merger shall constitute a change of control, except for Mr. Tacelli who expressly acknowledged and agreed that the consummation of the merger will not constitute a change of control for purposes of his change of control agreement or a change of control-like transaction for any of Mr. Tacelli’s equity awards granted by LTX-Credence (or any predecessor thereto).

The terms “change of control,” “cause,” “disability” and “good reason” are each defined in the agreements as follows:

•	“Change of control” means, in summary:

(i)	the acquisition by a person or group of 20% or more of either (x) the outstanding stock of LTX-Credence or (y) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors;

(ii)	a change of a majority of the Board without approval of at least a majority of directors then comprising the Board;

(iii)	consummation of a reorganization, merger, consolidation or asset sale, except where shareholders of LTX-Credence receive 50% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on the Board of LTX-Credence prior to the transaction and after which no stockholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or

(iv)	the approval by shareholders of a liquidation or dissolution of LTX-Credence.

Mr. Tacelli’s change of control definition was expressly amended by the Tacelli Letter and explained below in the section “The Tacelli Letter.”

•	“Cause” means, in summary:

(i)	the executive’s willful and continued failure to substantially perform his reasonable assigned duties, which failure continues after written notice;

(ii)	or the executive’s willful engagement in illegal conduct or gross misconduct injurious to LTX-Credence.

•

“Disability” means, in summary: the executive’s absence from the LTX-Credence on a full-time basis for 180 consecutive business days as a result of an incapacity due to mental or physical illness which is determined to be total and permanent by a physician.

•	“Good reason” means, in summary:

(i)	a diminution on the executives’ position, authority or responsibilities;

(ii)	any reduction in his compensation or benefits during the change of control protection period;

(iii)	a relocation of the executive or requiring the executive to travel to a substantially greater extent than prior to the beginning of the change of control protection period;

(iv)	any termination by LTX-Credence except as expressly permitted by the change of control agreement;

(v)	a failure by LTX-Credence to have the change of control agreement assumed by a successor; or

(vi)	a resignation by the executive, for any reason, during the 30-day period immediately following the one-year anniversary of the change of control.

Any good faith determination of “good reason” made by an executive will be conclusive. Mr. Tacelli’s “good reason” definition for purposes of his change of control agreement was amended by the Tacelli Letter to: (i) remove Mr. Tacelli’s resignation during the 30-day period immediately following the one-year anniversary of the change of control as an event that qualifies as good reason and (ii) provide that Mr. Tacelli’s resignation at the request of 2/3rds of the board of directors qualifies as good reason.

If severance compensation is payable under the change of control agreement to Messrs. Rood and MacDonald, the executive would receive a lump sum cash payment paid within 30 days of termination equal to the sum of (a) LTX-Credence’s accrued obligations through the date of termination for base pay and prorated bonus based upon the higher of (i) the annual variable incentive compensation paid for the most recently completed fiscal year after the change of control or (ii) the average of the annual variable incentive compensation paid for the two of the last three full fiscal years prior to the change of control in which such amounts were the highest (the “Highest Annual Bonus”) and (b) an amount equal to one times the executive’s then base salary plus the Highest Annual Bonus. Additionally, Messrs. Rood and MacDonald would also receive continued health benefits for one year and outplacement services.

If severance compensation is payable under the change of control agreement to Messrs. Gallenberger and Tacelli, (a) Mr. Gallenberger would receive the amounts described below in the section of the Gallenberger Letter description titled “Severance Benefits for a Qualifying Termination within 13 Months Following the Merger” and (b) Mr. Tacelli would receive the amounts described below in the section of the Tacelli Letter description titled “Severance Benefits for a Qualifying Termination During the Change of Control Period.”

In the change of control agreements, LTX-Credence has also agreed to reimburse the executives for any golden parachute excise tax due on any severance or change of control compensation (whether under the change of control agreements or otherwise), including any additional federal, state and local income tax consequences, as a result thereof; provided, however, that if the value of the payments to an executive is 110% of the threshold under the golden parachute provisions, then such executive’s payments will be reduced to the maximum amount that can be paid that would not give rise to any excise tax. The merger is a change of control of LTX-Credence for purposes of the golden parachute rules.

LTX-Credence’s 2004 Stock Plan and the award agreements thereunder provide that all unvested RSUs will become vested in full if the participant is terminated without cause (as defined in the award agreement) or for good reason (as defined in the award agreement) within one year after a change in control event. All stock options under the 2004 Stock Plan are fully vested.

In summary, the 2004 Stock Plan defines a:

•	“change in control event” as:

(i)	the acquisition by a person or group of 20% or more of the outstanding stock of LTX-Credence; a change of a majority of the Board without approval of the Board;

(ii)	consummation of a reorganization, merger, consolidation or asset sale, except where shareholders of LTX-Credence receive 60% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on the Board of LTX-Credence prior to the transaction and after which no stockholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or

(iii)	the approval of a liquidation or dissolution of LTX-Credence.

The merger is a change in control event for purposes of the 2004 Stock Plan.

LTX-Credence’s 2005 Stock Incentive Plan and the award agreements thereunder also provide that all unvested RSUs will become vested in full if the participant is terminated without cause (as defined in the award agreement) or for good reason (as defined in the award agreement) within one year after a change in control. In addition, the 2005 Stock Incentive Plan provides that all unvested RSUs will become vested in full if such RSUs are not assumed or replaced in connection with a corporate transaction. In connection with the merger, LTX-Credence amended the 2005 Stock Incentive Plan to provide that RSUs that are outstanding on the date of the amendment are amended to provide that upon the consummation of the merger, the RSUs shall be fully vested if, on or prior to the first anniversary of the date of the occurrence of the merger, the RSU holder’s employment with LTX-Credence (or its successor) is terminated without cause or for good reason. Also, the vesting of stock options to non-employee directors accelerates in full immediately prior to a corporate transaction.

In summary, the 2005 Stock Incentive Plan defines a:

•	“change in control” as:

(i)	the acquisition by a person or group of 50% or more of the outstanding stock of LTX-Credence pursuant to a tender or exchange offer that a majority of the non-affiliated members of the Board do not recommend that stockholders accept; or

(ii)	a change of a majority of the Board over a three-year period by reason of contested elections.

The merger does not constitute a change in control for purposes of the 2005 Stock Incentive Plan.

•	“corporate transaction” as:

(i)	a merger or consolidation of LTX-Credence in which LTX-Credence is not the surviving entity;

(ii)	the complete liquidation or dissolution of LTX-Credence; any reverse merger in which LTX-Credence is the surviving entity, but where shareholders of LTX-Credence hold less than 60% of the stock of the resulting company; or

(iii)	the acquisition by a person or group of 50% or more of the outstanding stock of LTX-Credence.

The merger will constitute a corporate transaction for purposes of the 2005 Stock Incentive Plan.

The table below sets forth, as of July 31, 2010, the last day of fiscal 2010, for each of Messrs. Tacelli, Gallenberger, Rood, and MacDonald, the potential payments, benefits and value of acceleration of vesting applicable to RSUs in connection with the merger as if the merger had occurred on July 31, 2010, assuming in each case that his employment was terminated without cause or for good reason on such date and that the terms of the executive officer’s employment agreements with LTX-Credence and the new agreements with Verigy were in effect as of July 31, 2010. Actual amounts payable to each executive listed below upon his termination can only be determined definitively at the time of each executive’s actual termination.

Name	Lump Sum Cash Payment ($)(2)	Value of Accelerated Vesting on Equity Awards ($)(3)	Excise Tax Due Under IRC 280G, Plus Gross-Up Amount ($)(4)	Continuation of Healthcare Benefits ($)(5)	Outplacement Benefits	Total ($)
David G. Tacelli(1)	$1,063,750	$4,411,400	$—	$78,936	$30,000	$5,584,086
Mark J. Gallenberger	$1,332,000	$1,406,440	$—	$78,936	$30,000	$2,847,376
Peter S. Rood	$476,000	$654,220	$—	$54,468	$30,000	$1,214,688
Bruce MacDonald	$402,900	$532,700	$—	$54,468	$30,000	$1,020,068

(1)	Mr. Tacelli expressly acknowledged and agreed that the consummation of the merger will not constitute a change of control for purposes of his change of control agreement or a change of control-like transaction for any of his equity awards granted by LTX-Credence (or any predecessor thereto) and therefore the severance amounts reflected in the table above reflect payments and benefits to which he would be entitled upon a qualifying termination outside of a change of control period.
(2)	This amount, which in the case of Mr. Gallenberger represents two times the named executive officer’s current base salary plus Highest Annual Bonus, and in the case of Messrs. Tacelli, Rood and MacDonald represents one times the named executive officer’s current base salary plus Highest Annual Bonus, is due within 30 days after termination.

(3)	This amount reflects a valuation of the acceleration of the named executive officer’s outstanding unvested RSUs calculated based on the closing price of LTX-Credence’s common stock on The NASDAQ Global Market on Friday, July 30, 2010. The actual amount received by the named executive officer upon the sale of shares received under RSUs will depend on the market value at the time of such sale.
(4)	The change of control agreement with each named executive officer provides for LTX-Credence’s reimbursement of the excise and income tax liability due on the separation pay under Sections 280G and 4999 of the Code, which amount is grossed up to cover income taxes due on such reimbursement. Therefore, any such amounts would represent amounts due to taxing authorities and would not be retained by the executive. Computations of these amounts assumed that all equity-based grants during the year preceding the change of control would not be treated as contingent upon the change of control.
(5)	This value is based on the type of insurance coverage LTX-Credence carried for each named executive officer as of July 31, 2010, and is valued at the premiums then in effect.

New Verigy Agreements with Certain Existing LTX-Credence Named Executive Officers and Directors

On November 17, 2010, Verigy entered into an offer letter with Mr. Tacelli, referred to as the Tacelli Letter, under which Mr. Tacelli will become Co-Chief Executive Officer of the combined company, subject to, and effective as of, the closing of the merger. Mr. Tacelli currently serves as the CEO of LTX-Credence. The Tacelli Letter expressly amends certain portions of Mr. Tacelli’s change-of-control agreement (described above) as described below.

On the same day, Verigy also entered into an offer letter with Mr. Gallenberger, referred to as the Gallenberger Letter, under which Mr. Gallenberger will become Vice President of Integration of the combined company, subject to, and effective as of, the closing of the merger. Mr. Gallenberger currently serves as the Chief Financial Officer of LTX-Credence. The Gallenberger Letter expressly amends certain portions of Mr. Gallenberger’s change-of-control agreement (described above) as described below.

The Tacelli Letter

Mr. Tacelli is eligible to receive the following compensation and benefits pursuant to the Tacelli Letter and his change of control agreement:

•	Base Salary: Mr. Tacelli will receive an annual base salary of $575,000.

•

Target Variable Pay: Mr. Tacelli initially will be eligible for a target variable pay opportunity equal to 80% of his annual base salary under the combined company’s pay for results bonus program based on specific performance metrics for each fiscal half year.

•

Equity: On October 27, 2010, LTX-Credence granted Mr. Tacelli, for LTX-Credence’s 2011 fiscal year, a restricted stock unit grant of 160,000 LTX-Credence shares, referred to as the LTX-Credence RSU, pursuant to an LTX-Credence equity compensation plan. To the extent that the aggregate fair market value of the shares subject to the LTX-Credence RSU is, in the reasonable determination of Verigy’s compensation committee (or the combined company’s board of directors or compensation committee, as applicable), less than the target long-term incentive value of $1,250,000 approved for Mr. Tacelli for fiscal 2011 by Verigy’s compensation committee, referred to as the Target Value, then the combined company will grant Mr. Tacelli additional equity awards with a sufficient value so that the total value of the new equity grants (when combined with the value of LTX-Credence RSU) will at least equal the Target Value. Any new equity award grants will be subject to the terms of the combined company’s 2006 Equity Incentive Plan, as amended, referred to as the 2006 Plan, and consistent with Verigy’s historical granting practices.

•

Severance Benefits for a Qualifying Termination Outside of the Change of Control Period: Mr. Tacelli is eligible to receive severance benefits for certain qualifying terminations of his employment. If Mr. Tacelli is terminated by the combined company without cause (as defined in the change of control agreement and explained above) or Mr. Tacelli terminates his employment for good reason (as defined in the Tacelli

Letter and explained below) and in each case, the benefits under the his change of control agreement do not apply, then, subject to execution of a release of claims and complying with Verigy’s standard two-year employee-non-solicitation requirement, confidentiality and other standard restrictions and conditions, Mr. Tacelli will be entitled to: (i) an amount equal to Mr. Tacelli’s annual base salary and target bonus (as defined in the Tacelli Letter and explained below), paid in a lump sum; (ii) a pro rata portion of Mr. Tacelli’s target bonus for the current performance period under the combined company’s bonus plan; (iii) full accelerated vesting of all of Mr. Tacelli’s outstanding stock options, stock appreciation rights, restricted shares and restricted share units; (iv) an extended post-termination exercise period for outstanding stock options and stock appreciation rights for up to 15 months; and (v) reimbursement by the combined company of COBRA premiums for group health insurance benefits for him and his dependents for a period of up to 12 months, or a taxable payment equal to two times the COBRA premium cost in lieu thereof. In the event that Mr. Tacelli’s employment is terminated as a result of his death or disability (as defined in the Tacelli Letter and explained below), Mr. Tacelli (or his survivors) would be entitled to (x) a pro rata portion of Mr. Tacelli’s target bonus for the current performance period under the combined company’s cash bonus plan; and (y) the stock award acceleration described above. In addition, if the termination is due to disability, Mr. Tacelli would be eligible to receive reimbursement by the combined company of COBRA premiums for group health insurance benefits for him and his dependents for a period of up to 12 months, or the taxable payment in lieu thereof, as described in clause (v) above.

•

Severance Benefits for a Qualifying Termination During the Change of Control Period: Mr. Tacelli is eligible to receive severance benefits for certain qualifying terminations of employment that occur during the period from 3 months before to 24 months following a change of control (as defined in the Tacelli Letter and explained below) of the combined company, or at any time more than 3 months prior to a change of control if the termination or triggering event is at the request of an acquirer. This period is referred to as the “change of control period.” If during the change of control period Mr. Tacelli is terminated by the combined company other than for cause (as defined in the change-of-control agreement and explained above) or disability (as defined in the change of control agreement and explained above), or Mr. Tacelli terminates his employment for good reason (as defined in the change of control agreement and explained above), then, subject to execution of a release of claims and complying with Verigy’s standard two-year employee-non-solicitation requirement, confidentiality and other standard restrictions and conditions, Mr. Tacelli would be entitled to: (i) a lump sum payment equal to two times the sum of Mr. Tacelli’s annual base salary rate and target bonus (as defined in the Tacelli Letter and as explained below); (ii) a pro rata portion of Mr. Tacelli’s target bonus for the current performance period under the combined company’s bonus plan; (iii) full accelerated vesting of all of Mr. Tacelli’s outstanding options, stock appreciation rights, restricted shares and restricted share units; (iv) an extended post-termination exercise period for outstanding stock options and stock appreciation rights for up to 24 months; and (v) reimbursement by the combined company of COBRA premiums for group health insurance benefits for him and his dependents for a period of up to 24 months, or a taxable payment equal to two times the COBRA premium cost in lieu thereof. In addition, as set forth in the change-of-control agreement, the combined company must reimburse Mr. Tacelli for any golden parachute excise tax due on any severance or change of control compensation (whether pursuant to the change of control agreement, the Tacelli Letter or otherwise and whether related to the merger or a combined company change of control), including any additional federal, state and local income tax consequences, as a result thereof; provided, however, that if the value of the payments to Mr. Tacelli is 110% of the threshold under the golden parachute provisions, then Mr. Tacelli’s payments will be reduced to the maximum amount that can be paid that would not give rise to any excise tax.

For the purposes of the Tacelli Letter, the terms “change of control,” “disability,” “good reason,” and “target bonus” are defined as follows:

•	“Change of Control”:

(i)	the consummation of a merger or consolidation of the combined company with or into another entity or any other corporate reorganization, if persons who were not shareholders of combined company own 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(ii)	the sale, transfer or other disposition of all or substantially all of combined company’s assets;

(iii)	certain changes that result in a change of more than 50% of the composition of the board of directors of the combined company; or

(iv)	any transaction where certain persons become the beneficial owners of securities, directly or indirectly, of the combined company representing at least 30% of the total voting power represented by the combined company’s then outstanding voting securities.

•

“Disability” means that Mr. Tacelli is unable to perform the duties of his office with combined company or any subsidiary, and are unable to perform substantially equivalent duties, by reason of any medically determinable physical or mental impairment, and such condition has lasted or can be expected to last for a continuous period of not less than 12 months.

•	“Good Reason”:

(i)	a reduction of the rate of compensation as in effect on the effective date of the Tacelli Letter or, if a change of control has occurred, as in effect immediately prior to the occurrence of a change of control, other than reductions in base salary that apply broadly to employees of the combined company or reductions due to varying metrics and achievement of performance goals for different periods under variable-pay programs;

(ii)	either (A) failure to provide a package of benefits that, taken as a whole, provides substantially similar benefits to those in which Mr. Tacelli is entitled to participate as of the effective date of the Tacelli Letter (except that employee contributions may be raised to the extent of any cost increases related to such benefits where such increases in employee contributions are broadly applicable to employees of combined company) or (B) any action by the combined company that would significantly and adversely affect Mr. Tacelli’s participation or reduce his benefits under any of the combined company’s benefit plans, other than changes that apply broadly to employees of the combined company;

(iii)	a change in Mr. Tacelli’s duties, responsibilities, authority, job title or reporting relationships resulting in a significant diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the combined company promptly after notice thereof is given by Mr. Tacelli;

(iv)	a request that Mr. Tacelli relocate to a worksite that is more than 25 miles from his prior worksite, unless he accepts such relocation opportunity;

(v)	a failure or refusal of a successor to the combined company to assume the combined company’s obligations under the Tacelli Letter;

(vi)	a material breach by the combined company of any of the material provisions of the Tacelli Letter; or

(vii)	Mr. Tacelli’s resignation at the request of 2/3rds of the board of directors of the combined company.

•

Mr. Tacelli’s duties, responsibilities, authority, job title or reporting relationships will be considered to be significantly diminished (and therefore will constitute good reason) if (1) Mr. Tacelli is no longer performing substantially the same functional role for the combined company as Mr. Tacelli performed immediately prior to the occurrence of the change of control of an entity whose equity securities are publicly traded, (2) the combined company hires, appoints, or promotes any person other than Mr. Tacelli to the role of sole Chief Executive Officer, or (3) Mr. Tacelli’s position is changed such that he no longer reports directly to the board of directors of the combined company; provided, however, that prior to Mr. Tacelli resigning his employment for good reason pursuant to clause (iii) of the above good reason definition solely as a result of the entity for which Mr. Tacelli is providing services not being an entity whose securities are publicly traded, Mr. Tacelli must notify the successor entity of his intention to so terminate his employment and will provide the successor entity with a reasonable period of time, not to exceed 90 days, to negotiate terms of employment which meet Mr. Tacelli’s requirements. If, at the end of the notice and negotiation period, the parties are unable to arrive at mutually satisfactory terms and conditions of employment, then Mr. Tacelli may exercise his right to termination for good reason as a result of no longer serving in a comparable role with a company whose securities are publicly traded.

•

“Target Bonus” means an amount equal to an average of the annualized bonus compensation paid to Mr. Tacelli with respect to the two fiscal years of the combined company (or LTX-Credence, as applicable) most recently preceding the date of the termination event; provided, however, that if the target bonus in the year in which the termination event occurs, expressed as a percent of base salary, is higher than the percentage target bonus levels in the years used for purposes of the average, then an equitable adjustment will be made to the prior year amounts so as to treat Mr. Tacelli as if he were at the higher target bonus percentage for the years used to determine the average.

•

Under the Tacelli Letter, Mr. Tacelli expressly acknowledges and agrees that the consummation of the merger will not constitute a change of control for purposes of the change of control agreement or a change of control-like transaction for any of Mr. Tacelli’s equity awards granted by LTX-Credence (or any predecessor thereto), other than with respect to the golden parachute tax gross up provisions that survive from the change of control agreement.

The Gallenberger Letter

Mr. Gallenberger is eligible to receive the following compensation and benefits pursuant to the Gallenberger Letter and Mr. Gallenberger’s change of control agreement:

•	Base Salary: Mr. Gallenberger will receive an annual base salary of $360,000.

•

Target Variable Pay: Mr. Gallenberger will be eligible for a target variable pay opportunity equal to 50% of his annual base salary under the combined company’s pay for results bonus program based on specific performance metrics set for each fiscal half year.

•

Severance Benefits for a Qualifying Termination within 13 Months Following the Merger: As set forth in the change of control agreement, if during the 13-month period following the merger, referred to as the employment period, Mr. Gallenberger is terminated by the combined company other than for cause (as defined in the change of control agreement and explained above) or disability (as defined in the change of control agreement and explained above), or Mr. Gallenberger terminates his employment for good reason (as defined in the change of control agreement and explained above), then, subject to execution of a release of claims, Mr. Gallenberger would be entitled to: (i) accrued obligations through the date of termination for base pay, vacation pay and prorated bonus based upon the higher of (a) the average of the annual variable incentive compensation paid for the two of the last three fiscal years immediately prior to the merger in which such amounts were the highest or (b) the annual variable incentive compensation paid or payable for the most recently completed fiscal year during the employment period, referred to as the Highest Annual Bonus; (ii) continued payments for a period of 12 months equal to two times Mr. Gallenberger’s then-base salary plus the Highest Annual Bonus; (iii) reimbursement by the combined company of COBRA premiums for group health insurance benefits for him and his dependents for a period of up to 24 months, or taxable payments equal to two times the COBRA premium costs in lieu thereof; (iv) outplacement services not to exceed $30,000; and (v) full accelerated vesting of a grant of restricted share units made in connection with the closing of the merger of LTX Corporation and Credence Systems Corporation and a grant of restricted share units made in connection with LTX-Credence’s routine fiscal 2008 annual equity grants to executive officers or any restricted share unit otherwise granted prior to the merger transaction between LTX Corporation and Credence Systems

Corporation. In addition, as set forth in the change of control agreement, the combined company must reimburse Mr. Gallenberger for any golden parachute excise tax due on any severance or change of control compensation (whether pursuant to the Gallenberger Severance Agreement (as explained below), the Gallenberger Letter or otherwise and whether related to the merger or a combined company change of control), including any additional federal, state and local income tax consequences, as a result thereof provided, however, that if the value of payments to Mr. Gallenberger is 110% of the threshold under the golden parachute provisions, then Mr. Gallenberger’s payments will be reduced to the maximum amount that can be paid that would not give rise to any excise tax.

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Severance Benefits for a Qualifying Termination After the 13-Month Anniversary of the Merger and Outside of the Change of Control Period: After the 13-month anniversary of the merger, referred to as the Restart Date, Mr. Gallenberger is eligible for severance benefits generally provided to similarly-situated newly-hired Verigy executive officers (referred to as the Gallenberger Severance Agreement). Mr. Gallenberger is eligible to receive severance benefits for certain qualifying terminations of employment that occur after the Restart Date. If, after the Restart Date, Mr. Gallenberger is terminated by the combined company without cause (as defined in the Gallenberger Severance Agreement and explained below) or Mr. Gallenberger terminates his employment for good reason (as defined in the Gallenberger Severance Agreement and explained below) and in each case, the benefits described in the following paragraph do not apply, then, subject to execution of a release of claims and complying with Verigy’s standard two-year employee-non-solicit requirement, confidentiality and other standard restrictions and conditions, Mr. Gallenberger would be entitled to: (i) an amount equal to Mr. Gallenberger’s annual base salary and target bonus (as defined in the Gallenberger Severance Agreement as explained below), paid over a period of 12-months; (ii) a pro rata portion of Mr. Gallenberger’s target bonus for the then-current performance period under the combined company’s bonus plan; (iii) 12-months’ accelerated vesting of all of Mr. Gallenberger’s outstanding stock options, stock appreciation rights, restricted shares and restricted share units; (iv) an extended post-termination exercise period for outstanding stock options and stock appreciation rights for up to 15 months; and (v) reimbursement by the combined company of COBRA premiums for health insurance benefits for him and his dependents for a period of up to 12 months, or taxable payments equal to two times the COBRA premium costs in lieu thereof. In the event Mr. Gallenberger’s employment is terminated as a result of death or disability (as defined in the Gallenberger Severance Agreement and explained below), Mr. Gallenberger (or his survivors) would be entitled to (x) a pro rata portion of Mr. Gallenberger’s target bonus for the current performance period under the combined company’s cash bonus plan; and (y) the stock award acceleration described above. In addition, if the termination is due to disability, Mr. Gallenberger would be eligible to receive COBRA continuation benefits, or the taxable payments in lieu thereof, described in clause (v) above.

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Severance Benefits for a Qualified Termination After the Restart Date and During the Change of Control Period: Mr. Gallenberger is eligible to receive severance benefits for certain qualifying terminations of employment that occur after the Restart Date and during the period generally from 3 months before to 24 months following a change of control (as defined in the Gallenberger Severance Agreement and explained below) of the combined company, or at any time more than 3 months prior to a change of control if the termination or triggering event is at the request of an acquirer. This period is referred to as the “change of control period.” If after the Restart Date and during the change of control period Mr. Gallenberger is terminated by the combined company without cause (as defined in the Gallenberger Severance Agreement and explained below) or Mr. Gallenberger terminates his employment for good reason (as defined in the Gallenberger Severance Agreement and explained below), then, subject to execution of a release of claims and complying with Verigy’s standard two-year employee-non-solicit requirement, confidentiality and other standard restrictions and conditions, Mr. Gallenberger would be entitled to: (i) continued payments over a period of 12 months equal to two times the sum of Mr. Gallenberger’s annual base salary rate and target bonus (as defined in the Gallenberger Severance Agreement and explained below); (ii) a pro rata portion of Mr. Gallenberger’s target bonus for the then-current performance period under the combined company’s bonus plan; (iii) full accelerated vesting of all of Mr. Gallenberger’s outstanding options, stock appreciation rights, restricted shares and restricted share units; (iv) an extended post-termination exercise period for outstanding stock options and stock appreciation rights for up to 24 months; and (v) reimbursement by the combined company of COBRA premiums for health insurance benefits for him and his dependents for a period of up to 24 months, or taxable payments equal to two times the COBRA premium costs in lieu thereof.

For the purposes of the Gallenberger Severance Agreement, the terms “cause,” “change of control,” “disability,” “good reason” and “target bonus” are defined as follows:

•	“Cause”:

(i)	an unauthorized use or disclosure by Mr. Gallenberger of the combined company’s confidential information or trade secrets, which use or disclosure causes material harm to the combined company;

(ii)	a material breach by Mr. Gallenberger of a material agreement between Mr. Gallenberger and the combined company;

(iii)	a material failure by Mr. Gallenberger to comply with the combined company’s written policies or rules resulting in material harm to the combined company;

(iv)	Mr. Gallenberger’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof or the equivalent under the applicable laws outside of the United States;

(v)	Mr. Gallenberger’s gross negligence or willful misconduct resulting in material harm to the combined company;

(vi)	a continuing failure by Mr. Gallenberger to perform assigned duties after receiving written notification of such failure; or

(vii)	a failure by Mr. Gallenberger to cooperate in good faith with a governmental or internal investigation of the combined company or its directors, officers or employees, if the combined company has requested Mr. Gallenberger’s cooperation.

•

“Change of Control” has the same general meaning as such term is defined in the Tacelli Letter. The parties have specified that the merger does not constitute a change of control for purposes of the Gallenberger Severance Agreement.

•

“Disability” means that Mr. Gallenberger is unable to perform, with or without a reasonable accommodation, the duties of his office with combined company or any subsidiary, and are unable to perform substantially equivalent duties, by reason of any medically determinable physical or mental impairment, and such condition has lasted or can be expected to last for a continuous period of not less than 12 months.

•	“Good Reason”:

(i)	a reduction of Mr. Gallenberger’s base salary or bonus as in effect on the effective date of the Gallenberger Severance Agreement or, if a change of control has occurred, as in effect immediately prior to the occurrence of a change of control, other than reductions in base salary that apply broadly to employees of the combined company or reductions due to varying metrics and achievement of performance goals for different periods under variable-pay programs;

(ii)

either (A) failure to provide a package of benefits that, taken as a whole, provides substantially similar benefits to those in which Mr. Gallenberger is entitled to participate as of the effective date of the Gallenberger Severance Agreement (except that employee contributions may be raised to the extent of any cost increases related to such benefits where such increases in employee contributions are broadly applicable to employees of combined company) or (B) any action by combined company that would significantly and adversely affect Mr. Gallenberger’s participation or reduce his benefits under any of combined company’s benefit plans, other than changes that apply broadly to employees of combined company;

(iii)	a change in Mr. Gallenberger’s duties, responsibilities, authority, job title or reporting relationships resulting in a significant diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by combined company promptly after notice thereof is given by Mr. Gallenberger;

(iv)	a request that Mr. Gallenberger relocate to a worksite that is more than 25 miles from his prior worksite, unless he accepts such relocation opportunity;

(v)	a failure or refusal of a successor to combined company to assume the combined company’s obligations under the Gallenberger Severance Agreement; or

(vi)	a material breach by the combined company or any successor to the combined company of any of the material provisions of the Gallenberger Severance Agreement.

•

Mr. Gallenberger’s duties, responsibilities, authority, job title or reporting relationships will be considered to be significantly diminished (and therefore will constitute good reason) if Mr. Gallenberger is no longer perform substantially the same functional role for the combined company as Mr. Gallenberger performed immediately prior to the occurrence of the change of control of an entity whose equity securities are publicly traded; provided, however, that prior to Mr. Gallenberger resigning his employment for good reason pursuant to clause (iii) of the above good reason definition solely as a result of the entity for which Mr. Gallenberger are providing services not being an entity whose securities are publicly traded, Mr. Gallenberger must notify the successor entity of his intention to so terminate his employment and will provide the successor entity with a reasonable period of time, not to exceed 90 days, to negotiate terms of employment which meet Mr. Gallenberger’s requirements. If, at the end of the notice and negotiation period, the parties are unable to arrive at mutually satisfactory terms and conditions of employment, then Mr. Gallenberger may exercise his right to termination for good reason as a result of no longer serving in a comparable role with a company whose securities are publicly traded.

•	“Target Bonus” has the same general meaning as such term is defined in the Tacelli Letter.

•

In the Gallenberger Letter, Mr. Gallenberger expressly acknowledges and agrees that following the Restart Date the consummation of the merger will not constitute a change of control for purposes of the Gallenberger Severance Agreement or a change of control-like transaction for any of Mr. Gallenberger’s equity awards, other than with respect to the golden parachute tax gross up provisions that survive from the change of control agreement.

Interests of Directors and Executive Officers of Verigy in the Merger

In considering the recommendations of Verigy’s board of directors with respect to its approval of the issuance of ordinary shares of Verigy in the merger and its unanimous recommendation that Verigy shareholders vote “FOR” the approval of the issuance of ordinary shares of Verigy in the merger, Verigy shareholders should be aware that Verigy’s executive officers and directors have interests in the merger that are different from, or in addition to, those of Verigy shareholders generally.

Designation of Verigy’s Current Chairman as Chairman of the Board of Directors of the Combined Company

Under the merger agreement, Keith L. Barnes, Verigy’s former CEO and current chairman of Verigy’s board of directors, will become the chairman of the board of directors of the combined company upon completion of the merger.

Continued Employment with the Combined Company

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Following completion of the merger, Mr. Titinger, Verigy’s current President and Chief Executive Officer, and Mr. Tacelli, current President and CEO of LTX-Credence, will serve as Co-CEOs of the combined company.

•

Mr. Nikl, Chief Financial Officer of Verigy, will remain Chief Financial Officer of the combined company. Certain of Verigy’s current executive officers will be offered continued employment with the combined company after the effective time of the merger. The exact composition of the combined company’s executive management following the merger has not been finalized as of the date of this filing. Similarly, neither Verigy nor LTX-Credence has given notice of intent to terminate the employment of any of its respective executives. It is therefore not known at this time whether any terminations of employment in connection with the merger will occur which will trigger severance and termination payments.

Existing Agreements with Current and Former Executive Officers of Verigy

Mr. Barnes ceased to be an employee of Verigy on December 31, 2010, and continues to serve as Verigy’s Chairman. Pursuant to his severance agreement with Verigy, referred to as the Barnes Severance Agreement, his entitlement to those severance payments and benefits payable upon certain terminations not in connection with a change of control of Verigy have been triggered, and he still retains the potential to become entitled to increased severance in connection with a change of control of Verigy should one occur by December 31, 2011. As a result, Mr. Barnes’ severance arrangements are described in following section, along with the severance arrangements of the current executive officers of Verigy.

In General for Messrs. Barnes, Titinger and Nikl. Each of Mr. Titinger, Verigy’s President and Chief Executive Officer, and Mr. Nikl, Verigy’s Chief Financial Officer, previously entered into a severance agreement with Verigy. These severance agreements provide for cash severance, health-care benefits continuation and acceleration of unvested equity if they are terminated either before or in connection with a change of control (as defined under such agreements and explained below) under certain circumstances. These agreements also require Verigy to pay gross-up payments to the named executive officers, if the officer is subject to a “golden parachute” excise tax in connection with the change of control benefits. However, if the golden parachute excise taxes can be avoided by reducing the payments to the executive officer, Verigy may reduce the payments up to a total reduction not to exceed $25,000. The merger is not a change of control for purposes of the severance agreements. As a result, Messrs. Titinger and Nikl will not receive change of control benefits under the severance agreements as a result of the merger. In connection with his resignation as an employee of Verigy on December 31, 2010, Mr. Barnes became entitled to the severance benefits (but not change of control benefits) under the Barnes Severance Agreement, as summarized in the paragraph below entitled “Termination Not In Connection With a Change of Control”, and to certain other benefits described below under “Keith Barnes Noncompetition Agreement.”

Pursuant to these agreements, to receive the payments described below, each of Messrs. Barnes, Titinger and Nikl agrees to be subject to Verigy’s standard two-year employee-non-solicit requirement, confidentiality and other standard restrictions and conditions. Potential payments due by Verigy under the severance agreements in the event of a qualifying termination are described in the tables below.

The key terms of the severance arrangements upon a qualifying termination for the executive officers (including Keith Barnes, our Chairman and former Chief Executive Officer) are as follows (and are described in further detail below):

Name	Cash and COBRA Severance Benefit absent change of control	Cash and COBRA Severance Benefit with change of control	Equity Acceleration and Extension absent change of control	Equity Acceleration and Extension with change of control
Keith Barnes[1]	1 times annual salary + 1 times annual target bonus + pro rata target bonus for year of termination + reimbursements for 12 months of COBRA coverage	2 times annual salary + 2 times annual target bonus + pro rata target bonus for year of termination + reimbursements for 24 months of COBRA coverage	Full acceleration and exercisable up to the maximum term	Full acceleration and exercisable up to the maximum term

Jorge Titinger[2]	1 times annual salary + 1 times annual target bonus + pro rata target bonus for year of termination + reimbursements for 12 months of COBRA coverage	2 times annual salary + 2 times annual target bonus + pro rata target bonus for year of termination + reimbursements for 24 months of COBRA coverage	Full acceleration and exercisable up to 15 months following termination	Full acceleration and exercisable up to 2 years following termination

Robert J. Nikl	1 times annual salary + 1 times annual target bonus + pro rata target bonus for year of termination + reimbursements for 12 months of COBRA coverage	2 times annual salary + 2 times annual target bonus + pro rata target bonus for year of termination + reimbursements for 24 months of COBRA coverage	12 months’ acceleration and exercisable up to 15 months following termination	Full acceleration and exercisable up to 2 years following termination

1.	Mr. Barnes terminated his employment with Verigy on December 31, 2010, and as a result, has become entitled to, and in some cases has begun receiving, the payments and benefits listed in this table as applying absent a change of control. Mr. Barnes’ severance agreement with Verigy was amended pursuant to the Non-Competition Agreement (as defined below). This table indicates his severance benefits as amended by the Non-Competition Agreement, which provides that as of his December 31, 2010 resignation date, Mr. Barnes’ then-outstanding stock options shall remain exercisable until the maximum expiration date of each applicable stock option. Further, if Verigy experiences a change of control within 12 months of Mr. Barnes’ December 31, 2010 resignation date, he may become entitled to receive the remaining severance payments and benefits that would apply in connection with a change of control-related termination.
2	Mr. Titinger’s severance agreement with Verigy has been amended pursuant to the Promotion Letter (as explained below). This table indicates his severance benefits as amended by the Promotion Letter, which modified his equity acceleration of vesting absent a change of control from 12 months’ acceleration to full acceleration.

Termination Not In Connection With A Change of Control:

•

Termination by Verigy without Cause or by Executive for Good Reason; Termination due to Death or Disability: Under their severance agreements, in the event that the employment of Messrs. Barnes, Titinger or Nikl is terminated by Verigy without cause (as defined in the agreements and explained below), or the executive terminates his employment for good reason (as defined in the agreements and explained below), and in each case the benefits described under “Termination In Connection With a Change of Control” do not apply, subject to execution of a release of claims and complying with Verigy’s standard two-year employee-non-solicit requirement, confidentiality and other standard restrictions and conditions, the executive will be entitled to (i) an amount equal to the executive’s annual base salary and target bonus (as defined in the agreements and explained below), paid in a lump sum; (ii) a pro rata portion of the executive’s target bonus for the then-current performance period under Verigy’s bonus plan; (iii) immediate vesting of outstanding option, stock appreciation right, restricted stock and restricted share unit awards for Mr. Nikl as if he had completed an additional 12 months of service and in full for Mr. Barnes and, under his arrangement as amended by his Promotion Letter, for Mr. Titinger; (iv) an extended post-termination exercise period for outstanding stock options and stock appreciation rights for up to 15 months (for Mr. Barnes, this was modified to provide up to the maximum term of each option pursuant to the Non-Competition Agreement explained below as of his resignation date); and (v) reimbursement by Verigy of COBRA premiums for health insurance benefits for him and his dependents for a period of up to 12 months. In the event the executive’s employment is terminated as a result of death or disability (as defined in the agreements and explained below), he (or his survivors) would be entitled to (x) a pro rata portion of his target bonus for the current performance period under the combined company’s cash bonus plan; and (y) the stock award acceleration described above for the executive. In addition, if the termination is due to disability, the executive would be eligible to receive COBRA continuation benefits. Further, as described below, Mr. Barnes’ severance arrangement was amended by the Non-Competition agreement (as explained below) to provide that: (i) if he had died prior to his December 31, 2010 resignation date, the severance pay that he otherwise would have been entitled to under his severance arrangement upon a termination of employment without cause or good reason as described in this paragraph would have been payable to Mr. Barnes’ estate; and (ii) on his resignation date, Mr. Barnes’ then-outstanding stock options became exercisable until the maximum expiration date of each applicable stock option. Additionally, pursuant to a letter agreement entered into in June 2008 between Verigy and Mr. Barnes, as of the date of his resignation, any remaining unpaid portion of the allowance for temporary living expenses provided under the letter agreement became due and payable. If Mr. Barnes’ employment had been terminated for Cause before April 30, 2011, any unpaid portion of the allowance for temporary living expenses would have been forfeited. As mentioned above, Mr. Barnes’ employment with Verigy terminated on December 31, 2010, at which time he became entitled to severance under this paragraph. Accordingly, he has begun receiving severance payments and benefits pursuant to his severance agreement terms.

Termination In Connection With a Change of Control:

•

Termination By Verigy Without Cause or by Executive for Good Reason: Under their severance agreements, in the event Messrs. Barnes, Titinger or Nikl is terminated by Verigy without cause (as defined in the agreements and explained below) or by the executive for good reason (as defined in the agreements and explained below) either (i) within 24 months following the occurrence of a change of control of Verigy; (ii) within three months prior to a change of control (for Mr. Barnes, this was changed to within 12 months prior to a change of control pursuant to the Non-Competition Agreement explained below); or (iii) anytime more than three months prior to a change of control at the request of an acquirer if the transaction also falls within the meaning of “change of control” under Section 409A of the U.S. Internal Revenue Code, subject to execution of a release of claims and complying with Verigy’s standard two-year employee-non-solicit requirement, confidentiality and other standard restrictions and conditions, the executive would be entitled to receive (a) a lump sum payment equal to two times the sum of the executive’s annual base salary rate and target bonus; (b) a pro rata portion of the executive’s target bonus for the current performance period under Verigy’s bonus plan; (c) immediate vesting in full of all outstanding option, stock appreciation right, restricted stock and restricted share unit awards; and (d) an extended post-termination exercise period for outstanding stock options and stock appreciation rights for up to 2 years (for Mr. Barnes, this was modified to provide up to the maximum term of each option pursuant to the Non-Competition Agreement explained below as of his resignation date); and (e) reimbursement by Verigy of COBRA premiums for health insurance benefits for him and his dependents for a period of up to 24 months. In addition, in the event that the payments above are subject to the excise tax imposed by Code Section 4999 on “golden parachute” payments, Verigy will provide an additional gross-up payment so that the executive retains an amount equal to the payments he would have received if he had not been subject to the excise tax. However, if the excise tax could be avoided by a reduction of up to $25,000 in the payments to the executive, Verigy may reduce the payments to avoid triggering the excise tax. Further, as described below, Mr. Barnes’ severance arrangement was amended by the Non-Competition Agreement (as explained below) to provide that: (i) if he had died prior to his December 31, 2010 resignation date, the severance pay that he otherwise would have been entitled to under his severance arrangement upon a termination of employment without cause or good reason as described in this paragraph would be payable to Mr. Barnes’ estate; and (ii) on his resignation date, Mr. Barnes’ then-outstanding stock options became exercisable until the maximum expiration date of each applicable stock option. Although Mr. Barnes’ employment with Verigy terminated on December 31, 2010 and he became entitled to severance based on terminations absent a change of control of Verigy, pursuant to the terms of his Non-Competition Agreement he may still become entitled the increased severance benefits under this paragraph if Verigy experiences a change of control within 12 months following his termination date.

For the purposes of the above agreements, “cause,” “change of control,” “disability” and “good reason” are defined as follows:

•	“Cause”:

(i)	an unauthorized use or disclosure by an executive of Verigy’s confidential information or trade secrets, which use or disclosure causes material harm to Verigy;

(ii)	a material breach by an executive of a material agreement between the executive and Verigy;

(iii)	a material failure by an executive to comply with Verigy’s written policies or rules resulting in material harm to Verigy;

(iv)	an executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof or the equivalent under the applicable laws outside of the United States;

(v)	An executive’s gross negligence or willful misconduct resulting in material harm to Verigy;

(vi)	a continuing failure by an executive to perform assigned duties after receiving written notification of such failure; or

(vii)	a failure by an executive to cooperate in good faith with a governmental or internal investigation of Verigy or its directors, officers or employees, if Verigy has requested the executive’s cooperation.

•	“Change of Control” has the same general meaning as such term is defined in the Tacelli Letter described above.

•

“Disability” means that the executive is unable to perform the duties of his or her office with Verigy or any subsidiary, and is unable to perform substantially equivalent duties, by reason of any medically determinable physical or mental impairment, and such condition has lasted or can be expected to last for a continuous period of not less than 12 months.

•

“Good Reason” has the same general meaning as such term is defined in the Tacelli Letter described above, except that the agreements for Messrs. Barnes, Titinger and Nikl do not provide that a resignation at the request of 2/3rds of the board of directors of the combined company constitutes a good reason event. For purposes of determining a change in the executive’s duties, responsibilities, authority, job title or reporting relationships that is resulting in a significant diminution of position, the executive’s duties, responsibilities, authority, job title or reporting relationships will be considered to be significantly diminished (and therefore will constitute good reason) if the executive no longer to performs substantially the same functional role for Verigy as the executive performed immediately prior to the occurrence of the Change of Control of an entity whose equity securities are publicly traded; provided, however, that prior to terminating his/her employment for good reason under clause (iii) of the immediately preceding sentence solely as a result of the entity for which the executive is providing services not being an entity whose securities are publicly traded, the executive will notify the successor entity of his/her intention to so terminate his/her employment and will provide the successor entity with a reasonable period of time, not to exceed 90 days, to negotiate terms of employment which meet the executive’s requirements. If, at the end of the notice and negotiation period, the parties are unable to arrive at mutually satisfactory terms and conditions of employment, then the executive may exercise his/her right to termination for good reason as a result of no longer serving in a comparable role with a company whose securities are publicly traded.

•	Please see the “Jorge Titinger Promotion Letter” below for a description of certain changes made to the good reason definition that became applicable to Mr. Titinger as of January 1, 2011.

•	For purposes of the foregoing agreements with Verigy executives, Verigy has determined that the merger does not constitute a “change of control.”

•

“Target Bonus” generally means an amount equal to an average of the annualized bonus compensation paid (for Mr. Titinger, the calculation is the total amount not the average) with respect to the two fiscal years (for Mr. Titinger, the relevant period is the two half-yearly periods) of Verigy most recently preceding the date of the termination event; provided, however, that if the individual’s target bonus in the year in which the termination event occurs, expressed as a percent of his or her base salary, is higher than the percentage target bonus levels in the years used for purposes of the average, then an equitable adjustment will be made to the prior year amounts so as to treat the individual as if he or she were at the higher target bonus percentage for the years used to determine the average.

New Agreements with Existing Verigy Executive Officers and Directors

On November 17, 2010, Verigy’s board of directors promoted Mr. Titinger to serve as Verigy’s President and Chief Executive Officer, effective January 1, 2011. The board of directors accepted Mr. Barnes’ resignation as Chief Executive Officer, effective as of December 31, 2010. Mr. Barnes continues to serve as Chairman of the board of directors of Verigy, and, following the consummation of the merger, will serve as Chairman of the board of directors of the combined company. Effective January 14, 2011, Verigy’s board of directors appointed Mr. Titinger as a member of the board of directors.

Verigy also entered into new agreements with Mr. Titinger, pursuant to which he agreed to perform the aforementioned services for Verigy, following the completion of the merger in exchange for specified salary, bonus, acceleration of equity-based awards and other compensation. Verigy also entered into a new agreement with Mr. Nikl relating to his compensation as Chief Financial Officer of the combined company following the closing of the merger.

Keith Barnes Noncompetition Agreement

In connection with the merger and Mr. Barnes’ transition, Verigy entered into a non-competition agreement with Mr. Barnes dated November 17, 2010, referred to as the Non-Competition Agreement, in order to (i) provide incentive for Mr. Barnes to lead Verigy through the merger, (ii) preserve the value and goodwill of the business being acquired by the combined company after the merger and (iii) protect the trade secrets of Verigy. The Non-Competition Agreement was effective as of the date of the signing of the Agreement.

Mr. Barnes is entitled to receive benefits as a result of his resignation under the Barnes Severance Agreement, pursuant to its terms and as described above; provided, however, that the Non-Competition Agreement expressly amended the Barnes Severance Agreement as described below.

•

Under the Non-Competition Agreement, Mr. Barnes is entitled to the following benefits, subject to his not breaching his obligations either thereunder (which are described below) or under the Barnes Severance Agreement:

•

If Mr. Barnes had died prior to his December 31, 2010 resignation date, the severance pay and benefits that otherwise would have been payable to Mr. Barnes pursuant to the existing Barnes Severance Agreement upon a termination of employment unrelated to a change of control (as defined in the Barnes Severance Agreement) without cause (as defined in the Barnes Severance Agreement and explained above) or for good reason (as defined in the Barnes Severance Agreement and explained above) would have been payable to Mr. Barnes’ estate in a lump sum within 30 days after his death;

•

Cash payments of (i) $146,000, less applicable withholdings, paid in 24 equal monthly payments commencing January 1, 2011, subject to any delay required by Section 409A of the Internal Revenue Code, as amended and (ii) $125,000, less applicable withholdings, in a lump sum within 5 days after the completion of the merger;

•	On his resignation date, Mr. Barnes’ then-outstanding stock options became exercisable until the maximum expiration date of each applicable stock option; and

•

The Barnes Severance Agreement provides that Mr. Barnes is eligible for increased severance benefits if his qualifying termination occurred within a specified period before or after a change of control. The period prior to a change of control in which Mr. Barnes is eligible for these increased change of control-related benefits if he experiences a qualifying termination of employment was increased to 12 months from 3 months, pursuant to the Non-Competition Agreement. As a result, although Mr. Barnes is no longer an employee of Verigy, he may still become entitled to these increased change of control-related benefits if Verigy experiences a change of control within 12 months following Mr.Barnes’ resignation date.

As a condition to receiving the benefits under the Non-Competition Agreement, Mr. Barnes agreed to be bound by a non-competition period commencing on November 17, 2010 and continuing through December 31, 2012. During that time Mr. Barnes has agreed not to directly or indirectly (i) engage in any business that is competitive with Verigy or its affiliates, (ii) become an employee, director, shareholder, owner or consultant of or hold certain other service provider positions with, such a competing business, (iii) acquire or hold an interest in, or participate in or facilitate the financing, operation, management or control of, any person, entity or business that engages in any such competitive business, or (iv) contact, solicit or communicate with customers of Verigy in connection with a competitive business.

In addition, as a condition to receiving the cash payment and exercise period extension benefits under the Non-Competition Agreement, Mr. Barnes has agreed to a 2-year non-solicitation provision commencing on the date the merger closes during which time Mr. Barnes can neither personally solicit any employee of Verigy (or its successor) or any of their subsidiaries nor personally induce any employee of Verigy (or its successor) or any of their subsidiaries to engage in any such competitive business.

Jorge Titinger Promotion Letter

On November 17, 2010, Verigy entered into a promotion letter agreement Mr. Titinger, referred to as the Promotion Letter. The Promotion Letter provides the compensation and benefits described below, effective as of January 1, 2011.

•	Base Salary: Mr. Titinger’s annual base salary was increased from $400,000 to approximately $575,000.

•	Target Variable Pay: Mr. Titinger will be eligible for a target variable pay opportunity equal to 80% of his annual base salary under Verigy’s pay for results bonus program.

•

Stock Options: On January 1, 2011, Mr. Titinger was granted a nonqualified share option grant for 18,100 Verigy ordinary shares, pursuant to and subject to the terms of 2006 Plan and Verigy’s form four-tranche share option agreement. The option will be divided in 4 tranches representing 1/4th of the shares of the total grant. The per share exercise price of the first tranche is the per share fair market value of the Verigy’s ordinary shares on the third trading day following the date of grant. The exercise prices of the second, third and fourth tranches will the per share fair market value of the ordinary shares on the third trading day following the announcement of the quarterly financial results for the 3 fiscal quarters immediately following the date of grant. The first, second, third and fourth tranches of each option grant will vest 16, 15, 14 and 13 equal quarterly installments, respectively.

•

Restricted Share Units: On January 1, 2011, Mr. Titinger was granted a restricted share unit award covering 7,300 ordinary shares, subject to the 2006 Plan and the form restricted share unit agreement for U.S. officers. The restricted share units will vest quarterly on each February 15, May 15, August 15 and November 15 following the date of grant, over the subsequent 4 years.

Under Mr. Titinger’s Promotion Letter, the “good reason” definition set forth in his First Amended and Restated Severance Agreement with Verigy dated December 18, 2008, referred to as the Titinger Severance Agreement, has been amended to add provisions such that: (i) Mr. Titinger’s resignation at the request of 2/3rds of the board of directors qualifies as a “good reason” resignation and (ii) the appointment of any person other than Mr. Titinger to the role of sole CEO of the combined company, or a change to Mr. Titinger’s position such that he no longer reports directly to the board of directors, in each case, constitute good reason grounds for his resignation.

The Promotion Letter for Mr. Titinger also amends the Titinger Severance Agreement to provide for 100% acceleration of vesting for Mr. Titinger’s stock options, stock appreciation rights, restricted shares and restricted share units in the event that he is involuntarily terminated without cause or he resigns for good reason and the change of control-related severance benefits under the Titinger Severance Agreement otherwise do not apply. In addition, upon such a termination or resignation, Mr. Titinger’s outstanding stock options and stock appreciation rights would remain exercisable for up to 15 months post termination or resignation.

On November 17, 2010, the appropriate governing bodies of Verigy and the combined company approved the grant of stock options and restricted share units on the terms described above.

Under the Promotion Letter, Mr. Titinger confirms and agrees that his change in title and any related change in duties, responsibilities, authority or reporting relationship that are commensurate with such position do not and will not constitute good reason within the meaning of his severance agreement, employment agreement or any equity award agreements.

Effective January 14, 2011, Mr. Titinger was appointed to Verigy’s board of directors. As an executive officer, Mr. Titinger will not receive any additional cash or equity compensation in connection with his position as a director.

Robert Nikl Compensation Letter

On November 17, 2010, Verigy entered into a compensation letter agreement with Mr. Nikl, referred to as the Compensation Letter. The Compensation Letter, as amended on January 18, 2011, provides the compensation and benefits described below, effective as of February 1, 2011.

•	Base Salary: Mr. Nikl’s annual base salary will be increased from $335,076 to $360,000.

•	Target Variable Pay: Mr. Nikl will be eligible for a target variable pay opportunity equal to 80% of his annual base salary under Verigy’s pay for results bonus program.

•

Stock Options: On February 1, 2011, Mr. Nikl will be automatically granted a non-qualified share option grant for 13,700 combined company ordinary shares pursuant to and subject to the terms of 2006 Plan and Verigy’s form four-tranche share option agreement. Each option will be divided in 4 tranches representing 1/4th of the shares of the total grant. The per share exercise price of the first tranche will be the per share fair market value of the combined company’s ordinary shares on February 1, 2011. The exercise prices of the second, third and fourth tranches will the per share fair market value of the ordinary shares on the third trading day following the announcement of the quarterly financial results for the fiscal quarters ending April 30, 2011, July 31, 2011 and October 31, 2011. The first, second, third and fourth tranches of each option grant will vest 16, 15, 14 and 13 equal quarterly installments, respectively.

•

Restricted Share Units: On February 1, 2011, Mr. Nikl will be automatically granted a restricted share unit award covering 5,500 ordinary shares subject to the 2006 Plan and the form restricted share unit agreement for U.S. officers. The restricted share units will vest quarterly on each June 13, September 13, December 13 and March 13 following the date of grant, over the subsequent 4 years.

On November 17, 2010, the appropriate governing bodies of Verigy and the combined company approved the grant of stock options and restricted share units on the terms described above and, on January 18, 2011, approved grant dates of February 1, 2011.

Pursuant to the Compensation Letter, Mr. Nikl confirms and agrees that the changes in his title and any related change in duties, responsibilities, authority or reporting relationship that are commensurate with such position do not and will not constitute good reason within the meaning of his severance agreement, employment agreement or any equity award agreements.

Keith L. Barnes Director Compensation

On November 13, 2010, Verigy’s board of directors accepted Mr. Barnes’ resignation as Chief Executive Officer of Verigy, effective as of midnight, Pacific Time, December 31, 2010. Mr. Barnes continues as Chairman of the board of directors of Verigy and, following the merger, will continue as Chairman of the board of directors of the combined company.

The Compensation Committee of Verigy’s board of directors, after consultation with its independent compensation consultants, determined that as a non-executive Chairman, an annual cash retainer for the position of Chairman was appropriate. Based on various factors, the Compensation Committee determined, and Verigy’s board of directors approved, that a cash retainer of 2 times the annual cash retainer of a non-Chairman director was appropriate under its compensation philosophy. As a result, in connection with the transition of Mr. Barnes, Verigy’s board of directors approved an increase to $110,000 in the annual retainer fee paid to Mr. Barnes as Chairman of Verigy and, following the merger, as Chairman of the combined company, effective upon the 2011 Annual General Meeting of Shareholders. In addition, as a non-executive member of the board of directors, Mr. Barnes will be eligible to receive the annual equity awards made to non-employee Verigy directors automatically under the 2006 Plan. However, Mr. Barnes will not be eligible to receive an initial equity award under the 2006 Plan.

Indemnification and Insurance

Article 92 of Verigy’s current charter provides that, subject to the Singapore Companies Act, every director or other officer of Verigy and its subsidiaries and affiliates will be entitled to be indemnified out of Verigy’s assets against any liability incurred by him or her in defending any proceedings, civil or criminal, in which judgment is given in his or her favor, in which he or she is acquitted, or in connection with any application under the Singapore Companies Act in which relief is granted to him or her by the court.

The Singapore Companies Act prohibits a company from indemnifying its directors or officers against any liability which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to us. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability; or (b) indemnifying such officer against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor or in which he or she is acquitted, or in connection with any application under certain provisions of the Singapore Companies Act in which relief is granted to him or her by the court.

Verigy has entered into indemnification agreements with Verigy’s officers and directors that provide Verigy’s officers and directors with indemnification to the maximum extent permitted by the Singapore

Companies Act. In addition, Verigy US, Inc., Verigy’s primary U.S. subsidiary, has entered into indemnification agreements, which we refer to as the U.S. Indemnity Agreement, with each of Verigy’s executive officers and directors that are substantially similar to the indemnity agreements between us, as the parent company, and each of Verigy’s officers and directors and Verigy’s direct and indirect subsidiaries. The U.S. Indemnity Agreement is intended to supplement the indemnity agreements with us as the parent company. The laws of the State of Delaware, where Verigy’s primary U.S. subsidiary is incorporated, permit indemnification of directors and officers under a broader range of circumstances than is permitted under the laws of Singapore, where we are incorporated. As a result of these differences in law, Verigy’s directors and officers and Verigy’s subsidiaries may be entitled to indemnification under the U.S. Indemnity Agreements in circumstances where we would not be permitted to provide indemnification.

Board of Directors of the Combined Company

Following completion of the merger, Mr. Barnes will continue as Chairman of the board of directors of the combined company. In addition, in connection with its approval of the merger agreement, Verigy’s board of directors appointed Roger W. Blethen to serve as lead independent director of the combined company from and after the effective time of the merger. Mr. Blethen currently serves as the chairman of the board of directors of LTX-Credence. It has not yet been determined whether Mr. Blethen will serve on any committees of the board of directors of the combined company.

The board of directors of the combined company is expected to consist of twelve directors, with seven directors designated by Verigy, including Mr. Barnes and Jorge Titinger, Verigy’s current President and Chief Executive Officer, who will serve as a Co-CEO of the combined company, and five directors designated by LTX-Credence, including Mr. Blethen and Mr. Tacelli, LTX-Credence’s current President and Chief Executive Officer, who will serve as the other Co-CEO of the combined company.

Accounting Treatment

The merger will be accounted for as an acquisition of LTX-Credence by Verigy under the purchase method of accounting of U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the acquired company are, as of completion of the merger, recorded at their respective fair values and added to those of the reporting public issuer, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. Financial statements of Verigy issued after the merger will reflect only the operations of LTX-Credence after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of LTX-Credence.

All unaudited pro forma condensed combined financial statements contained in this joint proxy statement/prospectus were prepared using the purchase method of accounting. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair value of LTX-Credence’s assets and liabilities. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of LTX-Credence as compared to the unaudited pro forma information included in this joint proxy statement/prospectus will have the effect of increasing the amount of the purchase price allocable to goodwill of LTX-Credence.

Regulatory Approvals Required for the Merger

Verigy and LTX-Credence have each agreed to use reasonable best efforts in order to obtain all regulatory approvals required to complete the merger.

Under the HSR Act, the merger cannot be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the U.S. Federal Trade Commission, referred to as the FTC, and the U.S. Department of Justice, referred to as the Antitrust Division. Verigy and LTX-Credence

each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division. The scheduled waiting periods are expected to expire in early 2011, assuming the relevant authorities do not request additional information. Verigy and LTX-Credence are evaluating whether any foreign filings are required.

At any time before or after completion of the merger, the Antitrust Division or the FTC, any state or any foreign governmental entity could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of Verify or LTX-Credence. Verigy and LTX-Credence will also make a voluntary antitrust filing with antitrust regulators in Singapore. It is possible that the regulatory authority in Singapore may seek regulatory concessions as conditions for granting approval of the merger. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. As in every transaction, a challenge to the merger on antitrust grounds may be made, and, if such a challenge is made, it is possible that Verigy and LTX-Credence will not prevail.

Prior to completing the merger, the applicable waiting period under the HSR Act must expire or be terminated. In addition, Verigy and LTX-Credence must satisfy the material antitrust requirements of any other regulatory authorities that the parties reasonably determine apply to the transaction.

Although Verigy and LTX-Credence do not expect regulatory authorities to raise any significant objections in connection with their review of the merger, the parties may not obtain all required regulatory approvals or these regulatory approvals may contain terms, conditions or restrictions that would be detrimental to the combined company after the completion of the merger.

Dissenters’ Appraisal Rights

Under Part 13 of the Massachusetts Business Corporation Act, LTX-Credence shareholders have appraisal rights in connection with the merger. Holders of LTX-Credence common stock have the right to dissent from the merger and to receive a cash payment equal to the fair market value of their shares. The fair market value in this instance means the value of the shares immediately prior to the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger unless such exclusion would be inequitable. Shareholders electing to exercise their dissenters’ rights must comply with the provisions of Part 13 of the Massachusetts Business Corporation Act. A copy of the applicable Massachusetts statute is attached to this joint proxy statement/prospectus as Annex D. If you are a LTX-Credence shareholder and you wish to exercise your appraisal rights you will need to deliver written notice of your intent to demand payment for your shares, not vote for the approval of the merger agreement, and comply with the other procedures as required by the Massachusetts Business Corporation Act. Please see “Dissenters’ Appraisal Rights” beginning on page 145 for more detailed instructions. Massachusetts law requires that each shareholder who properly demands appraisal rights receive a written appraisal notice and forms containing certain other information from Verigy within 10 days after the effective date of the merger. Each shareholder who then properly perfects his or her appraisal rights by taking such further action as is stated in the appraisal notice, will be entitled to a cash payment by Verigy within 30 days of the written appraisal notice and forms due date, except for shareholders who acquired their shares after November 18, 2010, who are not entitled to a payment until they accept the offer from Verigy. Strict compliance with Part 13 of the Massachusetts Business Corporation Act is required. A shareholder who does not comply with the procedural rules may not be entitled to exercise dissenters’ rights to which such shareholder would otherwise be entitled.

NASDAQ Listing of Verigy or Holdco Ordinary Shares; Delisting and Deregistration of LTX-Credence Common Stock

Before the completion of the merger, Verigy will cause the Verigy ordinary shares or the Holdco ordinary shares, as the case may be, to be issued in the merger and reserved for issuance under any equity awards to be approved for listing on the NASDAQ Global Select Market. This approval is a condition to the completion of the merger. If the merger is completed, LTX-Credence common stock will cease to be listed on the NASDAQ Global Market and its shares will be deregistered under the Exchange Act.

Litigation Related to the Merger

On November 22, 2010, LTX-Credence, its directors, Lobster-1 Merger Corporation and Lobster-2 Merger Corporation, were named as defendants in a putative class action complaint, captioned Carneau v. LTX-Credence Corp., et. al., 110-cv-188153, filed in the Superior Court of the State of California. That action, purportedly brought on behalf of a class of shareholders, alleges that LTX-Credence’s directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to (i) maximize shareholder value, (ii) obtain the best financial and other terms, (iii) sell the company in a fair process, and (iv) act in the best interests of public shareholders. The complaint further alleges that the defendants breached fiduciary duties in seeking to benefit themselves improperly, and that the non-LTX-Credence defendants aided and abetted the directors’ purported breaches. The plaintiff seeks declaratory, injunctive, and other equitable relief, including to enjoin LTX-Credence and Verigy from consummating the merger, in addition to fees and costs.

On November 23, 2010, LTX-Credence and its directors were named as defendants in a putative class action complaint, captioned Shah v. Tacelli, et. al., No. 10- 4580, filed in the Superior Court of the Commonwealth of Massachusetts (the “Shah Action”). On December 3, 2010, LTX-Credence, its directors, Lobster-1 Merger Corporation and Lobster-2 Merger Corporation, were named as defendants in a putative class action complaint, captioned Krieger v. LTX-Credence Corp., et. al., No. 10-04713, filed in the Superior Court for the Commonwealth of Massachusetts (the “Krieger Action”). On December 20, 2010, the Shah Action and the Krieger Action were consolidated. On January 6, 2011, a consolidated complaint was filed. The consolidated complaint, purportedly brought on behalf of a class of shareholders, alleges that LTX-Credence’s directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to (i) maximize shareholder value, (ii) obtain the best financial and other terms, (iii) sell the company in a fair process, and (iv) act in the best interests of public shareholders. The complaint further alleges that the defendants breached fiduciary duties in seeking to benefit themselves improperly, and that LTX-Credence and the non-LTX-Credence defendants aided and abetted the directors’ purported breaches. The plaintiff seeks declaratory, injunctive and other equitable relief, including to enjoin LTX-Credence and Verigy from consummating the merger, in addition to fees and costs.

On November 30, 2010, LTX-Credence, its directors, Lobster-1 Merger Corporation and Lobster-2 Merger Corporation, were named as defendants in a putative class action complaint, captioned Keuler v. LTX-Credence Corp., et. al., 1:10-cv-12058, filed in the United States District Court for the District of Massachusetts. That action, purportedly brought on behalf of a class of shareholders, alleges that LTX-Credence’s directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to (i) maximize shareholder value, (ii) obtain the best financial and other terms, (iii) sell the company in a fair process, and (iv) act in the best interests of public shareholders. The complaint further alleges that the defendants breached fiduciary duties in seeking to benefit themselves improperly. The plaintiff seeks declaratory, injunctive and other equitable relief, including to enjoin LTX-Credence and Verigy from consummating the merger, in addition to fees and costs.

On December 1, 2010, LTX-Credence, its directors, Verigy Ltd., Lobster-1 Merger Corporation and Lobster-2 Merger Corporation, were named as defendants in a putative class action complaint, captioned Khan v. LTX-Credence Corp., et. al., 1-10-cv188773 filed in the Superior Court of the State of California. That action, purportedly brought on behalf of a class of shareholders, alleges that LTX-Credence’s directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to (i) maximize shareholder value, (ii) obtain the best financial and other terms, (iii) sell the company in a fair process, and (iv) act in the best interests of public shareholders. The complaint further alleges that the director defendants breached fiduciary duties in seeking to benefit themselves improperly, and that the non-LTX-Credence defendants aided and abetted the directors’ purported breaches. The plaintiff seeks declaratory, injunctive, and other equitable relief, including to enjoin LTX-Credence and Verigy from consummating the merger, in addition to fees and costs.

On December 6, 2010, LTX-Credence and its directors were named as defendants in a putative class action complaint, captioned Snitily v. Tacelli, et al., No. 1-10-cv-188922, filed in the Superior Court of the State of California. That action, purportedly brought on behalf of a class of shareholders, alleges that LTX-Credence’s directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing to (i) maximize shareholder value, (ii) obtain the best financial and other terms, (iii) sell the company in a fair process, and (iv) act in the best interests of public shareholders. The complaint further alleges that the director defendants breached fiduciary duties in seeking to benefit themselves improperly, and that LTX-Credence aided and abetted the directors’ purported breaches. The plaintiff seeks declaratory, injunctive, and other equitable relief, including to enjoin LTX-Credence and Verigy from consummating the merger, in addition to fees and costs.

On December 17, 2010, LTX-Credence, its directors, Verigy Ltd., Lobster-1 Merger Corporation and Lobster-2 Merger Corporation, were named as defendants in a putative class action complaint, captioned Brookshire v. LTX-Credence Corp., et. al., CV 10 5773 filed in the United States District Court for the Northern District of California. That action, purportedly brought on behalf of a class of shareholders, alleges that LTX-Credence’s directors breached their fiduciary duties in connection with the proposed merger by, among other things, failing (i) to maximize shareholder value, (ii) obtain the best financial and other terms, (iii) sell the company in a fair process, and (iv) act in the best interests of public shareholders. The complaint further alleges that the director defendants breached fiduciary duties in seeking to benefit themselves improperly. The complaint further alleges that the non-LTX-Credence defendants aided and abetted the directors’ purported breaches. The plaintiff seeks declaratory, injunctive, and other equitable relief, including to enjoin LTX-Credence and Verigy from consummating the merger, in addition to fees and costs.

LTX-Credence believes that the claims asserted in these suits are without merit. Verigy believes that the claims asserted against it are without merit. Defendants are seeking to have all merger-related litigation adjudicated in the Superior Court in the Commonwealth of Massachusetts and intend to defend these actions vigorously.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the material U.S. federal income tax consequences of the merger applicable to a holder of shares of LTX-Credence common stock. This discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service, or the IRS, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address the tax consequences of the merger under state, local or non-U.S. tax laws. This discussion is limited to U.S. holders (as defined below) that hold their shares of LTX-Credence common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular LTX-Credence shareholder or to LTX-Credence shareholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	shareholders that are not U.S. holders;

•	shareholders exercising appraisal rights;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	shareholders whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•

shareholders who own more than 5% of the outstanding stock of LTX-Credence or will own 5% or more of the issued ordinary shares of Verigy or Holdco, as applicable, after the merger, except as specifically set forth below;

•	shareholders that hold LTX-Credence common stock as part of a straddle, hedge, constructive sale, integrated transaction or conversion transaction; and

•	U.S. holders who acquired their shares of LTX-Credence common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds LTX-Credence common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

LTX-Credence shareholders are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or non-U.S. and other tax laws and of changes in those laws.

For purposes of this section, the term “U.S. holder” means a beneficial owner of LTX-Credence common stock that for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•

a trust, the substantial decisions of which are controlled by one or more U.S. persons and that is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Merger Generally

It is the opinion of each of Wilson Sonsini Goodrich & Rosati, P.C., counsel to Verigy, and Wilmer Cutler Pickering Hale and Dorr LLP, counsel to LTX-Credence, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code or, if the Holdco reorganization is effected, the Combined Transaction will qualify as an exchange governed by Section 351 of the Code, and, in either case, U.S. holders will not be subject to tax on the exchange of their LTX-Credence common stock for ordinary shares of Verigy or Holdco (as applicable) in the merger, including as a result of the application of Section 367(a) of the Code. Section 367(a) is relevant because neither Verigy nor Holdco is a U.S. corporation. It is a condition to the obligations of Verigy and LTX-Credence to complete the merger that Verigy receives a written opinion of Wilson Sonsini Goodrich & Rosati, P.C. and LTX-Credence receives a written opinion of Wilmer Cutler Pickering Hale and Dorr LLP to the same effect. These opinions will assume that the merger is completed according to the terms of the merger agreement and that factual representations contained in representation letters to be received from LTX-Credence, Verigy, Holdco, and Lobster-1 Merger Corporation or Lobster-2 Merger Corporation (as applicable) are true and correct and will continue to be true and correct in all material respects as of the effective time of the merger.

As a result of the merger or Combined Transaction so qualifying, except as provided below with respect to cash received in lieu of fractional ordinary shares, a U.S. holder will not recognize any gain or loss as a result of the receipt of ordinary shares of Verigy or Holdco pursuant to the merger.

The tax opinions given in connection with the merger will not be binding on the IRS. Further, if the factual representations contained in the representation letters are incorrect, the conclusions reached in the tax opinions could be adversely affected. In addition, the tax opinions will be subject to certain assumptions, qualifications and limitations as set forth in the opinions. Neither Verigy nor LTX-Credence intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth above.

Tax Basis and Holding Period

A U.S. holder’s aggregate tax basis in the ordinary shares of Verigy or Holdco, as applicable, received in the merger will equal such shareholder’s aggregate tax basis in the LTX-Credence common stock surrendered in the merger reduced by any amount allocable to a fractional ordinary share for which cash is received. The holding period for the ordinary shares received in the merger will include the holding period for the shares of LTX-Credence common stock exchanged therefor.

Cash Received in Lieu of Fractional Shares

A U.S. holder that receives cash in lieu of a fractional ordinary share of Verigy or Holdco, as applicable, in the merger will be treated as having received such fractional share and then as having received such cash in redemption of such fractional share. A U.S. holder will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the shares of LTX-Credence common stock allocable to such fractional share. Such gain or loss will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in the LTX-Credence common stock exchanged therefor was more than one year as of the date of the exchange.

Reporting Requirements and Gain Recognition Agreements

A U.S. holder who receives ordinary shares or Verigy or Holdco, as applicable, as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder who is required to file a U.S. tax return and who is a “significant holder” that receives ordinary shares will be required to file a statement with such holder’s U.S. federal income tax return setting forth such holder’s basis in the LTX-Credence common stock and the fair market value of the ordinary shares received in the merger. A “significant holder” is a U.S. holder, who, immediately before the merger, owned at least 5% of the outstanding stock of LTX-Credence or shares of common stock of LTX-Credence with a tax basis of $1 million or more.

In order to avoid recognizing gain on the shares of LTX-Credence common stock transferred pursuant to the merger, any U.S. holder that will beneficially own 5% or more of the outstanding ordinary shares of Verigy or Holdco, as applicable, after the merger, is required to enter into a five-year gain recognition agreement pursuant to applicable U.S. Treasury regulations, which must be attached to and filed by the due date (including extensions) of such shareholder’s U.S. federal income tax return for the taxable year that includes the effective date of the merger. If a gain recognition agreement is not filed by such a U.S. holder, in addition to recognizing gain on the shares of LTX-Credence common stock transferred pursuant to the merger, additional reporting requirements will apply. Such U.S. holders are urged to consult their own tax advisors regarding the gain recognition agreement and these additional requirements.

Tax Consequences of Ownership and Disposition of Ordinary Shares Received in the Merger

Distributions

Subject to PFIC rules discussed below, if we make a distribution in respect of our ordinary shares from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), the distribution (without reduction for any taxes withheld, if any) will be treated as a dividend and will be includible in a U.S. holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in its ordinary shares, and any remaining excess will be treated as capital gain from the sale or exchange of the ordinary shares. A U.S. holder that is a corporation will not be entitled to a dividends received deduction with respect to the portion of any distribution taxed as a dividend, which generally would be available with respect to dividends distributed by U.S. corporations. For taxable years beginning before January 1, 2013, dividends received by non-corporate U.S. holders are taxed at a maximum federal income tax rate of 15%, provided that (i) we are a “qualified foreign corporation” (i.e., our ordinary shares are readily tradable on an established securities market in the United States), (ii) we are not a PFIC, as discussed below under “Passive Foreign Investment Company Status,” for the taxable year during which the dividend is paid or for the preceding taxable year, (iii) certain holding period requirements are met, and (iv) the U.S. holder does not treat the dividend as “investment income” for purposes of the rules relating to the deduction of investment interest. The tax rate applicable to dividends is currently scheduled to increase to ordinary income rates commencing in 2013.

Dividends paid on our ordinary shares are expected to constitute foreign source income for U.S. federal income tax purposes. Singapore presently does not impose withholding tax on dividends paid to persons that are not residents of Singapore. If any withholding taxes were imposed, a U.S. holder may be entitled to a U.S. foreign tax credit or a deduction for such taxes, although the amount of such credit or deduction may be limited by the Code. Dividends paid on our ordinary shares will be treated as “passive category income” or “general category income” for U.S. foreign tax credit purposes. A portion of any dividends that we distribute may be recharacterized as U.S. source income if we constitute a “United States-owned foreign corporation.” A U.S. holder will not be able to credit foreign taxes paid against its U.S. federal income tax liability to the extent of any dividend income that is recharacterized as U.S. source income. We will constitute a United States-owned foreign corporation if U.S. persons own 50% or more of our total combined voting power or 50% or more of the total aggregate value of our share capital. If a U.S. holder is subject to tax under the PFIC rules discussed below, special foreign tax credit rules will apply to distributions on our ordinary shares. U.S. holders should consult their own tax advisors with respect to the application of the foreign tax credit rules in light of their particular circumstances.

Sale or Exchange of Ordinary Shares

Subject to the PFIC rules discussed below, a U.S. holder will recognize U.S. source capital gain or loss on a sale, exchange or other disposition of the ordinary shares of Verigy or Holdco, as applicable. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s tax basis in the shares. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the shares. The gain or loss recognized by a U.S. holder on a sale or exchange of ordinary shares will be long-term capital gain or loss if the holder’s holding period in the ordinary shares is more than one year, or short-term capital gain or loss if the holder’s holding period in the ordinary shares is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are taxed at preferential rates under current law. The deductibility of capital losses is subject to limitation.

Medicare Tax

Recently enacted legislation will impose an additional 3.8% tax on the net investment income (which includes taxable dividends and net capital gains) received by certain U.S. holders that are individuals, trusts or estates in taxable years beginning after December 31, 2012.

Passive Foreign Investment Company Status

Special U.S. federal income tax rules apply to U.S. holders that own shares of a PFIC. A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of its gross income is passive income or (ii) on average, the percentage of its assets that produce passive income or are held for the production of passive income is at least 50% (determined on a gross value basis). For this purpose, “passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Verigy was not classified as a PFIC in fiscal year 2010 or in any prior taxable year. Whether Verigy or Holdco, as applicable, will, in fact, be classified as a PFIC for the current or any subsequent taxable year depends on our assets and income over the course of the relevant taxable year and, as a result, cannot be predicted with certainty. In particular, because the total value of our assets for purposes of the asset test will be calculated based upon the market price of our ordinary shares, a significant and sustained decline in the market price of our ordinary shares and corresponding market capitalization relative to our passive assets could result in Verigy or Holdco, as applicable, being classified as a PFIC. There can be no assurance that we will not be classified as a PFIC for the current or any subsequent taxable year or the Internal Revenue Service will not challenge our determination concerning PFIC status for any prior period. U.S. holders should consult their own tax advisors regarding whether Verigy or Holdco, as applicable, will be classified as a PFIC for U.S. federal income tax purposes and the operation of the PFIC rules.

If we were classified as a PFIC for any taxable year during which a U.S. holder holds ordinary shares, such U.S. holder would be taxed at ordinary income tax rates on any gain realized on the sale or exchange of the ordinary shares and any “excess distributions” received on the ordinary shares, and also could be subject to a special interest charge with respect to any such gain or excess distribution. An excess distribution is any distribution that, together with all other distributions received in the current taxable year, exceeds 125% of the average distributions received during the three preceding taxable years or the U.S. holder’s holding period for the ordinary shares, if shorter.

Under certain circumstances summarized below, rather than being subject to this PFIC regime, a U.S. holder of ordinary shares could (i) make a timely “qualified electing fund” or QEF election under section 1295 of the Code, to be taxed currently on such U.S. holder’s pro rata portion of our ordinary earnings and net capital gain, whether or not such ordinary earnings and net capital gain are distributed in the form of distributions on the ordinary shares or otherwise, or (ii) make a “mark-to-market” election under section 1296 of the Code and thereby agree, for the year of the election and each subsequent taxable year, to recognize ordinary gain or ordinary loss (limited to the amount of prior ordinary gain), based on the increase or decrease in market value of the ordinary shares for such taxable year. The U.S. holder’s basis in Verigy’s ordinary shares generally would be adjusted to reflect any such income or loss amounts.

In order for U.S. holders to make a QEF election, we would have to provide certain information regarding such U.S. holder’s pro rata share of our ordinary earnings and net capital gain. In the event Verigy or Holdco, as applicable, is or becomes a PFIC, we currently do not intend to provide U.S. holders with such information necessary to make a QEF election. U.S. holders should consult their own tax advisors with respect to making a QEF election.

A U.S. holder of ordinary shares may make a mark-to-market election only if the ordinary shares are marketable stock. The ordinary shares will be “marketable stock” if they are regularly traded on (i) a national securities exchange registered with the SEC or (ii) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934. It is anticipated that the ordinary shares of Verigy or Holdco, as applicable, will be regularly traded on the NASDAQ Global Select Market and, therefore, should qualify as “marketable stock.” U.S. Holders should consult their own tax advisors with respect to making a mark-to-market election.

Backup Withholding and Information Reporting

Under applicable U.S. federal income tax laws, certain categories of U.S. holders must file information returns with respect to their investment in a foreign corporation. Penalties for failure to file certain of these information returns are substantial. U.S. holders of our ordinary shares should consult with their own tax advisors regarding the requirements of filing information returns.

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which require the payor to withhold from payments subject to information reporting if the recipient has failed to provide its taxpayer identification number to the payor, furnished an incorrect identification number, or repeatedly failed to report interest or dividends on its returns. The backup withholding rate is currently 28%, and is scheduled to increase to 31% in 2013. Backup withholding will not apply if the holder (1) is an exempt payee, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. U.S. holders can establish exempt status by certifying on Internal Revenue Service Form W-9 or an appropriate substitute form.

Any amounts withheld from a payment to a U.S. holder of ordinary shares under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

Recently enacted legislation may require certain U.S. holders who are individuals to report information with respect to ordinary shares held through an account with a non-U.S. financial institution or through certain other foreign entities to the IRS with their annual income tax returns for taxable years beginning after March 18, 2010. U.S. holders who fail to report the required information could become subject to substantial penalties. U.S. holders are urged to consult with their own tax advisors regarding this new legislation.

THE MERGER AGREEMENT

The following discussion summarizes material provisions of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement. We urge you to read the merger agreement carefully in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger.

The representations and warranties described below and included in the merger agreement were made by Verigy and Holdco, which we refer to collectively as the Verigy Parties, on the one hand, and LTX-Credence on the other hand, to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the Verigy Parties and LTX-Credence in connection with negotiating the terms of the merger agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the Verigy Parties and LTX-Credence rather than establishing matters as facts. The merger agreement is described in this joint proxy statement/prospectus and included as Annex A only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding the Verigy Parties, LTX-Credence or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about the Verigy Parties or LTX-Credence, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the documents that we incorporate by reference into this joint proxy statement/prospectus for information regarding the Verigy Parties and LTX-Credence and their respective businesses. See “Where You Can Find More Information” beginning on page 262 of this joint proxy statement/prospectus.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with the laws of the Commonwealth of Massachusetts, either Lobster-1 Merger Corporation will merge with and into LTX-Credence, and LTX-Credence will survive the merger as a wholly-owned subsidiary of Verigy, or Lobster-2 Merger Corporation will merge with and into LTX-Credence, and LTX-Credence will survive the merger as a wholly-owned subsidiary of Holdco and a sister subsidiary with Verigy.

The Holdco Reorganization

If the Holdco Reorganization occurs, pursuant to a Scheme of Arrangement under Singapore law and following approval from the Verigy shareholders and the High Court of Singapore, each Verigy ordinary share shall be transferred to Holdco in exchange for one Holdco ordinary share and Verigy will become a wholly-owned subsidiary of Holdco.

Closing and Effective Time of the Merger

The merger will become effective upon the filing of the articles of merger with the Secretary of the Commonwealth of Massachusetts or at such later time as may be agreed in writing by Verigy and LTX-Credence and specified in the articles of merger. The filing of the articles of merger will occur no later than the second business day after the conditions to completion of the merger have been satisfied or waived.

Directors and Executive Management Following the Merger

Effective upon completion of the merger, Jorge Titinger, Verigy’s President and Chief Executive Officer, and David G. Tacelli, LTX-Credence’s Chief Executive Officer, will be appointed to serve as Co-Chief

Executive Officers of Verigy or Holdco, as applicable. Robert J. Nikl, Verigy’s Chief Financial Officer, will serve as the Chief Financial Officer of Verigy or Holdco, as applicable. Keith Barnes, Verigy’s Chairman, will serve as the Chairman of the board of directors of Verigy or Holdco, as applicable, and Roger W. Blethen, LTX-Credence’s Chairman, will serve as the “Lead Independent Director” of the board of directors of Verigy or Holdco, as applicable.

Verigy or Holdco, as applicable, will initially have a board of directors consisting of seven Verigy designees and five LTX-Credence designees. The Co-Chief Executive Officers will be on the board of directors, as well as six of Verigy’s current directors and four of LTX-Credence’s current directors. However, if neither the merger-related Charter Amendments nor the Holdco Reorganization is approved by the Verigy shareholders, Verigy will initially have a board of directors consisting of nine members, two of whom will be the Co-Executive Officers, four of whom will be current Verigy directors designated by Verigy and three of whom will be current LTX-Credence directors designated by LTX-Credence.

Consideration to be Received in the Merger

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LTX-Credence Common Stock. At the completion of the merger, each outstanding share of LTX-Credence common stock, other than shares owned by Verigy or any of Verigy’s or LTX-Credence’s subsidiaries and dissenting shares, if any, will be converted into the right to receive 0.960 ordinary shares of Holdco, if the Holdco Reorganization is consummated, or 0.960 ordinary shares of Verigy, if the Holdco Reorganization is not consummated, with cash paid in respect of fractional shares (in the case of either Holdco or Verigy, we refer to the exchange ratio of 0.960 throughout this joint proxy statement/prospectus as “the exchange ratio”).

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Fractional Shares. LTX-Credence shareholders will not receive any fractional shares of Verigy or Holdco ordinary shares, as applicable, in the merger. Instead, the total number of ordinary shares that each holder of LTX-Credence common stock will receive in the merger will be aggregated and the holder will receive an amount of cash, rounded to the nearest whole cent, without interest, equal to the product of such fraction, multiplied by the average closing sale price at 4:00 p.m., Eastern time, the end of regular trading hours of one Verigy ordinary share for the ten most recent trading days that Verigy ordinary shares have traded, ending on the trading day one day prior to the effective time of the merger, as reported on the NASDAQ Global Select Market.

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Treatment of LTX-Credence Stock Options. At the effective time of the merger, each outstanding option to acquire LTX-Credence common stock, whether or not exercisable, will be assumed by Verigy or Holdco, as applicable; provided, however, no stock option to purchase LTX-Credence common stock will be assumed to the extent that (i) with respect to a LTX-Credence optionholder who is an employee of LTX-Credence or its subsidiaries at the effective time of the merger, and the option has a remaining term (commencing from the effective time of the merger and ending on the original expiration date of the term of the option) in excess of 10 years, or (ii) with respect to a LTX-Credence optionholder who is a non-employee of LTX-Credence or its subsidiaries at the effective time of the merger, the option has a remaining term, as defined in (i) above, in excess of 5 years. Each stock option will be converted into an option to acquire that number of ordinary shares of Verigy or Holdco, as applicable, equal to the product of the number of shares of LTX-Credence common stock that were subject to the original LTX-Credence stock option multiplied by the exchange ratio, rounded down to the nearest whole share, at a per share exercise price equal to the exercise price per share of the original LTX-Credence stock option divided by the exchange ratio, rounded up to the nearest whole cent.

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Each converted LTX-Credence stock option will have the same terms and conditions as were in effect immediately prior to the effective time of the merger; provided, however, after the effective time of the merger, in order to comply with applicable law, holders of LTX-Credence options will not have the ability to pay the exercise price of such LTX-Credence option with previously owned shares of issuer stock. The assumed options will be subject to any accelerated vesting as a result of the merger, to the extent provided by the terms of the applicable LTX-Credence share plan or of any applicable individual agreements.

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Treatment of LTX-Credence Restricted Share Units. At the effective time of the merger, each LTX-Credence restricted share unit will be assumed by Verigy or Holdco, as applicable, and converted into the right to receive ordinary shares of Verigy or Holdco, as applicable, or an amount in respect thereof for cash settled LTX-Credence restricted share units, with the number of ordinary shares of Verigy or Holdco, as applicable, subject to such award equal to the number of shares of LTX-Credence common stock subject to the award multiplied by the exchange ratio, rounded down to the nearest whole share. The converted LTX-Credence restricted share units will have the same terms and conditions as were in effect immediately prior to the effective time of the merger, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable LTX-Credence share plan or of any applicable individual agreements.

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Treatment of LTX-Credence Share Plans. Verigy or Holdco, as applicable, will assume the 2010 LTX-Credence Stock Incentive Plan, including the right to issue awards remaining available for grant under such plan. Following the effective time of the merger, all references to a number of shares of LTX-Credence common stock will be changed to reference ordinary shares of Verigy or Holdco, as applicable, and converted to a number of ordinary shares of Verigy or Holdco, as applicable, equal to the product of the number of shares of LTX-Credence common stock multiplied by the exchange ratio, rounded down to the nearest whole share. After the transaction, Verigy or Holdco, as applicable, will be able to grant equity awards under the 2010 LTX-Credence Stock Incentive Plan, to the extent shares are available for grant under the plan.

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Treatment of Verigy Share Options, RSUs and Share Plans. If the Holdco Reorganization occurs, outstanding options to acquire Verigy ordinary shares, restricted share units and Verigy share plans will be assumed by Holdco, with conversion occurring on a one to one basis.

Procedures for Exchange of Certificates

Prior to the completion of the merger, Verigy and/or Holdco, as applicable, will appoint Computershare Investor Services or another institution reasonably satisfactory to LTX-Credence to act as the exchange agent for the purpose of exchanging certificates representing LTX-Credence common stock. As soon as reasonably practicable after completion of the merger, Verigy or Holdco, as applicable, will cause the exchange agent to mail transmittal materials to each holder of record of shares of LTX-Credence common stock, advising each such holder of the effectiveness of the merger and the procedure for surrendering his, her or its share certificates or book entry shares to the exchange agent.

Each holder of a share of LTX-Credence common stock that has been converted into a right to receive the merger consideration, as well as cash for fractional shares, dividends or other distributions payable, will receive the merger consideration upon surrender to the exchange agent of the LTX-Credence stock certificate or, if the stock is uncertificated, the book entry shares of LTX-Credence common stock, together with a letter of transmittal covering such shares and any other documents as the exchange agent may reasonably require.

After completion of the merger, each certificate or book entry share that previously represented shares of LTX-Credence common stock will represent only the right to receive the merger consideration as described above under “—Consideration to be Received in the Merger,” including any cash for fractional shares and dividends or other distributions payable after the completion of the merger. None of the exchange agent, LTX-Credence, Verigy or Holdco will be liable to any holder of shares of LTX-Credence common stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

LTX-Credence shareholders should not send in their LTX-Credence stock certificates until they receive, complete and submit a signed letter of transmittal sent by the exchange agent with instructions for the surrender of LTX-Credence stock certificates.

Holders of LTX-Credence common stock issued and outstanding immediately prior to the effective time of the merger may be entitled to demand appraisal of such shares pursuant to provisions of the Massachusetts Business Corporation Act, or the MBCA. Any dissenting shares will not be converted into or represent the right to receive ordinary shares of Verigy or Holdco, as applicable, but will be canceled and will cease to exist and the holder will cease to have any rights with respect to those shares, except the right to receive the fair value of such shares in accordance with the provisions of the MBCA.

Representations and Warranties

The merger agreement contains customary representations and warranties made by the Verigy Parties, on the one hand, and LTX-Credence, on the other hand, relating to, among other things:

•	organization; standing; charter documents; subsidiaries;

•	capital structure;

•	authority; non-contravention; necessary consents;

•	SEC filings;

•	financial statements;

•	absence of certain changes or events;

•	taxes;

•	intellectual property;

•	compliance;

•	permits;

•	litigation;

•	brokers’ and finders’ fees;

•	transactions with affiliates;

•	employee benefit plans and labor matters;

•	title to properties;

•	environmental matters;

•	contracts;

•	insurance;

•	board approval;

•	opinion of financial advisor;

•	applicability of the Massachusetts takeover statute, representation made by LTX-Credence and not by the Verigy Parties;

•	rights plan;

•	shell company status; and

•	absence of other representations and warranties.

Conduct of Business Pending the Merger

Under the merger agreement, each of LTX-Credence, Verigy and Holdco has agreed to:

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use commercially reasonable efforts to carry on its business in the ordinary course, in substantially the same manner as conducted prior to the date of the merger agreement and in compliance with all applicable laws;

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pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform other material obligations when due, subject to good faith disputes over such obligations; and

•	use commercially reasonable efforts to:

•	preserve intact its present business organization;

•	keep available the services of its present executive officers and key employees; and

•	preserve its relationships with material customers, suppliers, licensors, licensees and others with which it has material business dealings.

The merger agreement also contains a number of specific restrictions on each of the Verigy Parties and LTX-Credence and their respective subsidiaries regarding operations following the execution of the merger agreement, including with respect to:

•	declaring, setting aside or paying any dividends or any other actual, constructive or deemed distribution in respect of any capital stock or splitting, combining or reclassifying any capital stock;

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purchasing, redeeming or otherwise acquiring any shares of its capital stock, other than in connection with the withholding of shares to pay tax withholding obligations and/or exercise or purchase price, or repurchases in connection with the termination of the employment relationship with any employee, in each case, pursuant to stock option, equity award or purchase agreements in effect on the date of the merger agreement, provided that either party may dissolve and/or merge into any of its subsidiaries certain other subsidiaries that are not material to it and its subsidiaries, taken as a whole;

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authorizing for issuance, issuing or selling shares of capital stock or options or other rights to acquire shares of capital stock, other than upon exercise of stock options, settlement of restricted share units, pursuant to employee stock purchase plans or pursuant to routine stock grants;

•	amending organizational documents;

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proposing or adopting a plan of reorganization of it or any of its subsidiaries, provided, that either party may dissolve and/or merge into any of its subsidiaries certain other subsidiaries that are not material to it and its subsidiaries, taken as a whole;

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acquiring any other person or an equity interest therein or any material property or assets in any single transaction or series of related transactions, except for transactions not in excess of $500,000 individually, or $1,000,000 in the aggregate;

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entering into any agreement with respect to any joint venture, strategic partnership or alliance that is material, individually or in the aggregate, to the business of it and its subsidiaries, taken as a whole;

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selling or disposing of any material properties or assets, other than sales in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to the business of it and its subsidiaries, taken as a whole;

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making any loans or capital contributions to any person, other than loans to wholly-owned subsidiaries or loans to employees for travel and entertainment expenses made in the ordinary course of business consistent with past practice;

•	making any material change in accounting principles or practices;

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making or changing any material tax election, filing any material amended tax return or settling or compromising any material tax liability or agreeing to extend any limitation period with respect thereto;

•	materially revaluing any properties or assets, unless required by GAAP or in the ordinary course of business;

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paying or settling any claims or litigation, other than payments that do not exceed $250,000 individually or $500,000 in the aggregate made in the ordinary course of business consistent with past practice, as fully reserved against on its balance sheet, or covered by insurance policies or that does not involve any payment obligation and does not impose any other obligation on such party;

•	waiving the benefits of or amending any confidentiality, standstill or similar agreement to which it is a party or of which it is a beneficiary;

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writing up, writing down or writing off the book value of any assets, individually or in the aggregate, other than in the ordinary course of business consistent with past practice, as may be required by GAAP or otherwise not in excess of $500,000;

•	taking any action to render inapplicable or to exempt any third person from state takeover laws;

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making any material increase in employee compensation, benefits or bonus, other than increases in base salary of less than 3.5% or grants or payments in the ordinary course of business consistent with past practice;

•	making any material increase in the benefits under any of its benefits plans or adopting or amending any benefit plans;

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waiving any stock repurchase rights or accelerating, amending or changing the exercise period of options, restricted shares or restricted share units, other than pursuant to arrangements in effect as of the effective date of the merger agreement;

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entering into any employment, severance, termination or indemnification agreement with any employee or entering into any collective bargaining agreement, other than offer letters in the ordinary course of business consistent with past practice for “at will” employment with compensation of less than $200,000 or severance agreements with non-officer employees in the ordinary course of business consistent with past practice;

•	granting any stock appreciation rights, phantom stock awards or stock related awards other than routine awards;

•	entering into any agreement with employees the benefits of which are contingent on or the terms of which are materially altered upon the occurrence of the transaction;

•	entering into, amending or extending any collective bargaining agreement;

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transferring or licensing to any person, or otherwise materially amending or modifying any rights to, intellectual property, or entering into any agreement to grant or license material future patent rights, other than in the ordinary course of business consistent with past practice;

•	entering into any agreement containing any material non-competition or material exclusivity restrictions on the operation of its business;

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incurring any indebtedness for borrowed money or guaranteeing any indebtedness of another person other than a wholly-owned subsidiary or entering into any arrangement having the economic effect of the foregoing, other than guarantees or letters of credit issued to suppliers in the ordinary course of business, loans or advances to subsidiaries or in connection with the financing of ordinary course trade payables, in each case consistent with past practice;

•	hiring or promoting any officer-level employee or appointing a new member of its board of directors;

•	forgiving any loans of any employee, officer or director;

•	making any capital expenditures other than in the ordinary course of business consistent with past practice and in an amount not in excess of $1,000,000 individually or $7,500,000 in the aggregate;

•	entering into or amending in a materially adverse manner or terminating any material contract, or waiving, releasing or assigning any material rights or claims under a material contract;

•	knowingly taking any action that is intended or would reasonably be expected to result in the closing conditions set forth in the merger agreement not being satisfied;

•	taking any actions that would result in restructuring charges pursuant to GAAP in excess of $250,000;

•	entering into any new material line of business;

•	failing to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date of the merger agreement; or

•	agreeing in writing to take any of the actions described above.

The restrictions described above would not prohibit actions between signing the merger agreement and closing the merger that are listed on a schedule of exceptions and would not prohibit actions for which either Verigy or LTX-Credence has received the written consent of the other party, such consent not to be unreasonably withheld.

Other Agreements

The merger agreement also contains the following agreements that apply during the period beginning with the signing of the merger agreement and ending at the earlier to occur of the effective time of the merger or the termination of the merger agreement:

Joint Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the date of the merger agreement, Verigy, LTX-Credence and Holdco are required to prepare and file with the SEC this joint proxy statement/prospectus relating to the respective shareholders’ meetings of each of Verigy and LTX-Credence, and Verigy and Holdco are obligated to prepare and file with the SEC the registration statement on Form S-4, in which this joint proxy statement/prospectus is included, with respect to the registration of the ordinary shares of Verigy or Holdco, as applicable, issued to the holders of LTX-Credence common stock.

Shareholder Meetings. Promptly after the registration statement is declared effective by the SEC, each of Verigy and LTX-Credence is obligated to call, give notice of and hold a meeting of its shareholders to consider, in the case of Verigy, the issuance of ordinary shares of Verigy to holders of LTX-Credence common stock, the Charter Amendment and the Holdco Reorganization, unless the Holdco Reorganization is validly withdrawn or abandoned in accordance with the provisions of the merger agreement, and, in the case of LTX-Credence, approval of the merger agreement. Unless the merger agreement is terminated, each of Verigy and LTX-Credence is required to hold its shareholders meeting, even if its board of directors has changed its recommendation such that it no longer supports the transaction.

Access to Information. Each of Verigy and LTX-Credence will afford the other party reasonable access during reasonable hours to its properties, books, records and personnel upon reasonable notice and in a manner that does not unreasonably interfere with business operations or result in a violation of any law, fiduciary duty or contract entered into prior to the date of the merger agreement.

Public Disclosure. Each of Verigy and LTX-Credence will consult with the other before issuing, and will provide the other a reasonable opportunity to review, comment upon and concur with, and will use its reasonable best efforts to agree on, any press release or public statement with respect to the merger agreement or the transaction, and subject to certain exceptions will not issue a press release or make any public statement without the prior consent of the other party, which consent will not unreasonably be withheld.

Regulatory Filings; Reasonable Best Efforts. Each of the Verigy Parties and LTX-Credence will use reasonable best efforts to, among other things, cause all of the closing conditions to the merger to be satisfied and to obtain from any governmental entity or other third party any consents or approvals required to close the transaction and make all necessary filings, including those under the Exchange Act, the HSR Act, and any other applicable law, and to resolve any objection that may be raised by any governmental entity. However, neither

Verigy nor LTX-Credence is required to agree to any divestiture, by itself or any of its affiliates, of shares of capital stock or of any business, assets or property of Verigy or its subsidiaries or affiliates, or of LTX-Credence or its subsidiaries or affiliates, in each case that would be material to Verigy after giving effect to the merger agreement or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

Notification of Certain Matters. Each of the Verigy Parties and LTX-Credence will give prompt notice to the other if any representation or warranty made by it in the merger agreement becomes untrue or inaccurate in any material respect, if it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement, if it receives any notice regarding the transaction from a government entity or from any person claiming a material breach of or a material default under a contract, or that such person’s consent is required in connection with the transaction or if any litigation relating to the transaction is commenced after the date of the merger agreement.

Third-Party Consents. Each of Verigy and LTX-Credence must use commercially reasonable efforts to obtain any material consents, waivers and approvals required from third parties for the consummation of the transactions contemplated by the merger agreement, provided that neither party will be obligated to obtain any consents, waivers or approvals that are conditioned upon any material payments or incurrence of other material obligations by such party or any of its subsidiaries.

Form S-8. Verigy or Holdco, as applicable, must file with the SEC, no later than ten business days after the closing of the transaction, a registration statement on Form S-8 for the ordinary shares of Verigy or Holdco, as applicable, issuable upon exercise of options and the conversion of the restricted share units assumed by Verigy or Holdco, as applicable, and will use commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

Verigy Equity Awards. If the Holdco Reorganization is implemented, then at the effective time of the merger, each then outstanding option to purchase Verigy ordinary shares, including Verigy options under the Verigy Employee Shares Purchase Plan, as amended, whether or not exercisable at the effective time and regardless of the respective exercise prices thereof, will be assumed by Holdco. Each Verigy option so assumed by Holdco under the merger agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Verigy option immediately prior to the effective time, including vesting or exercisability provisions, except that each Verigy option will be exercisable, or will become exercisable in accordance with its terms, for the same number of whole Holdco ordinary shares. Each assumed Verigy option will be vested immediately following the effective time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the effective time, except to the extent such Verigy option by its terms in effect prior to the date of the merger agreement and not otherwise amended prior to the effective time provides for acceleration of vesting. As soon as reasonably practicable following the closing date of the merger, Holdco will deliver to each holder of an assumed Verigy option a document evidencing the foregoing assumption of such Verigy option by Holdco.

By virtue of the Holdco Reorganization and without any action by any holders of equity awards, Holdco will assume all Verigy share plans and the Verigy Employee Shares Purchase Plan, as amended, referred to collectively as the Verigy Assumed Plans, with such assumption to be effective at the effective time of the merger. Upon and following the effective time, Holdco will be able to grant share awards, to the extent permissible by applicable legal requirements and applicable stock exchange listing regulations, under the terms of the Verigy Assumed Plans, to issue the reserved but unissued Verigy ordinary shares under such Verigy Assumed Plans and the shares that would otherwise return to the Verigy Assumed Plans pursuant to the terms thereof, except that Verigy ordinary shares covered by such awards will be Holdco ordinary shares and immediately upon the effective time of the merger, all references to a number of Verigy ordinary shares will be changed to reference Holdco ordinary shares. The board of directors of Holdco (or a committee thereof) will, effective as of the effective time of the merger, become the administrator of the Verigy Assumed Plans.

If the Holdco Reorganization occurs, then at the effective time of the merger, each Verigy restricted share unit then outstanding will be assumed by Holdco. Subject to, and in accordance with, the terms of the applicable Verigy stock plan and any applicable award or other agreement, each Verigy restricted share unit will be converted into the right to receive the number of Holdco ordinary shares, or an amount in respect thereof for cash settled Verigy restricted share units, equal to the number of Verigy ordinary shares subject to the Verigy restricted share unit immediately prior to the effective time. Each Verigy restricted share unit will otherwise have the same terms and conditions as were in effect immediately prior to the effective time. Verigy will not take or permit any action that would accelerate vesting, settlement or delivery of any Verigy restricted share unit, except to the extent required by their terms as in effect on the date of the merger agreement. Copies of the relevant agreements governing such Verigy restricted share unit and the vesting thereof have been provided to Holdco.

Directors and Senior Management. Verigy or Holdco (as applicable) will cause, through both appointments and resignations, the board of directors of Verigy or Holdco (as applicable) immediately following the effective time of the merger to consist of:

•	Verigy’s President and Chief Executive Officer;

•	LTX-Credence’s Chief Executive Officer;

•

six additional members of Verigy’s board designated by Verigy (of the seven total Verigy designees, two will have terms expiring in 2012, three will have terms expiring in 2013 and two will have terms expiring in 2014); and

•

four additional members of LTX-Credence’s board designated by LTX-Credence (of the five total LTX-Credence designees, two will have terms expiring in 2012, one will have a term expiring in 2013 and two will have terms expiring in 2014).

•	Verigy’s or Holdco’s board of directors, as applicable, will also cause:

•	Verigy’s President and Chief Executive Officer and LTX-Credence’s Chief Executive Officer to be appointed and serve as Co-Chief Executive Officers of Verigy or Holdco, as applicable;

•	Verigy’s Chief Financial Officer to be appointed Chief Financial Officer of Verigy or Holdco, as applicable;

•	Verigy’s current Chairman to be appointed as the Chairman of the board of Verigy or Holdco, as applicable; and

•	LTX-Credence’s current Chairman to be appointed as the “Lead Independent Director” of the board of Verigy or Holdco, as applicable.

A standing executive committee of the board of Verigy has been formed to, among other functions, facilitate dispute resolution between the Co-CEOs and work with the Co-Chief Executive Officers to ensure that there are efficient relations and communication channels between management and the board of directors.

Co-CEO and Board Protective Provisions. One of the merger-related Charter Amendments will provide that the removal of either of the Co-CEOs prior to the two-year anniversary of closing will require the approval of two-thirds of the members then serving on Verigy’s board. If that Charter Amendment is not approved by the requisite vote of Verigy’s shareholders but the merger of Lobster-1 Merger Corporation with LTX-Credence is completed:

•	Verigy will take all necessary action to cause its board to amend its Corporate Governance Guidelines to reflect the protective provision set forth in the prior sentence; and

•

the Verigy board will consist of five members designated by Verigy, and will include Verigy’s current President and Chief Executive Officer and Chairman of the Board, and four members designated by LTX-Credence, including LTX-Credence’s current President and Chief Executive Officer, divided into classes in the same proportion as outlined under “—Directors and Senior Management” above.

LTX-Credence Convertible Notes. Upon the closing of the merger, Holdco or Verigy, as applicable, will execute a supplemental indenture to the LTX-Credence Indenture dated as of May 26, 2009, between LTX-Credence and The Bank of New York Mellon Trust Company, N.A., as trustee as required under the terms of such Indenture.

Verigy Convertible Notes. If the Holdco Reorganization occurs, Holdco will execute a supplemental indenture to the Verigy Indenture, dated as of July 15, 2009, between Verigy and U.S. Bank National Association, as trustee, as required under the terms of such Indenture.

Selective Capital Reduction. Verigy or Holdco, as applicable, intends to undertake a selective capital reduction to be effected after the effective time of the merger for purposes of effecting an odd-lot reduction program covering holders of 99 or fewer Verigy ordinary shares or Holdco ordinary shares, as the case may be, to return a total amount of up to $35 million to such odd-lot holders; provided however, that the aggregate amount of the capital reduction will be subject to reduction to the extent necessary to prevent the transaction from being subject to tax as a result of the application of Section 367(a) of the Code, as reasonably determined by Wilson Sonsini and WilmerHale. The selective capital reduction is subject to approval by the Singapore High Court, following approval by Verigy’s shareholders. For more information on the selective capital reduction, see “Special Business—Proposal 2—The Selective Capital Reduction” beginning on page 161.

If Verigy’s board of directors reasonably determines that it does not wish to pursue the selective capital reduction, Verigy shall consult with LTX-Credence regarding the reasons for such determination and thereafter Verigy may withdraw or abandon such transaction with the prior written consent of LTX-Credence, which may not be unreasonably withheld, conditioned or delayed.

Conditions to Completion of the Merger

The obligation of each party to complete the merger is subject to the satisfaction or waiver of several conditions set forth in the merger agreement, which are summarized below:

•

if the Holdco Reorganization receives the requisite approvals from holders of Verigy ordinary shares at the Verigy shareholders meeting and the Singapore court, the Holdco Reorganization shall have been consummated prior to consummation of the merger of Lobster-2 Merger Corporation with LTX-Credence;

•	the issuance of ordinary shares of Verigy or Holdco, as applicable, shall have been approved by the shareholders of Verigy or Holdco, as applicable;

•	the merger agreement shall have been approved by LTX-Credence’s shareholders;

•	the absence of certain governmental orders or proceedings that make the transaction illegal or otherwise prohibit the consummation of the transaction;

•

the registration statement shall have been declared effective by the SEC and there shall be no stop orders or proceedings initiated or threatened to suspend the effectiveness of the registration statement;

•	any waiting period under the HSR Act shall have expired or been terminated and satisfaction of any other material foreign antitrust requirements shall have been obtained;

•

Verigy and LTX-Credence shall each have received written tax opinions to the effect that the merger of Lobster-1 Merger Corporation into LTX-Credence (if consummated) will constitute a reorganization within the meaning of Section 368(a) of the Code and U.S. holders will not be subject to tax on the exchange of their LTX-Credence common stock for Verigy ordinary shares in the merger as a result of the application of Section 367(a) of the Code or if the Holdco Reorganization is implemented, that either the merger of Lobster-2 Merger Corporation into LTX-Credence will constitute a reorganization within the meaning of Section 368(a) of the Code or the Combined Transaction will constitute an exchange governed by Section 351 of the Code, and U.S. holders will not be subject to tax on the exchange of their LTX-Credence common stock for Holdco ordinary shares in the merger as a result of the application of Section 367(a) of the Code; and

•

the ordinary shares of Verigy or Holdco, as applicable, to be issued in connection with the merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

The obligation of LTX-Credence to consummate the transaction is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the Verigy Parties contained in the merger agreement shall be true and correct on and as of the date of the closing of the merger except for:

•	failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Verigy and its subsidiaries, taken as a whole;

•	changes expressly required by the merger agreement; and

•	representations and warranties which address matters only as of a particular date;

•

the Verigy Parties shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the date of the closing of the merger; and

•	no material adverse effect on Verigy shall have occurred since the date of the merger agreement and be continuing.

The obligation of the Verigy Parties to consummate the transaction is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of LTX-Credence contained in the merger agreement shall be true and correct on and as of the date of the closing of the merger except for:

•	failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on LTX-Credence and its subsidiaries, taken as a whole;

•	changes expressly required by the merger agreement; and

•	representations and warranties which address matters only as of a particular date;

•

LTX-Credence shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the date of the closing of the merger; and

•	no material adverse effect on LTX-Credence shall have occurred since the date of the merger agreement and be continuing.

The merger agreement provides that any or all of the additional conditions described above may be waived, in whole or in part, by Verigy or LTX-Credence, to the extent legally allowed. Neither Verigy nor LTX-Credence currently expects to waive any material condition to the completion of the merger.

As used in the merger agreement, a material adverse effect on a party is any change, event, development, violation, circumstance or effect, any such item, referred to as an effect, that, individually or when taken together with all other effects that exist at the date of determination of the occurrence of the material adverse effect, has a material adverse effect on the business, operations, assets, including intangible assets, liabilities, capitalization, financial condition or results of operations of such party and its subsidiaries, taken as a whole, provided, that none of the following, alone or in combination, will be deemed to constitute, nor taken into account in determining whether there has been or will be, a material adverse effect:

•

any effect resulting from national, regional or world economic or political conditions, except in any case to the extent such party is materially disproportionately affected thereby as compared to such party’s industry peers;

•	conditions in the semiconductor industry, and effects therein, except to the extent such party is materially disproportionately affected thereby as compared to such party’s industry peers;

•	any effect resulting from actions required to be taken by the parties pursuant to the terms of the merger agreement, subject to certain exceptions;

•	any effect attributable to the announcement, performance or pendency of the transaction or the other transactions contemplated by the merger agreement;

•

a change in the stock price or trading volume of such entity, or any failure of such entity to meet published revenue or earnings projections, provided that this exception shall not exclude any underlying effect which may have caused such change in stock price or trading volume or failure to meet internal or published revenue or earnings projections;

•

any adverse effect resulting from any act of terrorism, war, national or international calamity, force majeure or any other similar event, except in either case to the extent such party is materially disproportionately affected thereby as compared to such party’s industry peers;

•	any effect resulting from or relating to any change in generally accepted accounting requirements or principles; or

•	any effect resulting from changes in legal requirements, except to the extent such party is materially disproportionately affected thereby as compared to such party’s industry peers.

No Solicitation

The merger agreement contains customary “no solicitation” provisions, subject to a “fiduciary exception,” requiring each of Verigy and LTX-Credence not to, and not to permit its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents or other representatives to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal;

•

participate or engage in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to or for the purpose of facilitating, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any acquisition proposal;

•

terminate, amend, release or authorize the release of any person or entity from or expressly waive any confidentiality, “standstill” or similar agreement under which it has any rights, or fail to enforce in all material respects each such agreement at the request of Verigy, in the case of an agreement under which LTX-Credence has any rights, or LTX-Credence, in the case of an agreement under which Verigy has any rights;

•

take any action to render inapplicable, or to exempt any third person from, any legal requirement that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock;

•	publicly approve, endorse or recommend any acquisition proposal relating to LTX-Credence or Verigy, respectively;

•

enter into any letter of intent or similar contract contemplating or otherwise relating to any acquisition proposal or transaction contemplated thereby, other than a confidentiality agreement in connection with a superior offer; or

•	propose publicly or agree to any of the foregoing with respect to an acquisition proposal relating to LTX-Credence or Verigy, respectively.

In addition, the recipient of any acquisition proposal must notify the other party promptly, and in any event within one business day, of the receipt of an acquisition proposal, the material terms and conditions of such acquisition proposal and the identity of the person making the acquisition proposal and provide the other party with a copy of all materials provided in connection with the acquisition proposal. After such notice, the recipient of any acquisition proposal must also keep the other party informed in all material respects of the status and details of the acquisition proposal.

Despite the foregoing nonsolicitation provision, either party may respond to an unsolicited, bona fide acquisition proposal from a third party that its board has in good faith concluded, following consultation with its outside legal counsel and its financial advisor, is or is reasonably likely to lead to a superior offer, but only:

•	if such party has not breached its nonsolicitation obligations under the merger agreement in connection with such superior offer;

•	such party’s shareholders meeting has not occurred; and

•	to the extent its board concludes in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties.

Permissible responses include:

•	furnishing nonpublic information to the third party making such acquisition proposal, provided that:

•

at least forty-eight hours prior to furnishing any such nonpublic information to such party, it gives the other party to the merger agreement written notice of its intention to furnish such nonpublic information and the identity of the person making the acquisition proposal and a copy of all written and electronic materials provided in connection with such acquisition proposal;

•

it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such third party on LTX-Credence’s or Verigy’s behalf, as the case may be, the terms of which are at least as restrictive as the terms contained in the confidentiality agreement between Verigy and LTX-Credence, provided that such agreement need not contain any standstill provisions; and

•	contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to the other party to the merger agreement; and

•

engaging in negotiations with the third party with respect to the acquisition proposal, provided that at least forty-eight hours prior to entering into negotiations with such third party, it gives the other party to the merger agreement written notice of such party’s intention to enter into negotiations with such third party.

As used in the merger agreement, an acquisition proposal means, with respect to LTX-Credence or Verigy, any transaction or series of related transactions involving any:

•

acquisition or purchase from a party by any person or “group,” as defined in or under Section 13(d) of the Exchange Act, directly or indirectly, of a 15% or greater interest in the total outstanding equity interests or voting securities of such party, or any tender offer or exchange offer that if consummated would result in any person or “group” beneficially owning 15% or more of the total outstanding equity interests or voting securities of a party;

•

acquisition or purchase of 50% or more of any class of equity or other voting securities of one or more subsidiaries of a party the business(es) of which, individually or in the aggregate, generate or constitute 15% or more of the net revenue, net income or assets of such party and its subsidiaries, taken as a whole;

•

merger, consolidation, business combination or other similar transaction involving a party or one or more of its subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute 15% or more of the net revenue, net income or assets of such party and its subsidiaries, taken as a whole, pursuant to which the shareholders of such party or such subsidiary or subsidiaries, as applicable, immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction;

•

sale, lease, other than in the ordinary course of business, exchange, transfer, license, other than in the ordinary course of business, acquisition or disposition of assets of a party or its subsidiaries that generate or constitute 15% or more of the net revenue, net income or assets of such party and its subsidiaries, taken as a whole;

•

liquidation, dissolution, recapitalization or other significant corporate reorganization of a party or one or more of its subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute 15% or more of the net revenue, net income or assets of such party and its subsidiaries, taken as a whole; or

•	combination of the foregoing.

The merger agreement contains a “fiduciary exception,” pursuant to which, in response to the receipt of a superior offer (described below) that has not been withdrawn, the board of Verigy or LTX-Credence, as the case may be, may change its recommendation to its shareholders, if all of the following conditions are met:

•	its shareholders’ meeting has not occurred;

•

it provides the other party with written notice of its intention to change its recommendation at least five business days prior to a change, which must state the material terms and conditions of the superior offer and the identity of the person making the superior offer and that it intends to change its recommendation and the manner in which it intends to do so;

•	it provides the other party with the opportunity to meet and discuss modification of the terms of the merger agreement so that the superior offer may no longer constitute a superior offer;

•

either on or before the expiration of the five business day period following the party’s notice of the change of recommendation, the other party to the merger agreement does not make a matching bid in a written, binding offer or, following receipt of a matching bid, the board of Verigy or LTX-Credence, as the case may be, determines in good faith, after consultation with outside counsel and its financial advisor, and after taking into account the matching bid, that the superior offer continues to be a superior offer;

•

it concludes in good faith, following consultation with its outside legal counsel, that, in light of such superior offer and after taking into consideration the matching bid, if any, the failure of the board to change its recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable law; and

•	it has not breached any of its nonsolicitation or recommendation obligations under the merger agreement in connection with such superior offer.

In addition, at any time prior to obtaining shareholder approval, the board of Verigy or LTX-Credence, as the case may be, may, in response to a material development or change in circumstances occurring, arising or coming to the attention of the board after the date of the merger agreement, and not relating to any acquisition proposal, change its recommendation if the board has concluded in good faith, after consultation with its outside legal advisors, that, in light of such intervening event, the failure of the board to change its recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable law, provided that the other party is provided the opportunity to meet and discuss the basis of the change in recommendation and that after such discussions (and any modifications to the terms and conditions of the merger agreement), the board has concluded in good faith, after consultation with its outside legal advisors, that failure to effect the change of its recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable law.

A superior offer with respect to Verigy or LTX-Credence means an unsolicited, bona fide written offer made by a third party to acquire all or substantially all of the assets of such party or 100% of the total outstanding voting securities of such party, on terms that the board has in good faith concluded (following consultation with its outside legal counsel and its financial adviser), taking into account, among other things, the legal, financial, regulatory and other aspects of the offer and the person making the offer and the strategic and other benefits of the transaction, as well as any binding counter-offer or proposal made by the other party:

•	is reasonably capable of being consummated on the terms proposed;

•	if consummated on such terms would result in a transaction that is more favorable to such party’s shareholders than the terms of the merger agreement; and

•	is not subject to financing contingencies, and if financing is required, then such financing is fully committed to the third party making the acquisition proposal.

Termination of the Merger Agreement

Either Verigy or LTX-Credence may terminate the merger agreement and the transaction may be abandoned at any time prior to the effective time of the merger if:

•	the parties mutually agree in writing;

•

the closing of the transaction does not occur on or before July 15, 2011, except that a party may not terminate under this provision if the party was the principal cause of the failure of the transaction to occur on or before such date;

•	a nonappealable final governmental order or ruling permanently prevents or makes illegal the consummation of the transaction despite reasonable best efforts by the terminating party;

•	LTX-Credence’s shareholders do not approve the merger agreement despite a duly convened meeting of LTX-Credence’s shareholders; or

•	Verigy’s shareholders do not approve the issuance of ordinary shares of Verigy or Holdco, as applicable, and the Charter Amendment despite a duly convened meeting of Verigy’s shareholders.

Verigy may terminate the merger agreement if:

•	a triggering event, as described below, with respect to LTX-Credence shall have occurred; or

•

LTX-Credence breaches any of its representations, warranties, covenants or agreements in a manner that causes the closing conditions regarding its representations, warranties and covenants not to be satisfied after a 30-day cure period.

LTX-Credence may terminate the merger agreement if:

•	a triggering event with respect to Verigy shall have occurred; or

•

any of the Verigy Parties breaches any of its representations, warranties, covenants or agreements in a manner that causes the closing conditions regarding its representations, warranties and covenants not to be satisfied after a 30-day cure period.

Under the merger agreement, a triggering event with respect to Verigy or LTX-Credence, as the case may be, will occur if:

•

its board for any reason changes its recommendation regarding, in the case of Verigy, approval of the issuance of ordinary shares of Verigy or Holdco, as applicable, and the Charter Amendments or, in the case of LTX-Credence, the approval of the merger agreement;

•

it fails to include in this joint proxy statement/prospectus the recommendation of its board in favor of, in the case of Verigy, approval of the issuance of ordinary shares of Verigy or Holdco, as applicable, and the Charter Amendment or, in the case of LTX-Credence, the approval of the merger agreement;

•	its board approves or recommends any acquisition proposal;

•

it enters into any letter of intent or similar document or any agreement accepting any acquisition proposal, other than a confidentiality agreement permitted pursuant to the exceptions to the parties’ nonsolicitation obligations;

•

a tender or exchange offer relating to its securities is commenced by a person or entity unaffiliated with the other party to the merger agreement and it does not send to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first made, a statement disclosing that the board of such party recommends rejection of such tender or exchange offer;

•	it publicly announces its intention to do any of the foregoing; or

•	it knowingly commits a material breach of its obligations under the non-solicitation provision of the merger agreement.

Effect of Termination

In the event of the termination of the merger agreement as described in “—Termination of the Merger Agreement” above, the merger agreement will be of no further force or effect, except:

•	designated provisions of the merger agreement, including, if applicable, the termination fees described below, will survive termination;

•	each party will remain liable for damages for any fraud in connection with, or any intentional or willful breach of, the merger agreement; and

•

termination of the merger agreement will not affect the obligations of the parties contained in their confidentiality agreement, which will survive termination of the merger agreement in accordance with its terms.

Termination Fees

LTX-Credence will be required to pay Verigy a termination fee of $15,000,000 if the merger agreement is terminated:

•	by Verigy as a result of a triggering event with respect to LTX-Credence; or

•

by LTX-Credence or Verigy as a result of the failure to close the transaction on or before July 15, 2011 or the failure to obtain the approval of LTX-Credence’s shareholders and, after the date of the merger agreement and prior to the termination of the merger agreement, any acquisition proposal with respect to LTX-Credence has been made known to LTX-Credence or publicly disclosed and not withdrawn, or any person shall have publicly announced an intention, whether or not conditional, to make an acquisition proposal which is not withdrawn and an acquisition, as described below, of LTX-Credence is consummated or LTX-Credence enters into an agreement providing for an acquisition of LTX-Credence within 12 months following the termination of the merger agreement.

Verigy will be required to pay LTX-Credence a termination fee of $15,000,000 if the merger agreement is terminated:

•	by LTX-Credence as a result of a triggering event with respect to Verigy; or

•

by Verigy or LTX-Credence as a result of the failure to close the transaction on or before July 15, 2011 or the failure to obtain the approval of Verigy’s shareholders and, after the date of the merger agreement and prior to the termination of the merger agreement, any acquisition proposal with respect to Verigy has been made known to Verigy or publicly disclosed and not withdrawn, or any person shall have publicly announced an intention, whether or not conditional, to make an acquisition proposal which is not withdrawn and an acquisition of Verigy is consummated or Verigy enters into an agreement providing for an acquisition of Verigy within 12 months following the termination of the merger agreement.

For purposes of the termination fee provisions, an acquisition of either party means the transactions contemplated by an acquisition proposal, other than the merger agreement, except that references to “15%” in the definition of acquisition proposal are deemed to be “50%.” See “—No Solicitation” above.

Expenses

All fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such fees and expenses whether or not the merger is completed except that Verigy and LTX-Credence will share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, which will be paid by the party incurring such fees or expenses, incurred in relation to:

•

the printing and filing with the SEC of this joint proxy statement/prospectus, including any preliminary materials related thereto, and the registration statement, including financial statements and exhibits, and any amendments or supplements thereto; and

•	the filing fee for the notification and report forms filed under the HSR Act and premerger notification and report forms filed under similar applicable laws of non-U.S. jurisdictions.

Employee Matters

The merger agreement provides that, following completion of the merger, Verigy or Holdco, as applicable, will, or will cause the surviving corporation in the merger to, recognize the prior service with LTX-Credence or its subsidiaries of each employee of LTX-Credence or its subsidiaries as of the time the merger was completed in connection with all employee benefit plans, programs or policies, including vacation, of Verigy or Holdco, as applicable, or its affiliates in which LTX-Credence employees are eligible to participate following the effective time of the merger, for purposes of eligibility, but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or vesting of or eligibility for future equity based awards, or to the extent that such recognition would result in duplication of benefits. Following completion of the merger, Verigy, Holdco or the surviving corporation in the merger agreed to provide LTX-Credence employees health and welfare benefits pursuant to employee benefit plans, programs, policies or arrangements maintained by Verigy, Holdco, the surviving corporation, or any subsidiary of Verigy or Holdco that provide coverage and benefits that are no less favorable in the aggregate than those provided to employees of LTX-Credence immediately preceding the effective time of the merger, which comparable coverage will continue until at least the earlier of December 31, 2011 or such time as the LTX-Credence employees are provided with coverage and benefits that are no less favorable in the aggregate than those provided to persons with Verigy holding comparable positions. From and after the effective time of the merger, Verigy or Holdco, as applicable, will, or will cause the surviving corporation, to use commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods, to the extent that such waiting periods would be inapplicable, taking into account service with LTX-Credence, under any group health plans of Verigy, Holdco or its affiliates to be waived with respect to LTX-Credence employees and their dependents to the extent waived under the corresponding plan in which such LTX-Credence employees participated immediately prior to the effective time of the merger or, if more favorable, the plan in which they participate after the effective time of the merger.

Indemnification and Insurance

The merger agreement provides that, following completion of the merger, Verigy or Holdco, as applicable, will indemnify LTX-Credence’s and its subsidiaries’ current and former directors and officers, referred to as the indemnified parties, for all damages and other expenses relating to their status as a director or officer of LTX-Credence, or any of its subsidiaries, according to the indemnification provisions of LTX-Credence’s articles of organization and bylaws in effect on the date the merger agreement was executed. Verigy or Holdco, as applicable, also agreed to, and to cause the surviving corporation to fulfill and honor, to the fullest extent permitted by law, all of LTX-Credence’s existing indemnification obligations to each indemnified party.

The merger agreement also provides that the articles of organization and bylaws of the surviving corporation will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the indemnified parties as those contained in the articles of organization and bylaws of LTX-Credence as in effect on the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of indemnified parties, unless such modification is required by law.

The merger agreement provides that Verigy or Holdco, as applicable, will cause to be maintained for a period of six years after the effective time of the merger, the current directors’ and officers’ liability insurance maintained by LTX-Credence covering those persons who were covered by such insurance as of the date of the merger agreement for events occurring at or prior to the effective time of the merger, including for acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated by the merger agreement, to the extent that such acts or omissions are covered by LTX-Credence’s current insurance, on terms and in amounts at least as favorable to such persons as provided in such insurance; provided, however, that in no event will the surviving corporation be required to expend in any one year in excess of 200% of the annual premium currently paid by LTX-Credence for such coverage, and to the extent the annual premium would exceed 200% of the annual premium currently paid by LTX-Credence for such coverage, Verigy or Holdco, as applicable, will cause the surviving corporation to maintain the maximum amount of coverage as is reasonably available for such 200% of such annual premium. To the extent that a six year “tail” policy to extend LTX-Credence’s existing insurance is available at or prior to the completion of the merger such that the lump sum payment for such coverage does not exceed 250% of the annual premium currently paid by LTX-Credence for such coverage, LTX-Credence may, at its option, obtain such “tail” policy. In the event that LTX-Credence purchases such “tail” policy prior to the completion of the merger, Verigy will not take any action to cause the “tail” policy to cease to be in full force and effect and such “tail” policy will satisfy Verigy’s insurance obligations.

Amendment; Extension and Waiver

Subject to applicable laws, the merger agreement may be amended by the parties, by action taken or authorized by their respective board of directors, at any time before or after approval of the matters presented in connection with the merger agreement and the merger by the shareholders of the Verigy Parties and LTX-Credence, except that, after such approval, no amendment may be made which by applicable laws or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further shareholder approval.

At any time before completion of the merger, any party to the merger agreement, by action taken or authorized by its board of directors, may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided, however, that the merger will be governed by the laws of the Commonwealth of Massachusetts, the issuance of ordinary shares of Verigy or Holdco, as applicable, and the Holdco Reorganization, if effected, will be governed by the laws of the Republic of Singapore and the laws of a particular party’s jurisdiction of incorporation will govern such party’s fiduciary obligations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Verigy and LTX-Credence, giving effect to the merger as if it had been consummated on October 31, 2010, and the unaudited pro forma condensed combined statement of operations for the year ended October 31, 2010 combines the historical statements of operations of Verigy and LTX-Credence, giving effect to the merger as if it had occurred on November 1, 2009. The statement of operations of LTX-Credence used for the fiscal year ended October 31, 2010 is based on LTX-Credence operating results for the full year ended July 31, 2010. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations beyond a 12 month period. There were no significant intercompany transactions between Verigy and LTX-Credence as of the dates and for the periods of these pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical audited consolidated financial statements and accompanying notes of Verigy and LTX-Credence, which have been incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed at the dates indicated. Certain reclassification adjustments have been made to conform the historical reported balances to the pro forma condensed combined financial statement presentation.

The unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting with Verigy treated as the acquiring entity. Accordingly, consideration paid by Verigy to complete the merger with LTX-Credence will be allocated to LTX-Credence’s assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Additionally, a final determination of the fair value of LTX-Credence’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of LTX-Credence that exist as of the date of completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed, and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. Verigy, with the assistance of an independent appraisal firm, estimated, on a preliminary basis, the fair value of LTX-Credence’s assets and liabilities based on discussions with LTX-Credence’s management, due diligence and information presented in public filings. Until regulatory approvals are received under the HSR Act, both companies are limited in their ability to share information. Therefore, information necessary for complete valuations is not available and, accordingly, management has used its best estimates based upon information currently available. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of LTX-Credence that will exist on the date of completion. Increases or decreases in the fair value of certain balance sheet amounts including property and equipment, deferred revenue, liabilities and intangibles will result in adjustments to the balance sheet and/or statement of operations. There can be no assurance that the final determination of the fair value will not result in material changes from the initial estimates of the fair value of LTX-Credence’s assets and liabilities.

Verigy expects to incur significant costs associated with integrating Verigy’s and LTX-Credence’s businesses. The unaudited pro forma condensed combined financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities.

VERIGY LTD.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year ended October 31, 2010

(In millions, except share and per share amounts)

	Historical Verigy LTD. Fiscal Year Ended October 31, 2010	Historical LTX-Credence Fiscal Year Ended July 31, 2010	Historical Combined	Pro Forma Adjustments		Pro Forma Combined
Net revenue:
Products	$409	$174	$583	$(4)	(a)	$579
Services	130	45	175	4	(a)	179

Total net revenue	539	219	758	—		758
Cost of sales:
Cost of products	193	97	290	(30)	(b)	260
Cost of services	87	—	87	30	(b)	124
				7	(c)

Total cost of sales	280	97	377	7		384
Operating expenses:
Engineering and product development	—	49	49	(49)	(c)	—
Research and development	96	—	96	20	(c)	116
Selling, general and administrative	131	45	176	22	(c)	201
				3	(d)
Amortization of purchased intangible assets	—	10	10	34	(e)	44
Restructuring charges	3	2	5	—		5
Goodwill impairment	5	—	5	—		5

Total operating expenses	235	106	341	30		371
Income from operations	24	16	40	(37)		3
Interest income and other	4	2	6	—		6
Interest expense	(8)	(3)	(11)	—		(11)
Gain on extinguishment of debt, net	—	3	3	—		3
Impairment of investments	(1)	—	(1)	—		(1)

Income before income taxes	19	18	37	(37)		—
Provision for income taxes	3	—	3	—		3

Net income (loss)	$16	$18	$34	$(37)		$(3)

Net income (loss) per share—basic:	$0.26	$0.40				$(0.03)
Net income (loss) per share—diluted:	$0.26	$0.39				$(0.03)
Weighted average shares (in thousands):
Basic:	59,567	45,198		47,424	(f)	106,991
Diluted:	59,905	46,036		47,086	(f)	106,991

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

VERIGY LTD.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of October 31, 2010

(In millions, except share amounts)

	Historical Verigy LTD. October 31, 2010	Historical LTX-Credence July 31, 2010	Historical Combined	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$296	$75	$371	$(1)	(g)	$370
Short-term marketable securities	135	18	153	—		153
Trade accounts receivable, net	94	47	141	—		141
Inventory	85	21	106	22	(h)	128
Other current assets	47	5	52	2	(i)	54

Total current assets	657	166	823	23		846
Property, plant and equipment, net	45	26	71	(6)	(j)	65
Long-term marketable securities	38	—	38	—		38
Goodwill	13	43	56	251	(k)	307
Other intangibles, net	1	12	13	204	(l)	217
Other long-term assets	63	1	64	—		64

Total assets	$817	$248	$1,065	$472		$1,537

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-tem debt	$—	$1	$1	$(1)	(g)	$—
Accounts payable	69	17	86	—		86
Employee compensation and benefits	35	—	35	10	(m)	45
Deferred revenue, current	44	8	52	(1)	(n)	51
Income taxes and other taxes payable	6	—	6	1	(o)	7
Other current liabilities	18	29	47	10	(p)	57

Total current liabilities	172	55	227	19		246
Long-term liabilities:
Convertible senior notes	138	—	138	—		138
Income taxes payable	18	—	18	6	(q)	24
Other long-term liabilities	60	17	77	(6)	(q)	71

Total liabilities	388	72	460	19		479

Shareholders’ equity
Ordinary shares, no par value; 60,015,188 and 58,841,248 issued and outstanding at October 31, 2010		2	2	(2)	(r)	—
Additional paid in capital	449	752	1,201	(107)	(r)	1,094
Accumulated deficit	(7)	(578)	(585)	562	(r)	(23)
Accumulated other comprehensive loss	(13)	—	(13)	—		(13)

Total shareholders’ equity	429	176	605	453		1,058

Total liabilities and shareholders’ equity	$817	$248	$1,065	$472		$1,537

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

VERIGY LTD.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

On November 18, 2010, Verigy and LTX-Credence jointly announced the execution of the merger agreement. The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Verigy and LTX-Credence, after giving effect to the merger and adjustments described in these notes, and are intended to reflect the impact of the merger on Verigy.

The statement of operations for LTX-Credence used for the fiscal year ended October 31, 2010 pro forma presentation is based on LTX-Credence’s operating results for the full year ended July 31, 2010.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of Verigy’s and LTX-Credence’s operations.

The unaudited pro forma condensed combined balance sheet reflects the merger as if it was completed on October 31, 2010 and includes pro forma adjustments for preliminary valuations of LTX-Credence’s certain tangible and intangible assets and lease obligations assumed. These adjustments are subject to further adjustment as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined statement of operations reflect the merger as if it had been completed on November 1, 2009.

As part of the merger transaction, the Verigy board of directors has authorized an odd-lot share cancellation program, referred to in this joint proxy statement/prospectus as the selective capital reduction, that will result in the cancellation of approximately four percent of Verigy’s current outstanding shares, from shareholders holding 99 or fewer shares of the combined company following the merger. In addition, Verigy’s board of directors has authorized an annual stock repurchase program of up to 10 percent of the Verigy’s current outstanding shares, effective for approximately 12 months following the approval by Verigy’s shareholders. The repurchases are expected to be funded from available cash and short-term investments. Neither the odd-lot share cancellation program nor the annual stock repurchase program are considered factually supportable at this time and therefore have not been reflected in the unaudited pro forma condensed combined financial statements.

LTX-Credence has historically recorded a full valuation allowance on all of its deferred tax assets since it was more-likely-than not that such assets would not be realized. Following the merger, Verigy will need to assess whether a valuation allowance should be recorded on the deferred tax assets of the combined company, including those deferred tax assets that did not have an allowance in the accounts of Verigy before the merger. In accordance with the requirements of ASC 805, “Business Combinations,” any change in the valuation allowance of Verigy would be reflected in the income tax provision in the reporting period that includes the business combination. As of October 31, 2010, Verigy had net deferred tax assets of $59 million.

Pursuant to the terms of severance agreements of certain named executive officers, Verigy will provide cash severance and acceleration of unvested equity upon completion of the merger. The impact of these benefits has been reflected in the unaudited pro forma condensed combined balance sheet, but are not included in the unaudited condensed combined statement of operations because the transactions are not expected to have a significant ongoing impact in excess of twelve months. However, expense related to the benefits will increase selling, general and administrative expense during the year subsequent to the merger.

The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $642 million. This amount was derived from the estimated number of Verigy ordinary shares to be issued of approximately 47 million, based on the outstanding shares of LTX-Credence common stock, stock options and restricted stock on November 16, 2010, the assumed exchange ratio of 0.960 per each LTX-Credence share, and the closing price of Verigy’s ordinary shares as of December 13, 2010 of $13.43 per share. A one dollar increase or decrease will change the purchase price by approximately $48 million. The actual number of newly issued ordinary shares of Verigy to be delivered in connection with the merger will be based upon an exchange ratio derived from the actual number of LTX-Credence and Verigy shares issued and outstanding when the merger is completed. LTX-Credence stock options and restricted stock will be exchanged for Verigy stock options and restricted shares and the price per share will be adjusted for the assumed exchange ratio of 0.960.

The following is a summary of the preliminary estimate of the purchase price:

	(In millions, except exchange ratio and share data)
Estimated number of LTX-Credence shares to be acquired (in thousands)	49,400
Multiplied by the assumed exchange ratio	0.96

Number of ordinary shares of Verigy to be issued to the holders of LTX-Credence common stock (in thousands)	47,424
Multiplied by the assumed price per Verigy ordinary share	$13.43	$637

Estimated fair value of outstanding LTX-Credence stock options to be exchanged for Verigy stock options (calculated using the Black-Scholes option pricing model)(1)		5

Estimated purchase price		$642

For purposes of this pro forma analysis, the above purchase price has been allocated based on a preliminary estimate of the fair value of net assets acquired.

(In millions)
Allocation of purchase consideration
Net book value of assets acquired	$176
Less: impact to accumulated deficit for transaction related costs incurred by LTX-Credence	(8)
Less: write-off of existing LTX-Credence goodwill and intangible assets	(55)

Adjusted net book value of assets acquired as of October 31, 2010	$113

Remaining allocation
Identifiable intangible assets(2)(4)	$216
Increase property and equipment to fair value(4)	7
Decrease deferred revenue to fair value(4)	1
Increase in inventory(4)	11
Goodwill	294

Estimated purchase price	$642

(1)	The fair value of LTX-Credence options that will be issued in exchange for Verigy options was estimated by using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective market assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates. The estimate used in the pro-forma condensed combined financial statements is based upon the fair value of unvested LTX-Credence share-based awards as of November 16, 2010. The fair value of awards exchanged will be determined based upon the Black-Scholes option pricing model on the date the merger is consummated, based upon the fair value of the Verigy ordinary shares at that time. The closing price of Verigy’s ordinary shares as of December 13, 2010 of $13.43 per share was used to estimate the fair value of Verigy options and restricted share awards issued upon the conversion of LTX-Credence stock options and restricted stock awards.

(2)

Sufficient information is not available at this time to provide specifics with regard to individual products, valuation methods and appraisal methods. Under the HSR Act and other relevant laws and regulations, before the closing of the merger, there are significant limitations regarding the extent to which Verigy can learn about specific products currently marketed by LTX-Credence and development projects that are underway.

For purposes of the unaudited pro forma condensed combined financial statements, the estimated allocation to acquired identifiable intangible assets is expected to be within, but not limited to, the following general categories:

•	currently-marketed products, including patented and unpatented as well as, core and completed technology

•	customer and distributor relationships

•	trademarks and trade names

•	backlog

The unaudited pro forma condensed combined financial statements include estimated identifiable intangible assets, with a fair value aggregating $216 million. Included within this amount is acquired in-process research and development assets with a total current estimated fair value of $20 million, which are considered to be indefinite lived. The remaining $196 million in identifiable intangible assets will be amortized based on the pattern in which the economic benefits of the intangible assets are consumed. The current estimated weighted average useful life of identified intangible assets is five years. Independent valuation advisors were used to assist with the estimate of the identifiable intangible asset value. The estimated identifiable intangible asset value is primarily based on information and assumptions developed by Verigy management, certain publicly available information, and discussions with LTX-Credence’s management. The amount of purchase price allocated to intangible assets, as well as the associated useful lives, may increase or decrease and could materially affect the amount of pro forma amortization expense. The final valuation is expected to be completed within 12 months after the completion of the merger.

In accordance with the requirements of ASC 350, “Intangibles—Goodwill and Other” any goodwill and acquired indefinite-lived intangible assets associated with the merger will not be amortized.

(3)	Certain charges will be recorded subsequent to the merger that, under purchase accounting, may or may not be treated as part of the purchase price. For example, following the acquisition, Verigy will need to assess whether a valuation allowance should be recorded on the deferred tax assets of the combined company, including those deferred tax assets that did not have an allowance in the accounts of Verigy before the merger. In accordance with the requirements of ASC 805, “Business Combinations,” any change in the valuation allowance of Verigy would be reflected in the income tax provision in the reporting period that includes the business combination. As of October 31, 2010, Verigy had net deferred tax assets of $59 million.

(4)	The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $642 million. This amount was derived from the estimated number of Verigy ordinary shares to be issued of approximately 47 million, based on the outstanding shares of LTX-Credence common stock, stock options and restricted stock on November 16, 2010, the assumed exchange ratio of 0.96 per each Verigy share, and the closing price of Verigy’s ordinary shares as of December 13, 2010 of $13.43 per share.

Upon completion of the fair value assessment after the merger, Verigy anticipates that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Note 2. Pro Forma Adjustments (amounts in millions, except share amounts)

(a)	Reclassify a portion of LTX-Credence’s product revenue to service revenue to conform to Verigy’s presentation.

(b)	Reclassify a portion of LTX-Credence’s cost of products to cost of services to conform to Verigy’s presentation.

(c)	Reclassify certain expenses historically recorded within engineering and product development by LTX-Credence to cost of services, research and development, and selling, general and administrative to conform to Verigy’s presentation.

(d)	Record the following adjustments to selling, general and administrative:

Depreciation recorded on property and equipment step-up in fair value	$2
To eliminate the impact of transaction-related costs incurred	(1)
To eliminate share-based compensation expense recognized by LTX-Credence	(4)
To record share-based compensation expense related to Verigy share-based awards assumed	6

Total	$3

(e)	Record the following adjustments to amortization of purchased intangible assets:

Eliminate pre-existing amortization reflected in LTX-Credence’s financial statements	$(10)
Record amortization of fair value of purchased intangible assets	44

Total	$34

Pro forma amortization expense for the twelve months ended October 31, 2010, was recorded based on the pattern in which the economic benefits of the intangible assets are consumed. The current estimate is a weighted average useful life of identifiable intangible assets of five years. The table below does not include amortization for in-process research and development which has an estimated fair value of $20 million as these assets are classified as indefinite lived until the successful completion or abandonment of the associated research and development efforts.

Amortization expense based on the pattern in which the economic benefit of the intangible assets are consumed for each of the succeeding five years would approximate:

Year Ended October 31,
2011	$40
2012	40
2013	39
2014	11
2015	11
Thereafter	11

Total	$152

(f)	Pro forma basic net income per share and pro forma diluted net income per share is calculated by dividing the pro forma combined net income by the pro forma weighted average shares outstanding. A reconciliation of the shares used to calculate Verigy’s historical basic and diluted net income per share data to the shares used to calculate the pro forma basic and diluted net loss per share data is presented below:

	Basic	Diluted
	(in thousands)
Verigy’s historical weighted average shares	59,567	59,905
Less potentially dilutive shares as the effect would be antidilutive	—	(338)
Shares expected to be issued in connection with the merger agreement have been included in the computation of weighted average shares as if they were issued on November 1, 2009	47,424	47,424

Total	106,991	106,991

(g)	Record the required payment of the LTX-Credence short term debt upon merger or acquisition as required by the debt agreement. The related reduction in interest expense was immaterial.

(h)	Adjustments to inventory consist of the following:

To record the difference in book value and fair value of inventory acquired in the merger	$11
Reclassification of spares inventory from property and equipment to inventory to conform to Verigy’s presentation. See note (j) below	13
Reclassification of contract manufacturer deposit from inventory to other assets to conform to Verigy’s presentation. See note (j) below	(2)

Total	$22

The step up in inventory will not have a significant ongoing impact in excess of twelve months, so it is not reflected in the unaudited pro forma condensed combined statement of operations. However, the increased carrying value of inventory will increase cost of sales and decrease net income during the year subsequent to the completion of the merger.

(i)	Reclassify a contract manufacturer deposit from inventory to other assets to conform to Verigy’s presentation. See note (h) above.

(j)	Adjustments to property, plant and equipment consist of the following:

To record difference in book value and fair value of property, plant and equipment acquired in the merger	$7
Reclassification of spares inventory from property, plant and equipment to inventory to conform to Verigy’s presentation. See note (h) above.	(13)

Total	$(6)

The step up in property, plant and equipment relates primarily to machinery and equipment, which has a current estimated weighted average useful life of approximately five years that will be depreciated on a straight-line basis. The amount of purchase price allocated to tangible assets, as well as the associated useful lives, may increase or decrease and could materially affect the amount of pro forma depreciation expense to be recorded in the combined statement of operations.

(k)	Adjustments to goodwill consist of the following:

To eliminate pre-existing goodwill reflected in LTX-Credence’s financial statements	$(43)
Estimated goodwill after purchase price allocation	294

Total	$251

(l)	Pro forma adjustments to intangible assets consists of the following:

Elimination of pre-existing LTX-Credence intangible assets	$(12)
Estimated fair value of acquired intangible assets	216

Total	$204

For purposes of preparing the pro forma financial statements, the initial purchase price has been allocated to intangible assets as follows:

Developed technology	$114
Customer and distributor relationships	75
Backlog	4
Trademarks	3
In-process research and development	20

Total identifiable intangible assets	$216

(m)	Reclassify a portion of LTX-Credence’s other current liabilities to employee compensation and benefits to conform to Verigy’s presentation.

(n)	Adjust deferred revenue, current for step-down in book value to fair value. Fair value estimates the cost of the servicing of acquired service contracts with a normal profit margin to meet the remainder of the obligations under such contracts. Because this adjustment will not have a significant ongoing impact in excess of twelve months, it is not reflected in the unaudited pro forma condensed combined statement of operations. However, this deferred revenue adjustment will reduce revenue and net income for the twelve months subsequent to the completion of the merger.

(o)	Reclassify a portion of LTX-Credence’s other current liabilities to income taxes and other taxes payable to conform to Verigy’s presentation.

(p)	Adjustments to other current liabilities consist of the following:

Reclassification from other current liabilities to employee compensation and benefits to conform to Verigy’s presentation. See note (m) above	$(10)
To accrue transaction-related costs	19
To accrue transaction-related compensation	2
Reclassification from other current liabilities to income taxes and other taxes payable to conform to Verigy’s presentation. See note (o) above	(1)

Total	$10

(q)	Reclassify a portion of LTX-Credence’s other long-term liabilities to long-term income taxes payable to conform to Verigy’s presentation.

(r)	Adjustments to shareholders’ equity represents the elimination of LTX-Credence’s historical shareholders’ equity and the issuance of approximately 47 million Verigy ordinary shares upon completion of the merger. The value of the Verigy ordinary shares to be issued is approximately $642 million based on the assumed exchange ratio of 0.96 per each Verigy ordinary share, and the closing price of Verigy’s ordinary shares as of December 13, 2010 of $13.43 per share. Also reflected is an adjustment to record the estimated fair value of outstanding LTX-Credence stock options to be exchanged for Verigy stock options (calculated using the Black-Scholes stock option pricing model).

Adjustments to additional paid in capital consist of the following:

Eliminate LTX-Credence additional paid-in capital	$(752)
Estimated fair value of shares and stock options to be exchanged	642
Restricted share grants that will be accelerated and released in connection with the severance agreement with an employee.	3

Total	$(107)

Adjustments to accumulated deficit consist of the following:

Eliminate LTX-Credence accumulated deficit	$578
Restricted share grants that will be accelerated and released in connection with the severance agreement with an employee.	(3)
To record the impact to accumulated deficit for transaction-related costs accrued incurred by Verigy	(11)
To record the impact to accumulated deficit for transaction-related compensation accrued. See note (p) above	(2)

Total	$562

The recording of $3 million in unamortized cost in connection with the acceleration and release of an employee’s restricted shares is reflected entirely within equity on the pro forma condensed combined balance sheet and has no net impact to total equity. The adjustment is not reflected in the unaudited pro forma condensed combined statement of operations because it will not have an ongoing impact in excess of twelve months.

INFORMATION ABOUT THE COMPANIES

Verigy Ltd.

Verigy provides advanced semiconductor test systems and solutions used by leading companies worldwide in design validation, characterization, and high-volume manufacturing test. Verigy offers scalable platforms for a wide range of system-on-chip (SOC) test solutions, and memory test solutions for Flash, DRAM including high-speed memories, as well as multi-chip packages (MCP). Verigy also provides advanced analysis tools that accelerate design debug and yield ramp processes.

Verigy was incorporated in Singapore on January 23, 2006. Verigy’s principal offices are located at No. 1 Yishun Ave 7, Singapore 768923, and the address of its principal US subsidiary is 10100 North Tantau Avenue, Cupertino, California 95014. Verigy’s telephone number at its US location is (408) 864-2900. Verigy’s home page on the Internet is www.verigy.com. For more information on Verigy, see “Where You Can Find More Information” on page 262.

LTX-Credence

LTX-Credence is a global provider of ATE solutions designed to deliver value through innovation enabling customers to implement best-in-class test strategies to maximize their profitability. LTX-Credence addresses the broad, divergent test requirements of the wireless, computing, automotive and entertainment market segments, offering a comprehensive portfolio of technologies, the largest installed base in the Asia-Pacific region, and a global network of strategically deployed applications and support resources.

LTX-Credence was incorporated in Massachusetts in 1976. LTX-Credence’s principal offices are located at 1355 California Circle, Milpitas, California 95035 and its telephone number is (408) 635-4300. LTX-Credence’s home page on the Internet is www.ltxc.com. For more information on LTX-Credence, see “Where You Can Find More Information” on page 262.

Verigy Holding Co. Ltd. (Holdco)

Verigy Holding Co. Ltd., referred to throughout this joint proxy statement/prospectus as Holdco, is a public company limited by shares that was independently incorporated as a shelf company and subsequently purchased by nominees of Verigy for the purpose of effecting the Holdco Reorganization with Verigy. As of the date of this joint proxy statement/prospectus, Verigy Holding Co. Ltd. has two ordinary shares issued and outstanding, held by two nominees of Verigy. Verigy Holding Co. Ltd. has no assets or business operations, and not engaged in any activity since its formation other than activities related to the merger and the Holdco Reorganization.

Verigy Holding Co. Ltd. was incorporated in Singapore on March 12, 2010, originally under the name Alisier Limited. Verigy Holding Co. Ltd.’s principal offices are located at No. 1 Yishun Ave 7, Singapore 768923 and its telephone number is +65 6755-2033.

Lobster-1 Merger Corporation and Lobster-2 Merger Corporation

Each of Lobster-1 Merger Corporation and Lobster-2 Merger Corporation was incorporated in Massachusetts on November 2, 2010 for the purpose of effecting the merger whether or not the Holdco Reorganization is implemented. Lobster-1 Merger Corporation is wholly-owned by Verigy and has not engaged in any activity since its formation, other than activities related to the merger. If the Holdco Reorganization is not implemented, Lobster-1 Merger Corporation will merge with and into LTX-Credence, with LTX-Credence continuing as the surviving company and a wholly-owned subsidiary of Verigy. Lobster- 2 Merger Corporation is wholly-owned by Holdco and has not engaged in any activity since its formation, other than activities related to the merger. If the Holdco Reorganization is implemented, Lobster-2 Merger Corporation will merge with and into LTX-Credence, with LTX-Credence continuing as the surviving corporation and a wholly-owned subsidiary of Holdco.

DESCRIPTION OF ORDINARY SHARES OF VERIGY

We have summarized below the material terms of Verigy’s ordinary shares. The following description of the material terms of Verigy’s ordinary shares does not purport to be complete and is qualified in its entirety by reference to: Verigy’s current Articles of Association; Verigy’s New Articles of Association, which are attached to this joint proxy statement/prospectus as Annex E and are referred to throughout this joint proxy statement/prospectus as the Charter Amendments; the Singapore Companies Act effected by the Singapore Companies (Amendment) Act 2005, referred to as the Companies Act; and the applicable provisions of Singapore law. All references within this section to ordinary shares mean the ordinary shares of Verigy unless otherwise noted.

Ordinary Shares

Verigy’s share capital consists of ordinary shares, with no par value per ordinary share. In accordance with the provisions of the Companies Act, Singapore companies no longer have an authorized share capital. There is a provision in Verigy’s Articles of Association to enable it in specified circumstances to issue shares with preferential, deferred or other special rights or restrictions as Verigy’s board of directors may determine, subject to the provisions of the Companies and Verigy’s Articles of Association. All ordinary shares presently issued are fully paid and existing shareholders are not subject to any calls on ordinary shares. Verigy cannot, except in the circumstances permitted by the Companies Act, grant any financial assistance for the acquisition or proposed acquisition of Verigy’s own ordinary shares.

New Shares

Under applicable Singapore law, new shares may be issued only with the prior approval from Verigy’s shareholders in a general meeting. General approval may be sought from Verigy’s shareholders in a general meeting for the issue of shares. Approval, if granted, will lapse at the earlier to occur of:

•	the conclusion of the next annual general meeting; or

•	the expiration of the period within which the next annual general meeting is required by law to be held.

Subject to this approval, the provisions of the Companies Act and Verigy’s Articles of Association, all new shares are under the control of the board of directors who may allot and issue or cause to be allotted and issued, new shares to such persons on such terms and conditions and for such consideration (if any) as they may think fit to impose.

Shareholders

Only persons who are registered in Verigy’s Register of Members are recognized as shareholders and absolute owners of the ordinary shares. Verigy may close the Register of Members for any time or times, but the register may not be closed for more than 30 days in any calendar year. Closure is normally made for the purpose of determining shareholders’ entitlement to receive dividends and other distributions and would, in the usual case, not exceed ten days.

Transfer of Ordinary Shares

Subject to applicable securities laws and Verigy’s Articles of Association, Verigy’s ordinary shares are freely transferable. The board of directors may decline to register any transfer of ordinary shares to a transferee who is known by the board of directors to be an infant or a person of unsound mind, but the board of directors is not required to enquire into the age or soundness of mind of any transferee. Shares may be transferred by a duly signed instrument of transfer in a form approved by the board of directors. The board of directors may, in its sole discretion, decline to register any transfer unless, among other things, the instrument of transfer is in respect to only one class of shares and it is presented for registration together with a certificate of payment of stamp duty (if any), and the share certificate and other evidence of title as the board of directors may require. Verigy will replace lost or destroyed certificates for shares upon notice to it and upon, among other things, the applicant furnishing evidence and indemnity as the board of directors may require.

Re-election of Directors

Under Article 42 of Verigy’s current Articles of Association, at each annual general meeting, one-third of the directors, or, if their number is not a multiple of three, then the number nearest to but not less than one-third of the directors, are required to retire by rotation from office. The directors required to retire in each year are those who have been in office longest since their last re-election or appointment. As between persons who became or were last re-elected directors on the same day, those required to retire are (unless they otherwise agree among themselves) determined by lot. Retiring directors are eligible for re-election.

If the Charter Amendments are approved, under Article 42 of Verigy’s New Articles of Association, directors will be divided into three classes as nearly equal in size as practicable, designated Class I, Class II and Class III. The board of directors may assign directors already in office to such classes at the time such classification becomes effective. The initial Class I Directors shall retire at Verigy’s annual general meeting held in the calendar year 2012. The initial Class II Directors shall retire at the annual general meeting held in the calendar year 2013. The initial Class III Directors shall retire at the annual general meeting held in the calendar year 2014. At each annual general meeting, commencing with the annual general meeting held in the calendar year 2012 and continuing every year thereafter, successors elected by the members at the annual general meeting to replace any departing directors of the particular class that is set to retire at the annual general meeting, and any retiring director that is re-elected shall retire at the third consecutive annual general meeting held after their election, but not until his or her respective successor shall have been contemporaneously elected. Each retiring director shall be eligible for re-election subject to certain limited exceptions.

Notwithstanding any of the above, Section 153 of the Companies Act provides that with respect to any director 70 years of age or older, the provisions relating to the rotation and retirement of directors pursuant to the class system shall not apply. A director who is of or over the age of 70 years shall instead be up for re-election every year at each annual general meeting.

Shareholders’ Meetings

Verigy is required to hold an annual general meeting in each calendar year. Under Verigy’s Articles of Association, any general meeting other than the annual general meeting is called an “extraordinary general meeting.” The board of directors may convene an extraordinary general meeting whenever they think fit. The board of directors must convene an extraordinary general meeting upon the written request of shareholders, as provided by the Companies Act.

Unless otherwise required by law or by Verigy’s Articles of Association, voting at general meetings is by ordinary resolution, requiring the affirmative vote of a simple majority of the votes cast at a meeting of which at least fourteen days’ written notice is given. An ordinary resolution suffices, for example, for appointments of directors. A special resolution, requiring an affirmative vote of a majority of not less than 75% of the votes cast at a general meeting of which not less than 21 days’ written notice specifying the intention to propose the resolution as a special resolution has been duly given, is necessary for certain matters under Singapore law, such as an amendment of Verigy’s Articles of Association. Accordingly, this voting threshold will apply to approval of the Charter Amendments.

Voting Rights

At any general meeting, any proposed resolution will be decided by shareholder vote. A vote is taken in the manner and as the chairman of the meeting directs, and the result of the vote becomes the resolution of the meeting at which the vote was taken. The chairman may, and if requested must, appoint scrutineers, and may adjourn the meeting to some place and time fixed by him or her for the purpose of declaring the result of the shareholder vote. Each shareholder entitled to vote may vote in person or by proxy, and every shareholder has one vote for each share the shareholder holds.

Dividends

The board of directors may from time to time pay the shareholders dividends as appear to be justified by the profits of the company. No dividend may be paid except out of Verigy’s profits. Except as otherwise may be provided in special rights as to dividends specified in the terms of issue of any ordinary shares, all dividends are paid pro rata among the shareholders. To date, Verigy has not declared any cash dividends on Verigy’s ordinary shares.

Bonus and Rights Issues

In a general meeting, Verigy’s shareholders may, upon the recommendation of the Board,

•	issue bonus shares for which no consideration is payable to Verigy, to the shareholders in proportion to their shareholdings; and/or

•	capitalize any reserves or profits and distribute them as bonus shares to the shareholders in proportion to their shareholdings.

The board of directors may also issue to shareholders rights to take up additional shares, in proportion to their shareholdings. These rights are subject to any conditions attached to the issue and the regulations of any stock exchange on which the ordinary shares are listed.

Takeovers

The acquisition of Verigy’s ordinary shares is regulated by the Securities and Futures Act and the Singapore Code on Take-overs and Mergers.

Under the Singapore Code on Take-overs and Mergers, where:

•

any person acquires whether by a series of transactions over a period of time or not, shares which (taken together with shares held or acquired by persons acting in concert with him) carry 30% or more of the voting rights of a company, or

•

any person who, together with persons acting in concert with him, holds not less than 30% but not more than 50% of the voting rights and such person, or any person acting in concert with him, acquires in any period of six months additional shares carrying more than 1% of the voting rights, such person is required to extend a mandatory take-over offer for the remaining voting shares of the company. The Securities Industry Council is empowered to waive compliance with this requirement.

Subject to certain exceptions, a mandatory offer made must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or any person acting in concert with him for voting rights of the offeree company during the offer period and within six months prior to its commencement.

Liquidation or Other Return of Capital

The board of directors has the power on behalf of Verigy to present a petition to the court for Verigy to be liquidated or dissolved. If Verigy is liquidated or dissolved, the liquidator may, in accordance with a special resolution of passed by Verigy, divide among the shareholders the whole or any part of Verigy’s assets (whether they consist of property of the same kind or not), and may set such value as the liquidator deems fair for any property so divided. The liquidator may also determine how to divide the assets among the shareholders, or among different classes of shareholders. Further, the liquidator may delegate the duty to divide all or any part of the assets to one or more trustees, who will administer the assets for the benefits of the shareholders. However, no shareholder will be forced to accept any shares or other securities if is any liability attached to such shares or other securities.

Indemnity

As permitted by the laws of Singapore, Verigy’s Articles of Association provide that, subject to the Companies Act, every director, managing director, secretary and other officer of the company and its subsidiaries and affiliates, will be indemnified by Verigy against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor or in which he or she is acquitted or in connection with any application under the Companies Act in which relief is granted to him or her by the court.

Limitations on Rights to Hold or Vote Ordinary Shares

Except as discussed above under “Takeovers,” there are no limitations imposed by the laws of Singapore or by Verigy’s Articles of Association on the right of non-resident shareholders to hold or vote ordinary shares.

Transfer Agent

Verigy’s transfer agent is Computershare Trust Company, N.A., 250 Royall Street, Canton MA, 02021.

DESCRIPTION OF ORDINARY SHARES OF HOLDCO

If the Holdco Reorganization is approved and implemented, the rights of Holdco shareholders will be identical to the rights of Verigy shareholders described above under the heading “Description of Ordinary Shares of Verigy.” After giving effect to the Charter Amendments, Verigy’s New Articles of Association will be identical to Holdco’s Articles of Association. Verigy’s New Articles of Association are attached to this joint proxy statement/prospectus as Annex E.

COMPARISON OF SHAREHOLDER RIGHTS

Upon consummation of the merger, the former shareholders of LTX-Credence, a Massachusetts corporation, will receive ordinary shares of Verigy or Holdco, as applicable, in exchange for their LTX-Credence common stock, and will become shareholders of Verigy or of Holdco, both of which are companies incorporated under the laws of Singapore. Applicable Singapore law as well as Verigy’s or Holdco’s Memorandum and Articles of Association, as the case may be, will govern the rights of former LTX-Credence shareholders as holders of Verigy or Holdco ordinary shares. As discussed in the section above, “Description of Ordinary Shares of Holdco,” the share capital and rights and privileges of the shareholders of Verigy and Holdco are identical. If the Holdco Reorganization is approved, the former Verigy shareholders will have identical rights and privileges as shareholders of Holdco, and whether the LTX-Credence shareholders receive ordinary shares of Verigy or of Holdco in the merger, their rights and privileges as shareholders will be the same as well in either case. Accordingly, for purposes of this section, Verigy and Holdco are referred to together as Verigy/Holdco and unless otherwise indicated, the information provided below assumes that all of the Charter Amendments are adopted.

The following is a summary of certain material differences between (i) the rights of LTX-Credence shareholders under applicable Massachusetts law and LTX-Credence’s Articles of Organization and Bylaws, in each case as currently in effect and (ii) the rights of Verigy/Holdco shareholders under applicable Singapore law and Verigy/Holdco’s Articles of Association in the case of Verigy as currently in effect. The following summary does not purport to be a complete statement of the provisions affecting, and the differences between, the rights of LTX-Credence shareholders and the rights of Verigy/Holdco shareholders. The following summary is qualified in its entirety by reference to applicable Massachusetts law, LTX-Credence’s Articles of Organization and Bylaws, applicable Singapore law and Verigy/Holdco’s Memorandum and Articles of Association. Verigy has filed its Memorandum and Articles of Association with the SEC and has attached its proposed amended Memorandum and New Articles of Association (containing the Charter Amendments) as Annex E to this joint proxy statement/prospectus. LTX-Credence has filed its Articles of Organization and Bylaws with the SEC. See the section entitled “Where You Can Find More Information,” beginning on page 262 of this joint proxy statement/prospectus. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist.

For purposes of the chart below, the Massachusetts Business Corporation Act, which applies to LTX-Credence, is referred to as the MBCA. The Singapore Companies Act effected by the Singapore Companies (Amendment) Act 2005 is referred to as the Companies Act.

LTX-Credence	Verigy/Holdco

AUTHORIZED CAPITAL STOCK OR SHARE CAPITAL
LTX-Credence is authorized to issue 150,000,000 shares of common stock, par value $0.05 per share. LTX-Credence is not authorized to issue shares of preferred stock.	Verigy/Holdco’s share capital consists of ordinary shares, with no par value per ordinary share. In accordance with the amendments to the Companies Act, the authorized share capital has been abolished. There is a provision in Verigy/Holdco’s Articles of Association to enable it in specified circumstances to issue shares with preferential, deferred or other special rights or restrictions and for such consideration as Verigy/Holdco’s directors may determine, subject to the provisions of the Companies Act and Verigy/Holdco’s Articles of Association.

LTX-Credence	Verigy/Holdco

BOARD AUTHORITY TO ISSUE SHARES
Under applicable Massachusetts law, the board of directors has authority to issue authorized shares of capital stock. LTX-Credence’s Articles of Organization may be amended to authorize additional shares for issuance only if such amendment is adopted by the board of directors and approved by the holders of a majority of the outstanding shares of common stock entitled to vote on such amendment.

Under applicable Singapore law, new shares may be issued only with the prior approval from Verigy/Holdco’s shareholders in a general meeting. General approval may be sought from Verigy/Holdco’s shareholders in a general meeting for the issue of shares. Approval, if granted, will lapse at the earlier to occur of:

•    the conclusion of the next annual general meeting; or

•    the expiration of the period within which the next annual general meeting is required by law to be held.

Subject to this approval, the provisions of the Companies Act and Verigy/Holdco’s Articles of Association, directors may allot and issue, or cause to be allotted or issued, new shares to such persons on such terms and conditions and with the rights and restrictions as they may think fit to impose.

AMENDMENT TO THE GOVERNING DOCUMENTS

Under the MBCA, all amendments to a corporation’s articles of organization require adoption by the board of directors and approval by holders of at least two-thirds of a corporation’s outstanding shares, except that amendments to a corporation’s articles of organization may be made with the approval of only a majority of the corporation’s outstanding shares in connection with (1) an increase or reduction in the corporation’s capital stock of any class or series then authorized, (2) a change in the corporation’s authorized shares into a different number of shares or the exchange thereof pro rata for a different number of shares of the same class or series or (3) a change of the corporation’s name.

Under the MBCA, the power to make, amend or repeal bylaws shall be in the shareholders. If authorized by the articles of organization, or by the bylaws pursuant to authorization in the articles, the board of directors may also make, amend or repeal bylaws in whole or in part, except with respect to any provision thereof which by virtue of an express provision in this chapter, the articles of organization, or the bylaws, requires action by the shareholders. LTX-Credence’s Bylaws provide that the Bylaws may be altered, amended or repealed by a majority of the directors, except with respect to any provision which Bylaw, by the Articles of Organization or by the Bylaws themselves requires action by the shareholders.

Under applicable Singapore law, Verigy/Holdco’s objects clauses, which detail the purposes and powers of a company, contained in its Memorandum of Association may be altered or amended and new Articles of Association of Verigy/Holdco may be adopted by the affirmative vote by at least 75% of the shares voting on at a meeting. Verigy/Holdco’s board of directors has no right to amend the objects clauses contained in Verigy/Holdco’s Memorandum of Association.

LTX-Credence	Verigy/Holdco

NUMBER AND QUALIFICATION OF DIRECTORS
The MBCA provides that the board of directors of a Massachusetts corporation shall consist of one or more directors as specified or fixed by the corporation’s articles of organization or by-laws, except that if the corporation has more than one shareholder, the number of directors shall not be less than three, except that whenever there shall be only two shareholders, the number of directors shall not be less than two. LTX-Credence’s by-laws provide that the number of directors will be not less than three, unless there are only two shareholders or one shareholder of LTX-Credence. LTX-Credence currently has eight directors.

Under Verigy’s current Articles of Association and subject to the provisions of the Companies Act, there will be at least one director who is ordinarily resident in Singapore, and unless otherwise determined by the shareholders at a general meeting, not more than nine. Verigy’s board of directors currently consists of nine directors. If the proposed merger-related Charter Amendment pertaining to the expansion of the board is approved by the Verigy shareholders, the limit on the maximum number of directors, currently fixed at nine, will be removed and the Verigy board of directors will determine the number of directors who may be on the board.

Under Verigy/Holdco’s Articles of Association and subject to the provisions of the Companies Act, the number of directors may not be less than two, but the maximum number is unlimited. Holdco’s board of directors currently consists of three directors and if the Holdco Reorganization is approved, will consist of twelve directors.

CLASSIFICATION OF BOARD OF DIRECTORS
The MBCA permits, but does not require, a Massachusetts corporation to have a classified board of directors. LTX-Credence’s by-laws provide that the directors of LTX-Credence are divided into three classes (Class I, Class II and Class III) as nearly equal in size as possible with staggered three-year terms. The terms of office of Class I, Class II and Class III directors will expire at LTX-Credence’s annual meetings in 2011, 2012 and 2013, respectively. At each annual election of directors, the directors chosen to succeed those whose terms have then expired are identified as being of the same class as the directors they succeed and are elected for a term expiring at the third succeeding annual election of directors.

Singapore law permits, but does not require, a Singapore corporation to have a classified board of directors. Under Verigy’s current Articles of Association and subject to the provisions of the Companies Act, one-third of the directors of Verigy (or if their number is not a multiple of 3, the number nearest to but not less than one-third) shall retire from office by rotation based on who has been longest in office since their last re-election or appointment and so that as between persons who became or were last re-elected directors on the same day, those to retire shall (unless they otherwise agree among themselves) be determined by lot.

Under Verigy/Holdco’s Articles of Association and subject to the provisions of the Companies Act, the directors of Verigy / Holdco will be divided into three classes (Class I, Class II and Class III) as nearly equal in size as possible with staggered three-year terms. The board of directors of Verigy/Holdco will be able to assign directors to each of these classes at the time the classification becomes effective. The terms of office of Class I, Class II and Class III directors will expire at Holdco’s annual general meetings in 2012, 2013 and 2014, respectively. At each annual election

LTX-Credence	Verigy/Holdco
of directors, commencing with the annual general meeting held in the calendar year 2012, the directors chosen to succeed those whose terms have then expired are identified as being of the same class as the directors they succeed and are elected for a term expiring at the third succeeding annual election of directors.

CUMULATIVE VOTING
Under the MBCA, shareholders do not have a right to cumulate their votes for directors unless the articles of organization so provide. LTX-Credence’s Articles of Organization do not provide for cumulative voting.	Verigy/Holdco’s shareholders do not have any cumulative voting rights. An ordinary resolution is required to approve the re-election, or as the case may be, the re-appointment of the directors. A simple majority of the shares voting at the annual general meeting is required to approve an ordinary resolution.

FILLING VACANCIES ON THE BOARD OF DIRECTORS
Under the MBCA, unless the articles of organization or the section of the MBCA governing staggered terms for directors provide otherwise, if a vacancy occurs on a board of directors, including a vacancy resulting from an increase in the number of directors: (1) the shareholders may fill the vacancy; (2) the board of directors may fill the vacancy; or (3) if the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office. LTX-Credence’s Bylaws provide that in the event of a vacancy in the board, including a vacancy resulting from an increase in the number of directors, such vacancy may be filled solely by the affirmative vote of a majority of the remaining directors (even though less than a quorum). Directors so chosen will hold office the next election of the class for which the directors were chosen and until their successors are elected or qualified.	Under Verigy/Holdco’s Articles of Association, shareholders may in any general meeting appoint another person in place of a director removed from office. Any director so appointed shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, and until a successor is contemporaneously elected. In addition, under Verigy/Holdco’s Articles of Association, the board of directors has the power, at any time, to appoint any person to be a director either to fill a casual vacancy or as an additional director, provided that the total number of directors does not at any time exceed the maximum number of directors fixed by Verigy/Holdco’s Articles of Association. Any person so appointed will only hold office for the remainder of the full term of the class of directors at which the vacancy occurred, and until a successor is contemporaneously elected.

REMOVAL OF DIRECTORS
Pursuant to LTX-Credence’s by-laws, LTX-Credence directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the outstanding shares of LTX-Credence’s capital stock entitled to vote in the election of directors or a majority of directors then in office.	Under Verigy/Holdco’s Articles of Association, directors may be removed only by ordinary resolution of the shareholders, in accordance with the provisions of the Companies Act.

LTX-Credence	Verigy/Holdco

SPECIAL MEETINGS OF THE BOARD
Pursuant to LTX-Credence’s Bylaws, LTX-Credence directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the outstanding shares of LTX-Credence’s capital stock entitled to vote in the election of directors or a majority of directors then in office.	There is no concept of special meetings of the board of directors under the Companies Act. Under Verigy/ Holdco’s Articles of Association, the directors may meet together at any time for the adoption of business, adjourn and otherwise regulate their meetings as they see fit. The chairman or two or more directors may at any time summon a meeting of directors.

ACTION BY WRITTEN CONSENT OF SHAREHOLDERS
Under the MBCA, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting and by written consent if the action is taken either by all shareholders entitled to vote on the action or, to the extent permitted by the articles of organization, by shareholders having not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting. LTX-Credence’s Articles of Organization do not expressly permit action by written consent to be taken by shareholders having not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting.

Under Verigy/Holdco’s Articles of Association and subject to the provisions of the Companies Act, a written resolution signed by every registered shareholder has the same effect and validity as an ordinary resolution passed at a duly convened, held and constituted general meeting of shareholders.

SPECIAL OR EXTRAORDINARY GENERAL MEETINGS OF SHAREHOLDERS
The MBCA provides that a corporation shall call a special meeting of its shareholders if the holders of at least 40% of all the votes entitled to be cast on any issue to be considered at the proposed special meeting sign, date and deliver to the corporation’s secretary one or more written demands. LTX-Credence’s by-laws provide that a special meeting can be called by the President or by the board of directors and shall be called by the Secretary, or in the case of the death, absence, incapacity or refusal of the Secretary, by any other officer, if the holders of at least 40% of all the votes entitled to be cast on any issue to be considered at the proposed special meeting deliver a written application.	Under the Companies Act and Verigy/Holdco’s Articles of Association, Verigy/Holdco is required to hold an annual general meeting in each calendar year. Verigy/Holdco’s Articles of Association provide that any general meeting other than the annual general meeting is called an “extraordinary general meeting.” The board of directors may convene an extraordinary general meeting whenever they think fit, and they must also do so upon the written request of shareholders representing not less than one-tenth of the paid-up capital as at the date of the deposit of the written request (disregarding paid-up capital held as treasury shares) that carries the right of voting at general meetings. In addition, two or more shareholders holding not less than one-tenth of the total number of issued shares of Verigy/Holdco (excluding treasury shares) may call a meeting of Verigy/Holdco’s shareholders.

LTX-Credence	Verigy/Holdco

SHAREHOLDER PROPOSALS AND NOMINATIONS
To be timely under the MBCA and LTX-Credence’s Bylaws, advance written notice of a shareholder’s nomination of a person to serve as a director of LTX-Credence must be delivered to the secretary of LTX-Credence at its principal executive offices, not less than 60 days prior to the annual meeting, together with such information concerning the identity, background and experience of the nominee as the board of directors may require and any other information which would be required in a proxy statement soliciting proxies for election of such nominee as a director of the corporation.	Under Verigy/Holdco’s Articles of Association, no person other than a director whose term expires or who retires at the meeting shall, unless recommended by the board of directors for election, be eligible for appointment as a director at any general meeting unless, not less than 120 days before the date of the notice provided to shareholders in connection with the previous year’s annual general meeting, there shall have been lodged at the registered office of Verigy/Holdco, a written notice signed by a shareholder or shareholders (other than the person to be proposed for appointment) who (a) are qualified to attend and vote at the meeting for which such notice is given, (b) individually or together hold in aggregate at least 5% of the total number of issued shares of Verigy/Holdco (excluding treasury shares) outstanding at the time the notice is given (referred to as the Prescribed Threshold), and (c) have held shares representing the Prescribed Threshold for a continuous period of at least one year prior to the date on which such notice is given. To be effective, the notice relating to the nomination of a director must be accompanied by a notice in writing signed by the person to be proposed giving his consent to the nomination and signifying his candidature for the office.

INDEMNIFICATION AND LIMITATION ON PERSONAL LIABILITY

The MBCA permits a corporation to indemnify a director or officer for reasonable expenses incurred in connection with any proceeding arising because he is a director or officer of the corporation. LTX-Credence’s Bylaws provide that LTX-Credence shall indemnify each director and officer against judgments, fines, settlement payments and expenses incurred in connection with any claim made by reason of his or her having been a director or officer of LTX-Credence. LTX-Credence’s Bylaws also authorize LTX-Credence to enter into agreements with its directors and officers to provide for indemnification of such persons to the maximum extent permitted by law. LTX-Credence’s Bylaws additionally provide that no indemnification will be provided if a final adjudication determines that the indemnified person is not entitled to indemnification.

As permitted by the MBCA, LTX-Credence’s Bylaws provide for payment of expenses incurred by a director

As permitted by the laws of Singapore, Verigy/Holdco’s Articles of Association provide that, subject to the Companies Act, Verigy/Holdco’s directors, chief executive officer, secretary and officers will be indemnified by Verigy/Holdco against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is given in their favor, or in which they are acquitted or in connection with any application under the Companies Act, in which relief is granted by the court. Directors and officers may not be indemnified by Verigy/Holdco against any liability which by law would otherwise attach to them relating to any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to Verigy/Holdco.

LTX-Credence	Verigy/Holdco
or officer in defending an action in advance of the final disposition of the proceeding, but only if the director or officer undertakes to repay the amount if it is determined that such person is not entitled to indemnification.

APPRAISAL/DISSENTERS’ RIGHTS
The MBCA provides that dissenters’ right of appraisal are only available in connection with (1) mergers if shareholder approval is required or if the corporation is a subsidiary that is merged with its parent, unless shareholders are receiving cash or marketable securities as consideration; (2) share exchanges to which the corporation is a party as the corporation whose shares will be acquired and the shares being received are not marketable securities; (3) sales of all or substantially all of the assets (other than certain redemptions, dissolutions, liquidations and court-ordered sales); (4) certain amendments to the articles of organization that materially and adversely affect rights in respect of a dissenter’s shares; and (5) certain corporate conversions.	There are no equivalent provisions in Singapore under the Companies Act.

INSPECTIONS OF SHAREHOLDERS LIST
Under the MBCA, after fixing a record date for a shareholders’ meeting, a corporation must prepare a list of shareholders who are entitled to notice of the meeting. The shareholders list must be available for inspection by any shareholder, beginning two business days after notice is given of the meeting for which the list was prepared and continuing through the meeting at the corporation’s principal office or at a place identified in the meeting notice in the city where the meeting will be held; or on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting. A shareholder, his agent, or attorney is entitled on written demand to inspect the list during regular business hours and at his expense, during the period it is available for inspection. The corporation shall make the shareholders list available at the meeting, and any shareholder or his agent or attorney is entitled to inspect the list at any time during the meeting or any adjournment.	Under the Companies Act, a Singapore company’s register of members and index is required to be open to the inspection of any member without charge and of any other person on payment for each inspection of one Singapore dollar or a lower amount as determined by the company.

LTX-Credence	Verigy/Holdco

DIVIDENDS, DISTRIBUTIONS AND REPURCHASE OF SHARES
Under the MBCA, subject to restrictions in a corporation’s articles of organization, a distribution of dividends may be made by a corporation unless, after giving effect to the distribution, the corporation would not be able to pay its existing and reasonably foreseeable debts, liabilities and obligations, whether or not liquidated, matured, asserted or contingent, as they become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of organization permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

In an annual general meeting, Verigy/Holdco’s shareholders may declare dividends, but no dividend will be payable in excess of the amount recommended by the directors. The directors may also declare an interim dividend. No dividend may be paid except out of Verigy/Holdco’s profits. Except as otherwise may be provided in special rights as to dividends specified in the terms of issue of any ordinary shares (no such ordinary shares currently being in issue), all dividends are paid pro rata among the shareholders. To date, Verigy/Holdco has not declared any cash dividends on Verigy/Holdco’s ordinary shares and has no current plans to pay cash dividends in the foreseeable future.

Verigy/Holdco’s Articles of Association provide that subject to the provisions of the Companies Act, Verigy/Holdco may purchase or otherwise acquire its ordinary shares on such terms and in such manner as Verigy/Holdco may think fit. Any shares so purchased or acquired by Verigy/Holdco may be (i) held as treasury shares in accordance with the Companies Act or cancelled and (ii) held or dealt with by Verigy/Holdco in such manner as may be permitted by, and in accordance with, the Companies Act. On any cancellation of the shares, the rights and privileges attached to those shares will expire. Verigy/Holdco may not, except as provided in the Companies Act, grant any financial assistance for the acquisition or proposed acquisition of its own ordinary shares.

DUTIES OF DIRECTORS; TRANSACTIONS WITH OFFICERS AND DIRECTORS

Under the MBCA, a Massachusetts director is required to discharge his or her duties: (1) in good faith; (2) with the care that a person in a like position would reasonably believe appropriate under similar circumstances; and (3) in a manner the director reasonably believes to be in the best interests of the corporation.

In determining what the director reasonably believes to be in the best interests of the corporation, directors are permitted to consider:

•   the interests of the corporation’s employees, suppliers, creditors and customers;

•   the economy of the state, region and nation;

•   community and societal considerations; and

Under Singapore law, directors have a fiduciary duty to: (1) act in good faith; (2) act in the best interests of the company; and (3) at all times to act honestly and to use reasonable diligence in the discharge of the duties of his or her office.

Additionally, directors must consider the interests of the company as a whole. A director’s duties are not owed to shareholders specifically.

Under Singapore law, directors must disclose to the board any time:

•   the director has an interest in a transaction with the company; or

•   the director holds any office or possesses any property which directly or indirectly

LTX-Credence	Verigy/Holdco

•    the long-term and short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

Under the MBCA, a conflict of interest transaction is a transaction with the corporation in which a director of the corporation has a material direct or indirect interest.

A director of the corporation has an indirect interest in a transaction if: (1) another entity in which he has a material financial interest or in which he is a general partner is a party to the transaction; or (2) another entity of which he is a director, officer, or trustee or in which he holds another position is a party to the transaction and the transaction is or should be considered by the board of directors of the corporation.

A conflict of interest transaction is not voidable by the corporation solely because of the director’s interest in the transaction if any one of the following is true: (1) the material facts of the transaction and the director’s interest were disclosed or known to the board of directors or a committee of the board of directors and the board of directors or committee authorized, approved, or ratified the transaction; (2) the material facts of the transaction and the director’s interest were disclosed or known to the shareholders entitled to vote and they authorized, approved, or ratified the transaction; or (3) the transaction was fair to the corporation.

might create a conflict of interest with his duties as a director of the company.

These disclosure requirements extend to any interest held by the director’s family members as well (including spouses and children, whether adopted, natural-born or step-children).

Subject to specified exceptions, Singapore law prohibits a company from making loans to its directors or to directors of a related corporation, or giving a guarantee or security in connection with such a loan. This prohibition extends to directors’ spouses or children (whether adopted, natural-born or step-children). The Audit Committee of Verigy’s board of directors reviews any transaction, arrangement and relationship between Verigy and any directors, executive officers and greater than 5% shareholders (referred to as a related party), where the related party had, has or will have a direct or indirect material interest in a transaction. After reviewing each such transaction for potential conflicts of interest and other improprieties, the Audit Committee determines whether to approve the transaction. The Audit Committee’s review of related party transactions is intended to augment and work in conjunction with other policies having conflict of interest provisions, including Verigy’s Standards of Business Conduct.

TAKEOVERS, BUSINESS COMBINATIONS & MERGERS

Business Combinations

Massachusetts has adopted a “Business Combination” statute. In general, a Massachusetts corporation is prohibited from engaging in certain business combinations (defined by the statute to include certain mergers and consolidations, dispositions of assets and issuances of securities as well as certain other transactions) with an interested shareholder (defined by the statute to include holders of 5% or more of the outstanding stock of the corporation) for a period of three years following the date that such shareholder became an interested shareholder, except under certain circumstances, which include:

•    prior approval by the board of directors of the business combination or the transaction

The acquisition of Verigy/Holdco’s ordinary shares is regulated by the Securities and Futures Act and the Singapore Code on Take-overs and Mergers.

Under the Singapore Code on Take-overs and Mergers, where:

•    any person acquires whether by a series of transactions over a period of time or not, shares which (taken together with shares held or acquired by persons acting in concert with him) carry 30% or more of the voting rights of a company, or

•    any person who, together with persons acting in concert with him, holds not less than 30% but not more than 50% of the voting rights and such person, or any person

LTX-Credence	Verigy/Holdco

which resulted in the shareholder becoming an interested shareholder;

•    subsequent approval of the business combination by the board of directors and by a vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder; or

•    upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 90% of the voting stock of the corporation (excluding stock held by certain affiliates of the corporation and shares owned by employee stock plans).

LTX-Credence has expressly opted out of the business combination statute.

Control Share Acquisition

Massachusetts has adopted a “Control Share Acquisition” statute. In general, any person who makes an offer to acquire, or acquires, shares of stock of a Massachusetts corporation that, when combined with shares already owned, would increase such person’s ownership to at least 20%, 33 1/3% or a majority of the voting stock of such corporation, must obtain the approval of a majority of shares held by all shareholders except such person and its officers and inside directors of the corporation in order to vote the shares acquired within 90 days before or after the acquisition.

LTX-Credence has expressly opted out of the control share statute.

Shareholder Approval of a Merger

Under the MBCA, a plan of merger requires adoption by the board of directors and the affirmative vote of two-thirds of all the shares entitled to vote separately on the matter. Approval by a corporation’s shareholders of a plan of merger is not required if: (1) the corporation will survive the merger or is the acquiring corporation in a share exchange; (2) its articles of organization will not be changed except for amendments by the board of directors that do not require shareholder approval; (3) each shareholder of the corporation whose shares were outstanding immediately before the effective date of the merger or acting in concert with him, acquires in any period of six months additional shares carrying more than 1% of the voting rights,

such person is required to extend a mandatory take-over offer for the remaining voting shares of a class in which he, or a person acting in concert with him (as defined under the Singapore Code on Take-overs and Mergers). The Securities Industry Council is empowered to waive (albeit rarely granted) compliance with this requirement.

Subject to certain exceptions, a mandatory offer made must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or any person acting in concert with him for voting rights of the offeree company during the offer period and within six months prior to its commencement.

Shareholder Approval of Business Combinations

The Companies Act mandates that specified business combinations require approval by the shareholders in a general meeting, notably:

•    notwithstanding anything in a company’s memorandum or articles of association, directors are not permitted to carry into effect any proposals for disposing of the whole or substantially the whole of a company’s undertaking or property unless those proposals have been approved by shareholders in a general meeting by way of an ordinary resolution, which requires a simple majority of the shares voting at a general meeting (represented in person or by proxy);

•    subject to the memorandum of association of each amalgamating company, an amalgamation proposal must be approved by the shareholders of each amalgamating company via special resolution at a general meeting; and

•    notwithstanding any provisions to the contrary in a company’s memorandum or articles of association, the directors may not, with the prior approval of shareholders, issue shares.

LTX-Credence	Verigy/Holdco
share exchange will hold the same number of shares, with identical preferences, limitations, and relative rights, immediately after the effective date of the merger or share exchange; and (4) the number of shares to be issued in connection with the merger does not exceed 20% of the shares of the corporation outstanding prior to the merger.

DISSOLUTION
The MBCA provides that distributions in liquidation may not be made by a corporation unless adequate provision has been made to satisfy (1) the corporation’s existing and reasonably foreseeable debts, liabilities and obligations, whether or not liquidated, matured, asserted or contingent, as they thereafter arise; and (2) the preferential liquidation rights of shares whose preferential rights are superior to such rights of the shares which would receive the distribution.	Under applicable Singapore law, a Singapore company can be dissolved if it is liquidated, voluntarily by its shareholders or creditors, or otherwise by an order of a court on the petition of various interested parties. A defunct company which has ceased to carry on business may be removed from the Singapore Register of Companies. Upon a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of ordinary shares will be entitled to participate in any remaining assets in proportion to their shareholdings.

TRANSFERABILITY OF SHARES
Under the MBCA, the articles of organization, bylaws, an agreement among shareholders or an agreement between shareholders and the corporation may impose restrictions on the transfer or registration of transfer of shares of the corporation. Neither LTX-Credence’s Articles of Organization nor its Bylaws contain any such restriction and LTX-Credence does not have any agreement with shareholders imposing such a restriction. Subject to applicable securities laws, LTX-Credence’s shares of common stock are freely transferable.	Subject to applicable securities laws and Verigy/Holdco’s Articles of Association, Verigy/Holdco’s ordinary shares are freely transferable. The directors may decline to register any transfer of ordinary shares on which Verigy/Holdco has a lien and, for shares not fully paid up, may refuse to register a transfer to a transferee of whom they do not approve. Shares may be transferred by a duly signed instrument of transfer in a form approved by the directors. The directors may decline to register any transfer unless, among other things, it is presented for registration together with a certificate of payment of stamp duty (if any), the share certificate and other evidence of title as they may require. Verigy/Holdco will replace lost or destroyed certificates for shares upon notice to it and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require.

DISSENTERS’ APPRAISAL RIGHTS

Under Massachusetts law, holders of the common stock of LTX-Credence have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of common stock of LTX-Credence. Fair value for these purposes means the value of the shares immediately before the effectiveness of the merger, excluding any appreciation or depreciation in anticipation of the merger unless such exclusion would be inequitable. Holders of LTX-Credence common stock electing to exercise dissenters’ rights must comply with the provisions of Part 13 of the Massachusetts Business Corporation Act. A copy of the applicable Massachusetts statute is attached as Annex D to this joint proxy statement/prospectus.

Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. An LTX-Credence shareholder who does not comply with these procedural rules may not be entitled to payment of the fair value of his or her shares under Part 13 of the Massachusetts Business Corporation Act.

If you are an LTX-Credence shareholder and you wish to exercise appraisal rights, you should do the following:

•

deliver written notice of your intent to demand payment for your shares of LTX-Credence common stock to LTX-Credence Corporation, Attention: General Counsel and Secretary, 1355 California Circle, Milpitas, California 95035, before the vote on the approval of the merger agreement is taken;

•	NOT vote for the approval of the merger agreement; and

•	comply with other procedures as are required by Part 13 of the Massachusetts Business Corporation Act.

•

As long as you do not vote for the approval of the merger agreement, failure to vote against the approval of the merger agreement does not constitute a waiver of your appraisal rights. However, in order to exercise your appraisal rights, you must comply with the procedures as required by Part 13 of the Massachusetts Business Corporation Act.

Part 13 of the Massachusetts Business Corporation Act requires that Verigy deliver, within 10 days after the effective date of the merger, a written appraisal notice and forms containing certain information to all shareholders who have properly demanded appraisal rights. Each shareholder who has properly perfected his or her appraisal rights by taking such further actions as may be required to be taken, as set forth in the appraisal notice, within the time period stated therein, will be entitled to a cash payment by Verigy of the estimated fair value of the shares, plus interest, but subject to any applicable withholding taxes, within 30 days of the written appraisal notice and forms due date, except for shareholders who acquired their shares after November 18, 2010, who are not entitled to payment until they accept the offer from Verigy. A shareholder who fails to execute and return the forms, and comply with the terms stated therein, will not be entitled to such a payment.

If a dissenting shareholder believes that the amount paid or offered to be paid by Verigy is less than the fair value of their shares or that the interest due is incorrectly calculated, the dissenting shareholder may, within 30 days of receipt of the payment or offer of payment, notify Verigy in writing of such shareholder’s own estimate of the fair value of the shares and amount of interest due and demand payment of such shareholder’s estimate of the fair value of the shares and interest due, less any payment received. If such a demand for payment is not settled within 60 days of Verigy’s receipt thereof, Verigy is required to petition the court to determine the fair value of the shares and accrued interest, or if such petition is not made, to pay the amount demanded to each dissenter whose demand remains unsettled.

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Part 13 of the Massachusetts Business Corporation Act. Any shareholder who wishes to preserve his or her appraisal rights should carefully review Sections 13.01 through 13.31 of Part 13 of the

Massachusetts Business Corporation Act, attached as Annex D to this joint proxy statement/prospectus, which sets forth the procedures to be complied with in perfecting such rights. In light of the complexity of Part 13 of the Massachusetts Business Corporation Act, those shareholders who may wish to dissent from the merger and pursue their appraisal rights should consult their legal advisers, as failure to strictly comply with the procedures specified in Part 13 would result in the loss of such appraisal rights. Shareholders should also consult their tax advisers with regard to the particular federal, state, local, foreign and other tax consequences to them of exercising their appraisal rights under Massachusetts law.

FUTURE SHAREHOLDER PROPOSALS

Verigy

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in Verigy’s 2012 Proxy Statement. Any such shareholder proposals must be submitted, along with proof of ownership of Verigy ordinary shares in accordance with Rule 14a-8(b)(2), to the office of Verigy’s principal U.S. subsidiary, Verigy US, Inc., located at 10100 North Tantau Avenue, Cupertino, California, 95014-2540, Attention: General Counsel. Verigy must receive all submissions no later than —, 2011. Any shareholder interested in submitting a proposal is strongly encouraged to contact Verigy’s General Counsel in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that it will be included it in Verigy’s proxy statement. Verigy’s Nominating and Governance Committee will review any shareholder proposals and will make recommendations to Verigy’s board of directors for action on such proposals. These shareholder proposals may be included in Verigy’s Proxy Statement for the 2012 Annual General Meeting of Shareholders so long as they are provided to Verigy on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC.

In addition, under Section 183 of the Singapore Companies Act, registered shareholders representing at least 5% of the total voting rights or registered shareholders representing not fewer than 100 registered shareholders having an average paid up sum of at least $500 each may, at their expense, requisition that we include and give notice of their proposal for the 2012 Annual General Meeting of Shareholders. Subject to satisfaction of the requirements of Section 183 of the Singapore Companies Act, any such requisition must be signed by all the requisitionists and be deposited at Verigy’s registered office in Singapore, 1 Yishun Avenue 7, Singapore 768923, at least six weeks prior to the date of the 2012 Annual General Meeting of Shareholders in the case of a requisition requiring notice of a resolution, or at least one week prior to the date of the 2012 Annual General Meeting of Shareholders in the case of any other requisition.

LTX-Credence

LTX-Credence will hold an annual meeting of its shareholders in 2011 only if the merger is not completed. Shareholder proposals to be submitted for vote at the 2011 annual meeting pursuant to Rule 14a-8 promulgated under the Exchange Act must be delivered to LTX-Credence on or before July 14, 2011 for inclusion in the proxy statement for that meeting. In order to minimize controversy as to the date on which a proposal was received by LTX-Credence, it is suggested that proponents submit their proposals by Certified Mail—Return Receipt Requested. Pursuant to LTX-Credence’s By-laws if a shareholder who wishes to present a proposal that is not intended to be included in the proxy statement for the 2011 annual meeting fails to notify LTX-Credence by September 27, 2011 of such non-Rule 14a-8 shareholder proposal, the proxy solicited by LTX-Credence’s board of directors with respect to such meeting may grant discretionary authority to the proxies named therein to vote on such proposal.

LTX-Credence’s By-laws set forth the procedures a shareholder must follow to nominate a director or to bring other business before a shareholder meeting. Shareholders who wish to nominate a candidate for director at the 2011 annual meeting must provide written notice at least sixty days’ in advance of such meeting to the Secretary of LTX-Credence, together with such information concerning the identity, background and experience of the nominee as the board of directors may require, along with any other information that may be required in a proxy statement soliciting proxies for the election of the nominee as a director of LTX-Credence.

Holdco

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in Holdco’s 2012 Proxy Statement. Any such shareholder proposals must be submitted, along with proof of ownership of Holdco ordinary shares in accordance with Rule 14a-8(b)(2), to the office of Holdco’s principal

U.S. subsidiary, Verigy US, Inc., located at 10100 North Tantau Avenue, Cupertino, California, 95014-2540, Attention: General Counsel. Holdco must receive all submissions no later than —, 2011. Any shareholder interested in submitting a proposal is strongly encouraged to contact Holdco in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that it will be included it in Holdco’s proxy statement. Holdco’s Nominating and Governance Committee will review any shareholder proposals and will make recommendations to Holdco’s board of directors for action on such proposals. These shareholder proposals may be included in Holdco’s proxy statement for the 2012 Annual General Meeting of Shareholders so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC.

In addition, under Section 183 of the Singapore Companies Act, registered shareholders representing at least 5% of the total voting rights or registered shareholders representing not fewer than 100 registered shareholders having an average paid up sum of at least $500 each may, at their expense, requisition that we include and give notice of their proposal for the 2012 Annual General Meeting of Shareholders. Subject to satisfaction of the requirements of Section 183 of the Singapore Companies Act, any such requisition must be signed by all the requisitionists and be deposited at Holdco’s registered office in Singapore, 1 Yishun Avenue 7, Singapore 768923, at least six weeks prior to the date of the 2012 Annual General Meeting of Shareholders in the case of a requisition requiring notice of a resolution, or at least one week prior to the date of the 2012 Annual General Meeting of Shareholders in the case of any other requisition.

THE SPECIAL MEETING OF LTX-CREDENCE SHAREHOLDERS

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by the LTX-Credence board of directors of proxies to be voted at the LTX-Credence special meeting, which is to be held at LTX-Credence’s offices, located at 825 University Avenue, Massachusetts 02062, at —, local time, on —, 2011. On or about —, 2011, LTX-Credence commenced mailing this join proxy Statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the meeting.

Purpose of the LTX-Credence Special Meeting

LTX-Credence shareholders will be asked to vote on the following proposals:

•	to adopt the merger agreement;

•

to approve any motion to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting; and

•	to conduct any other business that properly comes before the LTX-Credence special meeting or any adjournment or postponement thereof.

LTX-Credence Record Date; Stock Entitled to Vote

The close of business on —, 2011, which we refer to as the LTX-Credence record date, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the LTX-Credence special meeting or any adjournments or postponements of the LTX-Credence special meeting.

As of the LTX-Credence record date the following shares were outstanding and entitled to vote:

Designation	Shares Outstanding	Votes Per Share
LTX-Credence common stock	—	1

A complete list of shareholders entitled to vote at the LTX-Credence special meeting will be available for examination by any LTX-Credence shareholder at LTX-Credence’s principal offices at 1355 California Circle, Milpitas, California 95035 for purposes pertaining to the LTX-Credence special meeting, during normal business hours for a period beginning two business days after notice is given of the LTX-Credence special meeting and continuing through the date of the LTX-Credence special meeting, and at the time and place of the LTX-Credence special meeting.

Quorum and Votes Required

In order to carry on the business of the meeting, LTX-Credence must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting.

Required Vote to Approve the Merger Agreement (Item 1 on the Proxy Card)

The affirmative vote of holders of two-thirds of the outstanding shares of LTX-Credence common stock entitled to vote is required to approve the merger agreement.

Required Vote to Adjourn Meeting to Solicit Additional Proxies (Item 2 on the Proxy Card)

The affirmative vote of the holders of a majority of the shares of LTX-Credence common stock present or represented by proxy at the special meeting is required to approve a motion to adjourn the meeting to a later date or dates in order to solicit additional proxies in the event that there are not sufficient votes in favor of the merger agreement at the time of the special meeting.

Treatment of Abstentions, Not Voting and Incomplete Proxies

If an LTX-Credence shareholder fails to vote on the approval of the merger agreement or responds to the proposal with an “abstain” vote, it will have the same effect as a vote against that proposal. If a proxy is received without indication as to how to vote, the LTX-Credence common stock represented by that proxy will be considered to be voted in favor of all matters for consideration at the LTX-Credence special meeting.

Voting of Proxies

Giving a proxy means that an LTX-Credence shareholder authorizes the persons named in the enclosed proxy card to vote its shares at the LTX-Credence special meeting in the manner it directs. An LTX-Credence shareholder may vote by proxy or in person at the meeting. To vote by proxy or to authorize the voting of your shares, an LTX-Credence shareholder may use one of the following methods if it is a registered holder (that is, it holds its stock in its own name):

•	Telephone voting, by dialing the toll-free number and following the instructions on the proxy card;

•	Via the Internet, by going to the web address www.investorvote.com and following the instructions on the proxy card; or

•	Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

LTX-Credence requests that LTX-Credence shareholders complete and sign the accompanying proxy and return it to LTX-Credence as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of LTX-Credence stock represented by it will be voted at the LTX-Credence special meeting in accordance with the instructions contained on the proxy card.

If any proxy is returned without indication as to how to vote, the LTX-Credence stock represented by the proxy will be considered a vote in favor of all matters for consideration at the LTX-Credence special meeting. Unless an LTX-Credence shareholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the LTX-Credence special meeting.

If an LTX-Credence shareholder’s shares are held in “street name” by a broker or other nominee, the shareholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

Every LTX-Credence shareholder’s vote is important. Accordingly, each LTX-Credence shareholder should sign, date and return the enclosed proxy card, or authorize the voting of its shares via the Internet or by telephone, whether or not it plans to attend the LTX-Credence special meeting in person.

Revocability of Proxies and Changes to an LTX-Credence Shareholder’s Vote

An LTX-Credence shareholder has the power to change its vote at any time before its shares are voted at the special meeting by:

•	notifying LTX-Credence’s corporate secretary in writing at LTX-Credence Corporation, 1355 California Circle, Milpitas, California 95035 that you are revoking your proxy;

•	executing and delivering a later dated proxy card or submitting a later dated authorization to vote your shares by telephone or over the Internet; or

•	voting in person at the special meeting.

However, if an LTX-Credence shareholder has shares held through a brokerage firm, bank or other custodian, it may revoke its instructions only by informing the custodian in accordance with any procedures it has established.

Solicitation of Proxies

The solicitation of proxies from LTX-Credence shareholders is made on behalf of the LTX-Credence board of directors. LTX-Credence-Credence and Verigy will generally share equally the cost and expenses of printing and mailing this joint proxy statement/prospectus and all fees paid to the SEC. LTX-Credence will pay the costs of soliciting and obtaining these proxies, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by LTX-Credence officers and employees by mail, telephone, fax, personal interviews or other methods of communication. LTX-Credence has engaged the firm of The Proxy Advisory Group, LLC to assist LTX-Credence in the distribution and solicitation of proxies from LTX-Credence shareholders and will pay The Proxy Advisory Group, LLC an estimated fee of $16,000 plus out-of-pocket expenses for its services. Verigy will pay the costs of soliciting and obtaining its proxies and all other expenses related to the Verigy annual general meeting.

Delivery of Proxy Materials to Households Where Two or More Shareholders Reside

As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless LTX-Credence shareholders have notified LTX-Credence of their desire to receive multiple copies of the proxy statement. This is known as householding.

LTX-Credence will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies of this joint proxy statement/prospectus should be directed to: LTX-Credence Corporation, Attention: Corporate Secretary, 1355 California Circle, Milpitas, California 95035.

Attending the Meeting

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at — a.m., local time.

If you are a registered shareholder (that is, if you hold your stock in certificate form), an admission ticket is enclosed with your proxy card. If you wish to attend the special meeting, please vote your proxy but keep the admission ticket and bring it with you to the special meeting.

If your shares are held in “street name” (that is, through a bank, broker or other holder of record) and you wish to attend the special meeting, you need to bring a copy of a bank or brokerage statement to the special meeting reflecting your stock ownership as of the LTX-Credence record date.

PROPOSAL 1

APPROVAL OF THE MERGER AGREEMENT

As discussed elsewhere in this joint proxy statement/prospectus, LTX-Credence shareholders are considering and voting to approve the merger agreement. LTX-Credence shareholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the merger. In particular, LTX-Credence shareholders are directed to the merger agreement which is attached as Annex A to this joint proxy statement/prospectus.

The LTX-Credence board of directors recommends a vote “FOR” the proposal to approve the merger agreement.

PROPOSAL 2

APPROVAL OF MOTION TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES

LTX-Credence shareholders are being asked to grant authority to vote their shares in favor of a motion to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approval of the merger agreement.

The LTX-Credence board of directors recommends a vote “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies.

THE VERIGY 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Verigy shareholders are advised that two proxy cards are enclosed with this joint proxy statement/prospectus. We urge you to complete and return both proxy cards.

For purposes of this section of the joint proxy statement/prospectus, “The Verigy 2011 Annual General Meeting of Shareholders,” the words “us,” “we,” and “our” refer to Verigy Ltd.

Date, Time and Place of the Annual General Meeting

The Verigy 2011 Annual General Meeting of Shareholders is scheduled to be held at the offices of Verigy’s principal U.S. subsidiary, Verigy US, Inc., located at 10100 North Tantau Avenue, Cupertino, California 95014-2540, on —, 2011, at — a.m., Pacific Time.

Mailing of Joint Proxy Statement / Prospectus

This joint proxy statement/prospectus, including the Notice, was first made available on or about —, 2011 to shareholders of record as of —, 2011. After we first make this joint proxy statement/prospectus, including the Notice, and other soliciting materials available to our registered holders, copies will be supplied to brokers, banks and other nominees for the purpose of soliciting proxies from our beneficial holders.

Registered Office

The mailing address of our registered office is 1 Yishun Avenue 7, Singapore 768923. Please note, however, that any shareholder communications should be directed to the attention of our General Counsel at the offices of our principal U.S. subsidiary, Verigy US, Inc., 10100 North Tantau Avenue, Cupertino, California 95014-2540.

Financial Statements; Presentation

In accordance with the laws of Singapore, our Singapore statutory financial statements are included with this joint proxy statement/prospectus. Except as otherwise stated herein, all monetary amounts in this section of the joint proxy statement/prospectus, including those in our statutory financial statements, have been presented in U.S. dollars.

Purpose of the Annual General Meeting

The purpose of the Annual General Meeting is to consider and vote upon special business relating to the merger and special business and ordinary business relating to the Annual General Meeting. As special business relating to the merger, the following items are proposed:

•	Approval of the issuance of ordinary shares of Verigy to the LTX-Credence shareholders in connection with the merger (Merger Proposal 1); and

•	Approval of each of two merger-related amendments to our articles of association (Merger Proposal 2.A and 2.B).

As special business relating to the Annual General Meeting, the following items are proposed:

•	Approval of certain amendments to Verigy’s articles of association (Special Business—Proposal 1);

•

Approval of the implementation of a selective capital reduction, for the purpose of effecting an odd-lot reduction program by Verigy covering holders of ninety-nine or fewer Verigy ordinary shares, for a total of up to $35 million (Special Business—Proposal 2);

•

Approval of an ordinary resolution regarding non-employee director annual cash compensation, annual cash compensation for the Chairperson of the Audit, Compensation and Nominating and Governance Committees, annual cash compensation for the Lead Independent Director, pro rata cash compensation to any new non-employee director, Lead Independent Director or committee chairperson for any period less than twelve months and the tax equalization payments (Special Business—Proposal 3);

•	Approval of an ordinary resolution to authorize ordinary share issuances (Special Business—Proposal 4);

•	Approval of an ordinary resolution to renew the share purchase mandate (Special Business—Proposal 5);

•	Consideration of a non-binding advisory resolution approving Verigy’s executive compensation (Special Business—Proposal 6); and

•	Consideration of a non-binding advisory resolution approving the frequency of the occurrence of a shareholder resolution regarding Verigy’s executive compensation (Special Business—Proposal 7).

As ordinary business relating to the Annual General Meeting, the following items are proposed:

•

Approval of the re-appointment of PricewaterhouseCoopers LLP to serve as the independent Singapore auditor for the fiscal year ending October 31, 2011, and to authorize the board of directors to fix PricewaterhouseCoopers LLP’s remuneration (Ordinary Business—Proposal 1);

•	Re-election of Mr. C. Scott Gibson as a director of the board of directors (Ordinary Business—Proposal 2);

•	Re-election of Mr. Edward C. Grady as a director of the board of directors (Ordinary Business—Proposal 3); and

•	Re-election of Mr. Ernest L. Godshalk as a director of the board of directors (Ordinary Business—Proposal 4).

Our board of directors recommends that Verigy shareholders vote “FOR” each of the proposals listed as special business and as ordinary business above. For the reasons for recommendation of each proposal, see the following detailed description of each proposal, beginning with “Merger Proposal 1—The Issuance of Verigy Ordinary Shares in the Merger” beginning on page 157.

Voting Rights and Solicitation of Proxies

Who Can Vote at the Annual General Meeting

The close of business on —, 2011, is the record date for shareholders entitled to notice of the Annual General Meeting. All of the ordinary shares issued and outstanding on —, 2011, are entitled to be voted at the Annual General Meeting, and shareholders of record on —, 2011, will have one vote for each ordinary share held on the matters to be voted upon. As of —, 2011, we had — ordinary shares issued and outstanding.

Verigy shareholders will be admitted to the Annual General Meeting beginning at — a.m., Pacific Time, on —, 2011.

Proxies and Voting Procedures

You can vote your ordinary shares by completing and returning a proxy card, which when properly executed and received by us, will be voted at the Annual General Meeting in accordance with the shareholders’ instructions set forth in the proxy. Most beneficial owners holding through a bank or broker custodian may also vote by telephone or by Internet, in accordance with instructions provided by their custodian.

All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted as the Verigy board of directors recommends, and therefore: “FOR” the issuance of the shares in connection with the merger; “FOR” the adoption of the merger-related and other charter amendments; “FOR” the selective capital reduction; “FOR” the non-employee director annual cash compensation, annual cash compensation for the Chairperson of the Audit, Compensation and Nominating and Governance Committees, annual cash compensation for the Lead Independent Director and ratification of the tax equalization payments; “FOR” the authorization of ordinary share issuances; “FOR” the share purchase mandate; “FOR” the advisory resolution to approve Verigy’s executive compensation; “FOR” the advisory resolution to holding an advisory vote on executive compensation every three years; and “FOR” each of the items of ordinary business, including the election of each director nominee.

Any shareholder entitled to vote at the Annual General Meeting has the right to revoke his or her proxy at any time prior to voting at the Annual General Meeting by (i) submitting a subsequently dated proxy, which, if not delivered in person at the meeting, must be received by us no later than 48 hours before the appointed time of the meeting; or (ii) by attending the meeting and voting in person. If you hold shares in street name (i.e., through a bank, broker, trustee or other nominee) and would like to change your vote instruction, you should follow the directions provided by your custodian. Most custodians provide means by which beneficial owners may vote by telephone or by Internet, as well as by signing and returning voting instructions.

If the Annual General Meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted. At the date this joint proxy statement/prospectus went to press, we did not know of any matters to be presented at the Annual General Meeting other than those described in this joint proxy statement/prospectus, nor have we received notice of any matter by the deadline prescribed by SEC Rule 14a-4(c). Without limiting our ability to apply the advance notice provisions in our articles of association with respect to the procedures which must be followed for a matter to be properly presented at an annual general meeting, if other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Vote Required for Approval of the Proposals at the Annual General Meeting

Quorum

Representation at the Annual General Meeting, in person or by proxy, of at least a majority of all issued and outstanding ordinary shares on the meeting date is required to constitute a quorum.

Vote Required

The affirmative vote of shareholders holding at least a majority of the ordinary shares held by the shareholders present in person or represented by proxy and voting on the proposal at the Annual General Meeting is required to:

•	approve the issuance of ordinary shares in the merger pursuant to Merger Proposal 1;

•	approve the ordinary resolutions contained in Special Business—Proposals 3 through 5;

•	approve the re-appointment of PricewaterhouseCoopers LLP as the independent Singapore auditor pursuant to Ordinary Business—Proposal 2; and

•	re-elect the directors nominated pursuant to Ordinary Business—Proposals 2 through 4;

The affirmative vote of shareholders holding not less than 75% of the ordinary shares held by the shareholders present in person or represented by proxy and voting on the proposal at the Annual General Meeting is required to:

•	approve of two merger-related amendments and one other amendment to Verigy’s articles of association pursuant to Merger Proposals 2.A and 2.B and Special Business—Proposal 1, respectively; and

•	approve the selective capital reduction pursuant to Special Business—Proposal 2.

Special Business—Proposals 6 are 7 are (non-binding) advisory votes.

Abstentions and Broker Non-Votes

If a shareholder abstains from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, those shares are considered present and entitled to be voted at the Annual General Meeting, and, therefore, are considered for purposes of determining whether a quorum is present. Under the laws of Singapore, however, abstentions will not be counted in the tabulation of votes cast on a proposal, and, thus, have no effect on whether a proposal has been approved. A broker “non-vote” is treated as not being entitled to vote on the relevant proposal and, therefore, is not counted for purposes of determining whether a proposal has been approved.

If you are a beneficial owner, your broker has authority to vote your shares for or against certain “routine” matters, even if the broker does not receive voting instructions from you. “Routine” matters include:

•	the re-appointment of PricewaterhouseCoopers LLP to serve as the independent Singapore auditor for the fiscal year ending October 31, 2011 (Ordinary Business—Proposal 4);

•

the resolution to approve non-employee director annual cash compensation, annual cash compensation for the Chairperson of the Audit, Compensation and Nominating and Governance Committees, the annual cash compensation for the Lead Independent Director and the tax equalization payments (Special Business—Proposal 3);

•	the resolution to authorize ordinary share issuances (Special Business—Proposal 4); and

•	the resolution to renew the share purchase mandate (Special Business—Proposal 5).

All of the other matters are considered “non-routine,” and your broker will not have the authority to vote your shares for or against these proposals.

Adjournments

If a quorum is not present at the Annual General Meeting, the meeting may be adjourned from time to time until a quorum is present. In addition, adjournments of the Annual General Meeting may be made for the purpose of soliciting additional proxies in favor of the proposals. However, no proxy that is voted against a proposal described in this joint proxy statement/prospectus will be voted in favor of adjournment of the Annual General Meeting for the purpose of soliciting additional proxies.

Cost of Proxy Distribution and Solicitation

We are sharing with LTX-Credence certain of the fees and expenses associated with the printing and filing this joint proxy statement/prospectus with the SEC. We will pay the expenses of the solicitation of proxies from our shareholders. Proxies may be solicited on our behalf in person or by mail, telephone, e-mail, facsimile or other electronic means by our directors, officers or employees, who will receive no additional compensation for soliciting. We have engaged Innisfree M&A Incorporation to assist in the solicitation of proxies and to provide related informational support, for a fee of $20,000 plus reimbursement of reasonable expenses. In accordance with the regulations of the SEC and NASDAQ rules, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our shares.

MERGER PROPOSAL 1

THE ISSUANCE OF VERIGY ORDINARY SHARES IN THE MERGER

It is a condition to completion of the merger that Verigy issue ordinary shares to the LTX-Credence shareholders in the merger, which we refer to as the Share Issuance. When the merger becomes effective, each share of LTX-Credence common stock outstanding immediately before the merger will be converted into the right to receive ordinary shares of Verigy based on an exchange ratio of 0.960. After the merger is complete, former LTX-Credence shareholders will own approximately 44% of the combined company.

Under Rule 5635 of the NASDAQ listing rules, a company listed on the NASDAQ is required to obtain shareholder approval in connection with a merger with another company if the number of ordinary shares or securities convertible into ordinary shares to be issued is in excess of 20% of the number of ordinary shares then outstanding. If the merger is completed, we will issue up to approximately 47 million ordinary shares in the merger. On an as converted basis and if we issue ordinary shares to LTX-Credence shareholders in the merger, the aggregate number of Verigy ordinary shares to be issued in the merger will exceed 20% of the Verigy ordinary shares outstanding on the record date for the Annual General Meeting, and for this reason we must obtain the approval of our shareholders for the Share Issuance.

Approval of the Share Issuance is necessary, but if the Holdco Reorganization is approved and implemented, the Share Issuance may not occur (notwithstanding its approval by our shareholders). This is because the LTX-Credence shareholders will receive ordinary shares of Holdco in the merger, rather than ordinary shares of Verigy, if the Holdco Reorganization is approved and implemented. Our shareholders are not being asked, pursuant to this Merger Proposal 1 or elsewhere, to approve of the issuance of Holdco ordinary shares in the merger, because approval of the current Holdco shareholders will already have been obtained. As discussed in the sections of this proxy statement/prospectus relating to the Holdco Reorganization, while our shareholders will eventually become Holdco shareholders if the Holdco Reorganization is approved and implemented, our shareholders will not yet be Holdco shareholders for purposes of the approval of the issuance of Holdco shares in the merger. Also, because there can be no guarantee that the Holdco Reorganization will be approved by our shareholders and the Singapore court, we must get the approval of our shareholders for the Share Issuance now, notwithstanding the fact that such approval may ultimately be unnecessary.

For all of the reasons discussed above, our board of directors is asking shareholders to approve of the Share Issuance. The Share Issuance to the LTX-Credence shareholders is necessary to effect the merger.

Our board of directors unanimously recommends a vote “FOR” the Share Issuance. However, Verigy has received an unsolicited, written proposal to acquire Verigy for $15 per ordinary share in cash from Advantest Corporation. Verigy recently received a draft definitive agreement from Advantest. The Verigy board of directors, the independent Transaction Committee and Verigy’s outside legal and financial advisors are evaluating the Advantest proposal and have commenced discussions with Advantest regarding the draft definitive agreement. The Verigy board of directors has not made any determinations with respect to the Advantest proposal at this time.

MERGER PROPOSAL 2

THE MERGER-RELATED CHARTER AMENDMENTS

We are proposing to make two merger-related amendments to our articles of association, which we refer to as the charter. Our new Articles of Association, containing both of the proposed merger-related changes described below, is attached to this joint proxy statement / prospectus as Annex E.

Merger Proposal 2.A. As described elsewhere in this joint proxy statement / prospectus, the merger agreement provides that the board of directors of the combined company will consist of twelve members, seven to be designated by Verigy or Holdco, as applicable, and five to be designated by LTX-Credence. Currently, Article 39 of the charter limits the number of directors to a maximum of nine. The proposed amendment provides that the number of directors will be determined from time to time by resolution of the board of directors. Accordingly, if the merger is completed, our board of directors will have the flexibility to set its number at twelve and appoint the new LTX-Credence designees as contemplated by the merger agreement.

If our shareholders approve of this charter amendment but the merger is not completed, the amendment will still be implemented, as the board of directors can resolve to retain its number of members at nine.

Merger Proposal 2.B. As described in the section of this joint proxy statement / prospectus entitled “The Merger Agreement – Directors and Executive Management Following the Merger” beginning on page 99, our current Chief Executive Officer and LTX-Credence’s current Chief Executive Officer will be appointed as Co-CEOs of the combined company if the merger is completed. The current charter, in Article 67, describes the CEO position as “managing director” (a term that is inconsistent with typical terms for company whose shares trade in the U.S.). The proposed amendment changes the title of the office to “Chief Executive Officer,” and provides that one or two people may be appointed to this position. The new Article 66 also provides that if the merger is completed, for a period of two years following the closing, neither one of the Co-CEOs may be removed from office without the consent of at least two-thirds of the board of directors.

If our shareholders approve of this charter amendment but the merger is not completed, the amendment will still be implemented, because the new Article 66 specifically provides that the prohibition on removing one or both of the Co-CEOs without the requisite consent of the board of directors will not apply if the merger has not happened. Moreover, if the merger is not completed, a Co-CEO will not be appointed at all, and Verigy will continue to have just one Chief Executive Officer.

Our board of directors unanimously recommends a vote “FOR” each of the merger-related amendments to Verigy’s Articles of Association as described in Merger Proposal 2.A and Merger Proposal 2.B.

SPECIAL BUSINESS—PROPOSAL 1

THE AMENDMENTS TO THE ARTICLES OF ASSOCIATION OF VERIGY

In addition to the merger-related charter amendments described in Merger Proposal 2.A and Merger Proposal 2.B, we are proposing to make certain other amendments to our articles of association, referred to for purposes of the discussion below individually as a “Charter Amendment,” or collectively as the “Charter Amendments.” Verigy’s New Articles of Association, containing the Charter Amendments, is attached to this joint proxy statement/prospectus as Annex E, and the following discussion of the Charter Amendments is qualified by reference thereto.

The Charter Amendments contemplate making several substantive changes to our current charter, which we refer to as the existing articles, intended to streamline the existing articles and conform certain provisions to be consistent with provisions of a typical company with shares traded primarily in the U.S. The changes include, but are not limited to, the following:

•

Revision to the rotation of the staggered board based on a class concept, such that each director holds his or her respective office for the full term of his or her designated class. The existing articles provide that one-third of Verigy’s directors (or if their number is not a multiple of 3, the number nearest to but not less than one-third) shall retire from office by rotation based on which directors have been longest in office since their last re-election or appointment and so that as between persons who became or were last re-elected directors on the same day, those to retire shall (unless they otherwise agree among themselves) be determined by lot.

•

Clarification that the board of directors is allowed to assign directors to a class. This clarification is intended to provide time-based protections for composition of the board of directors after the completion of the merger. Also, to comply with Singapore law, the new class rotation system implements a carve-out for directors 70 years old or older. A director who is 70 years old or older will be up for re-election every year by the members at each annual general meeting.

•	Removal of the chairman’s right to cast a tiebreaking vote at the board level. If this Charter Amendment is implemented, there would not be a mechanism for breaking a tie at the board level.

•

Implementation of different thresholds for various board actions, such as a supermajority voting requirement (2/3 of the board of directors) for termination of either co-CEO within two years of the closing of the merger.

•

Addition of a provision permitting the chairman, or at least two directors, to convene meetings of the board of directors. Currently, any individual director can convene a meeting of the board of directors.

The Charter Amendments also contemplate updating the proxy requirements. The Charter Amendments provide further clarity that a shareholder would be able to appoint more than one proxy. Shareholders would be able to deliver proxies by any means legally permissible. Also, proxies would be valid for multiple and adjourned meetings.

Further, the Charter Amendments contemplate building in the concept of notice and access. To the extent permitted under Singapore law and the NASDAQ listing standards, where the notice of a meeting, any accounts, balance-sheet, report or other document is required or permitted to be given, sent or served to a shareholder, each shareholder would agree on a continuing basis, until subsequently revoked, for such notices to be accessed by him or her on a website. To the extent permitted under Singapore law and the NASDAQ listing standards, notification of the publication of the relevant notice of a meeting, any accounts, balance-sheet, report or other document on the website, address of the website, the place on the website where these documents may be accessed and how they may be accessed would be deemed to have been given to each shareholder through receipt by such member of a written notice sent by post or by any means of electronic communications.

Finally, the Charter Amendments generally update and modernize the existing articles, for example:

•	allowing the place and time of an adjourned meeting to be announced at the meeting at which the adjournment is taken; and

•	increasing flexibility by providing that dividends could be paid by any means determined by the board of directors.

If approved by the shareholders, the Charter Amendments will be effective even if the merger is not completed, and whether or not the Holdco Reorganization is implemented.

Our board of directors unanimously recommends a vote “FOR” the adoption of the amendments to Verigy’s articles of association.

SPECIAL BUSINESS—PROPOSAL 2

THE SELECTIVE CAPITAL REDUCTION

We are proposing to implement a selective capital reduction that will be effected under Section 78G of the Singapore Companies Act. How the selective capital reduction will be implemented depends on whether or not the Holdco Reorganization is implemented, as described in detail below.

If the Holdco Reorganization is Implemented

In the event that the Holdco Reorganization is approved and implemented in accordance with its terms:

•

We propose to cancel an amount of $35 million (or such lesser amount resulting from the Tax Reduction) constituting part of our total issued share capital and make a cash distribution of $35 million (or such lesser amount resulting from the Tax Reduction) to Holdco, the sole holder of all the issued Verigy ordinary shares following the implementation of the Holdco Reorganization, which we refer to as the Verigy Capital Reduction.

•	Thereafter, subject to the Verigy Capital Reduction becoming effective, Holdco will carry out a separate selective capital reduction, which we refer to as the Holdco Selective Capital Reduction, to:

•	cancel an amount of up to $35 million (or such lesser amount resulting from the Tax Reduction) constituting part of its total issued share capital; and

•

cancel up to the Holdco Odd-Lot Maximum Shares (defined below) constituting part of the total issued share capital of Holdco held by the Holdco Odd-Lot Shareholders (defined below), with such cancellation of Holdco ordinary shares to be effected in a progressive manner, whereby the Holdco Odd-Lot Shares (defined below) held by Holdco Odd-Lot Shareholders holding one Holdco Odd-Lot Share each will be cancelled first, followed by the cancellation of the Holdco Odd-Lot Shares held by Holdco Odd-Lot Shareholders holding two Holdco Odd-Lot Shares each and so on, until such time as:

(i)	Holdco has cancelled an aggregate number of Holdco Odd-Lot Maximum Shares or returned an aggregate amount of up to $35 million (or such lesser amount resulting from the Tax Reduction) for such Holdco Odd-Lot Shares cancelled, whichever occurs first, and returned to each Holdco Odd-Lot Shareholder the Holdco Odd-Lot Price Per Share for each Holdco Odd-Lot Share so cancelled; and

(ii)	provided always that no Holdco Odd-Lot Shareholder will be entitled to participate in the Holdco Selective Capital Reduction if any other Holdco Odd-Lot Shareholder holding the same number of shares is not also participating in the Holdco Selective Capital Reduction pursuant to the application of the abovementioned parameters.

For purposes of this description of the selective capital reduction:

•

the “Holdco Odd-Lot Price Per Share” means the average of the three highest closing prices of Verigy’s ordinary shares for the ten trading days ending three business days prior to the date of the 2011 Annual General Meeting;

•

the “Holdco Odd-Lot Maximum Shares” means the number of ordinary shares resulting from the quotient of 35,000,000 (or such lesser amount resulting from the Tax Reduction) divided by the Holdco Odd-Lot Price Per Share rounded down to the nearest whole number of ordinary shares;

•	a “Holdco Odd-Lot Shareholder” is a Holdco shareholder who holds ninety-nine ordinary shares or fewer in the issued share capital of Holdco as at the Holdco Record Date;

•	the “Holdco Odd-Lot Shares” are the Holdco ordinary shares in the issued share capital of Holdco held by a Holdco Odd-Lot Shareholder;

•

the “Holdco Record Date” means the record date to be announced on which the Transfer Books and the Register of Members of Holdco will be closed in order to determine the entitlements of Holdco Odd-Lot Shareholders whose shares will be cancelled pursuant to the Holdco Selective Capital Reduction; and

•	the “Tax Reduction” means the amount by which the selective capital reduction amount of $35 million shall be reduced, if the merger is approved, to the extent necessary:

(i)	if the Holdco Reorganization does not occur, to prevent the proposed merger between Lobster-1 Merger Corporation and LTX-Credence Corporation from being subject to tax as a result of the application of Section 367(a) of the Code or from failing to qualify as a reorganization within the meaning of Section 368(a) of the Code; or

(ii)	if the Holdco Reorganization occurs, to prevent the proposed merger between Lobster-1 Merger Corporation and LTX-Credence Corporation and the Holdco Reorganization from being subject to tax as a result of the application of Section 367(a) of the Code, in each case as reasonably determined by Wilson Sonsini Goodrich & Rosati P.C., counsel to the Company, and Wilmer Cutler Pickering Hale and Dorr LLP, counsel to LTX-Credence Corporation.

For example, using $12.96 as the Holdco Odd-Lot Price Per Share for each Holdco Odd-Lot Share cancelled:

Example A

	No. of Holdco Odd-Lot Shareholders	Total no. of Holdco Odd-Lot Shares held	Cash Distribution Paid	Total Cash Distribution Paid
Holdco Odd-Lot Shareholders holding 1 Holdco Odd-Lot Share each	50,000	50,000	$648,000	$648,000
Holdco Odd-Lot Shareholders holding 2 Holdco Odd-Lot Shares each	90,000	180,000	$2,332,800	$2,980,800
Holdco Odd-Lot Shareholders holding 3 Holdco Odd-Lot Shares each	30,000	90,000	$1,166,400	$4,147,200
…

Holdco Odd-Lot Shareholders holding 84 Holdco Odd-Lot Shares each	1,400	117,600	$1,524,096	$34,500,000
Holdco Odd-Lot Shareholders holding 85 Holdco Odd-Lot Shares each	1,400	119,000	$1,542,240	$36,042,240

Based on Example A above, Holdco will only cancel all the Holdco Odd-Lot Shares held by those Holdco Odd-Lot Shareholders holding eighty-four or less Holdco Odd-Lot Shares, and will make an aggregate cash distribution of $34,500,000 pursuant to the Holdco Selective Capital Reduction.

Example B

	No. of Holdco Odd-Lot Shareholders	Total no. of Holdco Odd-Lot Shares held	Cash Distribution Paid	Total Cash Distribution Paid
Holdco Odd-Lot Shareholders holding 1 Holdco Odd-Lot Share each	100,000	100,000	$1,296,000	$1,296,000
Holdco Odd-Lot Shareholders holding 2 Holdco Odd-Lot Shares each	80,000	160,000	$2,073,600	$3,369,600
Holdco Odd-Lot Shareholders holding 3 Holdco Odd-Lot Shares each	50,000	150,000	$1,944,000	$5,313,600
…

Holdco Odd-Lot Shareholders holding 98 Holdco Odd-Lot Shares each	3,000	294,000	$3,810,240	$29,650,000
Holdco Odd-Lot Shareholders holding 99 Holdco Odd-Lot Shares each	1,300	128,700	$1,667,952	$31,317,952

Based on Example B above, Holdco will cancel all the Holdco Odd-Lot Shares held by those Holdco Odd-Lot Shareholders holding ninety-nine or less Holdco Odd-Lot Shares, and will only make an aggregate cash distribution of $31,317,952 pursuant to the Holdco Selective Capital Reduction.

Our shareholders are not being asked, pursuant to this Special Business—Proposal 2 or elsewhere, to approve the Holdco Selective Capital Reduction, because approval from the current Holdco shareholders will have already been obtained prior to the implementation of the Holdco Reorganization (assuming the Holdco Reorganization is approved). As discussed in the sections of this joint proxy statement/prospectus relating to the Holdco Reorganization, while our shareholders will eventually become Holdco shareholders if the Holdco Reorganization is approved and implemented, our shareholders will not yet be Holdco shareholders for purposes of the approval of the Holdco Selective Capital Reduction.

If the Holdco Reorganization is not Implemented

In the event that the Holdco Reorganization is not approved or is otherwise not implemented in accordance with its terms, we propose to carry out a selective capital reduction to:

•	cancel an amount of up to $35 million (or such lesser amount resulting from the Tax Reduction) constituting part of our total issued share capital; and

•

cancel up to the Odd-Lot Maximum Shares (defined below) constituting part of the total issued share capital of Verigy held by the Odd-Lot Shareholders (defined below), with such cancellation of Verigy ordinary shares to be effected in a progressive manner, whereby the Odd-Lot Shares (defined below) held by Odd-Lot Shareholders holding one Odd-Lot Share each will be cancelled first, followed by the cancellation of the Odd-Lot Shares held by Odd-Lot Shareholders holding two Odd-Lot Shares each and so on, until such time as:

(i)	we have cancelled an aggregate number of Odd-Lot Maximum Shares or returned an aggregate amount of up to $35 million (or such lesser amount resulting from the Tax Reduction) for such Odd-Lot Shares cancelled, whichever occurs first, and returned to each Odd-Lot Shareholder the Odd-Lot Price Per Share for each Odd-Lot Share so cancelled; and

(ii)	provided always that no Odd-Lot Shareholder will be entitled to participate in the selective capital reduction if any other Odd-Lot Shareholder holding the same number of shares is not also participating in the selective capital reduction pursuant to the application of the abovementioned parameters.

For purposes of this description of the selective capital reduction:

•

the “Odd-Lot Price Per Share” means the average of the three highest closing prices of the Company’s ordinary shares for the ten trading days ending three business days prior to the date of the 2011 Annual General Meeting;

•

the “Odd-Lot Maximum Shares” means the number of ordinary shares resulting from the quotient of 35,000,000 (or such lesser amount resulting from the Tax Reduction) divided by the Odd-Lot Price Per Share rounded down to the nearest whole number of ordinary shares;

•	an “Odd-Lot Shareholder” is a Verigy shareholder who holds ninety-nine ordinary shares or fewer in the issued share capital of Verigy as at the Record Date;

•	the “Odd-Lot Shares” are the ordinary shares in the issued share capital of Verigy held by an Odd-Lot Shareholder; and

•

the “Record Date” is the record date to be announced on which the Transfer Books and the Register of Members of Verigy will be closed in order to determine the entitlements of Odd-Lot Shareholders whose shares will be cancelled pursuant to the Verigy selective capital reduction.

For example, using $12.96 as the Odd-Lot Price Per Share for each Odd-Lot Share cancelled:

Example C

	No. of Odd-Lot Shareholders	Total no. of Odd-Lot Shares held	Cash Distribution Paid	Total Cash Distribution Paid
Odd-Lot Shareholders holding 1 Odd-Lot Share each	70,000	70,000	$907,200	$907,200
Odd-Lot Shareholders holding 2 Odd-Lot Shares each	40,000	80,000	$1,036,800	$1,944,000
Odd-Lot Shareholders holding 3 Odd-Lot Shares each	35,000	105,000	$1,360,800	$3,304,800
…

Odd-Lot Shareholders holding 84 Odd-Lot Shares each	5,500	462,000	$5,987,520	$33,500,000
Odd-Lot Shareholders holding 85 Odd-Lot Shares each	3,600	306,000	$3,965,760	$37,465,760

Based on Example C above, Verigy will only cancel all the Odd-Lot Shares held by those Odd-Lot Shareholders holding eighty-four or fewer Odd-Lot Shares, and will make an aggregate cash distribution of $33,500,000 pursuant to Verigy’s selective capital reduction.

Example D

	No. of Odd-Lot Shareholders	Total no. of Odd-Lot Shares held	Cash Distribution Paid	Total Cash Distribution Paid
Odd-Lot Shareholders holding 1 Odd-Lot Share each	60,000	60,000	$777,600	$777,600
Odd-Lot Shareholders holding 2 Odd-Lot Shares each	80,000	160,000	$2,073,600	$2,851,200
Odd-Lot Shareholders holding 3 Odd-Lot Shares each	25,000	75,000	$972,000	$3,823,200
…

Odd-Lot Shareholders holding 98 Odd-Lot Shares each	1,600	156,800	$2,032,128	$26,575,000
Odd-Lot Shareholders holding 99 Odd-Lot Shares each	950	94,050	$1,218,888	$27,793,888

Based on Example D above, Verigy will cancel all the Odd-Lot Shares held by those Odd-Lot Shareholders holding ninety-nine or fewer Odd-Lot Shares, and will only make an aggregate cash distribution of $27,793,888 pursuant to Verigy’s selective capital reduction.

Tax Reduction

Holdco or Verigy, as the case may be, will make an announcement to inform shareholders whether there is to be any reduction in the selective capital reduction amount of $35 million as a result of the Tax Reduction, and if so, the amount of such reduction.

Cash Distribution

The amount of cash distribution for each ordinary share cancelled would be based on the Holdco Odd-Lot Price Per Share or the Odd-Lot Price Per Share, as applicable, for each ordinary share cancelled. Holdco or Verigy, as the case may be, will make an announcement to inform shareholders of such price, once it has been determined.

Participation

The selective capital reduction, once approved by the requisite shareholders and by the Singapore court, will be mandatory for all affected odd-lot holders. There is no opt-out option, and once implemented, the ordinary shares held by such odd-lot holders will be cancelled on the effective date of the selective capital reduction or the Holdco Selective Capital Reduction, as the case may be.

Share Options and Other Equity-based Awards

We have granted options and other equity-based awards, including under our 2006 Equity Incentive Plan, which we refer to as the 2006 EIP, and the 2006 Employee Shares Purchase Plan, which we refer to as the ESPP. The actual number of our ordinary shares to be cancelled pursuant to the selective capital reduction will be based on the number of odd-lots of our ordinary shares as at the books closure date for the selective capital reduction, taking into account the issue of new Verigy ordinary shares arising from the exercise of any options and any early vesting of other equity-based awards, on or before such books closure date.

Rationale

The proposed selective capital reduction will enable us to reduce the number of odd-lot shareholders that we have, who hold ninety-nine or fewer ordinary shares each. Such reduced number of odd-lot shareholders will ease the administrative burden on us and significantly decrease the costs associated with shareholder communications, such as the distribution of proxy statements, and the convening of shareholder general meetings. The selective capital reduction would therefore enable us to achieve a more efficient capital structure and to efficiently return an aggregate sum of up to $35 million to the odd-lot shareholders, unlock the value of the odd-lot shares held by such shareholders and allow such shareholders to realize their investments in Verigy (which may otherwise not be easily disposed of on the NASDAQ Global Select Market without incurring significant transaction costs for odd-lot shareholders in comparison to the value of such odd-lot shares).

Tax Consequences of the Selective Capital Reduction

Material U.S. Federal Income Tax Consequences of the Selective Capital Reduction

The following is a summary of the material U.S. federal income tax consequences of the selective capital reduction applicable to a holder of Verigy or Holdco ordinary shares. This discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the IRS, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address the tax consequences of the selective capital reduction under state, local or non-U.S. tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. This discussion is limited to U.S. holders (as defined below) that hold their ordinary shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular shareholder, or to shareholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	shareholders that are not U.S. holders;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	shareholders whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	shareholders who own more than 5% of the outstanding ordinary shares of Verigy or Holdco;

•	shareholders that hold the ordinary shares as part of a straddle, hedge, constructive sale, integrated transaction or conversion transaction; and

•	U.S. holders who acquired their ordinary shares through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds Verigy or Holdco ordinary shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the selective capital reduction to them.

Shareholders are urged to consult with their own tax advisors as to the tax consequences of the selective capital reduction in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or non-U.S. and other tax laws and of changes in those laws.

For purposes of this section, the term “U.S. holder” means a beneficial owner of ordinary shares that for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•

a trust, the substantial decisions of which are controlled by one or more U.S. persons and that is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Selective Capital Reduction Generally

The sale of ordinary shares by a U.S. holder pursuant to the selective capital reduction will result in U.S. source capital gain or loss for U.S. federal income tax purposes equal to the difference between the shareholder’s basis in the shares and the amount of cash received, subject to certain special rules applicable to “passive foreign investment companies” discussed below, and provided that the receipt of cash pursuant to the selective capital reduction is not treated as a dividend for U.S. federal income tax purposes. Dividend treatment could result if a U.S. holder’s percentage ownership of our ordinary shares (including shares that the U.S. holder is deemed to own under certain attribution rules) is not meaningfully reduced after the selective capital reduction. If a U.S. holder who has a relatively minimal stock interest suffers any reduction in the holder’s proportionate interest, the holder should be regarded as having suffered a meaningful reduction in interest. Any gain will be long-term capital gain if the shares were held for more than one year at the time the selective capital reduction is effected. Long-term capital gains of non-corporate taxpayers are taxed at preferential rates under current law. The deductibility of capital losses is subject to limitation.

Passive Foreign Investment Company Status

Special U.S. federal income tax rules apply to U.S. holders that own shares of a PFIC. A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of its gross income is passive income or (ii) on average, the percentage of its assets that produce passive income or are held for the production of passive income is at least 50% (determined on a gross value basis). For this purpose, “passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Verigy was not classified as a PFIC for fiscal year 2010 or in any prior taxable year. Whether Verigy or Holdco, as applicable, will, in fact, be classified as a PFIC for the current or any subsequent taxable year depends on our assets and income over the course of the relevant taxable year and, as a result, cannot be predicted with certainty. In particular, because the total value of our assets for purposes of the asset test will be calculated based upon the market price of the ordinary shares, a significant and sustained decline in the market price of the ordinary shares and corresponding market capitalization relative to our passive assets could result in Verigy or Holdco, as applicable, being classified as a PFIC. There can be no assurance that Verigy or Holdco, as applicable, will not be classified as a PFIC for the current or any subsequent taxable year or the Internal Revenue Service will not challenge the determination concerning Verigy’s PFIC status for any prior period. U.S. holders should consult their own tax advisors regarding whether Verigy or Holdco, as applicable, will be classified as a PFIC for U.S. federal income tax purposes and the operation of the PFIC rules.

If Verigy or Holdco, as applicable, were classified as a PFIC for any taxable year during which a U.S. holder holds ordinary shares, such U.S. holder would be taxed at ordinary income tax rates on any gain realized on the sale or exchange of the ordinary shares, including any gain realized pursuant to the selective capital reduction, and any “excess distributions” received on the ordinary shares, and also could be subject to a special interest charge with respect to any such gain or excess distribution. An excess distribution is any distribution that, together with all other distributions received in the current taxable year, exceeds 125% of the average distributions received during the three preceding taxable years or the U.S. holder’s holding period for the ordinary shares, if shorter.

Under certain circumstances summarized below, rather than being subject to this PFIC regime, a U.S. holder of ordinary shares could (i) make a timely “qualified electing fund” or QEF election under section 1295 of the Code, to be taxed currently on such U.S. holder’s pro rata portion of our ordinary earnings and net capital gain, whether or not such ordinary earnings and net capital gain are distributed in the form of distributions on the ordinary shares or otherwise, or (ii) make a “mark-to-market” election under section 1296 of the Code and thereby agree, for the year of the election and each subsequent taxable year, to recognize ordinary gain or ordinary loss (limited to the amount of prior ordinary gain), based on the increase or decrease in market value of the ordinary shares for such taxable year. The U.S. holder’s basis in the ordinary shares generally would be adjusted to reflect any such income or loss amounts.

In order for U.S. holders to make a QEF election, Verigy or Holdco, as applicable, would have to provide certain information regarding such U.S. holder’s pro rata share of our ordinary earnings and net capital gain. In the event Verigy is, or Verigy or Holdco becomes, a PFIC, we currently do not intend to provide U.S. holders with such information necessary to make a QEF election. U.S. holders should consult their own tax advisors with respect to making a QEF election.

A U.S. holder of ordinary shares may make a mark-to-market election only if the ordinary shares are marketable stock. The ordinary shares will be “marketable stock” if they are regularly traded on (i) a national securities exchange registered with the SEC or (ii) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934. It is anticipated that the Verigy or Holdco ordinary shares, as applicable, will be regularly traded on the NASDAQ Global Select Market, and should, therefore, qualify as “marketable stock.” U.S. Holders should consult their own tax advisors with respect to making a mark-to-market election.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which require the payor to withhold from payments subject to information reporting if the recipient has failed to provide its taxpayer identification number to the payor, furnished an incorrect identification number, or repeatedly failed to report interest or dividends on its returns. The backup withholding rate is currently 28%, and is scheduled to increase to 31% in 2013. Backup withholding will not apply if the holder (1) is an exempt payee or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. U.S. holders can establish exempt status by certifying on Internal Revenue Service Form W-9 or an appropriate substitute form.

Any amounts withheld from a payment to a U.S. holder of ordinary shares under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

Recently enacted legislation may require certain U.S. holders who are individuals to report information with respect to ordinary shares held through an account with a non-U.S. financial institution or through certain other foreign entities to the IRS with their annual income tax return for taxable years beginning after March 18, 2010. U.S. holders who fail to report the required information could become subject to substantial penalties. U.S. holders are urged to consult with their own tax advisors regarding this new legislation.

Material Singapore Income Tax Considerations in relation to the Selective Capital Reduction

The following discussion is a summary of the material Singapore income tax considerations to Verigy shareholders solely in relation to the selective capital reduction who are not tax resident in Singapore and who do not carry on any trade or business in Singapore. The statements do not purport to be a comprehensive description of all of the income tax considerations that may be relevant to the selective capital reduction and do not describe all of the income tax considerations that may be relevant to all Verigy shareholders, some of which (such as dealers in securities) may be subject to different rules. Each Verigy shareholder should consult an independent tax advisor regarding all Singapore income tax and other tax consequences applicable to them in respect of the selective capital reduction in light of the Verigy shareholder’s particular circumstances.

For Singapore tax purposes, Verigy shareholders would be regarded under the selective capital reduction as having disposed of their Verigy ordinary shares or Holdco ordinary shares (if the Holdco Reorganization is implemented). Under current Singapore tax laws, there is no tax on capital gains. As such, any gains from such disposal of Verigy ordinary shares or Holdco ordinary shares under the selective capital reduction which are capital in nature would not be taxable in Singapore. However, if the gains from such disposal of Verigy ordinary shares or Holdco ordinary shares under the selective capital reduction are construed to be of an income nature and sourced in Singapore (which could be the case if, for instance, the gains arise from the carrying on of a trade or business in Singapore), the disposal profits would be taxable as income rather than capital gains.

Financial Effects

Unaudited Pro Forma Financial Effects

The following is an example of the potential financial effects to Verigy of the selective capital reduction, and is made on the basis of the following assumptions:

•	the Holdco Reorganization is not approved or is not implemented;

•	the merger is not approved or is not completed;

•	the selective capital reduction had been effected on October 31, 2010;

•

the issue of 182,000 ordinary shares by Verigy pursuant to the exercise of options and early vesting of equity-based awards between November 1, 2010 and the last trading day before the date of this joint proxy statement/prospectus;

•	the cancellation by Verigy of all the Odd-Lot Maximum Shares held by Verigy pursuant to the selective capital reduction;

•	that the Odd-Lot Price Per Share is $12.96; and

•	the cancellation by Verigy of its issued share capital by, and payment of an aggregate cash distribution of, $35 million pursuant to the selective capital reduction.

The effects of the selective capital reduction on Verigy’s issued and paid-up share capital based on the Singapore audited accounts for the fiscal year ended October 31, 2010, after adjusting for the assumptions described above, are as described below.

Share Capital: The pro forma financial effects on the share capital of Verigy based on the Singapore audited accounts for the fiscal year ended October 31, 2010 are as follows:

	Shares	Value
	(in thousands)	(in millions)
Issued share capital as at October 31, 2010	60,015	449
Shares issued pursuant to the exercise of any options and any early vesting of other equity-based awards between November 1, 2010 and the last trading day before the date of this joint proxy statement/prospectus	182	(1)
Shares to be cancelled under the selective capital reduction	(2,701)	(35)
Adjusted issued and paid-up share capital after the selective capital reduction	57,496	413

Shareholders’ Funds: The pro forma financial effect on the shareholders’ funds of Verigy together with its subsidiaries, referred to as the Group, and Verigy based on the Singapore audited accounts for the fiscal year ended October 31, 2010, are as follows:

	Group		Verigy
	As at October 31, 2010	Pro forma after the selective capital reduction	As at October 31, 2010	Pro forma after the selective capital reduction
	(in millions)
Share capital	449	413	449	413
Shareholders’ funds	429	393	429	393

Net Assets: The pro forma financial effect on the shareholders’ funds of the Group and Verigy based on the Singapore audited accounts for the fiscal year ended October 31, 2010, are as follows:

	Group		Verigy
	As at October 31, 2010	Pro forma after the selective capital reduction	As at October 31, 2010	Pro forma after the selective capital reduction
	(in millions, except share amounts)
Net assets	429	393	429	393
Number of issued shares (in thousands)	60,015	57,496	60,015	57,496
Shareholders’ funds	429	393	429	393

Earnings Per Share: The pro forma financial effect on the earnings of the Group and Verigy based on the Singapore audited accounts for the fiscal year ended October 31, 2010, are as follows:

	Group		Verigy
	As at October 31, 2010	Pro forma after the selective capital reduction	As at October 31, 2010	Pro forma after the selective capital reduction
	(in millions, except per share amounts)
Profit attributable to Verigy shareholders	16	16	16	16
Basic earnings per share	0.26	0.27	0.26	0.27

Gearing: The pro forma financial effect on the gearing of the Group and Verigy based on the Singapore audited accounts for the fiscal year ended October 31, 2010, are as follows:

	Group		Verigy
	As at October 31, 2010	Pro forma after the selective capital reduction	As at October 31, 2010	Pro forma after the selective capital reduction
	(in millions)
Total net borrowings	138	138	138	138
Cash and cash equivalents	296	261	170	135
Net assets	429	393	429	393

Unaudited Pro Forma Balance Sheet

For informational purposes only, the following table sets forth the unaudited pro forma balance sheet of Verigy as at October 31, 2010, before and after the selective capital reduction, based on the Singapore audited accounts for the fiscal year ended October 31, 2010, and assuming that:

•	the Holdco Reorganization is not approved or is not implemented;

•	the merger is not approved or is not completed;

•	the selective capital reduction had been effected on October 31, 2010;

•

the issue of 182,000 ordinary shares by Verigy pursuant to the exercise of options and early vesting of equity-based awards between November 1, 2010 and the last trading day before the date of this joint proxy statement/prospectus;

•	the cancellation by Verigy of all the Odd-Lot Maximum Shares held by Verigy shareholders pursuant to the selective capital reduction;

•	that the Odd-Lot Price Per Share is $12.96; and

•	the cancellation by Verigy of its issued share capital by, and payment of an aggregate cash distribution of, $35 million pursuant to the selective capital reduction.

($ million)	As of October 31, 2010 and before the Capital Reduction	Pro forma after the Capital Reduction

ASSETS
Current Assets:
Cash and cash equivalents	$170	$135
Short-term marketable securities	116	116
Other current assets	164	164

Total Current Assets	450	415

Non-current Assets:
Investment in Subsidiary	207	207
Marketable securities	31	31
Property, plant and equipment, net	16	16
Goodwill and intangible assets	13	13
Other non-current assets	7	7

Total Non-current Assets	274	274

TOTAL ASSETS	$724	$689

LIABILITIES AND EQUITY
Current Liabilities:
Total current liabilities	$144	$145

Non-current Liabilities:
Long-term debts	138	138
Other non-current liabilities	13	13

Total Non-current Liabilities	151	151

TOTAL LIABILITIES	295	296

NET ASSETS
EQUITY
Share Capital(1)

Shareholders’ equity	429	393

TOTAL LIABILITIES AND EQUITY	$724	$689

Notes:

(1)	Adjusted for the issue of 182,000 ordinary shares by Verigy pursuant to the exercise of options and early vesting of equity-based awards between November 1, 2010 and the last trading day before the date of this joint proxy statement/prospectus.

Conditions

The selective capital reduction is conditional on, among other things, the following:

•	the passing of a special resolution of the Verigy shareholders approving the selective capital reduction at the 2011 Annual General Meeting;

•	the approval of the Singapore court for either the selective capital reduction or the Holdco Selective Capital Reduction, if the Holdco Reorganization is approved and implemented; and

•	all other relevant approvals and consents being obtained.

A copy of the Order of Court approving each of the selective capital reduction and, if necessary, the Holdco Selective Capital Reduction, together with the other documents prescribed under the Singapore Companies Act, will subsequently be lodged with the Registrar of Companies and Businesses of Singapore.

Payment Date

The selective capital reduction will happen after (i) the Holdco Reorganization, if the Holdco Reorganization is approved and implemented and (ii) the merger, if the merger is approved and completed. On the lodgement of the office copy of the Order of Court confirming the selective capital reduction and, if necessary, together with the other documents prescribed under the Singapore Companies Act, the selective capital reduction will take effect, and the cash distribution arising thereto would become payable. Subject to the above conditions described above being satisfied, it is currently expected that the effective date of the selective capital reduction will take place on or before — 2011.

A further announcement will be made by Verigy or Holdco, as applicable, in the event of a material change to the expected effective date of the selective capital reduction.

Discretion of the Board of Directors

If Verigy or Holdco, as applicable, determines that the various conditions described above have been satisfied, but the board of directors of Verigy or Holdco, as applicable, is then of the view that it is not in the best interests of Verigy or Holdco, as applicable, to effect the selective capital reduction (due to the then prevailing market or economic conditions or for any other reason), Verigy or Holdco, as applicable, shall not be obliged or required to proceed to make the selective capital reduction effective and shall make an announcement to that effect, and take all necessary steps and action to terminate the selective capital reduction exercise. The selective capital reduction is therefore subject to and conditional upon the board of directors of Verigy or Holdco, as applicable, deciding, following the satisfaction of the various conditions described above, to effect the selective capital reduction.

Our board of directors unanimously recommends a vote “FOR” the selective capital reduction.

SPECIAL BUSINESS—PROPOSAL 3

ORDINARY RESOLUTION TO APPROVE ANNUAL CASH COMPENSATION AND TAX EQUALIZATION PAYMENTS AND TO RATIFY TAX EQUALIZATION PAYMENTS FOR THE NON-EMPLOYEE DIRECTORS, THE NON-EXECUTIVE CHAIRMAN, THE CHAIRPERSONS OF THE AUDIT, COMPENSATION, AND NOMINATING AND GOVERNANCE COMMITTEES, AND THE LEAD INDEPENDENT DIRECTOR

Under the laws of Singapore, we may pay cash compensation to our directors for services rendered in their capacity as directors only with the approval of our shareholders at a general meeting. We are seeking shareholder approval of the payment of cash compensation, including tax equalization payments, for the approximately one year period commencing on the Compensation Commencement Date and ending on the day immediately prior to our 2012 Annual General Meeting of Shareholders, and for each 12-month period thereafter. This year we are also seeking shareholder approval of certain tax equalization payments related to compensation paid in prior years.

Tax Equalization Payments: As disclosed in our proxy statements for our 2007, 2008, 2009 and 2010 Annual General Meeting of Shareholders, since fiscal year 2007, we have compensated our directors through a combination of equity compensation, including annual option and restricted share unit awards, as well as cash compensation. Generally, director cash compensation has been disclosed to be composed of an annual cash retainer of $55,000 for service on our board of directors and its committees and a $5,000, $10,000 or $20,000 cash retainer for services as chairperson of our Nominating and Governance, Compensation and Audit Committees, respectively.

Pursuant to Singapore tax law, compensation paid to our directors who are not residents of Singapore is subject to certain withholding and tax assessments. These tax obligations apply to all consideration paid to these directors, including cash and equity compensation, and is generally equal to 20% of the value of the consideration at the time the withholding obligation arises. For cash compensation, a withholding obligation arises at the time the compensation is paid to the director. With respect to restricted share units, a tax assessment liability arises at the time the restricted share units automatically release on the three year anniversary of the date of grant or, if not released, terminate. Such compensation is paid to the directors on the basis of such release and/or termination and is not intended to assist the directors in acquiring shares or units of shares in Verigy. With respect to stock options, a tax assessment liability arises at the time the stock options are exercised or, if not exercised, terminate. The withholding and assessment amounts are generally equal to the amount of taxes owed by the directors on their compensation and are therefore not recoverable by the directors.
As a result of our status as a Singapore corporation, we have negotiated tax incentives which have been approved by the Singapore Ministry of Finance and the Singapore Ministry of Trade and Industry. Under these incentives and contingent on us meeting certain conditions, income we earn in Singapore is subject to reduced rates of income tax for a period of 10 to 15 years, which can provide us, and, in the past has provided us, with significant tax savings resulting in increased earnings per ordinary share. Although we are a Singapore company, the majority of our directors are residents of the United States and are required to pay U.S. income taxes on the compensation that they receive as directors of Verigy. Further, under U.S. tax law, the directors are generally not eligible to offset their Singapore tax liabilities against their US tax liabilities. As a result, historically, our directors have been subject to double taxation and taxed by both Singapore and the United States on the compensation we pay them.

Since our formation in 2006, we have paid the Singapore tax liabilities on behalf of all of the affected directors. These directors include all of our independent directors other than Mr. Cheng. Mr. Cheng is a Singapore resident and is therefore not subject to these withholding taxes. In early 2010, we determined that the payment of these tax liabilities should have been reported by us as the payment of additional compensation to the directors. To correct this error, we issued revised tax statements to our directors for the applicable years and in 2010, we made tax equalization payments to the directors to cover the amount of taxes owed, any interest and, penalties due to the late payments, certain tax preparation fees, and the additional taxes associated with these additional payments. These payments have not resulted in our directors receiving any additional net cash compensation. The result of these payments has been to make our directors “whole” for all additional taxes and amounts owed in connection with the Singapore taxes in order to ensure that they receive competitive net pay and are not taxed on the same earnings in both the U.S. and Singapore. We have not reimbursed our directors for any U.S. taxes on their compensation, except to the extent of the U.S. taxes applicable to the additional payments made to or on behalf of the directors. Our goal is to make our directors “whole” for all additional taxes and amounts owed in connection with the Singapore taxes in order to ensure that they receive competitive net pay that is appropriate to their service on Verigy’s board. As required for any cash compensation to our directors, these payments are subject to the approval of our shareholders.

As our directors’ restricted stock units continue to be released or to terminate in the future, and to the extent that non-employee directors exercise their stock options or these stock options terminate, the directors will continue to owe Singapore taxes based on the value of the equity at such time. Because the value of the equity at vesting varies depending on the future market price of our common stock, we cannot estimate the amount of these taxes in advance. We anticipate continuing to make tax equalization payments to cover the Singapore tax liabilities and related taxes in the future. As noted above, these tax equalization payments, as part of cash compensation paid to our directors, will be subject to shareholder approval.

Accordingly, we are hereby seeking shareholder ratification of the below tax equalization payments related to all cash compensation and related to release or termination of previously granted restricted share units and exercise or termination of outstanding options (based on a portion of a non-employee director’s tax payments in 2007, 2008, 2009 and 2010), in the following aggregate amounts:

Director	Fiscal 2007	Fiscal 2008	Fiscal 2009	Fiscal 2010	Total
Steven W. Berglund	$—	17,475	12,508	13,627	43,610
Bobby Cheng	$—	—	—	—	—
C. Scott Gibson	$31,083	78,826	34,414	25,049	169,372
Ernest L. Godshalk	$28,841	15,989	34,414	25,049	104,293
Edward C. Grady	$—	23,676	16,509	24,401	64,586
Eric Meurice	$19,892	13,529	12,508	—	45,929
Claudine Simson (1)	$19,892	13,529	12,508	37,487	83,416
Total	$99,708	163,024	122,861	125,613	511,206

(1)	Dr. Simson resigned from the board of directors as of January 12, 2011 for personal reasons.

Annual Cash Compensation and Tax Equalization Payments: We are also hereby seeking shareholder approval for us to provide the cash compensation described below to our non-employee directors for the approximately one year period commencing on the Compensation Commencement Date and ending on the day immediately prior to our 2012 Annual General Meeting of Shareholders:

•	annual cash compensation of $55,000 to each of the non-employee directors for service on the board of directors and for service as a member of any committee on which a director serves;

•	annual cash compensation of $110,000 to our non-Executive Chairman for services rendered in that capacity;

•	additional annual cash compensation of $15,000 to the Lead Independent Director of the board of directors for services rendered in that capacity;

•	additional annual cash compensation of $20,000 to the chairperson of the Audit Committee for services rendered in that capacity;

•	additional annual cash compensation of $10,000 to the chairperson of the Compensation Committee for services rendered in that capacity;

•	additional annual cash compensation of $5,000 to the chairperson of the Nominating and Governance Committee for services rendered in that capacity;

•

appropriate pro rata cash compensation, based on Verigy’s annual cash compensation, to any new non-employee director for his or her services rendered as a director, Lead Independent Director or committee chairperson for any period less than 12 months; and

•

tax equalization payments covering Singapore taxes and U.S. taxes on Verigy’s payments of Singapore taxes, related to all cash compensation and related to release or termination of previously granted restricted share units and exercise or termination of outstanding options, to be paid by us on behalf of our non-employee directors. If the Holdco Reorganization is approved and implemented, the non-employee directors’ cash compensation will no longer be subject to taxation in Singapore under current Singapore tax law. Accordingly, in such event, no further tax equalization payments would be necessary with respect to this compensation. The tax equalization payments will continue, however, with respect to the outstanding restricted share units and options that were granted before the Holdco Reorganization is complete.

Our board of directors unanimously recommends a vote “FOR” the resolution to ratify prior tax equalization payments and to approve tax equalization payments and annual cash compensation for the non-employee directors, the non-executive chairman, the chairpersons of the audit, compensation, and nominating and governance committees, and the lead independent director.

SPECIAL BUSINESS—PROPOSAL 4

ORDINARY RESOLUTION TO AUTHORIZE ORDINARY SHARE ISSUANCES

We are incorporated in the Republic of Singapore. Under the laws of Singapore, our directors may issue ordinary shares and make offers or agreements or grant options that might or would require the issuance of ordinary shares only with the prior approval of our shareholders. We are submitting this proposal because we are required to do so under the laws of Singapore before we can issue any ordinary shares in connection with our equity compensation plans, possible future strategic transactions, or public and private offerings.

If this proposal is approved, the authorization would be effective from the date of the 2011 Annual General Meeting of Shareholders and continue until the earlier of (i) the conclusion of the 2012 Annual General Meeting of Shareholders; or (ii) the expiration of the period within which the 2012 Annual General Meeting of Shareholders is required by the laws of Singapore to be held. The 2012 Annual General Meeting of Shareholders is required to be held no later than 15 months after the date of the 2011 Annual General Meeting of Shareholders and no later than April 30, 2012, six months after the date of our 2011 fiscal year end. The laws of Singapore allow for a one-time application to be made with the Singapore Accounting and Corporate Regulatory Authority for an extension of the time in which to hold an Annual General Meeting of Shareholders of up to a maximum of two months.

The board of directors believes that it is advisable and in the best interests of Verigy and our shareholders for our shareholders to authorize the directors to issue ordinary shares and to make or grant offers, agreements or options that might or would require the issuance of ordinary shares. In the future, the directors may need to issue shares or make agreements that would require the issuance of new ordinary shares. For example:

•	in connection with strategic transactions and acquisitions;

•	pursuant to public and private offerings of Verigy’s ordinary shares, as well as instruments convertible into our ordinary shares; or

•	in connection with our equity compensation plans and arrangements.

Notwithstanding this general authorization to issue our ordinary shares, we will be required to seek shareholder approval with respect to future issuances of ordinary shares, where required, under NASDAQ rules, such as where we propose to issue ordinary shares that will result in a change in control of Verigy or in connection with a transaction involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares.

We expect to continue to issue ordinary shares and grant options and other equity-based awards in the future under circumstances similar to those in the past. As of the date of this joint proxy statement/prospectus, other than issuances of ordinary shares or agreements that would require the issuance of new ordinary shares in connection with our equity compensation plans and arrangements and the Share Issuance contemplated by Merger Proposal 1, we have no specific plans, agreements or commitments to issue any ordinary shares for which approval of this proposal is required. Nevertheless, the board of directors believes that it is advisable and in the best interests of Verigy and our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue strategic transactions and acquisitions and raise additional capital through public and private offerings of our ordinary shares, as well as instruments convertible into our ordinary shares.

If this proposal is approved, our directors would be authorized to issue, during the period described above, ordinary shares subject to applicable Singapore laws and NASDAQ rules. The issuance of a large number of ordinary shares could be dilutive to existing shareholders or reduce the trading price of our ordinary shares on the NASDAQ Global Select Market. If this proposal is not approved, we would not be permitted to issue ordinary shares (other than shares issuable on exercise or settlement of outstanding options, restricted share units and other instruments convertible into or exercisable for ordinary shares or the like, which were previously granted when the previous shareholder approved share issue mandates were in force). If we are unable to rely upon equity as a component of compensation, we would have to review our compensation practices, and would likely have to substantially increase cash compensation to retain key personnel.

Our board of directors unanimously recommends a vote “FOR” the resolution to authorize ordinary share issuances.

SPECIAL BUSINESS—PROPOSAL 5

ORDINARY RESOLUTION TO RENEW THE SHARE PURCHASE MANDATE

Our purchases or acquisitions of our ordinary shares must be made in accordance with, and in the manner prescribed by, the Singapore Companies Act, NASDAQ rules and such other laws and regulations as may from time to time be applicable.

Singapore law requires us to obtain shareholder approval of a “general and unconditional share purchase mandate” given to our directors if we wish to purchase or otherwise acquire our ordinary shares. We refer to this general and unconditional mandate as the “Share Purchase Mandate,” and it allows our directors to exercise their authority to purchase or otherwise acquire our issued ordinary shares. Although our shareholders approved a renewal of the Share Purchase Mandate at the 2010 Annual General Meeting of Shareholders, our directors have not exercised any of the company’s powers to purchase or otherwise acquire any ordinary shares pursuant to the 2010 renewal of the Share Purchase Mandate. The Share Purchase Mandate renewal approved at the 2010 Annual General Meeting of Shareholders will expire at the conclusion of our 2011 Annual General Meeting of Shareholders. Accordingly, we are submitting this proposal to seek approval for the renewal of the Share Purchase Mandate from our shareholders at the 2011 Annual General Meeting of Shareholders. This resolution is proposed as an Ordinary Resolution pursuant to which the Share Purchase Mandate will be renewed to give our directors authority to exercise all powers to purchase or otherwise acquire our issued ordinary shares on the terms of the Share Purchase Mandate.

If renewed by our shareholders at the 2011 Annual General Meeting of Shareholders, the authority conferred by the Share Purchase Mandate will, unless varied or revoked by our shareholders at a general meeting, continue in force until the earlier of the date of the 2012 Annual General Meeting of Shareholders or the date by which the 2012 Annual General Meeting of Shareholders is required by law to be held. The 2012 Annual General Meeting of Shareholders is required to be held no later than 15 months after the date of the 2011 Annual General Meeting of Shareholders and no later than April 30, 2012, six months after the date of our 2011 fiscal year end. The laws of Singapore allow for a one-time application to be made with the Singapore Accounting and Corporate Regulatory Authority for an extension of the time in which to hold an Annual General Meeting of Shareholders of up to a maximum of two months.

The authority and limitations placed on our share purchases or acquisitions under the proposed Share Purchase Mandate, if renewed at the 2011 Annual General Meeting of Shareholders, are summarized below.

Limit on Number of Ordinary Shares Allowed to be Purchased

During the approximately 12-month period during which the Share Purchase Mandate is effective, we may purchase or acquire that aggregate number of our ordinary shares that is equal to 10% of the total number of issued ordinary shares outstanding as of (a) April 6, 2010 (the date of our last Annual General Meeting of Shareholders held before this resolution to approve the renewal of the authority to repurchase shares is passed) or (b) —, 2011 (the date of the passing of this resolution), whichever is greater, which we refer to as the 10% Buyback Threshold. If the Special Resolution set forth in Special Business—Proposal 2 authorizing the selective capital reduction is approved by Verigy’s shareholders and implemented by Verigy, the Singapore Companies Act requires that the computation of the number of Verigy’s ordinary shares comprising the 10% Buyback Threshold that Verigy can repurchase must be based on a denominator of the reduced issued share capital as altered by the Special Resolution in Special Business—Proposal 2. There were 59,362,227 ordinary shares outstanding as of April 6, 2010, and there were — ordinary shares outstanding as of —, 2011, the most recent practicable date.

Duration of Share Purchase Mandate

Purchases or acquisitions of ordinary shares may be made, subject to the 10% Buyback Threshold, at any time and from time to time, on and from the date of approval of the Share Purchase Mandate up to the earlier of:

•	the date on which our next Annual General Meeting of Shareholders is held or required by law to be held; or

•	the date on which the authority conferred by the Share Purchase Mandate is revoked or varied by our shareholders at a general meeting.

Manner of Purchases or Acquisitions of Ordinary Shares

Purchases or acquisitions of ordinary shares may be made by way of:

•

market purchases on the NASDAQ Global Select Market or any other stock exchange on which our ordinary shares may for the time being, be listed and quoted, through one or more duly licensed dealers appointed by us for that purpose; and/or

•

off-market purchases (if effected other than on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being, be listed and quoted), in accordance with an equal access scheme as prescribed by the Singapore Companies Act.

If we decide to purchase or acquire our ordinary shares in accordance with an equal access scheme, our directors may impose any terms and conditions as they see fit and as are in our interests, so long as the terms are consistent with the Share Purchase Mandate, the applicable NASDAQ listing rules, the rules of the Singapore Companies Act and other applicable laws. In addition, an equal access scheme must satisfy all of the following conditions:

•	offers for the purchase or acquisition of ordinary shares must be made to every person who holds ordinary shares to purchase or acquire the same percentage of their ordinary shares;

•	all of those persons must be given a reasonable opportunity to accept the offers made; and

•

the terms of all of the offers must be the same (except differences in consideration that result from offers relating to ordinary shares with different accrued dividend entitlements and differences in the offers solely to ensure that each person is left with a whole number of ordinary shares).

Purchase Price

The purchase price (excluding brokerage commission, applicable goods and services tax and other related expenses of the purchase or acquisition) to be paid for an ordinary share will be determined by our directors. The maximum purchase price to be paid for the ordinary shares as determined by our directors must not exceed:

•

in the case of a market purchase, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the NASDAQ Global Select Market or as the case may be, any other stock exchange on which our ordinary shares may, for the time being, be listed and quoted, at the time the purchase is effected; and

•

in the case of an off-market purchase pursuant to an equal access scheme, 150% of the “Prior Day Close Price” of our ordinary shares, which means the closing price of an ordinary share as quoted on the NASDAQ Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may, for the time being, be listed and quoted on the day immediately preceding the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase.

Sources of Funds

Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Articles of Association and applicable laws of Singapore shall be used. We intend to use our internal sources of funds to finance any purchase or acquisition of our ordinary shares. We do not intend to borrow money to finance any purchase or acquisition of our ordinary shares. Our directors do not propose to exercise the Share Purchase Mandate in a manner and to such an extent that would materially affect our working capital requirements and those of our subsidiaries.

Under the Singapore Companies Act, any payment made in consideration of the purchase or acquisition of ordinary shares may be made out of our capital or profits. Acquisitions or purchases made out of capital are permissible only so long as we are solvent for the purposes of Section 76F(4) of the Singapore Companies Act. A company is solvent if (a) it is able to pay its debts in full at the time of the payment made in consideration of the purchase or acquisition (or the acquisition of any right with respect to the purchase or acquisition) of ordinary shares and will be able to pay its debts as they fall due in the normal course of business during the 12-month period immediately following the date of the payment; and (b) the value of its assets is not less than the value of its liabilities (including contingent liabilities) and will not, after giving effect to the proposed purchase or acquisition, become less than the value of its liabilities (including contingent liabilities).

Status of Purchased or Acquired Ordinary Shares

The ordinary shares that we purchase or acquire will be deemed cancelled immediately on purchase or acquisition, and all rights and privileges attached to those ordinary shares will expire on cancellation. The total number of issued shares will be diminished by the number of ordinary shares purchased or acquired by us and which are not held by us as treasury shares.

We will cancel and destroy certificates, if applicable, in respect of purchased or acquired ordinary shares as soon as reasonably practicable following settlement of any purchase or acquisition of ordinary shares.

Financial Effects

Our net tangible assets will be reduced by the purchase price of any ordinary shares purchased or acquired and cancelled or held as treasury shares. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the Share Purchase Mandate would have a material effect on our consolidated results of operations, financial condition or cash flows.

The financial effects on us arising from purchases or acquisitions of ordinary shares which may be made pursuant to the Share Purchase Mandate will depend on, among other things, whether the ordinary shares are purchased or acquired out of our profits and/or capital, the number of ordinary shares purchased or acquired and the price paid for the ordinary shares. Where the consideration paid by us for the purchase or acquisition of ordinary shares is made out of our profits, such consideration (excluding brokerage commission, applicable goods and services tax and other related expenses of the purchases or acquisition) will correspondingly reduce the amount available for the distribution of cash dividends by us. Where the consideration that we pay for the purchase or acquisition of ordinary shares is made out of our capital, the amount available for the distribution of cash dividends by us will not be reduced. To date, we have not declared any cash dividends on our ordinary shares and have no current plans to pay cash dividends in the foreseeable future.

Rationale for the Share Purchase Mandate

We believe that an approval of the Share Purchase Mandate at the 2011 Annual General Meeting of Shareholders will benefit our shareholders by providing our directors with appropriate flexibility to cause the repurchase of our ordinary shares if our directors believe that such repurchases would be in the best interests of

Verigy and our shareholders. Our decision to repurchase our ordinary shares from time to time will depend on our continuing assessment of then-current market conditions, our need to use available cash to finance our operations, acquisitions and other strategic transactions, the level of our debt and the terms and availability of financing.

Take-Over Implications

If, as a result of our purchase or acquisition of our issued ordinary shares, a shareholder’s proportionate interest in our voting capital increases, such increase will be treated as an acquisition for the purposes of The Singapore Code on Take-overs and Mergers. If such increase results in a change of effective control, or, as a result of such increase, a shareholder or a group of shareholders acting in concert obtains or consolidates effective control of our company, such shareholder or group of shareholders acting in concert could become obliged to make a take-over offer for our company under Rule 14 of The Singapore Code on Take-overs and Mergers.

Our board of directors unanimously recommends a vote “FOR” the resolution to approve the

Renewal of the Share Purchase Mandate.

SPECIAL BUSINESS—PROPOSALS 6 AND 7

ADVISORY VOTES REGARDING EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this joint proxy statement/prospectus in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” in this joint proxy statement/prospectus, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis” beginning on page 204 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. As a result of its review process, in fiscal year 2010 and for fiscal year 2011 the Compensation Committee made the following changes to our executive compensation practices:

•

adopted a recoupment policy that applies if there is a restatement of Verigy’s financial statements caused by fraud or willful misconduct by an executive officer. Under this policy, we may, at the discretion of our non-employee directors, (i) recoup any excess incentive compensation paid to our named executive officers and other key members of our executive team if the financial results on which the awards were based are materially restated; (ii) cancel outstanding equity awards; and recoup after tax gains on sales of securities sold between the filing date of the financial statements that required restating and the filing of restated financial statements; and

•

adopted a executive share ownership guideline that requires our Chief Executive Officer and other executives to own a minimum of 50,000 and 15,000 ordinary shares, respectively, within five years of the adoption of the guidelines or promotion or hire date of an executive officer.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this joint proxy statement/prospectus. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this joint proxy statement/prospectus. Accordingly, we will ask our shareholders to vote “FOR” the following non-binding Advisory Resolution at the 2011 Annual General Meeting:

RESOLVED THAT, that our shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the joint proxy statement /prospectus for the 2011 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.

The say-on-pay vote is advisory and, therefore, not binding on Verigy, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our shareholders, and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this joint proxy statement/prospectus, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Our board of directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this joint proxy statement/prospectus pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Special Business—Proposal 7, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this Special Business—Proposal 7, our board of directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for Verigy, and, therefore, our board of directors recommends that you vote for a three-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our board of directors considered that an advisory vote every three years on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement on a sufficiently frequent basis. Additionally, an advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our shareholders may have different views as to what is the best approach for Verigy, and we look forward to hearing from our shareholders on this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the non-binding Advisory Resolution set forth below.

RESOLVED THAT, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which we are to hold a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the board of directors or Verigy in any way, the board may decide that it is in the best interests of our shareholders and Verigy to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

Our board of directors unanimously recommends a vote in favor of once every three years as the frequency with which shareholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

ORDINARY BUSINESS—PROPOSAL 1

APPROVAL OF THE RE-APPOINTMENT OF INDEPENDENT SINGAPORE AUDITOR FOR FISCAL YEAR 2011 AND AUTHORIZATION OF OUR DIRECTORS TO FIX ITS REMUNERATION

PricewaterhouseCoopers LLP is our independent registered public accounting firm in the U.S. and audits our consolidated financial statements. During fiscal 2010, PricewaterhouseCoopers LLP in Singapore was our independent Singapore auditor of our Singapore statutory financial statements. Pursuant to Sections 205(2) and 205(4) of the Singapore Companies Act, any appointment after the board of directors’ initial appointment of our independent Singapore auditor, or its subsequent removal, requires the approval of our shareholders. The Audit Committee has approved, subject to shareholder approval, the re-appointment of PricewaterhouseCoopers LLP as the independent Singapore auditor for the fiscal year ending October 31, 2011. Pursuant to Section 205(16) of the Singapore Companies Act, the shareholders must determine the remuneration of a company’s auditors or must authorize the board of directors to fix the remuneration. The board of directors is thus requesting that our shareholders authorize the directors to fix the auditors’ remuneration for services rendered through the next Annual General Meeting of Shareholders.

Our board of directors unanimously recommends a vote “FOR” the approval of the re-appointment of PricewaterhouseCoopers LLP as independent Singapore auditor for fiscal year 2011 and authorization of the directors to fix its remuneration.

Principal Accountant Fees and Services

Set forth below are the aggregate fees paid for the services performed by our principal accounting firm, PricewaterhouseCoopers LLP, during fiscal 2009 and 2010. All audit and non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal Year 2010	Fiscal Year 2009
	(in thousands)
Audit Fees	$1,896	$2,132
Audit-Related Fees	65	—
Tax Fees	139	58

Total:	2,100	2,190

Audit Fees consist of fees for professional services rendered by our independent registered public accounting firm for the integrated audit of our annual financial statements included in our Annual Report on Form 10-K and the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q during fiscal 2009 and 2010. These fees include fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, consents and review of documents filed with the SEC. In fiscal 2009, Audit Fees also include fees incurred for services in connection with our sale of convertible debt in July 2009.

Audit-Related Fees consist of fees for assurance and related services by our independent registered public accounting firm that are reasonably related to the performance of the audit or review of our consolidated financial statements and not included in Audit Fees.

Tax Fees for fiscal 2010 consist of fees incurred for federal and state tax compliance, transfer pricing related services and tax advisory services in connection with acquisitions. Tax fees for 2009 consist of fees incurred for federal and state tax compliance.

We expect a representative from PricewaterhouseCoopers LLP to be present at the 2011 Annual General Meeting of Shareholders. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

ORDINARY BUSINESS—PROPOSALS 2 THROUGH 4

RE-ELECTION OF DIRECTORS

Article 42(c) of Verigy’s current Articles of Association requires that at each annual general meeting, one-third of the directors (or, if their number is not a multiple of three, then the number nearest to, but not less than, one-third of the directors) are required to retire from office. The directors required to retire in each year are those who have been in office the longest since their last re-election or appointment. Retiring directors are eligible for re-election. C. Scott Gibson, Edward C. Grady and Ernest L. Godshalk are the members of our board of directors who will retire by rotation at the 2011 Annual General Meeting of Shareholders. Messrs. Gibson, Grady and Godshalk are eligible for re-election and have been nominated, and each has consented, to stand for re-election at the 2011 Annual General Meeting of Shareholders.

The proxy holders intend to vote all proxies received by them in the accompanying form “FOR” the re-appointment of the nominees for the directors listed below. In the event that any nominee is unable or declines to serve as a director at the time of the 2011 Annual General Meeting of Shareholders, the proxies will be voted for any nominee who shall be designated by a majority of the members of the board of directors present to fill the vacancy.

As of the date of this joint proxy statement/prospectus, the board of directors is not aware of any nominee for re-election who is unable or will decline to serve as a director.

Verigy’s Board of Directors

Nominees to the Board of Directors

C. Scott Gibson (age 58)—Scott Gibson has served as a member of Verigy’s board of directors and of the Audit and Compensation Committees and as the chairperson of the Nominating and Governance Committee since June 2006. Mr. Gibson also served as chairperson of the Compensation Committee from June 2006 to September 2008. Mr. Gibson has served as Verigy’s Lead Independent Director since July 2007. He has served as a director of RadiSys Corporation, a global supplier of embedded computing solutions for automation, telecommunications and other industries, and as a member of its audit committee since June 1993 and as chairperson of its board of directors since October 2002. From January 1983 through March 1992, Mr. Gibson co-founded Sequent Computer Systems, Inc. (“Sequent”), a computer systems company, and served as president from January 1988 to March 1992. Before co-founding Sequent, Mr. Gibson served as General Manager, Memory Components Operation, at Intel Corporation. Mr. Gibson also serves on the boards of directors of several other public companies, including TriQuint Semiconductor, Inc., where he has served on the audit committee since 2006, Pixelworks, Inc., where he also serves on the audit committee and Northwest Natural Gas Company. Mr. Gibson holds a BSEE degree and an MBA in finance from the University of Illinois.

Mr. Gibson brings to Verigy’s board of directors his semiconductor expertise and experience in the high-technology industry which provide him with a deep understanding of Verigy’s business. In addition, Mr. Gibson’s experience as a director of other public companies provides him with a current working knowledge of business and economic trends that affect Verigy’s industry. Mr. Gibson’s prior experience co-founding and leading Sequent, along with other senior management positions he has held, provide him with insight into a range of issues Verigy faces.

Ernest L. Godshalk (age 65)—Ernest Godshalk has served as a member of Verigy’s board of directors, as chairperson of the Audit Committee and as a member of the Nominating and Governance Committee since June 2006. Since 1993, Mr. Godshalk has served as Managing Director of ELGIN Management Group, a private investment company. From February 2001 until he retired in December 2004, Mr. Godshalk served as President, Chief Operating Officer and a director of Varian Semiconductor Equipment Associates, Inc. (“Varian Semiconductor”), a supplier of semiconductor manufacturing equipment. From April 1999 until February 2001,

Mr. Godshalk served as Varian Semiconductor’s Vice President and Chief Financial Officer. From November 1998 until April 1999, Mr. Godshalk was Vice President, Finance of the semiconductor equipment business of Varian Associates, Inc. Mr. Godshalk serves on the boards of directors as well as the audit committees of both GT Solar International Inc. and Hittite Microwave Corporation. He holds a BA degree from Yale University and an MBA degree from Harvard Business School.

Mr. Godshalk brings to Verigy’s board of directors his extensive knowledge of the industry gained through his service as the president, chief operating officer and chief financial officer of a company engaged in a business similar to Verigy’s. In addition, his educational background in management, accounting and finance as well as his experience serving on other boards and audit committees provide him with a wealth of experience that is relevant to Verigy’s business.

Edward C. Grady (age 63)—Edward Grady has served as a member of Verigy’s board of directors since July 2007, of the Compensation Committee since December 2007, including as Compensation Committee chairperson since September 2008, and of the Nominating and Governance Committee since December 2008. Mr. Grady was the President and Chief Executive Officer at Brooks Automation Inc. (“Brooks”), a provider of factory automation equipment for semiconductor manufacturing, until October 1, 2007 when he retired. Prior to joining Brooks in 2003, he ran several divisions at KLA-Tencor, served as President and Chief Executive Officer of Hoya Micro Mask and was Vice President of Worldwide Sales for the EPI division of Monsanto/MEMC, where he started his career. Mr. Grady also serves on the boards of directors of Evergreen Solar Inc., Advanced Energy Industries, Inc. and Electro Scientific Industries, Inc. He holds a BS degree in engineering from Southern Illinois University and an MBA degree from the University of Houston, Clear Lake City.

Mr. Grady brings to Verigy’s board of directors his knowledge and experience in the semiconductor capital equipment industry. He provides the insight and understanding that he has developed from his executive leadership at several companies, including in the areas of product strategy and development, service and organizational development. In addition, Mr. Grady’s significant experience serving on other public company boards provides him with insight into business and economic trends.

Directors Not Standing for Re-election to the Board of Directors

Keith L. Barnes (age 59)—Keith Barnes served as Verigy’s Chief Executive Officer from July 2010 through December 2010 and as its President and Chief Executive Officer from May 2006 to July 2010, as a member of the board of directors since June 2006, and as Chairman of the board of directors since July 2007. From October 2003 through April 2006, Mr. Barnes was Chairman and Chief Executive Officer of Electroglas, Inc., an integrated circuit probe manufacturer. From August 2002 to October 2003, Mr. Barnes was Vice Chairman of the Board of Directors of Oregon Growth Account and a management consultant. He served as Chief Executive Officer of Integrated Measurement Systems, Inc. (“IMS”), a manufacturer of engineering test stations and test software, from 1995 until 2001, and also as Chairman of the board of directors of IMS from 1998 through 2001 when it was acquired by Credence Systems Corporation. Prior to becoming Chief Executive Officer of IMS, Mr. Barnes was a Division President at Valid Logic Systems and later Cadence Design Systems. Mr. Barnes served on the board of directors of Cascade Microtech, Inc., a provider of advanced wafer probing solutions for semiconductor testing from February 2004 to December 2010. Mr. Barnes earned his BSES degree from California State University, San Jose.

Mr. Barnes’ significant knowledge and understanding of Verigy and its businesses together with his extensive experience in the semiconductor industry provide the board of directors with significant insight into Verigy’s businesses and operations. In addition, he brings to the board of directors significant industry-specific knowledge and operational experience with large and small public and private companies.

Steven W. Berglund (age 59)—Steven Berglund has served as a member of Verigy’s board of directors and of the Audit Committee since January 2008. Mr. Berglund has been President and Chief Executive Officer of Trimble Navigation since March 1999, and has diverse industry experience, including engineering, manufacturing, finance and global operations. Prior to joining Trimble Navigation, he was President of Spectra Precision, a unit of Spectra-Physics AB, and a pioneer in the development of laser systems. Mr. Berglund spent a number of years at Varian Associates in Palo Alto, California, where he held roles in planning and manufacturing. He began his career as a process engineer at Eastman Kodak in Rochester, New York. Mr. Berglund is a member of the Trimble Navigation board of directors. He attended the University of Oslo and the University of Minnesota, where he received a BS in chemical engineering. Mr. Berglund also received an MBA from the University of Rochester.

Mr. Berglund brings to the board of directors deep knowledge of engineering, manufacturing, finance and global operations, each of which are significant issues in Verigy’s business. Mr. Berglund’s engineering background, as well as his role as chief executive officer of a growing technology company, provides the board of directors with useful guidance and insights into Verigy’s products and business development and growth opportunities.

Bobby Cheng (age 61)—Bobby Cheng Hoo Wah has served as a member of Verigy’s board of directors since September 2008 and as a member of the Nominating and Governance Committee since September 2010. Since June 2007, Mr. Cheng has served as the non-executive chairperson of IVCG Corporation, an investment holding company he founded with other partners in 2006. He began his career as Asia Regional Marketing Director with Texas Instruments, Inc., and over subsequent years held regional leadership roles in Asia-Pacific with computer systems and related companies, including Digital Equipment Corp., Computervision, Inc., International Computer Limited and Autodesk, Inc. In 1993, he founded his own IC tooling and supply chain company. Since selling his company in 1998, he has consulted on business strategies in Asia for clients such as Jabil Circuit, Inc. and World Bank-IFC. He has served on the board of governors for the Singapore Institute of Management and a committee for the Singapore Stock Exchange. He holds a BA degree in computer science from the University of London.

Mr. Cheng provides the board of directors with significant experience in the financial markets resulting from his leadership role in an investment holding company. His extensive experience and leadership roles with various technology companies provide the board of directors with strategic and business planning expertise.

Eric Meurice (age 54)—Eric Meurice has served as a member of Verigy’s board of directors since November 2006 and as a member of the Compensation Committee since September 2010. Mr. Meurice has served as the President and Chief Executive Officer of ASML Holding, a manufacturer of lithography equipment and supplier to the semiconductor industry, since October 2004. From March 2001 until he joined ASML, Mr. Meurice was Executive Vice President of Thomson Television Worldwide. Between 1995 and 2001, Mr. Meurice served as Vice President of Dell Computer, where he ran the Western and Eastern Europe regions and Dell’s emerging markets business within Europe, the Middle East and Africa. Mr. Meurice holds a Master’s degree in applied economics from the Sorbonne University, Paris, a Master’s degree in mechanics and energy generation from the École Centrale de Paris, and an MBA from Stanford University.

Mr. Meurice brings to the board of directors active experience as the chief executive officer of a semiconductor equipment company. In addition, Mr. Meurice has extensive experience with European and Asian technology business operations which is relevant to a significant aspect of Verigy’s business as an international company. Mr. Meurice’s experiences in mergers and acquisitions as well as his role as a chief executive officer provide the board of directors with significant expertise in areas of business and product development as well as strategy.

Jorge Titinger (age 49) has served as Verigy’s President and Chief Executive Officer since January 1, 2011, as its President and Chief Operations Officer from July 2010 to December 2010, as its Chief Operations Officer from June 2008 to January 2011, and as a member of its board of directors since January 14, 2011. From November 2007 to June 2008, Mr. Titinger served as Senior Vice President of the Product Business Groups at FormFactor, Inc., a provider of semiconductor wafer probe cards. He previously held several executive leadership positions at KLA-Tencor Corporation, a leading supplier of process control and yield management solutions for semiconductor and related microelectronics industries. His roles during his tenure at KLA-Tencor from 2002 to 2007 included Executive Vice President of Global Operations and Chief Manufacturing Officer, Chief Administrative Officer, Senior Vice President and General Manager of KLA-Tencor’s Global Support Services and Field Operations Group. Prior to joining KLA-Tencor, Mr. Titinger held several executive positions at Applied Materials from 1997 to 2002. Mr. Titinger holds a BS and MS in Electrical Engineering and an MS in Engineering Management from Stanford University.

Our board of directors unanimously recommends a vote “FOR” the re-election of Mr. Gibson,

Mr. Grady and Mr. Godshalk to the Board of Directors.

OTHER MATTERS

Our board of directors knows of no other business to be presented for consideration at the 2011 Annual General Meeting of Shareholders other than that described in this joint proxy statement/prospectus. Under our current Articles of Association, the deadline for shareholders to notify us of any proposals or director nominations to be presented at the annual meeting has passed. However, if any other business should properly come before the 2011 Annual General Meeting of Shareholders, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

CORPORATE GOVERNANCE

Our board of directors is committed to maintaining strong corporate governance principles and practices. The board of directors periodically reviews evolving legal, regulatory and best practice developments to determine those that will best serve the interests of Verigy and its shareholders, and adopts guidelines and policies designed to strengthen its corporate governance framework. Our board of directors adopted Corporate Governance Guidelines to assist and guide the board of directors in the exercise of its responsibilities. The Nominating and Governance Committee is responsible for overseeing the guidelines and periodically reviews them and makes recommendations to the board of directors concerning corporate governance matters.

Governance Framework

The Corporate Governance Guidelines and the charters of the three standing committees of the board of directors, together with our Standards of Business Conduct, Insider Trading Policy, Data Privacy Policy and other policies, describe our governance framework. The Corporate Governance Guidelines and charters are intended to ensure that our board of directors has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. The Corporate Governance Guidelines establish the practices our board of directors follows with respect to board composition and selection, board meetings, Chief Executive Officer performance evaluation, succession planning and board committees. Our board of directors annually conducts a self-evaluation to assess adherence to the Corporate Governance Guidelines and identify opportunities to improve board performance.

The Corporate Governance Guidelines, committee charters and other policies under our corporate governance framework are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The Corporate Governance Guidelines comply with requirements contained in the NASDAQ listing standards and otherwise enhance our corporate governance framework.

Director Independence / Limited Employee Directors

Our Corporate Governance Guidelines require that a majority of our board of directors be independent, non-employee directors who meet the criteria for independence required by the rules of NASDAQ. In addition, no more than two employee directors are permitted to serve on our board of directors. Currently Jorge Titinger, our President and Chief Executive Officer, is the only employee director serving on our board of directors.

Lead Independent Director

Since July 2007, our board of directors has appointed an independent director to serve as the Lead Independent Director. Currently, the responsibilities of the Lead Independent Director include presiding at all meetings at which the chairman is not present, including executive sessions of the independent directors, calling meetings of the non-employee directors when necessary and appropriate, and performing such other duties as the board of directors may from time to time delegate. If the merger is completed, the responsibilities of the Lead Independent Director would include, in addition to the current responsibilities:

•	apprising the chairman of the board of the issues considered at a meeting at which the chairman of the board was not in attendance;

•	as appropriate, facilitating communications between the independent directors and the chairman, and between the independent directors and, if the merger is completed, the Co-CEOs; and

•	consulting with the Co-CEOs and the chairman of the board regarding board agendas, schedules and materials for the board meetings.

Board Leadership Structure

Our board of directors believes that it is important to retain its flexibility to allocate the responsibilities of the positions of the Chairman of the Board, referred to as the Chairman, and Chief Executive Officer in the way that it believes is in Verigy’s best interests. Historically, after consideration of the matter, the board of directors has concluded that combining the roles of Chairman and Chief Executive Officer is in the best interests of Verigy. Our board of directors believed that the combination of the roles of Chairman and Chief Executive Officer effectively promoted the board of directors’ and executive management’s pursuit of Verigy’s business objectives by allowing the senior-most executive with accountability for Verigy’s day-to-day operations, who also possesses significant business and industry knowledge, to set board of directors meeting agendas (in consultation with our Lead Independent Director) and to lead the related discussions.

On December 31, 2010, Keith Barnes resigned as our Chief Executive Officer and continues to serve as chairman of the board of directors as a non-executive director. As such, the positions of Chief Executive Officer and Chairman are now separate. The board of directors has determined that having Mr. Barnes continue as Chairman is in the best interests of the board of directors as it provides continuity of board leadership and enables Mr. Titinger, as Chief Executive Officer, to focus on the business of the Company.

Additionally, in connection with the merger, assuming it is approved and completed, the position of Chief Executive Officer will be shared by two co-Chief Executive Officers. Accordingly, separating the roles of Chief Executive Officer and Chairman was determined by the board of directors to be a better structure for the combined company. If the merger is completed, the Chairman’s role would include:

•

acting as a neutral sounding board and strategic thought partner to the Co-Chief Executive Officers in the development of corporate strategies and goals, as well as providing them with guidance and coaching;

•	consulting with the co-Chief Executive Officers to determine the board’s agenda;

•	presiding over all meetings of the board and all meetings of the shareholders;

•	encouraging and facilitating active participation of all directors at board meetings;

•

ensuring that the board of directors, in representing the interests of shareholders, carries out its duties/responsibilities efficiently and compliantly and that it has a clear understanding and respect for the limits between the responsibilities of the board of directors and those of management; and

•

overseeing the affairs of the board of directors as well as any projects emanating from the board of directors, chairing associated discussions to ensure that board-level strategic and policy decisions are fully discussed, debated and decided by the board of directors.

Our board of directors adheres to sound corporate governance practices, as reflected in our Corporate Governance Guidelines, which our board of directors believes it has promoted, and will continue to promote, the effective and independent exercise of leadership for us and our shareholders. At board of directors meetings, non-employee directors regularly convene an executive session without the presence of management.

Executive Sessions

Pursuant to our Corporate Governance Guidelines, the independent directors meet regularly in executive session without the Chief Executive Officer, the Chairman, who, as the former Chief Executive Officer is not considered to be independent, or other members of management present. Any director may request additional executive sessions, either including or excluding, employee or non-independent directors to discuss any matter.

Limits on Additional Board Service

Pursuant to our Corporate Governance Guidelines, directors may not serve on more than six public company boards (including the Verigy board of directors), absent an affirmative finding by the Nominating and Governance Committee that a director (or candidate for director) who serves on the boards of more than six public companies would still be available to fulfill his or her responsibilities as a director of Verigy. Currently, none of Verigy’s directors serves on more than four public company boards. In addition, in accordance with Verigy’s Corporate Governance Guidelines, the Nominating and Governance Committee must approve before an executive officer may sit on the board of another public company, and no executive officer can sit on the board of more than three public companies, including Verigy.

Director Retirement Age

Pursuant to our Corporate Governance Guidelines, a director who will be 70 years of age or older at the date of an annual or extraordinary general meeting at which he/she would be standing for re-election will not stand for re-election at such meeting unless affirmatively unanimously requested to do so by the remaining directors below the age of 70. In addition, under Sections 153(2) and (6) of the Singapore Companies Act, Cap. 50, the office of a director of a public company becomes vacant at the conclusion of the annual general meeting of shareholders first held after such director attains the age of 70 years, regardless of which class to which the director was appointed, and any re-appointment of such director must be approved by our shareholders by ordinary resolution.

Access to Management / Outside Experts

Our Corporate Governance Guidelines provide that non-employee directors have access to our records and files and to individual members of management or to other Verigy employees on a confidential basis. Directors are also authorized to conduct independent investigations and to hire, at our expense, independent legal, financial and other advisors as they deem necessary or appropriate.

Attendance at Annual Meeting

All of the members of our board of directors are encouraged to attend the 2011 Annual General Meeting of Shareholders. Each member of the board of directors attended Verigy’s 2010 Annual General Meeting of Shareholders in person or by teleconference.

Standards of Business Conduct

We have adopted Standards of Business Conduct that apply to all of our employees and directors. Any amendment (other than technical, administrative or other non-substantive amendments) to, or material waiver (as defined by the SEC) of, a provision of the Standards of Business Conduct that applies to the principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions and relates to elements of the Standards of Business Conduct specified in the rules of the SEC, will be posted on our website.

Ownership Guidelines

At the recommendation of the Nominating and Governance Committee, our board of directors adopted share ownership guidelines for our executive officers (as defined for purposes of Section 16 of the U.S. Securities Exchange Act of 1934, referred to as the Exchange Act) and non-employee directors in January 2010. We believe in linking the interests of our board of directors and management with our shareholders by encouraging ownership. The ownership guidelines specify a number of ordinary shares, including restricted shares and share units that our executive officers and non-employee directors should accumulate and hold. Executive officers and non-employee directors are encouraged to reach this goal within five years of the date the board of directors approved the guidelines or the date of their initial election to the board of directors or promotion or hire date as an executive officer, whichever is later, and to hold at least such minimum number of shares for as long as he or she is an executive officer or non-employee director. In the event that an individual has not achieved at least 50%

of their target holdings at the end of the third year of the five year transition period, then it is recommended that the individual retain 50% of any net ordinary shares acquired or vested or, if less, the number of ordinary shares necessary to attain 100% of the applicable share ownership level. The following table lists the specific share guidelines. Ordinary shares and vested and unvested restricted shares and restricted share units count toward satisfying these ownership guidelines. The Nominating and Governance Committee will review these guidelines at least annually for appropriateness and compliance.

	CEO	Other Executive Officers	Non-Employee Directors
Minimum Holdings	50,000	15,000	10,000

Recoupment Policy

In January 2010, at the recommendation of the Nominating and Governance Committee, our board of directors adopted a recoupment policy applicable to executive officers. The policy applies if there is a restatement of our financial statements caused by fraud or willful misconduct by an executive officer. The policy provides for, at the discretion of the independent directors, the following as to any executive officer whose fraud or willful misconduct caused the restatement of our financial statements:

•

recouping incentive cash compensation in excess of the amount by which incentive compensation based on financial statements that required restating exceeds the amounts that would have been paid based on the accurate, restated numbers;

•	canceling outstanding equity awards; and

•	recouping after-tax gains on sales of securities sold between the filing of the financial statements that required restating and the filing of the accurate, restated numbers.

Review of Transactions with Related Persons

Pursuant to the charter of the Audit Committee adopted by the board of directors, the Audit Committee reviews and determines whether to approve any transactions involving related persons, including our directors, executive officers and beneficial owners of 5% or more Verigy ordinary shares.

There are no related person transactions to report in this joint proxy statement/prospectus.

Governance Documents

All of our current corporate governance documents and policies, including its Corporate Governance Guidelines, committee charters and Standards of Business Conduct are available at http://www.verigy.com and in print to any shareholder who requests them by writing to Verigy’s General Counsel at the offices of Verigy’s principal U.S. subsidiary, Verigy US, Inc., 10100 North Tantau Avenue, Cupertino, California 95014-2540.

Shareholder Communications with Our Board of Directors

Shareholders may communicate with our board of directors at the following address:

The Board of Directors

c/o General Counsel

Verigy US, Inc.

10100 North Tantau Avenue

Cupertino, CA 95014-2540

Communications are distributed to our board of directors or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be made available to any non-employee director upon request.

You may also communicate with our board of directors as a group online at http://investor.verigy.com/contactboard.cfm.

Shareholder Nominations to the Board of Directors

Shareholders can recommend qualified candidates for our board of directors to the Nominating and Governance Committee by submitting recommendations to our General Counsel at the offices of our principal U.S. subsidiary, Verigy US, Inc., 10100 North Tantau Avenue, Cupertino, CA 95014-2540. Submissions which include the following requirements will be forwarded to the Nominating and Governance Committee for review and consideration:

•	the candidate’s name and business address;

•	a resume or curriculum vitae describing the candidate’s qualifications, which clearly indicates that he or she has the necessary experiences, skills, and qualifications to serve as a director;

•

a statement as to whether or not, during the past ten years, the candidate has been convicted in a criminal proceeding (excluding minor traffic violations) and, if so, the dates, the nature of the conviction, the name and disposition of the case, and whether the individual has been involved in any other legal proceeding during the past ten years;

•	a statement from the candidate that he or she consents to serve on the board of directors if elected; and

•

a statement from the person submitting the candidate that he or she is the registered holder of ordinary shares, or if the shareholder is not the registered holder, a written statement from the record holder of the ordinary shares (usually a broker or bank) verifying that at the time the shareholder submitted the candidate that he or she was a beneficial owner of ordinary shares.

In addition to these requirements, shareholder nominations must meet the requirements set forth in our Articles of Association and applicable Singapore law.

Board of Directors

Our Articles of Association give our board of directors general powers to manage our business. Our board of directors oversees and provides policy guidance on our strategic and business planning processes, oversees the conduct of our business by senior management and is principally responsible for the succession planning for our key executives, including our Chief Executive Officer.

Our board of directors has determined that each of our directors is an independent director as defined by the applicable NASDAQ rules, other than our Chairman, Mr. Barnes, who formerly served as our Chief Executive Officer, and Jorge Titinger, who currently serves as our President and Chief Executive Officer.

Our board of directors held a total of eight meetings during fiscal 2010. All directors attended at least 75% of the aggregate of the total number of meetings of our board of directors together with the total number of meetings held by all committees of our board of directors on which he or she served, counting only those meetings during which such person was a member of the board of directors and of the respective committee. Our non-employee directors met at regularly scheduled executive sessions without management participation.

Board of Directors Committees

The standing committees of our board of directors are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The table below provides current membership for each of these committees. In 2010, our board of directors established an independent Transaction Committee, in connection with our acquisition activities. Also, in connection with the merger, the board of directors established an Executive Committee that will be responsible for integrating the board of directors of the combined company, if the merger is approved and completed.

Name	Audit Committee		Compensation Committee		Nominating and Governance Committee		Transaction Committee
Keith L. Barnes	—		—		—		—
Steven W. Berglund	X		—		—		X
Bobby Cheng	—		—		X		—
C. Scott Gibson(1)	X		X		X	(2)	X
Ernest L. Godshalk	X	(2)	—		X		—
Edward C. Grady	—		X	(2)	X		X	(2)
Eric Meurice	—		X		—		—
Jorge Titinger	—		—		—		—

(1)	Lead Independent Director
(2)	Committee Chairperson

Audit Committee

The Audit Committee is currently composed of Ernest Godshalk, the chairperson of the committee, Scott Gibson and Steven Berglund, each of whom the board of directors has determined to be an independent director and to meet the financial experience requirements under both the rules of the SEC and NASDAQ. The Audit Committee held eight meetings, and acted by written consent three times, during fiscal 2010.

Our board of directors determined that each of Messrs. Godshalk, Berglund and Gibson is an “audit committee financial expert” within the meaning of the rules of the SEC and is “financially sophisticated” within the meaning of NASDAQ rules. In making these determinations, our board of directors considered and discussed the respective experience, skills and expertise of each of Messrs. Godshalk, Berglund and Gibson. In the case of Mr. Godshalk, the board of directors considered his experience in his roles as President, as Chief Financial Officer, as Chief Operating Officer and as Vice President of Finance at Varian Semiconductor Equipment Associates, Inc. from November 1998 to December 2004, his seven years of combined service as Chief Financial Officer at three other public companies, his current service on the audit committees of GT Solar International, Inc. and Hittite Microwave Corporation, and his educational background, including an MBA with a concentration in finance. In determining that Steven Berglund is an “audit committee financial expert” and is “financially sophisticated,” the board of directors considered Mr. Berglund’s experience in his current role as Chief Executive Officer of Trimble Navigation and his prior role as President of Spectra Precision, as well as Mr. Berglund’s educational background. In the case of Scott Gibson, the board of directors determined that Mr. Gibson qualifies as an “audit committee financial expert” and is “financially sophisticated” by virtue of his years of service on the audit committees of numerous public companies, including currently TriQuint Semiconductor, RadiSys Corporation and Pixelworks, Inc., his experience as the chairperson of the finance and audit committee of the Oregon Health and Science University Governing Board from 2000-2009, his experience as Chief Financial Officer and Senior Vice President of Operations and, later, as President at Sequent Computer Systems, and his educational background, including an MBA in Finance.

Our board of directors has adopted an Audit Committee charter that is available on our website at http://investor.verigy.com/documents.cfm. The Audit Committee is responsible for, among other things, assisting the board of directors’ oversight of:

•	the quality and integrity of our financial statements and internal controls;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and independent registered public accounting firm; and

•	related party transactions.

To fulfill its responsibilities, the Audit Committee, among other things:

•

is directly responsible for the appointment, compensation, retention, oversight of the work and, if necessary, termination and replacement of our independent registered public accounting firm (including resolution of any disagreements between our management and the auditors regarding financial reporting);

•	reviews our financial reporting, policies and processes, including our internal controls and disclosure controls;

•	oversees our asset management policies; and

•	reviews and determines whether to approve related-party transactions.

Compensation Committee

The Compensation Committee is currently composed of Edward Grady, the chairperson of the committee, Scott Gibson and Eric Meurice, who was appointed to the Compensation Committee in September 2010. Dr. Claudine Simson was a member of the Compensation Committee until her resignation from the board of directors on January 12, 2011. The board of directors has determined that each member of the Compensation Committee is an independent director under applicable NASDAQ rules. Furthermore, pursuant to the Compensation Committee charter, the board of directors has determined that each member of the Compensation Committee is an “outside director,” as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, referred to as the Code, and is a “non-employee director” within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act. The Compensation Committee held ten meetings in fiscal 2010. The Compensation Committee is responsible for, among other things:

•	reviewing and making recommendations to the board of directors relating to the compensation policy for our executive officers and directors;

•	administering our equity-based incentive plans exclusively as they relate to our executive officers and directors and non-exclusively as they relate to other eligible participants;

•	approving all employment, severance or change in control agreements or special or supplemental benefits applicable to our executive officers; and

•	producing a report on executive compensation for inclusion in our annual proxy statement.

Our board of directors has adopted a Compensation Committee charter that is available on our website at http://investor.verigy.com/documents.cfm.

Compensation Committee Interlocks and Insider Participation. In fiscal 2010, Edward Grady, Claudine Simson, Scott Gibson and Eric Meurice served on the Compensation Committee. None of our executive officers serves on the Compensation Committee. None of our directors has interlocking or other relationships with other boards, compensation committees or its executive officers that require disclosure under Item 407(e)(4) of Regulation S-K of the rules and regulations of the SEC.

Compensation Risk Assessment. Our Compensation Committee and management conducted a review of the design and operation of our compensation practices, policies and programs for all employees, including the named executive officers, to assess the risks associated with such practices, policies and programs. Based on this review and assessment, we and our Compensation Committee do not believe our compensation program encourages excessive or inappropriate risk-taking for the following reasons:

•	our use of different types of compensation provides a balance of short-term and long-term incentives with fixed and variable components;

•

the metrics used to determine the amount of a participant’s bonus under our incentive awards plans focus on company-wide metrics such as operating margin percentage, which the Compensation Committee believes encourages the generation of profitable revenue and drives long-term shareholder value;

•	our cash bonus plans impose caps on bonus awards to limit windfalls;

•

our system of internal control over financial reporting, Standards of Business Conduct and whistleblower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under our performance-based compensation plans; and

•

our insider trading policy provides that its employees may not enter into hedging transactions involving our ordinary shares, in an effort to prevent employees from insulating themselves from the effects of our share price performance.

Nominating and Governance Committee

The Nominating and Governance Committee is currently composed of Scott Gibson, the chairperson of the committee, Ernest Godshalk, Edward Grady and Bobby Cheng, who was appointed to the Nominating and Governance Committee in September 2010. Our board of directors has determined that each member of the Nominating and Governance Committee is an independent director under applicable NASDAQ rules. The Nominating and Governance Committee held six meetings in fiscal 2010. The Nominating and Governance Committee recruits, evaluates and recommends candidates for appointment or election as members of the board of directors and committees and reviews and recommends changes to our corporate governance framework to our board of directors. Our board of directors has adopted a Nominating and Governance Committee charter that is available on our website at http://investor.verigy.com/documents.cfm.

One goal of the Nominating and Governance Committee is to ensure that our board of directors possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capabilities on the board of directors, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the board of directors and between the board of directors and management. To this end, the Nominating and Governance Committee seeks nominees with the highest professional and personal ethics and values, an understanding of Verigy’s business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically. Although the Nominating and Governance Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees.

Consideration of new director candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. Members of our board of directors, management or a third party search firm typically suggests candidates for nomination to our board of directors. The Nominating and Governance Committee will also consider recommendations submitted by our shareholders that meet the specific requirements set forth above under “Shareholder Nominations to the Board of Directors.” To date, we have not received any such recommendations from our shareholders.

Executive Committee

On December 3, 2010, our board of directors approved the formation of the Executive Committee, which will come into effect upon completion of the merger. If the merger is completed, the Executive Committee will be composed of Keith L. Barnes and Roger W. Blethen. The Executive Committee will be responsible for, among other things:

•	integrating members of the board of directors with the goal of a cohesive and effective board;

•	providing feedback and guidance to members regularly to ensure that each member is contributing to the board in a productive manner;

•

facilitating resolution of any management-level material disagreements between the Co-CEOs on matters that are fundamental or otherwise significant to the business, and, if no resolution of the disagreement can be reached, deciding the issue at hand or escalating to the full board for resolution;

•

at the request of the Co-CEOs or in the discretion of the Executive Committee, working with the Co-CEOs to ensure that there are efficient relations and communication channels between management and the board; and

•	performing such other duties as the board of directors may from time to time delegate.

Diversity Policy

While the board of directors has not adopted a formal policy on diversity, our Corporate Governance Guidelines provide that, as a whole, the board of directors should include individuals with a diverse range of experience to give the board of directors depth and breadth in the mix of skills represented. The board of directors seeks to include an array of skills and experience in its overall composition rather than requiring every director to possess the same skills, perspective, and interests. This guideline is implemented by seeking to identify candidates that bring diverse skills sets, backgrounds, and experiences, including ethnic and gender diversity, to the board of directors when director candidates are needed.

Role in Risk Oversight

The board of director’s role in risk oversight of Verigy is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the board of directors and its Committees providing oversight in connection with those efforts. Management is responsible for assessing and managing our various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. Responsibility for risk oversight rests with the full board of directors. The board of directors formally reviews the our risk management processes and policies periodically, including an inventory of key risks and associated monitoring, control and mitigation activities; but the board of directors primarily exercises its risk oversight responsibility through meetings, discussions, and review of management reports and proposals. Consideration of risk is inherent in the board of directors’ consideration of our long-term strategies and in the transactions and other matters presented to the board of directors, including capital expenditures, acquisitions and divestitures, and financial matters. Committees help the board of directors carry out this responsibility by focusing on specific key areas of risk inherent in our business:

•

the Audit Committee oversees risks associated with financial and accounting matters, including compliance with legal and regulatory requirements, and the Company’s financial reporting and internal control systems;

•	the Corporate Governance and Nominating Committee oversees risks associated with corporate governance, including Board structure and director succession planning; and

•	the Compensation Committee oversees risks such as those relating to the Company’s compensation policies, plans and benefits programs.

The board of directors receives regular reports from the Committees about their activities in this regard.

DIRECTOR COMPENSATION

Shareholder Approval of Director Cash Compensation

Our shareholders approve all cash compensation paid to our non-employee directors for their service as directors, in accordance with the laws of Singapore. In addition to the cash and non-cash compensation provided to our non-employee directors detailed below, each non-employee director receives reimbursement of reasonable out-of-pocket expenses incurred in connection with attending in-person meetings of the board of directors and of committees of our board of directors, as well as reimbursement of expenses incurred for attendance at continuing education courses for directors. No director who is employed by us receives compensation for services rendered as a director. Accordingly, Mr. Barnes, our Chairman and former Chief Executive Officer, did not receive compensation for his service as a director prior to his resignation as Chief Executive Officer, and Mr. Titinger, our President and Chief Executive Officer who was appointed to the board of directors January 14, 2011 will not receive compensation for his role as a director. However, Mr. Barnes’ resignation as our Chief Executive Officer was effective as of December 31, 2010 and Mr. Barnes now serves as the non-Executive Chairman of the board of directors. Since Mr. Barnes will not be employed by us in fiscal 2011, he will receive compensation for his services as a director following the 2011 Annual General Meeting of Shareholders.

Equity Compensation

Initial Option and Restricted Share Unit Awards. Under the automatic grant provisions of the 2006 EIP, each individual who first becomes a non-employee director receives:

•	a one-time grant of a non-statutory share option to purchase that number of ordinary shares with an aggregate accounting value of $120,000 on the date of grant; and

•	a one-time grant of restricted share units with an aggregate accounting value of $120,000 on the date of grant.

The initial one-time option grants are granted on the date when the non-employee director first joins our board of directors. The accounting value of the initial share option grant is the value calculated using the same methodology that we apply for purposes of determining the accounting charge associated with similar equity-based awards. We measure the fair value of option awards using the Black-Scholes option pricing model which requires a number of complex and subjective assumptions including the share price volatility, option exercise patterns, expected life of the options and the risk-free interest rate. The fair value of restricted share units is determined based on the closing price of our ordinary shares on the date of grant. The restricted share units and share options initially issued to non-employee directors vest in full on the first anniversary of the grant date. Awards granted to non-employee directors under the 2006 EIP vest in full if the director’s service terminates due to death, disability or retirement, or upon a change of control that occurs before the director’s service terminates. Settlement of the restricted share units occurs in a lump sum on the third anniversary of the grant date. Directors who are or were previously employees of Verigy are not eligible for the initial equity-based awards.

Yearly Option Awards. Under the terms of the automatic option grant provisions of the 2006 EIP, on the date of each Annual General Meeting of Shareholders, each non-employee director, who did not receive an initial award in the same calendar year, automatically receives a non-statutory share option, covering ordinary shares, with an aggregate accounting value of $60,000 on the date of grant. These options vest and are exercisable quarterly over a period of four quarters from the date of grant. Awards granted to non-employee directors under the 2006 EIP vest in full if the director’s service terminates due to death, disability or retirement, or upon a change of control that occurs before the director’s service terminates. Directors who are employees of Verigy are not eligible for the annual equity-based awards. For fiscal 2011, the grant of a non-statutory share option to each director will be delayed until such time as the Holdco Reorganization is implemented, if it is approved.

Yearly Restricted Share Unit Awards. Under the terms of the automatic restricted share unit grant provisions of the 2006 EIP, on the date of each Annual General Meeting of Shareholders, each non-employee director, who did not receive an initial award in the same calendar year, automatically receives a restricted share unit award consisting of such number of ordinary shares having an aggregate accounting value of $60,000 on the date of grant. The restricted share unit awards vest quarterly over a period of four quarters from the date of grant. Awards granted to non-employee directors under the 2006 EIP vest in full if the director’s service terminates due to death, disability or retirement, or upon a change of control that occurs before the director’s service terminates. Settlement of the restricted share units occurs in a lump sum on the third anniversary of the grant date. Directors who are employees of Verigy are not eligible for the annual equity-based awards. For fiscal 2011, the grant of a restricted share unit award to each director will be delayed until the Compensation Commencement Date.

Discretionary Grants. Under the terms of the discretionary option grant provisions of the 2006 EIP, non-employee directors are eligible to receive non-statutory share options, restricted shares, share units, or SARs granted at the discretion of the Compensation Committee. To date, the Compensation Committee has not made any discretionary grants to our non-employee directors.

Cash Compensation

We provide the following annual cash compensation to our non-employee directors:

•	an annual cash retainer of $55,000 for service on the board of directors and for service as a member of any committees on which a director serves;

•	a supplemental annual retainer of $15,000 per year payable to the Lead Independent Director for the additional services rendered in that capacity;

•	a supplemental annual retainer of $20,000 per year payable to the chairperson of the Audit Committee for the additional services rendered in that capacity;

•	a supplemental annual retainer of $10,000 per year payable to the chairperson of the Compensation Committee for the additional services rendered in that capacity; and

•	a supplemental annual retainer of $5,000 per year payable to the chairperson of the Nominating and Governance Committee for the additional services rendered in that capacity.

In addition, for fiscal 2011 we are proposing an annual cash retainer of $110,000 to be payable to our non-Executive Chairman for services rendered in that capacity. This retainer is in lieu of, and not in addition to, the regular annual cash retainer paid to non-employee directors.

Annual Cash Compensation. We pay the annual cash-based compensation for our non-employee directors in advance following each Annual General Meeting of Shareholders. For 2011, we do not plan to pay the annual cash-based compensation until the Compensation Commencement Date. Director cash compensation has not changed since our 2007 Annual General Meeting of Shareholders, with the exception of the additional compensation for the Audit Committee chairperson, which was increased from $10,000 to $20,000 in connection with this 2011 Annual General Meeting of Shareholders, and the annual cash retainer of $110,000 for the non-Executive Chairman as a result of the separation of the roles of Chief Executive Officer and Chairman.

In January 2009, each member of our board of directors agreed to a temporary reduction in their base directors’ fees equal to 10%. In connection with its review of 2010 director compensation, the Compensation Committee considered external and company-specific economic improvements and, based on these considerations and management’s determination to terminate the temporary salary reductions generally applicable to Verigy’s employees effective beginning February 1, 2010, the Compensation Committee determined to terminate the voluntary reduction and restore the original base director fee levels beginning with the 2010 payment cycle. In December 2010, the Compensation Committee reviewed the cash compensation levels payable to non-employee directors and determined to retain the annual rates approved at the 2009 Annual General Meeting of Shareholders for directors other than the Chairman, and to approve an annual cash retainer of $110,000 for the role of non-executive Chairman.

On April 6, 2010, pursuant to the automatic option grant provisions of the 2006 EIP, each non-employee director was granted a non-statutory share option covering 12,204 shares. The exercise price for the options is $11.76 per share. The options vest in increments of 25% in each quarter for one year. On April 6, 2010, pursuant to the automatic restricted share unit grant provisions of the 2006 EIP, each non-employee director received an award of 5,103 restricted share units. The restricted share units vest in increments of 25% every quarter for one year and pay out on the third anniversary of the award date.

Since our formation in 2006, we have paid the Singapore tax liabilities on behalf of our directors. In early 2010, we determined that the payment of these taxes should have been reported by us as the payment of additional compensation to the directors. To correct this error, we issued revised tax statements to each director for the applicable years and in 2010 made tax equalization payments to the directors to reimburse the amount of taxes owed, any interest and penalties due to the late payments, and the additional taxes associated with these additional payments. These payments have not resulted in our directors receiving any additional cash compensation. The result of these payments has been to make the directors “whole” for all additional taxes and amounts owed in connection with the Singapore taxes in order to ensure that they receive competitive net pay and are not subject to double taxation by paying tax liabilities on the same earnings in both the U.S. and Singapore. For further discussion of this matter, see “Special Business—Proposal 3—Ordinary Resolution To Approve Annual Cash Compensation and Tax Equalization Payments and Ratify Tax Equalization Payments for the Non-Employee Directors, the Non-Executive Chairman, the Chairpersons of the Audit, Compensation, and Nominating and Governance Committees, and the Lead Independent Director,” beginning on page 173.

Director Compensation Table

The following table summarizes the compensation earned by our non-employee directors for fiscal 2010.

Director	Fees Earned or Paid in Cash ($)		Restricted Share Unit Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Steven W. Berglund	52,348	(4)	60,011	58,324	13,627	184,310
Bobby Cheng	52,348	(4)	60,011	58,324	—	170,683
C. Scott Gibson	72,348	(5)	60,011	58,324	25,049	215,732
Ernest L. Godshalk	72,348	(6)	60,011	58,324	25,049	215,732
Edward C. Grady	62,348	(7)	60,011	58,324	24,401	205,084
Eric Meurice	52,348	(4)	60,011	58,324	—	170,683
Claudine Simson (8)	52,348	(4)	60,011	58,324	37,487	208,170
Total	416,436		420,077	408,268	125,613	1,370,394

(1)	Restricted share units were granted pursuant to the 2006 EIP. The units pay out in an equal number of our ordinary shares. Holders of restricted share units are not entitled to dividend payments or voting rights until the units become vested and the shares are paid out. The dollar amounts shown in the Director Compensation Table represent the grant date fair value of restricted share units awarded in fiscal 2010, computed in accordance with accounting standards generally accepted in the U.S. for share awards issued to non-employee directors as set forth in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (referred to as ASC Topic 718). Assumptions used in the calculation of these amounts are included in “Note-8 Share Based Compensation” to the financial statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010.
(2)	Option awards were granted pursuant to the 2006 EIP. The options may be exercised for an equal number of our ordinary shares. The dollar amounts shown in the Director Compensation Table represent the grant date fair values of grants of options covering ordinary shares made in fiscal 2010, computed in accordance with accounting standards generally accepted in the U.S. for option grants issued to non-employee directors as set forth in ASC Topic 718. Assumptions used in the calculation of these amounts are included in “Note-8 Share Based Compensation” to the financial statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010.
(3)	The amounts shown represent all tax equalization payments made to directors during fiscal 2010 for tax liabilities, interest, penalties and fees related to compensation paid to certain non-employee directors in fiscal years 2007 through 2009 that we did not previously report as compensation to the directors or disclose in our prior proxy statements.

(4)	Represents the annual retainer of $55,000, less the voluntary 10% reduction in base compensation, prorated for fiscal 2010.
(5)	Represents the annual retainer of $55,000, less the voluntary 10% reduction in base compensation, prorated for fiscal 2010, $5,000 earned for services as chairperson of the Nominating and Governance Committee, and $15,000 earned for services as our Lead Independent Director.
(6)	Represents the annual retainer of $55,000, less the voluntary 10% reduction in base compensation, prorated for fiscal 2010, and $20,000 earned for services as chairperson of the Audit Committee.
(7)	Represents the annual retainer of $55,000, less the voluntary 10% reduction in base compensation, prorated for fiscal 2010, and $10,000 earned for services as chairperson of the Compensation Committee.
(8)	Dr. Simson resigned from the board of directors effective as of January 12, 2011.

Director Equity Awards Table

The following table reports additional information related to the non-employee directors’ equity awards listed in the “Director Compensation Table” above.

Name	Grant Date	Number of RSUs Granted (#)	Number of Shares Underlying Option Awards (#)	Option Exercise Price ($)	Grant Date Fair Value ($)	Vesting Term
Steven W. Berglund	4/06/10	5,103	—	—	60,011	(1)
	4/06/10	—	12,204	$11.76	58,324	(2)
Bobby Cheng	4/06/10	5,103	—	—	60,011	(1)
	4/06/10	—	12,204	$11.76	58,324	(2)
C. Scott Gibson	4/06/10	5,103	—	—	60,011	(1)
	4/06/10	—	12,204	$11.76	58,324	(2)
Ernest L. Godshalk	4/06/10	5,103	—	—	60,011	(1)
	4/06/10	—	12,204	$11.76	58,324	(2)
Edward C. Grady	4/06/10	5,103	—	—	60,011	(1)
	4/06/10	—	12,204	$11.76	58,324	(2)
Eric Meurice	4/06/10	5,103	—	—	60,011	(1)
	4/06/10	—	12,204	$11.76	58,324	(2)
Claudine Simson (3)	4/06/10	5,103	—	—	60,011	(1)
	4/06/10	—	12,204	$11.76	58,324	(2)

(1)	All restricted share units vest 25% every quarter for one year and pay out on the 3rd anniversary of the award date.
(2)	All options vest and become exercisable 25% every quarter for one year.
(3)	Dr. Simson resigned from the board of directors as of January 12, 2011.

EXECUTIVE OFFICERS

The names, current ages and positions of Verigy’s executive officers as of the date of this joint proxy statement/prospectus, are as follows:

Name	Age	Position
Jorge Titinger	49	President and Chief Executive Officer
Robert J. Nikl	55	Chief Financial Officer
Gayn Erickson	46	Vice President, Memory Test
Pascal Rondé	48	Vice President, Sales, Service and Support
Margo M. Smith	38	Vice President and General Counsel
Hans-Jürgen Wagner	50	Vice President, SOC Test

Jorge Titinger has served as Verigy’s President and Chief Executive Officer since January 1, 2011, and as Verigy’s President and Chief Operating Officer from July 2010 to January 2011. Prior to his promotion to President and Chief Operating Officer in July 2010, Mr. Titinger served as Verigy’s Chief Operating Officer beginning June 2008. Prior to assuming that position, from November 2007 to June 2008, Mr. Titinger served as Senior Vice President of the Product Business Groups at FormFactor, Inc., a provider of semiconductor wafer probe cards. He previously held several executive leadership positions at KLA-Tencor Corporation, a leading supplier of process control and yield management solutions for semiconductor and related microelectronics industries. His roles during his tenure at KLA-Tencor from 2002 to 2007 included Executive Vice President of Global Operations and Chief Manufacturing Officer, Chief Administrative Officer, Senior Vice President and General Manager of KLA-Tencor’s Global Support Services and Field Operations Group. Before joining KLA-Tencor, Mr. Titinger held several executive positions at Applied Materials from 1997 to 2002. Mr. Titinger holds a BS and MS in Electrical Engineering and an MS in Engineering Management from Stanford University.

Robert J. Nikl has served as Verigy’s Chief Financial Officer since June 2006. From September 2004 through May 2006, he served as Senior Vice President, Finance and Chief Financial Officer of Asyst Technologies, Inc., an integrated automated semiconductor solutions company. Prior to joining Asyst, Mr. Nikl held several positions from 1994 to 2003 in finance, operations management and administration with Solectron Corporation, a provider of electronics manufacturing and integrated supply chain services, most recently as Corporate Vice President, Finance of Global Operations from 1999 to November 2003. Prior to joining Solectron in 1994, Mr. Nikl held a number of senior financial management positions for Xerox Corporation, including Vice President, Finance for Xerox Engineering Systems. Mr. Nikl is a certified public accountant with active licenses in the states of California and New York. He holds a BBA from Pace University and an MBA from the University of Connecticut.

Gayn Erickson has served as Verigy’s Vice President, Memory Test since February 2006. Prior to Verigy’s separation from Agilent, Mr. Erickson served as Vice President of the Memory Test Business within the Automated Test Group of Agilent Technologies, Inc., a provider of electronic measurement solutions and Verigy’s predecessor company, beginning in May 2005. Prior to assuming that position, Mr. Erickson served as Vice President, Sales and Marketing of Agilent’s Memory Test Business from August 2004 to May 2005. He served as Senior Marketing Manager of Agilent’s Memory Test Business from 2000 to 2004. Mr. Erickson holds a BS degree in Electrical Engineering from Arizona State University.

Pascal Rondé has served as Verigy’s Vice President, Sales, Service and Support since February 2006. From October 2000 until he joined Verigy, Mr. Rondé served as the Vice President of Sales, Service and Support for the Automated Test Group of Agilent Technologies, Inc., a provider of electronic measurement solutions and Verigy’s predecessor company. Mr. Rondé holds a Masters degree in Electronics Engineering from the Institut National des Sciences Appliquées in Lyon, France.

Margo M. Smith has served as Verigy’s Vice President and General Counsel since February 2010. From May 2006 until February 2010, she served as our Deputy General Counsel and Chief Privacy Officer. Prior to joining Verigy, Ms. Smith was an attorney at Wilson Sonsini Goodrich & Rosati, a national law firm. Ms. Smith holds a JD degree from Columbia University School of Law and a BA degree from the University of Washington.

Hans-Jürgen Wagner has served as Verigy’s Vice President, SOC Test since February 2006. Mr. Wagner served as Vice President, SOC Test, of the Semiconductor Test Solutions business of Agilent Technologies, Inc., a provider of electronic measurement solutions and Verigy’s predecessor company, from September 2005 to January 2006. Prior to assuming that position, Mr. Wagner served as Vice President, Memory Test, of the Automated Test Group of Agilent from November 2004 to September 2005. He served as Vice President, Computer Test at Agilent from 2003 to 2004. Mr. Wagner was a Research and Development Manager in the Automated Test Group at Agilent from 1998 to 2003. Mr. Wagner holds a Masters degree in engineering from the Technical University in Stuttgart, Germany.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes Verigy’s executive compensation program for fiscal 2010 and certain elements of the fiscal 2011 program for Verigy’s Chief Executive Officer, Chief Financial Officer and each of its three most highly compensated executive officers during fiscal 2010 (referred to collectively as the named executive officers). Verigy’s named executive officers for fiscal 2010 are:

•	Keith L. Barnes, our Chief Executive Officer through December 31, 2010;

•	Robert J. Nikl, our Chief Financial Officer;

•	Jorge Titinger, our President and Chief Operating Officer during fiscal 2010 and through December 31, 2010 and President and Chief Executive Officer beginning January 1, 2011;

•	Pascal Rondé, our Vice President, Sales, Service and Support; and

•	Hans-Jürgen Wagner, our Vice President, SOC Test.

For a complete understanding of Verigy’s executive compensation program, this Compensation Discussion and Analysis should be read in conjunction with the “Summary Compensation Table” and other compensation disclosures included in this joint proxy statement/prospectus.

Compensation Philosophy and Objectives

Verigy believes that the quality, experience, skills, engagement and leadership of its executive officers are critical factors affecting our performance and our ability to drive the long-term success of the Company and shareholder value. To attract and retain the executives critical to our success, we seek to:

•	establish compensation at competitive levels to attract, motivate and retain the superior executive talent necessary to achieve our business objectives;

•	pay for performance by providing variable cash incentive awards based on Verigy’s satisfaction of designated financial and non-financial objectives; and

•	align the financial interests of executive officers with those of the shareholders by providing appropriate long-term, equity-based incentives and retention awards.

The core of Verigy’s executive compensation philosophy remains to pay for performance. When our business is strong, executive compensation is higher, and when our business results are weak, executive compensation is lower. The following graph illustrates the close link between our results, measured by our annual revenue and net income (loss), and cash compensation of the officers who were our named executive officers in each of the last three fiscal years.

Impact of Fiscal 2010 Business Results on Executive Compensation

Fiscal 2010 was a year of solid improvement from the economic challenges of fiscal 2009. Total annual revenue increased to $539 million, a year-over-year increase of 67% from $323 million in fiscal 2009. Net income increased in fiscal 2010 to $16 million, or $0.26 per share, from a loss of $127 million, or $2.17 per share in fiscal 2009. The improved business environment affected executive compensation in the following ways in fiscal 2010:

•

base salaries remained frozen at 2008 levels, but the 10% temporary reduction of the base pay of all employees that began in the second quarter of fiscal 2009 was terminated effective February 1, 2010; and

•	variable pay in the form of semi-annual bonuses were paid as a result of achieving targets under our Pay for Results Bonus Program.

For more information about our fiscal 2010 business results, please see the section of our annual report on Form 10-K entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Determining Compensation

We regularly monitor trends, conduct benchmarking studies and generally strive to position our executives’ overall compensation at the median of compensation levels of our peer group. However, we do not adhere to specific formulas, internal pay multiples or market positioning when determining any individual executive’s compensation.

The Compensation Committee establishes a total direct compensation opportunity for each of our executive officers, consisting of base salary, annual target cash bonus and long-term incentives. In determining each component of the direct compensation opportunity, the Compensation Committee uses the executive’s current level of compensation as the starting point. The Compensation Committee bases any adjustments to those levels primarily on benchmarking to peer companies and the individual’s performance. In the process of determining the executive compensation program, the Compensation Committee relies on support from our Chief Executive Officer, other members of management and the committee’s outside independent consulting firm.

Role of Management. Our Chief Executive Officer annually reviews the performance of each executive officer (other than himself). Our Chief Executive Officer’s performance is reviewed by the Compensation Committee, relative to the annual performance goals established for the year. See “Assessment of Individual Performance” below. He then presents his compensation recommendations based on these reviews, including with respect to items such as salary adjustments and incentive award amounts, to the Compensation Committee. The Compensation Committee can and does exercise discretion in modifying any compensation recommendations relating to executive officers that were made by our Chief Executive Officer and is responsible for approving all compensation decisions for our executive officers. During fiscal 2010, the Compensation Committee also received support from members of the Human Resources department and the Vice President and General Counsel.

Role of External Advisors. Since fiscal year 2006, Frederic W. Cook & Co., or FWC, has served as the Compensation Committee’s independent compensation consultant. FWC provides analysis and recommendations regarding base salary, cash incentives, long term incentives, perquisites and other related executive compensation practices. In addition, they advise our Compensation Committee regarding overall equity practices. The Compensation Committee relied extensively on a benchmarking study prepared by FWC in determining the 2010 program. FWC attended many of the Compensation Committee meetings, and met in executive session without the presence of management at most of these meetings. No other consultants or advisors were retained by either management or the Compensation Committee in connection with determining the fiscal 2010 executive compensation program.

Benchmarking. To assist the Compensation Committee in its review of executive compensation, FWC provides compensation data compiled from executive compensation surveys as well as data gathered from annual reports and proxy statements from a peer group of companies. Peer companies were selected by FWC on the basis of objective industry classifications (Global Industrial Classification codes) and financial size criteria (market capitalization, operating income, number of employees and revenue). The Compensation Committee reviewed and approved the following group of peer companies selected by FWC:

17 Semiconductor Equipment Companies

Advanced Energy Industries, Inc.	Cohu, Inc.	FormFactor, Inc.	Novellus Systems, Inc.

Amkor Technology, Inc. ATMI, Inc.	Cymer, Inc.	Kulicke & Soffa Industries, Inc.	Teradyne, Inc.

Brooks Automation, Inc.	Entegris, Inc.	LTX-Credence	Tessera Technologies, Inc.

Cabot Microelectronics Corporation	FEI Company	MKS Instruments, Inc.	Varian Semiconductor Equipment Associates, Inc.

15 Semiconductor Companies

Atheros Communications, Inc.	Hittite Microwave Corporation	Power Integrations, Inc.	Skyworks Solutions, Inc.

Atmel Corporation	Microsemi Corporation	RF Micro Devices, Inc.	TriQuint Semiconductor, Inc.

Cypress Semiconductor Corporation	ON Semiconductor Corporation	Semtech Corporation	Zoran Corporation

Diodes Incorporated	PMC-Sierra, Inc.	Silicon Laboratories, Inc.

We made the following changes to our peer group from fiscal 2009 to fiscal 2010: KLA-Tencor Corporation and Lam Research Corporation were removed from the semiconductor equipment group and Cohu, Inc., Kulicke & Soffa Industries, Inc. and LTX-Credence were added; and Cree, Inc. was removed from the semiconductor companies group and Zoran Corporation was added.

Peer group data for the Chief Executive Officer is publicly available, thus, the Chief Executive Officer was compared only to the peer companies noted above. For the Chief Financial Officer and other named executive officers, in addition to the peer group data, the Compensation Committee also reviewed a Radford Executive Compensation Report of more than 70 semiconductor equipment and related industry companies to supplement market references for the Chief Financial Officer because his role is not industry specific and for other named executive officers because information for all peer group executive officer positions is not publicly available. The Compensation Committee also reviewed additional Radford reports based on executive location: Northern California, France and Germany.

Assessment of Company Performance. For fiscal 2010, the Compensation Committee reviewed our operating results against internal budgets and also evaluated Verigy’s total shareholder return relative to the 2010 semiconductor equipment peers, plus Advantest, which was not part of the fiscal 2010 peer group. Advantest is also a semiconductor equipment company, and as such, was included in the 2010 semiconductor equipment peer group when evaluating relative total shareholder return. However, Advantest is a Japanese-based company that does not publicly report executive compensation. As such, Advantest was not included in the evaluation of individual executive compensation, which is an assessment of competitive compensation practices for executives in similar industry and size companies. The Compensation Committee determined that it was appropriate that the 2010 semiconductor equipment peer group plus Advantest be used as the group for comparative purposes with respect to total shareholder return in order to have a consistent group of companies considered for the entirety of fiscal 2010.

Assessment of Individual Performance. The Compensation Committee reviews the performance of individual executives as a factor in determining compensation levels. As mentioned above, the Compensation Committee relies on our Chief Executive Officer to evaluate the performance of the other executive officers annually, and to make recommendations regarding all compensation components. The performance summary of each executive officer reflects achievement in three areas: (i) delivering business results; (ii) setting direction and strategy; and (iii) building organizational capability. In addition, each executive officer’s potential is assessed. Finally, a performance ranking between 1 and 3 is assigned, with Rank 1 being the highest performance. The board of directors completes a similar survey on the performance of the Chief Executive Officer.

The Compensation Committee is responsible for the annual performance review of our Chief Executive Officer. The Chief Executive Officer’s performance is measured against a broad set of financial and strategic measures set by the Compensation Committee at the beginning of the fiscal year. For fiscal 2010, the performance review process of the Chief Executive Officer included:

•	a performance assessment survey completed by all members of the board of directors;

•	discussions during executive sessions of both the Compensation Committee and board of directors meetings;

•	discussions between Scott Gibson, our Lead Independent Director, and a number of the direct reports of the Chief Executive Officer; and

•	a self-assessment by the Chief Executive Officer.

Components of Total Compensation for Fiscal 2010

The principal components of our fiscal 2010 executive compensation program, our target competitive position for each component and the purpose of each component are presented in the table below.

Target Competitive Position

Compensation Component	(in aggregate for all positions)	Purpose
Base Salary	Equal to the peer group median; adjustments made based on individual performance.	Fixed component of pay intended to compensate the executive officer fairly for the responsibility level of the position held. Key recruitment and retention tool.

Annual Cash Incentive Awards	Target opportunities are set at or near the peer group median; actual payouts may exceed or be less than market median based upon actual financial and individual performance.	Variable component of pay intended to provide short-term incentive compensation based upon, and link the total cash compensation for executive officers directly to, operating profit goals and relative shareholder return.

Long-Term Equity Incentives	Equity award levels are set by reference to the peer group median; actual award levels may exceed or be less than market median, based on individual performance and the ultimate value of the awards will depend upon our share price.	Variable component of pay intended to motivate and align executive officers with the long-term value to shareholders.

Benefits and Perquisites	Generally consistent with benefits offered to non-executive employees and competitive with industry norms.	Primarily provides security through health and welfare, retirement and paid time off benefits.

Severance (Change in Control) Compensation	Terms are based on commitments made to executives at the time of our separation from Agilent in May 2006 and are believed to be consistent with reasonable market practices.	Intended to provide continuity of management through a change in control transaction and to provide temporary income following an executive’s termination in connection with a change in control transaction.

2010 Compensation Decisions

Base Salary. The Compensation Committee reviewed each named executive officer’s base compensation and competitive positions against the peer group of semiconductor and semiconductor equipment companies, listed above under “Benchmarking.” In setting base salary, we also consider the impact of any changes to base salary on other components of compensation, such as short-term incentive opportunities, certain benefits and potential severance payments.

In fiscal 2010, to help the company recover from the severe economic downturn in 2009, the Compensation Committee determined that all executive base salaries would remain at fiscal 2009 levels and in the second quarter of fiscal 2010, a 10% salary reduction that had taken effect as of February 15, 2009, for U.S.-based named executive officers and March 1, 2009, for other named executive officers, was terminated effective February 1, 2010.

Short-Term Incentives. The Compensation Committee assigns each named executive officer an annual target bonus opportunity under the Company’s Pay for Results Program, expressed as a percentage of full base salary, based on recommendations by the Chief Executive Officer with respect to the non-Chief Executive Officer officers and by the board of directors for the Chief Executive Officer, incentive compensation levels in our peer group and advice from the Compensation Committee’s independent compensation consultant, FWC. The Compensation Committee determined that the 2009 annual incentive targets remained competitive with the market median practices and did not change the individual 2010 incentive targets for the named executive officers.

The following table contains the fiscal 2010 performance metrics and the associated target and final payouts expressed as a percentage of base salary for each of the named executive officers. These weightings were effective for both the first and second halves of fiscal 2010.

	Mid-Cycle Operating Profit Margin	Semi- Annual Operating Profit Margin	Product Family Financial Results (Operating Profit Margin)	Relative Total Shareholder Return Results	Total Target Payout (% of base salary)	Maximum Target Payout (2x Target)	Actual Payout
Keith L. Barnes	15%	50%	—	35%	100%	$1,164,816	$605,766
Jorge Titinger	15%	35%	—	30%	80%	$600,000	$282,628
Robert J. Nikl	15%	35%	—	30%	80%	$536,120	$251,047
Hans-Jürgen Wagner	15%	—	25%	20%	60%	$339,520	$127,701
Pascal Rondé	15%	25%	—	20%	60%	$410,564	$200,941

The Compensation Committee determines bonus metrics and goals at the beginning of each six-month performance period and they are not adjusted during the period. The Compensation Committee uses six-month performance periods because of the difficulty of setting annual goals (or longer) within a volatile and rapidly-changing environment. The Compensation Committee and management have determined that operating profit is the most effective performance metric to support long-term profitability and to align our executive officers with shareholder interests. The Compensation Committee established the goals, other than relative total shareholder return, based on Verigy’s internal operating plan. In establishing the thresholds and maximums for performance, the Compensation Committee took into consideration industry dynamics for the prospective period and other competitive intelligence. The bonuses are paid if the minimum performance threshold (described below) is met or exceeded in the fiscal half performance period; however, a positive result in any one metric may trigger a payout even though other metric targets are not met. The maximum bonus represents 200% of the target bonus if the maximum target level is met or exceeded. The Compensation Committee believes the performance parameters and overall mechanics for payment are consistent with competitive practices.

For fiscal 2010, the Compensation Committee defined and measured performance for each fiscal half year based on achievement of goals in the following four categories:

• mid-cycle non-GAAP operating profit margins;	• relative total shareholder return compared to the peer group; and

• semi-annual non-GAAP operating profit margins;	• SOC Test Financial Results (referred to as “Product Family Financial Results” in the above table)

Operating Profit Margins. Operating profit margin goals and results exclude restructuring related costs as well as acquisition costs and incremental operating expenses associated with Touchdown Technologies. The operating profit goals were intended to be very challenging and required close management of all aspects of the business in order to be achieved.

The Mid-Cycle Non-GAAP Operating Profit Margin goal intends to set a long-term profitability goal based on the middle of a multiple-year period reflecting the various up and down cycles within the semiconductor industry. The Semi-Annual Non-GAAP Operating Profit Margin goal helps drive management to meet the annual business plan, and as such, is based on recent and forecast financial performance.

In addition, the payout to the Mid-Cycle Non-GAAP Operating Profit Margin goal minimum is at 2% of salary, which is 13% of the target 15% of salary for this bonus component, whereas the payout to the minimum threshold for the Semi-Annual Non-GAAP Operating Profit Margin goal is 25% of target for that respective bonus component (that varies as a percentage of salary according to the target bonus level assigned to each executive).

Non-GAAP operating profit excludes the effects of charges for restructuring actions, impairment of assets, merger transaction cost, gains and losses on the sale of investment and other non-recurring costs.

Relative Total Shareholder Return. Relative total shareholder return was measured by using the average closing price of our ordinary shares for the last 20 trading days of each six-month performance period, compared to the average closing price in the same period of the prior year. Verigy’s shareholder return is compared to the group of semiconductor equipment peers listed above under “Benchmarking,” plus Advantest Corporation. As noted above, Advantest is a direct product competitor with Verigy, and as such, is included in the semiconductor equipment peer group when evaluating relative total shareholder return. Verigy’s total shareholder return ranking must be at least at the 25th percentile of the peer group to fund 25% of this portion of the bonus. Achieving total shareholder return at the median of the peer group results in 100% funding of this portion of the bonus. If Verigy is ranked number 1 in total shareholder return, this portion of the bonus is funded at 200%. If our corporate operating profit and total shareholder return are negative, there is no funding of this portion of the bonus. The relative ranking of Verigy’s total shareholder return did not meet the minimum performance threshold for either performance period during the fiscal year.

SOC Test Financial Results. Goals related to SOC Test financial results only applied directly to Hans-Jürgen Wagner, our Vice President, SOC Test, and measured short-term non-GAAP operating profit for the SOC Test product family against budgeted goals for each six-month period. The Compensation Committee designed those goals to help drive the growth and strategic objectives for our SOC business and promote the achievement of Verigy’s operating profit margin goals. The other named executive officers are in corporate roles, and therefore, are not assigned specific division or business unit goals. The SOC Test goals are set based on historical performance results and forecast plans, where the target goal represents a reasonable stretch goal, the minimum threshold requires a minimum performance level no lower than break-even profitability and a maximum that reflects an unlikely but possible outcome. We have not disclosed the specific SOC Test goals or results because disclosure could place us at a disadvantage with customers, vendors, suppliers and competitors. However, the Compensation Committee believed the achievement at the target levels or above was very difficult during the unprecedented global economic downturn, and, if achieved, would contribute significantly to the overall success of Verigy.

The following table sets forth the minimum, target and maximum performance thresholds, as well as actual results, for each of the categories, other than SOC Test financial results:

Pay For Results Measures	Minimum Threshold	Target Threshold	Maximum Threshold	Actual Result
Mid-Cycle Non-GAAP Operating Profit Margin
First half 2010	5	15.5	23	4.85
Second half 2010	5	15.5	23	14.8

Semi-Annual Non-GAAP Operating Profit Margin
First half 2010	0	2	5	4.85
Second half 2010	9	11.9	15	14.8

Relative Total Shareholder Return (TSR)	TSR at 25th percentile	TSR at 50th percentile	TSR at 100th percentile
First half 2010	39	50	684	31
Second half 2010	(14)	0	29	(20)

As noted in the above table, the target for the Mid-Cycle Non-GAAP Operating Profit Margin goal was not met for first half 2010, but was met for second half 2010. The target for the Semi-Annual Non-GAAP Operating Profit Margin was met for both first half and second half 2010. The Relative TSR goals were not met for either fiscal halves. Bonuses were paid to named executive officers for fiscal 2010 under the Pay for Results Program as follows: Mr. Barnes, $605,766; Mr. Titinger, $282,628; Mr. Nikl, $251,047; Mr. Wagner, $127,701; and Mr. Rondé, $200,941. In addition, the Compensation Committee exercised its discretion and approved a discretionary bonus for Mr. Wagner in the amount of $20,000 in light of superior SOC Test financial results.

Long-Term Incentives. Long-term incentives help us to compete for and retain executive talent within a highly competitive market, while also aligning executive officers with the long-term value to shareholders. Our named executive officers are awarded a mix of a fixed number of share options and a fixed number of restricted share units, or RSUs, each representing approximately half of the total target grant date value. The equal weighting of equity value on options and restricted share units provides a balance between aligning executives with shareholder interests and retaining executives within a volatile industry. This approach also helps to more efficiently utilize available shares, thereby keeping overall equity dilution to competitive norms. The number of share options and restricted share units granted to each named executive officer is based on a target economic value. Share options are intended to directly link executive officer compensation to shareholder value creation over a multi-year period, and RSUs establish significant, unvested equity positions and are intended to help retain our executives’ services during difficult periods which are inevitable in our industry.

In fiscal 2010, the Compensation Committee determined that the median long-term incentive practice of our peer group for comparable positions was appropriate to help retain the Chief Executive Officer and other named executive officers. However, in specific cases, we set the target economic value of the equity award higher or lower where appropriate based on factors such as Verigy’s prior year performance, individual executive officer performance, the existing holdings of the executive officer and any recent grants made in connection with new employment or promotion. The fiscal 2010 equity awards to our named executive officers were comparable to the market median given the factors noted above.

The Compensation Committee adopted an approach to granting options, which we refer to as our “four-tranche option approach,” in 2006 in recognition of the volatility of our industry. The purpose of the four-tranche option approach is to provide cost-averaging of the exercise prices of an award over a period of several future quarters rather than establish a single exercise price applicable to the entire award. By linking the automatic pricing mechanism to future announcements of financial results, the exercise prices of the second, third and fourth tranches are established at times when our insider trading window would generally be open and at times when the market has current information about our recent financial results and outlook. In the event of a termination of an executive officer’s employment for any reason, the price of any previously un-priced tranche is fixed as of the last trading day preceding the date of termination. In the event a change in control is announced, the price of any previously un-priced tranche is fixed as of the last trading day preceding the day of the announcement of the change in control transaction. However, our four-tranche option approach, in effect, automates a quarterly grant approach by allowing a single award to be priced as if it had been awarded in four separate actions.

Annual grant levels for fiscal 2010 were finalized and approved on December 1, 2009. The Compensation Committee approved a mix of restricted share units and options as part of the fiscal 2010 executive officer compensation. The restricted share units vest and are paid out quarterly over a four-year period from the grant date. As of the end of fiscal 2009, there were approximately 2,500,000 shares available for grant under our 2006 EIP and we sought approval of amendment to increase the number of shares authorized under the plan. In order to conserve shares under the 2006 EIP until shareholders either approved or did not approve amendment, the Compensation Committee determined to make a portion (25%) of the annual option awards contingent on the shareholders approving the addition of shares to the 2006 EIP at the 2010 Annual General Meeting of Shareholders. Accordingly, the Compensation Committee granted each executive officer a non-contingent award representing 75% of their annual share option award, referred to as a Non-Contingent Award, and a contingent award representing 25% of their annual share option award, referred to as a Contingent Award. The following is a summary of the material terms of the Non-Contingent Awards and Contingent Awards.

Non-Contingent Awards. Similar to our four-tranche option approach used in the past:

•

the exercise price of the 1st tranche (1/3rd of the shares) of the Non-Contingent Award was set as the closing price of our ordinary shares on the grant date of the award, and the first tranche vests in 16 equal quarterly installments with the first installment vesting on March 13, 2010, subject to continued service through the applicable vesting date;

•

the exercise price of the 2nd tranche (1/3rd of the shares) of the Non-Contingent Award automatically was set as the closing price of our ordinary shares on the 3 rd business day following the announcement of our financial results for the quarter ending January 31, 2010, and vests in 15 equal quarterly installments with the first installment vesting on June 13, 2010, subject to continued service through the applicable vesting date; and

•

the exercise price of the 3rd tranche (1/3rd of the shares) of the Non-Contingent Award automatically was set as the closing price of our ordinary shares on 3rd business day following the announcement of our financial results for the quarter ending April 30, 2010, and vests in 14 equal quarterly installments with the first installment vesting on September 13, 2010, subject to continued service through the applicable vesting date.

In the case of Mr. Rondé, the first tranche of his Non-Contingent Award was priced on December 7, 2009, in accordance with applicable French regulations regarding tax qualifications for option grants. Each of the remaining two tranches was priced at the earliest date allowable subsequent to the release of our financial results for the quarters ending January 31, 2010, and April 30, 2010, in accordance with applicable French regulations regarding tax qualification for option grants. Generally, the pricing of each tranche of Mr. Rondé’s Non-Contingent Award occurred on the 11th business day following the public announcement of our financial results, or on the 11th business day following a material announcement that occurs within that 11-day period. The option price for Mr. Rondé’s awards is the greater of (A) the fair market value (closing price) of our ordinary shares on the pricing date; or (B) 80% of the average of the fair market values (closing prices) for the 20 trading days preceding the pricing date.

Contingent Awards. Shareholders approved the amendment of the 2006 EIP; and, accordingly, the exercise price of the Contingent Awards automatically was set as the closing price of our ordinary shares on the 3rd trading day following the announcement of our financial results for the quarter ending July 31, 2010. In the case of Mr. Rondé, the Contingent Award was priced on the 11th business day following the public announcement of our financial results for the quarter ending July 31, 2011. The Contingent Awards vest in 13 equal quarterly installments, with the first installment vesting on December 13, 2010.

Restricted Share Units. The RSUs are scheduled to vest and be paid out quarterly over a four-year period from the grant date, which provides the Company with retention incentives and encourages our named executive officers to drive performance over this multi-year period. Similarly, the options are scheduled to vest quarterly over a total of 16 quarters on the four year anniversary of the grant date. Vesting generally is subject to the award holder’s continued service to the Company, subject to acceleration of vesting under certain circumstances. Please see “Grants of Plan Based Awards” for further details regarding the equity award grants to the named executive officers.

The total equity value of awards granted to our named executive officers for fiscal 2009 and 2010 is shown in the following table:

	Fiscal 2010 Total Equity Grant Date Value ($)	Fiscal 2009 Total Equity Grant Date Value ($)	Year-Over- Year Change in Total Equity Awards (%)
Keith L. Barnes	2,507,829	2,727,971	(8)
Jorge Titinger(1)	933,995	715,516	30
Robert J. Nikl	895,057	800,744	12
Hans-Jürgen Wagner	616,783	535,616	15
Pascal Rondé	677,144	602,794	12

(1)	On July 1, 2010, in connection with Jorge Titinger’s appointment to serve as our President and Chief Operating Officer, he received a grant of options covering 60,000 ordinary shares and an award of 30,000 RSUs. The Compensation Committee reviewed competitive practices and determined an appropriate equity award level given Mr. Titinger’s increased responsibilities.

Benefits & Perquisites

Our executive compensation program includes limited executive perquisites and other benefits, described below, which we believe are important to allow us to compete for employee talent. We believe that the limited perquisites and other benefits that we provide the executive officers are consistent with the executive compensation programs of many of the companies with which we compete for executive talent.

Health, Welfare and Retirement Benefits. The named executive officers receive the same health, welfare and retirement benefits as are available to other full-time employees in the particular country in which the executive is resident.

Financial Counseling. Reimbursement of tax preparation and financial counseling services were available to the named executive officers and payments ranging between $1,100 and $16,645 were made by Verigy for these services in fiscal 2010. This is a common executive perquisite, which helps the executive focus on business requirements. Amounts paid are included in the officer’s income, and the officer bears any income tax payable with respect to the benefit.

Temporary Living Allowances / Relocation Benefits. During fiscal 2010, we paid our then-current Chief Executive Officer, Keith Barnes, a temporary living expense allowance of $12,000 per month and our Chief Financial Officer, Robert Nikl, a temporary living expense allowance of $32,247. In November 2009, we entered into a Relocation Agreement with Mr. Nikl pursuant to which Verigy paid Mr. Nikl a lump sum gross amount of $180,000, less applicable tax withholding, to cover costs associated with his relocation to a residence closer to the Cupertino, California office of Verigy’s principal U.S. subsidiary. Verigy paid the relocation benefit promptly after receipt of appropriate documents confirming Mr. Nikl’s purchase of a new residence in the local area in early 2010. We believe that living allowances and relocation benefits are commonly offered by global companies to executive officers that are asked to relocate and therefore were appropriate benefits to offer to Messrs. Barnes and Nikl. A more detailed description of the living allowances for Mr. Barnes and Mr. Nikl and the relocation benefit for Mr. Nikl is set forth set forth below under “Executive Compensation” in the sections entitled “Agreements with Our Chief Executive Officer” and “Agreements with Our Chief Financial Officer.”

Severance Payments in Connection With Termination or a Change in Control

As described more fully below under “Executive Compensation—Potential Payments in Connection With Termination or a Change in Control,” we have entered into agreements with each of the named executive officers, except for Pascal Rondé and Hans-Jürgen Wagner, that provide for cash severance, health-care benefits continuation and acceleration of unvested equity if they are terminated either before or in connection with a change in control under certain circumstances. These agreements also require us to pay gross-up payments to the named executive officers if the officer is subject to a “golden parachute” excise tax in connection with the change in control benefits. However, if the golden parachute excise taxes can be avoided by reducing the payments to the executive officer, we may reduce the payments up to a total reduction not to exceed $25,000.

We have also entered into agreements with Messrs. Rondé and Wagner that provide for acceleration of unvested equity if they are terminated in connection with a change in control. Messrs. Rondé and Wagner would also be eligible for certain payments after termination in connection with a change in control as provided under French and German law, respectively.

The change in control severance terms were offered to certain executive officers by Agilent Technologies, Inc., prior to our separation from Agilent in 2006. Our Compensation Committee approved the change in control severance agreements in 2006 and the amended agreements in 2008. In approving the terms of the severance arrangements, the Compensation Committee recognized that providing certain benefits upon an executive’s termination of employment in certain instances provides the executive with enhanced financial security and incentive and encouragement to remain with the Company. We felt that such considerations were critical to retaining our executive officers. Further, from time to time we may consider or may be presented with the need to consider the possibility of an acquisition by another company or other change in control of Verigy. We recognize that such considerations can be a distraction to executive officers and can cause executive officers to consider alternative employment opportunities or to be influenced by the impact of a possible change in control on their personal circumstances in evaluating such possibilities. We also recognize that our executive officers might not be retained in comparable positions by a large acquirer, and so the benefit of the cash and equity incentive compensation provided to them might otherwise be forfeited upon a termination of employment by such acquirer. As a result, we believe that it is important to provide such individuals with severance benefits upon their termination of employment in connection with a change in control to secure their continued dedication and objectivity, notwithstanding the possibility, threat or occurrence of a change in control, as well as to provide them with enhanced financial security.

The Compensation Committee considers the impact of the potential benefits under the agreements when considering changes in base salary and short-term incentive opportunities.

Executive Share Ownership Guidelines; Recoupment Policy; Hedging Prohibition

As noted above, a core element of our compensation philosophy is to align the interests of executive officers with those of shareholders by providing appropriate long-term incentives. To further align the interests of executive officers and shareholders, in January 2010, the board of directors adopted guidelines regarding minimum ownership of shares by Verigy’s executive officers and directors. The ownership guidelines call for the Chief Executive Officer to own 50,000 ordinary shares, for each other executive officer to own 15,000 ordinary shares and for our non-employee directors to own 10,000 ordinary shares. Executive officers and non-employee directors are encouraged to reach this goal within five years of the date the board of directors approved the guidelines or the date of their initial election to our board of directors or promotion or hire date as an executive officer, whichever is later, and to hold at least such minimum number of shares for as long as he or she is an executive officer or non-employee director. In the event that an individual has not achieved at least 50% of their target holdings at the end of the third year of the five year transition period, then it is recommended that the individual retain 50% of any net ordinary shares acquired or vested or, if less, the number of ordinary shares necessary to attain 100% of the applicable share ownership level. For purposes of the ownership guidelines, share holdings include ordinary shares and vested and unvested restricted share units held by the individual, family trust and immediate family members.

Another part of our compensation philosophy is pay for performance, meaning that executive officers should earn variable cash incentives based on the achievement of financial and non-financial objectives. Following the Nominating and Governance Committee’s recommendation, in January 2010, the board of directors adopted a recoupment policy that applies if there is a restatement of Verigy’s financial statements caused by fraud or willful misconduct by an executive officer. The policy provides for, in discretion of our independent directors, the following as to any executive officer whose fraud or misconduct caused the restatement of our financial statements:

•

recouping incentive cash compensation in excess of the amount by which incentive compensation based on financial statements that required restating exceeds the amounts that would have been paid based on the accurate, restated numbers;

•	cancelling outstanding equity awards; and

•	recouping after-tax gains on sales of securities sold between the filing of the financial statements that required restating and the filing of the accurate, restated numbers.

Our Insider Trading Policy prohibits our executives from margining Verigy securities or trading in derivative securities related to our securities.

Fiscal 2011 Executive Compensation

The Board of Directors and the Compensation Committee made several decisions with respect to succession planning and executive compensation for fiscal 2011 as described below.

Appointment of New Chief Executive Officer. The board of directors made the following decisions with respect to certain of our named executive officers: Jorge Titinger, our President and then-Chief Operating Officer was promoted to serve as our President and Chief Executive Officer, effective January 1, 2011. Keith Barnes serves as Chairman of the board of directors. For a discussion of compensation arrangements with Mr. Titinger, see “Compensation of Jorge Titinger and Robert Nikl” below.

Executive Compensation Decision Made in Connection with the Merger. Contingent upon the completion of the merger, Jorge Titinger and David Tacelli, LTX-Credence’s current President and Chief Executive Officer, will serve as Co-Chief Executive Officers of the combined company, and Robert Nikl, our current Chief Financial Officer, will serve as Chief Financial Officer of the combined company. In addition, contingent upon the completion of the merger, Keith Barnes will serve as Chairman of the board of directors of the combined company.

In connection with the merger and Mr. Barnes’ transition, we entered into a non-competition agreement with Mr. Barnes dated November 17, 2010, which we refer to as the Non-Competition Agreement, in order to (i) provide incentive for Mr. Barnes to lead Verigy through the merger, (ii) preserve the value and goodwill of the business being acquired by the combined company after the merger and (iii) protect the trade secrets of Verigy. Although Mr. Barnes continues to be eligible to receive benefits under his severance agreement with Verigy, which we refer to as the Barnes Severance Agreement, the Non-Competition Agreement amends the Barnes Severance Agreement as described below.

Under the Non-Competition Agreement, Mr. Barnes receives the following benefits, subject to his not breaching his obligations thereunder, which are described below, or under the Barnes Severance Agreement:

•

If Mr. Barnes had died prior to his resignation date of December 31, 2010, the severance pay and benefits that otherwise would have been payable to Mr. Barnes, pursuant to the existing Barnes Severance Agreement, upon a termination of employment unrelated to a “change of control” (as defined in the Barnes Severance Agreement) without “cause” (as defined in the Barnes Severance Agreement) or for “good reason” (as defined in the Barnes Severance Agreement) would have been payable to Mr. Barnes’ estate in a lump sum within 30 days after his death;

•

Cash payments of (a) $146,000, less applicable withholdings, paid in 24 equal monthly payments commencing January 1, 2011, subject to any delay required by Section 409A of the Internal Revenue Code, as amended and (b) $125,000, less applicable withholdings, in a lump sum within 5 days after the completion of the merger;

•	On his resignation date, Mr. Barnes’ then-outstanding stock options became exercisable until the maximum expiration date of each applicable stock option; and

•

The Barnes Severance Agreement provides that Mr. Barnes is eligible for increased severance benefits if his qualifying termination occurs within a specified period before or after a change of control. The period prior to a change of control in which Mr. Barnes is eligible for these increased change of control-related benefits if he experiences a qualifying termination of employment has been increased to 12 months from 3 months, pursuant to the Non-Competition Agreement.

As a condition to receiving the benefits under the Non-Competition Agreement, Mr. Barnes agreed to be bound by a non-competition period commencing on November 17, 2010 and continuing through December 31, 2012. During that time, Mr. Barnes has agreed not to directly or indirectly (i) engage in any business that is competitive with Verigy or its affiliates, (ii) become an employee, director, shareholder, owner or consultant of or hold certain other service provider positions with, such a competing business, (iii) acquire or hold an interest in, or participate in or facilitate the financing, operation, management or control of, any person, entity or business that engages in any such competitive business or (iv) contact, solicit or communicate with customers of Verigy in connection with a competitive business. In addition, as a condition to receiving the cash payment and exercise period extension benefits under the Non-Competition Agreement, Mr. Barnes has agreed to a 2-year non-solicitation provision commencing on the date the merger closes during which time Mr. Barnes can neither personally solicit any employee of Verigy (or its successor) or any of their subsidiaries nor personally induce any employee of Verigy (or its successor) or any of their subsidiaries to engage in any such competitive business.

Compensation of Jorge Titinger and Robert Nikl. On November 17, 2010, we entered into a promotion letter agreement with Jorge Titinger and a compensation letter agreement with Robert Nikl, collectively referred to as the Letters. Mr. Nikl’s compensation letter was amended on January 18, 2011. The compensation and benefits provided under the Letter for Mr. Titinger are effective as of January 1, 2011, and as of February 1, 2011 for Mr. Nikl. Under the Letters, Mr. Titinger and Mr. Nikl receive the compensation and benefits described below.

•	Base Salary: (i) Mr. Titinger’s annual base salary was increased from $400,000 to $575,000 and (ii) Mr. Nikl’s annual base salary will be increased from $335,076 to $360,000.

•

Target Variable Pay: Mr. Titinger and Mr. Nikl will each be eligible for a target variable pay opportunity equal to 80% of their respective annual base salary under Verigy’s pay for results bonus program.

•

Stock Options: On January 1, 2011, Mr. Titinger was granted a nonqualified share option grant for 18,100 combined company ordinary shares. On February 1, 2011, Mr. Nikl will be granted a non-qualified share option grant for 13,700 combined company ordinary shares. In each case, such grants are made pursuant to and subject to the terms of 2006 Plan and our four-tranche option approach.

•

Restricted Share Units: On January 1, 2011, Mr. Titinger was granted a RSU award covering 7,300 ordinary shares. On February 1, 2011, Mr. Nikl will be granted a RSU award covering 5,500 ordinary shares. In each case, such grants are subject to the 2006 Plan. The restricted share units will vest quarterly over the subsequent four years.

Under Mr. Titinger’s Letter, the “good reason” definition set forth in his severance agreement with Verigy, referred to as the Titinger Severance Agreement, has been amended to add provisions such that: (i) Mr. Titinger’s resignation at the request of 2/3 of the board of directors qualifies as a “good reason” resignation and (ii) the appointment of any person other than Mr. Titinger to the role of sole Chief Executive Officer of the combined company, or a change to Mr. Titinger’s position which results in him no longer reporting directly to the board of directors, in each case, constitute “good reason” grounds for his resignation.

The Letter for Mr. Titinger also amends the Titinger Severance Agreement to provide for 100% acceleration of vesting for Mr. Titinger’s stock options, stock appreciation rights, restricted shares and restricted share units in the event that he is involuntarily terminated by the combined company without “cause” or he resigns for “good reason” and the change of control-related severance benefits under the Titinger Severance Agreement otherwise do not apply. In addition, upon such a termination or resignation, Mr. Titinger’s outstanding stock options and stock appreciation rights would remain exercisable for up to 15 months post termination or resignation. On November 17, 2010, the Verigy Compensation Committee approved the grant of stock options and restricted share units on the terms described above.

Under the Letters, Mr. Titinger and Mr. Nikl each confirm and agree that the respective changes in titles contemplated by the Letters and any related change in duties, responsibilities, authority or reporting relationship that are commensurate with such positions do not and will not constitute “good reason” within the meaning of their respective severance agreements, employment agreements or any equity award agreements.

Annual Review of Executive Compensation. On December 1, 2010, as part of its annual review process, the Compensation Committee approved cash and equity compensation arrangements for fiscal 2011 for the executive officers, excluding Jorge Titinger, our current President and Chief Executive Officer, Robert Nikl, our Chief Financial Officer, and Keith Barnes whose resignation as Chief Executive Officer was effective December 31, 2010. See “Executive Compensation Decision Made in Connection with the Merger” above for a summary of the compensation decisions made with respect to the compensation of Mr. Titinger and Mr. Nikl for fiscal 2011.

2011 Cash Compensation of Executive Officers. In December 2010, the Compensation Committee reviewed and approved the base compensation levels and target bonuses for our executive officers, except Messrs. Barnes, Titinger and Nikl. The Compensation Committee approved increases for our executive officers ranging from 2% to 7% from 2010 fiscal year base salaries. The Compensation Committee approved a 2% increase in Mr. Rondé’s annual base salary from $350,000 to $360,000. With respect to Mr. Wagner, the Compensation Committee approved a 7% increase in his annual base compensation from $291,000 to $310,000. The Compensation Committee may re-evaluate base salaries during fiscal 2011 if competitive factors warrant adjustments. The design of fiscal 2011 short-term incentive plan is similar to the fiscal 2010 plan.

2011 Equity Compensation. In the past, as part of its annual performance review, the Compensation Committee has awarded executive officers a mix of restricted share units and options to purchase our ordinary shares, each representing approximately half of the total targeted grant value. On the date of grant, the entire number of restricted share units was granted, subject to quarterly vesting over a four-year period. Also on the date of grant, options were awarded using the “four-tranche option approach” described above. We continue to use this approach. In the case of Mr. Rondé, the first tranche of his award was priced on December 9, 2010, in accordance with applicable French regulations regarding tax qualifications for option grants. Each of the remaining two tranches will be priced at the earliest date allowable subsequent to the release of our financial results for the quarters ending January 31, 2011, and April 30, 2011, in accordance with applicable French regulations regarding tax qualification for option grants. Generally, the pricing of each tranche of Mr. Rondé’s Non-Contingent Award will occur on the 11th business day following the public announcement of our financial results, or on the 11th business day following a material announcement that occurs within that 11-day period. The option price for Mr. Rondé’s awards will be the greater of (A) the fair market value (closing price) of our ordinary shares on the pricing date; or (B) 80% of the average of the fair market values (closing prices) for the 20 trading days preceding the pricing date.

Deductibility Cap on Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to our named executive officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance-based” as defined in Section 162(m) of the Code. The Compensation Committee considers the net cost to Verigy, and its ability to effectively administer executive compensation in the long-term interests of shareholders. The Compensation Committee expects that the compensation for fiscal 2010, except for minor amounts related to income from vested RSUs, will be fully deductible under Section 162(m) of the Code. To date, we have not granted performance-based equity awards under the 2006 EIP, however, the plan is designed so that applicable equity-based compensation awards made under it may qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code, and thus be tax deductible by Verigy if shareholders approve this proposal and we grant performance-based equity awards in the future.

Section 409A imposes additional significant taxes on certain non-qualifying “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain a traditional non-qualified deferred compensation plan, Section 409A does apply to certain severance arrangements and equity awards. Consequently, to assist in avoiding additional tax under Section 409A, in December 2008 we amended certain of the severance arrangements described above in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this joint proxy statement/prospectus.

Submitted by the Compensation Committee of

the Board of Directors:

Edward Grady (Chairperson)

Scott Gibson

Eric Meurice

EXECUTIVE COMPENSATION

The following table summarizes the total compensation paid or earned by our named executive officers, which are our Chief Executive Officer, Chief Financial Officer and our three highest paid executive officers (other than our CEO and CFO) for the fiscal years ending October 31, 2008, 2009 and 2010.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Share Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value &Non- qualified Deferred Compensation Earnings ($)		All Other Compensation ($)(4)	Total ($)
Keith L. Barnes	2010	567,848	876,215	1,631,614	605,766		—		159,363	3,840,806
	2009	541,154	796,084	1,931,887	—		—		163,305	3,432,430
	2008	582,408	562,021	1,648,876	463,947		—		157,656	3,414,908

Robert J. Nikl	2010	326,699	392,193	502,864	251,047		—		247,125	1,719,928
	2009	311,341	336,282	464,461	—		—		83,245	1,195,329
	2008	335,076	221,033	331,304	189,352		—		87,660	1,164,425

Jorge Titinger(5)	2010	357,919	540,986	393,009	282,627		—		26,328	1,600,869
	2009	325,208	465,067	250,448	—		—		33,095	1,073,818

Pascal Rondé(6)	2010	356,916	298,133	379,011	200,941		24,393	(7)	71,252	1,330,646
	2009	327,088	251,315	351,479	—		—	(7)	55,356	985,238
	2008	351,179	549,569	263,434	165,352		—	(7)	16,559	1,346,093

Hans-Jürgen Wagner(6)	2010	292,332	285,115	331,668	147,701	(9)	644,866	(8)	21,032	1,722,714
	2009	251,080	240,434	295,181	—		132,704	(8)	15,719	935,118
	2008	289,867	185,781	238,520	83,567		55,745	(8)	10,397	863,877

(1)	Restricted share units were granted pursuant to the 2006 EIP. The units pay out in an equal number of our ordinary shares. Holders of restricted share units are not entitled to dividend payments or voting rights until the units become vested and the shares are paid out. The dollar amounts shown in the Summary Compensation Table represent the grant date fair values of restricted share units awarded in fiscal years 2010, 2009 and 2008, computed in accordance with accounting standards generally accepted in the U.S. for share awards to employees as set forth in ASC Topic 718. Assumptions used in the calculation of these amounts are included in “Note-8 Share-Based Compensation” to the financial statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010.
(2)	Option awards were granted pursuant to the 2006 EIP. The options may be exercised for an equal number of our ordinary shares. The dollar amounts shown in the Summary Compensation Table represent the grant date fair values of grants of options covering ordinary shares made in fiscal years 2010, 2009 and 2008, computed in accordance with accounting standards generally accepted in the U.S. for option grants to employees as set forth in ASC Topic 718. Assumptions used in the calculation of these amounts are included in “Note-8 Share-Based Compensation” to the financial statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010.
(3)	The amounts in the “Non-Equity Incentive Plan Compensation” column represent the total of two semi-annual bonus amounts paid under Verigy bonus plans in fiscal 2010.
(4)	The amounts shown in the “All Other Compensation” column are attributable to the following:
•

Mr. Barnes: in fiscal 2010, $144,000 allowance for living expenses, including rent, utilities, meals and car rental; $5,563 for financial planning assistance; and $9,800 for our matching contribution to his 401(k).

•

Mr. Nikl: in fiscal 2010, $180,000 relocation assistance bonus; $32,247 allowance for living expenses, including rent, utilities and furniture rental; $19,913 value of earnings on equity awards; $13,000 for our contribution to his 401(k); and $1,965 for financial planning assistance.

•	Mr. Titinger: in fiscal 2010, $16,645 for financial planning assistance and $9,683 for our matching contribution to his 401(k).
•	Mr. Rondé: in fiscal 2010, $12,836 for Verigy’s cost of providing a company leased vehicle; $1,100 for financial planning assistance; and $57,625 in pension contributions.

•	Mr. Wagner: in fiscal 2010, $11,577 for Verigy’s cost of providing a company leased vehicle and $9,455 in pension contributions.
(5)	Mr. Titinger was not a named executive officer in fiscal 2008.
(6)	Amounts paid to Messrs. Rondé and Wagner were paid in Euros. For the purpose of this disclosure, we converted the 2010 Euro amounts into U.S. Dollars at an exchange rate of 1.43995 U.S. Dollars per Euro. This exchange rate was calculated by averaging the monthly exchange rate of 1.4908 U.S. Dollars per Euro reported by the Federal Reserve Bank of New York for the month of November 2009 (the first month of our 2010 fiscal year) and the monthly exchange rate of 1.3891 U.S. Dollars per Euro reported by the Federal Reserve Bank of New York for the month of October 2010 (the last month of our 2010 fiscal year). We converted the 2009 Euro amounts into U.S. Dollars at an exchange rate of 1.3783 U.S. Dollars per Euro. This exchange rate was calculated by averaging the monthly exchange rate of 1.2744 U.S. Dollars per Euro reported by the Federal Reserve Bank of New York for the month of November 2008 (the first month of our 2009 fiscal year) and the monthly exchange rate of 1.4821 U.S. Dollars per Euro reported by the Federal Reserve Bank of New York for the month of October 2009 (the last month of our 2009 fiscal year). We converted the 2008 Euro amounts into U.S. Dollars at an exchange rate of 1.39475 U.S. Dollars per Euro. This exchange rate was calculated by averaging the monthly exchange rate of 1.4683 U.S. Dollars per Euro reported by the Federal Reserve Bank of New York for the month of November 2007 (the first month of our 2008 fiscal year) and the monthly exchange rate of 1.3266 U.S. Dollars per Euro reported by the Federal Reserve Bank of New York for the month of October 2008 (the last month of our 2008 fiscal year).
(7)	Mr. Rondé: For fiscal 2010, the amount of $24,393 is attributable to the change in actuarial present value of his accumulated benefit since October 31, 2009, under a defined benefit pension plan in France. For fiscal 2009, the amount of $(9,796) is attributable to the change in actuarial present value of his accumulated benefit since October 31, 2008, under a defined benefit pension plan in France. For fiscal 2008, the amount of $(3,912) was attributable to the change in actuarial present value of his accumulated benefit since September 30, 2007, under a defined benefit pension plan in France.
(8)	Mr. Wagner: For fiscal 2010, the amount of $644,866 is attributable to the change in actuarial present value of his accumulated benefit since October 31, 2009, under three defined benefit plans in Germany. These plans are: (i) the Pensionsplan (which we refer to as the PPL) in which the change in pension value and non-qualified deferred compensation earnings in fiscal 2010 was $395,307; (ii) the Zusatzversorgungsplan (which we refer to as the ZVP) in which the change in pension value and non-qualified deferred compensation earnings in fiscal 2010 was $242,774; and (iii) the Basisversorgungsplan (which we refer to as the BVP) in which the change in pension value in fiscal 2010 was $6,785. Above market earnings represents the difference between market rates determined using SEC guidance and the 6% interest rate credited by Verigy on bonus or salary amounts deferred by Mr. Wagner. For fiscal 2009, the amount of $132,704 was attributable to the change in actuarial present value of his accumulated benefit since October 31, 2008, under the PPL in which the change in pension value and non-qualified deferred compensation earnings in fiscal 2009 was $28,804; under the ZVP in which the change in pension value and non-qualified deferred compensation earnings in fiscal 2009 was $102,242; and under the BVP in which the change in pension value in fiscal 2009 was $1,658. For fiscal 2008, the amount of $55,745 was attributable to the change in actuarial present value of his accumulated benefit since September 30, 2007, under the PPL, ZVP and BVP. The change in pension value and above-market earnings on non-qualified deferred compensation earnings in fiscal 2008 was $(23,410) for the PPL, $73,783 for the ZVP and $5,372 for the BVP.
(9)	This amount includes a discretionary bonus paid to Mr. Wagner at the discretion of the Compensation Committee in June 2010.

Grants of Plan-Based Awards

The following table sets forth information regarding all incentive plan awards that were earned during fiscal 2010 by each named executive officer. Option and restricted share unit grants to our named executive officers during fiscal 2010 were awarded pursuant to the 2006 EIP.

Name and Principal Position	Grant Date	Grant Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Keith L. Barnes	12/01/09	12/01/09	55,000	—	—
	12/01/09	12/01/09	—	31,250	10.95
	02/26/10	12/01/09	—	31,250	9.96
	05/25/10	12/01/09	—	31,250	10.01
	08/24/10	12/01/09	—	31,250	8.37

Robert J. Nikl	12/01/09	12/01/09	27,500	—	—
	12/01/09	12/01/09	—	15,625	10.95
	02/26/10	12/01/09	—	15,625	9.96
	05/25/10	12/01/09	—	15,625	10.01
	08/24/10	12/01/09	—	15,625	8.37

Jorge Titinger	07/01/10	07/01/10	30,000	—	—
	07/01/10	07/01/10		60,000	8.54
	12/01/09	12/01/09	32,500	—	—
	12/01/09	12/01/09	—	18,450	10.95
	02/26/10	12/01/09	—	18,450	9.96
	05/25/10	12/01/09	—	18,450	10.01
	08/24/10	12/01/09	—	18,450	8.37

Pascal Rondé	12/01/09	12/01/09	22,500	—	—
	12/07/09	12/01/09	—	12,775	11.19
	03/10/10	12/01/09	—	12,775	10.50
	06/07/10	12/01/09	—	12,775	9.25
	09/03/10	12/01/09	—	12,775	8.75

Hans-Jürgen Wagner	12/01/09	12/01/09	18,500	—	—
	12/01/09	12/01/09	—	10,500	10.95
	02/26/10	12/01/09	—	10,500	9.96
	05/25/10	12/01/09	—	10,500	10.01
	08/24/10	12/01/09	—	10,500	8.37

Option grants to the named executive officers in fiscal 2010 were approved by the Compensation Committee on December 1, 2009, in the form of our “four-tranche option approach,” in order to provide cost-averaging of the exercise prices of the grants over a period of several future quarters. The option is divided into four tranches of 25% each of the total number of shares granted. The exercise price for the first 25% of the shares is the fair market value (closing price) of Verigy’s ordinary shares on December 1, 2009, the date of grant. The second, third, and fourth tranches were priced at the fair market value (closing price) of Verigy’s ordinary shares on the third business day following the public announcement of Verigy’s financial results for the subsequent three financial quarters, respectively, except that the eleventh business day following the public announcement was used to price the options for Pascal Rondé in order to comply with regulations for tax-qualified plans in France. On July 1, 2010, in connection with his appointment to serve as our President, Mr. Titinger was granted an option to purchase 60,000 ordinary shares. In the event of a termination of employment for any reason, the price of any previously awarded but un-priced tranche is fixed as of the last trading day preceding the date of termination. In the event that a change in control is announced, the price of any previously awarded but un-priced tranche is fixed as of the last trading day preceding the day of announcement of the change in control transaction.

Vesting of the overall option grants is over a period of four years from the award date. Except for one the grant to Jorge Titinger in July 2010 described in the paragraph above, the first tranche vests over a period of 16 quarters from the award date, with the first installment vesting on March 13, 2010; the second tranche vests over a period of 15 quarters, with the first installment vesting on June 13, 2010; the third tranche vests over a period of 14 quarters, with the first installment vesting on September 13, 2010; and the fourth tranche vests over a period of 13 quarters, with the first installment vesting on December 13, 2010. The July 2010 grant to Mr. Titinger vests over a period of 16 quarters from the grant date.

The options are non-qualified and have a maximum term of seven years. The options are nontransferable except in the event of an optionee’s death. Options cease to vest upon termination of employment.

Except for Mr. Barnes and Mr. Titinger, a period of 12 months is added to the actual length of the executive’s service for the purpose of determining the vested portion of the option upon termination of employment due to death, disability, retirement due to age or other qualifying termination event not in connection with a change in control, as defined in the severance agreements, and the vested options may be exercised for up to 15 months after the termination date (one year in the case of retirement). The vesting is prorated on the basis of the full months of service completed by the executive since the vesting commencement date of the option. For Mr. Barnes and Mr. Titinger, the options would become fully vested and be exercisable for up to 15 months in the event of termination of employment due to death, disability or other termination event not in connection with a change in control, as defined in his severance agreement.

Upon a qualifying termination event in connection with a change in control, as defined in the severance agreements, the options for the named executive officers would become fully vested and exercisable for a period of up to two years from the termination date.

Shares reported in the “Stock Awards” column are restricted share units granted pursuant to the 2006 EIP. The units pay out in an equal number of our ordinary shares. Holders of restricted share units are not entitled to dividend payments or voting rights until the units become vested and the shares are paid out. The units vest in 16 equal quarterly installments from the date of the award. Pursuant to the severance agreements, for the named executive officers other than Mr. Barnes, in the event of termination of employment due to death, disability, retirement due to age or other qualifying termination event not in connection with a change in control, as defined in the severance agreements, a period equal to 12 months will be added to the actual length of the executive’s service for the purpose of determining the vested portion of share unit awards that are outstanding as of the termination date, and the vested units will be immediately distributed (unless delayed payout is required to comply with Section 409A of the Code). The vesting is prorated on the basis of the full months of service completed by the executive since the vesting commencement date of the units. For Mr. Barnes (and Mr. Titinger as of January 1, 2011), all restricted share unit awards that are outstanding as of the termination event will become fully vested and immediately distributed (unless delayed payout is required to comply with Section 409A of the Code). For all the named executive officers, upon a qualifying termination event in connection with a change in control, as defined in the severance agreements, all outstanding share units will become fully vested and paid out.

Outstanding Equity Awards at 2010 Fiscal Year End

The following table sets forth the information regarding outstanding options and restricted share units held by the named executive officers as of October 31, 2010.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		*Market Value of Shares or Units of Stock That Have Not Vested ($)
Keith L. Barnes	563,000		—		15.00	06/12/2013	—		—
	9,960	(1)	665	(2)	18.04	12/12/2013	—		—
	9,912	(3)	713	(2)	23.42	12/12/2013	—		—
	9,854	(4)	771	(2)	28.39	12/12/2013	—		—
	9,804	(5)	821	(2)	25.05	12/12/2013	—		—
	19,327	(6)	8,798	(7)	26.43	12/02/2014	—		—
	18,750	(8)	9,375	(7)	19.99	12/02/2014	—		—
	18,072	(9)	10,053	(7)	25.68	12/02/2014	—		—
	17,304	(10)	10,821	(7)	18.91	12/02/2014	—		—
	27,342	(11)	35,158	(12)	9.20	12/02/2015	—		—
	24,996	(13)	37,504	(12)	7.22	12/02/2015	—		—
	22,320	(14)	40,180	(12)	11.50	12/02/2015	—		—
	19,228	(15)	43,272	(12)	10.73	12/02/2015	—		—
	5,859	(16)	25,391	(17)	10.95	11/30/2016	—		—
	4,166	(18)	27,084	(17)	9.96	11/30/2016	—		—
	2,232	(19)	29,018	(17)	10.01	11/30/2016	—		—
	—		31,250	(17)	8.37	11/30/2016	—		—
	—		—		—	—	1,295	(2)	11,875
	—		—		—	—	14,068	(7)	129,004
	—		—		—	—	56,250	(12)	515,813
	—		—		—	—	44,689	(17)	409,798

Robert J. Nikl	86,442		—		14.75	06/20/2013	—		—
	4,680	(1)	320	(2)	18.04	12/12/2013	—		—
	4,662	(3)	338	(2)	23.42	12/12/2013	—		—
	4,641	(4)	359	(2)	28.39	12/12/2013	—		—
	4,608	(5)	392	(2)	25.05	12/12/2013	—		—
	8,250	(6)	3,750	(7)	26.43	12/02/2014	—		—
	8,000	(8)	4,000	(7)	19.99	12/02/2014	—		—
	7,713	(9)	4,287	(7)	25.68	12/02/2014	—		—
	7,384	(10)	4,616	(7)	18.91	12/02/2014	—		—
	13,671	(11)	17,579	(12)	9.20	12/02/2015	—		—
	12,498	(13)	18,752	(12)	7.22	12/02/2015	—		—
	11,160	(14)	20,090	(12)	11.50	12/02/2015	—		—
	9,612	(15)	21,638	(12)	10.73	12/02/2015	—		—
	2,928	(16)	12,697	(17)	10.95	11/30/2016	—		—
	2,082	(18)	13,543	(17)	9.96	11/30/2016	—		—
	1,116	(19)	14,509	(17)	10.01	11/30/2016	—		—
	—		15,625	(17)	8.37	11/30/2016	—		—
	—		—		—	—	610	(2)	5,594
	—		—		—	—	6,000	(7)	55,020
	—		—		—	—	28,125	(12)	257,906
	—		—		—	—	22,346	(17)	204,913

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		*Market Value of Shares or Units of Stock That Have Not Vested ($)
Jorge Titinger	15,816	(20)	12,309	(21)	24.83	06/08/2015	—		—
	15,816	(20)	12,309	(21)	18.91	06/08/2015	—		—
	15,816	(20)	12,309	(21)	8.67	06/08/2015	—		—
	12,299	(11)	15,826	(12)	9.20	12/02/2015	—		—
	11,250	(13)	16,875	(12)	7.22	12/02/2015	—		—
	15,816	(20)	12,309	(21)	7.22	06/08/2015	—		—
	10,040	(14)	18,085	(12)	11.50	12/02/2015	—		—
	8,652	(15)	19,473	(12)	10.73	12/02/2015	—		—
	3,459	(16)	14,991	(17)	10.95	11/30/2016	—		—
	2,460	(18)	15,990	(17)	9.96	11/30/2016	—		—
	1,317	(19)	17,133	(17)	10.01	11/30/2016	—		—
	3,750	(19)	56,250	(22)	8.54	06/30/2017	—		—
	—		18,450	(17)	8.37	11/30/2016	—		—
	—		—		—	—	19,690	(21)	180,557
	—		—		—	—	25,316	(12)	232,148
	—		—		—	—	26,407	(17)	242,152
	—		—		—	—	28,125	(22)	257,906

Pascal Rondé(23)	62,500		—		15.00	06/12/2013	—		—
	—		7,500	(24)	18.04	12/12/2013	—		—
	—		7,500	(25)	25.51	12/12/2013	—		—
	—		7,500	(26)	28.78	12/12/2013	—		—
	—		7,500	(27)	25.61	12/12/2013	—		—
	—		8,750	(24)	26.69	12/11/2014	—		—
	—		8,750	(25)	18.82	12/11/2014	—		—
	—		8,750	(26)	24.83	12/11/2014	—		—
	—		8,750	(27)	19.00	12/11/2014	—		—
	—		18,750	(24)	10.11	12/10/2015	—		—
	—		18,750	(25)	6.49	12/10/2015	—		—
	—		18,750	(26)	11.54	12/10/2015	—		—
	—		18,750	(27)	11.37	12/10/2015	—		—
	—		12,775	(24)	11.19	12/06/2016	—		—
	—		12,775	(25)	10.50	12/06/2016	—		—
	—		12,775	(26)	9.25	12/06/2016	—		—
	—		12,775	(27)	8.75	12/06/2016	—		—
	—		—		—	—	916	(2)	8,400
	—		—		—	—	4,375	(7)	40,119
	—		—		—	—	30,000	(28)	275,100
	—		—		—	—	22,500	(29)	206,325

Name	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		*Market Value of Shares or Units of Stock That Have Not Vested ($)
Hans-Jürgen Wagner	31,250		—		15.00	06/12/2013		—		—
	7,442	(30)	—		15.77	01/25/2014	(31)	—		—
	19,139	(32)	—		10.19	01/23/2015	(31)	—		—
	10,545	(1)	705	(2)	18.04	12/12/2013		—		—
	10,500	(3)	750	(2)	23.42	12/12/2013		—		—
	10,439	(4)	811	(2)	28.39	12/12/2013		—		—
	10,380	(5)	870	(2)	25.05	12/12/2013		—		—
	5,148	(6)	2,352	(7)	26.43	12/2/2014		—		—
	5,000	(8)	2,500	(7)	19.99	12/2/2014		—		—
	4,815	(9)	2,685	(7)	25.68	12/2/2014		—		—
	4,608	(10)	2,892	(7)	18.91	12/2/2014		—		—
	6,286	(11)	8,089	(12)	9.20	12/2/2015		—		—
	5,748	(13)	8,627	(12)	7.22	12/2/2015		—		—
	5,130	(14)	9,245	(12)	11.50	12/2/2015		—		—
	4,420	(15)	9,955	(12)	10.73	12/2/2015		—		—
	1,968	(16)	8,532	(17)	10.95	11/30/2016		—		—
	1,400	(18)	9,100	(17)	9.96	11/30/2016		—		—
	750	(19)	9,750	(17)	10.01	11/30/2016		—		—
	—		10,500	(17)	8.37	11/30/2016		—		—
	—		—		—	—		1,370	(2)	12,563
	—		—		—	—		3,750	(7)	34,388
	—		—		—	—		12,941	(12)	118,669
	—		—		—	—		15,032	(17)	137,843

*	Market value is based on $9.17 per share, the closing price of Verigy’s ordinary shares on the NASDAQ Global Select Market on October 29, 2010, the last trading day of fiscal 2010.
(1)	Vested in 15 equal quarterly installments with the first installment vesting on 3/13/2007.
(2)	Vests on 12/13/2010.
(3)	Vested in 14 equal quarterly installments with the first installment vesting on 6/13/2007.
(4)	Vested in 13 equal quarterly installments with the first installment vesting on 9/13/2007.
(5)	Vested in 12 equal quarterly installments with the first installment vesting on 12/13/2007.
(6)	Vested in 11 equal quarterly installments with the first installment vesting on 3/13/2008.
(7)	Vests in five equal quarterly installments with the next installment vesting on 12/13/2010.
(8)	Vested in ten equal quarterly installments with the first installment vesting on 6/13/2008.
(9)	Vested in nine equal quarterly installments with the first installment vesting on 9/13/2008.
(10)	Vested in eight equal quarterly installments with the first installment vesting on 12/13/2008.
(11)	Vested in seven equal quarterly installments with the first installment vesting on 3/13/2009.
(12)	Vests in seven equal quarterly installments with the next installment vesting on 12/13/2010.
(13)	Vested in six equal quarterly installments with the first installment vesting on 6/13/2009.
(14)	Vested in five equal quarterly installments with the first installment vesting on 9/13/2009.
(15)	Vested in four equal quarterly installments with the first installment vesting on 12/13/2009.
(16)	Vested in three equal quarterly installments with the first installment vesting on 3/13/2010.
(17)	Vests in 13 equal quarterly installments with the first installment vesting on 12/13/2010.
(18)	Vested in two equal quarterly installments with the first installment vesting on 6/13/2010.
(19)	Vested on 9/13/2010.

(20)	Vested as to 25% of the shares on 6/13/2009 and five equal quarterly installments with the first installment vesting on 9/13/2009.
(21)	Vests in seven equal quarterly installments with the next installment vesting on 12/13/2010.
(22)	Vests in 15 equal quarterly installments with the first installment vesting on 12/13/2010.
(23)	Vested options for Pascal Rondé first become exercisable four years and one day from the grant date in order to qualify for favorable tax treatment under applicable regulations in France.
(24)	Vests in 16 equal quarterly installments from the grant date and becomes exercisable four years from the grant date.
(25)	Vests in 15 equal quarterly installments from the grant date and becomes exercisable four years from the grant date.
(26)	Vests in 14 equal quarterly installments from the grant date and becomes exercisable four years from the grant date.
(27)	Vests in 13 equal quarterly installments from the grant date and becomes exercisable four years from the grant date.
(28)	Vests as to 50% of the shares on 12/13/2010. The remaining shares vest in eight equal quarterly installments with the first installment vesting on 3/13/2011.
(29)	Vests as to 50% of the shares on 12/13/2011. The remaining shares vest in eight equal quarterly installments with the first installment vesting on 3/13/2012.
(30)	Vested in two equal annual installments on 1/26/2007 and 1/26/2008.
(31)	Replacement award for cancelled unvested Agilent stock option grants as of 10/31/2006, pursuant to the merger agreement with Agilent Technologies, Inc. Replacement share options granted to former Agilent employees retained the vesting schedule for the Agilent options they replaced.
(32)	Vested in three equal annual installments on 1/24/2007, 1/24/2008 and 1/24/2009.

Options in the above table showing expiration dates of 12/12/2013, 12/2/2014, 12/10/2014, 12/11/2014, 6/8/2015, 12/2/2015, 12/10/2015, 11/30/2016 and 12/6/2016 were granted using our four-tranche option approach. Our four-tranche option approach is described in more detail in the section entitled “Compensation Discussion and Analysis—2010 Compensation Decisions” and elsewhere in this joint proxy statement/prospectus.

Option Exercises and Stock Vested in Fiscal 2010

The following table sets forth information regarding stock options and restricted share unit awards exercised and vested, respectively, for the named executive officers during the fiscal year ended October 31, 2010. All share awards were issued as restricted share units under our 2006 EIP. Upon vesting, restricted share units are paid out for our ordinary shares on a one-for-one basis.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Keith L. Barnes	—	—	65,042	622,663
Robert J. Nikl	4,166	19,913	29,117	282,349
Jorge Titinger	—	—	34,214	324,990
Pascal Rondé	—	—	15,357	156,184
Hans-Jürgen Wagner	—	—	18,708	179,868

(1)	Amounts represent the closing price of our ordinary shares on the NASDAQ Global Select Market on the applicable vesting date multiplied by the number of restricted share units vesting on such date. Amounts shown do not represent proceeds from sales of shares acquired on vesting of restricted share unit awards.

Pension Benefits

The following table presents information regarding the defined benefit plans under which the benefits are determined by final compensation for Pascal Rondé and Hans-Jürgen Wagner, the only named executive officers with pension benefits. Mr. Rondé is employed by our subsidiary in France and, as such, the description below is that of the pension plan applicable in France. As of October 31, 2010, Mr. Rondé was credited with 18.914 years of service, which includes service with Hewlett Packard Company and Agilent Technologies, Inc., our predecessor companies. Mr. Wagner is employed by our subsidiary in Germany and, as such, the description below is that of the pension plans applicable in Germany. As of October 31, 2010, Mr. Wagner was credited with 25.83 years of service, which also includes service with Hewlett Packard Company and Agilent Technologies, Inc.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Pascal Rondé(1)	Collective Bargaining Agreement of Métallurgie (ingénieurs et cadres)	18.914	51,273	—
Hans-Jürgen Wagner(2)	Pensionsplan (PPL)	25.83	1,077,102	—
	Zusatzversorgungsplan (ZVP)	11.42	931,247	—
	Basisversorgungsplan (BVP)	5.83	20,039	—

(1)	Mr. Rondé is entitled to a lump sum payment on retirement at age 65 based upon final salary at retirement and length of company service. No payments are made for termination, death or disability prior to retirement. The amount payable is defined in the Collective Bargaining Agreement of “Metallurgie (ingenieurs et cadres)”. Final salary is defined as total remuneration in the 12 months preceding retirement. This includes a 13th month bonus and variable and fixed bonuses, where paid. We have to pay a social charge equal to a percentage of the retirement indemnity to the government in addition to the retirement indemnity payable to the employee if the retirement is at the initiative of the employee. As of October 31, 2010, Mr. Rondé was credited with 18.914 years of service, which includes service with our predecessor companies. Assuming that Mr. Rondé retires at age 65, he will be entitled to 5 months’ salary as his benefit under the plan. The present value of the accumulated retirement benefit is based upon current remuneration (salary and bonuses) of EUR 251,300 ($369,914), a 5% discount rate and an exchange rate as of October 29, 2010 of 1.3916 U.S. Dollars for each Euro.
(2)	The PPL and BVP plans provide for income replacement at retirement. The PPL is a defined benefit plan available to employees who joined Verigy’s predecessors before 1995, and provides a pension based on years of service and pensionable salary close to retirement. Additional accruals are earned under the BVP plan for PPL members from 2005 and onwards. In Mr. Wagner’s case, the BVP is a defined benefit plan that provides a pension based on years of service since 2005 and bonus close to retirement. The ZVP is a deferred compensation plan, open to employees who joined Verigy’s predecessors before 1995, and offers participants the opportunity to save for retirement via deferral of bonuses. The ZVP pays 6% interest per year on the deferred balance until payout. Under these plans, Mr. Wagner is entitled to (i) a monthly pension payment on retirement at age 65 (PPL and BVP); (ii) a lump sum payment at age 63 (ZVP) which is paid out in six annual installments; and (iii) in case of death or disability prior to retirement, an immediate monthly pension payment (PPL and BVP) and a lump sum payment at age 63 (ZVP) are made. In case of termination, the vested entitlement to retirement pension according to § 2 BetrAVG (occupational pension scheme act) has to be upheld and paid out at normal retirement age. The amount payable is defined in the pension plans (for PPL and ZVP) and in a works council agreement (for BVP). For PPL, final salary is defined as average of the monthly base salary of the last 24 months before retirement multiplied by 13. For BVP, only the semi-annual bonuses are eligible for pension payout. As of October 31, 2010, Mr. Wagner was credited with 25.83 years of service for PPL, which includes service with our predecessor companies, 11.42 years of service for ZVP and 5.83 years of service for BVP. The present value of the accumulated retirement of $2,028,388 at October 31, 2010, is based upon a 5% discount rate and upon a monthly salary of $25,734, and an exchange rate as of October 31, 2010 of 1.3916 U.S. Dollars for each Euro.

Potential Payments Upon Termination or Change in Control

We have entered into agreements with each of the named executive officers, except for Pascal Rondé and Hans-Jürgen Wagner, that provide for cash severance and health-care benefits continuation if they are terminated before or in connection with a change in control under certain circumstances. In addition, we have entered into agreements with each of the named executive officers that provide acceleration of unvested equity if they are terminated in connection with a change in control. We will gross-up payments to the executive officers, if an executive officer is subject to a “golden parachute” excise tax in connection with the change in control benefits. However, if the golden parachute excise taxes can be avoided by reducing the payments to the executive officer, we may reduce the payments up to a total reduction not to exceed $25,000. Mr. Rondé would be eligible for certain payments after termination in connection with a change in control as required under French law, and Mr. Wagner would be eligible for certain payments after termination in connection with a change in control as required under German law.

The key terms of the change in control arrangements for the named executive officers are as follows:

Name	Cash and COBRA Severance Benefit absent change of control	Cash and COBRA Severance Benefit with change of control	Equity Acceleration and Extension absent change of control	Equity Acceleration and Extension with change of control
Keith Barnes(1)	1 times annual salary + 1 times annual target bonus + pro rata target bonus for year of termination + reimbursements for 12 months of COBRA coverage	2 times annual salary + 2 times annual target bonus + pro rata target bonus for year of termination + reimbursements for 24 months of COBRA coverage	Full acceleration and exercisable up to the maximum term	Full acceleration and exercisable up to the maximum term

Jorge Titinger(2)	1 times annual salary + 1 times annual target bonus+ pro rata target bonus for year of termination + reimbursements for 12 months of COBRA coverage	2 times annual salary + 2 times annual target bonus + pro rata target bonus for year of termination + reimbursements for 24 months of COBRA coverage	Full acceleration and exercisable up to 15 months following termination	Full acceleration and exercisable up to 2 years following termination

Robert J. Nikl	1 times annual salary + 1 times annual target bonus+ pro rata target bonus for year of termination + reimbursements for 12 months of COBRA coverage	2 times annual salary + 2 times annual target bonus + pro rata target bonus for year of termination + reimbursements for 24 months of COBRA coverage	12 months’ acceleration and exercisable up to 15 months following termination	Full acceleration and exercisable up to 2 years following termination

Name	Cash and COBRA Severance Benefit absent change of control	Cash and COBRA Severance Benefit with change of control	Equity Acceleration and Extension absent change of control	Equity Acceleration and Extension with change of control
Pascal Rondé	Per applicable law in France	Per applicable law in France	12 months’ acceleration and exercisable until the later of (i) to 15 months following termination, or (ii) 3 months following the 4-year anniversary of the date of grant	Full acceleration and exercisable until the later of (i) to 15 months following termination, or (ii) 3 months following the 4-year anniversary of the date of grant

Hans-Juergen Wagner	Per applicable law in Germany	Per applicable law in Germany	12 months’ acceleration and exercisable up to 15 months following termination	Full acceleration and exercisable up to 2 years following termination

(1)	Mr. Barnes terminated his employment with Verigy on December 31, 2010, and as a result, has become entitled to, and in some cases has begun receiving, the payments and benefits listed in this table as applying absent a change of control. Mr. Barnes’ severance agreement with Verigy was amended pursuant to the Non-Competition Agreement (as defined below). This table indicates his severance benefits as amended by the Non-Competition Agreement, which provides that as of his December 31, 2010 resignation date, Mr. Barnes’ then-outstanding stock options shall remain exercisable until the maximum expiration date of each applicable stock option. Further, if Verigy experiences a change of control within 12 months of Mr. Barnes’ December 31, 2010 resignation date, he may become entitled to receive the remaining severance payments and benefits that would apply in connection with a change of control-related termination.
(2)	Mr. Titinger’s severance agreement with Verigy has been amended pursuant to the Promotion Letter (as explained below). This table indicates his severance benefits as amended by the Promotion Letter, which modified his equity acceleration of vesting absent a change of control from 12 months’ acceleration to full acceleration.

Pursuant to these agreements, to receive the payments described below, the named executive officer, except Mr. Barnes, agrees to be bound by (i) a two-year non solicitation provision pursuant to which the named executive officer cannot solicit any employee of Verigy or its subsidiaries nor provide the names of employees to any other company that the officer has reason to believe will solicit the employee, and (ii) Verigy’s standard restrictions and conditions. In the case of Mr. Barnes, he has agreed to be bound by (i) a two-year non solicitation provision pursuant to which he cannot solicit any employee of Verigy or its subsidiaries nor provide the names of employees to any other company that he has reason to believe will solicit the employee, and (ii) a two-year non-competition period during which time he agrees not to directly or indirectly engage in any business that is a competitive business or enter the employ of, or render any services to, any person or entity (or any division of any person or entity) that engages in a competitive business. Potential payments due by Verigy under the severance agreements in the event of a qualifying termination are described in the tables below.

Termination Not in Connection With a Change in Control

Termination by Verigy without Cause or by Executive for Good Reason; Termination due to Death or Disability: Under their severance agreements, in the event that the employment of Messrs. Barnes, Titinger or

Nikl is terminated by Verigy without cause (as defined in the agreements and explained below), or the executive terminates his employment for good reason (as defined in the agreements and explained below), and in each case the benefits described under “Termination In Connection With a Change of Control” do no apply, subject to execution of a release of claims and complying with Verigy’s standard two-year employee-non-solicit requirement, confidentiality and other standard restrictions and conditions, the executive will be entitled to (i) an amount equal to the executive’s annual base salary and target bonus, paid in a lump sum; (ii) a pro rata portion of the executive’s target bonus for the then-current performance period under Verigy’s bonus plan; (iii) immediate vesting of outstanding option, stock appreciation right, restricted stock and restricted share awards for Mr. Nikl as if he had completed an additional 12 months of service and in full for Mr. Barnes and, under his arrangement as amended by his Promotion Letter, Mr. Titinger; (iv) an extended post-termination exercise period for outstanding stock options and stock appreciation rights for up to 15 months (for Mr. Barnes, this was modified to provide up to the maximum term of each option pursuant to the Non-Competition Agreement explained below as of his resignation date); and (v) reimbursement by Verigy of COBRA premiums for health insurance benefits for him and his dependents for a period of up to 12 months. In the event the executive’s employment is terminated as a result of death or disability (as defined in the agreements and explained below), he (or his survivors) would be entitled to (x) a pro rata portion of his target bonus for the current performance period under the combined company’s cash bonus plan; and (y) the stock award acceleration described above for the executive. In addition, if the termination is due to disability, the executive would be eligible to receive COBRA continuation benefits. Further, as described below, Mr. Barnes’ severance arrangement was amended by the Non-Competition Agreement (as explained below) to provide that: (i) if he had died prior to his December 31, 2010 resignation date, the severance pay that he otherwise would have been entitled to under his severance arrangement upon a termination of employment without cause or good reason as described in this paragraph would be payable to Mr. Barnes’ estate; and (ii) on his scheduled resignation date, Mr. Barnes’ then-outstanding stock options became exercisable until the maximum expiration date of each applicable stock option. In connection with his resignation as an employee of Verigy on December 31, 2010, Mr. Barnes became entitled to the severance benefits (but not change of control benefits) under his severance agreement, as summarized in this paragraph, and to certain other benefits pursuant to his Non-Competition Agreement, as described in the “Compensation Discussion and Analysis” beginning on page 204.

In the event that the employment of Messrs. Rondé or Wagner is terminated by Verigy without cause or by such executive for good reason, or the executive is terminated due to his death or disability, such executive will be entitled to immediate vesting of outstanding option, stock appreciation right, restricted stock and restricted share unit awards as if he had completed an additional 12 months of service, and (i) Mr. Rondé will be entitled to have such options and stock appreciation rights be exercisable until the later of (A) to 15 months following termination, or (B) 3 months following the 4-year anniversary of the date of grant, and (ii) Mr. Wagner will be entitled to have such options and stock appreciation rights be exercisable up to 15 months following termination.

Verigy has not entered into a cash severance agreement with either Messrs. Rondé or Wagner. Mr. Rondé would, however, be eligible for certain severance payments as required under French law, including as a result of a termination due to his death or disability. Mr. Rondé would also be eligible for certain severance payments as required under the applicable collective bargaining agreement in France in the event his employment is terminated other than for gross or willful misconduct (as defined under French law). If Mr. Rondé had been terminated as of the last day of the prior fiscal year, he would have received a severance payment equal to approximately 12.5 times his average monthly compensation over the prior year (including base salary, bonuses and the value of certain benefits). In the event of termination for good reason by Mr. Wagner, he would not be entitled to severance payments, but may be entitled to damages at the discretion of the court having jurisdiction. In the event of termination without cause, Mr. Wagner would be entitled to a minimum of 0.5 times his monthly salary per year of service. This severance payment is typically negotiated between the parties, or may be determined by a court, and may therefore exceed this minimum amount. If Mr. Wagner had been terminated as of the last day of the prior fiscal year, he would have received a severance payment equal to approximately 12 times his last monthly salary (based on the assumption of 0.5 times his monthly salary).

The table below estimates payments that would have been due to each named executive officer in the event his employment had been terminated by Verigy without cause or by the executive for good reason, assuming the termination occurred on October 31, 2010, and consequently was governed by the severance agreements in place as of that date and was not in connection with a change in control.

Potential Payments in the Event of Termination Without Cause or by Executive for Good Reason(1)

	Cash Severance ($)(2)	Benefit Continuation ($)	Intrinsic Value of Accelerated Equity Awards(3)
Name			Options ($)	Restricted Shares ($)	Total ($)
Keith L. Barnes	1,164,816	25,372	98,133	1,066,490	2,354,811
Robert J. Nikl	603,137	15,000	20,091	227,251	865,479
Pascal Rondé(4)	463,126	—	15,050	229,626	707,802
Jorge Titinger	720,000	15,000	113,259	912,763	1,761,022
Hans-Jürgen Wagner(4)	299,242	—	10,055	135,184	444,481

(1)	All calculations assume a $9.17 share price on the date of termination (actual closing price as reported on the NASDAQ Global Select Market on October 29, 2010, the last trading day in fiscal 2010).
(2)	Does not include pro rata bonus for year of termination, since bonus is assumed to have been earned for fiscal 2010 performance.
(3)	Represents intrinsic value of all unvested awards as of the assumed date of termination.
(4)	Cash severance for Messrs. Rondé and Wagner were converted from Euros to U.S. Dollars. For the purpose of this disclosure, we converted the Euro amounts into U.S. Dollars at an exchange rate of 1.43995 U.S. Dollars per Euro. This exchange rate was calculated by averaging the monthly exchange rate of 1.4908 U.S. Dollars per Euro reported by the Federal Reserve Bank of New York for the month of November 2009 (the first month of our 2010 fiscal year) and the monthly exchange rate of 1.3891 U.S. Dollars per Euro reported by the Federal Reserve Bank of New York for the month of October 2010 (the last month of our 2010 fiscal year).

Termination In Connection With a Change in Control

Termination By Verigy Without Cause or by Executive for Good Reason: Under their severance agreements, in the event Messrs. Barnes, Titinger or Nikl is terminated by Verigy without cause (as defined in the agreements and explained below) or by the executive for good reason (as defined in the agreements and explained below) either (i) within 24 months following the occurrence of a change of control of Verigy; (ii) within three months prior to a change of control (for Mr. Barnes, this was changed to within 12 months prior to a change of control pursuant to the Non-Competition Agreement explained below); or (iii) anytime more than three months prior to a change of control at the request of an acquirer if the transaction also falls within the meaning of “change of control” under Section 409A of the U.S. Internal Revenue Code, subject to execution of a release of claims and complying with Verigy’s standard two-year employee-non-solicit requirement, confidentiality and other standard restrictions and conditions, the executive would be entitled to receive (a) a lump sum payment equal to two times the sum of the executive’s annual base salary rate and target bonus; (b) a pro rata portion of the executive’s target bonus for the current performance period under Verigy’s bonus plan; (c) immediate vesting in full of all outstanding option, stock appreciation right, restricted stock and restricted share unit awards; and (d) an extended post-termination exercise period for outstanding stock options and stock appreciation rights for up to 2 years (for Mr. Barnes, this was modified to provide up to the maximum term of each option pursuant to the Non-Competition Agreement explained below as of his resignation date); and (e) reimbursement by Verigy of COBRA premiums for health insurance benefits for him and his dependents for a period of up to 24 months. In addition, in the event that the payments above are subject to the excise tax imposed by Code Section 4999 on “golden parachute” payments, Verigy will provide an additional gross-up payment so that the executive retains an amount equal to the payments he would have received if he had not been subject to the excise tax. However, if the excise tax could be avoided by a reduction of up to $25,000 in the payments to the executive, Verigy may reduce the payments to avoid triggering the excise tax. Further, as described below, Mr. Barnes’ severance arrangement was amended by the Non-Competition Agreement to provide that: (i) if he dies prior to his scheduled resignation date of December 31, 2010, the severance pay that he otherwise would have been entitled to under his severance arrangement upon a termination of employment without cause or good reason as described in this paragraph would be payable to Mr. Barnes’ estate; and (ii) on his scheduled resignation date, Mr. Barnes’ then-outstanding stock options will remain exercisable until the maximum expiration date of each applicable stock option. Although Mr. Barnes’ employment with Verigy terminated on December 31, 2010 and he became entitled to severance based on terminations absent a change of control of Verigy, pursuant to the terms of his Non-Competition Agreement he may still become entitled to the increased severance benefits under this paragraph if Verigy experiences a change of control within 12 months following his termination date.

In the event Mr. Rondé’s or Mr. Wagner’s employment is terminated by Verigy without cause or for good reason either (i) within 24 months following the occurrence of a change of control of Verigy; (ii) within three months prior to a change of control; or (iii) anytime prior to a change of control at the request of an acquirer, Mr. Rondé and/or Mr. Wagner, as the case may be, would be entitled to immediate vesting of all outstanding option, stock appreciation right, restricted stock and restricted share unit awards. In addition, Mr. Rondé will be entitled to have such options and stock appreciation rights be exercisable until the later of (A) to 15 months following termination, or (B) three months following the 4-year anniversary of the date of grant, and Mr. Wagner will be entitled to have such options and stock appreciation rights be exercisable up to 2 years following termination.

Messrs. Rondé and Wagner would be eligible for certain severance payments as described above in the section “Termination Not in Connection With a Change of Control.”

The table below estimates payments that would have been due to each named executive officer in the event his employment had been terminated by Verigy without cause or by the executive for good reason in connection with a change in control, assuming the termination occurred on October 31, 2010, and consequently was governed by the severance agreements in place as of that date.

Potential Payments in the Event of a Change in Control Termination(1)

			Intrinsic Value of Accelerated Equity Awards(3)
Name	Cash Severance ($)(2)	Benefit Continuation ($)	Options ($)	Restricted Shares ($)	280G Excise Tax Gross Up ($)	Total ($)
Keith L. Barnes	2,329,632	30,000	98,133	1,066,490	—	3,524,255
Robert J. Nikl	1,206,274	30,000	49,066	523,433	—	1,808,773
Pascal Rondé(4)	463,126	—	55,616	529,944	n/a	1,048,686
Jorge Titinger	1,440,029	30,000	113,259	912,763	—	2,496,051
Hans-Jürgen Wagner(4)	299,242	—	25,223	303,464	n/a	627,929

(1)	All calculations assume a $9.17 share price on the date of termination (actual closing price as reported on the NASDAQ Global Select Market on October 29, 2010, the last trading day of fiscal 2010).
(2)	Does not include pro rata bonus for year of termination, since bonus is assumed to have been earned for fiscal 2010 performance.
(3)	Represents intrinsic value of all unvested awards as of the assumed date of termination.
(4)	Cash severance for Messrs. Rondé and Wagner were converted from Euros to U.S. Dollars. For the purpose of this disclosure, we converted the Euro amounts into U.S. Dollars at an exchange rate of 1.43995 U.S. Dollars per Euro. This exchange rate was calculated by averaging the monthly exchange rate of 1.4908 U.S. Dollars per Euro reported by the Federal Reserve Bank of New York for the month of November 2009 (the first month of our 2010 fiscal year) and the monthly exchange rate of 1.3891 U.S. Dollars per Euro reported by the Federal Reserve Bank of New York for the month of October 2010 (the last month of our 2010 fiscal year).

For the purposes of the foregoing agreements (as amended), “cause,” “change of control, “ “target bonus” and “disability” each have the same general meaning as each such term is defined in the section entitled “Existing Agreements with Current and Former Executive Officers of Verigy,” beginning on page 82 of this joint proxy statement/prospectus.

For purposes of the foregoing agreements (as amended), “good reason” has the same general meaning as such term is defined in the Tacelli Letter (described in the section entitled “New Verigy Agreements with Certain Existing LTX-Credence Named Executive Officers and Directors,” beginning on page 75 of this joint proxy statement/prospectus), except that the agreements for Messrs. Barnes, Titinger, Nikl, Rondé and Wagner do not provide that a resignation at the request of 2/3rds of the board of directors of the combined company constitutes a good reason event. In addition, for purposes of determining a change in the executive’s duties, responsibilities, authority, job title or reporting relationships that is resulting in a significant diminution of position, there are two versions of the executive severance agreement.

In the first version (which applies to Messrs. Rondé and Wagner), the executive’s duties, responsibilities, authority, job title or reporting relationships will not be considered to be significantly diminished (and therefore will not constitute good reason) so long as the executive continues to perform substantially the same functional role for Verigy as the executive performed immediately prior to the occurrence of the change of control, even if Verigy becomes a subsidiary or division of another entity.

In the second version (which applies to Messrs. Barnes, Titinger, and Nikl), the executive’s duties, responsibilities, authority, job title or reporting relationships will be considered to be significantly diminished (and therefore will constitute good reason) if the executive no longer to performs substantially the same functional role for Verigy as the executive performed immediately prior to the occurrence of the change of control of an entity whose equity securities are publicly traded; provided, however, that prior to terminating his/her employment for good reason on account of a significant diminishment of duties, responsibilities, authority, job title or reporting relationship solely as a result of the entity for which the executive is providing services not being an entity whose securities are publicly traded, the executive will notify the successor entity of his/her intention to so terminate his/her employment and will provide the successor entity with a reasonable period of time, not to exceed 90 days, to negotiate terms of employment which meet the executive’s requirements. If, at the end of the notice and negotiation period, the parties are unable to arrive at mutually satisfactory terms and conditions of employment, then the executive may exercise his/her right to termination for good reason as a result of no longer serving in a comparable role with a company whose securities are publicly traded.

For purposes of the foregoing agreements with Verigy executives, Verigy has determined that the merger does not constitute a “change of control.”

Indemnification Agreements

Article 92 of our amended and restated Articles of Association provides that, subject to the Singapore Companies Act, every director or other officer of Verigy and its subsidiaries and affiliates shall be entitled to be indemnified out of our assets against any liability incurred by him or her in defending any proceedings, civil or criminal, in which judgment is given in his or her favor, in which he or she is acquitted, or in connection with any application under the Singapore Companies Act in which relief is granted to him or her by the court.

The Singapore Companies Act prohibits a company from indemnifying its directors or officers against any liability which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to us. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability; or (b) indemnifying such officer against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor or in which he or she is acquitted, or in connection with any application under certain provisions of the Singapore Companies Act in which relief is granted to him or her by the court.

We have entered into indemnification agreements with our officers and directors that provide our officers and directors with indemnification to the maximum extent permitted by the Singapore Companies Act. In addition, Verigy US, Inc., our primary U.S. subsidiary, has entered into indemnification agreements (the “U.S. Indemnity Agreement”) with each of our executive officers and directors that are substantially similar to the indemnity agreements between us, as the parent company, and each of our officers and directors and our direct and indirect subsidiaries. The U.S. Indemnity Agreement is intended to supplement the indemnity agreements with us as the parent company. The laws of the State of Delaware, where our primary U.S. subsidiary is incorporated, permit indemnification of directors and officers under a broader range of circumstances than is permitted under the laws of Singapore, where we are incorporated. As a result of these differences in law, our directors and officers and our subsidiaries may be entitled to indemnification under the U.S. Indemnity Agreements in circumstances where we would not be permitted to provide indemnification.

We have also obtained a policy of directors’ and officers’ liability insurance that is intended to insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Singapore Companies Act.

Agreements with Our Former Chief Executive Officer

In April 2006, Keith Barnes accepted an offer to become our President and Chief Executive Officer, effective May 1, 2006, upon the terms and conditions set forth in an offer letter from Agilent dated April 4, 2006. In May 2007, the Compensation Committee approved a modification to the terms of reimbursement of living expenses set forth in the employment offer letter. Pursuant to the terms of the employment offer letter, as modified by the Compensation Committee effective June 1, 2007, and continuing for a period of up to three years following the effective date of his employment or until April 30, 2009, Mr. Barnes receives an allowance of $12,000 per month for his temporary living expenses (including lodging, car rental, meals, and travel to and from his home in Oregon). In June 2008, Verigy and Mr. Barnes entered into a letter agreement pursuant to which Verigy agreed to extend the term of the payment of Mr. Barnes’ allowance for temporary living expenses to April 30, 2011. The two-year extension of this benefit, whether or not actually paid, is in lieu of any relocation benefits to which Mr. Barnes might otherwise have been entitled. As of the date of Mr. Barnes’ resignation, the remaining unpaid portion of the allowance for temporary living expenses will become due and payable. If Mr. Barnes’ employment had been terminated for Cause before April 30, 2011, any unpaid portion of the allowance for temporary living expenses would have been forfeited.

On February 16, 2009, the Compensation Committee implemented a temporary reduction in the base compensation of the executive officers, including Mr. Barnes, equal to 10%, effective February 15, 2009. Based on external and company-specific economic improvements, as well as competitive factors, on December 2, 2009, the Compensation Committee determined to terminate the temporary reduction for all affected employees beginning February 1, 2010.

We have also entered into a noncompetition agreement with Mr. Barnes. For a complete discussion of the noncompetition agreement, please see the section entitled “Keith Barnes Noncompetition Agreement” beginning on page 86 of this joint proxy statement/prospectus.

Agreements with Our Chief Financial Officer

In May 2006, Robert Nikl accepted an offer to become our Chief Financial Officer, effective June 20, 2006, upon the terms and conditions set forth in an offer letter from Agilent dated May 26, 2006. On September 28, 2007, the Compensation Committee approved a modification to the terms of Mr. Nikl’s offer letter. Pursuant to the modification, Mr. Nikl received a monthly allowance for living expenses equal to $6,075, for the cost of leasing an apartment near Verigy’s Cupertino, California offices. In support of Mr. Nikl’s relocation to a residence closer to Verigy’s principal U.S. offices, Verigy US, Inc. and Mr. Nikl entered into a relocation agreement in November 2009, which we refer to as the Relocation Agreement, pursuant to which Verigy paid

Mr. Nikl a lump sum gross amount of $180,000, less applicable tax withholdings, to cover costs associated with his relocation. Pursuant to the Relocation Agreement, Verigy continued to pay Mr. Nikl a monthly living allowance pursuant to the letter agreement between Verigy US, Inc. and Mr. Nikl, dated October 1, 2007, until the earlier to occur of (i) payment of the relocation benefit; (ii) April 1, 2011, which is 30 months from commencement of October 1, 2007 letter agreement; (iii) such date as Mr. Nikl no longer leased an apartment near Verigy’s Cupertino office; or (iv) the date of Mr. Nikl’s termination of employment with Verigy for any reason. Verigy’s obligation to pay the relocation benefit was contingent on Mr. Nikl’s purchase of a residence in the local area being completed on or before April 30, 2011. Verigy paid the relocation benefit promptly after receipt of appropriate documents confirming Mr. Nikl’s purchase of a new residence in the local area in early 2010.

On February 16, 2009, the Compensation Committee implemented a temporary reduction in the base compensation of the executive officers, including Mr. Nikl, equal to 10%, effective February 15, 2009. Based on external and company-specific economic improvements, as well as competitive factors, the Compensation Committee determined to terminate the temporary reduction for all affected employees beginning February 1, 2010.

We have also entered into a compensation letter with Mr. Nikl. For a complete discussion of the compensation letter, please see the section entitled “Robert Nikl Compensation Letter” beginning on page 88 of this joint proxy statement/prospectus.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management Verigy’s audited consolidated financial statements for the fiscal year ended October 31, 2010. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards , Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that Verigy’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K, for the fiscal year ended October 31, 2010, for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Ernest Godshalk (Chairperson)

Steven Berglund

Scott Gibson

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of —, 2011, except as otherwise indicated, regarding the beneficial ownership of our ordinary shares by:

•	Cadian Capital Management, LLC, Morton Holdings, Inc. and Soros Fund Management LLC, the only beneficial owners known to us to hold more than 5% of our ordinary shares;

•	each director and each of the named executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Ordinary shares subject to options that are exercisable within 60 days and restricted share units scheduled for payout within 60 days of —, 2011, are deemed to be outstanding and to be beneficially owned by the person holding such options or restricted share units for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws where applicable.

In the table below, percentage ownership is based on — ordinary shares outstanding as of —, 2011.

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Number of Shares		Percent
5% Shareholders
Cadian Asset Management, LLC 461 Fifth Avenue, 24th Floor, New York, NY 10017	3,432,209	(1)	—%
Morton Holdings, Inc. 283 Greenwich Avenue, Greenwich, CT 06830	3,140,114	(2)	—%
Soros Fund Management LLC 888 Seventh Avenue, 33rd Floor New York, New York 101064	4,681,790	(3)	—

Named Executive Officers and Directors:
Keith L. Barnes		(4)		*
Robert J. Nikl		(5)		*
Jorge Titinger		(6)		*
Pascal Rondé		(7)		*
Hans-Jürgen Wagner		(8)		*
Steven W. Berglund		(9)		*
C. Scott Gibson		(10)		*
Ernest L. Godshalk		(11)		*
Edward C. Grady		(12)		*
Bobby Cheng		(13)		*
Eric Meurice		(14)		*
All executive officers and directors as a group (13 persons)		(15)		%

*	Less than 1%.
(1)	According to a Schedule 13G filed June 11, 2010, 3,432,209 shares reported to be beneficially owned by Cadian Asset Management, LLC (“Cadian”) and Eric Bannasch. Mr. Bannasch and Cadian hold shared voting power and dispositive power over the 3,432,209 shares.

(2)	According to a Schedule 13G filed February 16, 2010, the 3,140,114 shares reported by Morton Holdings, Inc. (“MH”) are owned, or may be deemed to be beneficially owned by MH, which holds shared voting and dispositive power of the 3,140,114 shares, by Samana Capital, L.P., which holds shared voting and dispositive power of the 2,794,489 of the shares, and by Philip B. Korsant, who holds shared voting and dispositive power of the 3,140,114 shares. Partnerships of which MH is the general partner, including Samana Capital, L.P., are the owners of record of the ordinary shares reported in the Schedule 13G. Each of MH and Philip B. Korsant may be deemed to beneficially own the shares as a result of the direct or indirect power to vote or dispose of the shares.
(3)	According to a Schedule 13G filed on November 29, 2010, 4,681,790 shares are held for the account of a Quantum Partners, LP, a Cayman Islands exempted limited partnership for which Soros Fund Management LLC (“SFM”) serves as principal investment manager with investment discretion over portfolio investments. SFM has sole voting and dispositive power over the 4,681,790 shares. According to the Schedule 13G, the 4,681,790 shares consists of 6,100 shares and 4,675,690 share issuable upon the conversion of our 5.25% Convertible Senior Notes due 2014.
(4)	Includes — shares subject to options exercisable, and — shares subject to restricted share units that vest, within 60 days of —, 2011.
(5)	Includes — shares subject to options exercisable, and — shares subject to restricted share units that vest, within 60 days of —, 2011.
(6)	Includes — shares subject to options exercisable, and — shares subject to restricted share units that vest, within 60 days of —, 2011.
(7)	Includes — shares subject to options exercisable, and — shares subject to restricted share units that vest within 60 days of —, 2011.
(8)	Includes — shares subject to options exercisable, and — shares subject to restricted share units that vest, within 60 days of —, 2011.
(9)	Includes — shares subject to options exercisable, and — shares subject to restricted share units that vest, within 60 days of —, 2011.
(10)	Includes — shares subject to options exercisable, and — shares subject to restricted share units that vest within 60 days of —, 2011.
(11)	Includes — shares subject to options exercisable, and — shares subject to restricted share units that vest within 60 days of —, 2011.
(12)	Includes — shares subject to options exercisable, and — shares subject to restricted share units that vest, within 60 days of —, 2011.
(13)	Includes — shares subject to options exercisable, and — shares subject to restricted share units that vest, within 60 days of —, 2011.
(14)	Includes — shares subject to options exercisable, and — shares subject to restricted share units that vest within 60 days of —, 2011.
(15)	Includes — shares subject to options exercisable, and — shares subject to restricted share units that vest, within 60 days of —, 2011.

Equity Compensation Plan Information

The following table summarizes, as of October 31, 2010, the number of shares reserved for issuance under equity compensation plans approved by shareholders. We do not have any non-shareholder approved equity compensation plans.

Plan Category	Number of Ordinary Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted average Exercise price of outstanding Options, Warrants And Rights ($)(1)	Number of Ordinary Shares Remaining Available for Future Issuance Under Equity Compensation Plans (#) (Excluding Ordinary Shares Reflected in Column (A))
Equity compensation plans approved by shareholders: 2006 EIP and ESPP	6,309,460	(2)	$14.09	5,984,157	(3)
Total	6,309,460	(2)	$14.09	5,984,157	(3)

(1)	The weighted average price excludes restricted share units.
(2)	Includes awards of restricted share units covering 1,734,973 ordinary shares, of which 76,092 units were fully vested as of October 31, 2010.
(3)	Consists of 4,838,758 ordinary shares available for issuance under the 2006 EIP, which includes 8,500 shares reserved for issuance for future tranches of four-tranche option grants and 1,145,399 shares available for issuance under the ESPP.

DIRECTORS’ REPORT

For the Directors’ Report for the financial year ended on October 31, 2010, please see Annex F to this joint proxy statement/prospectus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Verigy’s Policies. Pursuant to its charter, the Audit Committee of the board of directors reviews any transaction, arrangement and relationship between Verigy and any directors, executive officers, greater than 5% shareholders, referred to as a related party, where the related party had, has or will have a direct or indirect material interest in the transaction. After reviewing each such transaction for potential conflicts of interest and other improprieties, the Audit Committee determines whether to approve the transaction. The Audit Committee’s review of related party transactions is intended to augment and work in conjunction with other Verigy policies having conflict of interest provisions, including our Standards of Business Conduct.

Verigy engages in transactions, arrangements and relationships with many other entities in the course of its ordinary business activities. Some of Verigy’s directors, executive officers, greater than 5% shareholders and their immediate family members, each a related party, may be directors, officers, partners, employees or shareholders of these entities. Verigy carries out transactions with these entities on customary terms, and, in many instances, Verigy’s directors and executive officers may not be aware of them. To Verigy’s knowledge, no related party has had a material interest in any of Verigy’s business transactions or relationships in fiscal 2010.

Verigy’s board of directors has reviewed and discussed information provided by the directors and Verigy with regard to each director’s business and personal activities as they may relate to Verigy and its management. Based on its review, the board of directors determined that each of Verigy’s directors, other than Mr. Barnes, qualifies as an “independent” director in accordance with NASDAQ rules and that no relationships exist with the independent directors that, in its opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

NASDAQ Rules. NASDAQ rules defining “independent” director status also govern conflict of interest situations. As discussed above, each of Verigy’s directors, other than Mr. Barnes, qualifies as an “independent” director in accordance with the NASDAQ rules. NASDAQ rules include a series of objective tests that would not allow a director to be considered independent if the director has or has had certain employment, business or family relationships with Verigy. The NASDAQ independence definition also includes a requirement that the board of directors review the relations between each independent director and Verigy on a subjective basis. In accordance with that review, the board of directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and Verigy with regard to each director’s business and personal activities as they may relate to Verigy and its management.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. We generally assist our directors and executive officers in making filings required by Section 16(a) of the Securities Exchange Act of 1934, as amended. Based solely on our review of copies of reports filed by reporting persons pursuant to Section 16(a) of the Exchange Act, or written representations from reporting persons that no Form 5 filing was required for such persons, we believe that during fiscal 2010 all filings required to be made by Verigy reporting persons were timely made under Section 16(a).

THE VERIGY COURT MEETING

QUESTIONS AND ANSWERS ABOUT THE SCHEME AND THE COURT MEETING

The following questions and answers address briefly some questions you may have regarding the scheme, the scheme of arrangement (which we refer to in other sections of this joint proxy statement/prospectus as the reorganization or the Holdco Reorganization) and the Verigy Court Meeting (which we refer to in this section as the court meeting). These questions and answers may not address all questions that may be important to you as a Verigy shareholder. Please refer to the more detailed information contained elsewhere in this joint proxy statement/prospectus, the annexes to this joint proxy statement/prospectus and the documents referred to or incorporated by reference in this joint proxy statement/prospectus.

These questions and answers are not to be regarded as advice regarding the legal, financial or tax position of any Verigy shareholder in relation to the scheme. If you are in any doubt about the scheme, the scheme of arrangement, or the action you should take with respect to the scheme, you should consult your own legal, financial, tax or other professional advisors.

Q:	What is the scheme?

A:	Verigy proposes to enter into a “scheme,” as it is referred to under Singapore law, pursuant to which Holdco would acquire the outstanding Verigy ordinary shares held by Verigy shareholders by way of a “scheme of arrangement” under Singapore law. In the other sections of this joint proxy statement/prospectus, we refer to the scheme as the Holdco Reorganization.

The scheme is a court-supervised process under Section 210 of the Companies Act, Chapter 50 of Singapore, in which a company proposes a transaction to its shareholders which, if approved and adopted by the requisite statutory majority of shareholders, is binding on all shareholders once sanctioned by the Singapore court and becomes effective.

Q:	What will Verigy shareholders receive in the scheme? What is the effect of the scheme?

A:	Upon the effectiveness of the scheme, Verigy shareholders of record as of the books closure date (as described on page 250 of this joint proxy statement/prospectus) are entitled to receive one ordinary share of Holdco for each ordinary share of Verigy held by them.

Upon the scheme becoming effective, Verigy will become a wholly-owned subsidiary of Holdco. The ordinary shares of Holdco will be listed on the NASDAQ Global Select Market. The scheme will become effective when a copy of the order of the court sanctioning the scheme under Section 210 of the Companies Act, Chapter 50 of Singapore is duly lodged with the Accounting and Corporate Regulatory Authority of Singapore, referred to as ACRA.

Q:	What is the court meeting? Who will be entitled to vote?

A:	The court meeting was directed to be convened by the court for the purpose of approving and adopting the scheme and will be held on —, 2011 at — local time, at the offices of Verigy’s U.S. subsidiary, 10100 North Tantau Avenue, Cupertino, California 95014. At the court meeting, all Verigy shareholders of record as of — will be entitled to vote on the proposal to approve and adopt the scheme. See “The Court Meeting” beginning on page 260 and “Special Factors Regarding the Scheme” on page 248.

Q:	What quorum and shareholder vote are required to approve and adopt the scheme?

A:	A quorum is required for the transaction of business at the court meeting. The presence at the court meeting, in person or by proxy, of Verigy shareholders holding one-half of the outstanding Verigy ordinary shares held by all Verigy shareholders of record as of — will constitute a quorum.

The affirmative vote of a majority of the Verigy shareholders present and voting, in person or by proxy, at the court meeting, representing not less than 75% in value of the Verigy ordinary shares is required to approve and adopt the scheme.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in this joint proxy statement/prospectus. We encourage you to vote by submitting your proxy whether or not you plan to attend the court meeting, so that your vote will be counted if you later decide not to attend the court meeting.

If you are a record holder of Verigy ordinary shares as of —, please complete, sign, date and return the enclosed proxy form as soon as possible, and no later than —. Your signed proxy card must be received no later than — in order for your vote to be counted at the court meeting. You have received two proxy cards enclosed with this joint proxy statement/prospectus. The proxy card for the court meeting is separate from the card for the 2011 Annual General Meeting. Please be sure to submit both proxy cards.

Q:	If my Verigy ordinary shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. The vote on the scheme is considered a “non-routine” matter and your broker cannot exercise discretion to vote your ordinary shares. If you hold your Verigy ordinary shares in “street name,” you should follow the procedures provided by your broker regarding how to instruct your broker to vote your shares. Typically, you would submit your voting instructions by mail, by telephone or by the Internet in accordance with the procedures provided by your broker.

Q:	How are votes counted?

A:	You may vote FOR or AGAINST the approval and adoption of the scheme, or you may abstain from voting on the scheme. Abstentions will not be counted as votes cast or shares voting on the proposal, but will count for the purpose of determining whether a quorum is present.

Q:	Can I revoke or change my vote?

A:	Yes, shareholders have the right to revoke a proxy at any time prior to voting at the court meeting by (i) submitting a subsequently dated proxy, which, if not delivered in person at the meeting, must be received by us no later than 48 hours before the appointed time of the meeting; or (ii) by attending the meeting and voting in person. If you hold Verigy ordinary shares in “street name” through a broker, you should also follow the procedures provided by your broker to revoke or change your vote.

Q:	What if I hold my shares in book entry form?

A:	If you hold your shares in book entry form, your Verigy shares are part of The Depository Trust Company shares registered in the name of CEDE & Co., as nominee of The Depository Trust Company and holder of record. You should follow the procedures provided by your broker regarding how to submit voting instructions in relation to the scheme. Pursuant to an order of the Singapore court dated —, at the court meeting, CEDE & Co. will be treated as a single Verigy shareholder for purposes of determining the number of Verigy shareholders present and voting at the court meeting, and for purposes of voting at the court meeting, all The Depository Trust Company shares will be voted as an entire block FOR or AGAINST the approval and adoption of the scheme, depending on the voting instructions received from The Depository Trust Company voting beneficiaries.

Q:	When is the scheme expected to become effective?

A:	If the scheme is approved and adopted by the requisite statutory majority of the Verigy shareholders at the court meeting and subsequently sanctioned by the Singapore court, the scheme will become effective upon the lodgment of the order of the Singapore court sanctioning the scheme with ACRA. However, it is possible that factors outside of the control of either Verigy or Holdco could result in the scheme not becoming effective at all.

Q:	Should I send in my share certificates now?

A:	No. You will be notified of the procedures to surrender your share certificates and receive your shares of Holdco after the scheme has become effective, if it is approved.

Q:	What are the material U.S. federal income tax consequences of the scheme to Verigy shareholders?

A:	The scheme is expected to be a tax-free transaction for U.S. federal income tax purposes, pursuant to which Verigy shareholders will not recognize any gain or loss, for U.S. federal income tax purposes, with respect to the ordinary shares of Holdco they receive in the scheme, subject to certain special rules applicable to PFICs discussed below.

Q:	What are the material Singapore income tax consequences of the scheme?

A:	For Singapore income tax purposes, Verigy shareholders would be regarded under the scheme as having disposed of their Verigy ordinary shares. Under current Singapore tax laws, there is no tax on capital gains. As such, any gains from such disposal of Verigy ordinary shares under the scheme which are capital in nature would not be taxable in Singapore. However, if the gains from such disposal of Verigy ordinary shares under the scheme are construed to be of an income nature and sourced in Singapore (which could be the case if, for instance, the gains arise from the carrying on of a trade or business in Singapore), the disposal profits would be taxable as income rather than capital gains. Please see the section entitled “Material Singapore Tax Consequences of the Scheme” beginning on page 245.

Q:	Am I entitled to appraisal rights?

A:	No. Once the scheme is approved and adopted by the Verigy shareholders and sanctioned by the court and becomes effective, it will be binding on all Verigy shareholders. Dissenting Verigy shareholders may file an objection with the court against the granting of the court sanction, but no appraisal rights are available to dissenting shareholders in connection with a scheme of arrangement effected under Singapore law.

Q:	Who should I contact with additional questions?

A:	If you have more questions about the scheme, need assistance in submitting your proxy or voting your shares, or need additional copies of the scheme document or the enclosed proxy form, you should contact Innisfree M&A Incorporated, our proxy solicitor, as follows:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll-Free: (877) 456-3510

Banks and Brokers May Call Collect: (212) 750-5833

SUMMARY—THE SCHEME OF ARRANGEMENT

The following is a summary of the information contained in this joint proxy statement/prospectus relating to the scheme of arrangement, also referred to throughout this joint proxy statement/prospectus as the scheme, the reorganization or the Holdco Reorganization. This summary may not contain all of the information about the scheme that is important to you. For a more complete description of the scheme, Verigy and Holdco encourage you to read carefully this section of the joint proxy statement/prospectus, entitled “The Verigy Court Meeting,” including the Scheme of Arrangement which is attached as Annex G. In addition, Verigy and Holdco encourage you to read the applicable information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Verigy. Shareholders of Verigy may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 262 of this joint proxy statement/prospectus.

Parties to the Scheme

Verigy Ltd.

Verigy provides advanced semiconductor test systems and solutions used by leading companies worldwide in design validation, characterization, and high-volume manufacturing test. Verigy offers scalable platforms for a wide range of system-on-chip (SOC) test solutions, and memory test solutions for Flash, DRAM including high-speed memories, as well as multi-chip packages (MCP). Verigy also provides advanced analysis tools that accelerate design debug and yield ramp processes.

Verigy was incorporated in Singapore on January 23, 2006 and is a public company limited by shares. As of December 17, 2010, Verigy had 60,594,565 shares in issue. Verigy’s principal offices are located at No. 1 Yishun Ave 7, Singapore 768923, and the address of its principal U.S. subsidiary is 10100 North Tantau Avenue, Cupertino, California 95014-2540. Verigy’s telephone number at its U.S. location is (408) 864-2900.

Verigy Holding Co. Ltd. (Holdco)

Verigy Holding Co. Ltd. was incorporated in Singapore on March 12, 2010 and is a public company limited by shares. As of December 17, 2010, Verigy Holding Co. Ltd. had two ordinary shares in issue held by two nominees of Verigy. Verigy Holding Co. Ltd.’s principal offices are located at No. 1 Yishun Ave 7, Singapore 768923. Verigy Holding Co. Ltd.’s outstanding share capital is held by two nominee shareholders for the benefit of Verigy. Verigy Holding Co. Ltd. is referred to in this section, and throughout this joint proxy statement/prospectus, as Holdco.

The Scheme Shareholders

The Scheme Shareholders are the persons registered as holders of Verigy’s ordinary shares in Verigy’s Register of Members.

The Scheme

The Scheme of Arrangement

The purpose of the scheme is to implement a new holding structure for Verigy, so that the Scheme Shareholders will hold their interest in Verigy through Holdco. The scheme involves the transfer of all of Verigy’s ordinary shares in issue by Scheme Shareholders to Holdco, in exchange for ordinary shares of Holdco. Upon completion of the scheme, Holdco will hold all of the Verigy ordinary shares and the Scheme Shareholders will become shareholders of Holdco.

The Share Exchange

When the scheme is implemented, all of Verigy’s ordinary shares will be transferred to Holdco. In consideration for the transfer of the Verigy ordinary shares in issue, Scheme Shareholders are entitled to receive one ordinary share of Holdco for each Verigy ordinary share held by them, and Verigy will cause one Holdco ordinary share to be transferred to each Scheme Shareholder in exchange for each Verigy ordinary share held by them.

The Court Meeting; Persons Entitled to Vote; Vote Required; and Quorum

The High Court of the Republic of Singapore, referred to in this section and elsewhere in this joint proxy statement/prospectus as the Singapore court, has directed that a meeting of Verigy shareholders be convened for the purpose of approving and adopting the scheme, which is referred to as the court meeting. The court meeting will be held on —, 2011 at — local time, at the offices of Verigy’s U.S. subsidiary, 10100 North Tantau Avenue, Cupertino, California, 95014.

At the court meeting, all Verigy shareholders of record on its Register of Members as of — are entitled to vote on the proposal to approve and adopt the scheme.

The affirmative vote of a majority of the Verigy shareholders present and voting, in person or by proxy, at the court meeting, representing not less than 75% in value of the Verigy ordinary shares held by the Verigy shareholders present and voting, in person or by proxy, at the court meeting, is required to approve and adopt the scheme. The votes of Verigy shareholders who hold their shares in book entry form will determined in accordance with the arrangement described in the section entitled “Regulatory Matters,” beginning on page 256.

The presence, in person or by proxy, at the court meeting of Verigy shareholders holding one-half of the Verigy ordinary shares held by all Verigy shareholders of record as of — will constitute a quorum, which is necessary to hold the court meeting.

Voting by Proxy

Before voting your Verigy ordinary shares, we encourage you to read this joint proxy statement/prospectus in its entirety, including its annexes and materials incorporated by reference, and carefully consider how the scheme will affect you. If you are a record holder of Verigy ordinary shares, we encourage you to submit a proxy so that your vote will be counted even if you later decide not to attend the court meeting. Please complete, sign, date and return the enclosed proxy card as soon as possible, and no later than —. If you hold Verigy ordinary shares through a broker, you may submit your voting instructions by mail, by telephone or by the Internet in accordance with the procedures provided by your broker. See the section entitled “The Court Meeting” beginning on page  260.

Recommendation of Verigy’s Board of Directors

Holdco’s board of directors has determined that the share exchange is fair to the Scheme Shareholders and recommended that the board of directors of Verigy: (i) approve the scheme of arrangement; and (ii) recommend the approval and adoption of the scheme by the Verigy shareholders.

Appraisal Rights

Once the scheme is approved and adopted by the requisite statutory majority of the Verigy shareholders and is sanctioned by the Singapore court and becomes effective, it will be binding on all Verigy shareholders. Dissenting Verigy shareholders may file an objection with the Singapore court against the granting of the court sanction, but no appraisal rights are available to dissenting Verigy shareholders in connection with a scheme of arrangement effected under Singapore law.

Tax Consequences of the Scheme

Material U.S. Federal Income Tax Consequences of the Scheme

The scheme is expected to qualify for U.S. federal income tax purposes as a tax-free reorganization or, taken together with the merger, as a tax-free exchange governed by Section 351 of the Code. Accordingly, a Verigy shareholder will not recognize any gain or loss upon the exchange of the shareholder’s ordinary shares of Verigy for ordinary shares of Holdco pursuant to the scheme, subject to certain special rules applicable to PFICs as discussed below.

For a more complete description of the material U.S. federal income tax consequences of the scheme, see the section entitled “Special Factors Regarding the Scheme—U.S. Federal Income Tax Consequences of the Scheme” beginning on page 251.

The tax consequences of the scheme to you may depend on your own situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not addressed in this joint proxy statement/prospectus. You are urged to consult with your own tax advisor for a full understanding of the tax consequences of the scheme to you.

Material Singapore Tax Consequences of the Scheme

The following discussion is a summary of the material Singapore income tax considerations to Verigy shareholders solely in relation to the scheme who are not tax resident in Singapore and who do not carry on any trade or business in Singapore. The statements do not purport to be a comprehensive description of all of the income tax considerations that may be relevant to the scheme and do not describe all of the income tax considerations that may be relevant to all Verigy shareholders, some of which (such as dealers in securities) may be subject to different rules. Each Verigy shareholder should consult an independent tax advisor regarding all Singapore income tax and other tax consequences applicable to them in respect of the scheme in light of the Verigy shareholder’s particular circumstances.

For Singapore income tax purposes, Verigy shareholders would be regarded under the scheme as having disposed of their Verigy ordinary shares. Under current Singapore tax laws, there is no tax on capital gains. As such, any gains from such disposal of Verigy ordinary shares under the scheme which are capital in nature would not be taxable in Singapore. However, if the gains from such disposal of Verigy ordinary shares under the scheme are construed to be of an income nature and sourced in Singapore (which could be the case if, for instance, the gains arise from the carrying on of a trade or business in Singapore), the disposal profits would be taxable as income rather than capital gains.

Regulatory Matters

Pursuant to the Companies Act, Chapter 50 of Singapore, the Singapore court has directed that the court meeting be convened for the purpose of approving and adopting the scheme. If the requisite statutory majority of the Verigy shareholders votes to approve and adopt the scheme at the court meeting, an application will be made to the Singapore court by Verigy to sanction the scheme.

Pursuant to an order of the Singapore court dated —, for purposes of voting on the scheme at the court meeting, all book entry shares registered in the name of CEDE & Co., as nominee of The Depository Trust Company and holder of record in the register of members of Verigy, will be treated as follows: (i) for purposes of determining the number of Verigy shareholders present and voting at the court meeting, CEDE & Co. will be treated as a single Verigy shareholder; and (ii) for purposes of voting at the court meeting, all votes represented by The Depository Trust Company shares will be: (x) voted as an entire block FOR the approval and adoption of the scheme at the court meeting if a majority in number of The Depository Trust Company voting beneficiaries, holding not less than 75% in value of The Depository Trust Company shares held by The Depository Trust Company voting beneficiaries, vote FOR the approval and adoption of the scheme; or (y) voted as an entire block AGAINST the approval and adoption of the scheme if the thresholds set out in clause (x) above are not met.

PARTIES TO THE SCHEME

Verigy Ltd.

Verigy provides advanced semiconductor test systems and solutions used by leading companies worldwide in design validation, characterization, and high-volume manufacturing test. Verigy offers scalable platforms for a wide range of system-on-chip (SOC) test solutions, and memory test solutions for Flash, DRAM including high-speed memories, as well as multi-chip packages (MCP). Verigy also provides advanced analysis tools that accelerate design debug and yield ramp processes.

Verigy is incorporated in Singapore. Verigy’s principal offices are located at No. 1 Yishun Ave 7, Singapore 768923, and the address of its principal U.S. subsidiary is 10100 North Tantau Avenue, Cupertino, California 95014-2540. Verigy’s telephone number at its Singapore location is +65 6755-2033 and at its U.S. location is (408) 864-2900.

Verigy Holding Co. Ltd. (Holdco)

Verigy Holding Co. Ltd. is incorporated in Singapore. Verigy Holding Co. Ltd.’s principal offices are located at No. 1 Yishun Ave 7, Singapore 768923. Verigy Holding Co. Ltd. has no assets or business operations, and will not conduct any business as a subsidiary of Verigy prior to the effectiveness of the scheme.

SPECIAL FACTORS REGARDING THE SCHEME

Reasons for the Scheme

Verigy’s board of directors is primarily composed of members who are not residents of Singapore. Verigy compensates its directors for their service on the board of directors with a mix of cash and equity compensation, and pursuant to Singapore tax laws, the compensation paid to the directors who are not Singapore residents is subject to certain withholding and tax assessments. Verigy pays the Singapore taxes on behalf of its directors, which is costly for Verigy. Verigy believes it is necessary to make the tax equalization payments in order to attract and retain the highest quality directors. The Singapore taxes paid by Verigy on behalf of its directors in prior years is described in the section of this joint proxy statement/prospectus entitled “Director Compensation,” beginning on page 199.

The Singapore tax laws applicable to the compensation paid to non-resident directors do not apply when the directors serve on the board of a holding company that has no operations. For this reason, it is not uncommon for publicly-traded Singapore incorporated companies to be structured with a parent holding company owning one or more subsidiaries. Typically, the subsidiaries have the companies’ operations underneath a parent holding company. As described throughout this joint proxy statement/prospectus, Holdco is such a holding company, and if the scheme is approved and implemented, Verigy would become a subsidiary of Holdco. The current directors of Verigy would become the directors of Holdco (subject to certain changes in the membership of the board of directors pursuant to the proposed merger, if the merger occurs. The compensation of the former Verigy directors / new Holdco directors would still be subject to shareholder approval on an annual basis, however, there would be no withholding and tax assessments to be paid to the Singapore tax authority with respect to the directors’ compensation.

Recommendation of Verigy’s Board of Directors

At a meeting held on November 17, 2010, the Verigy board of directors unanimously (among other things):

•	resolved that the implementation of the scheme is fair and advisable to, and in the best interest of, the Scheme Shareholders;

•	approved the draft of the scheme to be entered into by Verigy, the Scheme Shareholders and Holdco; and

•

resolved that the scheme be submitted for approval by Verigy’s shareholders and recommended acceptance and approval of the scheme by the shareholders, subject to the right of the board of directors to abandon or withdraw the scheme at any time.

In reaching its decision to approve the scheme, the Verigy board of directors consulted with Verigy’s management, Verigy’s legal counsel, and Verigy’s financial and tax advisors regarding the business and financial aspects of the scheme.

The Verigy board of directors believes that the scheme is advisable and in the best interests of the Verigy shareholders.

Effects of the Scheme

On the effective date of the scheme, each Verigy ordinary share will be exchanged for one ordinary share of Holdco. The Verigy shareholders will cease to have ownership interests in Verigy and rights as shareholders of Verigy, and, instead, will have ownership interests in Holdco and rights as shareholders of Holdco. Holdco shares will be listed on the NASDAQ Global Market. Furthermore, if the scheme becomes effective, Verigy will become a wholly-owned subsidiary of Holdco. Holdco ordinary shares will be registered under the Securities Exchange Act of 1934 (as amended) and Holdco will file periodic reports with the SEC.

Plans Following the Scheme

If the scheme becomes effective, Verigy and Holdco have no current intentions in connection with the Holdco Reorganization to make any material changes to the existing businesses of Verigy and its subsidiaries, restructure the capital structure of Verigy, redeploy the fixed assets of Verigy and its subsidiaries, or discontinue the employment of existing employees of Verigy and its subsidiaries. However, as discussed elsewhere in this joint proxy statement/prospectus, following the effectiveness of the scheme, a subsidiary of Holdco will merge with LTX-Credence upon the satisfaction or waiver of the various conditions to the merger. The combined company of Verigy and LTX-Credence may result in changes to Verigy.

If the scheme becomes effective, Verigy will become a wholly-owned subsidiary of Holdco. The board of directors and the management of Verigy will become the board of directors and management of Holdco. In addition, if the merger with LTX-Credence is completed, LTX-Credence will become a wholly-owned subsidiary of Holdco and a sister subsidiary of Verigy. The board of directors and the management of Holdco will change to reflect the merger with LTX-Credence, as discussed elsewhere in this joint proxy statement/prospectus.

Effects on Verigy if the Scheme Does Not Become Effective

If the scheme is not approved and adopted by the requisite statutory majority of the Verigy shareholders at the court meeting, or the scheme does not become effective or is terminated for any reason, Verigy ordinary shares will not be exchanged for Holdco ordinary shares. Instead, Holdco will remain a wholly-owned subsidiary of Verigy, and nothing will change for the Verigy shareholders.

Implementation of the Scheme

Application to Court for Sanction. Upon the approval and adoption of the scheme by the requisite majority of Verigy shareholders, Verigy will make an application to the Singapore court to sanction the scheme.

Implementation Procedure

If the Singapore court sanctions the scheme and after the books closure date in respect of the scheme, Holdco will issue and allot shares in Holdco, unpaid, to be held by nominees of Verigy. The Holdco shares held by Verigy’s nominees are to be transferred to Verigy shareholders on the effective date of the scheme in exchange for their Verigy shares. Therefore, the number of issued but unpaid Holdco shares that will be held by Verigy’s nominees immediately prior to the effective date of the scheme will be the same as the number of Verigy shares issued and outstanding. The issue price of each unpaid Holdco share shall be subsequently satisfied by the transfer of each Verigy ordinary share to Holdco pursuant to the scheme. Upon the lodgement of the order of the Singapore court sanctioning the scheme with ACRA, the scheme will become effective and all Verigy ordinary shares held by Verigy shareholders as of the books closure date will be exchanged for fully paid ordinary shares of Holdco and Verigy will cause its nominee to transfer one fully paid ordinary share of Holdco for each Verigy ordinary share held by a Verigy shareholder as of the books closure date.

Upon the effectiveness of the scheme, all share certificates representing an interest in Verigy ordinary shares will cease to have any effect as a document evidencing the title of such shares by operation of Singapore law. Each Verigy shareholder will be notified of the procedures to submit share certificates to the address of the Share Registrar of Verigy specified in the notice, and will be required to follow such procedures.

As promptly as practicable after the effective date of the scheme, Holdco will deposit with the transfer agent the share certificates for each Verigy shareholder of record as of the books closure date. The transfer agent will send to each such Verigy shareholder a share certificate in the name of such Verigy shareholder.

The share certificates will be sent by first class mail to each such Verigy shareholder’s address in the Register of Members of Verigy or, in the case of joint shareholders, to the address of the shareholder whose name appears first in the Register of Members of Verigy, in each case, at the sole risk of such shareholder. If you hold your shares in street name, the share certificates will be sent to the address of the broker who is reflected as the registered shareholder in Verigy’s Register of Members.

Closure of Books

Notice of Books Closure. If and after the scheme is approved and adopted by the Verigy shareholders at the court meeting and the order of the Singapore court sanctioning the scheme is obtained, Verigy will give notice of the books closure date to Verigy shareholders, for the purpose of determining the Verigy shareholders entitled to participate in the share exchange. The books closure date is tentatively scheduled for — at 5:00 p.m., Singapore time.

Trading on NASDAQ. Upon the effectiveness of the scheme, Verigy will become a wholly-owned subsidiary of Holdco, and the ordinary shares of Holdco issued to Verigy shareholders pursuant to the share exchange will be able to be traded on the NASDAQ Global Select Market.

Settlement and Registration Procedures

After the scheme becomes effective, the following settlement and registration procedures will apply:

•

entitlements to the share exchange will be determined on the basis of the Verigy shareholders and their holdings of Verigy ordinary shares appearing on the Register of Members on the books closure date, which is tentatively scheduled on — at 5:00 p.m., Singapore time;

•

each Verigy shareholder is strongly encouraged to take necessary actions to ensure that the Verigy ordinary shares owned by such shareholder are registered in his or her name, or, if such shareholder is a holder of Verigy ordinary shares in “street name” through a broker, such shares are in accounts in his or her name, by the books closure date, which is tentatively scheduled for — at 5:00 p.m., Singapore time; and

•

on the effective date of the scheme, each existing share certificate representing an interest in Verigy ordinary shares held by a Verigy shareholder will cease to be evidence of title to the Verigy ordinary shares represented thereby.

Within 10 calendar days after the effective date of the scheme, Holdco will issue share certificates to each Verigy shareholder based on his or her holding of Verigy ordinary shares as of the books closure date.

Shareholders Outside the U.S. or the Republic of Singapore

Shareholders Outside the United States or the Republic of Singapore. The applicability of the scheme to Verigy shareholders whose addresses are outside the U.S. and the Republic of Singapore, as shown on the Transfer Books and the Register of Members of Verigy ordinary shares, referred to as overseas Verigy shareholders, may be affected by the laws of the relevant jurisdictions where such persons are located. Accordingly, such overseas Verigy shareholders should inform themselves about and observe any applicable legal requirements.

It is the responsibility of overseas Verigy shareholders to satisfy themselves as to the full observance of the laws of the relevant jurisdiction, including the obtaining of any governmental or other consent which may be required and compliance with all required regulatory or legal requirements. Any overseas Verigy shareholder in any doubt should consult his or her professional advisor in the relevant jurisdiction.

Copies of Joint Proxy Statement/Prospectus. Verigy shareholders, including overseas Verigy shareholders, may obtain additional copies of this joint proxy statement/prospectus and any related documents during the normal business hours on any day prior to the date of the court meeting, by contacting:

Innisfree M&A Incorporated

at 50 Madison Avenue, 20th Floor,

New York, New York 10022

Shareholders May Call Toll-Free: (877) 456-3510

Banks and Brokers May Call Collect: (212) 750-5833

It is the responsibility of any overseas Verigy shareholder who requests a copy of this joint proxy statement/prospectus and any related documents to satisfy himself or herself as to the full observance of the laws of the relevant jurisdiction in that connection, including the obtaining of any governmental or other consent which may be required and compliance with all necessary formalities or legal requirements. In requesting a copy of this joint proxy statement/prospectus and any related documents, the overseas Verigy shareholder represents and warrants to Verigy and Holdco that he or she is in full observance of the laws of the relevant jurisdiction in that connection, and that he or she is in full compliance with all necessary formalities or legal requirements.

Notice. Verigy and Holdco each reserves the right to notify any or all Verigy shareholders with a registered address outside the U.S. or the Republic of Singapore of any matter, including the fact that the scheme has been proposed, by announcement through public filings with the SEC and paid advertisement in a daily newspaper published and circulated in the U.S. and in the Republic of Singapore, and such notice will be deemed to have been sufficiently given notwithstanding any failure by any shareholder to receive or see such filing or announcements. As long as Verigy ordinary shares remain listed on the NASDAQ Global Select Market, Verigy will continue to be subject to the applicable reporting requirements under the Exchange Act and NASDAQ rules.

U.S. Federal Income Tax Consequences of the Scheme

The following is a summary of the material U.S. federal income tax consequences of the scheme applicable to a holder of Verigy ordinary shares. This discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the IRS, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address the tax consequences of the scheme under state, local or non-U.S. tax laws. This discussion is limited to U.S. holders (as defined below) that hold their Verigy ordinary shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular Verigy shareholder or to Verigy shareholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	shareholders that are not U.S. holders;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	shareholders whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•

shareholders who own more than 5% of the outstanding ordinary shares of Verigy or will own 5% or more of the outstanding ordinary shares of Holdco after the scheme, except as specifically set forth below;

•	shareholders that hold Verigy ordinary shares as part of a straddle, hedge, constructive sale or conversion transaction; and

•	U.S. holders who acquired their Verigy ordinary shares through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds Verigy ordinary shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisers about the tax consequences of the scheme to them.

Verigy shareholders are urged to consult with their own tax advisors as to the tax consequences of the scheme in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or non-U.S. and other tax laws and of changes in those laws.

For purposes of this section, the term “U.S. holder” means a beneficial owner of Verigy ordinary shares that for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•

a trust, the substantial decisions of which are controlled by one or more U.S. persons and that is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Scheme Generally

Verigy expects the scheme to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code or, taken together with the merger, as an exchange governed by Section 351 of the Code. If the scheme and the merger are completed according to the terms of the merger agreement and as described in this joint proxy statement/prospectus, and based upon factual representations contained in representation letters to be delivered by LTX-Credence, Verigy, Holdco, Lobster-1 Merger Corporation and Lobster-2 Merger Corporation in connection with certain tax opinions to be delivered by each of Wilson Sonsini Goodrich & Rosati, P.C., counsel to Verigy, and Wilmer Cutler Pickering Hale and Dorr LLP, counsel to LTX-Credence, regarding the Combined Transaction, and subject to the assumptions and qualifications contained in such tax opinions, all of which must continue to be true and accurate in all material respects as of the effective time of the Combined Transaction, it is the opinion of Wilson Sonsini Goodrich & Rosati, P.C., that the Combined Transaction will qualify as an exchange governed by Section 351 of the Code, and will not be subject to tax as a result of the application of Section 367(a) of the Code.

Subject to the PFIC rules discussed below, as a result of the scheme so qualifying, a U.S. holder will not recognize any gain or loss as a result of the receipt of Holdco ordinary shares pursuant to the scheme.

The tax opinions rendered in connection with the Combined Transaction will not be binding on the IRS. Further, if the factual representations contained in the representation letters are incorrect, the conclusions reached in the tax opinions could be adversely affected. In addition, the tax opinions will be subject to certain assumptions, qualifications and limitations as set forth in the opinions. Verigy does not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Combined Transaction. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth above.

Tax Basis and Holding Period

Subject to the PFIC rules discussed below, a U.S. holder’s aggregate tax basis in the Holdco ordinary shares received in the scheme will equal such shareholder’s aggregate tax basis in the Verigy ordinary shares surrendered in the scheme. The holding period for the Holdco ordinary shares received in the scheme will include the holding period for the Verigy ordinary shares exchanged therefor.

Reporting Requirements and Gain Recognition Agreements

A U.S. holder who receives Holdco ordinary shares as a result of the scheme will be required to retain records pertaining to the scheme. Each U.S. holder who is required to file a U.S. tax return and who is a “significant holder” that receives Holdco ordinary shares will be required to file a statement with such holder’s U.S. federal income tax return setting forth such holder’s basis in the Verigy ordinary shares and the fair market value of the Holdco ordinary shares received in the scheme. A “significant holder” is a U.S. holder, who, immediately before the scheme, owned at least 5% of the outstanding Verigy ordinary shares or Verigy ordinary shares with a tax basis of $1 million or more.

In order to avoid recognizing gain on the Verigy ordinary shares exchanged pursuant to the scheme, any U.S. holder of Verigy that will beneficially own 5% or more of the outstanding ordinary shares of Holdco after the scheme is implemented is required to enter into a five-year gain recognition agreement pursuant to applicable U.S. Treasury regulations, which must be attached to and filed by the due date (including extensions) of such shareholder’s U.S. federal income tax return for the taxable year that includes the effective date of the scheme. If a gain recognition agreement is not filed by such U.S. holder in this circumstance, in addition to recognizing gain on the shares exchanged pursuant to the scheme, additional reporting requirements apply. Such shareholders are urged to consult with their own tax advisors regarding the gain recognition agreement and these additional requirements.

Tax Consequences of Ownership and Disposition of Ordinary Shares Received in the Scheme

Distributions

Subject to the PFIC rules discussed below, if Holdco makes a distribution in respect of its ordinary shares from its current or accumulated earnings and profits (as determined under U.S. federal income tax principles), the distribution (without reduction for any taxes withheld, if any) will be treated as a dividend and will be includible in a U.S. holder’s income when paid. If the distribution exceeds Holdco’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in its ordinary shares, and any remaining excess will be treated as capital gain from the sale or exchange of the ordinary shares. A U.S. holder that is a corporation will not be entitled to a dividends received deduction with respect to the portion of any distribution taxed as a dividend, which generally would be available with respect to dividends distributed by U.S. corporations. For taxable years beginning before January 1, 2013, dividends received by non-corporate U.S. holders are taxed at a maximum federal income tax rate of 15%, provided that (i) Holdco is a “qualified foreign corporation” (in other words, our ordinary shares are readily tradable on an established securities market in the United States), (ii) Holdco is not a PFIC, as discussed below under “Passive Foreign Investment Company Status,” for the taxable year during which the dividend is paid or for the preceding taxable year, (iii) certain holding period requirements are met, and (iv) the U.S. holder does not treat the dividend as “investment income” for purposes of the rules relating to the deduction of investment interest. The tax rate applicable to dividends is currently scheduled to increase to ordinary income rates commencing in 2013.

Dividends paid on Holdco’s ordinary shares are expected to constitute foreign source income for U.S. federal income tax purposes. Singapore presently does not impose withholding tax on dividends paid to persons that are not residents of Singapore. If any withholding taxes were imposed, a U.S. holder may be entitled to a U.S. foreign tax credit or a deduction for such taxes, although the amount of such credit or deduction may be limited by the Code. Dividends paid on Holdco’s ordinary shares will be treated as “passive category income” or “general category income” for U.S. foreign tax credit purposes. A portion of any dividends that Holdco distributes may be recharacterized as U.S. source income if we constitute a “United States-owned foreign corporation.” A U.S. holder will not be able to credit foreign taxes paid by Holdco against its U.S. federal income tax liability to the extent of any dividend income that is recharacterized as U.S. source income. Holdco will constitute a United States-owned foreign corporation if U.S. persons own 50% or more of our total combined voting power or 50% or more of the total aggregate value of our share capital. If a U.S. holder is subject to tax under the PFIC rules discussed below, special foreign tax credit rules will apply to distributions on Holdco’s ordinary shares. U.S. holders should consult their own tax advisors with respect to the application of the foreign tax credit rules in light of their particular circumstances.

Sale or Exchange of Ordinary Shares

Subject to the PFIC rules discussed below, a U.S. holder will recognize U.S. source capital gain or loss on a sale, exchange or other disposition of ordinary shares. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s tax basis in the shares. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the shares. The gain or loss recognized by a U.S. holder on a sale or exchange of ordinary shares will be long-term capital gain or loss if the holder’s holding period in the ordinary shares is more than one year, or short-term capital gain or loss if the holder’s holding period in the ordinary shares is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are taxed at preferential rates under current law. The deductibility of capital losses is subject to limitation.

Medicare Tax

Recently enacted legislation will impose an additional 3.8% tax on the net investment income (which includes taxable dividends and net capital gains) received by certain U.S. holders that are individuals, trusts or estates in taxable years beginning after December 31, 2012.

Passive Foreign Investment Company Status

Special U.S. federal income tax rules apply to U.S. holders that own shares of a PFIC. A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of its gross income is passive income or (ii) on average, the percentage of its assets that produce passive income or are held for the production of passive income is at least 50% (determined on a gross value basis). For this purpose, “passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

Verigy was not classified as a PFIC for fiscal year 2010 or in any prior taxable year. Whether Holdco will, in fact, be classified as a PFIC for the current or any subsequent taxable year depends on its assets and income over the course of the relevant taxable year and, as a result, cannot be predicted with certainty. In particular, because the total value of Holdco’s assets for purposes of the asset test will be calculated based upon the market price of its ordinary shares, a significant and sustained decline in the market price of its ordinary shares and corresponding market capitalization relative to its passive assets could result in its being classified as a PFIC. There can be no assurance that Holdco will not be classified as a PFIC for the current or any subsequent taxable year or the Internal Revenue Service will not challenge the determination concerning Verigy’s PFIC status for any prior period. U.S. holders should consult their own tax advisors regarding whether Verigy or Holdco will be classified as a PFIC for U.S. federal income tax purposes and the operation of the PFIC rules.

If Holdco were classified as a PFIC for any taxable year during which a U.S. holder holds ordinary shares, such U.S. holder would be taxed at ordinary income tax rates on any gain realized on the sale or exchange of the ordinary shares, including any gain realized pursuant to the Combined Transaction, and any “excess distributions” received on the ordinary shares, and also could be subject to a special interest charge with respect to any such gain or excess distribution. An excess distribution is any distribution that, together with all other distributions received in the current taxable year, exceeds 125% of the average distributions received during the three preceding taxable years or the U.S. holder’s holding period for the ordinary shares, if shorter.

Under certain circumstances summarized below, rather than being subject to this PFIC regime, a U.S. holder of ordinary shares could (i) make a timely “qualified electing fund” or QEF election under section 1295 of the Code, to be taxed currently on such U.S. holder’s pro rata portion of Holdco’s ordinary earnings and net capital gain, whether or not such ordinary earnings and net capital gain are distributed in the form of distributions on the ordinary shares or otherwise, or (ii) make a “mark-to-market” election under section 1296 of the Code and thereby agree, for the year of the election and each subsequent taxable year, to recognize ordinary gain or ordinary loss (limited to the amount of prior ordinary gain), based on the increase or decrease in market value of the ordinary shares for such taxable year. The U.S. holder’s basis in the ordinary shares generally would be adjusted to reflect any such income or loss amounts.

In order for U.S. holders to make a QEF election, Holdco would have to provide certain information regarding such U.S. holder’s pro rata share of its ordinary earnings and net capital gain. In the event Holdco is or becomes a PFIC, it currently does not intend to provide U.S. holders with such information necessary to make a QEF election. U.S. holders should consult their own tax advisors with respect to making a QEF election.

A U.S. holder of ordinary shares may make a mark-to-market election only if the ordinary shares are marketable stock. The ordinary shares will be “marketable stock” if they are regularly traded on (i) a national securities exchange registered with the SEC or (ii) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934. It is anticipated that the Holdco ordinary shares will be regularly traded on the NASDAQ Global Select Market and, therefore, should qualify as “marketable stock.” U.S. Holders should consult their own tax advisors with respect to making a mark-to-market election.

Backup Withholding and Information Reporting

Under applicable U.S. federal income tax laws, certain categories of U.S. holders must file information returns with respect to their investment in a foreign corporation. Penalties for failure to file certain of these information returns are substantial. U.S. holders of our ordinary shares should consult with their own tax advisors regarding the requirements of filing information returns.

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which require the payor to withhold from payments subject to information reporting if the recipient has failed to provide its taxpayer identification number to the payor, furnished an incorrect identification number, or repeatedly failed to report interest or dividends on its returns. The backup withholding rate is currently 28%, and is scheduled to increase to 31% in 2013. Backup withholding will not apply if the holder (1) is an exempt payee or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. U.S. holders can establish exempt status by certifying on Internal Revenue Service Form W-9 or an appropriate substitute form.

Any amounts withheld from a payment to a U.S. holder of ordinary shares under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

Recently enacted legislation may require certain U.S. holders who are individuals to report information with respect to ordinary shares held through an account with a non-U.S. financial institution or through certain other foreign entities to the IRS with their annual income tax returns for taxable years beginning after March 18, 2010. U.S. holders who fail to report the required information could become subject to substantial penalties. U.S. holders are urged to consult with their own tax advisors regarding this new legislation.

Appraisal Rights

Once the scheme is approved and adopted by the Verigy shareholders, sanctioned by the court and becomes effective, it will be binding on all Verigy shareholders. Dissenting Verigy shareholders may file an objection with the court against the granting of the court sanction, but no appraisal rights are available to dissenting Verigy shareholders in connection with a scheme of arrangement effected under Singapore law.

Regulatory Matters

Pursuant to the Companies Act, Chapter 50 of Singapore, the Singapore court has directed that the court meeting be convened for the purpose of approving and adopting the scheme. If the requisite majority of the Verigy shareholders votes to approve and adopt the scheme at the court meeting, an application will be made to the Singapore court by Verigy to sanction the scheme.

DESCRIPTION OF ORDINARY SHARES OF HOLDCO

If the scheme is implemented, the rights of the Scheme Shareholders will be identical to the rights of Verigy shareholders described above under the heading “Description of Ordinary Shares of Verigy” on page 129 of this joint proxy statement/prospectus. Accordingly, there are no material differences between the rights of Verigy shareholders and the rights that the former Verigy shareholder will have as holders of Holdco ordinary shares.

THE SCHEME OF ARRANGEMENT

The following is a summary of the material terms of the scheme of arrangement, which is qualified in its entirety by the terms of the scheme of arrangement. A copy of the scheme of arrangement is attached to this joint proxy statement/prospectus as Annex G and is incorporated herein by reference. This summary may not contain all of the information that is important to you. Verigy shareholders are urged to read the scheme of arrangement in its entirety.

Structure of the Scheme

Pursuant to the scheme of arrangement, Verigy and Holdco have agreed to a share exchange that will be effected by way of the scheme, which will involve on the effective date of the scheme the exchange of all Verigy ordinary shares held by Verigy shareholders for ordinary shares of Holdco, on a one-for-one basis. Following the effectiveness of the scheme, Verigy will become a wholly-owned subsidiary of Holdco and the Scheme Shareholders shall become shareholders of Holdco. See the section entitled “Special Factors Regarding the Scheme—Effects of the Scheme” on page 248 of this joint proxy statement/prospectus.

Effective Date of the Scheme

The scheme will become effective on the date a copy of the court order sanctioning the scheme is lodged with ACRA which in any event would occur prior to the closing of the merger with LTX-Credence. The date the scheme becomes effective is referred to as the effective date, and under the merger agreement, the effective date must be before the closing of the merger.

Share Exchange

After the Singapore court sanctions the scheme, and after the books closure date in respect of the scheme, Holdco will issue and allot shares in Holdco, unpaid, to be held by the nominees of Verigy. The Holdco shares held by Verigy’s nominees are to be transferred to Verigy shareholders on the effective date of the scheme in exchange for their Verigy shares. Therefore, the number of issued but unpaid Holdco shares that will be held by Verigy’s nominees immediately prior to the effective date of the scheme will be the same as the number of Verigy shares issued and outstanding. The issue price of each unpaid Holdco share will be subsequently satisfied by the transfer of each Verigy ordinary share to Holdco pursuant to the scheme. With effect from the effective date, all of the Verigy ordinary shares shall be transferred to Holdco, fully paid, free from all encumbrances, ranking pari passu in all respects with Verigy ordinary shares then in issue, and together with all rights, benefits and entitlements attaching thereto as of the effective date and thereafter attaching thereto (including all voting rights and the right to receive and retain all dividends and other distributions (if any) which may be announced, declared, paid or made thereon by Verigy on or after the effective date, but excluding the right to receive and retain all dividends and other distributions (if any), the record date of which falls before the effective date, together with all interest accrued thereon). In consideration for the transfer of the Verigy ordinary shares in issue, Scheme Shareholders are entitled to receive one Holdco share for each Verigy ordinary share held by them and Verigy will cause its nominee to transfer one Holdco share fully paid in exchange for each Verigy ordinary share held by a Scheme Shareholder as at the books closure date.

Share Transfer

For the purpose of giving effect to the transfer of the Verigy ordinary shares to Holdco by way of the scheme, Verigy will authorize any person to execute or effect on behalf of all such Scheme Shareholders an instrument or instruction of transfer of all the Verigy ordinary shares held by such Scheme Shareholders and every such instrument or instruction of transfer so executed shall be effective as if it had been executed by the relevant Scheme Shareholder. The transfer of Holdco shares to a Verigy shareholder will be executed and effected by the nominee of Verigy holding the Holdco shares and will not require any action from a Scheme Shareholder.

Share Exchange Entitlement

The entitlement of each Scheme Shareholder to ordinary shares of Holdco will be determined on the basis of their holdings of Verigy ordinary shares in issue appearing in the Register of Members at — on the books closure date.

The “books closure date” is the date on which the Register of Transfer and the Register of Members of Verigy will be closed for the purpose of determining which Verigy shareholders will participate in the share exchange pursuant to the scheme. See “Special Factors Regarding the Scheme—Closure of Books” on page 250.

Ranking of Holdco Shares

The new ordinary shares of Holdco that will be issued and subsequently transferred to each Verigy shareholder pursuant to the scheme shall rank pari passu in all respects with, and shall have attached thereto, the same rights, benefits, entitlements and privileges as, the existing ordinary shares of Holdco.

Share Certificates

On and from the effective date of the scheme, each existing certificate representing a holding of the Verigy ordinary shares (other than Verigy shares held in treasury by Verigy) prior to such effective date shall cease to have effect as a document of title for the Verigy shares comprised therein and each of the Scheme Shareholders will be bound, at the request of Holdco, to deliver his or her existing share certificates for his or her holdings of Verigy shares for cancellation to Verigy’s transfer agent, Computershare Investor Services LLP at 250 Royall Street, Canton, MA 02021. See the section entitled “Special Factors Regarding the Scheme—Settlement and Registration Procedures,” on page 250.

Amendments and Modifications

Verigy and Holdco may jointly consent for and on behalf of all concerned to any modification of, or amendment to, the scheme or to any condition which the Singapore court may think fit to approve or impose.

Costs and Expenses

In the event that the scheme does not become effective for any reason, Verigy will pay for the costs and expenses it incurred in connection with the scheme.

Governing Law

The scheme shall be governed by, and construed in accordance with, the laws of Singapore. Verigy, Holdco and the Scheme Shareholders submit to the non-exclusive jurisdiction of the courts of Singapore. Except as provided for in the scheme, a person who is not a party to the scheme has no rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, to enforce any term or provision of the scheme.

THE COURT MEETING

Date, Time and Place

By an order of the Singapore court dated —, the court meeting was directed to be convened for the purpose of approving and adopting the scheme as follows:

Date:	—, 2011
Time:	—, local time
Place:	The offices of Verigy’s U.S. subsidiary, at 10100 North Tantau Avenue, Cupertino, California 95014

Purpose of the Court Meeting

By proposing that the exchange by Verigy shareholders of their ordinary shares of Verigy for ordinary shares of Holdco, on a one-for-one basis, to be implemented through a scheme of arrangement, the Verigy shareholders are provided with the opportunity to decide at the court meeting whether they consider the scheme to be in their best interests.

Verigy’s board of directors recommends that you vote FOR the approval and adoption of the scheme.

Persons Entitled to Vote; Vote Required; Quorum

At the court meeting, all Verigy shareholders of record as of — will be entitled to vote on the proposal to approve and adopt the scheme. Once the scheme is approved by the requisite statutory majority of the Verigy shareholders, is sanctioned by the Singapore court and becomes effective, the scheme will be binding on all Verigy shareholders, and all Verigy shareholders will participate in the share exchange, whether or not they were present in person or by proxy, or voted or abstained from voting, at the court meeting.

The affirmative vote of a majority of the Verigy shareholders present and voting, either in person or by proxy, at the court meeting, representing not less than 75% in value of the Verigy ordinary shares held by the Verigy shareholders present and voting, either in person or by proxy, at the court meeting, is required for the approval and adoption of the scheme.

The presence, in person or by proxy, at the court meeting of the Verigy shareholders holding one-half of the Verigy ordinary shares held by all Verigy shareholders of record as of — will constitute a quorum, which is necessary to hold the court meeting. Abstentions are counted in determining whether a quorum is present, but will have no effect on the vote for the proposal to approve and adopt the scheme.

Pursuant to an order of the court dated —, for purposes of voting on the scheme at the court meeting, all book entry shares registered in the name of CEDE & Co., as nominee of The Depository Trust Company and holder of record in the register of members of Verigy, will be treated as follows: (i) for purposes of determining the number of Verigy shareholders present and voting at the court meeting, CEDE & Co. will be treated as a single Verigy shareholder; and (ii) for purposes of voting at the court meeting, all votes represented by The Depository Trust Company shares will be: (x) voted as an entire block FOR the approval and adoption of the scheme at the court meeting if a majority in number of The Depository Trust Company voting beneficiaries, holding not less than 75% in value of The Depository Trust Company shares held by The Depository Trust Company voting beneficiaries, vote FOR the approval and adoption of the scheme; or (y) voted as an entire block AGAINST the approval and adoption of the scheme if the thresholds set out in (x) above are not met.

As of —, there were — outstanding Verigy ordinary shares.

Voting and Revocation of Proxies

If you are a record holder of Verigy ordinary shares, please complete, sign, date and return the enclosed proxy form as soon as possible, and no later than —, 2011.

Proxies received at any time before the court meeting, and not revoked or superseded before being voted, will be voted at the court meeting. A validly signed proxy will be voted in accordance with the specification.

If you are a record holder of Verigy ordinary shares, you may revoke your proxy at any time before the vote is taken at the court meeting, by notifying Verigy’s Secretary at 10100 North Tantau Avenue, Cupertino, California 95014, by submitting a later-dated proxy, or by attending the court meeting and voting in person. Attendance at the court meeting will not, by itself, revoke your proxy; you must vote in person at the court meeting in order to revoke or change your vote.

If you hold Verigy ordinary shares in “street name” through a broker, you may submit your voting instructions by mail, by telephone or by the Internet in accordance with the procedures provided by your broker. You should also follow the procedures provided by your broker to revoke or change your vote.

Please do not send in your share certificates with your proxy form. You will be notified of the procedures to surrender your share certificates and receive the Holdco ordinary shares after the scheme has become effective. See also “Special Factors Regarding the Scheme—Settlement and Registration Procedures” beginning on page 250.

Solicitation of Proxies

Verigy has retained Innisfree M&A Incorporated to assist it in the solicitation of proxies for the court meeting. The directors, officers and employees of Verigy may also solicit proxies by personal interview, mail, email, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. Subject to applicable law, brokers and other fiduciaries will also forward proxy solicitation material to the beneficial owners of Verigy ordinary shares that the brokers and fiduciaries hold of record, and will be reimbursed by Verigy for their reasonable out-of-pocket expenses.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon the validity of the Verigy ordinary shares and the Holdco ordinary shares offered by this joint proxy statement/prospectus and certain federal income tax consequences of the merger for Verigy.

Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts, will pass upon certain federal income tax consequences of the merger for LTX-Credence.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to Verigy’s Annual Report on Form 10-K for the year ended October 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of LTX-Credence Corporation appearing in LTX-Credence Corporation’s Annual Report on Form 10-K for the fiscal years ended July 31, 2009 and 2008, including the schedule appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of LTX-Credence Corporation as of July 31, 2010, and for the year then ended, management’s assessment of the effectiveness of internal control over financial reporting as of July 31, 2010, and the financial statement schedules of LTX-Credence Corporation as of and for the year ended July 31, 2010, incorporated by reference in this joint proxy statement/prospectus have been audited by BDO USA, LLP, an independent registered public accounting firm, to the extent and for the period set forth in its reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This joint proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this joint proxy statement/prospectus. Shareholders of Verigy and shareholders of LTX-Credence should rely only on the information contained in this joint proxy statement/prospectus and in the documents that Verigy and LTX-Credence have incorporated by reference into this joint proxy statement/prospectus. Neither Verigy nor LTX-Credence have authorized anyone to provide shareholders of Verigy or shareholders of LTX-Credence with information that is different from or in addition to the information contained in this document or incorporated by reference into this joint proxy statement/prospectus.

The following documents, which were filed by Verigy with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus:

•	Verigy’s annual report on Form 10-K for the fiscal year ended October 31, 2010, filed on December 13, 2010;

•	Current Report on Form 8-K filed on January 5, 2011;

•	Current Report on Form 8-K filed on January 13, 2011;

•	Current Report on Form 8-K filed on January 21, 2011; and

•

The description of Verigy’s ordinary shares contained in its registration statement on Form 8-A, filed on June 8, 2006 and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

The following documents, which were filed by LTX-Credence with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus:

•	Annual report on Form 10-K for the fiscal year ended July 31, 2010, filed on October 14, 2010;

•	Quarterly report on Form 10-Q for the fiscal quarter ended October 31, 2010, filed on December 10, 2010, as amended by the quarterly report on Form 10-Q/A, filed on December 13, 2010;

•	Current Report on Form 8-K filed on November 9, 2010;

•	Current Report on Form 8-K filed on January 5, 2011;

•	Proxy Statement on Schedule 14A filed on November 26, 2010; and

•

Description of LTX-Credence’s common stock contained in its registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act as filed on November 24, 1982, including any subsequent amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by Verigy and LTX-Credence pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this joint proxy statement/prospectus and before the date of the Verigy 2011 Annual General Meeting of Shareholders and the LTX-Credence special meeting are deemed to be incorporated by reference into, and to be a part of, this joint proxy statement/prospectus from the date of filing of those documents.

Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Verigy has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus about Verigy and Holdco, and LTX-Credence has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus about LTX-Credence.

The documents incorporated by reference into this joint proxy statement/prospectus are available from us upon request. Verigy and LTX-Credence will provide a copy of any and all of the information that is incorporated by reference in this joint proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this joint proxy statement/prospectus) to any person, without charge, upon written or oral request. In order for Verigy shareholders to receive timely delivery of the documents in advance of the Annual General Meeting, Verigy should receive your request no later than —. In order for LTX-Credence shareholders to receive timely delivery of the documents in advance of the LTX-Credence special meeting, LTX-Credence should receive your request no later than —.

Verigy shareholders and LTX-Credence shareholders may request a copy of information incorporated by reference into this joint proxy statement/prospectus by contacting the investor relations department for each of Verigy and LTX-Credence at:

For information relating to Verigy: Verigy Ltd. c/o Verigy US Inc. 10100 North Tantau Avenue Cupertino, California 95014-2540 Attention: Investor Relations (408) 864-7549	For information relating to LTX-Credence: LTX-Credence Corporation 825 University Avenue Norwood, Massachusetts 02062 Attention: Investor Relations (781) 461-1000

In addition, Verigy shareholders may obtain copies of Verigy’s information by submitting a request through the online form provided at http://investor.verigy.com/contactus.cfm.

LTX-Credence shareholders may obtain copies of LTX-Credence’s information by making a request by sending an e-mail to Rich_Yerganian@ltxc.com.

Verigy and LTX-Credence file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy and information statements and other information filed by Verigy and LTX-Credence with the Securities and Exchange Commission may be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at:

100 F Street, N.E.

Washington, D.C. 20549

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Website that contains reports, proxy statements and other information regarding each of Verigy and LTX-Credence. The address of the Securities and Exchange Commission web site is http://www.sec.gov. In addition, Verigy maintains a Website where copies of its reports, proxy statements and other information, accessed at www.verigy.com, can be found. LTX-Credence’s Website is www.ltxc.com.

Each of Verigy and Holdco has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to Verigy’s or Holdco’s ordinary shares, as applicable, to be issued to LTX-Credence shareholders in connection with the merger. This joint proxy statement/prospectus constitutes the prospectus of Verigy or Holdco, as applicable, filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

Verigy shareholders should contact Verigy’s proxy solicitor at the address or telephone number listed below with any questions about the transaction and Verigy shareholder meetings described in this proxy statement/prospectus:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders May Call Toll-Free: (877) 456-3510

Banks and Brokers May Call Collect: (212) 750-5833

Registered holders of Verigy ordinary shares who have questions regarding their share ownership may write or call Verigy’s transfer agent, Computershare Trust Company, N.A., 250 Royall Street, Canton, Massachusetts 02021, (800) 736-3001. If calling from outside of the U.S., +1 781 575 3100.

LTX-Credence shareholders should contact LTX-Credence’s proxy solicitor at the address or telephone number listed below with any questions about the merger:

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, New York 10017

Shareholders May Call Toll-Free: (888) 33 PROXY, or (888) 337-7699

Any LTX-Credence shareholder who needs additional copies of this joint proxy statement/prospectus or voting materials should contact The Proxy Advisory Group, LLC at the contact information above, or by emailing the request to Rich_Yerganian@ltxc.com.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in the affairs of Verigy or LTX-Credence since the date of this joint proxy statement/prospectus.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VERIGY, LTD.,

ALISIER LIMITED,

LOBSTER-1 MERGER CORPORATION,

LOBSTER-2 MERGER CORPORATION

AND

LTX-CREDENCE CORPORATION

Dated as of November 17, 2010

i

ii

iii

INDEX OF DEFINED TERMS

Term	Reference
401(k) Plans	5.9(f)
Acquisition	7.3(b)(iv)
Acquisition Proposal	5.3(g)(i)
Agreement	Preamble
Approval	2.12(d)(ii)
Articles of Merger	1.2
Book Entry Shares	1.7(c)
Books Closure Date	5.19(a)(i)
Briefings	5.6(b)
business day	8.3(a)
Certificates	1.7(c)
Change of Recommendation	5.3(d)(i)
Change of Recommendation Notice	5.3(d)(i)(2)
Charter Amendment	3.3(a)(ii)
Closing	1.2
Closing Date	1.2
Co-Chief Executive Officers	5.14(b)
Code	Recitals
Combined Transaction	Recitals
Confidentiality Agreement	5.4(a)
Contract	2.2(b)
D&O Insurance	5.11(b)
Dissenting Shares	1.8(a)
DOJ	5.6(a)
Domain Names	2.7(a)(vii)
Effect	8.3(e)
Effective Time	1.2
Environment	2.14(a)(ii)
Environmental Law	2.14(a)(iii)
Environmental Matters	2.14(i)
ERISA	2.12(a)(i)
ERISA Affiliate	2.12(a)(iii)
Exchange Act	2.3(c)
Exchange Agent	1.7(a)
Exchange Fund	1.7(b)
Exchange Ratio	1.6(a)
FTC	5.6(a)
GAAP	2.4(b)
Government Official	2.8(c)(i)
Governmental Entity	2.3(c)
Hazardous Material	2.14(b)
Holdco Board Approval	3.17
Holdco Charter Documents	3.1(b)
Holdco Nominees	3.2(g)
Holdco LTX-Credence Merger	1.1(a)(ii)
Holdco Ordinary Shares	1.6(a)
Holdco Reorganization	Recitals
HSR Act	2.3(c)

iv

Term	Reference
include, includes and including	8.3(a)
Indemnification Agreements	5.11(a)
Indemnified Parties	5.11(a)
Individual Insurance	5.11(a)
Intellectual Property	2.7(a)(vii)
Intervening Event	5.3(d)(ii)
Issued Ordinary Shares	1.6(a)
JPMorgan	2.10
Know-How	2.7(a)(vii)
Knowledge	8.3(c)
Legal Requirements	2.2(d)
Liens	2.1(d)
LTD LTX-Credence Merger	1.1(b)
LTX-Credence	Preamble
LTX-Credence Assumed Plans	5.9(a)
LTX-Credence Balance Sheet	2.4(b)
LTX-Credence Benefit Plan	2.12(a)(i)
LTX-Credence Board Approval	2.17
LTX-Credence Charter Documents	2.1(b)
LTX-Credence Common Stock	1.6(a)
LTX-Credence Convertible Notes	2.2(a)
LTX-Credence Current Employees	5.9(d)
LTX-Credence Designated SEC Reports	8.3(b)
LTX-Credence Disclosure Schedule	Article II
LTX-Credence Employee	2.12(a)(ii)
LTX-Credence Employee Agreement	2.12(a)(iv)
LTX-Credence Environmental Permits	2.14(d)
LTX-Credence Financials	2.4(b)
LTX-Credence Indenture	5.17(a)
LTX-Credence International Plan	2.12(m)(i)
LTX-Credence IP	2.7(a)(i)
LTX-Credence IP Contracts	2.7(a)(ii)
LTX-Credence Lease	2.13(a)
LTX-Credence Leased Property	2.13(a)
LTX-Credence Licensed IP	2.7(a)(iii)
LTX-Credence Material Contract	2.15(a)
LTX-Credence Necessary Consents	2.3(c)
LTX-Credence Options	2.2(c)
LTX-Credence Owned Property	2.13(b)
LTX-Credence Permits	2.8(b)
LTX-Credence Products	2.7(a)(iv)
LTX-Credence Purchase Plan	1.6(d)
LTX-Credence Real Property	2.13(b)
LTX-Credence Registered Intellectual Property	2.7(a)(v)
LTX-Credence Restricted Share Unit	2.2(b)
LTX-Credence Restricted Shares	2.2(b)
LTX-Credence Routine Grants	4.1(b)(iii)
LTX-Credence SEC Reports	2.4(a)
LTX-Credence Share Plans	2.2(c)
LTX-Credence Termination Fee	7.3(b)(i)(1)
LTX-Credence Third Party IP Contract	2.7(a)(vi)

v

Term	Reference
made available	8.3(a)
Matching Bid	5.3(d)(i)(3)
Material Adverse Effect	8.3(e)
MBCA	1.1(a)(ii)
Merger Sub-1	Preamble
Merger Sub-2	Preamble
Merger Sub-1 Common Stock	1.6(c)(ii)
Merger Sub-2 Common Stock	1.6(c)(i)
Morgan Stanley	3.10
Nasdaq	1.6(e)
Necessary Consents	3.3(c)
Obligor	5.11(a)
Permits	2.8(b)
Person	8.3(f)
PTO	2.7(b)(i)
Qualifying Amendment	5.1(b)
Reference Date	2.2(a)
Registered Intellectual Property	2.7(a)(viii)
Release	2.14(a)(i)
Remaining Term	5.9(a)
Representatives	5.3(a)
Sarbanes-Oxley Act	2.4(d)
Scheme Effective Time	1.1(a)(i)
Scheme of Arrangement	Recitals
Section 409A	2.12(i)
Securities Act	2.4(a)
Share Issuance	Recitals
Shareholders’ Meeting	5.2(a)
Shareholders’ Meeting of Holdco	3.3(a)(1)
Shareholders’ Meeting of Verigy	3.3(a)(i)
Significant Subsidiary	2.1(b)
Specified Governmental Authorities	5.6(a)
Subsidiary	2.1(a)
Subsidiary Charter Documents	2.1(b)
Superior Offer	5.3(g)(ii)
Surviving Corporation	1.1(a)(ii); 1.1(b)
Tax	2.6(a)(i)
Tax Returns	2.6(a)(ii)
Taxes	2.6(a)(i)
Termination Date	7.1(b)
the business of	8.3(a)
Transaction	Recitals
Transaction Subsidiaries	5.16
Triggering Event	7.1
URLs	2.7(a)(vii)
Verigy	Preamble
Verigy Assumed Plans	5.10(a)
Verigy Balance Sheet	3.4(b)
Verigy Benefit Plan	3.12(a)(i)
Verigy Board Approval	3.17
Verigy Charter Documents	3.1(b)

vi

Term	Reference
Verigy Convertible Notes	3.2(a)
Verigy Designated SEC Reports	8.3(d)
Verigy Disclosure Schedule	Article III
Verigy Employee	3.12(a)(ii)
Verigy Employee Agreement	3.12(a)(iii)
Verigy Environmental Permits	3.14(c)
Verigy Financials	3.4(b)
Verigy Indenture	5.18(a)
Verigy International Plan	3.12(m)(i)
Verigy IP	3.7(a)(i)
Verigy IP Contract	3.7(a)(ii)
Verigy Lease	3.13(a)
Verigy Leased Property	3.13(a)
Verigy Licensed IP	3.7(a)(iii)
Verigy Material Contract	3.15(a)
Verigy Necessary Consents	3.3(c)
Verigy Options	3.2(c)
Verigy Ordinary Shares	1.6(a)
Verigy Owned Property	3.13(b)
Verigy Parties	Recitals
Verigy Permits	3.8(b)
Verigy Products	3.7(a)(iv)
Verigy Real Property	3.13(b)
Verigy Registered Intellectual Property	3.7(a)(v)
Verigy Restricted Share Unit	3.2(b)
Verigy Restricted Shares	3.2(b)
Verigy Routine Grants	4.2(b)(iii)
Verigy SEC Reports	3.4(a)
Verigy Share Plans	3.2(c)
Verigy Termination Fee	7.3(b)(ii)(1)
Verigy Third Party IP Contract	3.7(a)(vi)
WilmerHale	5.13(b)
Wilson Sonsini	5.13(b)

vii

INDEX OF EXHIBITS

Exhibit A	Form of Scheme of Arrangement

Exhibit B	Amended Articles of Organization of the Surviving Corporation

Exhibit C	Amended and Restated Bylaws of the Surviving Corporation

Exhibit D	Form of Charter Amendment

viii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 17, 2010, by and among Verigy Ltd., a corporation organized under the laws of Singapore (“Verigy”), Alisier Limited, a corporation organized under the laws of Singapore (“Holdco”), Lobster-1 Merger Corporation, a Massachusetts corporation and a wholly-owned subsidiary of Verigy (“Merger Sub-1”), Lobster-2 Merger Corporation, a Massachusetts corporation and a wholly-owned subsidiary of Holdco (“Merger Sub-2”), and LTX-Credence Corporation, a Massachusetts corporation (“LTX-Credence”).

RECITALS

A. The respective Boards of Directors of Verigy, Holdco, Merger Sub-1 and Merger Sub-2 (collectively, the “Verigy Parties”) and LTX-Credence have adopted, approved and declared the advisability of this Agreement and the transactions contemplated hereby, including the Holdco LTX-Credence Merger and the LTD LTX-Credence Merger.

B. Concurrently with the adoption and approval of this Agreement, the respective Boards of Directors of Verigy and Holdco have authorized a Scheme of Arrangement under Singapore law (in the form attached as Exhibit A hereto, with such changes as may be mutually and reasonably agreed upon by Verigy and LTX-Credence, the “Scheme of Arrangement”) that provides for (a) the exchange of all issued ordinary shares in the capital of Verigy as of immediately prior to the effective time of the contemplated reorganization, on a one-for-one basis, for new ordinary shares in the capital of Holdco with the same rights, preferences and privileges as the Verigy Ordinary Shares (after giving effect to the Charter Amendment contemplated hereby) and (b) Verigy to become a wholly-owned subsidiary of Holdco (collectively, the “Holdco Reorganization”), in each case prior to the consummation of the Holdco LTX-Credence Merger.

C. The parties desire that, subject to the terms and conditions of this Agreement, the business combination of Verigy and LTX-Credence contemplated by this Agreement (the “Transaction”) shall be effected either through (a) the transactions contemplated by the Scheme of Arrangement and the Holdco LTX-Credence Merger, if the Scheme of Arrangement receives the requisite approval of the Verigy shareholders and the High Court of the Republic of Singapore, or (b) the LTD LTX-Credence Merger, if the Scheme of Arrangement does not receive one or more of the requisite approvals of the Verigy shareholders and the High Court of the Republic of Singapore.

D. The Board of Directors of LTX-Credence has resolved to recommend to its shareholders approval of this Agreement.

E. The respective Boards of Directors of Verigy and Holdco have authorized, and the Boards of Directors of Verigy and Holdco have resolved to recommend to their respective shareholders approval of, the issuance of Verigy Ordinary Shares in connection with the LTD LTX-Credence Merger or alternatively, Holdco Ordinary Shares in connection with the Holdco LTX-Credence Merger (the “Share Issuance”).

F. Each of the Verigy Parties and LTX-Credence desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and also to prescribe certain conditions to the Transaction.

G. For United States federal income tax purposes, the parties intend that (i) if the Holdco Reorganization does not occur, then the LTD LTX-Credence Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) if the Holdco Reorganization occurs, then the Holdco LTX-Credence Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and/or the Holdco LTX-Credence Merger, taken together with the Holdco

Reorganization (collectively, the “Combined Transaction”), will qualify as an exchange governed by Section 351 of the Code. The parties intend, by executing this Agreement, to adopt a plan of reorganization for purposes of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE TRANSACTION

1.1 Structure.

(a) It is the intention of the parties that the Transaction be effected either through the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger, but in no instance shall both such transactions take place. Subject to and upon the other terms and conditions of this Agreement, the Transaction will be effected as follows:

(i) Holdco Reorganization. At the effective time of the Holdco Reorganization pursuant to the Scheme of Arrangement (the “Scheme Effective Time”), subject to and upon the terms and conditions set forth in the Scheme of Arrangement and the lodged order of the High Court of the Republic of Singapore approving the Holdco Reorganization, each Verigy Ordinary Share shall be transferred to Holdco in exchange for one (1) Holdco Ordinary Share, and Verigy shall become a wholly-owned subsidiary of Holdco.

(ii) The Holdco LTX-Credence Merger. As promptly as practicable (and in any event within two (2) Business Days) following the Scheme Effective Time, at the Effective Time and subject to and upon the other terms and conditions of this Agreement and the applicable provisions of the Massachusetts Business Corporation Act (the “MBCA”), Merger Sub-2 shall be merged with and into LTX-Credence (the “Holdco LTX-Credence Merger”), the separate corporate existence of Merger Sub-2 shall cease and LTX-Credence shall continue as the surviving corporation and as a wholly-owned subsidiary of Holdco. If the Holdco LTX-Credence Merger contemplated by this Section 1.1(a) is consummated, LTX-Credence, as the surviving corporation after the Holdco LTX-Credence Merger, is sometimes hereinafter referred to as the “Surviving Corporation.”

(b) If for any reason the Holdco Reorganization is not effected, then as promptly as practicable (and in any event within two (2) Business Days) following the occurrence of the event causing such failure of the Holdco Reorganization to be effected, subject to and upon the other terms and conditions of this Agreement, the Transaction will be effected as follows: at the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the MBCA, Merger Sub-1 shall be merged with and into LTX-Credence (the “LTD LTX-Credence Merger”), the separate corporate existence of Merger Sub-1 shall cease and LTX-Credence shall continue as the surviving corporation and as a wholly-owned subsidiary of Verigy. If the LTD LTX-Credence Merger contemplated by this Section 1.1(b) is consummated, LTX-Credence, as the surviving corporation after the LTD LTX-Credence Merger, is sometimes hereinafter referred to as the “Surviving Corporation.”

(c) For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Agreement, either the transactions contemplated in subparagraph (a) shall be consummated or the transactions contemplated in subparagraph (b) shall be consummated, but in no event shall the transactions contemplated in both subparagraphs (a) and (b) be consummated pursuant to this Agreement.

1.2 Closing; Effective Time. The closing of the LTD LTX-Credence Merger or the Holdco LTX-Credence Merger, as applicable (the “Closing”), shall take place at the offices of Wilson Sonsini Goodrich & Rosati,

Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304, at a time and date agreed upon by Verigy and LTX-Credence, which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), or at such other time, date and location as agreed upon by Verigy and LTX-Credence in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” Subject to the provisions of this Agreement, the parties hereto shall cause the LTD LTX-Credence Merger or the Holdco LTX-Credence Merger, as applicable, to be consummated by filing Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts in accordance with the relevant provisions of the MBCA (the “Articles of Merger”) (the time of such filing with the Secretary of State of the Commonwealth of Massachusetts (or such later time as may be agreed in writing by LTX-Credence and Verigy and specified in the Articles of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date.

1.3 Effect of the Merger. At the Effective Time, the effect of the LTD LTX-Credence Merger or the Holdco LTX-Credence Merger, as applicable, shall be as provided in this Agreement and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of LTX-Credence and Merger Sub-1 or Merger Sub-2, as applicable, shall vest in the Surviving Corporation, and all debts, liabilities and duties of LTX-Credence and Merger Sub-1 or Merger Sub-2, as applicable, shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Articles of Organization and Bylaws.

(a) At the Effective Time, the articles of organization of LTX-Credence shall be amended in its entirety to read as set forth in Exhibit B hereto and as so amended shall be the articles of organization of the Surviving Corporation, until thereafter amended in accordance with the MBCA and as provided in such articles of organization.

(b) At the Effective Time, the bylaws of LTX-Credence shall be amended and restated in their entirety to read as set forth on Exhibit C hereto and as so amended and restated shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with the MBCA and as provided in such bylaws.

1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub-1 or Merger Sub-2, as applicable, immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of LTX-Credence immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

1.6 Effect on LTX-Credence Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger, as the case may be, and without any action on the part of the Verigy Parties, LTX-Credence or the holders of any of the following securities, the following shall occur:

(a) LTX-Credence Common Stock. Each share of common stock, par value $0.05 per share, of LTX-Credence (“LTX-Credence Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of LTX-Credence Common Stock to be canceled pursuant to Section 1.6(b) and Dissenting Shares, will be canceled and extinguished and automatically converted (subject to Section 1.6(e)) into the right to receive 0.960 ordinary shares of Holdco (“Holdco Ordinary Shares”), if the Holdco Reorganization is consummated, or 0.960 ordinary shares of Verigy (“Verigy Ordinary Shares”), if the Holdco Reorganization is not consummated (such ratio, as applicable, the “Exchange Ratio”), and the cash payable in lieu of fractional shares pursuant to Section 1.6(e), upon surrender of the certificate representing, immediately prior to the Effective Time, such share of LTX-Credence Common Stock (or surrender of a Book Entry Share in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10). Throughout this Agreement, the defined term “Issued Ordinary Shares” shall mean (i) the Holdco Ordinary Shares issuable or issued pursuant to Section 1.6(a), if the Holdco Reorganization is consummated, and (ii) the Verigy Ordinary Shares issuable or issued pursuant to Section 1.6(a), if the Holdco Reorganization is not consummated.

(b) Cancellation of Verigy Owned Stock. Each share of LTX-Credence Common Stock held by Verigy, or any direct or indirect subsidiary of LTX-Credence or Verigy, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Capital Stock of Merger Subs.

(i) If the Holdco LTX-Credence Merger is consummated, each share of common stock of Merger Sub-2 (the “Merger Sub-2 Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub-2 Common Stock shall evidence ownership of the foregoing shares of common stock of the Surviving Corporation.

(ii) If the LTD LTX-Credence Merger is consummated, each share of common stock of Merger Sub-1 (the “Merger Sub-1 Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub-1 Common Stock shall evidence ownership of the foregoing shares of common stock of the Surviving Corporation.

(d) Stock Options; Stock-Based Awards; Employee Stock Purchase Plan. All LTX-Credence Options outstanding under each LTX-Credence Stock Plan shall be assumed by Verigy or Holdco, as applicable, in accordance with Sections 5.9(a) and 5.9(b). LTX-Credence Restricted Share Units under LTX-Credence Share Plans shall be treated as set forth in Section 5.9(c). Rights outstanding under LTX-Credence’s Amended and Restated 2004 Employee Stock Purchase Plan (the “LTX-Credence Purchase Plan”) shall be treated as set forth in Section 5.9(d).

(e) Fractional Shares. No fractional Issued Ordinary Shares will be issued by virtue of either the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger, but in lieu thereof each holder of record of shares of LTX-Credence Common Stock who would otherwise be entitled to receive a fraction of an Issued Ordinary Share (after aggregating all fractional Issued Ordinary Shares that otherwise would be received by such holder of record) shall, upon surrender of such holder’s Certificate(s), receive an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the average closing sale price at the 4:00 p.m., Eastern time, end of regular trading hours of one (1) Verigy Ordinary Share for the 10 most recent trading days that Verigy Ordinary Shares have traded, ending on the trading day one day prior to the Effective Time, as reported on The Nasdaq Global Select Market (“Nasdaq”).

(f) Conversion of Debt. The LTX-Credence Convertible Notes shall be treated as set forth in Section 5.17(a).

(g) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the appropriate economic effect of any stock split, reverse stock split, sub-division, consolidation, stock dividend (including any dividend or distribution of securities convertible into Verigy Ordinary Shares, Holdco Ordinary Shares or LTX-Credence Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Verigy Ordinary Shares, Holdco Ordinary Shares or LTX-Credence Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time; provided, however, that nothing in this Section 1.6(g) shall be construed as providing consent to any action or event pursuant to, or waiving any of the provisions of, Sections 4.1 or 4.2 of this Agreement.

1.7 Surrender of LTX-Credence Common Stock Certificates.

(a) Exchange Agent. Prior to the Effective Time, Verigy and/or Holdco shall appoint Computershare Investor Services or another institution reasonably satisfactory to LTX-Credence to act as the exchange agent (the “Exchange Agent”) hereunder for the purpose of distributing the Issued Ordinary Shares and other cash amounts contemplated by this Article I to the holders of LTX-Credence Common Stock.

(b) Verigy or Holdco to Provide Issued Ordinary Shares. As promptly as practicable (and in any event within two (2) business days) after the Effective Time, Verigy or Holdco, as applicable, shall make available to the Exchange Agent for exchange in accordance with this Article I the Issued Ordinary Shares issuable pursuant to Section 1.6(a) in exchange for outstanding shares of LTX-Credence Common Stock. In addition, Verigy or Holdco, as applicable, shall make available to the Exchange Agent as necessary from time to time after the Effective Time, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(e) and any dividends or distributions to which holders of shares of LTX-Credence Common Stock may be entitled pursuant to Section 1.7(d). Any cash and Issued Ordinary Shares deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Verigy or Holdco, as applicable, shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of LTX-Credence Common Stock, or non-certificated shares of LTX-Credence Common Stock represented by book entry (“Book Entry Shares”) whose shares were converted into the right to receive Issued Ordinary Shares pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions payable pursuant to Section 1.7(d): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or Book Entry Shares to the Exchange Agent) and shall otherwise be in customary form and (ii) instructions for effecting the surrender of the Certificates or Book Entry Shares in exchange for whole Issued Ordinary Shares, cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions payable pursuant to Section 1.7(d). Upon surrender of the Certificates or Book Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor the number of whole Issued Ordinary Shares (after taking into account all Certificates and Book Entry Shares surrendered by such holder of record) to which such holder is entitled pursuant to Section 1.6(a) (which shall, subject to applicable Legal Requirements, be in uncertificated book entry form unless a physical certificate is requested by the holder of record), a cash payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(e) and a cash payment for any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates and Book Entry Shares so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates or Book Entry Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the number of whole Issued Ordinary Shares into which such shares of LTX-Credence Common Stock shall have been converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(e) and any dividends or other distributions payable pursuant to Section 1.7(d).

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Issued Ordinary Shares with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 1.6(e) will be paid to the holders of any unsurrendered Certificates or Book Entry Shares with respect to the shares of LTX-Credence Common Stock formerly represented thereby until the holders of record of such Certificates or Book Entry Shares shall surrender such Certificates or Book Entry Shares in accordance with this Section 1.7. Subject to applicable Legal Requirements, following surrender of any such Certificates or Book Entry Shares, the Exchange Agent shall deliver to the record holders thereof, without interest (i) promptly after such surrender, the number of whole Issued Ordinary

Shares issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(e) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole Issued Ordinary Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time with respect to such whole Issued Ordinary Shares.

(e) Transfers of Ownership. If Issued Ordinary Shares are to be issued in a name other than that in which the Certificates or Book Entry Shares surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates or Book Entry Shares so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Verigy (if the LTD LTX-Credence Merger occurs), Holdco (if the Holdco LTX-Credence Merger occurs) or any agent designated by it or them any transfer or other Taxes required by reason of the issuance of Issued Ordinary Shares in any name other than that of the registered holder of the Certificates or Book Entry Shares surrendered, or established to the reasonable satisfaction of Verigy (if the LTD LTX-Credence Merger occurs), Holdco (if the Holdco LTX-Credence Merger occurs) or any agent designated by it or them that such Tax has been paid or is not payable.

(f) Withholding Rights. Each of Verigy (if the LTD LTX-Credence Merger occurs), Holdco (if the Holdco LTX-Credence Merger occurs), the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of LTX-Credence Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirements, and to collect IRS Forms W-8 or W-9, as applicable, or similar information from the recipients of payments hereunder. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of Issued Ordinary Shares or shares of LTX-Credence Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book Entry Shares shall not have been surrendered immediately prior to such date on which any Issued Ordinary Shares, and any cash payable to the holder of such Certificate or Book Entry Shares pursuant to Section 1.6(e) or any dividends or distributions payable to the holder of such Certificate or Book Entry Shares pursuant to Section 1.7(d) would otherwise escheat to or become the property of any Governmental Entity, any such Issued Ordinary Shares or cash, dividends or distributions in respect of such Certificate or Book Entry Shares shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book Entry Shares six months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates or Book Entry Shares who have not surrendered such Certificates or Book Entry Shares in compliance with this Section 1.7 shall after such delivery to the Surviving Corporation look only to Verigy (if the LTD LTX-Credence Merger occurs) or Holdco (if the Holdco LTX-Credence Merger occurs) as a general unsecured creditor, for payment of its claim for Issued Ordinary Shares pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions payable pursuant to Section 1.7(d) with respect to the shares of LTX-Credence Common Stock formerly represented thereby.

1.8 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, shares of LTX-Credence Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of the MBCA (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Issued Ordinary Shares, the cash payable in lieu of fractional shares pursuant to Section 1.6(e), and any dividends or other distributions payable pursuant to Section 1.7(d) unless the holder’s right to appraisal shall have ceased in accordance with the MBCA. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate or Book Entry Shares that immediately prior to the Effective Time represented Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of the MBCA. If such holder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Issued Ordinary Shares, the cash payable in lieu of fractional shares pursuant to Section 1.6(e) and any dividends or other distributions payable pursuant to Section 1.7(d) in respect of such shares of LTX-Credence Common Stock.

(b) LTX-Credence shall give Verigy (if the LTD LTX-Credence Merger occurs) or Holdco (if the Holdco LTX-Credence Merger occurs) (i) prompt notice of any written demands for appraisal of any shares of LTX-Credence Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by LTX-Credence and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the MBCA. LTX-Credence shall not, except with the prior written consent of Verigy (if the LTD LTX-Credence Merger occurs) or Holdco (if the Holdco LTX-Credence Merger occurs), such consent not to be unreasonably withheld, conditioned or delayed, make any payment with respect to any demands for appraisal of shares of LTX-Credence Common Stock or offer to settle or settle any such demands.

1.9 No Further Transfers of LTX-Credence Common Stock. All Issued Ordinary Shares issued upon the surrender for exchange of shares of LTX-Credence Common Stock in accordance with the terms hereof (including any cash or dividends or other distributions paid in respect thereof pursuant to Sections 1.6(e) and 1.7(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of LTX-Credence Common Stock, and from and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of LTX-Credence Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Issued Ordinary Shares, cash for fractional shares, if any, as may be required pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Verigy (if the LTD LTX-Credence Merger occurs) or Holdco (if the Holdco LTX-Credence Merger occurs) may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Verigy, Holdco, LTX-Credence or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11 Further Action. At and after the Effective Time, the officers and directors of the Surviving Corporation are authorized to execute and deliver, in the name and on behalf of LTX-Credence and Merger Sub-1 or Merger Sub-2, as applicable, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of LTX-Credence and Merger Sub-1 or Merger Sub-2, as applicable, any other actions and things necessary or advisable to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Transaction.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF LTX-CREDENCE

Except as disclosed in the LTX-Credence Designated SEC Reports or as set forth in the disclosure schedule delivered by LTX-Credence to Verigy and Holdco dated as of the date hereof (the “LTX-Credence Disclosure Schedule”), LTX-Credence represents and warrants to the Verigy Parties as follows:

2.1 Organization; Standing; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. LTX-Credence and each of its Subsidiaries (as defined below) (i) is a corporation or other organization in each case duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except to the extent such concepts are not recognized or applicable under the laws of the jurisdiction in which any such entity is organized), (ii) has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so organized, existing and in good standing or so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner, manager or managing member, (ii) such party or any Subsidiary of such party owns in excess of a majority of the outstanding equity or voting securities or interests or (iii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(b) Charter Documents. LTX-Credence has delivered or made available to Verigy true and correct copies of (i) the articles of organization (including any certificate of designations) and bylaws of LTX-Credence, each as amended to date (collectively, the “LTX-Credence Charter Documents”), and (ii) the certificate of incorporation and bylaws, or like organizational documents, each as amended to date (collectively, “Subsidiary Charter Documents”), of each Significant Subsidiary (as defined in Rule 1.02 of Regulation S-X promulgated by the SEC, a “Significant Subsidiary”) of LTX-Credence, and each such instrument is in full force and effect. LTX-Credence is not in material violation of any of the provisions of the LTX-Credence Charter Documents and each Subsidiary of LTX-Credence is not in material violation of its respective Subsidiary Charter Documents.

(c) Minutes. LTX-Credence has made available to Verigy and its representatives true and complete copies of the minutes of all meetings of the shareholders, the Board of Directors and each committee of the Board of Directors of LTX-Credence held since August 1, 2008.

(d) Subsidiaries. Section 2.1(d) of the LTX-Credence Disclosure Schedule lists each Subsidiary of LTX-Credence and indicates each Significant Subsidiary of LTX-Credence, identifying for all Subsidiaries the percentage of each Subsidiary’s outstanding capital stock owned by LTX-Credence or another Subsidiary or affiliate of LTX-Credence. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and, where applicable as a legal concept, nonassessable and are owned by LTX-Credence, a wholly-owned Subsidiary of LTX-Credence, or LTX-Credence and another wholly-owned Subsidiary of LTX-Credence, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of LTX-Credence, LTX-Credence does not own, directly or indirectly, any securities or capital stock of, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other Person, excluding securities in any publicly traded company held for investment by LTX-Credence and comprising less than one percent of the outstanding stock of such company.

2.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of LTX-Credence consists of: 150,000,000 shares of LTX-Credence Common Stock. At the close of business on November 16, 2010 (the “Reference Date”): (i) 49,347,084 shares of LTX-Credence Common Stock were issued and outstanding, and (ii) 21,700 shares of LTX-Credence Common Stock were reserved for issuance upon conversion of LTX-Credence’s 3.5% Convertible Notes due May 2011 (the “LTX-Credence Convertible Notes”). No shares of LTX-Credence Common Stock are owned or held by any Subsidiary of LTX-Credence. All of the outstanding shares of capital stock of LTX-Credence are, and all shares of capital stock of LTX-Credence which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b) LTX-Credence Restricted Shares and LTX-Credence Restricted Share Units. As of the close of business on the Reference Date, there are no LTX-Credence Restricted Shares outstanding. Section 2.2(b)(ii) of the LTX-Credence Disclosure Schedule sets forth (A) the name of each holder of LTX-Credence Restricted Share Units, (B) the number of shares of LTX-Credence Common Stock subject to each LTX-Credence Restricted Share Unit, (C) the date on which such LTX-Credence Restricted Share Unit was granted, (D) the applicable vesting and settlement and/or delivery schedule for such LTX-Credence Restricted Share Unit, any provisions for the acceleration of vesting and whether the vesting is time or performance based, and (E) the extent to which such LTX-Credence Restricted Share Unit has vested or settled as of the Reference Date. Upon consummation of the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger, as applicable, (1) the Issued Ordinary Shares issued in exchange for any shares of LTX-Credence Restricted Shares or to be issued upon any settlement of an LTX-Credence Restricted Share Unit will, without any further act of Holdco, Verigy, Merger Sub, LTX-Credence or any other Person, become subject to the restrictions, conditions and other provisions contained in any agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect (each, a “Contract”), relating to such shares of LTX-Credence Restricted Shares or shares subject to LTX-Credence Restricted Share Units and (2) Holdco (if the Holdco LTX-Credence Merger is consummated) or Verigy (if the LTD LTX-Credence Merger is consummated) will automatically succeed to and become entitled to exercise LTX-Credence’s rights and remedies under any such Contract without modification. There are no commitments or agreements to which LTX-Credence is bound obligating LTX-Credence to waive its right of repurchase or forfeiture with respect to any LTX-Credence Restricted Shares or LTX-Credence Restricted Share Unit as a result of the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger, as applicable (whether alone or upon the occurrence of any additional or subsequent events). For purposes of this Agreement, “LTX-Credence Restricted Shares” shall mean shares of LTX-Credence Common Stock that are unvested or subject to a Contract pursuant to which LTX-Credence has the right or obligation to repurchase, redeem or otherwise reacquire such shares of LTX-Credence Common Stock, including by forfeiture, and “LTX-Credence Restricted Share Unit” shall mean all restricted share units and rights to receive shares of LTX-Credence Common Stock or an amount in cash measured by the value of a number of shares of LTX-Credence Common Stock.

(c) Stock Options. As of the close of business on the Reference Date: (i) 2,079,286 shares of LTX-Credence Common Stock were subject to issuance pursuant to outstanding LTX-Credence Options (as defined below) to purchase LTX-Credence Common Stock under the applicable LTX-Credence Stock Plan (as defined below) (equity or other equity-based awards, whether payable in cash, shares or otherwise, whether or not granted under or pursuant to the LTX-Credence Share Plans, other than LTX-Credence Restricted Shares or LTX-Credence Restricted Share Units, are referred to in this Agreement as “LTX-Credence Options”), and (ii) 646,565 shares of LTX-Credence Common Stock are reserved for future issuance under the LTX-Credence Share Plans, including 326,477 shares reserved for issuance under the LTX-Credence Purchase Plan. Section 2.2(c) of the LTX-Credence Disclosure Schedule sets forth a complete and accurate list of all stock option plans or any other plan or agreement adopted by LTX-Credence that provides for the issuance of equity to any Person (the “LTX-Credence Share Plans”). LTX-Credence has made available to Verigy complete and accurate copies of all LTX-Credence Share Plans and the forms of all award agreements evidencing outstanding awards under such plans. LTX-Credence has made available to Verigy a true and complete list of each LTX-Credence Option outstanding as of the Reference Date, and (1) the particular LTX-Credence Stock Plan or other arrangement pursuant to which such LTX-Credence Option was granted, (2) the name of the holder of such LTX-Credence Option, (3) the number of shares of LTX-Credence Common Stock subject to such LTX-Credence Option, (4) the exercise price of such LTX-Credence Option, (5) the date on which such LTX-Credence Option was granted, (6) the applicable vesting schedule, and the extent to which such LTX-Credence Option was vested and exercisable as of the Reference Date, (7) the date on which such LTX-Credence Option expires and (8) whether such LTX-Credence Option is intended to qualify as a nonstatutory stock option or an “incentive stock option” within the meaning of Section 422 of the Code. All shares of LTX-Credence Common Stock subject to issuance under the applicable LTX-Credence Benefit Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issued, would be duly authorized, validly issued, fully paid and nonassessable. All grants of LTX-Credence Options were validly issued and properly approved by the Board of Directors of LTX-Credence (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable Legal Requirements and recorded on the LTX-Credence Financials in accordance with GAAP. As of the Reference Date, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights or equity based awards (whether payable in cash, shares or otherwise) with respect to LTX-Credence other than as set forth in Sections 2.2(b) and (c).

(d) Other Securities. Except as otherwise set forth in this Section 2.2, as of the Reference Date, there are no securities, warrants, calls, rights or Contracts to which LTX-Credence or any of its Subsidiaries is a party or by which any of them is bound obligating LTX-Credence or any of its Subsidiaries to issue (including on a deferred basis), deliver or sell, or cause to be issued, delivered or sold, or otherwise granting LTX-Credence or any of its Subsidiaries the right to have a third party issue, deliver or sell to LTX-Credence or any of its Subsidiaries, additional shares of capital stock or other voting securities of LTX-Credence or any of its Subsidiaries, or obligating LTX-Credence or any of its Subsidiaries to issue, grant, extend or enter into any such security, warrant, call, right or Contract. All outstanding shares of LTX-Credence Common Stock, all outstanding LTX-Credence Options, all outstanding LTX-Credence Restricted Shares, all outstanding LTX-Credence Restricted Share Units, and all outstanding shares of capital stock of each Subsidiary of LTX-Credence have been issued and granted in material compliance with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. Except for shares of LTX-Credence Restricted Shares or shares subject to LTX-Credence Restricted Share Units, as of the Reference Date, there are not any outstanding Contracts of LTX-Credence or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, LTX-Credence or any of its Subsidiaries or (B) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. LTX-Credence and its Subsidiaries have not entered into any swaps, caps, collars, floors or other derivative contracts or securities relating to interest rates, equity securities, debt securities or commodities. Neither LTX-Credence nor any of its Subsidiaries is a party to any voting agreements, irrevocable proxies, voting trusts, registration rights agreements or other voting arrangements with respect to shares of the capital stock of, or other equity or voting interests in, LTX-Credence or any of its Subsidiaries. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal or foreign law, statute, constitution, ordinance, code, or published order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(e) No Changes. Between the Reference Date and the date of this Agreement, there has been no change in (i) the outstanding capital stock of LTX-Credence, (ii) the number of LTX-Credence Options outstanding, (iii) the number of shares of LTX-Credence Restricted Shares outstanding, (iv) the number of shares subject to LTX-Credence Restricted Share Units or (v) the number of other options, warrants or other rights to purchase capital stock of LTX-Credence, other than (A) pursuant to the exercise, vesting or settlement of LTX-Credence Options, LTX-Credence Restricted Shares or LTX-Credence Restricted Share Units outstanding as of the Reference Date, issued pursuant to LTX-Credence Share Plans pursuant to the terms of such awards as in effect on the Reference Date, or (B) repurchases from LTX-Credence Employees following termination of employment pursuant to the terms of applicable pre-existing stock option, restricted stock, restricted share unit or purchase agreements.

2.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority. LTX-Credence has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by LTX-Credence and the consummation by LTX-Credence of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LTX-Credence and no other corporate proceedings on the part of LTX-Credence are necessary to authorize the execution and delivery of this Agreement or to consummate the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger, as applicable, and the other transactions contemplated hereby, subject only to the approval of this Agreement by LTX-Credence’s shareholders and the filing of the Articles of Merger pursuant to the MBCA. The approval of this Agreement by the holders of two-thirds of the outstanding shares of LTX-Credence Common Stock, which are entitled to one (1) vote per share, is the only vote of the holders of any class or series of LTX-Credence capital stock or other securities necessary to approve this Agreement and consummate the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger, as applicable, and the other transactions contemplated hereby. There are no bonds, debentures, notes or other indebtedness of LTX-Credence having the right to vote (or, other than the LTX-Credence Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of LTX-Credence may vote. This Agreement has been duly executed and delivered by LTX-Credence and, assuming due execution and delivery by each of the Verigy Parties, constitutes a valid and binding obligation of LTX-Credence, enforceable against LTX-Credence in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity.

(b) Non–Contravention. The execution and delivery of this Agreement by LTX-Credence do not, and performance of this Agreement and consummation of the transactions contemplated by this Agreement by LTX-Credence will not: (i) conflict with or violate any provision of any of the LTX-Credence Charter Documents or any Subsidiary Charter Documents of any Subsidiary of LTX-Credence, (ii) subject to the approvals contemplated in Section 5.2 and compliance with the requirements set forth in or disclosed pursuant to Sections 2.3(a) and 2.3(c), conflict with or violate any material Legal Requirement applicable to LTX-Credence or any of its Subsidiaries or by which LTX-Credence or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) subject to providing the notices and obtaining the consents set forth in Section 2.3(c) of the LTX-Credence Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair LTX-Credence’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of LTX-Credence or any of its Subsidiaries pursuant to, any Contract (to which LTX-Credence or any of its Subsidiaries is a party or by which LTX-Credence or any of its Subsidiaries or its or any of their respective properties is bound or affected), except, in the case of clauses (ii) and (iii) above, for any such conflicts, breaches, defaults, impairments, alterations, rights of termination, amendments, acceleration or cancellation, Liens or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental entity or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental function (a “Governmental Entity”) is required to be obtained or made by LTX-Credence in connection with the execution and delivery of this Agreement or the consummation of the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger, as applicable, and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts, (ii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the effectiveness of the Registration Statement in accordance with the Securities Act, (iii) the filing of such reports, schedules or materials under Section 13 or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 145 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the comparable laws of any foreign country reasonably determined by the parties to be required, (v) the consents listed on Section 2.3(c) of the LTX-Credence Disclosure Schedule, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, and (vii) such other consents, clearances, authorizations, filings, approvals, orders, declarations and registrations with respect to any Governmental Entity the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vi)  are referred to herein as the “LTX-Credence Necessary Consents.”

2.4 SEC Filings; Financial Statements.

(a) SEC Filings. LTX-Credence has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since August 1, 2008. LTX-Credence has made available to Verigy all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC that are not publicly available through the SEC’s EDGAR database. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents are referred to herein as the “LTX-Credence SEC Reports.” As of their respective dates, the LTX-Credence SEC Reports complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such LTX-Credence SEC Reports. All LTX-Credence SEC Reports (x) were or will be filed on a timely basis, (y) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such LTX-Credence SEC Reports, and (z) did not or will not at the time they were filed or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of LTX-Credence’s Subsidiaries is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. LTX-Credence has heretofore made available to Verigy correct and complete copies of all material correspondence with the SEC occurring since August 1, 2008 that is not publicly available through the SEC’s EDGAR database. As of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the LTX-Credence SEC Reports.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the LTX-Credence SEC Reports (as amended), including any LTX-Credence SEC Reports filed after the date hereof until the Closing (the “LTX-Credence Financials”), as of their respective dates: (i) complied or when filed will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing, (ii) was or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor forms under the Exchange Act), and (iii) fairly presented or will fairly present, in all material respects, the consolidated financial position of LTX-Credence and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of LTX-Credence’s operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments, as permitted by GAAP and the applicable rules and regulations promulgated by the SEC which were not, or are not expected to be, material in amount or effect). The balance sheet of LTX-Credence as of July 31, 2010, contained in the LTX-Credence SEC Reports is hereinafter referred to as the “LTX-Credence Balance Sheet.” Neither LTX-Credence nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S K promulgated by the SEC).

(c) No Undisclosed Liabilities. There are no liabilities of LTX-Credence or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or otherwise, other than:

(i) liabilities disclosed or provided for in the LTX-Credence Balance Sheet or in the notes thereto;

(ii) liabilities incurred in the ordinary course of business since the date of the LTX-Credence Balance Sheet;

(iii) liabilities arising, or expressly permitted to be incurred, under this Agreement;

(iv) liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole; and

(v) liabilities that have been disclosed in Section 2.4(c) of the LTX-Credence Disclosure Schedule.

(d) Internal Controls and Procedures. LTX-Credence has established and maintains disclosure controls and procedures and internal control over financial reporting, as such terms are defined in, and as required by, Rules 13a-15 and 15d-15 under the Exchange Act. LTX-Credence’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by LTX-Credence in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to LTX-Credence’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The principal executive officer and principal financial officer of LTX-Credence have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. LTX-Credence and each of its Subsidiaries has established and maintains a system of internal control over financial reporting, which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the LTX-Credence Financials) for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of LTX-Credence and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of LTX-Credence and its Subsidiaries are being made only in accordance with authorizations of management and the Board of Directors of LTX-Credence, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of LTX-Credence’s assets that could have a material effect on the financial statements of LTX-Credence and its Subsidiaries. To the Knowledge of LTX-Credence, since the date of LTX-Credence’s most recent periodic report filed with the SEC, neither LTX-Credence nor any of its Subsidiaries (including any LTX-Credence Employee), nor LTX-Credence’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by LTX-Credence and its Subsidiaries, (B) any fraud, whether or not material, that involves LTX-Credence’s management or other LTX-Credence Employees, or (C) any claim or allegation regarding any of the foregoing. In connection with the periods covered by the LTX-Credence Financials filed prior to the date of this Agreement, LTX-Credence has disclosed to Verigy (I) all deficiencies and weaknesses identified in writing by LTX-Credence or LTX-Credence’s independent auditors (whether current or former) in the design or operation of internal controls over financial reporting utilized by LTX-Credence and its Subsidiaries and (II) any fraud, whether or not material, that involves LTX-Credence’s management or other LTX-Credence Employees, or any claim or allegation regarding the foregoing.

(e) Sarbanes-Oxley Act; Nasdaq. LTX-Credence is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of The NASDAQ Global Market.

(f) Independent Auditors. BDO Seidman LLP, LTX-Credence’s current auditors, are and have been at all times since their engagement by LTX-Credence (i) “independent” with respect to LTX-Credence within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board. At all times during the period covered by the LTX-Credence SEC Reports in which Ernst & Young LLP, LTX-Credence’s previous auditors, were engaged by LTX-Credence, Ernst & Young LLP was (A) “independent” with respect to LTX-Credence within the meaning of Regulation S-X and (B) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

2.5 Absence of Certain Changes or Events. Since the date of the LTX-Credence Balance Sheet through the date hereof, LTX-Credence and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and, since such date, there has not (i) occurred any Effect that has had or would be reasonably expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole; or (ii) been any other action taken by LTX-Credence or event that would have required the consent of Verigy pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

2.6 Taxes.

(a) Definitions. For the purposes of this Agreement:

(i) “Tax” or, collectively, “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(ii) “Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes (including any schedule or attachment thereto) filed or required to be filed with any Governmental Entity.

(b) Tax Returns and Audits.

(i) LTX-Credence and each of its Subsidiaries have properly filed on a timely basis all material Tax Returns that they were required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of LTX-Credence and its Subsidiaries has paid on a timely basis all material Taxes that were due and payable. The most recent financial statements contained in the LTX-Credence SEC Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by LTX-Credence and its Subsidiaries through the date of such financial statements and all unpaid Taxes of LTX-Credence and each of its Subsidiaries for all tax periods commencing after the date of such financial statements arose in the ordinary course of business consistent with past practice. No material deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of LTX-Credence, proposed, against LTX-Credence or any of its Subsidiaries, nor has LTX-Credence or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax which waiver or extension remains in effect.

(ii) LTX-Credence and each of its Subsidiaries have timely paid or withheld with respect to their employees (and paid over any amounts withheld to the appropriate Taxing authority to the extent due) all foreign, federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld and material to LTX-Credence and its Subsidiaries, taken as a whole.

(iii) No audit or other examination of any material Tax Return of LTX-Credence or any of its Subsidiaries is in progress as of the date hereof, nor has LTX-Credence or any of its Subsidiaries been notified in writing as of the date hereof of any request for such an audit or other examination.

(iv) LTX-Credence has made available (for this purpose in the LTX-Credence electronic data room or otherwise) to Verigy copies of all material Tax Returns for LTX-Credence and each of its Subsidiaries filed for all periods beginning August 1, 2007 or later.

(v) Neither LTX-Credence nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger, as applicable.

(vi) Neither LTX-Credence nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treasury Regulations section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulations section 1.6011-4(b)(2).

(vii) Neither LTX-Credence nor any of its Subsidiaries has taken any action or has failed to take any action or has Knowledge of any fact, agreement, plan or other circumstance that (a) if the Holdco Reorganization does not occur, would cause the LTD LTX-Credence Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or to be subject to tax as a result of the application of Section 367(a) of the Code, or (b) if the Holdco Reorganization occurs, would cause the Holdco LTX-Credence Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or the Combined Transaction to fail to qualify as an exchange governed by Section 351 of the Code, or the Holdco LTX-Credence Merger or the Combined Transaction to be subject to tax as a result of the application of Section 367(a) of the Code.

(viii) There is no contract, agreement, plan or arrangement to which LTX-Credence or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of LTX-Credence or any of its Subsidiaries, which, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(ix) Neither LTX-Credence nor any of its Subsidiaries (A) has any actual or potential liability under Treasury Regulations section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than LTX-Credence or any of its Subsidiaries, or (B) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(x) Neither LTX-Credence nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it or its successor to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code, determined without regard to Section 280G(b)(4)(B) of the Code.

2.7 Intellectual Property.

(a) Definitions. For the purposes of this Agreement, the following terms have the following meanings:

(i) “LTX-Credence IP” shall mean any Intellectual Property owned by LTX-Credence or any of its Subsidiaries and material to the conduct of the business of LTX-Credence and its Subsidiaries, taken as a whole.

(ii) “LTX-Credence IP Contract” shall mean any Contract to which LTX-Credence or any of its Subsidiaries is a party with respect to the grant of any license or ownership interest in any LTX-Credence IP (other than “shrink wrap” and similar widely available commercial end-user licenses).

(iii) “LTX-Credence Licensed IP” shall mean any Intellectual Property licensed by LTX-Credence or any of its Subsidiaries from a third party and material to the conduct of the business of LTX-Credence and its Subsidiaries, taken as a whole.

(iv) “LTX-Credence Products” shall mean all products or service offerings of LTX-Credence that, since August 1, 2008, have been marketed, sold, licensed, offered or distributed by LTX-Credence or its Subsidiaries, or that LTX-Credence or its Subsidiaries currently intends to market, sell, license, offer or distribute, including any products or service offerings currently under development.

(v) “LTX-Credence Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, LTX-Credence or any of its Subsidiaries and material to the conduct of the business of LTX-Credence and its Subsidiaries, taken as a whole.

(vi) “LTX-Credence Third Party IP Contract” shall mean all contracts pursuant to which a third party has licensed any LTX-Credence Licensed IP to LTX-Credence or its Subsidiaries.

(vii) “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (A) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all rights in inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer data and all documentation necessary to any of the foregoing (“Know-How”); (C) all works of authorship, copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (D) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (E) domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet (collectively, “Domain Names”), (F) all rights in computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (G) all rights in industrial designs and any registrations and applications therefor throughout the world; (H) all rights in trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (I) all rights in databases and data collections and all rights therein throughout the world; (J) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (K) any similar or equivalent rights to any of the foregoing anywhere in the world.

(viii) “Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks and applications to register trademarks; (C) registered copyrights and applications for copyright registration; (D) Domain Names; and (E) any other material Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

(b) LTX-Credence Intellectual Property.

(i) Registered Intellectual Property; Proceedings. Section 2.7(b)(i) of the LTX-Credence Disclosure Schedule contains a complete and accurate list of (i) all LTX-Credence Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of LTX-Credence Registered Intellectual Property has been issued or registered, the filing and/or issue dates, and the corresponding application and registration numbers and similar identifiers, and (ii) all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere else in the world, but excluding prosecution of any intellectual property applications) related to any LTX-Credence Registered Intellectual Property.

(ii) Registration. To the Knowledge of LTX-Credence, each item of LTX-Credence Registered Intellectual Property that is not an application is valid and subsisting.

(iii) Intellectual Property Contracts. Neither LTX-Credence nor any of its Subsidiaries is in material breach of any LTX-Credence IP Contracts or any LTX-Credence Third Party IP Contracts and, to LTX-Credence’s Knowledge, no other party has materially failed to perform under any of the LTX-Credence IP Contracts or LTX-Credence Third Party IP Contracts. Section 2.7(b)(iii) of the LTX-Credence Disclosure Schedule contains a complete and accurate list of all material LTX-Credence Third Party IP Contracts and all material LTX-Credence IP Contracts.

(c) Ownership.

(i) No LTX-Credence IP or LTX-Credence Product is as of the date hereof subject to any legal proceeding or outstanding legal decree, order, judgment or stipulation restricting in any material manner, the use, transfer, or licensing thereof by LTX-Credence or any of its Subsidiaries.

(ii) LTX-Credence or its Subsidiaries owns each item of LTX-Credence IP free and clear of any security interest, pledge or mortgage. LTX-Credence or its Subsidiaries are the exclusive owners of the material LTX-Credence IP.

(iii) Except where a failure to obtain such assignment would not reasonably be expected to be material, to the extent that any Intellectual Property has been developed or created independently or jointly by any Person (including employees and contractors) for which LTX-Credence or any of its Subsidiaries has, directly or indirectly, provided consideration for such development or creation, LTX-Credence or such Subsidiary, as the case may be, has a written agreement with such Person with respect thereto, and LTX-Credence or such Subsidiary, as the case may be, thereby has obtained ownership of such Intellectual Property by operation of law or by valid assignment, and has required the waiver of all non-assignable rights, including all author or moral rights.

(d) Non-Infringement. To the Knowledge of LTX-Credence, the operation of the business of LTX-Credence and its Subsidiaries, including the design, development, manufacture, use, import, sale and licensing of LTX-Credence Products, has not and does not infringe or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and there are no claims pending or, to the Knowledge of LTX-Credence, threatened against LTX-Credence claiming that the LTX-Credence Products infringe or misappropriate the Intellectual Property of any third party.

(e) Intellectual Property Contracts.

(i) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will automatically result in the breach, modification, cancellation, termination or suspension of any material LTX-Credence Third Party IP Contract.

(ii) Neither this Agreement nor the transactions contemplated by this Agreement will because of an LTX-Credence IP Contract result in (A) any third party being automatically granted rights or access to, or the placement in or release from escrow, of any LTX-Credence IP or software covered by LTX-Credence IP, or (B) LTX-Credence automatically granting to any third party any right in any LTX-Credence IP. Neither this Agreement nor the transactions contemplated by this Agreement will because of an LTX-Credence IP Contract result in: (i) Verigy, any of its Subsidiaries or the Transaction Subsidiaries granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) Verigy, any of its Subsidiaries or the Transaction Subsidiaries, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Verigy, any of its Subsidiaries or the Transaction Subsidiaries being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby. The execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and LTX-Credence’s and its Subsidiaries’ applicable privacy policies.

(iii) Neither LTX-Credence nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(f) Third-Party Infringement. As of the date hereof, there are no legal proceedings or written threats of legal proceedings in which LTX-Credence or its Subsidiaries have alleged the misappropriation or infringement of LTX-Credence IP. To the Knowledge of LTX-Credence, no third party is infringing, violating or misappropriating in any material respect any of the LTX-Credence IP.

(g) Trade Secret Protection. With respect to LTX-Credence IP, LTX-Credence and each of its Subsidiaries have taken commercially reasonable steps to protect the rights of LTX-Credence and its Subsidiaries in LTX-Credence’s and its Subsidiaries’ confidential information and trade secrets and any trade secrets or confidential information of third parties provided to LTX-Credence or any of its Subsidiaries under an obligation of confidentiality.

2.8 Compliance; Permits.

(a) Compliance. Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole, neither LTX-Credence nor any of its Subsidiaries is in conflict with, or in default or in violation of, (i) any Legal Requirement applicable to LTX-Credence or any of its Subsidiaries or by which LTX-Credence or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, or (ii) any Contract or Permit (as defined below) to which LTX-Credence or any of its Subsidiaries is a party or by which LTX-Credence or any of its Subsidiaries or its or any of their respective businesses or properties is bound or affected. To the Knowledge of LTX-Credence, no material investigation or review by any Governmental Entity is pending or has been threatened against LTX-Credence or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon LTX-Credence or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing (A) any business practices of LTX-Credence and its Subsidiaries, taken as a whole, or (B) the conduct of business by LTX-Credence and its Subsidiaries as currently conducted.

(b) Permits. LTX-Credence and its Subsidiaries hold all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Entities (“Permits”) that are required for the operation of the business of LTX-Credence and its Subsidiaries as currently conducted, other than Permits the absence of which would not reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole (collectively, “LTX-Credence Permits” other than LTX- Credence Environmental Permits which are covered exclusively under Section 2.14). No suspension or cancellation of any LTX-Credence Permits is pending or, to the Knowledge of LTX-Credence, threatened. LTX-Credence and its Subsidiaries are in compliance in all material respects with the terms of the LTX-Credence Permits.

(c) Certain Business Practices.

(i) From and after August 1, 2008, neither LTX-Credence, any Subsidiary of LTX-Credence nor any director, officer, or, to the Knowledge of LTX-Credence, employee or agent of LTX-Credence or any Subsidiary of LTX-Credence acting on behalf of LTX-Credence or any Subsidiary of LTX-Credence has (A) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (B) directly or indirectly, used or contemplated the use of funds, given, offered, promised, or authorized to give, any money or thing of value (except for payments permitted by 15 U.S.C. Section 78dd-2(b) or (c)) to any foreign or domestic government official or to any foreign or domestic political party or campaign (collectively, “Government Official”), for the purpose, with respect to subclauses (A) and (B), of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of LTX-Credence or any Subsidiary of LTX-Credence or (C) directly or indirectly, made any unlawful payment.

(ii) From and after August 1, 2008, to the Knowledge of LTX-Credence, (A) there have been no false or fictitious entries made in the books or records of LTX-Credence or any Subsidiary of LTX-Credence relating to any illegal payment or secret or unrecorded fund, and (B) neither LTX-Credence nor any Subsidiary of LTX-Credence has established or maintained a secret or unrecorded fund.

(iii) Since August 1, 2008, LTX-Credence and each Subsidiary of LTX-Credence have conducted their export transactions in accordance in all material respects with applicable provisions of U.S. export Legal Requirements, the export Legal Requirements of the countries where it conducts business and the trade embargo and anti-boycott provisions of any applicable Legal Requirements. Without limiting the foregoing: (A) to the Knowledge of LTX-Credence, LTX-Credence and each Subsidiary of LTX-Credence have obtained all material export licenses and other approvals required for their exports of products, software and technologies from the U.S. and other countries where it conducts business; (B) to the Knowledge of LTX-Credence, LTX-Credence and each Subsidiary of LTX-Credence are in compliance in all material respects with the terms of such applicable export licenses or other approvals; and (C) as of the date of this Agreement, there are no pending or, to the Knowledge of LTX-Credence, threatened claims against LTX-Credence or any Subsidiary of LTX-Credence with respect to such export licenses or other approvals.

2.9 Litigation. There are no claims, suits, actions or proceedings pending or, to the Knowledge of LTX-Credence, threatened against LTX-Credence or any of its Subsidiaries before any court, Governmental Entity, or any arbitrator (a) that seek to restrain or enjoin the consummation of the transactions contemplated hereby or (b) which, either individually or in the aggregate with all such claims, suits, actions or proceedings, have had or would reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole.

2.10 Brokers’ and Finders’ Fees. Except for fees payable to JPMorgan Securities LLC (“JPMorgan”) pursuant to an engagement letter dated July 20, 2010, a copy of which has been provided to Verigy, no agent, broker, investment banker, financial advisor or other firm or Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement or any transaction contemplated hereby based upon arrangements made by or on behalf of LTX-Credence.

2.11 Transactions with Affiliates. Except as set forth in the Designated LTX-Credence SEC Reports, since the date of LTX-Credence’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by LTX-Credence pursuant to Item 404 of Regulation S K promulgated by the SEC.

2.12 Employee Benefit Plans and Labor Matters.

(a) Definitions.

(i) “LTX-Credence Benefit Plan” shall mean each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control pay, termination pay, deferred compensation, performance awards, equity or equity-related awards, pension benefits, retirement benefits, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, which is maintained, contributed to, or required to be contributed to, by LTX-Credence or any ERISA Affiliate for the benefit of two or more LTX-Credence Employees, or with respect to which LTX-Credence or any ERISA Affiliate has or is likely to have any material liability or obligation.

(ii) “LTX-Credence Employee” shall mean any current or former or retired employee, consultant or director of LTX-Credence or any ERISA Affiliate, provided that references to former or retired persons only include those with respect to which LTX-Credence has or is reasonably likely to have any post-Effective Time liability or obligation.

(iii) “ERISA Affiliate” shall mean each Subsidiary of LTX-Credence or Verigy, as the case may be, and any other Person or entity under common control with LTX-Credence or Verigy, as the case may be, or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(iv) “LTX-Credence Employee Agreement” shall mean (A) each management, employment, severance, change of control, separation, retention, stay bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between LTX-Credence or any ERISA Affiliate and any current, former or retired executive officer or director of LTX-Credence and (B) each management, employment, severance, change of control, separation, retention, stay bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between LTX-Credence or any ERISA Affiliate and any LTX-Credence Employee, other than a current, former or retired executive officer or director of LTX-Credence, in each case that is material either individually or in the aggregate with all such similar Contracts.

(b) Schedule. Section 2.12(b) of the LTX-Credence Disclosure Schedule contains an accurate and complete list of each LTX-Credence Benefit Plan and each LTX-Credence Employee Agreement (except for (i) contracts that provide for employment that is terminable at will and that are without severance, retention, or change of control pay or benefits, in which case only forms of such contracts shall be scheduled, (ii) employment contracts for employees hired and based in locations outside the U.S., in which case only forms of such contracts shall be scheduled, unless any such contract provides for notice of termination, retention, severance or change of control pay or benefits that are greater than required by applicable Legal Requirements, (iii) individual LTX-Credence Option, LTX-Credence Restricted Shares and LTX-Credence Restricted Share Unit agreements, in which case only forms of such individual agreements shall be scheduled, unless such individual agreements provide acceleration of vesting of awards in a manner not provided for under the applicable form(s) or that otherwise materially differ from such forms, and (iv) consulting contracts that are terminable without material cost or material liability, in which case only forms of such contracts shall be scheduled, unless any such contract provides severance, retention or change of control pay or benefits that are, in each case, greater than required by applicable Legal Requirements). Neither LTX-Credence nor any ERISA Affiliate has any plan or commitment to establish, adopt or enter into any new LTX-Credence Benefit Plan or LTX-Credence Employee Agreement or to

modify any LTX-Credence Benefit Plan or LTX-Credence Employee Agreement (except to the extent required by Legal Requirements or to conform any such LTX-Credence Benefit Plan or LTX-Credence Employee Agreement to any applicable Legal Requirements, or as required by this Agreement) that would reasonably be expected to result in material liability to LTX-Credence and its ERISA Affiliates, taken as a whole.

(c) Documents. LTX-Credence has provided or made available to Verigy correct and complete copies of: (i) all documents embodying each LTX-Credence Benefit Plan and each LTX-Credence Employee Agreement required to be disclosed pursuant to Section 2.12(b) above including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each such LTX-Credence Benefit Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each LTX-Credence Benefit Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each LTX-Credence Benefit Plan; (iv) if any LTX-Credence Benefit Plan is funded, the most recent annual and periodic accounting of LTX-Credence Benefit Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each LTX-Credence Benefit Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) all material communications from LTX-Credence or its ERISA Affiliates to any LTX-Credence Employee or LTX-Credence Employees relating to any LTX-Credence Benefit Plan and any proposed LTX-Credence Benefit Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability material to LTX-Credence and its Subsidiaries, taken as a whole; (viii) all material correspondence to or from any governmental agency relating to any LTX-Credence Benefit Plan; and (ix) the three (3) most recent plan years’ discrimination tests for each LTX-Credence Benefit Plan for which such tests are required.

(d) Benefit Plan Compliance.

(i) With respect to each LTX-Credence Benefit Plan and LTX-Credence Employment Agreement, no event has occurred and, to the Knowledge of LTX-Credence, there exists no condition or set of circumstances, in connection with which LTX-Credence or any of its ERISA Affiliates would be subject to any liability material to LTX-Credence and its Subsidiaries, taken as a whole, under ERISA, the Code or any other applicable Legal Requirement.

(ii) Each LTX-Credence Benefit Plan and LTX-Credence Employment Agreement has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements and the terms of any applicable collective bargaining agreements. Each LTX-Credence Benefit Plan, including any material amendments thereto, that is capable of approval by, and/or registration for and/or qualification for special tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, territory or the like (each, an “Approval”) has received such Approval or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment that has not previously received such Approval, except for the lack of such Approvals which, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to LTX-Credence and its Controlled Group Affiliates, taken as a whole. Except as required by Legal Requirements, no condition exists that would prevent LTX-Credence or Verigy from terminating or amending any LTX-Credence Benefit Plan or LTX-Credence Employment Agreement at any time for any reason without material liability to LTX-Credence and its ERISA Affiliates, taken as a whole (other than ordinary administration expenses or routine claims for benefits).

(iii) No material written representation or commitment with respect to any material aspect of any LTX-Credence Benefit Plan or LTX-Credence Employment Agreement has been made to an LTX-Credence Employee by an authorized LTX-Credence Employee that is not materially in accordance with the written or otherwise preexisting terms and provisions of such LTX-Credence Benefit Plans if such representation or commitment would reasonably be expected to result in material liability to LTX-Credence and its ERISA Affiliates, taken as a whole. Neither LTX-Credence nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other LTX-Credence Employee representative body or any material number or category of its LTX-Credence Employees which would prevent, restrict or materially impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(iv) There are no unresolved claims or disputes under the terms of, or in connection with, any LTX-Credence Benefit Plan or LTX-Credence Employment Agreement (other than routine claims for benefits), and no action, legal or otherwise, has been commenced or, to the Knowledge of LTX-Credence, is threatened or reasonably anticipated (other than routine claims for benefits), with respect to any claim, which would reasonably be expected to result in material liability to LTX-Credence and its Controlled Group Affiliates, taken as a whole.

(e) Plan Funding. With respect to LTX-Credence Benefit Plans, there are no material benefit obligations for which required contributions have not been made or accrued to the extent required by GAAP or applicable Legal Requirements and there are no material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of LTX-Credence. The assets of each LTX-Credence Benefit Plan which is funded are reported at their fair market value on the books and records of such LTX-Credence Benefit Plan.

(f) No Pension or Funded Welfare Plans. Neither LTX-Credence nor any ERISA Affiliate of LTX-Credence has ever maintained, established, sponsored, participated in or contributed to any (i) LTX-Credence Benefit Plan which is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) “multiple employer plan” as defined in ERISA or the Code, (iv) “funded welfare plan” within the meaning of Section 419 of the Code or (v) a multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers (including one or more self-employed individuals), or to their beneficiaries. No LTX-Credence Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No LTX-Credence Benefit Plan provides health benefits that are not fully insured through an insurance contract. No capital stock of LTX-Credence is used as a funding vehicle or otherwise permitted as an investment option (other than via any personal brokerage account) with respect to any LTX-Credence Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(g) Continuation Coverage. No LTX-Credence Benefit Plan provides post-termination or retiree welfare benefits (whether or not insured) with respect to any Person for any reason other than coverage mandated by applicable Legal Requirements, and neither LTX-Credence nor any ERISA Affiliate has ever contracted to any LTX-Credence Employee (either individually or to LTX-Credence Employees as a group) or any other Person that such LTX-Credence Employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by applicable Legal Requirements or, individually or in the aggregate, as has not resulted or would not reasonably be expected to result in material liability to LTX-Credence and its ERISA Affiliates, taken as a whole.

(h) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any LTX-Credence Benefit Plan or LTX-Credence Employee Agreement that will or may result in any material payment (whether of severance pay or otherwise), acceleration of any material payment, forgiveness of material indebtedness, vesting (except as required under Section 411(d)(3) of the Code), distribution, material increase in benefits or obligation to fund benefits with respect to any LTX-Credence Employee. No payment or benefit which will or may be made in connection with the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) by LTX-Credence or any ERISA Affiliate with respect to any LTX-Credence Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which LTX-Credence or any ERISA Affiliate is a party or by which it or its successor is bound to compensate any LTX-Credence Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.12(h) of the LTX-Credence Disclosure Schedule lists all persons who LTX-Credence reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(i) Section 409A. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) sponsored or maintained by LTX-Credence and each ERISA Affiliate has been operated since January 1, 2005 in applicable operational compliance with Section 409A of the Code and applicable IRS guidance (together, “Section 409A”). Since January 1, 2009, each such nonqualified deferred compensation plan has been in documentary and operational compliance with Section 409A, including the final Treasury Regulations issued thereunder. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. Except as set forth on Section 2.12(i)(1) of the LTX-Credence Disclosure Schedule, no compensation shall be includable in the gross income of any LTX-Credence Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect on or prior to the Effective Time. Except as set forth on Section 2.12(i)(2) of the LTX-Credence Disclosure Schedule, to the extent required, LTX-Credence and each of its Subsidiaries has, in all material respects, properly reported and/or withheld and remitted on amounts deferred under any LTX-Credence nonqualified deferred compensation plan subject to Section 409A of the Code. Except as set forth on Section 2.12(i)(3) of the LTX-Credence Disclosure Schedule, there is no contract, agreement, plan or arrangement to which LTX-Credence or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any LTX-Credence Employee, which individually or collectively is reasonably likely to require LTX-Credence or any of its ERISA Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any LTX-Credence Employee for Tax-related payments under Section 409A, give rise to a Verigy, LTX-Credence, or Subsidiary Tax or other penalty or reporting obligations under Section 409A of the Code. No LTX-Credence Option or other LTX-Credence stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) or other equity of LTX-Credence (y) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (z) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).

(j) Stock Option Grant Practices. LTX-Credence’s past and current stock option grant practices (i) complied and comply with all applicable LTX-Credence Share Plans, stock exchange rules and applicable Legal Requirements, (ii) have been fairly presented in accordance with GAAP in the LTX-Credence Financials, and (iii) have resulted only in exercise prices that are no less than the fair market value on the date that the grants were actually authorized under applicable Legal Requirements, in each case except for any such failures, individually or in the aggregate, that have not had and would not reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole. As of the date of this Agreement, LTX-Credence has no ongoing internal review of any past or current stock option practice, and LTX-Credence is not aware of the existence of any reports on any such reviews completed since August 1, 2008.

(k) Labor. Neither LTX-Credence nor any of its Subsidiaries is presently a party to, or bound by, any collective bargaining agreement, trade union agreement, works council, employee representative agreement, union contract, or information or consultation agreement, other than national or industry-wide agreements, with respect to employees and no collective bargaining agreement is being negotiated by LTX-Credence or any of its Subsidiaries. To the Knowledge of LTX-Credence, there are no activities or proceedings of any labor union to organize any employees of LTX-Credence or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against LTX-Credence or any of its Subsidiaries pending or, to the Knowledge of LTX-Credence, threatened or reasonably anticipated which would reasonably be expected to materially interfere with the business activities of LTX-Credence and its Subsidiaries, taken as a whole. None of LTX-Credence, any of its Subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of LTX-Credence or any of its Subsidiaries, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of LTX-Credence, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole. Neither LTX-Credence nor any of its Subsidiaries have incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied that is material to LTX-Credence and its Subsidiaries, taken as a whole.

(l) Employment Matters. LTX-Credence is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment (including but not limited to the classification of any Person as an employee or independent contractor), employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole.

(m) International Employee Matters.

(i) With respect to each LTX-Credence Benefit Plan that is maintained outside the jurisdiction of the United States or primarily covers LTX-Credence Employees residing or working outside the United States (a “LTX-Credence International Plan”), (A) the LTX-Credence International Plan has been established, maintained and administered in all material respects in compliance with its terms and all applicable Legal Requirements, (B) all contributions and expenses that are required to be made have been made or properly accrued, (C) with respect to any such LTX-Credence International Plan that is intended to be eligible to receive favorable tax treatment under the Legal Requirements applying to such LTX-Credence International Plan, all requirements necessary to obtain such favorable tax treatment have been satisfied, and (D) the LTX-Credence International Plan has no unfunded liabilities that, as of the Effective Time, will not be offset by insurance or otherwise be fully accounted for on a basis which complies with International Accounting Standard 19 (IAS 19) (whether or not IAS 19 applies to LTX-Credence or, if relevant, any of its Subsidiaries). No promise has been made to any LTX-Credence Employee residing or working outside the United States that his or her defined contribution benefits under any funded LTX-Credence International Plan will at any point in the future equate to or not be less than any particular amount.

(ii) There is no term of employment for any LTX-Credence Employee residing or working outside the United States providing that the consummation of the transactions contemplated by this Agreement shall entitle such LTX-Credence Employee (A) to treat the change of control as a breach of any contract, (B) to any payment, benefit or change of terms of employment (whether or not conditioned upon the occurrence of any other event) or (C) to treat himself or herself as redundant or released from any obligation to his or her employer.

2.13 Title to Properties.

(a) Leases. Section 2.13(a) of the LTX-Credence Disclosure Schedule sets forth a list of all real property leases or other agreements for the occupancy of real property to which LTX-Credence or any of its Subsidiaries is a party or by which any of them is bound as of the date hereof, and all amendments, guaranties and modifications thereof (each, a “LTX-Credence Lease”). Except as set forth in the LTX-Credence Leases, no party has a right to occupy any of the premises subject to an LTX-Credence Lease (“LTX-Credence Leased

Property”) except for LTX-Credence or its Subsidiaries. LTX-Credence has made available to Verigy a true and complete copy of leases for all material LTX-Credence Leased Property. All such LTX-Credence Leases are valid and in full force and effect against LTX-Credence or any Subsidiary of LTX-Credence party thereto and, to the Knowledge of LTX-Credence, each other party thereto, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity, and, with respect to LTX-Credence or any of its Subsidiaries, under any of such leases, no rental payments are past due and there is no existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole.

(b) Properties. Section 2.13(b) of the LTX-Credence Disclosure Schedule sets forth a list of all real property owned by LTX-Credence or any of its Subsidiaries (the “LTX-Credence Owned Property” and collectively with LTX-Credence Leased Property, the “LTX-Credence Real Property”). With respect to LTX-Credence Owned Property, LTX-Credence has made available to Verigy copies of the deeds and other instruments (as recorded) by which LTX-Credence or any of its Subsidiaries acquired such parcel of property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of LTX-Credence or any of its Subsidiaries relating thereto. There are no pending or, to the Knowledge of LTX-Credence, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to materially adversely affect LTX-Credence’s title to LTX-Credence Real Property. To the Knowledge of LTX-Credence, there are no facts or conditions which would, in the aggregate, reasonably be expected to have a material and adverse effect on the transferability, financability, ownership, leasing, use, development, occupancy or operation of any LTX-Credence Real Property. Neither LTX-Credence nor any Subsidiary has received any written notice from any insurance company of any defects or inadequacies in any LTX-Credence Real Property or any part thereof which would reasonably be expected to materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any written notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which compliance has not been made. There are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than LTX-Credence or any of its Subsidiaries) the right of use or occupancy of any portion of the LTX-Credence Real Property. There are no outstanding options or rights of first refusal to purchase the LTX-Credence Real Property or any portion thereof or interest therein.

(c) Valid Title. LTX-Credence and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business that are material to LTX-Credence and its Subsidiaries, taken as a whole, free and clear of any Liens, except for, (i) Liens imposed by law in respect of obligations not yet due which are owed in respect of Taxes, (ii) Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, (iii) statutory or common law landlord Liens or (iv)  Liens upon the underlying fee interest of LTX-Credence Leased Property.

2.14 Environmental Matters.

(a) For purposes of this Agreement, the following terms have the meanings provided below.

(i) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials).

(ii) “Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata, or indoor or outdoor air.

(iii) “Environmental Law” means any Legal Requirement or Permit relating to the Environment, occupational health and safety, or exposure of persons or property to Hazardous Materials, including any statute, regulation, administrative decision or order pertaining to: (A) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Materials or documentation related to the foregoing; (B) air, water and noise pollution; (C) groundwater and soil contamination; (D) the Release, threatened Release, or accidental Release into the Environment, the workplace or other areas of Hazardous Materials, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; (E) transfer of interests in, or control of, real property which may be contaminated; (F) right-to-know disclosures with respect to Hazardous Materials; (G) the protection of wild life, marine life and wetlands, and endangered and threatened species; (H) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (I) health and safety of employees and other persons.

(b) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole, no amount of any substance, emission, or waste that has been designated by any Governmental Entity or by any applicable Environmental Law as radioactive, toxic, hazardous, biohazardous, or a danger to health, reproduction or the environment, or a pollutant or contaminant, including PCBs, friable asbestos, petroleum, urea-formaldehyde, oil, petroleum and petroleum products (including fractions thereof), including substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a solid or hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended, or pursuant to analogous state Legal Requirements or regulations, but excluding office and janitorial supplies properly and safely maintained (a “Hazardous Material”) is present as a result of the actions of LTX-Credence or any of its Subsidiaries, or, to the Knowledge of LTX-Credence, as a result of any actions of any third party or otherwise, in, on or under any real property, including the land and the improvements, ground water and surface water thereof, that LTX-Credence or any of its Subsidiaries currently owns, operates, occupies or leases. Neither LTX-Credence nor any Subsidiary has any liabilities or obligations arising from the Release of any Hazardous Materials into the Environment, except for such liabilities or obligations, individually or in the aggregate, as have not had and would not reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole.

(c) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole, LTX-Credence and its Subsidiaries are in compliance with and have at all times during the past five years complied with applicable Environmental Laws.

(d) LTX-Credence and its Subsidiaries hold all Permits issued under or pursuant to Environmental Laws that are required for the operation of the business of LTX-Credence and its Subsidiaries as currently conducted, except for such Permits the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole (“LTX-Credence Environmental Permits”). No suspension or cancellation of any of the LTX-Credence Environmental Permits is pending or, to the Knowledge of LTX-Credence, threatened. LTX-Credence and its Subsidiaries are in compliance in all material respects with the terms of the LTX-Credence Environmental Permits.

(e) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole, no civil or criminal litigation, action, order, written notice of violation or claim or, to the Knowledge of LTX-Credence, investigation, inquiry, information request or proceeding is pending or, to LTX-Credence’s Knowledge, threatened against LTX-Credence or any of its Subsidiaries arising out of Environmental Laws.

(f) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole, neither LTX-Credence nor any of its Subsidiaries has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of any Environmental Laws.

(g) LTX-Credence and its Subsidiaries are in compliance in all material respects with the European Directive 2002/96/EC on waste electrical and electronic equipment and European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment, and their respective implementing Legal Requirements.

(h) LTX-Credence and its Subsidiaries have made available to Verigy all material environmental site assessments and audit reports prepared within the last five years and in their possession, custody or control relating to premises currently or previously owned or operated by LTX-Credence or any Subsidiary.

(i) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole, neither LTX-Credence nor any of its Subsidiaries have any liability or obligation arising under any Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability, or other legal or equitable theory, including (i) any failure to comply with applicable Environmental Laws and (ii) any liabilities or obligations arising from the presence of, Release or threatened Release of, or exposure of persons or property to, Hazardous Materials (collectively, “Environmental Matters”).

(j) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole, no underground storage tanks are present in, on or under any real property, including the land and the improvements thereof, that LTX-Credence or any Subsidiary has at any time owned, operated, occupied or leased.

2.15 Contracts.

(a) Material Contracts. For purposes of this Agreement, “LTX-Credence Material Contract” shall mean:

(i) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to LTX-Credence or its Subsidiaries;

(ii) any severance or consulting Contract or any written employment agreement providing for a guaranteed minimum term of employment (excluding, for this purpose, any offer letters entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), in each case, under which LTX-Credence or any of its Subsidiaries may have continuing obligations as of the date hereof, with (A) any current or former executive officer or other employee of LTX-Credence who earned or is expected to earn an annual base salary in excess of $300,000 during the fiscal year ended July 31, 2010 or the fiscal year ending July 31, 2011 or (B) any member of LTX-Credence’s Board of Directors;

(iii) any Contract or plan, including any stock plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any collective bargaining agreement, trade union agreement, work council agreement, employee representative agreement or union contract;

(v) any agreement of indemnification or any guaranty under which LTX-Credence or any of its Subsidiaries has continuing obligations as of the date hereof, other than any agreement of indemnification entered into in connection with the sale or license of LTX-Credence Products in the ordinary course of business or any indemnification obligations contained in any LTX-Credence Lease;

(vi) any Contract containing any covenant (A) limiting the right of LTX-Credence or any of its Subsidiaries to engage in any material line of business, to make use of any material Intellectual Property or to compete with any Person in any material line of business or geographic area, (B) granting exclusive rights, or (C) otherwise prohibiting LTX-Credence or its Subsidiaries from selling, distributing or manufacturing any material products or services or purchasing or otherwise obtaining any material software, components, parts or subassemblies in any material respect;

(vii) any Contract relating to the disposition or acquisition by LTX-Credence or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business;

(viii) any Contract governing the terms of any material ownership or investments of LTX-Credence or any of its Subsidiaries in any other Person or business enterprise other than LTX-Credence’s Subsidiaries (other than short-term, liquid investments), or any Contract pursuant to which LTX-Credence or its Subsidiaries has any material obligation or commitment (whether conditional or otherwise) to make any investment or acquire any ownership interest in any other Person or business enterprise other than LTX-Credence’s Subsidiaries;

(ix) any material dealer, distributor, joint marketing or development agreement under which LTX-Credence or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any agreement pursuant to which LTX-Credence or any of its Subsidiaries have continuing obligations to jointly develop any material Intellectual Property that will not be wholly owned by LTX-Credence or any of its Subsidiaries and which may not be terminated without penalty upon notice of 90 days or less;

(x) any material Contract to license any third party to manufacture or reproduce any LTX-Credence Products or any Contract to sell or distribute any of such LTX-Credence Products, except agreements with distributors or sales representatives in the ordinary course of business consistent with past practice and terminable without penalty upon notice of 90 days or less and substantially in the form previously provided to Verigy;

(xi) any Contract containing any support, maintenance or service obligation on the part of LTX-Credence or any of its Subsidiaries, which represents a value or liability in excess of $1,000,000 on an annual basis, other than (A) those obligations that are terminable by LTX-Credence or any of its Subsidiaries on no more than 60 days notice without liability or financial obligation to LTX-Credence or its Subsidiaries or (B) purchase orders with end-user customers entered into in the ordinary course of business consistent with past practice or (C) customary repair and maintenance obligations contained in any LTX-Credence Lease;

(xii) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $1,500,000;

(xiii) any dispute settlement agreement with continuing material obligations thereunder entered into within five years prior to the date of this Agreement;

(xiv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business; or

(xv) any Contract the termination or breach of which, or the failure to obtain consent in respect of which, would reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole.

(b) Schedule. Section 2.15(b) of the LTX-Credence Disclosure Schedule sets forth a list of all LTX-Credence Material Contracts to which LTX-Credence or any of its Subsidiaries is a party or is bound by as of the date hereof and which are described in Sections 2.15(a)(i) through 2.15(a)(xv) hereof other than those listed as an exhibit to LTX-Credence’s most recent Annual Report on Form 10-K and other than the LTX-Credence Benefit Plans and LTX-Credence Employment Agreements disclosed in Section 2.12(b) of the LTX-Credence Disclosure Schedule.

(c) No Breach. Each LTX-Credence Material Contract is in full force and effect except to the extent it has expired since the date hereof in accordance with its terms, and except as enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity. Neither LTX-Credence nor any of its Subsidiaries is in violation of any provision of, or has failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any LTX-Credence Material Contract, and neither LTX-Credence nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any LTX-Credence Material Contract, in each case in such a manner as would permit any other party to cancel or terminate any such LTX-Credence Material Contract, or would permit any other party to seek damages or other remedies, for any or all of such breaches, violations or defaults, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole. To the Knowledge of LTX-Credence, no third party has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any LTX-Credence Material Contract.

2.16 Insurance. LTX-Credence maintains insurance policies covering LTX-Credence, its Subsidiaries and their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, against such losses and risks and in such amounts as are customary for the businesses in which LTX-Credence and its Subsidiaries are currently engaged. As of the date hereof, such policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole.

2.17 Board Approval. The Board of Directors of LTX-Credence has, by resolutions duly adopted by unanimous vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way prior to the date hereof (the “LTX-Credence Board Approval”), (a) determined that the Holdco LTX-Credence Merger and the LTD LTX-Credence Merger are fair to, and in the best interests of, LTX-Credence and its shareholders and declared this Agreement and the Holdco LTX-Credence Merger and the LTD LTX-Credence Merger, as applicable, to be advisable, (b) approved this Agreement and the transactions contemplated hereby, including consummation of the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger, as applicable, (c) recommended that the shareholders of LTX-Credence approve this Agreement, and (d) subject to Sections 5.2 and 5.3, directed that the approval of this Agreement be submitted to LTX-Credence’s shareholders at the Shareholders’ Meeting of LTX-Credence.

2.18 Opinion of Financial Advisor. LTX-Credence’s Board of Directors has received a written opinion from JPMorgan, dated as of November 17, 2010, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of LTX-Credence Common Stock, other than LTX-Credence, Verigy or their respective subsidiaries. A signed copy of such opinion will be provided to Verigy as promptly as practicable following receipt thereof by LTX-Credence.

2.19 Chapter 110F Not Applicable. The Board of Directors of LTX-Credence has taken all necessary actions so that the restrictions contained in Chapters 110C, 110D and Section 1 of Chapter 110F (applicable to a

“business combination,” as defined in Section 3 of Chapter 110F of the Massachusetts General Laws), of the Massachusetts General Laws shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger, as applicable, or the other transactions contemplated by this Agreement.

2.20 Rights Plan. Neither LTX-Credence nor any of its Subsidiaries has in effect a shareholder rights plan or “poison pill.”

2.21 Shell Company Status. LTX-Credence is not a “shell company” as that term is defined in Rule 405 promulgated under the Securities Act.

2.22 No Other Representations and Warranties. Except for the representations and warranties contained in Article III, and any certificate delivered by any of the Verigy Parties in connection with Closing, LTX-Credence acknowledges and agrees that none of the Verigy Parties or any other Person on behalf of any of the Verigy Parties makes, nor has LTX-Credence relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to any of the Verigy Parties or with respect to any other information provided to or made available to LTX-Credence in connection with the transactions contemplated hereunder. Except as provided in Section 5.11, none of the Verigy Parties nor any other Person will have or be subject to any liability or indemnification obligation to LTX-Credence or any other Person resulting from the distribution to LTX-Credence, or LTX-Credence’s use of, any such information, including any information, documents, projections, forecasts or other material made available to LTX-Credence in certain data rooms or management presentations in expectation of the transactions contemplated in this Agreement, unless any such information is expressly included in a representation or warranty contained in Article III or in the corresponding section of the Verigy Disclosure Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE VERIGY PARTIES

Except as disclosed in the Verigy Designated SEC Reports or as set forth in the disclosure schedule delivered by the Verigy Parties to LTX-Credence dated as of the date hereof (the “Verigy Disclosure Schedule”), the Verigy Parties represent and warrant to LTX-Credence as follows:

3.1 Organization; Standing; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Each of Verigy and Holdco is a public company limited by shares. Each of Verigy’s Subsidiaries is a corporation or other organization. Each of Verigy, Holdco and each of Verigy’s Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except to the extent such concepts are not recognized or applicable under the laws of the jurisdiction in which any such entity is organized), (ii) has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary other than in such jurisdictions where the failure to be so organized, existing and in good standing or so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole.

(b) Charter Documents. Verigy has delivered or made available to LTX-Credence true and correct copies of (i) the memorandum and articles of association of Verigy, as amended to date (the “Verigy Charter Documents”), (ii) the memorandum and articles of association of Holdco, as amended to date (the “Holdco Charter Documents”), and (iii) the Subsidiary Charter Documents of each Significant Subsidiary of Verigy, and each such instrument is in full force and effect. Verigy is not in material violation of any of the provisions of the Verigy Charter Documents,

Holdco is not in material violation of any of the provisions of the Holdco Charter Documents and each Subsidiary of Verigy is not in material violation of its respective Subsidiary Charter Documents.

(c) Minutes. Verigy has made available to LTX-Credence and its representatives true and complete copies of the minutes of all meetings of the shareholders, the Board of Directors and each committee of the Board of Directors of each of Verigy and Holdco held since November 1, 2008.

(d) Subsidiaries. Holdco has no Subsidiaries. Section 3.1(d) of the Verigy Disclosure Schedule lists each Subsidiary of Verigy and indicates each Significant Subsidiary of Verigy, identifying for all Subsidiaries the percentage of each Subsidiary’s outstanding capital stock owned by Verigy or another Subsidiary or affiliate of Verigy. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and, where applicable as a legal concept, nonassessable and are owned by Verigy, a wholly-owned Subsidiary of Verigy, or Verigy and another wholly-owned Subsidiary of Verigy, free and clear of Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of Verigy, Verigy does not own, directly or indirectly, any securities or capital stock of, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other Person, excluding securities in any publicly traded company held for investment by Verigy and comprising less than one percent of the outstanding stock of such company.

3.2 Capital Structure.

(a) Capital Stock. At the close of business on the Reference Date, (i) 60,079,440 Verigy Ordinary Shares were issued and outstanding and (ii) 10,526,315 Verigy Ordinary Shares are issuable upon conversion of Verigy’s 5.25% Convertible Notes Due 2014 (the “Verigy Convertible Notes”). No Verigy Ordinary Shares are owned or held by any Subsidiary of Verigy. All of the outstanding Verigy Ordinary Shares are, and all Verigy Ordinary Shares which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued and fully paid and not subject to any preemptive rights.

(b) Verigy Restricted Shares and Verigy Restricted Share Units. As of the close of business on the Reference Date, there are no Verigy Restricted Shares outstanding. Section 3.2(b)(ii) of the Verigy Disclosure Schedule sets forth (A) the name of each holder of Verigy Restricted Share Units, (B) the number of Verigy Ordinary Shares subject to each Verigy Restricted Share Unit, (C) the date on which such Verigy Restricted Share Unit was granted, (D) the applicable vesting and settlement and/or delivery schedule for such Verigy Restricted Share Unit, any provisions for the acceleration of vesting and whether the vesting is time or performance based, and (E) the extent to which such Verigy Restricted Share Unit has vested or settled as of the Reference Date. There are no commitments or agreements to which Verigy is bound obligating Verigy to waive its right of repurchase or forfeiture with respect to any Verigy Restricted Shares or Verigy Restricted Share Unit as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). For purposes of this Agreement, “Verigy Restricted Shares” shall mean Verigy Ordinary Shares that are unvested or subject to a Contract pursuant to which Verigy has the right or obligation to repurchase, redeem or otherwise reacquire such Verigy Ordinary Shares, including by forfeiture, and “Verigy Restricted Share Unit” shall mean all restricted share units and rights to receive Verigy Ordinary Shares or an amount in cash measured by the value of a number of Verigy Ordinary Shares.

(c) Stock Options. As of the close of business on the Reference Date: (i) 4,574,487 Verigy Ordinary Shares were subject to issuance pursuant to outstanding Verigy Options (as defined below) to purchase Verigy Ordinary Shares under the applicable Verigy Share Plans (as defined below) (equity or other equity-based awards, whether payable in cash, shares or otherwise, whether or not granted under or pursuant to the Verigy Share Plans, other than Verigy Restricted Shares or Verigy Restricted Share Units, are referred to in this Agreement as “Verigy Options”), and (ii) 4,890,409 Verigy Ordinary Shares are reserved for future issuance under the Verigy Share Plans, including 1,145,399 shares reserved for issuance under Verigy’s 2006 Employee Shares Purchase Plan. Section 2.4(c) of the Verigy Disclosure Schedule sets forth a complete and accurate list of all stock option plans or any other plan or agreement adopted by Verigy that provides for the issuance of equity to any Person (the “Verigy Share Plans”). Verigy has made available to LTX-Credence complete and accurate copies of all Verigy Share Plans and the forms of all award agreements evidencing outstanding awards under such plans. Verigy has made available to LTX-Credence a true and complete list of each Verigy Option outstanding as of the Reference Date, and (1) the particular Verigy Share Plan or other arrangement pursuant to which such Verigy Option was granted, (2) the name of the holder of such Verigy Option, (3) the number of Verigy Ordinary Shares subject to such Verigy Option, (4) the exercise price of such Verigy Option, (5) the date on which such Verigy Option was granted, (6) the applicable vesting schedule, and the extent to which such Verigy Option was vested and exercisable as of the Reference Date, (7) the date on which such Verigy Option expires and (8) whether such Verigy Option is intended to qualify as a nonstatutory stock option or an “incentive stock option” within the meaning of Section 422 of the Code. All Verigy Ordinary Shares subject to issuance under the applicable Verigy Benefit Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issued, would be duly authorized, validly issued and fully paid. All grants of Verigy Options were validly issued and properly approved by the Board of Directors of Verigy (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable Legal Requirements and recorded on the Verigy Financials in accordance with GAAP. As of the Reference Date, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights or equity based awards (whether payable in cash, shares or otherwise) with respect to Verigy other than as set forth in Sections 3.2(b) and (c).

(d) Other Securities. Except as otherwise set forth in this Section 3.2, as of the Reference Date, there are no securities, warrants, calls, rights or Contracts to which Verigy or any of its Subsidiaries is a party or by which any of them is bound obligating Verigy or any of its Subsidiaries to issue (including on a deferred basis), deliver or sell, or cause to be issued, delivered or sold, or otherwise granting Verigy or any of its Subsidiaries the right to have a third party issue, deliver or sell to Verigy or any of its Subsidiaries, additional shares of capital stock or other voting securities of Verigy or any of its Subsidiaries, or obligating Verigy or any of its Subsidiaries to issue, grant, extend or enter into any such security, warrant, call, right or Contract. All outstanding Verigy Ordinary Shares, all outstanding Verigy Options, all outstanding Verigy Restricted Shares, all outstanding Verigy Restricted Share Units, and all outstanding shares of capital stock of each Subsidiary of Verigy have been issued and granted in material compliance with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. Except for Verigy Restricted Shares or shares subject to Verigy Restricted Share Units, as of the Reference Date, there are not any outstanding Contracts of Verigy or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Verigy or any of its Subsidiaries or (B) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. Verigy and its Subsidiaries have not entered into any swaps, caps, collars, floors or other derivative contracts or securities relating to interest rates, equity securities, debt securities or commodities. Neither Verigy nor any of its Subsidiaries is a party to any voting agreements, irrevocable proxies, voting trusts, registration rights agreements or other voting arrangements with respect to shares of the capital stock of, or other equity or voting interests in, Verigy or any of its Subsidiaries.

(e) No Changes. Between the Reference Date and the date of this Agreement, there has been no change in (i) the outstanding share capital of Verigy, (ii) the number of Verigy Options outstanding, (iii) the number of Verigy Restricted Shares outstanding, (iv) the number of shares subject to Verigy Restricted Share Units or (v) the number of other options, warrants or other rights to purchase Verigy Ordinary Shares, other than pursuant to the exercise, vesting or settlement of Verigy Options, Verigy Restricted Shares or Verigy Restricted Share Units outstanding as of the Reference Date, issued pursuant to Verigy Share Plans, pursuant to the terms of such awards as in effect on the Reference Date.

(f) Merger Subs Capital Stock. The authorized capital stock of Merger Sub-1 consists of 1,000 shares of Merger Sub-1 Common Stock, of which 1,000 shares are issued and outstanding. The authorized capital stock of Merger Sub-2 consists of 1,000 shares of Merger Sub-2 Common Stock, of which 1,000 shares are issued and outstanding. Verigy is the sole shareholder of Merger Sub-1 and is the legal and beneficial owner of all 1,000 issued and outstanding shares. Holdco is the sole shareholder of Merger Sub-2 and is the legal and beneficial owner of all 1,000 issued and outstanding shares. Merger Sub-1 and Merger Sub-2 were each formed solely for purposes of effecting the transactions contemplated hereby. Except as contemplated by this Agreement, neither Merger Sub-1 nor Merger Sub-2 holds, nor has either of them held, any material assets or incurred any material liabilities nor has either of them carried on any business activities other than in connection with the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub-1 and Merger Sub-2 have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

(g) Holdco Capital Stock. As of the close of business on the Reference Date, two Holdco Ordinary Shares were issued and outstanding and are held by Margo Smith and Robert Nikl as nominee shareholders (“Holdco Nominees”) for the benefit of Verigy. Holdco was acquired solely for purposes of effecting the transactions contemplated hereby. Except as contemplated by this Agreement, Holdco does not hold, nor has it held, any material asset or incurred any material liabilities nor has Holdco carried on any business activities other than in connection with the transactions contemplated by this Agreement. All of the outstanding Holdco Ordinary Shares are, and all Holdco Ordinary Shares which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued and fully paid and not subject to any preemptive rights. No Holdco Ordinary Shares are unvested and no Person holds any rights to receive any Holdco Ordinary Shares or an amount in cash measured by the value of a number of Holdco Ordinary Shares.

3.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority. Each of the Verigy Parties has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Verigy Parties and the consummation by the Verigy Parties of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Verigy Parties and no other corporate proceedings on the part of the Verigy Parties are necessary to authorize the execution and delivery of this Agreement or to consummate the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger and the other transactions contemplated hereby, subject to the following:

(i) if the Holdco LTX-Credence Merger is effected, the approval of this Agreement by the Holdco Nominees, as the sole shareholders of Holdco, and Holdco as the sole shareholder of Merger Sub-2 (in each case, which shall occur promptly after the execution and delivery of this Agreement), and the approval of (A) the Holdco Reorganization and (B) the Share Issuance, in each case by the affirmative votes representing the requisite number of holders of Verigy Ordinary Shares voting on a poll at the general meeting of Verigy (the “Shareholders’ Meeting of Verigy”), as more particularly described as follows:

(1) the affirmative vote of a majority in number representing not less than 75% in value of the holders of Verigy Ordinary Shares, which are entitled to one (1) vote per share, present or represented and entitled to vote on a poll on the Holdco Reorganization at the Shareholders’ Meeting of Verigy is the only vote of the holders of any class or series of Verigy shares or other securities necessary to approve the Holdco Reorganization; and

(2) the affirmative vote of a majority in number of holders of Verigy Ordinary Shares, which are entitled to one (1) vote per share, present or represented and entitled to vote on a poll on the Share Issuance at the Shareholders’ Meeting of Verigy is the only vote of the holders of any class or series of Verigy shares or other securities necessary to approve the Share Issuance.

(ii) if the LTD LTX-Credence Merger is effected, the approval of this Agreement by Verigy as the sole shareholder of Merger Sub-1 (which shall occur promptly after the execution and delivery of this Agreement), and the approval of (A) the Share Issuance and (B) the amendment to the Verigy Charter

Documents in the form attached hereto as Exhibit D (with such changes as may be mutually and reasonably agreed upon by Verigy and LTX-Credence, the “Charter Amendment”) by the affirmative votes representing the requisite number of holders of Verigy Ordinary Shares voting on a poll at the Shareholders’ Meeting of Verigy, as more particularly described as follows:

(1) the affirmative vote of holders of not less than majority in number of Verigy Ordinary Shares, which are entitled to one (1) vote per share, present or represented and entitled to vote on a poll on the Share Issuance at the Shareholders’ Meeting of Verigy is the only vote of the holders of any class or series of Verigy shares or other securities necessary to approve the Share Issuance; and

(2) the affirmative vote of holders of not less than 75% of the number of Verigy Ordinary Shares, which are entitled to one (1) vote per share, present or represented and voting on the Charter Amendment at the Shareholders’ Meeting of Verigy is the only vote of the holders of any class or series of Verigy shares or other securities necessary to approve the Charter Amendment.

There are no bonds, debentures, notes or other indebtedness of Verigy or Holdco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Verigy or Holdco may vote. This Agreement has been duly executed and delivered by each of the Verigy Parties and, assuming due execution and delivery by LTX-Credence, constitutes a valid and binding obligation of each of the Verigy Parties, enforceable against each of the Verigy Parties in accordance with its terms, except that such enforceability (A) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (B) is subject to general principles of equity.

(b) Non–Contravention. The execution and delivery of this Agreement by the Verigy Parties do not, and performance of this Agreement and consummation of the transactions contemplated by this Agreement by the Verigy Parties will not: (i) conflict with or violate any provision of any of the Verigy Charter Documents, the Holdco Charter Documents, any Subsidiary Charter Documents of any Subsidiary of Verigy or the articles of organization, bylaws or comparable organizational documents of Merger Sub-1 or Merger Sub-2, (ii) subject to the approvals contemplated in Section 5.2 and compliance with the requirements set forth in or disclosed pursuant to Sections 3.3(a) and 3.3(c), conflict with or violate any material Legal Requirement applicable to any of the Verigy Parties or any of Verigy’s other Subsidiaries or by which any of the Verigy Parties or any of Verigy’s other Subsidiaries or any of their respective properties is bound or affected, or (iii) subject to providing the notices and obtaining the consents set forth in Section 3.3(c) of the Verigy Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any Verigy Party’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of any Verigy Party or any of their respective Subsidiaries pursuant to, any Contract (to which any Verigy Party or any of their respective Subsidiaries is a party or by which any Verigy Party or any of their respective Subsidiaries or its or any of their respective properties is bound or affected), except, in the case of clauses (ii) and (iii) above, for any such conflicts, breaches, defaults, impairments, alterations, rights of termination, amendments, acceleration or cancellation, Liens or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Verigy or Holdco in connection with the execution and delivery of this Agreement or the consummation of the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger, as applicable, and other transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts, (ii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, and the effectiveness of the Registration Statement in accordance with the Securities Act, (iii) the filing of such reports, schedules or materials under Section 13 or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 145 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act, and the comparable laws of any foreign country reasonably determined by the parties to be required, (v) the consents listed on Section 3.3(c) of the Verigy Disclosure Schedule, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, (vii) if the Holdco Reorganization is effected, the orders of the High Court of the Republic of Singapore approving the Holdco Reorganization and the lodgment of said court order (and such other information as may be required) with the Accounting and Corporate Regulatory Authority of Singapore in accordance with Section 210 of the Companies Act (Chapter 50 of Singapore), and (viii) such other consents, clearances, authorizations, filings, approvals, orders, declarations and registrations with respect to any Governmental Entity the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vi) are referred to herein as the “Verigy Necessary Consents” and together with the LTX-Credence Necessary Consents are referred to as the “Necessary Consents.”

3.4 SEC Filings; Financial Statements.

(a) SEC Filings. Verigy has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since November 1, 2008. Verigy has made available to LTX-Credence all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC that are not publicly available through the SEC’s EDGAR database. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents are referred to herein as the “Verigy SEC Reports.” As of their respective dates, the Verigy SEC Reports complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Verigy SEC Reports. All Verigy SEC Reports (x) were or will be filed on a timely basis, (y) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Verigy SEC Reports, and (z) did not or will not at the time they were filed or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Verigy’s Subsidiaries is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. Verigy has heretofore made available to LTX-Credence correct and complete copies of all material correspondence with the SEC occurring since November 1, 2008 that is not publicly available through the SEC’s EDGAR database. As of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the Verigy SEC Reports.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Verigy SEC Reports (as amended), including any Verigy SEC Reports filed after the date hereof until the Closing (the “Verigy Financials”), as of their respective dates: (i) complied or when filed will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing, (ii) was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor forms under the Exchange Act), and (iii) fairly presented or will fairly present, in all material respects, the consolidated financial position of Verigy and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of Verigy’s operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments, as permitted by GAAP and the applicable rules and regulations promulgated by the SEC which were not, or are not expected to be, material in amount or effect). The balance sheet of Verigy as of July 31, 2010, contained in the Verigy SEC Reports is hereinafter referred to as the “Verigy Balance Sheet.” Neither Verigy nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S K promulgated by the SEC).

(c) No Undisclosed Liabilities. There are no liabilities of Verigy or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or otherwise, other than:

(i) liabilities disclosed or provided for in the Verigy Balance Sheet or in the notes thereto;

(ii) liabilities incurred in the ordinary course of business since the date of the Verigy Balance Sheet;

(iii) liabilities arising, or expressly permitted to be incurred, under this Agreement;

(iv) liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole; and

(v) liabilities that have been disclosed in Section 3.4(c) of the Verigy Disclosure Schedule.

(d) Internal Controls and Procedures. Verigy has established and maintains disclosure controls and procedures and internal control over financial reporting, as such terms are defined in, and as required by, Rules 13a-15 and 15d-15 under the Exchange Act. Verigy’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by Verigy in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Verigy’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The principal executive officer and principal financial officer of Verigy have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. Verigy and each of its Subsidiaries has established and maintains a system of internal control over financial reporting, which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Verigy Financials) for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Verigy and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Verigy and its Subsidiaries are being made only in accordance with authorizations of management and the Board of Directors of Verigy, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Verigy’s assets that could have a material effect on the financial statements of Verigy and its Subsidiaries. To the Knowledge of Verigy, since the date of Verigy’s most recent periodic report filed with the SEC, neither Verigy nor any of its Subsidiaries (including any Verigy Employee), nor Verigy’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Verigy and its Subsidiaries, (B) any fraud, whether or not material, that involves Verigy’s management or other Verigy Employees, or (C) any claim or allegation regarding any of the foregoing. In connection with the periods covered by the Verigy Financials filed prior to the date of this Agreement, Verigy has disclosed to LTX-Credence (I) all deficiencies and weaknesses identified in writing by Verigy or Verigy’s independent auditors (whether current or former) in the design or operation of internal controls over financial reporting utilized by Verigy and its Subsidiaries and (II) any fraud, whether or not material, that involves Verigy’s management or other Verigy Employees, or any claim or allegation regarding the foregoing.

(e) Sarbanes-Oxley Act; Nasdaq. Verigy is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(f) Independent Auditors. PricewaterhouseCoopers LLP, Verigy’s current auditors, are and have been at all times since their engagement by Verigy (i) “independent” with respect to Verigy within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

3.5 Absence of Certain Changes or Events. Since the date of the Verigy Balance Sheet through the date hereof, Verigy and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and, since such date, there has not (i) occurred any Effect that has had or would be reasonably expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole; or (ii) been any other action taken by Verigy or event that would have required the consent of LTX-Credence pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

3.6 Taxes.

(a) Verigy and each of its Subsidiaries have properly filed on a timely basis all material Tax Returns that they were required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of Verigy and its Subsidiaries has paid on a timely basis all material Taxes that were due and payable. The most recent financial statements contained in the Verigy SEC Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by Verigy and its Subsidiaries through the date of such financial statements and all unpaid Taxes of Verigy and each of its Subsidiaries for all tax periods commencing after the date of such financial statements arose in the ordinary course of business consistent with past practice. No material deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of Verigy, proposed, against Verigy or any of its Subsidiaries, nor has Verigy or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax which waiver or extension remains in effect.

(b) Verigy and each of its Subsidiaries have timely paid or withheld with respect to their employees (and paid over any amounts withheld to the appropriate Taxing authority to the extent due) all foreign, federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld and material to Verigy and its Subsidiaries taken as a whole.

(c) No audit or other examination of any material Tax Return of Verigy or any of its Subsidiaries is in progress as of the date hereof, nor has Verigy or any of its Subsidiaries been notified in writing as of the date hereof of any request for such an audit or other examination.

(d) Verigy has made available (for this purpose in the Verigy electronic data room or otherwise) to LTX-Credence copies of all material Tax Returns for Verigy and each of its Subsidiaries filed for all periods beginning November 1, 2007 or later.

(e) Neither Verigy nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger, as applicable.

(f) Neither Verigy nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treasury Regulations section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulations section 1.6011-4(b)(2).

(g) Neither Verigy nor any of its Subsidiaries has taken any action or has failed to take any action or has Knowledge of any fact, agreement, plan or other circumstance that (i) if the Holdco Reorganization does not occur, would cause the LTD LTX-Credence Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or to be subject to tax as a result of the application of Section 367(a) of the Code, or (ii) if the Holdco Reorganization occurs, would cause the Holdco LTX-Credence Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or the Combined Transaction to fail to qualify as an exchange governed by Section 351 of the Code, or the Holdco LTX-Credence Merger or the Combined Transaction to be subject to tax as a result of the application of Section 367(a) of the Code.

(h) There is no contract, agreement, plan or arrangement to which Verigy or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of Verigy or any of its Subsidiaries, which, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(i) Neither Verigy nor any of its Subsidiaries (A) has any actual or potential liability under Treasury Regulations section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than Verigy or any of its Subsidiaries, or (B) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(j) Neither Verigy nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it or its successor to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code, determined without regard to Section 280G(b)(4)(B) of the Code.

3.7 Intellectual Property.

(a) Definitions. For the purposes of this Agreement, the following terms have the following meanings:

(i) “Verigy IP” shall mean any Intellectual Property owned by Verigy or any of its Subsidiaries and material to the conduct of the business of Verigy and its Subsidiaries, taken as a whole.

(ii) “Verigy IP Contract” shall mean any Contract to which Verigy or any of its Subsidiaries is a party with respect to the grant of any license or ownership interest in any Verigy IP (other than “shrink wrap” and similar widely available commercial end-user licenses).

(iii) “Verigy Licensed IP” shall mean any Intellectual Property licensed by Verigy or any of its Subsidiaries from a third party and material to the conduct of the business of Verigy and its Subsidiaries, taken as a whole.

(iv) “Verigy Products” shall mean all products or service offerings of Verigy that, since November 1, 2008, have been marketed, sold, licensed, offered or distributed by Verigy or its Subsidiaries, or that Verigy or its Subsidiaries currently intends to market, sell, license, offer or distribute, including any products or service offerings currently under development.

(v) “Verigy Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, Verigy or any of its Subsidiaries and material to the conduct of the business of Verigy and its Subsidiaries, taken as a whole.

(vi) “Verigy Third Party IP Contract” shall mean all contracts pursuant to which a third party has licensed any Verigy Licensed IP to Verigy or its Subsidiaries.

(b) Verigy Intellectual Property.

(i) Registered Intellectual Property; Proceedings. Section 3.7(b)(i) of the Verigy Disclosure Schedule contains a complete and accurate list of (i) all Verigy Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Verigy Registered Intellectual Property has been issued or registered, the filing and/or issue dates, and the corresponding application and registration numbers and similar identifiers, and (ii) all proceedings or actions before any court or tribunal (including the PTO) or equivalent authority anywhere else in the world, but excluding prosecution of any intellectual property applications) related to any Verigy Registered Intellectual Property.

(ii) Registration. To the Knowledge of Verigy, each item of Verigy Registered Intellectual Property that is not an application is valid and subsisting.

(iii) Intellectual Property Contracts. Neither Verigy nor any of its Subsidiaries is in material breach of any Verigy IP Contracts or any Verigy Third Party IP Contracts and, to Verigy’s Knowledge, no other party has materially failed to perform under any of the Verigy IP Contracts or Verigy Third Party IP Contracts. Section 3.7(b)(iii) of the Verigy Disclosure Schedule contains a complete and accurate list of all material Verigy Third Party IP Contracts and all material Verigy IP Contracts.

(c) Ownership.

(i) No Verigy IP or Verigy Product is as of the date hereof subject to any legal proceeding or outstanding legal decree, order, judgment or stipulation restricting in any material manner, the use, transfer, or licensing thereof by Verigy or any of its Subsidiaries.

(ii) Verigy or its Subsidiaries owns each item of Verigy IP free and clear of any security interest, pledge or mortgage. Verigy or its Subsidiaries are the exclusive owners of the material Verigy IP.

(iii) Except where a failure to obtain such assignment would not reasonably be expected to be material, to the extent that any Intellectual Property has been developed or created independently or jointly by any Person (including employees and contractors) for which Verigy or any of its Subsidiaries has, directly or indirectly, provided consideration for such development or creation, Verigy or such Subsidiary, as the case may be, has a written agreement with such Person with respect thereto, and Verigy or such Subsidiary, as the case may be, thereby has obtained ownership of such Intellectual Property by operation of law or by valid assignment, and has required the waiver of all non-assignable rights, including all author or moral rights.

(d) Non-Infringement. To the Knowledge of Verigy, the operation of the business of Verigy and its Subsidiaries, including the design, development, manufacture, use, import, sale and licensing of Verigy Products, has not and does not infringe or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and there are no claims pending or, to the Knowledge of Verigy, threatened against Verigy claiming that the Verigy Products infringe or misappropriate the Intellectual Property of any third party.

(e) Intellectual Property Contracts.

(i) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will automatically result in the breach, modification, cancellation, termination or suspension of any material Verigy Third Party IP Contract.

(ii) Neither this Agreement nor the transactions contemplated by this Agreement will because of a Verigy IP Contract result in (A) any third party being automatically granted rights or access to, or the placement in or release from escrow, of any Verigy IP or software covered by Verigy IP, or (B) Verigy automatically granting to any third party any right in any Verigy IP. Neither this Agreement nor the transactions contemplated by this Agreement will because of a Verigy IP Contract result in: (i) LTX-Credence or any of its Subsidiaries granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) LTX-Credence or any of its Subsidiaries being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) LTX-Credence or any of its Subsidiaries being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby. The execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and Verigy’s and its Subsidiaries’ applicable privacy policies.

(iii) Neither Verigy nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(f) Third-Party Infringement. As of the date hereof, there are no legal proceedings or written threats of legal proceedings in which Verigy or its Subsidiaries have alleged the misappropriation or infringement of Verigy IP. To the Knowledge of Verigy, no third party is infringing, violating or misappropriating in any material respect any of the Verigy IP.

(g) Trade Secret Protection. With respect to Verigy IP, Verigy and each of its Subsidiaries have taken commercially reasonable steps to protect the rights of Verigy and its Subsidiaries in Verigy’s and its Subsidiaries’ confidential information and trade secrets and any trade secrets or confidential information of third parties provided to Verigy or any of its Subsidiaries under an obligation of confidentiality.

3.8 Compliance; Permits.

(a) Compliance. Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole, neither Verigy nor any of its Subsidiaries is in conflict with, or in default or in violation of, (i) any Legal Requirement applicable to Verigy or any of its Subsidiaries or by which Verigy or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, or (ii) any Contract or Permit to which Verigy or any of its Subsidiaries is a party or by which Verigy or any of its Subsidiaries or its or any of their respective businesses or properties is bound or affected. To the Knowledge of Verigy, no material investigation or review by any Governmental Entity is pending or has been threatened against Verigy or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon Verigy or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing (A) any business practices of Verigy and its Subsidiaries, taken as a whole, or (B) the conduct of business by Verigy and its Subsidiaries as currently conducted.

(b) Permits. Verigy and its Subsidiaries hold all Permits that are required for the operation of the business of Verigy and its Subsidiaries as currently conducted, other than Permits the absence of which would not reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole (collectively, “Verigy Permits” other than Verigy Environmental Permits which are covered exclusively under Section 3.14). No suspension or cancellation of any Verigy Permits is pending or, to the Knowledge of Verigy, threatened. Verigy and its Subsidiaries are in compliance in all material respects with the terms of the Verigy Permits.

(c) Certain Business Practices.

(i) From and after November 1, 2008, neither Verigy, any Subsidiary of Verigy nor any director, officer, or, to the Knowledge of Verigy, employee or agent of Verigy or any Subsidiary of Verigy acting on behalf of Verigy or any Subsidiary of Verigy has (A) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (B) directly or indirectly, used or contemplated the use of funds, given, offered, promised, or authorized to give, any money or thing of value (except for payments permitted by 15 U.S.C. Section 78dd-2(b) or (c)) to any Government Official, for the purpose, with respect to subclauses (A) and (B), of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of Verigy or any Subsidiary of Verigy or (C) directly or indirectly, made any unlawful payment.

(ii) From and after November 1, 2008, to the Knowledge of Verigy, (A) there have been no false or fictitious entries made in the books or records of Verigy or any Subsidiary of Verigy relating to any illegal payment or secret or unrecorded fund, and (B) neither Verigy nor any Subsidiary of Verigy has established or maintained a secret or unrecorded fund.

(iii) Since November 1, 2008, Verigy and each Subsidiary of Verigy have conducted their export transactions in accordance in all material respects with applicable provisions of U.S. export Legal Requirements, the export Legal Requirements of the countries where it conducts business and the trade embargo and anti-boycott provisions of any applicable Legal Requirements. Without limiting the foregoing: (A) to the Knowledge of Verigy, Verigy and each Subsidiary of Verigy have obtained all material export licenses and other approvals required for their exports of products, software and technologies from the U.S. and other countries where it conducts business; (B) to the Knowledge of Verigy, Verigy and each Subsidiary of Verigy are in compliance in all material respects with the terms of such applicable export licenses or other approvals; and (C) as of the date of this Agreement, there are no pending or, to the Knowledge of Verigy, threatened claims against Verigy or any Subsidiary of Verigy with respect to such export licenses or other approvals.

3.9 Litigation. There are no claims, suits, actions or proceedings pending or, to the Knowledge of Verigy, threatened against Verigy or any of its Subsidiaries before any court, Governmental Entity, or any arbitrator (a) that seek to restrain or enjoin the consummation of the transactions contemplated hereby or (b) which, either individually or in the aggregate with all such claims, suits, actions or proceedings, have had or would reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole.

3.10 Brokers’ and Finders’ Fees. Except for fees payable to Morgan Stanley & Co. Incorporated (“Morgan Stanley”) pursuant to an engagement letter dated July 20, 2010, a copy of which has been provided to LTX-Credence, no agent, broker, investment banker, financial advisor or other firm or Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement or any transaction contemplated hereby based upon arrangements made by or on behalf of Verigy.

3.11 Transactions with Affiliates. Except as set forth in the Designated Verigy SEC Reports, since the date of Verigy’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Verigy pursuant to Item 404 of Regulation S K promulgated by the SEC.

3.12 Employee Benefit Plans and Labor Matters.

(a) Definitions.

(i) “Verigy Benefit Plan” shall mean each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, and any other material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control pay, termination pay, deferred compensation, performance awards, equity or equity-related awards, pension benefits, retirement benefits, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, which is maintained, contributed to, or required to be contributed to, by Verigy or any ERISA Affiliate for the benefit of two or more Verigy Employees, or with respect to which Verigy or any ERISA Affiliate has or is likely to have any material liability or obligation.

(ii) “Verigy Employee” shall mean any current or former or retired employee, consultant or director of Verigy or any ERISA Affiliate, provided that references to former or retired persons only include those with respect to which Verigy has or is reasonably likely to have any post-Effective Time liability or obligation.

(iii) “Verigy Employee Agreement” shall mean (A) each management, employment, severance, change of control, separation, retention, stay bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between Verigy or any ERISA Affiliate and any current, former or retired executive officer or director of Verigy and (B) each management, employment, severance, change of control, separation, retention, stay bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract between Verigy or any ERISA Affiliate and any Verigy Employee, other than a current, former or retired executive officer or director of Verigy, in each case that is material either individually or in the aggregate with all such similar Contracts.

(b) Schedule. Section 3.12(b) of the Verigy Disclosure Schedule contains an accurate and complete list of each Verigy Benefit Plan and each Verigy Employee Agreement (except for (i) contracts that provide for employment that is terminable at will and that are without severance, retention, or change of control pay or benefits, in which case only forms of such contracts shall be scheduled, (ii) employment contracts for employees hired and based in locations outside the U.S., in which case only forms of such contracts shall be scheduled, unless any such contract provides for notice of termination, retention, severance or change of control pay or benefits that are greater than required by applicable Legal Requirements, (iii) individual Verigy Option, Verigy Restricted Shares and Verigy Restricted Share Unit agreements, in which case only forms of such individual agreements shall be scheduled, unless such individual agreements provide acceleration of vesting of awards in a manner not provided for under the applicable form(s) or that otherwise materially differ from such forms, and (iv) consulting contracts that are terminable without material cost or material liability, in which case only forms of such contracts shall be scheduled, unless any such contract provides severance, retention or change of control pay or benefits that are, in each case, greater than required by applicable Legal Requirements). Neither Verigy nor any ERISA Affiliate has any plan or commitment to establish, adopt or enter into any new Verigy Benefit Plan or Verigy Employee Agreement or to modify any Verigy Benefit Plan or Verigy Employee Agreement (except to the extent required by Legal Requirements or to conform any such Verigy Benefit Plan or Verigy Employee Agreement to any applicable Legal Requirements, or as required by this Agreement) that would reasonably be expected to result in material liability to Verigy and its ERISA Affiliates, taken as a whole.

(c) Documents. Verigy has provided or made available to LTX-Credence correct and complete copies of: (i) all documents embodying each Verigy Benefit Plan and each Verigy Employee Agreement required to be disclosed pursuant to Section 3.12(b) above including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each such Verigy Benefit Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Verigy Benefit Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Verigy Benefit Plan; (iv) if any Verigy Benefit Plan is funded, the most recent annual and periodic accounting of Verigy Benefit Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Verigy Benefit Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) all material communications from Verigy or its ERISA Affiliates to any Verigy Employee or Verigy Employees relating to any Verigy Benefit Plan and any proposed Verigy Benefit Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability material to Verigy and its Subsidiaries, taken as a whole; (viii) all material correspondence to or from any governmental agency relating to any Verigy Benefit Plan; and (ix) the three (3) most recent plan years’ discrimination tests for each Verigy Benefit Plan for which such tests are required.

(d) Benefit Plan Compliance.

(i) With respect to each Verigy Benefit Plan and Verigy Employee Agreement, no event has occurred and, to the Knowledge of Verigy, there exists no condition or set of circumstances, in connection with which Verigy or any of its ERISA Affiliates would be subject to any liability material to Verigy and its Subsidiaries, taken as a whole, under ERISA, the Code or any other applicable Legal Requirement.

(ii) Each Verigy Benefit Plan and Verigy Employee Agreement has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements and the terms of any applicable collective bargaining agreements. Each Verigy Benefit Plan, including any material amendments thereto, that is capable of Approval has received such Approval or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment that has not previously received such Approval, except for the lack of such Approvals which, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to Verigy and its Controlled Group Affiliates, taken as a whole. Except as required by Legal Requirements, no condition exists that would prevent Verigy or LTX-Credence from terminating or amending any Verigy Benefit Plan or Verigy Employee Agreement at any time for any reason without material liability to Verigy and its ERISA Affiliates, taken as a whole (other than ordinary administration expenses or routine claims for benefits).

(iii) No material written representation or commitment with respect to any material aspect of any Verigy Benefit Plan or Verigy Employee Agreement has been made to a Verigy Employee by an authorized Verigy Employee that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Verigy Benefit Plans if such representation or commitment would reasonably be expected to result in material liability to Verigy and its ERISA Affiliates, taken as a whole. Neither Verigy nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other Verigy Employee representative body or any material number or category of its Verigy Employees which would prevent, restrict or materially impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(iv) There are no unresolved claims or disputes under the terms of, or in connection with, any Verigy Benefit Plan or Verigy Employee Agreement (other than routine claims for benefits), and no action, legal or otherwise, has been commenced or, to the Knowledge of Verigy, is threatened or reasonably anticipated (other than routine claims for benefits), with respect to any claim, which would reasonably be expected to result in material liability to Verigy and its Controlled Group Affiliates, taken as a whole.

(e) Plan Funding. With respect to Verigy Benefit Plans, there are no material benefit obligations for which required contributions have not been made or accrued to the extent required by GAAP or applicable Legal Requirements and there are no material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of Verigy. The assets of each Verigy Benefit Plan which is funded are reported at their fair market value on the books and records of such Verigy Benefit Plan.

(f) No Pension or Funded Welfare Plans. Neither Verigy nor any ERISA Affiliate of Verigy has ever maintained, established, sponsored, participated in or contributed to any (i) Verigy Benefit Plan which is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) “multiple employer plan” as defined in ERISA or the Code, (iv) “funded welfare plan” within the meaning of Section 419 of the Code or (v) a multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers (including one or more self-employed individuals), or to their beneficiaries. No Verigy Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of

Section 501(c)(9) of the Code. No Verigy Benefit Plan provides health benefits that are not fully insured through an insurance contract. No capital stock of Verigy is used as a funding vehicle or otherwise permitted as an investment option (other than via any personal brokerage account) with respect to any Verigy Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(g) Continuation Coverage. No Verigy Benefit Plan provides post-termination or retiree welfare benefits (whether or not insured) with respect to any Person for any reason other than coverage mandated by applicable Legal Requirements, and neither Verigy nor any ERISA Affiliate has ever contracted to any Verigy Employee (either individually or to Verigy Employees as a group) or any other Person that such Verigy Employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by applicable Legal Requirements or, individually or in the aggregate, as has not resulted or would not reasonably be expected to result in material liability to Verigy and its ERISA Affiliates, taken as a whole.

(h) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Verigy Benefit Plan or Verigy Employee Agreement that will or may result in any material payment (whether of severance pay or otherwise), acceleration of any material payment, forgiveness of material indebtedness, vesting (except as required under Section 411(d)(3) of the Code), distribution, material increase in benefits or obligation to fund benefits with respect to any Verigy Employee. No payment or benefit which will or may be made in connection with the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) by Verigy or any ERISA Affiliate with respect to any Verigy Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which Verigy or any ERISA Affiliate is a party or by which it or its successor is bound to compensate any Verigy Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 3.12(h) of the Verigy Disclosure Schedule lists all persons who Verigy reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(i) Section 409A. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) sponsored or maintained by Verigy and each ERISA Affiliate has been operated since January 1, 2005 in applicable operational compliance with Section 409A. Since January 1, 2009, each such nonqualified deferred compensation plan has been in documentary and operational compliance with Section 409A, including the final Treasury Regulations issued thereunder. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. Except as set forth on Section 3.12(i)(1) of the Verigy Disclosure Schedule, no compensation shall be includable in the gross income of any Verigy Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect on or prior to the Effective Time. Except as set forth on Section 3.12(i)(2) of the Verigy Disclosure Schedule, to the extent required, Verigy and each of its Subsidiaries has, in all material respects, properly reported and/or withheld and remitted on amounts deferred under any Verigy nonqualified deferred compensation plan subject to Section 409A of the Code. Except as set forth on Section 3.12(i)(3) of the Verigy Disclosure Schedule, there is no contract, agreement, plan or arrangement to which Verigy or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Verigy Employee, which individually or collectively is reasonably likely to require Verigy or any of its ERISA Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Verigy Employee for Tax-related payments under Section 409A, give rise to a Verigy, LTX-Credence, or Subsidiary Tax or other penalty or reporting obligations under Section 409A of the Code. No Verigy Option or other Verigy stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) or other equity of Verigy (y) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (z) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).

(j) Stock Option Grant Practices. Verigy’s past and current stock option grant practices (i) complied and comply with all applicable Verigy Share Plans, stock exchange rules and applicable Legal Requirements, (ii) have been fairly presented in accordance with GAAP in the Verigy Financials, and (iii) have resulted only in exercise prices that are no less than the fair market value on the date that the grants were actually authorized under applicable Legal Requirements, in each case except for any such failures, individually or in the aggregate, that have not had and would not reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole. As of the date of this Agreement, Verigy has no ongoing internal review of any past or current stock option practice, and Verigy is not aware of the existence of any reports on any such reviews completed since November 1, 2008.

(k) Labor. Neither Verigy nor any of its Subsidiaries is presently a party to, or bound by, any collective bargaining agreement, trade union agreement, works council, employee representative agreement, union contract, or information or consultation agreement, other than national or industry-wide agreements, with respect to employees and no collective bargaining agreement is being negotiated by Verigy or any of its Subsidiaries. To the Knowledge of Verigy, there are no activities or proceedings of any labor union to organize any employees of Verigy or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against Verigy or any of its Subsidiaries pending or, to the Knowledge of Verigy, threatened or reasonably anticipated which would reasonably be expected to materially interfere with the business activities of Verigy and its Subsidiaries, taken as a whole. None of Verigy, any of its Subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of Verigy or any of its Subsidiaries, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Verigy, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole. Neither Verigy nor any of its Subsidiaries have incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied that is material to Verigy and its Subsidiaries, taken as a whole.

(l) Employment Matters. Verigy is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment (including but not limited to the classification of any Person as an employee or independent contractor), employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole.

(m) International Employee Matters.

(i) With respect to each Verigy Benefit Plan that is maintained outside the jurisdiction of the United States or primarily covers Verigy Employees residing or working outside the United States (a “Verigy International Plan”), (A) the Verigy International Plan has been established, maintained and administered in all material respects in compliance with its terms and all applicable Legal Requirements, (B) all contributions and expenses that are required to be made have been made or properly accrued, (C) with respect to any such Verigy International Plan that is intended to be eligible to receive favorable tax treatment under the Legal Requirements applying to such Verigy International Plan, all requirements necessary to obtain such favorable tax treatment have been satisfied, and (D) the Verigy International Plan has no unfunded liabilities that, as of the Effective Time, will not be offset by insurance or otherwise be fully accounted for on a basis which complies with International Accounting Standard 19 (IAS 19) (whether or not IAS 19 applies to Verigy or, if relevant, any of its Subsidiaries). No promise has been made to any Verigy Employee residing or working outside the United States that his or her defined contribution benefits under any funded Verigy International Plan will at any point in the future equate to or not be less than any particular amount.

(ii) There is no term of employment for any Verigy Employee residing or working outside the United States providing that the consummation of the transactions contemplated by this Agreement shall entitle such Verigy Employee (A) to treat the change of control as a breach of any contract, (B) to any payment, benefit or change of terms of employment (whether or not conditioned upon the occurrence of any other event) or (C) to treat himself or herself as redundant or released from any obligation to his or her employer.

3.13 Title to Properties.

(a) Leases. Section 3.13(a) of the Verigy Disclosure Schedule sets forth a list of all real property leases or other agreements for the occupancy of real property to which Verigy or any of its Subsidiaries is a party or by which any of them is bound as of the date hereof and all amendments, guaranties and modifications thereof (each, a “Verigy Lease”). Except as set forth in the Verigy Leases, no party has a right to occupy any of the premises subject to a Verigy Lease (“Verigy Leased Property”) except for Verigy or its Subsidiaries. Verigy has made available to LTX-Credence a true and complete copy of leases for all material Verigy Leased Property. All such Verigy Leases are valid and in full force and effect against Verigy or any Subsidiary of Verigy party thereto and, to the Knowledge of Verigy, each other party thereto, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity, and, with respect to Verigy or any of its Subsidiaries, under any of such leases, no rental payments are past due and there is no existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole.

(b) Properties. Section 3.13(b) of the Verigy Disclosure Schedule sets forth a list of all real property owned by Verigy or any of its Subsidiaries (the “Verigy Owned Property” and collectively with Verigy Leased Property, the “Verigy Real Property”). With respect to Verigy Owned Property, Verigy has made available to LTX-Credence copies of the deeds and other instruments (as recorded) by which Verigy or any of its Subsidiaries acquired such parcel of property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Verigy or any of its Subsidiaries relating thereto. There are no pending or, to the Knowledge of Verigy, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to materially adversely affect Verigy’s title to Verigy Real Property. To the Knowledge of Verigy, there are no facts or conditions which would, in the aggregate, reasonably be expected to have a material and adverse effect on the transferability, financability, ownership, leasing, use, development, occupancy or operation of any Verigy Real Property. Neither Verigy nor any Subsidiary has received any written notice from any insurance company of any defects or inadequacies in any Verigy Real Property or any part thereof which would reasonably be expected to materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any written notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which compliance has not been made. There are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than Verigy or any of its Subsidiaries) the right of use or occupancy of any portion of the Verigy Real Property. There are no outstanding options or rights of first refusal to purchase the Verigy Real Property or any portion thereof or interest therein.

(c) Valid Title. Verigy and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business that are material to Verigy and its Subsidiaries, taken as a whole, free and clear of any Liens, except for (i) Liens imposed by law in respect of obligations not yet due which are owed in respect of Taxes, (ii) Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, (iii) statutory or common law landlord Liens or (iv) Liens upon the underlying fee interest of Verigy Leased Property.

3.14 Environmental Matters.

(a) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole, no amount of any Hazardous Materials is present as a result of the actions of Verigy or any of its Subsidiaries, or, to the Knowledge of Verigy, as a result of any actions of any third party or otherwise, in, on or under any real property, including the land and the improvements, ground water and surface water thereof, that Verigy or any of its Subsidiaries currently owns, operates, occupies or leases. Neither Verigy nor any Subsidiary has any liabilities or obligations arising from the Release of any Hazardous Materials into the Environment, except for such liabilities or obligations, individually or in the aggregate, as have not had and would not reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole.

(b) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole, Verigy and its Subsidiaries are in compliance with and have at all times during the past five years complied with applicable Environmental Laws.

(c) Verigy and its Subsidiaries hold all Permits issued under or pursuant to Environmental Laws that are required for the operation of the business of Verigy and its Subsidiaries as currently conducted, except for such Permits the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole (“Verigy Environmental Permits”). No suspension or cancellation of any of the Verigy Environmental Permits is pending or, to the Knowledge of Verigy, threatened. Verigy and its Subsidiaries are in compliance in all material respects with the terms of the Verigy Environmental Permits.

(d) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole, no civil or criminal litigation, action, order, written notice of violation or claim or, to the Knowledge of Verigy, investigation, inquiry, information request or proceeding is pending or, to Verigy’s Knowledge, threatened against Verigy or any of its Subsidiaries arising out of Environmental Laws.

(e) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole, neither Verigy nor any of its Subsidiaries has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of any Environmental Laws.

(f) Verigy and its Subsidiaries are in compliance in all material respects with the European Directive 2002/96/EC on waste electrical and electronic equipment and European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment, and their respective implementing Legal Requirements.

(g) Verigy and its Subsidiaries have made available to LTX-Credence all material environmental site assessments and audit reports prepared within the last five years and in their possession, custody or control relating to premises currently or previously owned or operated by Verigy or any Subsidiary.

(h) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole, neither Verigy nor any of its Subsidiaries have any liability or obligation for any Environmental Matter.

(i) Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole, no underground storage tanks are present in, on or under any real property, including the land and the improvements thereof, that Verigy or any Subsidiary has at any time owned, operated, occupied or leased.

3.15 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Verigy Material Contract” shall mean:

(i) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Verigy or its Subsidiaries;

(ii) any severance or consulting Contract or any written employment agreement providing for a guaranteed minimum term of employment (excluding, for this purpose, any offer letters entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), in each case, under which Verigy or any of its Subsidiaries may have continuing obligations as of the date hereof, with (A) any current or former executive officer or other employee of Verigy who earned or is expected to earn an annual base salary in excess of $300,000 during the fiscal year ended October 31, 2010 or the fiscal year ending October 31, 2011 or (B) any member of Verigy’s Board of Directors;

(iii) any Contract or plan, including any share plan, stock appreciation right plan or share purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any collective bargaining agreement, trade union agreement, work council agreement, employee representative agreement or union contract;

(v) any agreement of indemnification or any guaranty under which Verigy or any of its Subsidiaries has continuing obligations as of the date hereof, other than any agreement of indemnification entered into in connection with the sale or license of Verigy Products in the ordinary course of business or any indemnification obligations contained in any Verigy Lease;

(vi) any Contract containing any covenant (A) limiting the right of Verigy or any of its Subsidiaries to engage in any material line of business, to make use of any material Intellectual Property or to compete with any Person in any material line of business or geographic area, (B) granting exclusive rights, or (C) otherwise prohibiting Verigy or its Subsidiaries from selling, distributing or manufacturing any material products or services or purchasing or otherwise obtaining any material software, components, parts or subassemblies in any material respect;

(vii) any Contract relating to the disposition or acquisition by Verigy or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business;

(viii) any Contract governing the terms of any material ownership or investments of Verigy or any of its Subsidiaries in any other Person or business enterprise other than Verigy’s Subsidiaries (other than short-term, liquid investments), or any Contract pursuant to which Verigy or its Subsidiaries has any material obligation or commitment (whether conditional or otherwise) to make any investment or acquire any ownership interest in any other Person or business enterprise other than Verigy’s Subsidiaries;

(ix) any material dealer, distributor, joint marketing or development agreement under which Verigy or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any agreement pursuant to which Verigy or any of its Subsidiaries have continuing obligations to jointly develop any material Intellectual Property that will not be wholly owned by Verigy or any of its Subsidiaries and which may not be terminated without penalty upon notice of 90 days or less;

(x) any material Contract to license any third party to manufacture or reproduce any Verigy Products or any Contract to sell or distribute any of such Verigy Products, except agreements with distributors or sales representatives in the ordinary course of business consistent with past practice and terminable without penalty upon notice of 90 days or less and substantially in the form previously provided to LTX-Credence;

(xi) any Contract containing any support, maintenance or service obligation on the part of Verigy or any of its Subsidiaries, which represents a value or liability in excess of $1,000,000 on an annual basis, other than (A) those obligations that are terminable by Verigy or any of its Subsidiaries on no more than 60 days notice without liability or financial obligation to Verigy or its Subsidiaries or (B) purchase orders with end-user customers entered into in the ordinary course of business consistent with past practice or (C) customary repair and maintenance obligations contained in any Verigy Lease;

(xii) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $1,500,000;

(xiii) any dispute settlement agreement with continuing material obligations thereunder entered into within five years prior to the date of this Agreement;

(xiv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business; or

(xv) any Contract the termination or breach of which, or the failure to obtain consent in respect of which, would reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole.

(b) Schedule. Section 3.15(b) of the Verigy Disclosure Schedule sets forth a list of all Verigy Material Contracts to which Verigy or any of its Subsidiaries is a party or is bound by as of the date hereof and which are described in Sections 3.15(a)(i) through 3.15(a)(xv) hereof other than those listed as an exhibit to Verigy’s most recent Annual Report on Form 10-K and other than the Verigy Benefit Plans and Verigy Employment Agreements disclosed in Section 3.12(b) of the Verigy Disclosure Schedule.

(c) No Breach. Each Verigy Material Contract is in full force and effect except to the extent it has expired since the date hereof in accordance with its terms, and except as enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity. Neither Verigy nor any of its Subsidiaries is in violation of any provision of, or has failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Verigy Material Contract, and neither Verigy nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any Verigy Material Contract, in each case in such a manner as would permit any other party to cancel or terminate any such Verigy Material Contract, or would permit any other party to seek damages or other remedies, for any or all of such breaches, violations or defaults, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole. To the Knowledge of Verigy, no third party has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any Verigy Material Contract.

3.16 Insurance. Verigy maintains insurance policies covering Verigy, its Subsidiaries and their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, against such losses and risks and in such amounts as are customary for the businesses in which Verigy and its Subsidiaries are currently engaged. As of the date hereof, such policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole.

3.17 Board Approval. The Board of Directors of Verigy has, by resolutions duly adopted by unanimous vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way prior to the date hereof (the “Verigy Board Approval”), (a) determined that the Holdco LTX-Credence Merger and the LTD LTX-Credence Merger are fair to, and in the best interests of, Verigy and its shareholders and declared this Agreement and the Transaction to be advisable, (b) approved this Agreement and the transactions contemplated hereby, including the Holdco Reorganization, the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger, as applicable, the Charter Amendment, and the Share Issuance, (c) recommended that the shareholders of Verigy approve the Share Issuance, the Charter Amendment and the Holdco Reorganization (unless the Holdco Reorganization is withdrawn or abandoned in accordance with Section 5.19 hereof) and (d) subject to Sections 5.2 and 5.3, directed that the Share Issuance, the Charter Amendment and the Holdco Reorganization (unless the Holdco Reorganization is withdrawn or abandoned in accordance with Section 5.19 hereof) be submitted to Verigy’s shareholders at the Shareholders’ Meeting of Verigy. The Board of Directors of Holdco has, by resolutions duly adopted by unanimous vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way prior to the date hereof (the “Holdco Board Approval”), (i) determined that the Holdco LTX-Credence Merger is fair to, and in the best interests of, Holdco and its shareholders and declared this Agreement and the Transaction to be advisable, (b) approved this Agreement and the transactions contemplated hereby, including the Holdco Reorganization, the Holdco LTX-Credence Merger and the Share Issuance, (c) recommended that the shareholders of Holdco approve the Share Issuance and the Holdco Reorganization (unless the Holdco Reorganization is withdrawn or abandoned in accordance with Section 5.19 hereof), and (d) directed that the Holdco Reorganization (unless the Holdco Reorganization is withdrawn or abandoned in accordance with Section 5.19 hereof) and the Share Issuance be submitted to Holdco’s shareholders at the Shareholders’ Meeting of Holdco.

3.18 Opinion of Financial Advisor. Verigy’s Board of Directors has received a written opinion from Morgan Stanley, dated as of November 17, 2010, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Verigy. A signed copy of such opinion will be provided to LTX-Credence as promptly as practicable following receipt thereof by Verigy.

3.19 Shell Company Status. None of Verigy, Merger Sub-1 or Merger Sub-2 is a “shell company,” other than a “business combination related shell company,” as those terms are defined in Rule 405 promulgated under the Securities Act.

3.20 Rights Plan. Neither Verigy nor any of its Subsidiaries has in effect a shareholder rights plan or “poison pill.”

3.21 No Other Representations and Warranties. Except for the representations and warranties contained in Article II, and any certificate delivered by LTX-Credence in connection with Closing, Verigy acknowledges and agrees that neither LTX-Credence or any other Person on behalf of LTX-Credence makes, nor has Verigy relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to LTX-Credence or with respect to any other information provided to or made available to LTX-Credence in connection with the transactions contemplated hereunder. Except as provided in Section 5.11, neither LTX-Credence nor any other Person will have or be subject to any liability or indemnification obligation to Verigy or any other Person resulting from the distribution to Verigy, or Verigy’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Verigy in certain data rooms or management presentations in expectation of the transactions contemplated in this Agreement, unless any such information is expressly included in a representation or warranty contained in Article III or in the corresponding section of the LTX-Credence Disclosure Schedule.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by LTX-Credence.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, LTX-Credence shall, and shall cause each of its Subsidiaries to, except as otherwise expressly required by this Agreement, by Legal Requirements or by the terms of any Contract in effect on the date hereof and made available to Verigy or to the extent that Verigy shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) (i) use commercially reasonable efforts to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform other material obligations when due, subject to good faith disputes over such obligations, and (iii) use commercially reasonable efforts to (A) preserve intact its present business organization, (B) keep available the services of its present executive officers and key employees, and (C) preserve its relationships with material customers, suppliers, licensors, licensees and others with which it has material business dealings.

(b) Required Consent. In addition, without limiting the generality of Section 4.1(a), except as required by the terms of this Agreement, by Legal Requirements or by the terms of any Contract in effect on the date hereof and made available to Verigy or as provided in Article IV of the LTX-Credence Disclosure Schedule, without the prior written consent of Verigy (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, LTX-Credence shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) Declare, set aside or pay any dividends on or make any other actual, constructive or deemed distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than a cash management transaction between LTX-Credence and a wholly-owned Subsidiary of it, or between wholly-owned Subsidiaries of LTX-Credence in the ordinary course of business consistent with past practice;

(ii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except in connection with the withholding of shares to pay tax withholding obligations and/or exercise or purchase price, or repurchases of shares at cost in connection with the termination of the employment relationship with any LTX-Credence Employee, in each case, pursuant to stock option, equity award or purchase agreements in effect on the date hereof or entered into in the ordinary course of business after the date hereof pursuant to Section 4.1(b)(iii)(C); provided, however, that nothing in this subparagraph (ii) shall prohibit LTX-Credence from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(iii) Authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments obligating it to issue any such securities or rights, other than: (A) issuances of LTX-Credence Common Stock upon the exercise of LTX-Credence Options, warrants or other rights of LTX-Credence or the settlement of LTX-Credence Restricted Share Units existing on the date hereof in accordance with their present terms or granted pursuant to clause (C) hereof, (B) issuances of shares of LTX-Credence Common Stock to participants in the LTX-Credence Purchase Plan pursuant to the terms thereof, (C) grants of stock options or other stock based awards (including LTX-Credence Restricted Shares and LTX-Credence Restricted Share Units) of, or to acquire, shares of LTX-Credence Common Stock granted under

LTX-Credence Share Plans in effect on the date hereof, in each case (x) in the ordinary course of business consistent with past practice, (y) with respect to stock options, granted with an exercise price no less than the fair market value of LTX-Credence Common Stock on the date of grant and not subject to any accelerated vesting or other provision that would be triggered solely as a result of the consummation of the transactions contemplated hereby and (z) for up to 80,000 shares of LTX-Credence Common Stock in the aggregate (“LTX-Credence Routine Grants”) or (D) the issuance of LTX-Credence Common Stock issuable upon conversion of LTX-Credence Convertible Notes;

(iv) Propose, cause or permit any amendments to any of the LTX-Credence Charter Documents or Subsidiary Charter Documents of any Subsidiary of LTX-Credence;

(v) Propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its Subsidiaries (other than the transactions contemplated hereby); provided, however, that nothing in this paragraph shall prohibit LTX-Credence from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(vi) (A) Acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, or (B) acquire any material property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to existing Contracts disclosed in the LTX-Credence Disclosure Schedule, or (ii) transactions not in excess of $500,000 individually, or $1,000,000 in the aggregate;

(vii) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, joint development, strategic partnership or alliance that is material, individually or in the aggregate, to the business of LTX-Credence and its Subsidiaries, taken as a whole;

(viii) Sell, lease, exclusively license, encumber or otherwise convey or dispose of any properties or assets material to the business of LTX-Credence and its Subsidiaries, taken as a whole, except (A) sales of inventory, products or equipment in the ordinary course of business consistent with past practice or (B) the sale, lease or disposition of excess or obsolete property or assets in the ordinary course of business consistent with past practice, in each case, which are not material, individually or in the aggregate, to the business of LTX-Credence and its Subsidiaries taken as a whole;

(ix) Make any loans, advances or capital contributions to any Person, other than: (A) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it or (B) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice;

(x) Except as required by GAAP or applicable Legal Requirements, make any material change in its methods, principles or practices of accounting;

(xi) Make or change any material Tax election, adopt or change any accounting method in respect of Taxes that affects in any material respect the Tax liability or Tax attributes of LTX-Credence or any of its Subsidiaries, file any material amended Tax Return, enter into any closing agreement in respect of material Taxes, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to material Taxes;

(xii) Except as required by GAAP or applicable Legal Requirements, materially revalue any of its properties or assets other than in the ordinary course of business consistent with past practice;

(xiii) (A) Pay, discharge, settle or satisfy any threatened or actual litigation or any dispute that would reasonably be expected to lead to litigation (whether or not commenced prior to the date of this

Agreement), other than (x) the payment, discharge, settlement or satisfaction, solely for cash in amounts (I) not exceeding $250,000 individually or $500,000 in the aggregate, in the ordinary course of business consistent with past practice, (II) as reserved against in full in the LTX-Credence Balance Sheet, or (III) as covered by existing insurance policies, (y) the discharge, settlement or satisfaction of any such litigation or dispute that does not involve any payment by LTX-Credence or any of its Subsidiaries and does not impose any obligation on LTX-Credence or any of its Subsidiaries (other than a non-exclusive license of Intellectual Property that is not material to LTX-Credence and its Subsidiaries, taken as a whole), or (B) waive the benefits of, modify in any manner, amend, terminate, assign, release any Person from or knowingly fail to enforce, any confidentiality, “standstill,” or similar agreement to which LTX-Credence or any of its Subsidiaries is a party or of which LTX-Credence or any of its Subsidiaries is a beneficiary;

(xiv) Write up, write down or write off the book value of any assets, individually or in the aggregate, for LTX-Credence and its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business consistent with past practice, (B) as may be required by GAAP or (C) otherwise not in excess of $500,000;

(xv) Take any action to render inapplicable, or to exempt any third Person (other than the Verigy Parties) from the provisions of any applicable Legal Requirement that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock;

(xvi) (A) Make any material increase in the amount of compensation or any material increase in the fringe benefits of, pay any bonus to or grant severance or termination pay to any LTX-Credence Employee other than increases in base salary of less than 3.5% or grants, fringe benefits increases or payments in the ordinary course of business consistent in time and amount with past practice, (B) make any material increase in or commitment to materially increase the benefits or expand the eligibility under any LTX-Credence Benefit Plan (including any severance plan or arrangement), adopt or materially amend or make any commitment to adopt or materially amend any LTX-Credence Benefit Plan or make any contribution, other than regularly scheduled contributions, to any LTX-Credence Benefit Plan, (C) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of LTX-Credence Options, LTX-Credence Restricted Shares or LTX-Credence Restricted Share Units, or reprice any LTX-Credence Options or authorize cash payments in exchange for any LTX-Credence Options, other than pursuant to arrangements in effect as of the date hereof or disclosed pursuant to this Section 4.1, (D) enter into any employment, severance, termination or indemnification agreement with any LTX-Credence Employee or enter into any collective bargaining, works council or trade union agreement, (other than (i) offer letters entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will,” provided that any such offer letter does not provide for annual compensation in excess of $200,000 or equity awards other than LTX-Credence Routine Grants, or (ii) severance agreements with non-officer LTX-Credence Employees entered into in the ordinary course of business consistent with past practice), (E) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any LTX-Credence Employee), or (F) enter into any agreement with any LTX-Credence Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving LTX-Credence of the nature contemplated hereby; provided, however, that, in each case of (A) through (F), nothing herein shall be construed as prohibiting LTX-Credence from granting LTX-Credence Options or LTX-Credence Restricted Share Units that are LTX-Credence Routine Grants;

(xvii) Enter into, amend or extend any collective bargaining agreement;

(xviii) Transfer or license to any Person or otherwise extend, amend or modify in any material respect any rights to LTX-Credence IP, or enter into any agreements or make other commitments to grant, transfer or license to any Person material future patent rights, in each case, other than non-exclusive licenses granted to customers, resellers and end users in the ordinary course of business consistent with past practices, or grant any exclusive rights with respect to any Intellectual Property;

(xix) Enter into any Contracts containing, or otherwise subjecting LTX-Credence, the Surviving Corporation or Verigy or any of their respective Subsidiaries to, any material non-competition or material exclusivity restrictions on the operation of the business of LTX-Credence or the Surviving Corporation or Verigy or any of their respective Subsidiaries;

(xx) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of LTX-Credence or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than (A) guarantees and letters of credit issued to suppliers of LTX-Credence or any of its Subsidiaries in the ordinary course of business, (B) loans or advances to direct or indirect wholly owned Subsidiaries in the ordinary course of business consistent with past practice, or (C) in connection with the financing of ordinary course trade payables, in any such case consistent with past practice;

(xxi) Hire or promote any officer- level employee or appoint a new member of the board of directors of LTX-Credence or any of its Subsidiaries;

(xxii) Forgive any loans to any of its employees, officers or directors or any employees, officers or directors of any of its Subsidiaries;

(xxiii) Make any capital expenditures other than in the ordinary course of business consistent with past practice and in an amount not in excess of $1,000,000 individually or $7,500,000 in the aggregate;

(xxiv) Enter into, modify or amend in a manner materially adverse to LTX-Credence and its Subsidiaries, taken as a whole, or terminate, any LTX-Credence Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner materially adverse to LTX-Credence and its Subsidiaries, taken as a whole;

(xxv) Knowingly take any action that is intended or would reasonably be expected to result in any of the conditions to the Transaction set forth in Article VI not being satisfied;

(xxvi) Except as expressly contemplated by this Agreement, take any actions that would result in restructuring charges pursuant to GAAP in excess of $250,000 in the aggregate;

(xxvii) Enter into any new line of business material to LTX-Credence and its Subsidiaries, taken as a whole;

(xxviii) Fail to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof; or

(xxix) Agree in writing to take any of the actions described in (i) through (xxviii) above.

4.2 Conduct of Business by Verigy and Holdco.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Verigy shall, and shall cause each of its Subsidiaries to, except as otherwise expressly required by this Agreement, by Legal Requirements or by the terms of any Contract in effect on the date hereof and made available to LTX-Credence or to the extent that LTX-Credence shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) (i) use commercially reasonable efforts to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Legal

Requirements, (ii) pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform other material obligations when due, subject to good faith disputes over such obligations, and (iii) use commercially reasonable efforts to (A) preserve intact its present business organization, (B) keep available the services of its present executive officers and key employees, and (C) preserve its relationships with material customers, suppliers, licensors, licensees and others with which it has material business dealings.

(b) Required Consent. In addition, without limiting the generality of Section 4.2(a), except as required by the terms of this Agreement, by Legal Requirements or by the terms of any Contract in effect on the date hereof and made available to LTX-Credence or as provided in Article IV of the Verigy Disclosure Schedule, without the prior written consent of LTX-Credence (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Verigy shall not do any of the following, and shall not permit Holdco or any of Verigy’s Subsidiaries to do any of the following:

(i) Declare, set aside or pay any dividends on or make any other actual, constructive or deemed distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock other than a cash management transaction between Verigy and a wholly-owned Subsidiary of it, or between wholly-owned Subsidiaries of Verigy in the ordinary course of business consistent with past practice;

(ii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except in connection with the withholding of shares to pay tax withholding obligations and/or exercise or purchase price, or repurchases of shares at cost in connection with the termination of the employment relationship with any Verigy Employee, in each case, pursuant to stock option, equity award or purchase agreements in effect on the date hereof or entered into in the ordinary course of business after the date hereof pursuant to Section 4.2(b)(iii)(C); provided, however, that nothing in this subparagraph (ii) shall prohibit Verigy from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(iii) Authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments obligating it to issue any such securities or rights, other than: (A) issuances of Verigy Ordinary Shares upon the exercise of Verigy Options, warrants or other rights of Verigy or the settlement of Verigy Restricted Share Units existing on the date hereof in accordance with their present terms or granted pursuant to clause (C) hereof, (B) issuances of Verigy Ordinary Shares to participants in any employee share purchase plan of Verigy pursuant to the terms thereof or (C) grants of stock options or other stock based awards (including Verigy Restricted Shares and Verigy Restricted Share Units) of, or to acquire, Verigy Ordinary Shares granted under the Verigy Share Plans in effect on the date hereof, in each case (x) in the ordinary course of business consistent with past practice, (y) with respect to stock options, granted with an exercise price no less than the fair market value of Verigy Ordinary Shares on the date of grant and not subject to any accelerated vesting or other provision that would be triggered solely as a result of the consummation of the transactions contemplated hereby and (z) for up to 1,600,000 Verigy Ordinary Shares in the aggregate (“Verigy Routine Grants”);

(iv) Propose, cause or permit any amendments to any of the Verigy Charter Documents, the Holdco Charter Documents or Subsidiary Charter Documents of any Subsidiary of Verigy except the Charter Amendment;

(v) Propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its Subsidiaries (other than the transactions contemplated hereby); provided, however, that nothing in this paragraph shall prohibit Verigy from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(vi) (A) Acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, or (B) acquire any material property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to existing Contracts disclosed in the Verigy Disclosure Schedule or (ii) transactions not in excess of $500,000 individually, or $1,000,000 in the aggregate;

(vii) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, joint development, strategic partnership or alliance that is material, individually or in the aggregate, to the business of Verigy and its Subsidiaries, taken as a whole;

(viii) Sell, lease, exclusively license, encumber or otherwise convey or dispose of any properties or assets material to the business of Verigy and its Subsidiaries, taken as a whole, except (A) sales of inventory, products or equipment in the ordinary course of business consistent with past practice or (B) the sale, lease or disposition of excess or obsolete property or assets in the ordinary course of business consistent with past practice, in each case, which are not material, individually or in the aggregate, to the business of Verigy and its Subsidiaries taken as a whole;

(ix) Make any loans, advances or capital contributions to any Person, other than: (A) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it or (B) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice;

(x) Except as required by GAAP or applicable Legal Requirements, make any material change in its methods, principles or practices of accounting;

(xi) Make or change any material Tax election, adopt or change any accounting method in respect of Taxes that affects in any material respect the Tax liability or Tax attributes of Verigy or any of its Subsidiaries, file any material amended Tax Return, enter into any closing agreement in respect of material Taxes, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to material Taxes;

(xii) Except as required by GAAP or applicable Legal Requirements, materially revalue any of its properties or assets other than in the ordinary course of business consistent with past practice;

(xiii) (A) Pay, discharge, settle or satisfy any threatened or actual litigation or any dispute that would reasonably be expected to lead to litigation (whether or not commenced prior to the date of this Agreement), other than (x) the payment, discharge, settlement or satisfaction, solely for cash in amounts (I) not exceeding $250,000 individually or $500,000 in the aggregate, in the ordinary course of business consistent with past practice, (II) as reserved against in full in the Verigy Balance Sheet, or (III) as covered by existing insurance policies, (y) the discharge, settlement or satisfaction of any such litigation or dispute that does not involve any payment by Verigy or any of its Subsidiaries and does not impose any obligation on Verigy or any of its Subsidiaries (other than a non-exclusive license of Intellectual Property that is not material to Verigy and its Subsidiaries, taken as a whole), or (B) waive the benefits of, modify in any manner, amend, terminate, assign, release any Person from or knowingly fail to enforce, any confidentiality, “standstill,” or similar agreement to which Verigy or any of its Subsidiaries is a party or of which Verigy or any of its Subsidiaries is a beneficiary;

(xiv) Write up, write down or write off the book value of any assets, individually or in the aggregate, for Verigy and its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business consistent with past practice, (B) as may be required by GAAP or (C) otherwise not in excess of $500,000;

(xv) Take any action to render inapplicable, or to exempt any third Person (other than LTX-Credence) from the provisions of any applicable Legal Requirement that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock;

(xvi) (A) Make any material increase in the amount of compensation or any material increase in the fringe benefits of, pay any bonus to or grant severance or termination pay to any Verigy Employee other than increases in base salary of less than 3.5% or grants, fringe benefit increases or payments in the ordinary course of business consistent in time and amount with past practice, (B) make any material increase in or commitment to materially increase the benefits or expand the eligibility under any Verigy Benefit Plan (including any severance plan or arrangement), adopt or materially amend or make any commitment to adopt or materially amend any Verigy Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Verigy Benefit Plan, (C) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Verigy Options, Verigy Restricted Shares or Verigy Restricted Share Units, or reprice any Verigy Options or authorize cash payments in exchange for any Verigy Options, other than pursuant to arrangements in effect as of the date hereof or disclosed pursuant to this Section 4.2, (D) enter into any employment, severance, termination or indemnification agreement with any Verigy Employee or enter into any collective bargaining, works council or trade union agreement, (other than (i) offer letters entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will,” provided that any such offer letter does not provide for annual compensation in excess of $200,000 or equity awards other than Verigy Routine Grants, or (ii) severance agreements with non-officer Verigy Employees entered into in the ordinary course of business consistent with past practice), (E) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Verigy Employee), or (F) enter into any agreement with any Verigy Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving Verigy of the nature contemplated hereby; provided, however, that in each case of (A) - (F), nothing herein shall be construed as prohibiting Verigy from granting Verigy Options or Verigy Restricted Share Units that are Verigy Routine Grants;

(xvii) Enter into, amend or extend any collective bargaining agreement;

(xviii) Transfer or license to any Person or otherwise extend, amend or modify in any material respect any rights to Verigy IP, or enter into any agreements or make other commitments to grant, transfer or license to any Person material future patent rights, in each case, other than non-exclusive licenses granted to customers, resellers and end users in the ordinary course of business consistent with past practices, or grant any exclusive rights with respect to any Intellectual Property;

(xix) Enter into any Contracts containing, or otherwise subjecting Verigy, the Surviving Corporation, Holdco or LTX-Credence or any of their respective Subsidiaries to, any material non-competition or material exclusivity restrictions on the operation of the business of Verigy or the Surviving Corporation or LTX-Credence or any of their respective Subsidiaries;

(xx) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Verigy, Holdco or any of Verigy’s Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than (A) guarantees and letters of credit issued to suppliers of Verigy or any of its Subsidiaries in the ordinary course of business, (B) loans or advances to direct or indirect wholly owned Subsidiaries in the ordinary course of business consistent with past practice or (C) in connection with the financing of ordinary course trade payables, in any such case consistent with past practice;

(xxi) Hire or promote any officer-level employee or appoint a new member of the board of directors of Verigy, Holdco or any of Verigy’s Subsidiaries;

(xxii) Forgive any loans to any of its employees, officers or directors or any employees, officers or directors of any of its Subsidiaries;

(xxiii) Make any capital expenditures other than in the ordinary course of business consistent with past practice and in an amount not in excess of $1,000,000 individually or $7,500,000 in the aggregate;

(xxiv) Enter into, modify or amend in a manner materially adverse to Verigy and its Subsidiaries, taken as a whole, or terminate any Verigy Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner materially adverse to Verigy and its Subsidiaries, taken as a whole;

(xxv) Knowingly take any action that is intended or would reasonably be expected to result in any of the conditions to the Transaction set forth in Article VI not being satisfied;

(xxvi) Except as expressly contemplated by this Agreement, take any actions that would result in restructuring charges pursuant to GAAP in excess of $250,000 in the aggregate;

(xxvii) Enter into any new line of business material to Verigy and its Subsidiaries, taken as a whole;

(xxviii) Fail to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof; or

(xxix) Agree in writing to take any of the actions described in (i) through (xxviii) above.

(c) During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Holdco shall not carry out any business, take any actions other than the transactions contemplated by this Agreement or take any of the actions prohibited with respect to Verigy or its Subsidiaries under Section 5.3.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, (a) each of Verigy, Holdco and LTX-Credence shall prepare and file with the SEC (as part of the Registration Statement) the Proxy Statement/Prospectus relating to the respective Shareholders’ Meetings of each of Verigy and LTX-Credence to be held to consider the approval of the Share Issuance, the Charter Amendment, and the Holdco Reorganization (unless the Holdco Reorganization is withdrawn or abandoned in accordance with Section 5.19 hereof), in the case of Verigy, and approval of this Agreement, in the case of LTX-Credence, and (b) each of Verigy and Holdco shall prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus in connection with the registration under the Securities Act of the Issued Ordinary Shares to be issued in connection with the Transaction; provided, however, that Verigy shall not be required to file with the SEC the Proxy Statement/Prospectus or the Registration Statement prior to the filing of its Annual Report on Form 10-K for its fiscal year ended October 31, 2010. Each of Verigy, Holdco and LTX-Credence shall provide promptly to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the Registration Statement pursuant to this Section 5.1, or in any amendments or supplements thereto, and shall cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation and filing of the Proxy Statement/Prospectus and the Registration Statement. Each of Verigy, Holdco and LTX-Credence will respond to any comments from the SEC, will use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger, as applicable, and the transactions contemplated hereby. Each of Verigy, Holdco and LTX-Credence will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Proxy Statement/Prospectus. Whenever Verigy, Holdco or LTX-Credence becomes aware of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Verigy, Holdco or LTX-Credence, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to shareholders of Verigy and/or LTX-Credence, such amendment or supplement. Each of Verigy, Holdco and LTX-Credence shall cooperate and, except in the case of any filing made with respect to an Acquisition Proposal or a Change of Recommendation, provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Proxy Statement/Prospectus prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Verigy, Holdco and LTX-Credence will cause the Proxy Statement/Prospectus to be mailed to the respective LTX-Credence and Verigy shareholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Each of the parties hereto shall cause the Proxy Statement/Prospectus and the Registration Statement to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of Nasdaq.

(b) Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Registration Statement shall be made without the approval of Verigy, Holdco and LTX-Credence, which approval shall not be unreasonably withheld, conditioned or delayed; provided that each of Verigy and LTX-Credence, in connection with a respective Change of Recommendation, may amend or supplement the proxy statement for Verigy, the proxy statement for LTX-Credence or the Registration Statement (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this Section 5.1(b) shall apply only with respect to such information, if any, relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors’ deliberations and conclusions be accurately described. A “Qualifying Amendment” means an amendment or supplement to the proxy statement for Verigy, the proxy statement for LTX-Credence or the Registration Statement (including by incorporation by reference) to the extent it contains (i) a Change of Recommendation, (ii) a statement of the reasons of the Board of Directors of Verigy or LTX-Credence (as the case may be) for making such Change of Recommendation and (iii) additional information reasonably related to or in anticipation of any of the foregoing.

(c) The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders of Verigy and LTX-Credence, at the time of each of the Shareholders’ Meetings, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary set forth herein, no representation or warranty is made by (i) Verigy or Holdco with respect to statements of LTX-Credence or (ii) LTX-Credence with respect to statements of Verigy or Holdco, in each case made or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus about the other party supplied by such other party for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus.

(d) LTX-Credence and Verigy shall make any necessary filings with respect to the Transaction under the Securities Act and the Exchange Act and the rules and regulations thereunder. In addition, Verigy and Holdco, if applicable, shall use reasonable best efforts to take all actions required under any applicable federal or state securities or blue sky laws in connection with the issuance of Issued Ordinary Shares in the Transaction.

5.2 Meeting of Shareholders; Board Recommendation.

(a) Meeting of Shareholders. Promptly after the Registration Statement is declared effective under the Securities Act, each of Verigy and LTX-Credence will take all action necessary or advisable in accordance with applicable Legal Requirements, its memorandum and articles of association or articles of organization and bylaws, to duly call, give notice of, convene and hold a meeting of its shareholders (each, a “Shareholders’ Meeting”) to be held as promptly as practicable after the declaration of effectiveness of the Registration Statement to consider (x) in the case of Verigy, the approval of the Share Issuance, the Charter Amendment, and the Holdco Reorganization (unless the Holdco Reorganization is withdrawn or abandoned in accordance with Section 5.19 hereof), and (y) in the case of LTX-Credence, approval of this Agreement. Notwithstanding anything to the contrary set forth herein, each of LTX-Credence and Verigy may, in its sole discretion, hold the Shareholders’ Meetings contemplated hereunder as part of their respective annual meetings of shareholders, but both parties shall only submit to their respective shareholders at the Shareholders’ Meetings the proposals contemplated by this Agreement and any other proposals mutually agreed upon by Verigy and LTX-Credence. Each of Verigy and LTX-Credence will use commercially reasonable efforts to hold their respective Shareholders’ Meetings on the same date and at the same time. Subject to Section 5.3(d), each of Verigy and LTX-Credence will use commercially reasonable efforts to (i) solicit from their respective shareholders votes and/or proxies in favor of, in the case of Verigy, the Share Issuance, the Charter Amendment, and the Holdco Reorganization (unless the Holdco Reorganization is withdrawn or abandoned in accordance with Section 5.19 hereof) and, in the case of LTX-Credence, the approval of this Agreement and (ii) secure the vote or consent of its shareholders required by the rules of Nasdaq or applicable Legal Requirements to obtain such approvals, including engaging one or more nationally recognized proxy solicitation firms and information agents to assist in such solicitation. Notwithstanding anything to the contrary contained in this Agreement, Verigy or LTX-Credence, as the case may be, may adjourn or postpone its Shareholders’ Meeting to the extent necessary (A) to provide any necessary supplement or amendment to the Proxy Statement/Prospectus to its respective shareholders in advance of the vote on the approval of (in the case of Verigy) the Share Issuance, the Charter Amendment, and the Holdco Reorganization (unless the Holdco Reorganization is withdrawn or abandoned in accordance with Section 5.19 hereof) or the approval of this Agreement (in the case of LTX-Credence), (B) if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of capital stock represented (either in person or by proxy) to approve such matters thereat or to constitute a quorum necessary to conduct the business of such Shareholders’ Meeting or (C) if the other party has adjourned or postponed its Shareholders’ Meeting for any of the foregoing reasons. Each of Verigy and LTX-Credence shall ensure that its respective Shareholders’ Meeting is duly called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with its Shareholders’ Meeting are solicited, in compliance with all applicable Legal Requirements, its memorandum and articles of association or articles of organization and bylaws, the rules of Nasdaq and all other applicable Legal Requirements. The obligation of Verigy or LTX-Credence, as the case may be, to call, give notice of, convene and hold its Shareholders’ Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any withdrawal, amendment or modification of the recommendation of its Board of Directors with respect to the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger, as applicable, this Agreement, the Charter Amendment, the Share Issuance or the Holdco Reorganization.

(b) Board Recommendation. Except to the extent expressly permitted by Sections 5.3(d) and 5.19: (i) the Board of Directors of each of Verigy and LTX-Credence shall recommend that its respective shareholders vote in favor of, in the case of Verigy, the Share Issuance, the Charter Amendment and the Holdco Reorganization (unless the Holdco Reorganization is withdrawn or abandoned in accordance with Section 5.19 hereof), in the case of

LTX-Credence, the approval of this Agreement, at their respective Shareholders’ Meetings, (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Verigy has recommended that Verigy’s shareholders vote in favor of the Share Issuance, the Charter Amendment and the Holdco Reorganization (unless the Holdco Reorganization is withdrawn or abandoned in accordance with Section 5.19 hereof) at Verigy’s Shareholders’ Meeting and the Board of Directors of LTX-Credence has recommended that LTX-Credence’s shareholders vote in favor of approval of this Agreement at LTX-Credence’s Shareholders’ Meeting, and (iii) neither the Board of Directors of Verigy or LTX-Credence nor any committee thereof shall withdraw, amend, modify, qualify or condition in a manner adverse to the other party hereto or publicly propose or resolve to withdraw, amend, modify, qualify or condition in a manner adverse to the other party hereto, the recommendation of its respective Board of Directors as set forth in the preceding clauses.

5.3 Acquisition Proposals.

(a) No Solicitation. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of Verigy and LTX-Credence agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall not authorize or permit its and its Subsidiaries’ employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant, agent or other representative retained by it or any of its Subsidiaries) (collectively, “Representatives”) to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry with respect to, the making, submission or announcement of, any Acquisition Proposal relating to Verigy or LTX-Credence, respectively, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to or for the purpose of facilitating, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal, (iii) terminate, amend, release or authorize the release of any Person from, or expressly waive or authorize the waiver of any provision of, any confidentiality, “standstill” or similar agreement under which it or any of its Subsidiaries has any rights or fail to enforce or cause to be enforced in all material respects each such agreement at the request of Verigy (in the case of an agreement under which LTX-Credence has rights) or LTX-Credence (in the case of an agreement under which Verigy has rights), (iv) take any action to render inapplicable, or to exempt any third Person from, any Legal Requirement that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock, (v) publicly approve, endorse or recommend any Acquisition Proposal relating to LTX-Credence or Verigy, respectively, (vi) enter into any letter of intent or similar Contract contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby (other than a confidentiality agreement as contemplated by Section 5.3(c)(i)) or (vii) propose publicly or agree to any of the foregoing with respect to an Acquisition Proposal relating to LTX-Credence or Verigy, respectively. Each of Verigy and LTX-Credence and their respective Subsidiaries and Representatives will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to itself.

(b) Notification of Unsolicited Acquisition Proposals.

(i) As promptly as practicable (but in any event within one business day) after receipt of any Acquisition Proposal by Verigy, LTX-Credence or their respective Representatives, or any material modification of or material amendment to any Acquisition Proposal or any request of Verigy, LTX-Credence or their respective Representatives for nonpublic information or inquiry which could reasonably be expected to lead to an Acquisition Proposal, Verigy or LTX-Credence, as the case may be, shall provide the other party with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written and electronic materials provided in connection with such Acquisition Proposal, request or inquiry. The recipient of such Acquisition Proposal, request or inquiry shall provide the other party hereto as promptly as practicable (but in any event within one business day) oral and written notice setting forth all such information as is reasonably necessary to keep the other party hereto informed in all material respects of the status and details

(including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry and shall promptly (but in any event within one business day) provide the other party hereto a copy of all written and electronic materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

(ii) Verigy or LTX-Credence, as the case may be, shall provide the other with one business day prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that Verigy or LTX-Credence, as the case may be, receives an unsolicited, bona fide written Acquisition Proposal from a third party that its Board of Directors has in good faith concluded (following consultation with its outside legal counsel and its financial advisor) is, or is reasonably likely to lead to, a Superior Offer, Verigy or LTX-Credence, as the case may be, may then take any or all of the following actions (but only (1) if such party has not materially breached Section 5.3 in connection with such Acquisition Proposal, (2) such party’s Shareholders’ Meeting has not occurred and (3) to the extent the Board of Directors of such party concludes in good faith (after consultation with its outside legal counsel) that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements):

(i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) at least forty-eight (48) hours prior to furnishing any such nonpublic information to such party, it gives the other party hereto written notice of its intention to furnish such nonpublic information and the identity of the Person or group making any such Acquisition Proposal and a copy of all written and electronic materials provided in connection with such Acquisition Proposal, (B) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on LTX-Credence’s or Verigy’s behalf, as the case may be, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement, provided that such agreement need not contain any standstill provisions and shall not contain terms which prevent LTX-Credence or Verigy, as the case may be, from complying with its obligations under this Section 5.3, and (C) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to the other party hereto (to the extent such nonpublic information has not been previously so furnished or made available); and

(ii) Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that at least forty-eight (48) hours prior to entering into negotiations with such third party, it gives the other party hereto written notice of such party’s intention to enter into negotiations with such third party.

(d) Change of Recommendation.

(i) Notwithstanding Section 5.2(b), in response to the receipt of a Superior Offer that has not been withdrawn, the Board of Directors of Verigy or LTX-Credence, as the case may be, may withhold, withdraw, amend, modify, qualify or condition in a manner adverse to the other its recommendation in favor of, in the case of Verigy, the approval of the Share Issuance, the Charter Amendment, and in the case of LTX-Credence, approval of this Agreement, in each case, in a manner adverse to the other party, and in the case of a Superior Offer that is a tender or exchange offer, recommend that its shareholders accept the tender or exchange offer (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (1) through (5) are met:

(1) Its Shareholders’ Meeting has not occurred;

(2) It shall have (A) provided the other party hereto with written notice of its intention to effect a Change of Recommendation (a “Change of Recommendation Notice”) at least five business days prior to effecting a Change of Recommendation that relates to (i) a Superior Offer or (ii) any material change to the terms of a Superior Offer to which a previous Change of Recommendation Notice applies, which shall state expressly (I) that it has received a Superior Offer, (II) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (III) that it intends to effect a Change of Recommendation and the manner in which it intends to do so (it being understood and agreed that such notice and such statement shall not constitute a Change of Recommendation), (B) provided to the other party hereto a copy of all materials and information delivered or made available to the Person or group making the Superior Offer it has received and (C) provided the other party has the opportunity to meet and discuss a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected and so that the transaction theretofore determined to be a Superior Offer no longer constitutes a Superior Offer;

(3) Either (A) on or before the expiration of the five business day period following the delivery to the other party hereto of any Change of Recommendation Notice, the other party hereto does not make a written offer, which shall be binding and enforceable against the other party and capable of acceptance by Verigy or LTX-Credence, as the case may be (a “Matching Bid”), in response to such Superior Offer, or (B) following receipt of a Matching Bid within the five business day period following the delivery to the other party hereto of any Change of Recommendation Notice, the Board of Directors of Verigy or LTX-Credence, as the case may be, determines in good faith (at a meeting of the Board of Directors of Verigy or LTX-Credence, as the case may be, at which it consults prior to such determination with its outside legal counsel and its financial advisor) that after taking into account the Matching Bid, that the Superior Offer to which the Change of Recommendation Notice applies continues to be a Superior Offer;

(4) Its Board of Directors has concluded in good faith, following consultation with its outside legal counsel, that, in light of such Superior Offer and after taking into consideration the Matching Bid, if any, the failure of the Board of Directors to effect a Change of Recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements; and

(5) It shall not have materially breached any of the provisions set forth in Section 5.2 or this Section 5.3 (including Section 5.3(b)) in connection with such Acquisition Proposal.

(ii) In addition, and notwithstanding anything to the contrary set forth herein, at any time prior to obtaining, in the case of the shareholders of Verigy, approval of the Share Issuance, and the Charter Amendment, or in the case of the shareholders of LTX-Credence, the approval of this Agreement, the Board of Directors of LTX-Credence or Verigy, as the case may be, may, in response to a material development or change in circumstances occurring, arising or coming to the attention of such Board of Directors after the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), make a Change of Recommendation if such Board of Directors has concluded in good faith, after consultation with its outside legal advisors, that, in light of such Intervening Event, the failure of such Board of Directors to effect such a Change of Recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements; provided, however, that (A) such party shall send to the other party hereto written notice of its intention to effect a Change of Recommendation, specifying in reasonable detail the reasons therefor, at least five business days prior to effecting a Change of Recommendation, (B) such party shall provide the other an opportunity to meet and discuss the basis for a Change of Recommendation, the other party’s reaction thereto and any possible modification to the terms and conditions of this Agreement in response thereto so that the transactions contemplated hereby may be effected and (C) after such discussions, the board of directors of the party proposing to take such action concludes, after consultation with its outside legal advisors, that the failure to effect a Change of Recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements.

(iii) Neither the Board of Directors of LTX-Credence nor the Board of Directors of Verigy shall make any Change of Recommendation other than in compliance with and as permitted by this Section 5.3(d).

(e) Continuing Obligation to Call, Hold and Convene Shareholders’ Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of Verigy or LTX-Credence, as the case may be, to call, give notice of, convene and hold its Shareholders’ Meeting, and to take a vote, in the case of Verigy, on the Share Issuance, the Charter Amendment and the Holdco Reorganization (unless the Holdco Reorganization is withdrawn or abandoned in accordance with Section 5.19 hereof) and, in the case of LTX-Credence, on the approval of this Agreement, shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change of Recommendation. Neither Verigy nor LTX-Credence shall submit to the vote of its shareholders any Acquisition Proposal, or publicly propose to do so.

(f) Compliance with Tender Offer Rules; Disclosure. Nothing contained in this Agreement shall prohibit Verigy or LTX-Credence or their respective Boards of Directors from taking and disclosing to the shareholders of Verigy or LTX-Credence, as the case may be, a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to its shareholders if, in the good faith judgment of the Verigy Board of Directors or the LTX-Credence Board of Directors, as the case may be, after consultation with outside counsel, failure to make such disclosure would be inconsistent with its obligations under applicable Legal Requirements; provided, however, that neither LTX-Credence (with respect to statements made by the LTX-Credence Board of Directors) nor Verigy (with respect to statements made by the Verigy Board of Directors) shall, pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14(d)-9 under the Exchange Act or as required by applicable Legal Requirements, make disclosures that would amount to a Change of Recommendation, other than pursuant to Section 5.3(d).

(g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal” shall mean, with respect to LTX-Credence or Verigy, any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from a party hereto by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of a fifteen percent (15%) or greater interest in the total outstanding equity interests or voting securities of such party, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding equity interests or voting securities of a party hereto; (ii) any acquisition or purchase of fifty percent (50%) or more of any class of equity or other voting securities of one or more Subsidiaries of a party hereto the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (iii) any merger, consolidation, business combination or other similar transaction involving a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole, pursuant to which the shareholders of such party or such Subsidiary or Subsidiaries, as applicable, immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iv) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of a party hereto or its Subsidiaries that generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; or (vi) any combination of the foregoing.

(ii) “Superior Offer,” with respect to Verigy or LTX-Credence, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of such party or 100% of the total outstanding voting securities of such party on terms that the Board of Directors of such party has in good faith concluded (following consultation with its outside legal counsel and its financial adviser of nationally recognized reputation), taking into account, among other things, the legal, financial, regulatory and other aspects of the offer and the Person making the offer and the strategic and other benefits of the Transaction, as well as any binding counter-offer or proposal made by the other party hereto in accordance with Section 5.3(d)(ii) (i) is reasonably capable of being consummated on the terms proposed, (ii) if consummated on such terms would result in a transaction that is more favorable to such party’s shareholders (in their capacities as shareholders) than the terms of the Transaction, and (iii) is not subject to financing contingencies (and if financing is required, then such financing is fully committed to the third party making the Acquisition Proposal).

(h) Return of Information. Verigy and LTX-Credence shall each use its commercially reasonable efforts to have all copies of all nonpublic information it or its Subsidiaries and its and their Representatives have distributed on or prior to the date of this Agreement to other parties regarding a potential business combination transaction within the 12 months prior to the date of this Agreement returned to it as soon as possible.

(i) Representatives. LTX-Credence and Verigy shall use their respective reasonable best efforts to inform their respective Representatives of the restrictions described in this Section 5.3. It is understood that any violation of the restrictions set forth in this Section 5.3 by any Representative of LTX-Credence or its Subsidiaries, or Verigy or its Subsidiaries, respectively, shall be deemed to be a breach of this Section 5.3 by LTX-Credence or Verigy, respectively.

5.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that LTX-Credence and Verigy have previously executed a Confidentiality Agreement dated July 29, 2010 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) Access to Information. During the period commencing with the execution and delivery of this Agreement and ending on the earlier to occur of the Effective Time or the termination of this Agreement pursuant to its terms, LTX-Credence shall afford Verigy and Verigy’s Representatives reasonable access during reasonable hours to its properties, books, records and personnel to obtain all information concerning its business as Verigy may reasonably request (provided, that such access shall be upon reasonable notice to LTX-Credence and shall not unreasonably interfere with the business or operations of LTX-Credence and its Subsidiaries). During the period commencing with the execution and delivery of this Agreement and ending on the earlier to occur of the Effective Time or the termination of this Agreement pursuant to its terms, Verigy shall afford LTX-Credence and LTX-Credence’s Representatives reasonable access during reasonable hours to its properties, books, records and personnel to obtain all information concerning its business as LTX-Credence may reasonably request (provided, that such access shall be upon reasonable notice to Verigy and shall not unreasonably interfere with the business or operations of Verigy and its Subsidiaries). Verigy and LTX-Credence shall hold all information received pursuant to this Section 5.4(b) and pursuant to Section 5.7 confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, this Section 5.4(b) shall not require any of Verigy, LTX-Credence or any of their respective Subsidiaries to permit any inspection, provide access to or to disclose any information, that would result in (i) the waiver of any applicable attorney-client privilege; provided that such Person shall have used its reasonable best efforts to allow such inspection or disclose such information in a manner that would not result in a waiver of attorney-client privilege, or (ii) the violation of any Legal Requirements promulgated by a Governmental Entity, fiduciary duty or Contract entered into prior to the date of this Agreement; provided that the parties shall use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under the circumstances in which the restrictions in Subclauses (i) and (ii) apply.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to (i) modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice.

5.5 Public Disclosure. Without limiting any other provision of this Agreement, LTX-Credence and Verigy will consult with each other before issuing, and provide each other a reasonable opportunity to review, comment upon and concur with, and use its respective commercially reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, and will not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned; provided however, that a party may, without the prior written consent of the other party, issue any such press release or make such statement to the extent required by law or any listing agreement with Nasdaq or any other applicable national securities exchange or market. The parties hereto have agreed to the text of the joint press release announcing the signing of this Agreement. Notwithstanding the foregoing, (i) each of Verigy and LTX-Credence may make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by LTX-Credence and Verigy (or individually, if approved by the other party) and (ii) in the event that there has been a Change of Recommendation pursuant to Section 5.3(d) hereof, neither Verigy nor LTX-Credence will have any further obligation to consult with each other, and agree, before issuing any press release or otherwise making any public statement with respect to the Transaction, this Agreement or any Acquisition Proposal.

5.6 Regulatory Filings; Reasonable Best Efforts.

(a) Regulatory Filings. Each of the Verigy Parties and LTX-Credence shall coordinate and cooperate with one another and shall each use reasonable best efforts to comply with all Legal Requirements with respect to the Holdco LTX-Credence Merger and the LTD LTX-Credence Merger and the other transactions contemplated hereunder, and as promptly as practicable after the date hereof, each of the Verigy Parties and LTX-Credence shall use reasonable best efforts to make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Entity in connection with the Holdco LTX-Credence Merger and the LTD LTX-Credence Merger and the other transactions contemplated hereby, including: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) any filings required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto (the “Specified Governmental Authorities”), and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Transaction. Each of the Verigy Parties and LTX-Credence shall use reasonable best efforts to cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.

(b) Exchange of Information. The Verigy Parties and LTX-Credence each shall use reasonable best efforts to promptly supply the other with any information which may be required in order to effectuate any filings or applications pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and applicable privileges, including the attorney-client privilege, each of LTX-Credence and Verigy shall (i) consult with the other prior to taking a position with respect to any such filing or application, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals (collectively, “Briefings”) before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement) and (iii) coordinate with the other in preparing and exchanging such information. It is acknowledged and agreed that the parties hereto shall have, except where prohibited by applicable Legal Requirements, joint responsibility for determining the strategy for dealing with any Governmental Entity with responsibility for reviewing the Transaction with respect to antitrust or competition issues. Subject to applicable Legal Requirements, no party hereto shall participate in any meeting with any Governmental Entity in respect of any such filings, applications, Briefings, investigation, proceeding or other inquiry without giving the other parties hereto prior notice of such meeting.

(c) Notification. Each of the Verigy Parties and LTX-Credence will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements and (iii) any notices of pending or contemplated investigations by or before a Governmental Entity relating to this Agreement, the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger, as applicable, or any other transactions contemplated by this Agreement (including any proceedings initiated by a private party). Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), the Verigy Parties or LTX-Credence, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Reasonable Best Efforts. Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the causing of the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and, subject to the limitations set forth herein, the taking of all steps and remedies as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents, (iv) (A) resolving any objections that may be raised by the FTC, the DOJ or a Specified Governmental Authority with respect to the Transaction, and (B) avoiding or eliminating every impediment under applicable antitrust laws that may be asserted by the FTC, the DOJ or a Specified Governmental Authority with respect to the Transaction, including making such reasonable undertakings as may be requested by the FTC, the DOJ and the Specified Governmental Authorities, the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed or lifted, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, LTX-Credence and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger, as applicable, this Agreement or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Transaction and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Transaction, this Agreement and the transactions contemplated hereby.

(e) Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Verigy or LTX-Credence or any Subsidiary or affiliate thereof to agree to (i) any divestiture, by itself or any of its affiliates, of shares of capital stock or of any business, assets or property of Verigy or its Subsidiaries or affiliates, or of LTX-Credence or its Subsidiaries or affiliates, in each case that would be material to Verigy after giving effect to the Transaction and the other transactions contemplated by this Agreement or (ii) the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Neither Verigy nor LTX-Credence shall take or agree to take any action identified in the immediately preceding sentence without the prior written consent of the other.

5.7 Notification of Certain Matters.

(a) By LTX-Credence.

(i) LTX-Credence shall give prompt notice to Verigy of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of LTX-Credence to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(ii) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement pursuant to its terms, LTX-Credence shall give prompt notice to Verigy of (A) any material notice or other material communication received by it from any Governmental Entity in connection with the transactions contemplated by this Agreement, (B) any notice or other written communication received by it from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any LTX-Credence Material Contract to which such party or any of its Subsidiaries is a party or (C) any notice or other written communication received by LTX-Credence or any of its Subsidiaries from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such Person material to the business of LTX-Credence and its Subsidiaries, taken as a whole, is or may be required in connection with the transactions contemplated by this Agreement.

(iii) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement pursuant to its terms, LTX-Credence shall promptly advise Verigy orally and in writing of any litigation commenced after the date hereof against Verigy or any of its directors by any of its current or former shareholders (on their own behalf or on behalf of the company) relating to this Agreement or the transactions contemplated hereby and shall keep Verigy reasonably informed regarding any such litigation. LTX-Credence shall give Verigy the opportunity to consult regarding the defense or settlement of any such shareholder litigation and shall consider Verigy’s views with respect to such shareholder litigation.

(b) By Verigy.

(i) The Verigy Parties shall give prompt notice to LTX-Credence of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Verigy to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(ii) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement pursuant to its terms, Verigy shall give prompt notice to LTX-Credence of (A) any material notice or other material communication received by it from any Governmental Entity in connection with the transactions contemplated by this Agreement, (B) any notice or other written communication received by it from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any Verigy Material Contract to which such party or any of its Subsidiaries is a party or (C) any notice or other written communication received by Verigy or any of its Subsidiaries from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such Person material to the operation of Verigy and its Subsidiaries, taken as a whole, is or may be required in connection with the transactions contemplated by this Agreement.

(iii) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Effective Time and termination of this Agreement pursuant to its terms, Verigy shall promptly advise LTX-Credence orally and in writing of any litigation commenced after the date hereof against LTX-Credence or any of its directors by any of its current or former shareholders (on their own behalf or on behalf of the company) relating to this Agreement or the transactions contemplated hereby and shall keep LTX-Credence reasonably informed regarding any such litigation. Verigy shall give LTX-Credence the opportunity to consult regarding the defense or settlement of any such shareholder litigation and shall consider LTX-Credence’s views with respect to such shareholder litigation.

5.8 Third-Party Consents. As soon as practicable following the date hereof, Verigy and LTX-Credence will each use commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby; provided that neither this Section 5.8 nor any other provision of this Agreement shall obligate Verigy or LTX-Credence to obtain any consents, waivers or approvals which are conditioned upon any material payments or incurrence of other material obligations by Verigy, LTX-Credence or any of their respective Subsidiaries.

5.9 LTX-Credence Equity Awards and Employee Benefits.

(a) Assumption of Stock Options and Plans. At the Effective Time, all LTX-Credence Assumed Plans and each then outstanding LTX-Credence Option, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by Verigy or Holdco, as applicable, in respect of only the remaining term of each outstanding LTX-Credence Option (which shall comprise the option period commencing from the Effective Time and ending at the original expiration date of the term of the relevant LTX-Credence Option) (the “Remaining Term”); provided, however, that no LTX-Credence Option shall be assumed to the extent that (i) with respect to an LTX-Credence Option holder who is an employee of LTX-Credence or its Subsidiaries at the Effective Time, has a Remaining Term in excess of 10 years, or (ii) with respect to an LTX-Credence Option holder who is a non-employee of LTX-Credence or its Subsidiaries at the Effective Time, has a Remaining Term in excess of five years. Subject to the foregoing, and except as otherwise set forth in Section 5.9(a)(i) of the LTX-Credence Disclosure Schedule, each LTX-Credence Option so assumed by Verigy or Holdco, as applicable, under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable LTX-Credence Option (including any applicable stock option agreement or other document evidencing such LTX-Credence Option) immediately prior to the Effective Time (including vesting or exercisability provisions and including the Remaining Term), except that (A) each LTX-Credence Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Issued Ordinary Shares equal to the product of the number of shares of LTX-Credence Common Stock that were issuable upon exercise of such LTX-Credence Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of Issued Ordinary Shares and (B) the per share exercise price for the Issued Ordinary Shares issuable upon exercise of such assumed LTX-Credence Option will be equal to the quotient determined by dividing the exercise price per share of LTX-Credence Common Stock at which such LTX-Credence Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Each assumed LTX-Credence Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time, except to the extent such LTX-Credence Option by its terms in effect prior to the date hereof and not otherwise amended prior to the

Effective Time provides for acceleration of vesting. As soon as reasonably practicable following the Closing Date, Verigy or Holdco, as applicable, will deliver to each Person who holds an assumed LTX-Credence Option a document evidencing the foregoing assumption of such LTX-Credence Option by Verigy or Holdco. It is the intention of the parties that the assumption of the LTX-Credence Options shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code, the Treasury Regulations promulgated thereunder and under other applicable Legal Requirements. LTX-Credence shall take all steps necessary to cause the foregoing provisions of this Section 5.9(a) to occur, including but not limited to obtaining all necessary consents and delivering all required notices. Verigy, Holdco and LTX-Credence will cooperate and coordinate with respect to any materials to be submitted to the holders of LTX-Credence Options in connection with any notice or consent required under this Section 5.9(a). By virtue of the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger, as applicable, and without any action by any holders of equity awards, Holdco or Verigy, as applicable, shall, subject to the foregoing, assume all LTX-Credence stock plans set forth in Section 5.9(a)(ii) of the LTX-Credence Disclosure Schedule (the “LTX-Credence Assumed Plan(s)”), with such assumption to be effective at the Effective Time. Upon and following the Effective Time, Holdco or Verigy, as applicable, will be able to grant stock awards, to the extent permissible by applicable Legal Requirements and applicable stock exchange listing regulations, under the terms of the LTX-Credence Assumed Plan(s), to issue the reserved but unissued shares of LTX-Credence Common Stock under such LTX-Credence Assumed Plan(s) and the shares that would otherwise return to the LTX-Credence Assumed Plan(s) pursuant to the terms thereof, except that (i) shares of LTX-Credence Common Stock covered by such awards will be Issued Ordinary Shares and (ii) immediately upon the Effective Time, all references to a number of shares of LTX-Credence Common Stock will be (A) changed to reference Issued Ordinary Shares and (B) converted to a number of Issued Ordinary Shares equal to the product of the number of shares of LTX-Credence Common Stock multiplied by the Exchange Ratio, rounded down to the nearest whole number of Issued Ordinary Shares. The board of directors of Holdco or Verigy, as applicable, (or a committee thereof) shall, effective as of the Effective Time, become the administrator of the LTX-Credence Assumed Plan(s).

(b) Incentive Stock Options. The conversion of LTX-Credence Employee Options provided for in Section 5.9(a) with respect to any options which are intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code, and the conversion of LTX-Credence Employee Options provided for in Section 5.9(a) with respect to all such LTX-Credence Employee Options shall be effected in a manner intended to satisfy the requirements of Sections 409A of the Code and the Treasury Regulations promulgated thereunder.

(c) LTX-Credence Restricted Share Units. At the Effective Time, each LTX-Credence Restricted Share Unit then outstanding shall be assumed by Verigy or Holdco, as applicable. Subject to, and in accordance with, the terms of the applicable LTX-Credence Stock Plan and any applicable award or other agreement, each LTX-Credence Restricted Share Unit shall be converted into the right to receive the number of Issued Ordinary Shares (or an amount in respect thereof for cash settled LTX-Credence Restricted Share Units) equal to the number of shares of LTX-Credence Common Stock subject to the LTX-Credence Restricted Share Unit immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole number of Issued Ordinary Shares). Each LTX-Credence Restricted Share Unit shall otherwise have the same terms and conditions as were in effect immediately prior to the Effective Time. LTX-Credence shall not take or permit any action which would accelerate vesting, settlement or delivery of any LTX-Credence Restricted Share Unit, except to the extent required by their terms as in effect on the date hereof. Copies of the relevant agreements governing such LTX-Credence Restricted Share Unit and the vesting thereof have been provided to Verigy. LTX-Credence shall take all steps necessary to cause the foregoing provisions of this Section 5.9(c) to occur, including but not limited to obtaining all necessary consents and delivering all required notices. Verigy, Holdco and LTX-Credence will cooperate and coordinate with respect to any materials to be submitted to the holders of LTX-Credence Restricted Stock Units in connection with any notice or consent required under this Section 5.9(c).

(d) Service Recognition. From and after the Effective Time, Verigy or Holdco, as applicable, will, or will cause the Surviving Corporation to, recognize the prior service with LTX-Credence or its Subsidiaries of each employee of LTX-Credence or its Subsidiaries as of the Effective Time (the “LTX-Credence Current Employees”) in connection with all employee benefit plans, programs or policies (including vacation) of Verigy or Holdco, as applicable, or its affiliates in which LTX-Credence Current Employees are eligible to participate following the Effective Time, for purposes of eligibility (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or vesting of or eligibility for future equity based awards, or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, Verigy, Holdco or the Surviving Corporation shall provide LTX-Credence Current Employees health and welfare benefits pursuant to employee benefit plans, programs, policies or arrangements maintained by Verigy, Holdco, the Surviving Corporation, or any Subsidiary of Verigy or Holdco that provide coverage and benefits which are no less favorable in the aggregate than those provided to employees of LTX-Credence immediately preceding the Effective Time, which comparable coverage shall continue until at least the earlier of December 31, 2011 or such time as the LTX-Credence Current Employees are provided with coverage and benefits which are no less favorable in the aggregate than those provided to persons with Verigy holding comparable positions. From and after the Effective Time, Verigy or Holdco, as applicable, will, or will cause the Surviving Corporation, to use commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with LTX-Credence) under any group health plans of Verigy, Holdco or its affiliates to be waived with respect to LTX-Credence Current Employees and their dependents to the extent waived under the corresponding plan in which such LTX-Credence Current Employees participated immediately prior to the Effective Time or, if more favorable, the plan in which they participate after the Effective Time.

(e) Termination of LTX-Credence Purchase Plan. Prior to the Effective Time, LTX-Credence shall take all action that may be necessary to cause all participants’ rights under all current offering periods under the LTX-Credence Purchase Plan to terminate on or prior to the day immediately preceding the Closing Date and to allow all participants to purchase prior to the Effective Time shares of LTX-Credence Common Stock based on any purchase rights accrued as of such date as provided by the terms of the LTX-Credence Purchase Plan. To the extent shares of LTX-Credence Common Stock are not purchased as provide in the preceding sentence, on the day immediately preceding the Closing Date all accumulated payroll deductions allocated to each participant’s account under the LTX-Credence Purchase Plan shall be returned to each participant as provided by the terms of the LTX-Credence Purchase Plan and no shares of LTX-Credence Common Stock shall be purchased under the LTX-Credence Purchase Plan for such final offering period. As of the close of business on the day immediately prior to the Closing Date, LTX-Credence shall have terminated the LTX-Credence Purchase Plan and provided such notice of termination as may be required by the terms of the LTX-Credence Purchase Plan. The form and substance of any such notice regarding the LTX-Credence Purchase Plan termination shall be subject to the review and approval of Verigy, which shall not be unreasonably withheld, conditioned or delayed.

(f) Termination of 401(k) Plans. Unless otherwise requested by Verigy in writing prior to the Effective Time, LTX-Credence shall cause to be adopted at least one day prior to the Closing Date resolutions of LTX-Credence’s Board of Directors to cease all contributions to any and all 401(k) plans maintained or sponsored by LTX-Credence or any of its Subsidiaries (collectively, the “401(k) Plans”), and to terminate the 401(k) Plans, effective on the day preceding the Closing Date, but conditioned upon the occurrence of the Closing. The form and substance of such resolutions shall be subject to the review and approval of Verigy, which shall not be unreasonably withheld, conditioned or delayed. LTX-Credence shall deliver to Verigy an executed copy of such resolutions as soon as practicable following their adoption by LTX-Credence’s Board of Directors and shall fully comply with such resolutions.

5.10 Verigy Equity Awards.

(a) Assumption of Stock Options and Plans. If the Holdco Reorganization occurs, then at the Effective Time each then outstanding Verigy Option, including Verigy Options under the Verigy Employee Shares

Purchase Plan, as amended, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by Holdco. Each Verigy Option so assumed by Holdco under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Verigy Option (including any applicable stock option agreement or other document evidencing such Verigy Option) immediately prior to the Effective Time (including vesting or exercisability provisions), except that each Verigy Option will be exercisable (or will become exercisable in accordance with its terms) for the same number of whole Holdco Ordinary Shares. Each assumed Verigy Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time, except to the extent such Verigy Option by its terms in effect prior to the date hereof and not otherwise amended prior to the Effective Time provides for acceleration of vesting. As soon as reasonably practicable following the Closing Date, Holdco will deliver to each Person who holds an assumed Verigy Option a document evidencing the foregoing assumption of such Verigy Option by Holdco. It is the intention of the parties that the assumption of the Verigy Options shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code, the Treasury Regulations promulgated thereunder and under other applicable Legal Requirements. Verigy shall take all steps necessary to cause the foregoing provisions of this Section 5.10(a) to occur, including but not limited to obtaining all necessary consents and delivering all required notices. Verigy, Holdco and LTX-Credence will cooperate and coordinate with respect to any materials to be submitted to the holders of Verigy Options in connection with any notice or consent required under this Section 5.10(a).

By virtue of the Holdco Reorganization and without any action by any holders of equity awards, Holdco shall assume all Verigy stock plans and the Verigy Employee Shares Purchase Plan, as amended (the “Verigy Assumed Plan(s)”), with such assumption to be effective at the Effective Time. Upon and following the Effective Time, Holdco will be able to grant stock awards, to the extent permissible by applicable Legal Requirements and applicable stock exchange listing regulations, under the terms of the Verigy Assumed Plan(s), to issue the reserved but unissued Verigy Ordinary Shares under such Verigy Assumed Plan(s) and the shares that would otherwise return to the Verigy Assumed Plan(s) pursuant to the terms thereof, except that (i) Verigy Ordinary Shares covered by such awards will be Holdco Ordinary Shares and (ii) immediately upon the Effective Time, all references to a number of Verigy Ordinary Shares will be changed to reference Holdco Ordinary Shares. The board of directors of Holdco (or a committee thereof) shall, effective as of the Effective Time, become the administrator of the Verigy Assumed Plan(s).

(b) Incentive Stock Options. The conversion of Verigy Options provided for in Section 5.10(a) with respect to any options which are intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code, and the conversion of Verigy Options provided for in Section 5.10(a) with respect to all such Verigy Options shall be effected in a manner intended to satisfy the requirements of Sections 409A of the Code and the Treasury Regulations promulgated thereunder.

(c) Verigy Restricted Share Units. If the Holdco Reorganization occurs, then at the Effective Time, each Verigy Restricted Share Unit then outstanding shall be assumed by Holdco. Subject to, and in accordance with, the terms of the applicable Verigy Stock Plan and any applicable award or other agreement, each Verigy Restricted Share Unit shall be converted into the right to receive the number of Holdco Ordinary Shares (or an amount in respect thereof for cash settled Verigy Restricted Share Units) equal to the number of Verigy Ordinary Shares subject to the Verigy Restricted Share Unit immediately prior to the Effective Time. Each Verigy Restricted Share Unit shall otherwise have the same terms and conditions as were in effect immediately prior to the Effective Time. Verigy shall not take or permit any action which would accelerate vesting, settlement or delivery of any Verigy Restricted Share Unit, except to the extent required by their terms as in effect on the date hereof. Copies of the relevant agreements governing such Verigy Restricted Share Unit and the vesting thereof have been provided to Holdco. Verigy shall take all steps necessary to cause the foregoing provisions of this Section 5.10(c) to occur, including but not limited to obtaining all necessary consents and delivering all required notices. Verigy, Holdco and LTX-Credence will cooperate and coordinate with respect to any materials to be submitted to the holders of Verigy Restricted Share Units in connection with any notice or consent required under this Section 5.10(c).

5.11 Indemnification.

(a) Indemnity. From and after the Effective Time, Verigy (or if the Holdco LTX-Credence Merger occurs, Holdco) shall, and shall, subject to applicable Legal Requirements, cause the Surviving Corporation to (Verigy, Holdco, and/or the Surviving Corporation, as applicable, being referred to in this Section as the “Obligor”), jointly and severally, indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of LTX-Credence or any of its Subsidiaries or any predecessor entity (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of LTX-Credence or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, according to the indemnification provisions of LTX-Credence’s articles of organization and bylaws as in effect on the date of this Agreement. From and after the Effective Time, subject to applicable Legal Requirements, (i) Verigy (or if the Holdco LTX-Credence Merger occurs, Holdco) shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of LTX-Credence pursuant to any indemnification agreement existing prior to the date hereof between LTX-Credence and any Indemnified Party (the “Indemnification Agreements”), true and correct copies of which have been provided to Verigy prior to the date hereof and (ii) articles of organization and bylaws of the Surviving Corporation will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the articles of organization and bylaws of LTX-Credence as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by applicable Legal Requirements. For the avoidance of doubt, and without limiting the foregoing, each of Verigy and Holdco acknowledges and agrees, on its own behalf and on behalf of the Surviving Corporation, that:

(1) (A)(I) the Indemnified Parties may have certain rights to insurance obtained on their own behalf (collectively, the “Individual Insurance”), (II) the Obligor is the indemnitor of first resort (i.e., the Obligor’s obligations to the Indemnified Parties are primary and any obligation of the providers of the Individual Insurance to advance expenses or to provide indemnification/insurance for the same expenses or liabilities incurred by the Indemnified Parties are secondary), (III) the Obligor shall be required to advance the full amount of expenses incurred by the Indemnified Parties and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of the Indemnification Agreements and the articles of organization and bylaws of the Surviving Corporation, without regard to any rights the Indemnified Parties may have against the providers of the Individual Insurance, (IV) the Obligor irrevocably waives, relinquishes and releases the providers of the Individual Insurance from any and all claims against the providers of the Individual Insurance for contribution, subrogation or any other recovery of any kind, (V) no advancement or payment by the providers of the Individual Insurance on behalf of the Indemnified Parties with respect to any claim for which any of the Indemnified Parties has sought indemnification from any Obligor shall affect the foregoing and to the extent consistent with the terms of the Individual Insurance the providers of the Individual Insurance shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of any such Indemnified Parties against any Obligor; and

(2) the Indemnification Agreements provide for the advancement of expenses through a final non-appealable adjudication, and that no Obligor may commence litigation or any other proceeding seeking to limit such right of advancement.

(b) Insurance. For a period of six years after the Effective Time, Verigy (or if the Holdco LTX-Credence Merger occurs, Holdco) shall cause the Surviving Corporation to maintain in effect LTX-Credence’s current directors’ and officers’ liability insurance (the “D&O Insurance”) covering those

Persons who are covered by the D&O Insurance as of the date hereof, a complete and accurate copy of which has been provided to Verigy, for events occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated herby, to the extent that such acts or omissions are covered by the D&O Insurance) on terms and in amounts at least as favorable to such Persons as provided in the D&O Insurance; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year in excess of 200% of the annual premium currently paid by LTX-Credence for such coverage (which LTX-Credence represents and warrants to be as set forth in Section 5.11(b) of the LTX-Credence Disclosure Schedule) (and to the extent the annual premium would exceed 200% of the annual premium currently paid by LTX-Credence for such coverage, Verigy (or if the Holdco LTX-Credence Merger occurs, Holdco) shall cause the Surviving Corporation to maintain the maximum amount of coverage as is reasonably available for such 200% of such annual premium). To the extent that a six year “tail” policy to extend LTX-Credence’s existing D&O Insurance is available at or prior to the Closing such that the lump sum payment for such coverage does not exceed 250% of the annual premium currently paid by LTX-Credence for such coverage, LTX-Credence may, at its option, obtain such “tail” policy. In the event that LTX-Credence purchases such “tail” policy prior to the Closing, Verigy shall not take any action to cause the “tail” policy to cease to be in full force and effect and such “tail” policy shall satisfy Verigy’s obligation under this Section 5.11.

(c) Third–Party Beneficiaries. This Section 5.11 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on Verigy (or if the Holdco LTX-Credence Merger occurs, Holdco) and the Surviving Corporation and its successors and assigns. The obligations under this Section 5.11 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.11(b) without the prior written consent of such affected Indemnified Party or other person. In the event Verigy (or if the Holdco LTX-Credence Merger occurs, Holdco) or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Verigy (or if the Holdco LTX-Credence Merger occurs, Holdco) or the Surviving Corporation, as the case may be, honors the obligations set forth with respect to Verigy (or if the Holdco LTX-Credence Merger occurs, Holdco) or the Surviving Corporation, as the case may be, in this Section 5.11.

5.12 Form S-8. Verigy (or if the Holdco LTX-Credence Merger occurs, Holdco) agrees to file with the SEC, no later than ten business days after the Closing Date, a registration statement on Form S-8 (or any successor form) relating to the Issued Ordinary Shares issuable with respect to assumed LTX-Credence Options and issuable upon settlement of LTX-Credence Restricted Share Units eligible for registration on Form S-8 and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

5.13 Tax Consequences.

(a) None of the Verigy Parties or LTX-Credence shall, and they shall not permit any of their respective Subsidiaries to, take any action (or fail to take any action) prior to or following the Closing that (i) if the Holdco Reorganization does not occur, would reasonably be expected to cause the LTD LTX-Credence Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or to be subject to tax as a result of the application of Section 367(a) of the Code, or (ii) if the Holdco Reorganization occurs, would reasonably be expected to cause the Holdco LTX-Credence Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or the Combined Transaction to fail to qualify as an exchange governed by Section 351 of the Code, or the Holdco LTX-Credence Merger or the Combined Transaction to be subject to tax as a result of the application of Section 367(a) of the Code.

(b) Verigy, on its behalf and on behalf of each of the other Verigy Parties, and LTX-Credence shall execute and deliver to each of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“Wilson Sonsini”), counsel to the Verigy Parties, and Wilmer Cutler Pickering Hale and Dorr LLP, counsel to LTX-Credence (“WilmerHale”), tax representation letters, in customary form, at such time or times as reasonably requested by each such law firm in connection with its delivery of the tax opinions referred to in Section 6.1(g) and tax opinions satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.13(b).

5.14 Board of Directors and Senior Management.

(a) On or prior to the Effective Time, Verigy (or if the Holdco LTX-Credence Merger occurs, Holdco) shall take all action necessary to (i) cause the Board of Directors of Verigy or Holdco, as applicable, to adopt resolutions approving the Charter Amendment (in the case of Verigy, and to the extent the Charter Amendment is approved by the requisite vote of the holders of Verigy Ordinary Shares) and to adopt resolutions causing the Holdco Charter Documents to reflect all provisions set forth in the Charter Amendment (in the case of Holdco), in each case to become effective as of immediately following the Effective Time, (ii) cause the Board of Directors of Verigy or Holdco, as applicable, effective as of immediately following the Effective Time to consist of (A) Verigy’s President and Chief Operating Officer as of the date hereof, (B) LTX-Credence’s Chief Executive Officer as of the date hereof, (C) six additional members of Verigy’s Board of Directors as of the date hereof designated by Verigy and (D) four additional members of LTX-Credence’s Board of Directors as of the date hereof designated by LTX-Credence, (iii) cause the individuals identified or designated pursuant to subclauses (B) and (D) of the preceding clause (ii) to be appointed to the Board of Directors of Verigy or Holdco, as applicable, effective as of immediately following the Effective Time, and (iv) effective immediately prior to the appointment of the individuals specified in the preceding clause (iii), obtain the resignations of the Verigy directors who are not identified or designated pursuant to subclauses (A) and (C) of the preceding clause (ii). The director designations set forth in (A), (B), (C) and (D) will be allocated as follows (with Verigy’s President and Chief Operating Officer as of the date hereof constituting a Verigy designee and LTX-Credence’s Chief Executive Officer as of the date hereof constituting an LTX-Credence designee for this purpose): (1) two Verigy designees and two LTX-Credence designees shall be appointed to serve in the class whose term expires at the 2014 annual meeting of shareholders, (2) three Verigy designees and one LTX-Credence designee shall be appointed to serve in the class whose term expires at the 2013 annual meeting of shareholders and (3) two Verigy designees and two LTX-Credence designees shall be appointed to serve in the class whose term expires at the 2012 annual meeting of shareholders.

(b) On or prior to the Effective Time, the Board of Directors of Verigy (or Holdco, if the Holdco LTX-Credence Merger occurs) shall take all actions necessary to cause (i) Verigy’s President and Chief Operating Officer as of the date hereof and LTX-Credence’s Chief Executive Officer as of the date hereof to be appointed and serve as Co-Chief Executive Officers of Verigy (or Holdco, if the Holdco LTX-Credence Merger occurs) from and after the Effective Time (the “Co-Chief Executive Officers”), (ii) Verigy’s Chief Financial Officer as of the date hereof to be appointed and serve as the Chief Financial Officer of Verigy (or Holdco, if the Holdco LTX-Credence Merger occurs), from and after the Effective Time, (iii) Verigy’s Chairman and Chief Executive Officer as of the date hereof to be appointed as the Chairman of the Board of Directors of Verigy or Holdco, as applicable, not later than from and after the Effective Time and (iv) the current Chairman of the Board of Directors of LTX-Credence as of the date hereof designated by LTX-Credence shall be appointed as the “Lead Independent Director” of the Board of Verigy or Holdco, as applicable from and after the Effective Time, each to hold office until his successor is elected and qualified or otherwise in accordance with the Verigy Charter Documents (as amended by the Charter Amendment) or the Holdco Charter Documents as amended following the Holdco Reorganization, as applicable (which Holdco Charter Documents, as amended, shall be in the form of the Verigy Charter Documents, as amended by the Charter Amendment). For the avoidance of doubt, the Scheme of Arrangement shall provide that the Holdco Charter Documents upon consummation of the Holdco Reorganization shall be in the form of the Verigy Charter Documents, after giving effect to the Charter Amendment.

(c) The Co-Chief Executive Officers shall use commercially reasonable efforts to determine the post-Effective Time management construct of Verigy (or Holdco, if the Holdco LTX-Credence Merger occurs) within ninety (90) days following the date hereof.

(d) Effective no later than the Effective Time, the Board of Directors of Verigy (or Holdco, if the Holdco LTX-Credence Merger occurs) will (i) take all action necessary to cause the formation of a standing Executive Committee of the Board of Directors of Verigy or Holdco, as applicable, comprised solely of the current Chairman of the Board of Directors of each of Verigy and LTX-Credence, and (ii) establish the responsibilities of such committee, which shall include the responsibility to facilitate dispute resolution between the Co-Chief Executive Officers, if required, and if the dispute resolution fails, to determine and decide the particular issue at hand.

(e) Notwithstanding anything to the contrary set forth herein, if the Charter Amendment is not approved by the requisite vote of the holders of Verigy Ordinary Shares but the LTD LTX-Credence Merger is consummated, (i) Verigy shall take all necessary action prior to the Closing to cause the Board of Directors of Verigy to amend its Corporate Governance Guidelines, effective as of the Effective Time, to reflect that (A) the removal of either of the Co-Chief Executive Officers prior to the two-year anniversary of the Closing Date shall require the approval of two-thirds of the members then serving on Verigy’s Board of Directors (the “Co-CEO Protective Provision”) and (B) any amendment of, or modification to, the Co-CEO Protective Provision shall require the approval of two-thirds the members then serving on Verigy’s Board of Directors, (ii) notwithstanding Sections 5.14(a)(ii)(C) and (D) above and the last sentence of Section 5.14(a), the Verigy Board of Directors shall be constituted as follows: (x) five members of Verigy’s Board of Directors as of the date hereof shall be designated by Verigy (and shall include Verigy’s President and Chief Operating Officer as of the date hereof and Verigy’s Chairman of the Board of Directors as of the date hereof) and (y) four members of LTX-Credence’s Board of Directors as of the date hereof shall be designated by LTX-Credence (including LTX-Credence’s President and Chief Executive Officer as of the date hereof) and (iii) cause the individuals identified or designated pursuant to the preceding clause (ii) to be appointed to the Board of Directors of Verigy in the same proportions set forth in the last sentence of Section 5.14(a) to the greatest extent possible.

5.15 Section 16 Matters. Prior to the Effective Time, Verigy and LTX-Credence shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to cause any dispositions of LTX-Credence Common Stock (including derivative securities with respect to LTX-Credence Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to LTX-Credence, and the acquisition of Verigy Ordinary Shares (including derivative securities with respect to Verigy Ordinary Shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Verigy, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.16 Merger Sub Compliance. Verigy shall cause Holdco, Merger Sub-1 and Merger Sub-2 (collectively, the “Transaction Subsidiaries”) to comply with all of the Transaction Subsidiaries’ obligations under or relating to this Agreement. The Transaction Subsidiaries shall not engage in any business which is not in connection with the Transaction and the transactions contemplated hereby.

5.17 Treatment of LTX-Credence Convertible Notes.

(a) With respect to the Indenture, dated as of May 26, 2009, between LTX-Credence and The Bank of New York Mellon Trust Company, N.A., as trustee (the “LTX-Credence Indenture”), LTX-Credence shall provide or cause to be provided, in accordance with the applicable provisions of the LTX-Credence Indenture, to the trustee under the LTX-Credence Indenture and to each Holder (as defined in the LTX-Credence Indenture), any notices required by the LTX-Credence Indenture to be delivered prior to the Effective Time in connection with the Transaction.

(b) On the Closing Date, the Surviving Corporation and Holdco, if the Holdco LTX-Credence Merger occurs, or Verigy, if the LTD LTX-Credence Merger occurs, shall execute a supplemental indenture to the LTX-Credence Indenture as may be required under the LTX-Credence Indenture in connection with the Transaction.

(c) LTX-Credence, the Surviving Corporation, Verigy or Holdco, as applicable, shall take all such further actions, including the delivery of any officers’ certificates and opinions of counsel required by the LTX-Credence Indenture and compliance with any repurchase obligations under the LTX-Credence Indenture, as may be necessary to be delivered prior to the Effective Time to comply with all of the terms and conditions of the LTX-Credence Indenture in connection with the Transaction.

5.18 Treatment of Verigy Convertible Notes if the Holdco Reorganization Occurs. In the event the Holdco Reorganization occurs:

(a) with respect to the Indenture, dated as of July 15, 2009, by and between Verigy and U.S. Bank National Association, as trustee (the “Verigy Indenture”), Verigy shall provide or cause to be provided, in accordance with the applicable provisions of the Verigy Indenture, to the trustee under the Verigy Indenture and to each Holder (as defined in the Verigy Indenture), any notices required by the Verigy Indenture to be delivered prior to the Effective Time in connection with the Holdco Reorganization;

(b) on the Initial Effective Date, Holdco shall execute a supplemental indenture to the Verigy Indenture as may be required under the Verigy Indenture in connection with the Holdco Reorganization; and

(c) Holdco and Verigy shall take all such further actions, including the delivery of any officers’ certificates and opinions of counsel required by the Verigy Indenture as may be necessary to comply with all of the terms and conditions of the Verigy Indenture in connection with the Holdco Reorganization.

5.19 Holdco Reorganization; Selective Capital Reduction. As of the date hereof, Verigy’s Board of Directors and Holdco’s Board of Directors have each approved the Holdco Reorganization and the Selective Capital Reduction, and each intends to effect both such transactions. Subject to compliance with applicable Legal Requirements and receipt of the requisite shareholder approvals, (a) as promptly as reasonably practicable following the Shareholders’ Meeting of Verigy, Verigy and Holdco shall use their respective reasonable best efforts to take such actions as may be necessary or advisable to effect the Holdco Reorganization (including making the requisite filings with, and obtaining the approval of, the High Court of the Republic of Singapore) and (b) as promptly as reasonably practicable following the Effective Time, Verigy (or Holdco, if the Holdco Reorganization occurs) shall use its reasonable best efforts to take such actions as may be necessary or advisable to effect the Selective Capital Reduction (including making the requisite filings with, and obtaining the approval of, the High Court of the Republic of Singapore). However, if following the date hereof, Verigy reasonably determines that it does not wish to pursue either or both of the Holdco Reorganization or the Selective Capital Reduction, Verigy shall consult with LTX-Credence regarding the reasons for such determination and thereafter Verigy may withdraw or abandon such transaction(s) with the prior written consent of LTX-Credence, which shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, (i) the Verigy Board of Directors may change its recommendation (if any) to the Verigy shareholders regarding the Holdco Reorganization and/or the Selective Capital Reduction at any time, provided that it has complied with its obligations to consult with, and has obtained consent from, LTX-Credence as required under this Section 5.19, and (ii) the withdrawal or abandonment of either or both of the Holdco Reorganization or the Selective Capital Reduction shall not under any circumstance constitute a Triggering Event hereunder or give LTX-Credence any rights (to terminate this Agreement or otherwise) under this Agreement other than the right to enforce Verigy’s obligations to consult LTX-Credence and obtain its consent set forth in the second sentence above. For purposes of this Agreement, the “Selective Capital Reduction” shall mean:

(1) if the Holdco Reorganization does not occur, a selective capital reduction exercise pursuant to Singapore Law for purposes of effecting an odd lot reduction program by Verigy covering holders of fewer than 100 Verigy Ordinary Shares for a total amount of up to US $35 million; or

(2) if the Holdco Reorganization occurs: (x) a pro rata capital reduction exercise pursuant to Singapore law to return up to US $35 million by Verigy to Holdco, as the sole shareholder of Verigy following the Holdco Reorganization; and (y) followed thereafter by a selective capital reduction exercise pursuant to Singapore law for purposes of effecting an odd lot reduction program by Holdco covering holders of fewer than 100 Holdco Ordinary Shares for a total amount equal to such amount received by Holdco from Verigy pursuant to clause (x), provided, however, that the aggregate amount of the capital reduction shall be subject to reduction to the extent necessary to prevent the LTD LTX-Credence Merger from being subject to tax as a result of the application of Section 367(a) of the Code or from failing to qualify as a reorganization within the meaning of Section 368(a) of the Code or, if the Holdco Reorganization occurs, to prevent the Combined Transaction from being subject to tax as a result of the application of Section 367(a) of the Code, in each case as reasonably determined by Wilson Sonsini and WilmerHale.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to the Obligations of Each Party to Effect the Transaction. The respective obligations of each party to this Agreement to effect the Transaction shall be subject to the satisfaction (or waiver, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a) Holdco Reorganization as Condition to the Holdco LTX-Credence Merger. If the Holdco Reorganization receives the requisite approvals from holders of Verigy Ordinary Shares at the Verigy shareholders meeting and the High Court of the Republic of Singapore, the Holdco Reorganization shall have been consummated prior to consummation of the Holdco LTX-Credence Merger.

(b) Verigy Shareholder Approval.

(i) If the Holdco Reorganization occurs, the Share Issuance shall have been approved by the requisite vote under applicable Legal Requirements and the rules and regulations of Nasdaq by the shareholders of Verigy and Holdco.

(ii) If the Holdco Reorganization does not occur, the Share Issuance shall have been approved by the requisite vote under applicable Legal Requirements and the rules and regulations of Nasdaq by the shareholders of Verigy.

(c) LTX-Credence Shareholder Approval. This Agreement shall have been approved by the requisite vote under applicable Legal Requirements by the shareholders of LTX-Credence.

(d) No Prohibitive Legal Requirements or Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction.

(e) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC.

(f) HSR Act and Antitrust Matters. The waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated. Satisfaction of other material foreign antitrust requirements reasonably determined by Verigy and LTX-Credence to apply prior to the Closing in connection with the transactions contemplated hereby shall have been obtained.

(g) Tax Opinions. Verigy and LTX-Credence shall each have received from their tax counsel (Wilson Sonsini and WilmerHale, respectively), in form and substance reasonably satisfactory to them, (i) if the Holdco Reorganization does not occur, written opinions to the effect that the LTD LTX-Credence Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and will not be subject to tax as a result of the application of Section 367(a) of the Code or (ii) if the Holdco Reorganization occurs, written opinions to the effect that the Holdco LTX-Credence Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and/or the Combined Transaction will constitute an exchange governed by Section 351 of the Code, and the Holdco LTX-Credence Merger and/or the Combined Transaction will not be subject to tax as a result of the application of Section 367(a) of the Code, and such opinions shall not have been withdrawn. The issuance of such opinions shall be conditioned upon the receipt by such counsel of the tax representation letters of Verigy, the applicable Transaction Subsidiary and LTX-Credence referred to in Section 5.13(b).

(h) Nasdaq Listing. The Issued Ordinary Shares to be issued in connection with the Holdco LTX-Credence Merger or the LTD LTX-Credence Merger, as applicable, and the transactions contemplated hereby shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

6.2 Additional Conditions to the Obligations of LTX-Credence. The obligation of LTX-Credence to consummate and effect the Transaction shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by LTX-Credence:

(a) Representations and Warranties. The representations and warranties of the Verigy Parties contained in this Agreement shall be true and correct on and as of the Closing Date except (A) for failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Verigy and its Subsidiaries, taken as a whole, (B) for changes expressly required by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (x) all “Material Adverse Effect” qualifications (other than the Material Adverse Effect qualification set forth in Section 3.5) and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and agreed that the phrase “similar phrases” shall not be deemed to include any dollar thresholds) and (y) any update of or modification to the Verigy Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded). LTX-Credence shall have received a certificate with respect to the foregoing signed on behalf of Verigy, with respect to the representations and warranties of Verigy, by an authorized executive officer of Verigy and a certificate with respect to the foregoing signed on behalf of the Transaction Subsidiaries, with respect to the representations and warranties of the Transaction Subsidiaries, by an authorized executive officer of the Transaction Subsidiaries.

(b) Agreements and Covenants. The Verigy Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and LTX-Credence shall have received a certificate with respect to the foregoing signed on behalf of Verigy, with respect to the covenants of Verigy, by an authorized executive officer of Verigy and a certificate with respect to the foregoing signed on behalf of the Transaction Subsidiaries, with respect to the covenants of the Transaction Subsidiaries, by an authorized executive officer of the Transaction Subsidiaries.

(c) Material Adverse Effect. No Material Adverse Effect on Verigy shall have occurred since the date hereof and be continuing.

6.3 Additional Conditions to the Obligations of the Verigy Parties. The obligations of the Verigy Parties to consummate and effect the Transaction shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Verigy on behalf of the Verigy Parties:

(a) Representations and Warranties. The representations and warranties of LTX-Credence contained in this Agreement shall be true and correct on and as of the Closing Date except (A) for failures to be true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on LTX-Credence and its Subsidiaries, taken as a whole, (B) for changes expressly required by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (x) all “Material Adverse Effect” qualifications (other than the Material Adverse Effect qualification set forth in Section 2.5) and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and agreed that the phrase “similar phrases” shall not be deemed to include any dollar thresholds) and (y) any update of or modification to the LTX-Credence Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded). The Verigy Parties shall have received a certificate with respect to the foregoing signed on behalf of LTX-Credence by an authorized executive officer of LTX-Credence.

(b) Agreements and Covenants. LTX-Credence shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and the Verigy Parties shall have received a certificate to such effect signed on behalf of LTX-Credence by an authorized executive officer of LTX-Credence.

(c) Material Adverse Effect. No Material Adverse Effect on LTX-Credence shall have occurred since the date hereof and be continuing.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the shareholders of LTX-Credence or Verigy:

(a) by mutual written consent duly authorized by the Boards of Directors of Verigy and LTX-Credence;

(b) by either LTX-Credence or Verigy if the Transaction shall not have been consummated by July 15, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose action or failure to fulfill any covenant or obligation under this Agreement has been the proximate cause of or resulted in any of the conditions to the consummation of the transactions contemplated hereby set forth in Article VI having failed to be satisfied or fulfilled on or prior to the Termination Date, and such action or failure to fulfill any covenant or obligation constitutes a material breach of this Agreement;

(c) by either LTX-Credence or Verigy if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree, ruling or other action is final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have complied in all material respects with its obligations under Section 5.6(d) to have any such order vacated or lifted or removed;

(d) by either LTX-Credence or Verigy if the required approval of the shareholders of LTX-Credence contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of LTX-Credence shareholders duly convened therefor or at any adjournment or postponement thereof at which the applicable vote is taken;

(e) by either LTX-Credence or Verigy if the required approval of the shareholders of Verigy contemplated by this Agreement with respect to the Share Issuance and the Charter Amendment shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Verigy shareholders duly convened therefor or at any adjournment or postponement thereof at which the applicable vote is taken;

(f) by Verigy if a Triggering Event (as defined below in this Section 7.1) with respect to LTX-Credence shall have occurred, provided that any such termination must occur within 10 business days after the Triggering Event;

(g) by LTX-Credence if a Triggering Event with respect to Verigy shall have occurred, provided that any such termination must occur within 10 business days after the Triggering Event;

(h) by LTX-Credence (as authorized by its Board of Directors), upon a breach of any representation, warranty, covenant or agreement on the part of any of the Verigy Parties set forth in this Agreement, or if any representation or warranty of any of the Verigy Parties shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that if such inaccuracy in any of the Verigy Parties’ representations and warranties or breach by any of the Verigy Parties is curable by any of the Verigy Parties prior to the Termination Date, then LTX-Credence may not terminate this Agreement under this Section 7.1(h) prior to 30 days following the receipt of written notice from LTX-Credence to Verigy of such inaccuracy or breach; provided further that the Verigy Parties exercise commercially reasonable efforts to cure such breach through such 30 day period (it being understood that LTX-Credence may not terminate this Agreement pursuant to this Section 7.1(h) if it shall have materially breached this Agreement or if such inaccuracy or breach by any of the Verigy Parties is cured in all material respects within such 30 day period); and

(i) by Verigy (as authorized by its Board of Directors), upon a breach of any representation, warranty, covenant or agreement on the part of LTX-Credence set forth in this Agreement, or if any representation or warranty of LTX-Credence shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that if such inaccuracy in LTX-Credence’s representations and warranties or breach by LTX-Credence is curable by LTX-Credence prior to the Termination Date, then Verigy may not terminate this Agreement under this Section 7.1(i) prior to 30 days following the receipt of written notice from Verigy to LTX-Credence of such inaccuracy or breach; provided further that LTX-Credence exercises commercially reasonable efforts to cure such breach through such 30 day period (it being understood that Verigy may not terminate this Agreement pursuant to this Section 7.1(i) if it shall have materially breached this Agreement or if such inaccuracy or breach by LTX-Credence is cured in all material respects within such 30 day period).

For the purposes of this Agreement, a “Triggering Event,” with respect to Verigy or LTX-Credence, as the case may be, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have made a Change of Recommendation, (ii) it shall have failed to include in the Proxy Statement/Prospectus the recommendation of its Board of Directors in favor of, in the case of Verigy, approval of the Share Issuance and the Charter Amendment, or in the case of LTX-Credence, the approval of this Agreement, (iii) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (iv) it shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 5.3(c)(i)), (v) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with the other party hereto and it shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of such party recommends rejection of such tender or exchange offer, (vi) it shall have publicly announced its intention to do any of the foregoing or (vii) it has knowingly committed a material breach of the provisions of Section  5.3 hereof.

7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for damages for fraud in connection with, or any intentional or willful breach of, this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, which agreement shall survive termination of this Agreement in accordance with its terms.

7.3 Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Transaction is consummated; provided, however, that Verigy and LTX-Credence shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses (which shall be paid by the party incurring such fee or expense), incurred in relation to (i) the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and premerger notification and reports forms under similar applicable Legal Requirements of other jurisdictions, in each case pursuant to Section 5.6(a).

(b) Payments.

(i) Payment by LTX-Credence. In the event that this Agreement is terminated:

(1) by Verigy pursuant to Section 7.1(f) (or after a Triggering Event occurs with respect to LTX-Credence, and as a result, this Agreement thereby becomes terminable pursuant to Section 7.1(f), LTX-Credence terminates this Agreement for another reason), then LTX-Credence shall promptly, but in no event later than two business days after the date of such termination, pay Verigy a fee equal to U.S. $15,000,000 (Fifteen Million Dollars) in immediately available funds (the “LTX-Credence Termination Fee”); or

(2) (x) by Verigy or LTX-Credence pursuant to Section 7.1(b) or Section 7.1(d) and (y) following the date hereof and prior to the termination of this Agreement pursuant to Section 7.1(b) or Section 7.1(d), as the case may be, any Acquisition Proposal with respect to LTX-Credence shall have been made known to LTX-Credence or publicly disclosed and, in either case, not withdrawn, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal in respect of LTX-Credence which is not withdrawn, and (A) within 12 months following the termination of this Agreement an Acquisition of LTX-Credence is consummated or (B) within 12 months following the termination of this Agreement LTX-Credence enters into a Contract providing for an Acquisition of LTX-Credence, then LTX-Credence shall promptly pay Verigy the LTX-Credence Termination Fee (whether or not the transaction referenced in the preceding clause (B) is consummated), but in no event later than two business days after the first to occur of (A) or (B) (it being understood that only one LTX-Credence Termination Fee shall be payable in the event that (A) and (B) both occur).

(ii) Payment by Verigy. In the event that this Agreement is terminated

(1) by LTX-Credence pursuant to Section 7.1(g) (or after a Triggering Event occurs with respect to Verigy, and as a result, this Agreement thereby becomes terminable pursuant to Section 7.1(g), Verigy terminates this Agreement for another reason), then Verigy shall promptly, but in no event later than two business days after the date of such termination, pay LTX-Credence a fee equal to U.S. $15,000,000 (Fifteen Million Dollars) in immediately available funds (the “Verigy Termination Fee”); or

(2) (x) by LTX-Credence or Verigy pursuant to Section 7.1(b) or Section 7.1(e) and (y) following the date hereof and prior to the termination of this Agreement pursuant to Section 7.1(b) or Section 7.1(e), as the case may be, any Acquisition Proposal with respect to Verigy shall have been made known to Verigy or been publicly disclosed and, in either case, not withdrawn, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal in respect of Verigy which is not withdrawn, and (A) within 12 months following the termination of this Agreement an Acquisition of Verigy is consummated or (B) within 12 months following the termination of this Agreement Verigy enters into a Contract providing for an Acquisition of Verigy, then Verigy shall promptly pay LTX-Credence the Verigy Termination Fee (whether or not the transaction referenced in the preceding clause (B) is consummated), but in no event later than two business days after the first to occur of (A) or (B) (it being understood that only one Verigy Termination Fee shall be payable in the event that (A) and (B) both occur).

(iii) Interest and Costs; Other Remedies. Each of the Verigy Parties and LTX-Credence acknowledges that the agreements contained in this Section 7.3(b) are integral parts of the transactions contemplated by this Agreement, and that, without these agreements, the other party hereto would not enter into this Agreement. Accordingly, if Verigy or LTX-Credence, as the case may be, fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, the other party hereto makes a claim that results in a judgment against the party failing to pay for the amounts set forth in this Section 7.3(b), the party so failing to pay shall pay to the other party hereto its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) from the date such payment becomes due pursuant to this Section 7.3(b) to the date paid at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not relieve any party from any liability incurred in the event of breach of this Agreement to the extent provided in clause (b) of Section 7.2 hereof.

(iv) Certain Definitions. For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to a party hereto, shall mean the transactions contemplated by an Acquisition Proposal (other than the transactions contemplated by this Agreement); provided, that for the purpose of this definition, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(g)(i), except that references to “15%” therein shall be deemed to be references to “50%.”

7.4 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger Agreement and the Transaction by the shareholders of the Verigy Parties and LTX-Credence; provided, however, after such approval, no amendment shall be made which by applicable Legal Requirements or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders of the Verigy Parties or LTX-Credence without such further approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of the Verigy Parties and LTX-Credence.

7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of LTX-Credence and the Verigy Parties contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile, or (c) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to any of the Verigy Parties, to:

Verigy, Ltd.

10100 North Tantau Ave., MS # A200

Cupertino, California 95014-2540

Attention: General Counsel

Telephone No. 408 864 2900

Telecopy No. 408 864 2991

with copies to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Michael S. Ringler, Esq.

Telephone No.: (415) 947-2000

Telecopy No.: (415) 947-2099

and

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Aaron Alter, Esq.

Telephone No.: (650) 493-9300

Telecopy No.: (650) 493-6811

(ii)	if to LTX-Credence, to:

LTX-Credence Corporation

825 University Avenue

Norwood, MA 02062-2645

Attention: General Counsel and Secretary

Telephone No.: (781) 461-1000

Telecopy No.: (781) 329-8836

with copies to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Hal J. Leibowitz, Esq.

Telephone No.: (617) 526-6000

Telecopy No.: (617) 526-5000

8.3 Interpretation; Certain Definitions.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole. When reference is made herein to a “business day,” such reference shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York, New York are authorized or required by law or other governmental action to close. When reference is made in this Agreement to information that has been “made available,” then (1) with respect to information that has been “made available” to Verigy, that shall mean that such information was either (A) included in the LTX-Credence Designated SEC Documents or (B) included in the LTX-Credence electronic data room no later than 2:00 p.m., Eastern Time, on the date of this Agreement, and (2) with respect to information that has been “made available” to LTX-Credence, that shall mean that such information was either (A) included in the Verigy Designated SEC Documents or (B) included in the Verigy electronic data room no later than 2:00 p.m., Eastern Time, on the date of this Agreement.

(b) For purposes of this Agreement, the term “LTX-Credence Designated SEC Reports” shall mean LTX-Credence’s Annual Report on Form 10-K for the fiscal year ended July 31, 2010 and any report filed with the SEC by LTX-Credence pursuant to the Exchange Act after the date of filing of such Form 10-K filed with the SEC on the SEC’s EDGAR system at least three business days prior to the date of this Agreement (other than any information that is contained solely in the “Risk Factors” and “Note Regarding Forward-Looking Statements” sections of such LTX-Credence SEC Reports, and other than any other forward-looking statements contained in such LTX-Credence SEC Reports that are of a nature that they speculate about future developments).

(c) For purposes of this Agreement, the term “Knowledge” means, with respect to LTX-Credence, the actual knowledge of the individuals listed on Section 8.3(c) of the LTX-Credence Disclosure Schedule and, with respect to Verigy, the actual knowledge of the individuals listed on Section 8.3(c) of the Verigy Disclosure Schedule.

(d) For purposes of this Agreement, the term “Verigy Designated SEC Reports” shall mean Verigy’s Annual Report on Form 10-K for the fiscal year ended October 31, 2009 and any report filed with the SEC by Verigy pursuant to the Exchange Act after the date of filing of such Form 10-K filed with the SEC on the SEC’s EDGAR system at least three business days prior to the date hereof (other than any information that is contained solely in the “Risk Factors” and “Note Regarding Forward-Looking Statements” sections of such Verigy SEC Reports, and other than any other forward-looking statements contained in such Verigy SEC Reports that are of a nature that they speculate about future developments).

(e) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with Verigy or LTX-Credence, means any change, event, development, violation, circumstance or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination of the occurrence of the Material Adverse Effect, has (i) a material adverse effect on the business, operations, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of such party and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on Verigy or LTX-Credence and such party’s Subsidiaries: (A) any Effect resulting from national, regional or world economic or political conditions, except in any case to the extent such party is materially disproportionately affected thereby as compared to such party’s industry peers, (B) conditions in the semiconductor industry, and Effects therein, except to the extent such party is materially disproportionately affected thereby as compared to such party’s industry peers, (C) any Effect resulting from actions required to be taken by the parties pursuant to the terms of this Agreement (other than, in the case of LTX-Credence, Section 4.1(a) and in the case of Verigy, Section 4.2(a)), (D) any Effect attributable to the announcement, performance or pendency of the Transaction or the other transactions contemplated by this Agreement, (E) a change in the stock price or trading volume of such entity, or any failure of such entity to meet published revenue or earnings projections, provided that clause (E) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume or failure to meet internal or published revenue or earnings projections, (F) any adverse effect resulting from any act of terrorism, war, national or international calamity, force majeure or any other similar event, except in either case to the extent such party is materially disproportionately affected thereby as compared to such party’s industry peers, (G) any Effect resulting from or relating to any change in generally accepted accounting requirements or principles or (H) any Effect resulting from changes in Legal Requirements, except to the extent such party is materially disproportionately affected thereby as compared to such party’s industry peers.

(f) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.4 Disclosure Schedules. The disclosure set forth in the LTX-Credence Disclosure Schedule and the Verigy Disclosure Schedule shall provide an exception to or otherwise qualify (a) the representations and warranties of LTX-Credence and Verigy, respectively, contained in the section or subsection of this Agreement corresponding by number to such disclosure and (b) the other representations and warranties in this Agreement to the extent it is reasonably apparent from a reading of such disclosure that such disclosure is applicable to such other representations and warranties. The parties hereby agree that no reference to or disclosure of any item or other matter in the LTX-Credence Disclosure Schedule or the Verigy Disclosure Schedule shall be construed as an admission or indication that (i) such item or other matter is material, (ii) such item or other matter is required to be referred to or disclosed in the LTX-Credence Disclosure Schedule or the Verigy Disclosure Schedule, respectively, or (iii) any breach or violation of any Legal Requirements or any Contract exists or has actually occurred.

8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.6 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the LTX-Credence

Disclosure Schedule and the Verigy Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.11.

8.7 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.9 Governing Law; Specific Performance; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided, however, that (i) the LTD LTX-Credence Merger and the Holdco LTX-Credence Merger shall be governed by the laws of the Commonwealth of Massachusetts, (ii) the Share Issuance and the Holdco Reorganization (if effected) shall be governed by the laws of the Republic of Singapore and (iii) the laws of a particular party’s jurisdiction of incorporation shall govern such party’s fiduciary obligations.

(b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

(c) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.9, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Legal Requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.11 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.12 Waiver of Jury Trial. EACH OF THE VERIGY PARTIES AND LTX-CREDENCE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE VERIGY PARTIES OR LTX-CREDENCE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

VERIGY LTD.

By:	/s/ Keith Barnes
Name: Keith Barnes
Title: Chairman and Chief Executive Officer

ALISIER LIMITED

By:	/s/ Robert Nikl
Name: Robert Nikl
Title: Authorized Representative

LOBSTER-1 MERGER CORPORATION

By:	/s/ Keith Barnes
Name: Keith Barnes
Title: President

LOBSTER-2 MERGER CORPORATION

By:	/s/ Keith Barnes
Name: Keith Barnes
Title: President

LTX-CREDENCE CORPORATION

By:	/s/ David G. Tacelli
Name: David G. Tacelli
Title: President and Chief Operating Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

November 17, 2010

Board of Directors

Verigy Ltd.

10100 North Tantau Avenue

Cupertino, CA 95014-2540

Members of the Board:

We understand that LTX-Credence Corporation (“LTX” or the “Company”), Alisier Limited (“Holdco”), Verigy Ltd. (“Verigy”), Lobster-1 Merger Corporation, a wholly owned subsidiary of Verigy (“Merger Sub 1”), and Lobster-2 Merger Corporation, a wholly owned subsidiary of Holdco (“Merger Sub 2”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 17, 2010 (the “Merger Agreement”), which provides, among other things, for either: (i)(A) a Scheme of Arrangement that provides for the exchange of all outstanding ordinary shares of Verigy (the “Verigy Common Stock”) for new ordinary shares of Holdco with the same rights, preferences and privileges (the “Holdco Common Stock”), following which Verigy will become a wholly owned subsidiary of Holdco (the “Holdco Reorganization”), and (B) the subsequent merger (the “Holdco Merger”) of Merger Sub 2 with and into the Company; or (ii) the merger (the “Lobster Merger”) of Merger Sub 1 with and into the Company. Pursuant to the Holdco Merger or the Lobster Merger, LTX will become a wholly owned subsidiary of Holdco or Verigy, respectively, and each outstanding share of common stock, par value $0.05 per share, of LTX (the “LTX Common Stock”), other than shares held by Verigy or LTX, or by any direct or indirect subsidiary of Verigy or LTX, or as to which dissenters’ rights have been perfected, will be converted into the right to receive 0.96 (the “Exchange Ratio”) shares of Holdco Common stock in the event that the Holdco Merger is effected, or Verigy Common Stock in the event that the Lobster Merger is completed. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. The Holdco Merger and the Lobster Merger are hereinafter collectively referred to as the “Merger.”

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Verigy.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of Verigy and LTX, respectively;

ii)	reviewed certain internal financial statements and other financial and operating data concerning Verigy and LTX, respectively, prepared by the managements of Verigy and LTX, respectively;

iii)	reviewed certain financial projections concerning Verigy and LTX, respectively, prepared by the managements of Verigy and LTX, respectively;

iv)	discussed the past and current operations and financial condition and the prospects of Verigy and LTX, respectively, with senior executives of Verigy and LTX, respectively;

v)	reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of Verigy and LTX, respectively;

vi)	reviewed the pro forma impact of the Merger on Verigy’s earnings per share, consolidated capitalization and financial ratios;

vii)	reviewed the reported prices and trading activity for Verigy Common Stock and LTX Common Stock, respectively;

viii)	compared the financial performance of Verigy and LTX, respectively, and the prices and trading activity of Verigy Common Stock and LTX Common Stock, respectively, with that of certain other publicly-traded companies comparable with Verigy and LTX, respectively, and their securities;

ix)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

x)	participated in discussions and negotiations among representatives of Verigy and LTX and their financial and legal advisors;

xi)	reviewed the Merger Agreement and certain related documents; and

xii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Verigy and LTX, and that formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Verigy and LTX of the future financial performance of Verigy and LTX. We have relied upon, without independent verification, the assessment by the managements of Verigy and LTX of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of Verigy and LTX; (iii) their ability to retain key employees of Verigy and LTX, respectively, and (iv) the validity of, and risks associated with, Verigy’s and LTX’s existing and future intellectual property, products, services and business models. Morgan Stanley has assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any material waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. We have also assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Verigy and its legal, tax and regulatory advisors with respect to such matters.

We have not made any independent valuation or appraisal of the assets or liabilities of Verigy and LTX, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of Verigy in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for Verigy and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to Verigy in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Verigy, LTX, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Verigy and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Verigy is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which Holdco’s or Verigy’s Common Stock will trade at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Verigy and LTX should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Verigy.

Very truly yours, MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Mathew F. Hein
Mathew F. Hein Managing Director

Annex C

November 17, 2010

The Board of Directors

LTX-Credence Corporation

825 University Avenue

Norwood, MA 02062-2645

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.05 per share (the “Company Common Stock”), of LTX-Credence Corporation (the “Company”) of the Exchange Ratio (as defined below) in the proposed business combination (the “Transaction”) of the Company and Verigy Ltd. (the “Acquiror”) pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror, Alisier Limited (“Holdco”), Lobster-1 Merger Corporation, a wholly-owned subsidiary of the Acquiror (“Merger Sub-1”), and Lobster-2 Merger Corporation, a wholly-owned subsidiary of Holdco (“Merger Sub-2”). The Agreement provides that the Transaction will be effected either through (i) the Holdco Reorganization (as defined in the Agreement), pursuant to which the Acquiror will become a wholly-owned subsidiary of Holdco, and the merger of Merger Sub-2 with and into the Company (“Option 1”) or (ii) the merger of Merger Sub-1 with and into the Company (“Option 2”). If the Transaction is effected through Option 1, the Company will become a wholly-owned subsidiary of Holdco and each outstanding share of Company Common Stock, other than shares of Company Common Stock held by the Acquiror or any direct or indirect subsidiary of the Company or the Acquiror and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive 0.960 ordinary shares of Holdco (the “Holdco Ordinary Shares”) (such ratio, the “Holdco Exchange Ratio”). If the Transaction is effected through Option 2, the Company will become a wholly-owned subsidiary of the Acquiror and each outstanding share of Company Common Stock, other than shares of Company Common Stock held by the Acquiror or any direct or indirect subsidiary of the Company or the Acquiror and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive 0.960 ordinary shares of the Acquiror (the “Acquiror Ordinary Shares”) (such ratio or the Holdco Exchange Ratio, as applicable, the “Exchange Ratio”).

In arriving at our opinion, we have (i) reviewed a draft dated November 17, 2010 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Ordinary Shares and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Company and the Acquiror relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company, the Acquiror and Holdco, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, the Acquiror or Holdco under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Acquiror, Holdco, Merger Sub-1 and Merger Sub-2 in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, the Acquiror or Holdco or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration to be paid to, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock, the Acquiror Ordinary Shares or the Holdco Ordinary Shares will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Our services have included: (i) acting as financial advisor to LTX Corporation with respect to its merger with Credence Systems Corporation in August 2008 and (ii) acting as joint lead arranger in the placement of the Acquiror’s convertible senior notes in July 2009. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. Morgan Securities LLC

Annex D

Part 13 of the Massachusetts Business Corporations Act

Chapter 156D: Section 13.01. Definitions

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder”, the record shareholder or the beneficial shareholder.

Chapter 156D: Section 13.02. Right to appraisal

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d)shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Chapter 156D: Section 13.03. Assertion of rights by nominees and beneficial owners

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Chapter 156D: Section 13.20. Notice of appraisal rights

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this Part and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this Part shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Chapter 156D: Section 13.21. Notice of intent to demand payment

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Chapter 156D: Section 13.22. Appraisal notice and form

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter.

Chapter 156D: Section 13.23. Perfection of rights; right to withdraw

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Chapter 156D: Section 13.24. Payment

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Chapter 156D: Section 13.25. After-acquired shares

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Chapter 156D: Section 13.26. Procedure if shareholder dissatisfied with payment or offer

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Chapter 156D: Section 13.30. Court action

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Chapter 156D: Section 13.31. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

Annex E

NEW ARTICLES OF ASSOCIATION

OF

VERIGY LTD.

(Adopted by Special Resolution passed on [            ])

(Incorporated in the Republic of Singapore)

TABLE “A” EXCLUDED

1. The regulations in Table “A” in the Fourth Schedule to the Companies Act, Cap 50 (as amended), shall not apply to the Company.

INTERPRETATION

2. In these Articles, unless the subject or context otherwise requires, the words standing in the first column of the table next hereinafter contained shall bear the meanings set opposite to them respectively in the second column thereof:-

the Act:	The Companies Act, Cap 50 (as amended).

Affiliate:	An affiliate of, or a person affiliated with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

these Articles:	These Articles of Association as originally framed or as altered from time to time by special resolutions.

the Board:	The board of Directors of the Company or such number of Directors as has authority to act for the Company.

the Company :	VERIGY LTD.

the Directors:	The directors of the Company for the time being.

Electronic Communication:	Communication transmitted (whether from one person to another, from one device to another, from a person to a device or from a device to a person) (a) by means of a telecommunication system or (b) by other means but while in electronic form, such that it can be received in legible form or be made legible following receipt in non–legible form and in all cases as approved by the Board.

member or shareholder:	A duly registered holder from time to time of the shares in the capital of the Company.

the Office:	The registered office of the Company for the time being.

the Register:	The principal register and where applicable, any branch register of members to be maintained at such place within or outside the Republic of Singapore as the Board shall determine from time to time.
the Seal:	The common seal of the Company.
the Secretary:	Any person appointed to perform the duties of a secretary of the Company. Where two or more persons are appointed to act as joint secretaries, this expression shall include any one of those persons.
$:	Singapore dollars, the legal currency of Singapore.

Any provision of these Articles that refers (in whatever words) to:

(a)	the Directors;

(b)	the Board;

(c)	a majority of the Directors; or

(d)	a specified number or percentage of the Directors of the Company shall, unless the context otherwise requires, apply with necessary modifications in case the Company has only one Director.

Any provision of these Articles that refers (in whatever words) to:

(a)	the members;

(b)	a majority of members; or

(c)	a specified number or percentage of members of the Company

shall, unless the context otherwise requires, apply with necessary modifications in case the Company has only one member.

Wherever any provision of these Articles (except a provision for the appointment of a proxy) requires that a communication as between the Company, its Directors or members be effected in legible form or a permitted alternative form, the requirement may be satisfied by the communication being given in the form of an Electronic Communication.

References in these Articles to “members” shall, where the Act requires, exclude the Company where it is a member by reason of its holding of its shares as treasury shares.

Words importing the singular number only shall include the plural number, and vice versa. Words importing the masculine gender only shall include the feminine and neuter gender. Words importing persons shall include corporations.

A special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of these Articles.

Expressions referring to writing shall, unless the contrary intention appears, be construed as including references to printing, lithography, photography and other modes of representing or reproducing words in a legible form.

Words or expressions contained in these Articles shall be interpreted in accordance with the provisions of the Interpretation Act, Cap 1 (as amended), and of the Act as in force at the date which these Articles become binding on the Company.

A reference in these Articles to “holders” of shares or a class of shares shall, except where otherwise provided, exclude the Company in relation to shares held by it as treasury shares.

PUBLIC COMPANY

3. The Company is a public company.

SHARE CAPITAL

4.(a) Subject to the Act, these Articles and any special rights previously conferred on the holders of any existing shares or class of shares, the Board may:

(i) allot and issue ordinary shares to such persons on such terms and conditions and for such consideration, if any, as the Board may think fit;

(ii) make or grant offers, agreements, options, warrants or other instruments that might or would require ordinary shares to be allotted and issued to such persons on such terms and conditions and for such consideration as the Board may think fit;

(iii) establish such preferred, deferred, qualified or other special rights, privileges or conditions or such restrictions, whether in regard to dividend, voting, return of capital, redemption or otherwise, as the Board may think fit with respect to additional classes of shares and, with respect to such additional classes of shares, allot and issue, or make or grant offers to issue such shares as described in paragraphs (i) and (ii) above.

(b) The Company may by ordinary resolution in a general meeting, give to the Board, a general authority, either unconditionally or subject to such conditions as may be specified in the ordinary resolution, to issue shares or options over shares (whether by way of rights, bonus or otherwise) where, unless previously revoked or varied by the Company in a general meeting, such authority to issue shares does not continue beyond the conclusion of the annual general meeting of the Company next following the passing of the ordinary resolution or the date by which such annual general meeting is required to be held, or the expiration of such other period as may be prescribed by the Act (whichever is earlier).

(c) All new shares shall be subject to the conditions of issue, and the provisions of the Act and of these Articles with reference to allotment, transfer, transmission and otherwise.

(d) The Company may, subject to and in accordance with the Act, give financial assistance for the purpose of, or in connection with the acquisition or proposed acquisition of shares or units of shares in the Company.

5. Subject to the provisions of the Act and unless otherwise provided by the terms of issue of the shares of a particular class of shares, if at any time there exist different classes of shares, the rights attached to any class may, whether or not the Company is being wound up, be varied or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class. To every such separate general meeting, the provisions of these Articles relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum shall be a member or members entitled to vote being present in person or by proxy or in the case of a corporation by a representative and holding between them a majority of the number of issued shares of the class. For the purposes of this Article “member” includes a person attending as a proxy or as representing a corporation which is a member.

6. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of the class, be deemed to be varied by the creation or issue of further shares ranking equally therewith.

7. The Company may pay commissions or brokerage fees on any issue of shares at such rate or amount and in such manner as the Directors may deem fit. Such commissions or brokerage fees may be satisfied by the payment of cash or the allotment of fully paid shares or partly in one way and partly in the other.

REGISTRATION, TRANSMISSION AND TRANSFER OF SHARES

8. The Company shall not exercise any right in respect of treasury shares other than as provided by the Act. Subject thereto, the Company may deal with its treasury shares in the manner authorised by, or prescribed pursuant to, the Act.

9. Except as required by law, no person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any share or unit of a share or (except only as by these Articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

10.(a) Every share certificate shall be issued under the Seal and shall specify the number and class of shares to which it relates, and shall bear the autographic or facsimile signatures of one Director and the Secretary or a second Director or some other person appointed by the Board. The facsimile signatures may be reproduced by mechanical, electronic or other methods approved by the Board. No certificates shall be issued representing shares of more than one class.

(b) Every person whose name is entered as a member in the register of members shall be entitled without payment to receive a certificate under the Seal of the Company in accordance with the Act but in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all such holders.

(c) The Company shall not be bound to register more than three persons as the registered holder of a share except in the case of executors or administrators of the estate of a deceased member.

(d) Subject to the payment of all or any part of the stamp duty payable (if any) on each share certificate prior to the delivery thereof which the Board in its absolute discretion may require, every person whose name is entered as a member in the register of members shall be entitled to receive within two months after the allotment of shares, and within one month after the date on which the transfer (other than such a transfer as the Company is for any reason entitled to refuse to register and does not register) of the shares is lodged with the Company, one certificate for all his shares of any one class or several certificates in reasonable denominations each for a part of the shares so allotted or transferred.

(e) Where a member transfers only part of the shares comprised in a certificate or where a member requires the Company to cancel any certificate or certificates and issue new certificates for the purpose of subdividing his holding in a different manner, the old certificate or certificates shall be cancelled and a new certificate or certificates for the balance of such shares issued in lieu thereof and such member shall pay all or any part of the stamp duty payable (if any) on each share certificate prior to the delivery thereof which the Board in its absolute discretion may require.

(f) Subject to the provisions of the Act, if any share certificate shall be defaced, worn out, destroyed, lost or stolen, it may be renewed on such evidence being produced and a letter of indemnity and/or bond, as the Board may deem fit, being given by the shareholder, the transferee, person entitled, purchaser, member firm or member company of any stock exchange upon which the shares in the Company may be listed or on behalf of its or their client or clients as the Board shall require, and in the case of defacement or wearing out, on delivery up of the old certificate and in any case on payment of such sum not exceeding $2 as the Board may from time to time require together with the amount of the proper duty for which such share certificate is chargeable under any law for the time being in force relating to stamps. In the case of destruction, loss or theft, a shareholder or person entitled to whom such renewed certificate is given shall also bear the loss and pay to the Company all expenses incidental to the investigations by the Company of the evidence of such destruction or loss.

(g) In the case of shares registered jointly in the names of several persons, any such request may be made by any one of the registered holders.

11.(a) All transfers of shares may be effected in writing in any usual or common form or in any other form acceptable to the Board. The instrument of transfer shall be signed by or on behalf of both the transferor and the transferee.

(b) The transferor shall remain the holder of the shares concerned until the name of the transferee is entered in the register of members in respect thereof.

(c) All instruments of transfer which are registered may be retained by the Company.

12.(a) There shall be no restriction on the transfer of shares (except where restricted by law, by contract or by the listing rules, rules and/or bylaws of any stock exchange upon which the shares of the Company may be listed).

(b) If the Board shall refuse to register a transfer of any share it shall, within one month from the date on which the application for transfer was made, send to the transferee a notice in writing stating the facts which are considered to justify refusal and send to both the transferor and transferee a notice of refusal as required by the Act.

(c) The Board may in its sole discretion, refuse to register any instrument of transfer of shares unless:

(i) all or any part of the stamp duty (if any) payable on each share certificate and such fee as the Board may from time to time require, is paid to the Company in respect thereof;

(ii) the instrument of transfer is in respect of only one class of shares; and

(iii) the instrument of transfer has been duly stamped with the amount of stamp duty (if any) with which it is chargeable under any law for the time being in force relating to stamps.

(d) The Board shall not register a transfer to a person who is known to them to be an infant or a person of unsound mind but the Board shall not be bound to enquire into the age or soundness of mind of any transferee.

13. Every instrument of transfer shall be left at the Office or at the office at which a branch register of members is kept for registration accompanied by the certificate of the shares to be transferred and such other evidence as the Board may require to prove the title of the transferor or his right to transfer the shares and, if the instrument of transfer is executed by some other person on his behalf, the authority of the person so to do. All instruments of transfer which are registered may be retained by the Company but any instrument of transfer which the Board may decline to register shall (except in the case of fraud) be returned to the person depositing the same together with the share certificate and notice of refusal within one month after the date on which the transfer was lodged with the Company.

14.(a) The legal personal representatives of a deceased sole holder of a share shall be the only persons recognized by the Company as having any title to the share. In the case of a share registered in the names of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only persons recognized by the Company as having any title to the share.

(b) In the case of the death of a member, the survivor or survivors where the deceased was a joint holder, and the executors and administrators of the deceased where he was the sole or only surviving holder, shall be the only person(s) recognized by the Company as having any title to his interest in the shares.

(c) Nothing in this Article shall release the estate of a deceased holder (whether sole or joint) from any liability in respect of any share held by him.

(d) There shall be paid to the Company in respect of the registration of any instrument of transfer or probate or letters of administration or certificate of marriage or of death or stop notice or power of attorney or other document relating to or affecting the title to any shares or otherwise for making any entry in the register of members affecting the title to any shares, such fee as the Board may from time to time require or prescribe.

(e) The Company shall be entitled to destroy all instruments of transfer which have been registered at any time after the expiration of six years from the date of registration thereof and all dividend mandates and notification of change of address at any time after the expiration of six years from the date of recording thereof and all share certificates which have been cancelled at any time after the expiration of six years from the date of cancellation thereof and it shall be conclusively presumed in favour of the Company that every entry in the register of members purporting to have been made on the basis of an instrument of transfer or document so destroyed was duly and properly registered and every share certificate so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company, provided always that:

(i) the provisions aforesaid shall apply only to the destruction of a document in good faith and without notice of claim (regardless of the parties thereto) to which the document might be relevant;

(ii) nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than aforesaid or in any other circumstances which would not attach to the Company in the absence of this Article; and

(iii) references herein to the destruction of any document include references to the disposal thereof in any manner.

15. Any person to whom the right to any share has been transmitted by operation of law upon producing such evidence of such transmission as the Board thinks sufficient may with the consent of the Board be registered as a member in respect of such shares or may subject to the provisions of these Articles transfer such shares. The merger of any two or more corporations under the laws of one or more foreign countries or states shall, subject to applicable laws, constitute a transmission by operation of law for the purposes of this Article.

ALTERATION OF CAPITAL

16. The Company may, by ordinary resolution, from time to time in any manner allowed by the Act:

(a) consolidate all or any of its shares;

(b) subdivide its shares or any of them; or

(c) subject to the provisions of the Act and these Articles, convert any class of shares into any other class of shares.

17. The new shares shall be subject to the same provisions with reference to the transfer, transmission and otherwise as the issued shares in that same class.

PURCHASE OF OWN SHARES

18. Subject to the provisions of the Act, the Company may purchase or otherwise acquire its own shares upon such terms and subject to such conditions as the Company may deem fit. Such shares may be held as treasury shares or cancelled as provided in the Act or dealt with in such manner as may be permitted under the Act. On cancellation of the share as aforesaid, the rights and privileges attached to that share shall expire.

GENERAL MEETINGS

19. An annual general meeting of the Company shall be held in accordance with the provisions of the Act. All general meetings other than annual general meetings shall be called extraordinary general meetings.

20. The Board may, whenever it thinks fit, convene an extraordinary general meeting and extraordinary general meetings shall also be convened on such requisition, or in default may be convened by such requisitionists, as provided by the Act.

21. Subject to the provisions of the Act, any general meeting at which it is proposed to pass a special resolution or a resolution of which special notice has been given to the Company, shall be called by twenty one days’ notice in writing at the least, and an annual general meeting and any other extraordinary general meeting by fourteen days’ notice in writing at the least. The period of notice shall in each case be exclusive of the day on which the notice is served or deemed to be served and the day on which the meeting is to be held provided that a meeting notwithstanding it has been called by a shorter notice than specified above shall be deemed to have been duly called if it is so agreed:

(a) in the case of an annual general meeting, by all the members entitled to attend and vote thereat; and

(b) in the case of an extraordinary general meeting, by a majority in the number of members having a right to attend and vote thereat, being a majority together holding not less than 95 per cent of the total voting rights of all the members having a right to attend and vote thereat.

22. Every notice calling a general meeting or annual general meeting shall specify the place, day and hour of meeting and, in the case of special business, shall specify the general nature of the business to be transacted at the meeting. In the case of an annual general meeting, the notice shall also specify the meeting as such. In the case of any general meeting at which a resolution is to be proposed as a special resolution, the notice shall contain a statement to that effect. The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any member shall not invalidate the proceedings at any meeting. There shall appear with reasonable prominence in every such notice, a statement that a member entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of him and that the proxy need not be a member of the company. The instrument appointing a proxy shall be deemed to include the authority to demand or join in demanding a poll, to move any resolution or amendment thereto and to speak at the meeting.

23. All business that is transacted at an extraordinary general meeting shall be deemed special. All business that is transacted at an annual general meeting shall be deemed special except: (i) the declaration of a dividend; (ii) the consideration of the accounts of the Company together with the reports of the Board and auditors thereon; (iii) the election of Directors; and (iv) the appointment and fixing of the remuneration of the auditors. Any notice of a general meeting to consider special business shall be accompanied by a statement regarding the effect of any proposed resolution on the Company in respect of such special business.

24.(a) No business other than the appointment of a chairman shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business. Save as herein otherwise provided, a member or members entitled to vote being present in person or by proxy or representative and holding between them a majority of the number of issued shares of the Company for the time being, present in person or by proxy at the meeting, shall be a quorum for a general meeting; provided that, where a member is represented by more than one proxy, such proxies shall count as only one member for the purpose of determining the quorum.

(b) For the purposes of this Article “member” includes a person attending as a proxy or as representing a corporation which is a member.

(c) Subject to the provisions of the Act, the Company may allow members to participate in a meeting by means of Electronic Communications whereby all persons participating in the meeting can hear each other and such participation shall constitute presence in person.

25. If within half an hour from the time appointed for the meeting (or such longer interval as the chairman of the meeting may think fit to allow) a quorum is not present, the meeting if convened upon the requisition of members shall be dissolved. When a meeting is adjourned to another time or place, unless the Act otherwise requires, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of Electronic Communications, if any, by which members present in person or by proxy may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. If at such adjourned meeting a quorum is not present, then a member or members entitled to vote being present in person or by proxy or representative and holding between them not less than 33 1/3% of the number of issued shares of the Company for the time being, present in person or by proxy at the meeting, shall constitute a quorum for such adjourned meeting, and may transact the business for which the meeting was called.

26.(a) The chairman, if any, of the Board shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he is not present within fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act, the members present shall elect one of the other Directors present to be chairman of the meeting.

(b) If an amendment shall be proposed to any resolution under consideration but shall in good faith be ruled out of order by the chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution duly proposed as a special resolution, no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.

27. The chairman of any general meeting at which a quorum is present may with the consent of the meeting (and shall if so directed by the meeting), adjourn the meeting from time to time (or sine die) and from place to place, but no business shall be transacted at any adjourned meeting other than the business which might legally have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for thirty days or more (or sine die), notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

28.(a) At any general meeting, any resolution put to the vote of the meeting shall be decided on a poll. Every member present in person or by proxy or by attorney or other duly authorized representative shall have one vote for each share he holds.

(b) A poll shall be taken in such manner and either at once or after an interval or adjournment or otherwise as the chairman directs, and the result of the poll shall be the resolution of the meeting at which the poll was taken.

(c) The chairman may, and if so requested shall, appoint scrutineers and may adjourn the meeting to some place and time fixed by him for the purpose of declaring the result of the poll.

(d) If any votes be counted which ought not to have been counted or might have been rejected, the error shall not vitiate any result of the voting unless it can be pointed out at the same meeting or at any adjournment thereof and not in any case unless it shall in the opinion of the chairman of the meeting be of significant magnitude.

(e) With respect to any ordinary resolution proposed for consideration of the Company, the resolution shall be approved if it receives the affirmative vote of a majority in number of the shares present in person or represented by proxy at the meeting and entitled to vote on the resolution.

(f) With respect to any special resolution proposed for consideration of the Company, the resolution shall be approved if it receives the affirmative vote of not less than three-fourths in number of the shares present in person or represented by proxy at the meeting and entitled to vote on the resolution.

29. Where in Singapore or elsewhere, a receiver or other person (by whatever name called) has been appointed by any court claiming jurisdiction in that behalf to exercise powers with respect to the property or affairs of any member on the ground (however formulated) of mental disorder, the Board may in its absolute discretion, upon or subject to production of such evidence of the appointment as the Board may require, permit such receiver or other person on behalf of such member to vote in person or by proxy at any general meeting or to exercise any other right conferred by membership in relation to meetings of the Company.

30. Subject to any rights or restrictions for the time being attached to any class or classes of shares and the Act, at meetings of members or classes of members, each member entitled to vote may vote in person or by proxy and every member present in person or by proxy shall have one vote for each share he holds.

31. Subject to the provisions of the Act, all general meetings may be held by means of video conference or by other means of Electronic Communications and in such manner as may be agreed by the Company. All the provisions in these Articles as to general meetings shall, mutatis mutandis, be applicable.

32. In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the register of members.

33. No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the meeting, whose decision shall be final and conclusive.

34. An instrument appointing a proxy shall be in writing in any common or usual form or in any other form which the Board may approve and (i) in the case of an individual, shall be signed by the appointor or his attorney and (ii) in the case of a corporation, shall be either given under its common seal or signed on its behalf by an attorney or a duly authorized officer of the corporation, or by such other method, means or execution of formalities as the Board may deem appropriate for (i) and (ii). A proxy may but need not be a member of the Company. The instrument appointing a proxy shall be deemed to confer authority to move any resolution or amendment thereto and to speak at the meeting.

35. A member may appoint one or more proxies to attend and vote at the same general meeting. The Company shall be entitled and bound, in determining rights to vote and other matters in respect of a completed instrument of proxy submitted to it, to have regard to the instructions (if any) given by and the notes (if any) set out in the instrument of proxy. In any case where an instrument of proxy appoints more than one proxy, the proportion of the shareholding concerned to be represented by each proxy shall be specified in the instrument of proxy. A proxy need not be a member of the Company.

36. An instrument appointing a proxy must be left, by any means legally permissible, at such place or one of such places (if any) as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting (or, if no place is so specified, at the Office of the Company) not less than forty-eight hours before the time appointed for the holding of the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used, and in default shall not be treated as valid. The instrument shall, unless the contrary is stated thereon, be valid as well for any adjournment of the meeting as for the meeting to which it relates, provided that an instrument of proxy relating to more than one meeting (including any adjournment thereof) having once been so delivered for the purposes of any meeting shall not be required again to be delivered for the purposes of any subsequent meeting to which it relates.

37. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or unsoundness of mind of the principal or revocation of the instrument or of the authority under which the instrument was executed, or the transfer of the share in respect of which the instrument is given, if no intimation in writing of such death, unsoundness of mind, revocation, or transfer as aforesaid has been received by the Company at the Office before the commencement of the meeting or adjourned meeting at which the instrument is used.

38. Any corporation which is a member of the Company may, by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company and such corporation shall for the purposes of these Articles (but subject to the Act) be deemed to be present in person at any such Meeting if a person so authorised is present thereat.

DIRECTORS: APPOINTMENT, ETC.

39. The number of the Directors shall not be less than two and shall be determined from time to time by resolution of the Board. No reduction of the authorized number of Directors shall have the effect of removing any Director before that Director is set to retire or is removed pursuant to Article 42(e). All Directors shall be natural persons.

40. A Director shall not be required to hold any shares of the Company by way of qualification. A Director who is not a member of the Company shall nevertheless be entitled to attend and speak at general meetings.

41. The Company may from time to time by ordinary resolution passed at a general meeting reduce the number of Directors, but the number of Directors shall not be less than the minimum required by the Act.

42.(a) The Directors shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board may assign Directors already in office to such classes at the time such classification becomes effective. The initial Class I Directors shall retire at the annual general meeting of the Company held in the calendar year 2012. The initial Class II Directors shall retire at the annual general meeting of the Company held in the calendar year 2013. The initial Class III Directors shall retire at the annual general meeting of the Company held in the calendar year 2014. At each annual general meeting, commencing with the annual general meeting held in the calendar year 2012 and continuing every year thereafter, successors elected by the members at the annual general meeting to replace any departing Directors of the particular class that is set to retire at the annual general meeting, and any retiring Director that is re-elected shall retire at the third consecutive annual general meeting of the Company held after their election, but not until his or her respective successor shall have been contemporaneously elected. Each retiring Director shall be eligible for re-election unless the provisions set out below in subsection (c) apply. Notwithstanding the foregoing, pursuant to section 153 of the Act, in the event that any Director is of or over the age of 70 years, the provisions of this Article 42(a) relating to the rotation and retirement of Directors pursuant to the class system shall not apply to such Director. A Director who is of or over the age of 70 years shall instead be up for re-election every year by the members at each annual general meeting.

(b) In the event that any of the initial designated Directors falling within Class I, Class II or Class III have resigned or otherwise vacated his or her office prior to the annual general meeting at which he or she is required to retire at, the Board may at any time appoint an additional Director as his or her successor to fill the vacated office. Any vacancy occurring in the Board for any cause, including by reason of an increase in the number of Directors, may be filled by a majority of the remaining Directors on the Board, although such majority is less than a quorum. Any Director elected to fill a vacancy shall hold office for the remainder of the full term of the class of Directors in which the vacancy occurred, and until a successor is contemporaneously elected.

(c) The Company, at the meeting at which a Director retires under any provision of these Articles may, by ordinary resolution, fill the office being vacated by electing thereto, with the retiring Director or some other person eligible for appointment. In default, the retiring Director shall be deemed to have been re-elected except in any of the following cases:

(i) where at such meeting it is expressly resolved not to fill such office or a resolution for the re-election of such Director is put to the meeting and lost;

(ii) where such Director is disqualified under the Act from holding office as a Director or has given notice in writing to the Company that he is unwilling to be re-elected;

(iii) where the default is due to the moving of a resolution in contravention of these Articles;

(iv) where such Director has attained any retiring age applicable to him as Director.

The retirement shall not have effect until the conclusion of the meeting except where a resolution is passed to elect some other person in the place of the retiring Director or a resolution for his re-election is put to the meeting and lost and accordingly a retiring Director who is re-elected or deemed to have been re-elected will continue in office without a break.

(d) At any general meeting of the Company, a motion for the appointment of two or more persons as Directors by a single resolution shall not be made unless a resolution that it shall be so made has first been agreed to at the meeting without any votes being given against it and any resolution passed in contravention of this Article shall be void.

(e) In accordance with the provisions of section 152 of the Act, the Company may, by ordinary resolution of which special notice has been given, remove any Director before the expiration of his period of office, notwithstanding anything in these Articles or in any agreement between the Company and such Director but without prejudice to any claim he may have for damages for breach of any such agreement. The Company in a general meeting may by ordinary resolution appoint any person in place of a Director so removed from office and any person so appointed shall hold office for the remainder of the full term of the class of Directors in which the vacancy occurred, and until a successor is contemporaneously elected. In default of such appointment, the vacancy so arising may be filled by the Directors as a casual vacancy.

43. Any Director who holds any executive office or who serves on any committee, or who otherwise performs services which in the opinion of the Board are outside the scope of the ordinary duties of a Director, may be paid such remuneration by way of salary, commission or otherwise as the Board may determine. The appointment of any Director to any other executive office shall not automatically determine if he ceases from any cause to be a Director unless the contract or resolution under which he holds office shall expressly state otherwise, in which event, such determination shall be without prejudice to any claim for damages for breach of any contract or service between him and the Company.

44. In the election of Directors pursuant to Article 42(c), the candidates receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the annual general meeting and entitled to vote on the election of Directors shall be elected, provided always that such number of affirmative votes shall not be less than the number of affirmative votes required for the passing of an ordinary resolution.

45. No person other than a Director whose term expires or who retires at the meeting shall, unless recommended by the Board for election, be eligible for appointment as a Director at any general meeting unless, not less than 120 days before the date of the notice provided to members in connection with the previous year’s annual general meeting, there shall have been lodged at the Office a written notice signed by a member or members (other than the person to be proposed for appointment) who (a) are qualified to attend and vote at the meeting for which such notice is given, (b) individually or together hold in aggregate at least five percent of the total number of issued shares of the Company (excluding treasury shares) outstanding at the time the notice is given (the “Prescribed Threshold”), and (c) have held shares representing the Prescribed Threshold for a continuous period of at least one year prior to the date on which such notice is given. To be effective, the notice relating to the nomination of a Director pursuant to this Article 45, must be accompanied by a notice in writing signed by the person to be proposed giving his consent to the nomination and signifying his candidature for the office.

46. The Company may repay to any Director all reasonable travelling, hotel and other expenses properly incurred by the Director in attending and returning from meetings of the Board or any committee of the Directors or general meetings of the Company or otherwise in connection with the business of the Company.

47. The office of Director shall become vacant if the Director:

(a) ceases to be a Director by virtue of the Act;

(b) becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c) becomes prohibited from being a Director by reason of any order made under the Act;

(d) becomes disqualified from being a Director by virtue of sections 148, 149, 149A, 154 and 155 of the Act;

(e) becomes of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental disorder;

(f) subject to section 145 of the Act, resigns his office by notice in writing to the Company;

(g) is for more than six months absent without permission of the Board from meetings of the Directors held during the period;

(h) is removed by the Company in a general meeting pursuant to Article 42(e).

POWERS AND DUTIES OF DIRECTORS

48. The business and affairs of the Company shall be managed by the Board who may pay all expenses incurred in promoting and registering the Company, and may exercise all such powers of the Company as are not, by the Act or by these Articles, required to be exercised by the Company in a general meeting, but no resolution made by the Company in a general meeting shall invalidate any prior act of the Board which would otherwise have been valid if that resolution had not been made. Notwithstanding the foregoing, the Board shall not carry into effect any proposals for selling or disposing of the whole or substantially the whole of the Company’s undertaking unless such proposals have been approved by the Company in general meeting.

49. Subject as hereinafter provided and to the provisions of the Act, the Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking and property, or any part thereof and to issue debentures and other securities whether outright or as collateral security for any debt, liability, or obligation of the Company or of any third party.

50. The Board may exercise all the powers of the Company in relation to any official seal for use outside Singapore and in relation to branch registers.

51. The Board may from time to time by power of attorney appoint any corporation, firm or person or body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as it may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

MEETINGS AND PROCEEDINGS OF DIRECTORS

52. Any minutes of proceedings of general meetings and of meetings of the Board that is signed by the chairman of the meeting at which the proceedings were had or by the chairman of the next succeeding meeting and entered into the minute books of the Company, shall be evidence of the proceedings to which they relate. Where the aforesaid is satisfied (a) the meeting shall be deemed to have been duly held and convened; (b) all proceedings had thereat shall be deemed to have been duly had; and (c) all appointments of officers made thereat shall be deemed to be valid.

53. Any Director or member of a committee of Directors may participate in a meeting of the Directors by means of Electronic Communications by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A meeting conducted by means of Electronic Communications as aforesaid is deemed to be held at the place agreed upon by the Directors attending the meeting, provided that at least one of the Directors present at the meeting was at that place for the duration of the meeting. A Director participating in a meeting in the manner aforesaid may also be taken into account in ascertaining the presence of a quorum at the meeting. Minutes of the proceedings at a meeting conducted by means of Electronic Communications signed by the chairman of the meeting shall be conclusive evidence of such proceedings and of the observance of all necessary formalities and all resolutions agreed by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held.

54. The Directors may meet together at any time for the despatch of business, adjourn and otherwise regulate their meetings as they think fit. The chairman or two or more Directors may at any time summon a meeting of the Directors.

55. Subject to these Articles questions arising at any meeting of the Directors shall be decided by a majority of votes and a determination by a majority of the Directors present shall for all purposes be deemed a determination of the Directors.

56.(a) A Director may be a party to or in any way interested in any contract or arrangement or transaction to which the Company is a party or in which the Company is in any way engaged or concerned or interested. A Director may hold and be remunerated in respect of any office or place of profit (other than the office of auditor of the Company or any subsidiary thereof) under the Company or any other company in which the Company is in any way interested and he (or any firm of which he is a member) may act in a professional capacity for the Company or any such other company and be remunerated thereof. On any matter in which a Director is in any way interested and subject to disclosure in the manner provided for in Article 56(b), he may nevertheless vote and be taken into account for the purposes of a quorum and (save as otherwise agreed) may retain for his own absolute use and benefit all profits and advantages directly or indirectly accruing to him therefrom.

(b) A Director who is in any way, whether directly or indirectly, interested in a transaction or proposed transaction with the Company shall declare the nature of his interest in accordance with the provisions of the Act.

57. The quorum necessary for the transaction of the business of the Directors, shall be a majority of the Directors then in office. A meeting of the Directors at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.

58. The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number or of summoning a general meeting of the Company, but for no other purpose.

59. The Board shall determine the manner in which the chairman of the meetings shall be elected and the period for which such chairman shall hold office.

60. The Board may delegate any of its powers to committees consisting of such member or members of its body as it thinks fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board. Any such regulations may provide for or authorise the co-option to the committee of persons other than Directors and for such co-opted members to have voting rights as members of the committee.

61. A committee may elect a chairman of its meetings; if such chairman is so elected, or if at any meeting the chairman is not present within ten minutes after the time appointed for holding the meeting, the members present may choose one of their number to be chairman of the meeting.

62. A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the chairman shall have a second or casting vote.

63. All acts done by any meeting of the Directors or of a committee of the Directors or by any person acting as a Director shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any such Director or persons acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

64. A resolution in writing signed by a majority of the Directors of the Company shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted. Any such resolution may consist of several documents in like form, each signed by one or more Directors. The expressions “in writing” and “signed” include approval by telefax, telex, cable, telegram or any form of Electronic Communication approved by the Directors for such purpose from time to time incorporating, if the Directors deem necessary, the use of security and/or identification procedures and devices approved by the Directors.

65. Notwithstanding the foregoing, where the Company has only one Director, that Director may pass a resolution by recording the resolution and signing on the record.

CHIEF EXECUTIVE OFFICER(S)

66. The Board may from time to time appoint one or two persons to the office of Chief Executive Officers for such period and on such terms as it thinks fit and, subject to the terms of any agreement entered into in a particular case, may revoke any such appointment. Notwithstanding the foregoing, in the event that a corporate reorganization or merger involving LTX-Credence Corporation (“LTX-Credence”) and the Company is consummated pursuant to the Agreement and Plan of Merger entered into on November 17, 2010 between the Company, LTX-Credence, Alisier Limited, Lobster-1 Merger Corporation and Lobster-2 Merger Corporation (the “Merger Agreement”), for a period of two years after the closing of such transaction, neither of [Name] nor [Name] may be removed from the office of Chief Executive Officer without the consent of at least two-thirds (2/3) of the Board. For avoidance of doubt, in the event that a corporate reorganization or merger involving LTX-Credence and the Company pursuant to the Merger Agreement is not consummated, the preceding sentence shall not apply.

67. A Chief Executive Officer shall, subject to section 169 of the Act (applicable in the event he holds a concurrent appointment as a Director) and the terms of any agreement entered in any particular case, receive such remuneration (whether by way of salary, commission, or participation in profits, or partly in one way and partly in another) as the Board or a committee of the Directors may determine.

68. The Board may entrust to and confer upon one or two Chief Executive Officers, as applicable, any of the powers exercisable by them upon such terms and conditions and with such restrictions of their own powers, and may from time to time revoke, withdraw, alter or vary all or any of those powers.

SECRETARY

69. The Secretary shall in accordance with the Act be appointed by the Board for such terms, at such remuneration, and upon such conditions as it may think fit, and any Secretary so appointed may be removed by them. If thought fit two or more persons may be appointed as joint secretaries (“Joint Secretaries”). The Board may also appoint from time to time on such terms as it thinks fit one or more assistant Secretaries. The appointment and duties of the Secretary or Joint Secretaries shall not conflict with the Act and in particular section 171 of the Act.

SEAL

70. The Board shall provide for the safe custody of the Seal, which shall only be used by the authority of the Board or of a committee of the Directors authorised by the Board in that behalf, and every instrument to which the Seal is affixed shall be signed by a Director and shall be countersigned by the Secretary or by a second Director or by some other person appointed by the Board for the purpose save that as regards any certificates for shares or debentures or other securities of the Company the Board may by resolution determine that such signatures or either of them shall be dispensed with or affixed by some method or system of mechanical signature or other method approved by the Directors. Any authentication or certification made pursuant to this Article may be made by any means of Electronic Communication approved by the Board from time to time for such purpose incorporating, if the Board deems necessary, the use of security and/or identification procedures or devices approved by the Board.

71. The Company may exercise the powers conferred by the Act with regard to having an official seal for use outside Singapore and such powers shall be vested in the Directors.

72. The Company may exercise the powers conferred by the Act with regard to having a duplicate Seal as referred to in section 124 of the Act which shall be a facsimile of the Seal with the addition on its face of the words “Share Seal”.

AUTHENTICATION OF DOCUMENTS

73. Any Director or the Secretary or any person appointed by the Board for the purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolutions passed by the Company or the Board or any committee, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts; and where any books, records, documents or accounts are elsewhere than at the Office the local manager or other officer of the Company having the custody thereof shall be deemed to be a person appointed by the Board as aforesaid. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or of the Board or any committee which is certified as aforesaid shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed, or as the case may be, that any minute so extracted is a true and accurate record of proceedings at a duly constituted meeting. Any authentication or certification made pursuant to this Article may be made by any means of Electronic Communication approved by the Board from time to time for such purpose incorporating, if the Board deems necessary, the use of security and/or identification procedures or devices approved by the Board.

ACCOUNTS

74. The Board shall cause proper accounting and other records to be kept and shall cause copies of balance-sheets and other documents as required by the Act to be distributed and shall from time to time determine whether and to what extent and at what time and places and under what conditions or regulations the accounting and other records of the Company or any of them shall be opened to the inspection of members not being Directors, and no member (not being a Director) shall have any right of inspecting any accounts or book or paper of the Company except as conferred by the Act or authorised by the Board or by the Company in general meeting.

AUDITORS

75. Auditors shall be appointed and their appointment and duties regulated in accordance with the provisions of the Act.

76. Subject to the provisions of the Act, all acts done by any person acting as an auditor shall, as regards all persons dealing in good faith with the Company, be valid, notwithstanding that there was some defect in his appointment or that he was at the time of his appointment not qualified for appointment or subsequently became disqualified.

DIVIDENDS

77. The Board may from time to time pay the members such dividends as appear to the Board to be justified by the profits of the Company.

78. No dividend shall be paid otherwise than out of the profits or shall bear interest against the Company.

79. The Board may retain the dividends payable upon shares in respect of which any person is under the provisions as to the transmission of shares hereinbefore contained entitled to become a member, or which any person is under those provisions entitled to transfer until such person shall become a member in respect of such shares or shall transfer the same.

80. Subject to the Act, when declaring a dividend, the Board may direct payment of such dividend wholly or partly by the distribution of specific assets, shares, debentures or debenture stock of the Company or in any one or more such ways, and where any difficulty arises in regard to such distribution, the Board may settle the same as it thinks expedient, and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board.

81.(a) Any dividend, interest, or other money payable in cash in respect of shares may be paid by any means determined by the Board. Any one of two joint holders may give effectual receipts for any dividends, or other money payable in respect of the shares held by them as joint holders.

(b) If two or more persons are registered in the register of members as joint holders of any share, or are entitled jointly to a share in consequence of the death or bankruptcy of the holder, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable on or in respect of the share.

(c) Any resolution declaring a dividend on shares of any class may specify that the same shall be payable to the persons registered as the holders of such shares in the register of members at the close of business on a particular date and thereupon, the dividend shall be payable to them in accordance with their respective holdings so registered but without prejudice to the rights inter se in respect of such dividends of transferors and transferees of any such shares.

(d) The waiver in whole or in part of any dividend on any share by any document (whether or not under seal) shall be effective only if such document is signed by the shareholder (or the person entitled to the share in consequence of the death or bankruptcy of the holder) and delivered to the Company and if or to the extent the same is accepted as such or acted upon by the Company. The payment by the Board of any unclaimed dividends or other moneys payable on or in respect of a share other than a treasury share into a separate account shall not constitute the Company being a trustee in respect thereof. All dividends unclaimed after being declared may be invested or otherwise made use of by the Board for the benefit of the Company and any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited and if so shall revert to the Company but the Board may at any time thereafter at its absolute discretion, annul any such forfeiture and pay the dividend so forfeited to the person entitled thereto prior to the forfeiture.

(e) No dividend or any other distribution of the Company’s assets, whether in cash or otherwise, may be made to the Company in respect of the treasury shares.

BRANCH REGISTER

82. The Company may exercise the powers conferred by the Act and may cause to be kept in any place outside Singapore a branch register of members. The Board may, subject to the Act, make from time to time such provisions as it thinks fit respecting the keeping of any such branch register and the transfer of shares to, on or from any such branch register and may comply with the requirements of any local law.

CAPITALIZATION OF PROFITS AND RESERVES

83. The Company in a general meeting may, upon the recommendation of the Board, resolve by ordinary resolution:-

(a) to issue bonus shares for which no consideration is payable to the Company, to the members holding shares in the Company in proportion to their then holdings of shares; and/or

(b) that it is desirable to capitalize any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account or otherwise available for distribution, and accordingly that such sum be set free for distribution amongst the members who would have been entitled thereto if distributed by way of dividend and in the same proportions on condition that the same be not paid in cash but be applied either in or towards paying up in full new shares or debentures of the Company to be allotted and distributed credited as fully paid up to and amongst such members in the proportion aforesaid, or partly in the one way and partly in the other, and the Board shall give effect to such resolution.

84. Whenever such a resolution as aforesaid shall have been passed the Board shall make all appropriations and applications of the undivided profits resolved to be capitalized thereby, and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things, required to give effect thereto, with full power to the Board to make such provision by payment in cash or otherwise as it thinks fit for the case of shares or debentures becoming distributable in fractions, and also to authorise any person to enter on behalf of all the members entitled thereto into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon such capitalizations and any agreement made under such authority shall be effective and binding on all such members.

85. The Board may from time to time set aside out of the profits of the Company and carry to reserve such sums as it thinks proper which, at the discretion of the Board, shall be applicable for any purpose to which the profits of the Company may properly be applied and pending such application may either be employed in the business of the Company or be invested. The Board may divide the reserve into such special funds as it thinks fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided. The Board may also, without placing the same to reserve, carry forward any profits. In carrying sums to reserve and in applying the same, the Board shall comply with the provisions of the Act.

NOTICES AND OTHER DOCUMENTS

86. Subject to the Act and where the context of any provisions of these Articles otherwise requires, any notice, accounts, balance-sheet, report or other document (including a share certificate) that may be given by the Company to any member can be given personally or by sending it by post to his registered address or by any other means in the form of an Electronic Communication. Where postal service is used, service shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected in the case of a notice of a meeting on the day after the date of its posting, and in any other case at the time at which the letter would be delivered in the ordinary course of post. Where electronic means is used, service shall be deemed on transmission provided that the transmission records reveal that there has been no error or break in the transmission.

87. To the extent permitted under the Act and the listing standards, where the notice of a meeting, any accounts, balance-sheet, report or other document is required or permitted to be given, sent or served under the Act or under these Articles by the Company or the Directors to a member, each member agrees on a continuing basis until subsequently revoked by him and notified in writing to the Company at its Office, for notices of all annual and extraordinary general meetings, accounts, balance-sheet, report or other document to be accessed by him on a website. To the extent permitted under the Act and applicable listing standards, notification of the publication of the relevant notice of a meeting, any accounts, balance-sheet, report or other document on the website, address of the website, the place on the website where the aforesaid documents may be accessed and how it may be accessed shall be deemed to be given to each member through receipt by such member of a written notice sent by post or by any means of Electronic Communications. This article shall be deemed to constitute the agreement in writing between the member and the Company for purposes of Sections 387A(2)(a) and 387B(2)(a) of the Act and the agreed manner of notification being given to him in relation to the matters required pursuant to Sections 387A(2)(d) and 387B(2)(d) of the Act.

88. A notice may be given by the Company to the joint holders of a share by giving the notice to the joint holders first named in the register of members in respect of the share.

89. A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending it through the post in a prepaid letter addressed to them by name, or by the title or representatives of the deceased, or assignee of the bankrupt, or by any like description, at the address, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

90.(a) Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(i)(subject to the Act) every registered member; and

(ii) the auditor of the Company for the time being.

(b) Unless the Board decides otherwise, no other person shall be entitled to receive notices of general meetings.

WINDING UP

91.(a) The Board shall have power in the name and on behalf of the Company to present a petition to the court for the Company to be wound up.

(b) If the Company is wound up the liquidator may, with the sanction of a special resolution of the Company, divide amongst the members in kind the whole or any part of the assets of the Company (whether they consist of property of the same kind or not) and may for that purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of any such assets in trustees upon such trusts for the benefits of the members as the liquidator with the like sanction, thinks fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY

92. Subject to the provisions of and so far as may be permitted by the Act, every Director, Chief Executive Officer, Secretary and other officer of the Company and its subsidiaries and Affiliates, shall be indemnified by the Company against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application under the Act in which relief is granted to him by the Court.

SECRECY

93. No member shall be entitled to require discovery of or any information in respect of any detail of the Company’s trade or any matter which may be in the nature of a trade secret, mystery of trade or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board, it will be inexpedient in the interest of the members of the Company to communicate to the public, save as may be required by law.

Annex F

VERIGY LTD.

DIRECTORS’ REPORT

For the financial year ended October 31, 2010

The directors present their report to the members together with the audited financial statements of Verigy Ltd. (the “Company”) and the consolidated financial statements of Verigy Ltd. and its subsidiaries (the “Group”) for the financial year ended October 31, 2010. All dollar amounts shown are United States Dollars.

Directors

The directors of Verigy Ltd. in office at the date of this report are:

Keith L. Barnes

Steven W. Berglund

Bobby Cheng Hoo Wah

C. Scott Gibson

Ernest L. Godshalk

Edward C. Grady

Eric Meurice

Claudine Simson

Arrangements to enable directors to acquire shares and debentures

Neither at the end of nor at any time during the financial year was the Company a party to any arrangement whose object was to enable the directors of the Company to acquire benefits by means of the acquisition of shares in, or debentures, of the Company or any other body corporation, other than as disclosed under “Options to acquire ordinary shares” and “Restricted share units to acquire ordinary shares”.

Directors’ interests in shares and debentures

According to the register of directors’ shareholdings, none of the directors who held office at October 31, 2010 (nor their spouses or infant children) had any interest in the shares or debentures of the Company or any related corporations, except as follows:

	Shares registered in name of director or nominee		Shares in which a director is deemed to have an interest
	At October 31, 2010	At November 1, 2009 or date of appointment, if later	At October 31, 2010	At November 1, 2009 or date of appointment, if later
Verigy Ltd.
(Ordinary shares)
Keith L. Barnes	40,598	30,878	—	—
C. Scott Gibson	9,469	7,334	—	—
Ernest L. Godshalk	9,469	7,334	—	—
Edward Grady	3,773	—	—	—
Eric Meurice	8,794	—	—	—
Claudine Simson	8,794	—	—	—

VERIGY LTD.

DIRECTORS’ REPORT—(Continued)

For the financial year ended October 31, 2010

Options to acquire ordinary shares, no par value, in Verigy Ltd.

	Options Held as of October 31, 2009	Options Held as of October 31, 2010	Exercise Price	Grant Date	Vesting Schedule*		Expiration Date
Keith L. Barnes	563,000	563,000	$15.00	6/12/2006	(a	)	6/11/2013
	10,625	10,625	$18.04	12/13/2006	(b	)	12/12/2013
	10,625	10,625	$23.42	2/27/2007	(c	)	12/12/2013
	10,625	10,625	$28.39	5/30/2007	(d	)	12/12/2013
	10,625	10,625	$25.05	8/27/2007	(e	)	12/12/2013
	28,125	28,125	$26.43	12/3/2007	(b	)	12/2/2014
	28,125	28,125	$19.99	2/25/2008	(c	)	12/2/2014
	28,125	28,125	$25.68	5/28/2008	(d	)	12/2/2014
	28,125	28,125	$18.91	8/26/2008	(e	)	12/2/2014
	62,500	62,500	$9.20	12/3/2008	(b	)	12/2/2015
	62,500	62,500	$7.22	2/24/2009	(c	)	12/2/2015
	62,500	62,500	$11.50	5/27/2009	(d	)	12/2/2015
	62,500	62,500	$10.73	8/25/2009	(e	)	12/2/2015
	—	31,250	$10.95	12/01/2009	(b	)	11/30/2016
	—	31,250	$9.96	2/26/2010	(c	)	11/30/2016
	—	31,250	$10.01	5/25/2010	(d	)	11/30/2016
	—	31,250	$8.37	8/24/2010	(e	)	11/30/2016

Steven Berglund	10,681	10,681	$27.17	1/1/2008	(f	)	12/31/2012
	14,939	14,939	$8.58	4/14/2009	(g	)	4/13/2014
	—	12,204	$11.76	4/6/2010	(g	)	4/5/2015

Bobby Cheng	16,027	16,027	$18.47	9/1/2008	(g	)	8/31/2013

Hoo Wah	14,939	14,939	$8.58	4/14/2009	(g	)	4/13/2014
	—	12,204	$11.76	4/6/2010	(g	)	4/5/2015

C. Scott Gibson	5,341	5,341	$25.77	4/11/2007	(f	)	4/10/2012
	7,596	7,596	$19.08	4/15/2008	(g	)	4/14/2013
	14,939	14,939	$8.58	4/14/2009	(g	)	4/13/2014
	—	12,204	$11.76	4/6/2010	(g	)	4/5/2015

Ernest L.	18,334	18,334	$15.00	6/12/2006	(f	)	6/11/2011

Godshalk	5,341	5,341	$25.77	4/11/2007	(f	)	4/10/2012
	7,596	7,596	$19.08	4/15/2008	(g	)	4/14/2013
	14,939	14,939	$8.58	4/14/2009	(g	)	4/13/2014
	—	12,204	$11.76	4/6/2010	(g	)	4/5/2015

Edward Grady	10,443	10,443	$29.16	7/10/2007	(f	)	7/9/2012
	7,596	7,596	$19.08	4/15/2008	(g	)	4/14/2013
	14,939	14,939	$8.58	4/14/2009	(g	)	4/13/2014
	—	12,204	$11.76	4/6/2010	(g	)	4/5/2015

Eric Meurice	17,089	17,089	$16.52	11/1/2006	(f	)	10/31/2011
	5,341	5,341	$25.77	4/11/2007	(f	)	4/10/2012
	7,596	7,596	$19.08	4/15/2008	(g	)	4/14/2013
	14,939	14,939	$8.58	4/14/2009	(g	)	4/13/2014
	—	12,204	$11.76	4/6/2010	(g	)	4/5/2015

VERIGY LTD.

DIRECTORS’ REPORT—(Continued)

For the financial year ended October 31, 2010

	Options Held as of October 31, 2009	Options Held as of October 31, 2010	Exercise Price	Grant Date	Vesting Schedule*		Expiration Date
Claudine Simson	17,089	17,089	$16.52	11/1/2006	(f	)	10/31/2011
	5,341	5,341	$25.77	4/11/2007	(f	)	4/10/2012
	7,596	7,596	$19.08	4/15/2008	(g	)	4/14/2013
	14,939	14,939	$8.58	4/14/2009	(g	)	4/13/2014
	—	12,204	$11.76	4/6/2010	(g	)	4/5/2015

Restricted share units to acquire ordinary shares, no par value, in Verigy Ltd.

	Restricted Share Units Held as of October 31, 2009	Restricted Share Units Held as of October 31, 2010		Vesting Schedule*	Grant Date
Keith L. Barnes	13,335	—		(h)	6/12/2006
	6,443	1,295		(b)	12/13/2006
	25,316	14,068		(b)	12/3/2007
	81,250	56,250		(b)	12/3/2008
	—	44,689	[1]	(b)	12/1/2009

Steven Berglund	4,049	4,049		(i); (j)	1/1/2008
	6,994	6,994		(g); (j)	4/14/2009
	—	5,103		(g); (j)	4/6/2010

Bobby Cheng Hoo Wah	6,498	6,498		(g); (j)	9/1/2008
	6,994	6,994		(g); (j)	4/14/2009
	—	5,103		(g); (j)	4/6/2010

C. Scott Gibson	2,135	—		(i); (j)	4/11/2007
	3,145	3,145		(g); (j)	4/15/2008
	6,994	6,994		(g); (j)	4/14/2009
	—	5,103		(g); (j)	4/6/2010

Ernest L. Godshalk	2,135	—		(i); (j)	4/11/2007
	3,145	3,145		(g); (j)	4/15/2008
	6,994	6,994		(g); (j)	4/14/2009
	—	5,103		(g); (j)	4/6/2010

Edward Grady	3,773	—		(i); (j)	7/10/2007
	3,145	3,145		(g); (j)	4/15/2008
	6,994	6,994		(g); (j)	4/14/2009
	—	5,103		(g); (j)	4/6/2010

Eric Meurice	6,659	—		(i); (j)	11/1/2006
	2,135	—		(i); (j)	4/11/2007
	3,145	3,145		(g); (j)	4/15/2008
	6,994	6,994		(g); (j)	4/14/2009
	—	5,103		(g); (j)	4/6/2010

VERIGY LTD.

DIRECTORS’ REPORT—(Continued)

For the financial year ended October 31, 2010

	Restricted Share Units Held as of October 31, 2009	Restricted Share Units Held as of October 31, 2010	Vesting Schedule*		Grant Date
Claudine Simson	6,659	—	(i	); (j)	11/1/2006
	2,135	—	(i	); (j)	4/11/2007
	3,145	3,145	(g	); (j)	4/15/2008
	6,994	6,994	(g	); (j)	4/14/2009
	—	5,103	(g	); (j)	4/6/2010

*	Vesting Schedule Key:

(a)	4 equal installments on first 4 anniversaries of the grant date
(b)	16 quarterly installments
(c)	15 quarterly installments
(d)	14 quarterly installments
(e)	13 quarterly installments
(f)	Option vests 100% 12 months from date of grant
(g)	4 quarterly installments
(h)	Vests 25% on each of the first 4 anniversaries of the grant date
(i)	100% vested on the first anniversary of the grant date
(j)	Payout on 3rd anniversary of grant date

(1)	Keith Barnes was granted a total of 55,000 RSU shares on December 1, 2009. A total of 10,311 shares were vested during fiscal 2010 and 44,689 shares remained unvested at October 31, 2010.

In accordance with the 2006 Equity Incentive Plan, restricted share units held by non-executive directors are settled (underlying shares issued) on the 3rd anniversary of the date the restricted share unit was awarded.

Directors’ contractual benefits

From November 1, 2009 through October 31, 2010, no director has received or become entitled to receive a benefit by reason of a contract made by the Company or a related corporation with the director or with a firm of which he is a member or with a company in which he has a substantial financial interest, except as disclosed in this report and the accompanying financial statements. The total directors’ fees and emoluments paid to directors for the fiscal year ended October 31, 2010 was $539,298 (2009: $411,795).

Employee Share Option Plans And Employee Share Purchase Plan (Schemes)

2006 Equity Incentive Plan (the “2006 EIP”)

The 2006 EIP was approved by the shareholders in June 2006. During the fiscal year ended October 31, 2010, options for a total of 703,628 ordinary shares were granted under the 2006 EIP with exercise prices ranging from $8.37 to $11.76, and a weighted-average exercise price of $9.99. Additionally, restricted share units for a total of 837,186 ordinary shares were granted under the 2006 EIP.

VERIGY LTD.

DIRECTORS’ REPORT—(Continued)

For the financial year ended October 31, 2010

During the fiscal year ended October 31, 2010, a total of 35,200 ordinary shares were issued by virtue of the exercise of options granted under the 2006 EIP. At October 31, 2010, there were outstanding options granted under the 2006 EIP to purchase 4,800,000 ordinary shares. The expiration dates range from November 2010 to December 2016. At October 31, 2010, there were 1,734,897 restricted share units outstanding, of which 76,016 shares were fully vested. The vesting dates for the 1,658,881 unvested units ranged from November 2010 through August 2014.

Employee Share Purchase Plan (the “ESPP”)

The ESPP was approved by the shareholders in June 2006. On April 6, 2010, the shareholders approved an amendment to the ESPP to increase the shares reserved for issuance by 1,500,000 shares. The ESPP is intended to qualify for favorable tax treatment under section 423 of the U.S. Internal Revenue Code for those employees residing in the U.S. As of October 31, 2010, the number of ordinary shares available for purchase under the plan was 1,145,399.

Under the ESPP, eligible employees may elect to purchase shares through payroll deductions up to 10% of eligible compensation during 6-month offering periods. The purchase price is (i) 85% of the fair market value per ordinary share on the trading day before the beginning of an offering period or, (ii) 85% of the fair market value per ordinary share on the last trading day of an offering period, whichever is lower. The Purchase Plan restricts the maximum number of shares that an employee can purchase to 2,500 shares each offering period and to $25,000 worth of ordinary shares each calendar year.

VERIGY LTD.

DIRECTORS’ REPORT—(Continued)

For the financial year ended October 31, 2010

Share-Based Payment Award Activity Related to Verigy Options

The following table summarizes stock option and restricted share unit activities during the financial year ended October 31, 2010:

	Options		Restricted Share Units (RSU)
	Number	Weighted Average Exercise Price	Number	Weighted Average Grant Date Share Price
	(in thousands)		(in thousands)
Outstanding as of October 31, 2008	3,451	$16.50	1,264	$20.27
Granted—routine awards	1,044	$9.51	1,225	$9.08
Exercised (1)	(44)	$9.62	—	—
Vested and paid out	—	—	(615)	$16.97
Cancellations	(120)	$15.85	(97)	$17.39

Outstanding as of October 31, 2009	4,331	$14.90	1,777	$13.85
Granted—routine awards	713	$10.00	837	$11.62
Exercised (1)	(35)	$8.95	—	—
Vested and paid out	—	—	(753)	$15.10
Cancellations	(434)	$15.08	(126)	$12.78

Outstanding as of October 31, 2010	4,575	$14.09	1,735	$12.31

(1)	The total pre-tax intrinsic value of stock options exercised during fiscal years 2010 and 2009 was immaterial.

The following table summarizes information about the outstanding options to purchase ordinary shares of the Company at October 31, 2010:

	Options Outstanding
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
	(in thousands)			(in thousands)
$ 6.49 – 15.00	2,916	4.23 years	$11.34	$722
$15.01 – 20.00	1,246	4.20 years	$16.63	—
$20.01 – 25.00	93	3.42 years	$23.98	—
$25.01 – 30.00	320	3.09 years	$26.45	—

	4,575	4.12 years	$14.09	$722

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value, based on the Company’s closing stock price of $9.17 at October 31, 2010, which would have been received by award holders had all award holders exercised in-the-money awards held as of that date. As of October 31, 2010, approximately 3,287,000 outstanding options were vested and exercisable and the weighted average exercise price was $15.01. As of October 31, 2010, the total number of in-the-money stock options exercisable was 257,000, and the weighted average exercise price was $7.94.

VERIGY LTD.

DIRECTORS’ REPORT—(Continued)

For the financial year ended October 31, 2010

The following table summarizes information about the outstanding restricted share unit awards of the Company’s ordinary shares at October 31, 2010:

	Restricted Share Units Outstanding
Range of Grant Date Share Price	Number Outstanding	Weighted Average Grant Date Share Price
	(in thousands)
$6.46 – 15.00 (2)	1,418	$10.34
$15.01 – 20.00 (3)	95	$18.65
$20.01 – 25.00	169	$20.84
$25.01 – 30.00 (4)	53	$26.33

	1,735	$12.31

(2)	The outstanding restricted share units as of October 31, 2010 include 49,000 fully vested units held by non-executive directors.
(3)	The outstanding restricted share units as of October 31, 2010 include 23,000 fully vested units held by non-executive directors.
(4)	The outstanding restricted share units as of October 31, 2010 include 4,000 fully vested units held by non-executive directors.

As of October 31, 2010, the total grant date fair value of our outstanding restricted share units was approximately $21.4 million and the aggregate market value of the ordinary shares underlying the outstanding restricted share units was $15.9 million.

Independent Auditor

The independent auditor, PricewaterhouseCoopers LLP, has expressed its willingness to accept re-appointment.

On behalf of the directors

/S/ KEITH L. BARNES	/S/ ERNEST L. GODSHALK
Keith L. Barnes Director	Ernest L. Godshalk Director

VERIGY LTD.

STATEMENT BY DIRECTORS

For the financial year ended October 31, 2010

In the opinion of the directors,

(a)	the accompanying unconsolidated balance sheets of Verigy Ltd. (the “Company”) as set out on pages F-10 to F-18 and the consolidated financial statements of Verigy Ltd. and its subsidiaries (the “Group”) as set out on pages 65 to 110 of our Annual Report on Form 10-K for the fiscal year ended October 31, 2010 are drawn up so as to give a true and fair view of the state of affairs of the Company and the Group as at October 31, 2010, and of the results of the business, changes in equity and cash flows of the Group for the financial year then ended; and

(b)	at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

On behalf of the directors

/S/ KEITH L. BARNES Keith L. Barnes Director	/S/ ERNEST L. GODSHALK Ernest L. Godshalk Director

INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF VERIGY LTD.

In our opinion,

(a)	the unconsolidated Company balance sheets set out on pages F-10 to F-18 and the consolidated balance sheets and the related consolidated statements of operations, of shareholders’ equity, and of cash flows, set out on pages 65 through 110 of the Company’s Annual Report in Form 10-K, present fairly, in all material respects, the financial position of Verigy Ltd. (the “Company”) and its subsidiaries (the “Group”) at October 31, 2010 and 2009, and the results of the Group’s operations and cash flows for each of the three years in the period ended October 31, 2010 in conformity with accounting principles generally accepted in the United States of America; and

(b)	the accounting and other records required by the Singapore Companies Act, Cap. 50 (the “Act”) to be kept by the Company and by those subsidiaries incorporated in Singapore of which we are the auditors have been properly kept in accordance with the provisions of the Act.

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The unconsolidated balance sheets of the Company have been audited as part of the audit of the consolidated financial statements, and should be read in conjunction with the consolidated financial statements. The unconsolidated balance sheets of the Company and notes therein are presented as required by the Act.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertainty in income taxes in fiscal year 2008.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Public Accountants and Certified Public Accountants

Singapore

December 13, 2010

VERIGY LTD.

UNCONSOLIDATED BALANCE SHEETS

(in U.S. $ millions except share amounts)

	Note	October 31, 2010	October 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	4	$170	$111
Short-term marketable securities	4	116	119
Trade accounts receivable, net		63	27
Receivables from subsidiaries		19	53
Inventory	5	61	23
Other current assets	6	21	20

Total current assets		450	353
Investments in subsidiaries	7	207	180
Property, plant and equipment, net	8	16	16
Long-term marketable securities	4	31	59
Goodwill		13	18
Other long-term assets	9	7	8

Total assets		$724	$634

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable		$53	$30
Payables to subsidiaries		38	17
Employee compensation and benefits		4	3
Deferred revenue, current		32	14
Income taxes and other taxes payable	11	3	4
Other current liabilities	10	14	15

Total current liabilities		144	83

Long-term liabilities:
Convertible senior notes		138	138
Income taxes payable		6	5
Other long-term liabilities	10	7	6

Total liabilities		$295	$232
Commitments and contingencies	12

Shareholders’ equity:
Ordinary shares, no par value; 60,015,188 and 58,841,248 issued and outstanding at October 31, 2010 and October 31, 2009, respectively Additional paid in capital		$449	$429
Accumulated deficit		(7)	(23)
Accumulated other comprehensive loss		(13)	(4)

Total shareholders’ equity		429	402

Total liabilities and shareholders’ equity		$724	$634

VERIGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEETS

These notes form an integral part of and should be read in conjunction with the accompanying unconsolidated balance sheets.

1. General

Verigy Ltd (“the Company”) was incorporated and is domiciled in Singapore. The address of its registered office and principal place of business is 1 Yishun Avenue 7, Singapore 768923.

The principal activities of the Company are those of a holding company (holding, directly or indirectly, the shares of the subsidiaries in the group) and a global trading company. The Company designs, develops, manufactures and sells advanced test systems and solutions for the semiconductor industry, which are designed to test System-on-a-Chip (“SOC”), System-in-a-Package (“SIP”), high-speed memory devices, flash memory and dynamic random access memory (“DRAM”) devices and highly cost-sensitive devices. During the third quarter of fiscal year 2009, the Company acquired the assets and business of Touchdown Technologies (“Touchdown”), a privately held Company. Touchdown designs, manufactures and supports advanced memory probe cards.

The Company is required to file its audited balance sheet and consolidated financial statements with the Accounting and Corporate Regulatory Authority in accordance with the provisions of the Singapore Companies Act, Cap. 50 (the “Act”). This standalone Company balance sheet is referred to herein as “unconsolidated balance sheet.”

The Company has received an exemption under Section 201(14) of the Companies Act to allow it to prepare its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The unconsolidated balance sheets of the Company have been prepared in accordance with U.S. GAAP. The unconsolidated balance sheets of the Company should be read in conjunction with the consolidated financial statements, its basis of preparation and summary of significant accounting policies. The consolidated financial statements have been prepared in accordance with U.S. GAAP and are included in the annual report of the Company.

2. Summary of significant accounting policies

Basis of presentation

The unconsolidated balance sheets are expressed in United States dollars, which is the functional and presentation currency. All dollar amounts included in the unconsolidated balance sheets and in the notes herein are United States dollars unless designated as Singapore dollars (“S$”).

VERIGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEETS—(Continued)

Subsidiaries

For the purpose of presenting the unconsolidated balance sheets of the Company in accordance with U.S. GAAP, investments in subsidiaries are recorded at the Company’s share of net assets of subsidiaries reported in the consolidated balance sheets.

3. Fair value measurements

The following table sets forth the financial assets that were measured at fair value on a recurring basis as of October 31, 2010:

	Fair Value Measurement as of October 31, 2010 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(in millions)	(in millions)	(in millions)	(in millions)
Assets
Money market funds	$137	$—	$—	$137
Government agency securities	—	26	—	26
Certificate of deposits	17	—	—	17
Corporate debt securities	—	92	—	92
Auction rate securities	—	—	31	31
Derivative assets	—	*	—	—

Total assets measured at fair value	$154	$118	$31	$303

The amounts in the table above are reported in the unconsolidated balance sheet as of October 31, 2010 as follows:

	Fair Value Measurement as of October 31, 2010 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(in millions)	(in millions)	(in millions)	(in millions)
Assets
Cash equivalents	$137	$19	$—	$156
Short-term marketable securities	17	99	—	116
Long-term marketable securities	—	—	31	31
Other current assets	—	*	—	—

Total assets measured at fair value	$154	$118	$31	$303

VERIGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEETS—(Continued)

The following table provides a summary of changes in fair value of the Level 3 financials assets as of October 31, 2010:

	Auction Rate Securities	Money Market Funds
	(in millions)	(in millions)
Balance as of October 31, 2009	$40	$—
Sale of investments	(9)	—

Balance as of October 31, 2010	$31	—

The following table presents the financial instruments that are not carried at fair value but which require fair value disclosure:

	As of October 31, 2010
	Carrying value	Fair value
	(in millions)	(in millions)
Convertible senior notes due July 15, 2014	$138	$150

Total convertible notes	$138	$150

The fair value of the convertible notes at each balance sheet date is determined based on recent quoted market price for these notes.

*	Less than US$1 million

4.	Marketable securities

The following table summarises the marketable security investments as of October 31, 2010:

	Cost	Gross Unrealized Gains (Losses)	Estimated Fair Market Value
	(in millions)	(in millions)	(in millions)
Cash equivalents and short-term marketable securities:
Money market funds	$137	$—	$137
Certificate of deposits	17	—	17
U.S government agency securities	26	—	26
Corporate debt securities	92	—	92

Total cash equivalents and short-term marketable securities	$272	—	$272

Long-term marketable securities:
Auction rate securities	$31	—	$31

Total long-term available for sale investments	$31	—	$31

VERIGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEETS—(Continued)

(in millions)
As Reported:
Cash equivalents	$156
Short-term marketable securities	116
Long-term marketable securities	31

Total at October 31, 2010	$303

The following table summarises our marketable security investments as of October 31, 2009:

	Cost	Gross Unrealized Gains (Losses)	Estimated Fair Market Value
	(in millions)	(in millions)	(in millions)
Cash equivalents and short-term marketable securities:
Money market funds	$99	$—	$99
U.S. government agency securities and certificate of deposits	37	—	37
Corporate debt securities	82	—	82

Total cash equivalents and short-term marketable securities	$218	$—	$218

Long-term marketable securities:
Certificate of deposits	$12	$—	$12
Corporate debt securities	6	1	7
Auction rate securities	40	—	40

Total long-term available for sale investments	$58	$1	$59

(in millions)
As Reported:
Cash equivalents	$99
Short-term marketable securities	119
Long-term marketable securities	59

Total at October 31, 2009	$277

The amortised cost, which is net of other-than-temporary impairment losses, and estimated fair value of cash equivalents and marketable securities classified as available for sale as of October 31, 2010 are shown in the table below by their contractual maturity dates:

VERIGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEETS—(Continued)

	Cost	Gross Unrealized Gains (Losses)	Estimated Fair Market Value
	(in millions)	(in millions)	(in millions)
Less than 1 year	$260	$—	$260
Due in 1 to 2 years	12	—	12
Due after 2 years	31	—	31

Total at October 31, 2010	$303	—	$303

5. Inventory

Inventory, net of related reserves, consists of the following:

	October 31, 2010	October 31, 2009
	(in millions)	(in millions)
Raw materials	$27	$9
Finished goods	34	14

Total inventory	$61	$23

There were approximately $16 million of demonstration products included in finished goods inventory as of October 31, 2010, and $5 million as of October 31, 2009.

6. Other current assets

	October 31, 2010	October 31, 2009
	(in millions)	(in millions)
Current deferred tax assets	$4	$7
Value added tax receivable	6	7
Deposits	6	—
Other prepayments	2	2
Other receivables	1	2
Other	2	2

	$21	$20

VERIGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEETS—(Continued)

7. Investments in subsidiaries

	October 31, 2010	October 31, 2009
	(in millions)	(in millions)
Investment in subsidiaries	$104	$89
Add: Share of net income of subsidiaries	103	91

Total investment in subsidiaries	$207	$180

8. Property, plant and equipment, net

	October 31, 2010	October 31, 2009
	(in millions)	(in millions)
Leasehold improvements	$1	$1
Machinery and equipment	39	32

Total property, plant and equipment	40	33
Accumulated depreciation	(24)	(17)

Total property, plant and equipment, net	$16	$16

9. Other long-term assets

	October 31, 2010		October 31, 2009
	(in millions)		(in millions)
Investments	$	*	$	*
Defined benefit contribution assets	3		2
Issuance costs for convertible senior notes	3		4
Other	1		2

Total other long-term assets	$7		$8

Our investments consist of investments in private companies accounted for using the cost method as we have no significant influence over the investees.

*	Less than US$1 million

VERIGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEETS—(Continued)

10. Other current liabilities and other long-term liabilities

Other current liabilities as of October 31, 2010 and 2009 were as follows:

	October 31, 2010	October 31, 2009
	(in millions)	(in millions)
Royalties payable	$1	$—
Supplier liabilities	6	8
Accrued warranty costs	3	3
Interest payable	2	2
Other	2	2

Total other current liabilities	$14	$15

Supplier liabilities reflect the amount by which our firmly committed inventory purchases from our suppliers exceed our current forecasted production and service and support needs.

Other long-term liabilities as of October 31, 2010 and 2009 were as follows:

	October 31, 2010	October 31, 2009
	(in millions)	(in millions)
Deferred revenue, non-current	$1	$1
Retirement plan accruals	6	5

Total other long-term liabilities	$7	$6

11. Provision for income taxes

The Company has negotiated tax incentives with the Singapore Economic Development Board, an agency of the Government of Singapore. Under the incentives, a portion of the income earned in Singapore during ten to fifteen year incentive periods is subject to reduced rates of Singapore income tax. The Singapore corporate income tax rate that would apply, absent the incentives, is 17% for fiscal years 2010 and 2009. In order to receive the benefit of the incentives, the Company must develop and maintain in Singapore certain functions such as global procurement, financial services, order management, credit and collections, spare parts depot and distribution center, a refurbishment center and regional activities like an application development center. In addition to these qualifying activities, the Company must hire a specified number of employees and maintain minimum levels of investment in Singapore.

VERIGY LTD.

NOTES TO THE UNCONSOLIDATED BALANCE SHEETS—(Continued)

12. Commitments and contingencies

Operating Lease Commitments: The following table reflects the non-cancellable operating lease commitments as of October 31, 2010:

Amount
(in millions)
Fiscal Year
2011	$1
2012	1
2013	—
2014	1
2015	—
Thereafter	—

Total	$3

From time to time, the Company is involved in lawsuits, claims, investigations and proceedings, which arise in the ordinary course of business.

Annex G

IN THE HIGH COURT OF THE REPUBLIC OF SINGAPORE

Originating Summons     )

Number — of —           )

In the Matter of

Verigy Ltd.

(RC No. 200601091C)

and

In the Matter of Section 210 of

the Companies Act, Chapter 50

SCHEME OF ARRANGEMENT

under Section 210 of the Companies Act, Chapter 50

between

Verigy Ltd.

and

the Scheme Shareholders (as defined herein)

and

Alisier Limited

PRELIMINARY

(A)	In this Scheme of Arrangement, unless inconsistent with the subject or context:

(i)	the following expressions shall bear the following meanings:

“Act”	the Companies Act, Chapter 50 of Singapore

“Books Closure Date”	— or such date to be announced (before the Effective Date), being the date on which the Register of Transfers and the Register of Members of the Company will be closed for the purposes of determining the entitlement of the Scheme Shareholders under the Scheme

“Company” or “Verigy”	Verigy Ltd.

“Company Options”	options and/or equity awards granted by the Company under the Verigy Ltd. 2006 Equity Incentive Plan and purchase rights granted under the Verigy Ltd. Employees Share Purchase Plan

“Court”	the High Court of the Republic of Singapore

“Effective Date”	the date on which this Scheme becomes effective in accordance with Clause 6 of this Scheme

“Latest Practicable Date”	—, being the latest practicable date prior to the printing of the document containing this Scheme for the purpose of ascertaining certain information for inclusion herein

“New Holdco” or “Alisier”	Alisier Limited (RC No: 201005400D)

“New Holdco Shares”	ordinary shares in the capital of New Holdco

“Register of Members”	the register of members maintained by the Company pursuant to Section 190 of the Act

“Register of Transfers”	the register maintained by the Company to record transfers of Shares made by persons on the Register of Members

“Scheme”	this scheme of arrangement in its present form or with or subject to any modification thereof or addition thereto or condition(s) approved or imposed by the Court

“Scheme Shareholders”	persons who are registered as holders of Shares in the Register of Members of the Company

“Shares”	ordinary shares in the capital of the Company

“Share Exchange”	The share exchange as set out in Clause 1 of this Scheme

(ii)	the term “Scheme Shareholder” includes a person entitled by transmission;

(iii)	any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted, whether before or after the date of this Scheme;

(iv)	words denoting the singular number shall include the plural and vice versa;

(v)	words importing persons shall include corporations; and

(vi)	unless otherwise stated, all timing referred to is made by reference to Singapore time.

(B)	Verigy. The Company was incorporated in Singapore on 23 January 2006 and is a public company limited by shares. As of the Latest Practicable Date, the Company had — Shares in issue. As of the Latest Practicable Date, there were outstanding Company Options to subscribe for an aggregate of — Shares. If all the outstanding Company Options are fully exercised, the total number of Shares in issue would be —.

(C)	New Holdco. Alisier was incorporated in Singapore on 12 March 2010 and is a public company limited by shares. As of the Latest Practicable Date, Alisier had two New Holdco Shares in issue held by Margo M. Smith and Robert J. Nikl, holding as nominees of the Company.

(D)

Purpose of the Scheme. The purpose of the Scheme is to implement a new holding structure for the Company, so that Scheme Shareholders will hold their interest in the Company through New Holdco. The Scheme involves the transfer of all the Shares in issue by Scheme Shareholders to New Holdco, in exchange for New Holdco Shares. If the Court grants the order sanctioning the Scheme under Section 210 of the Act, New Holdco will issue and allot an additional [    ] New Holdco Shares, unpaid, to [Margo M. Smith], as nominee of the Company. The issue price of each unpaid New Holdco Share held by [Margo M. Smith] shall be subsequently satisfied by the transfer of each Share to New Holdco pursuant to the Scheme. Upon completion of the Scheme, New Holdco shall hold all the Shares in issue and the Company will cause its nominees to transfer the New Holdco Shares fully paid to the Scheme Shareholders, who shall thereafter become shareholders of New Holdco.

(E)	Appearance by New Holdco. New Holdco has agreed to appear by Counsel at the hearing of the Originating Summons to sanction this Scheme and to consent thereto, and to undertake to the Court to be bound thereby and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed and done by it for the purpose of giving effect to this Scheme.

THE SCHEME

1.	Share Exchange. With effect from the Effective Date, all of the Shares shall be transferred to New Holdco, fully paid, free from all encumbrances, ranking pari passu in all respects with the Shares then in issue, and together with all rights, benefits and entitlements attaching thereto as of the Effective Date and thereafter attaching thereto (including all voting rights and the right to receive and retain all dividends and other distributions (if any) which may be announced, declared, paid or made thereon by the Company on or after the Effective Date, but excluding the right to receive and retain all dividends and other distributions (if any), the record date of which falls before the Effective Date, together with all interest accrued thereon). In consideration for the transfer of the Shares in issue, Scheme Shareholders are entitled to receive one New Holdco Share for each Share held by them and the Company shall cause one New Holdco Share to be transferred to each Scheme Shareholder for each Share held by them.

2.	Share Transfer. For the purpose of giving effect to the transfer of the Shares in issue provided for in Clause 1 of this Scheme, the Company shall authorise any person to execute or effect on behalf of all such Scheme Shareholders an instrument or instruction of transfer of all the Shares in issue held by such Scheme Shareholders and every such instrument or instruction of transfer so executed shall be effective as if it had been executed by the relevant Scheme Shareholder.

3.	Share Exchange Entitlement. The entitlement of each Scheme Shareholder to New Holdco Shares will be determined on the basis of their holdings of Shares in issue appearing in the Register of Members at [5.00 p.m)] on the Books Closure Date.

4.	Ranking of New Holdco Shares. The new New Holdco Shares to be issued and subsequently transferred to each Scheme Shareholder pursuant to the Scheme shall rank pari passu in all respects with, and shall have attached thereto, the same rights, benefits, entitlements and privileges as, the existing New Holdco Shares.

5.	Share Certificates. On and from the Effective Date, each existing certificate representing a holding of the Shares (other than Shares held in treasury by the Company) prior to the Effective Date shall cease to have effect as a document of title for the Shares comprised therein and each of the Scheme Shareholders shall be bound, at the request of New Holdco, to deliver his existing share certificates for his holdings of the Shares for cancellation to — at [address].

6.	Effective Date. This Scheme shall become effective upon a copy of the order of the Court sanctioning this Scheme under Section 210 of the Act being duly lodged with the Accounting and Corporate Regulatory Authority in Singapore.

7.	Long Stop Date. Unless this Scheme shall have become effective as aforesaid on or before [ ] or such later date as the Court, on the application of the Company or New Holdco may allow, this Scheme shall lapse.

8.	Amendments and Modifications. The Company and New Holdco may jointly consent for and on behalf of all concerned to any modification of, or amendment to, this Scheme or to any condition which the Court may think fit to approve or impose.

9.	Costs and Expenses. In the event that the Scheme does not become effective for any reason, the costs and expenses incurred by the Company in connection with the Scheme will be borne by the Company.

10.	Governing Law. This Scheme shall be governed by, and construed in accordance with, the laws of Singapore. The Company, New Holdco and the Scheme Shareholders submit to the non-exclusive jurisdiction of the courts of Singapore. Save as provided for in this Scheme, a person who is not a party to this Scheme has no rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, to enforce any term or provision of this Scheme.

Dated — 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors

Verigy Ltd.

Subject to the Singapore Companies Act and every other Act for the time being in force concerning companies and affecting the registrant, the registrant’s articles of association provides that, subject to the Singapore Companies Act and every other Act for the time being in force concerning companies and affecting the registrant, every director, managing director, secretary or other officer of the registrant and its subsidiaries and affiliates shall be entitled to be indemnified by the registrant against any liability incurred by him in defending any proceedings, civil or criminal, in which judgment is given in his favor; or in which he is acquitted; or in connection with any application under the Singapore Companies Act in which relief is granted to him by the Court.

In addition, no director, managing director, secretary or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense incurred by the registrant, through the insufficiency or deficiency of title to any property acquired by order of the directors for the registrant or for the insufficiency or deficiency of any security upon which any of the moneys of the registrant are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, default, breach of duty or breach of trust.

Section 172 of the Singapore Companies Act prohibits a company from indemnifying its directors or officers against liability, which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the registrant. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability, or (b) indemnifying such officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under Section 76A(13) or 391 or any other provision of the Singapore Companies Act in which relief is granted to him by the Court.

The registrant has entered into indemnification agreements with its officers and directors. These indemnification agreements provide the registrant’s officers and directors with indemnification to the maximum extent permitted by the Singapore Companies Act. The registrant has also obtained a policy of directors’ and officers’ liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Singapore Companies Act.

Verigy Holding Co. Ltd. (Holdco)

The Holdco Reorganization described in this registration statement is approved and implemented, Holdco’s articles of association will be substantially identical in form and substance to the articles of association of Verigy Ltd. Accordingly, Holdco’s articles of association will include the same provisions regarding indemnification as those contained in Verigy Ltd.’s articles of association.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of November 17, 2010, by and among Verigy Ltd., Alisier Limited, Lobster-1 Merger Corporation, Lobster-2 Merger Corporation and LTX-Credence Corporation (included in Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

2.2	Scheme of Arrangement (included in Annex G to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

3.1	Amended and Restated Memorandum and Articles of Association of Verigy Ltd. (incorporated by reference to Exhibit 3.2 to Verigy’s Registration Statement on Form S-1 filed with the SEC on June 5, 2006 (File No. 333-132291)).

3.2	Form of New Articles of Association of Verigy Ltd. (included in Annex E to the joint proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).

5.1	Form of legal opinion of Allen & Gledhill LLP, filed herewith.

8.1	Form of Tax opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, filed herewith.

8.2	Form of Tax opinion of Wilmer Cutler Pickering Hale and Dorr LLP, filed herewith.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 8.1).

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 8.2).

23.3	Consent of PricewaterhouseCoopers LLP regarding Verigy Ltd., filed herewith.

23.4	Consent of PricewaterhouseCoopers LLP regarding Verigy Holding Co. Ltd., filed herewith.

23.5	Consent of BDO USA LLP, filed herewith.

23.6	Consent of Ernst & Young LLP, filed herewith.

23.7	Consent of Allen & Gledhill LLP (included in Exhibit 5.1).

24.1	Power of Attorney.(2)

99.1	Form of Proxy for Verigy Ltd. (2011 Annual General Meeting of Shareholders).(1)

99.2	Form of Proxy for Verigy Ltd. (Court Convened Meeting).(1)

99.3	Form of Proxy for LTX-Credence Corporation.(1)

99.4	Opinion of Morgan Stanley & Co. Incorporated, financial advisor to Verigy Ltd. (included in Annex B to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

99.5	Opinion of J.P. Morgan Securities LLC, financial advisor to LTX-Credence Corporation (included in Annex C to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

99.6	Consent of Morgan Stanley & Co. Incorporated, financial advisor to Verigy Ltd.(2)

99.7	Consent of J.P. Morgan Securities LLC, financial advisor to LTX-Credence Corporation.(2)

(1)	To be filed by amendment.
(2)	Previously filed.

Item 22.	Undertakings

(A) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the applicable registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)(1) The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the applicable issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrants undertake that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(E) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(F) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cupertino, State of California, on February 1, 2011.

Verigy Ltd.

By:	/s/ JORGE TITINGER

Name:	Jorge Titinger
Title:	President, Chief Executive Officer (Principal Executive Officer), Director and Authorized U.S. Representative

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JORGE TITINGER Jorge Titinger	President, Chief Executive Officer (Principal Executive Officer), Director and Authorized U.S. Representative	February 1, 2011

/S/ ROBERT J. NIKL Robert J. Nikl	Chief Financial Officer (Principal Accounting and Financial Officer)	February 1, 2011

* Steven W. Berglund	Director	February 1, 2011

* Bobby Cheng	Director	February 1, 2011

* C. Scott Gibson	Director	February 1, 2011

* Ernest L. Godshalk	Director	February 1, 2011

* Edward C. Grady	Director	February 1, 2011

* Eric Meurice	Director	February 1, 2011

*

* By his signature set forth below, each of the undersigned, pursuant to duly authorized powers of attorney filed with the Securities Exchange Commission, has signed the Pre-Effective Amendment No. 1 to the Registration Statement on behalf of the persons indicated.

By:	/S/ JORGE TITINGER	By:	/S/ ROBERT J. NIKL
	Jorge Titinger		Robert J. Nikl
	As Attorney-In-Fact		As Attorney-In-Fact
	February 1, 2011		February 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cupertino, State of California, on February 1, 2011.

Alisier Limited

By:	/S/ JORGE TITINGER
Name:	Jorge Titinger
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JORGE TITINGER Jorge Titinger	President (Principal Executive Officer) and Authorized U.S. Representative	February 1, 2011

/S/ ROBERT J. NIKL Robert J. Nikl	Chief Financial Officer (Principal Accounting and Financial Officer)	February 1, 2011

* Edward C. Grady	Director	February 1, 2011

* Bobby Cheng	Director	February 1, 2011

* C. Scott Gibson	Director	February 1, 2011

*	By his signature set forth below, each of the undersigned, pursuant to duly authorized powers of attorney filed with the Securities Exchange Commission, has signed this Pre-Effective Amendment No. 1 to the Registration Statement on behalf of the persons indicated.

By:	/s/ JORGE TITINGER	By:	/s/ ROBERT J. NIKL
	Jorge Titinger		Robert J. Nikl
	As Attorney-In-Fact		As Attorney-In-Fact
	February 1, 2011		February 1, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of November 17, 2010, by and among Verigy Ltd., Alisier Limited, Lobster-1 Merger Corporation, Lobster-2 Merger Corporation and LTX-Credence Corporation (included in Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

2.2	Scheme of Arrangement (included in Annex G to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

3.1	Amended and Restated Memorandum and Articles of Association of Verigy Ltd. (incorporated by reference to Exhibit 3.2 to Verigy’s Registration Statement on Form S-1 filed with the SEC on June 5, 2006 (File No. 333-132291)).

3.2	Form of New Articles of Association of Verigy Ltd. (included in Annex E to the joint proxy statement/prospectus forming part of this registration statement and incorporated herein by reference).

5.1	Form of legal opinion of Allen & Gledhill LLP, filed herewith.

8.1	Form of Tax opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, filed herewith.

8.2	Form of Tax opinion of Wilmer Cutler Pickering Hale and Dorr LLP, filed herewith.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 8.1).

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 8.2).

23.3	Consent of PricewaterhouseCoopers LLP regarding Verigy Ltd., filed herewith.

23.4	Consent of PricewaterhouseCoopers LLP regarding Verigy Holding Co. Ltd., filed herewith.

23.5	Consent of BDO USA LLP, filed herewith.

23.6	Consent of Ernst & Young LLP, filed herewith.

23.7	Consent of Allen & Gledhill LLP (included in Exhibit 5.1).

24.1	Power of Attorney.(2)

99.1	Form of Proxy for Verigy Ltd. (2011 Annual General Meeting of Shareholders).(1)

99.2	Form of Proxy for Verigy Ltd. (Court Convened Meeting).(1)

99.3	Form of Proxy for LTX-Credence Corporation.(1)

99.4	Opinion of Morgan Stanley & Co. Incorporated, financial advisor to Verigy Ltd. (included in Annex B to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

99.5	Opinion of J.P. Morgan Securities LLC, financial advisor to LTX-Credence Corporation (included in Annex C to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

99.6	Consent of Morgan Stanley & Co. Incorporated, financial advisor to Verigy Ltd.(2)

99.7	Consent of J.P. Morgan Securities LLC, financial advisor to LTX-Credence Corporation.(2)

(1)	To be filed by amendment.
(2)	Previously filed.